As filed with the Securities and Exchange Commission on January 26, 2018

Registration No. 333-222412

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CVS Health Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5912	05-0494040
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One CVS Drive, Woonsocket, RI 02895 (401) 765-1500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David M. Denton

Executive Vice President and Chief Financial Officer

CVS Health Corporation

One CVS Drive

Woonsocket, RI 02895

(401) 765-1500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Thomas M. Moriarty Executive Vice President, Chief Policy and External Affairs Officer and General Counsel CVS Health Corporation One CVS Drive Woonsocket, RI 02895 (401) 765-1500	Creighton O’M. Condon Robert M. Katz Daniel Litowitz Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 (212) 848-4000	Thomas J. Sabatino, Jr. Executive Vice President and General Counsel Aetna Inc. 151 Farmington Avenue Hartford, CT 06156 (860) 273-0123	H. Oliver Smith John A. Bick Harold Birnbaum Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and completion of the merger of Hudson Merger Sub Corp. (“Merger Sub”), a wholly-owned subsidiary of CVS Health Corporation (“CVS Health”), with and into Aetna Inc. (“Aetna”), as described in the Agreement and Plan of Merger, dated as of December 3, 2017, among CVS Health, Merger Sub and Aetna.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JANUARY 26, 2018

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

[●], 2018

Dear CVS Health Stockholders and Aetna Shareholders:

On behalf of the boards of directors of CVS Health and Aetna, we are pleased to enclose the joint proxy statement/prospectus relating to the merger of Aetna with a wholly-owned subsidiary of CVS Health pursuant to the terms of a merger agreement entered into by CVS Health and Aetna on December 3, 2017.

If the merger is completed, Aetna shareholders immediately prior to the effective time of the merger will be entitled to receive $145.00 in cash and 0.8378 of a share of CVS Health common stock for each Aetna common share held by them, as described in more detail in the accompanying joint proxy statement/prospectus under the heading “The Merger Agreement—Merger Consideration.” Based on the closing price of a share of CVS Health common stock on [●], 2018, the most recent trading day prior to the date of the accompanying joint proxy statement/prospectus for which this information was available, the merger consideration represented approximately $[●] in value per Aetna common share. The value of the consideration to be received by Aetna shareholders will fluctuate with changes in the price of the shares of CVS Health common stock. We urge you to obtain current market quotations for shares of CVS Health common stock and Aetna common shares. Shares of CVS Health common stock and Aetna common shares are traded on the New York Stock Exchange (NYSE) under the symbols “CVS” and “AET”, respectively.

In connection with the merger, CVS Health stockholders are cordially invited to attend a special meeting of the stockholders of CVS Health to be held on [●], 2018 at [●] at [●] a.m. Eastern Time, and Aetna shareholders are cordially invited to attend a special meeting of the shareholders of Aetna to be held on [●], 2018 at [●] at [●] a.m. Eastern Time.

Your vote is very important, regardless of the number of shares you own. We cannot complete the merger and the merger consideration will not be paid unless (i) CVS Health stockholders approve the issuance of shares of CVS Health common stock in the merger and (ii) Aetna shareholders approve and adopt the merger agreement. Approval of the issuance of shares of CVS Health common stock in the merger requires the affirmative vote of holders of a majority of the votes cast thereon at the special meeting of stockholders of CVS Health. Approval and adoption of the merger agreement requires the affirmative vote of holders of at least a majority of the outstanding Aetna common shares entitled to vote thereon.

At the special meeting of the stockholders of CVS Health, CVS Health stockholders will be asked to vote on (i) a proposal to approve the issuance of shares of CVS Health common stock in the merger and (ii) a proposal to approve the adjournment from time to time of the CVS Health special meeting if necessary to solicit additional proxies if there are not sufficient votes at the time of the CVS Health special meeting, or any adjournment or postponement thereof, to approve the issuance of shares of CVS Health common stock in the merger.

CVS Health’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of shares of CVS Health common stock in the merger, are advisable, fair to and in the best interests of CVS Health and its stockholders and unanimously recommends that CVS Health stockholders vote (i) “FOR” the approval of the issuance of shares of CVS Health common stock in the merger and (ii) “FOR” the approval of the adjournment from time to time of the CVS Health special meeting if necessary to solicit additional proxies if there are not sufficient votes at the time of the CVS Health special meeting, or any adjournment or postponement thereof, to approve the issuance of shares of CVS Health common stock in the merger.

At the special meeting of the shareholders of Aetna, Aetna shareholders will be asked to vote on (i) a proposal to approve and adopt the merger agreement, (ii) a proposal to approve the adjournment from time to time of the Aetna special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement at the time of the Aetna special meeting or any adjournment or postponement thereof, and (iii) a proposal to approve, on an advisory (non-binding) basis, the compensation that will or may be paid or provided by Aetna to its named executive officers in connection with the merger.

Aetna’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are fair to and in the best interests of Aetna and its shareholders and unanimously recommends that Aetna shareholders vote (i) “FOR” the approval and adoption of the merger agreement, (ii) “FOR” the approval of the adjournment from time to time of the Aetna special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement at the time of the Aetna special meeting or any adjournment or postponement thereof, and (iii) “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that will or may be paid or provided by Aetna to its named executive officers in connection with the merger.

We estimate that CVS Health may issue up to approximately [●] million shares of its common stock to Aetna shareholders in the merger. Based on the number of shares of CVS Health common stock outstanding as of [●], 2018, and the number of Aetna common shares outstanding as of [●], 2018, immediately following completion of the merger, CVS Health stockholders immediately prior to the merger are expected to own approximately [●]% of the outstanding shares of CVS Health common stock and former Aetna shareholders are expected to own approximately [●]% of the outstanding shares of CVS Health common stock.

The accompanying joint proxy statement/prospectus provides important information regarding the CVS Health and Aetna special meetings and a detailed description of the merger agreement, the merger, the issuance of shares of CVS Health common stock in the merger, the adjournment proposals and the proposal to approve, on an advisory (non-binding) basis, the compensation that will or may be paid or provided by Aetna to its named executive officers in connection with the merger. We urge you to read carefully the accompanying joint proxy statement/prospectus (and any documents incorporated by reference into the accompanying joint proxy statement/prospectus). Please pay particular attention to the section entitled “Risk Factors” beginning on page 62 of the accompanying joint proxy statement/prospectus. You can also obtain information about CVS Health and Aetna from documents that CVS Health and Aetna previously have filed with the Securities and Exchange Commission.

For a discussion of the material U.S. federal income tax consequences of the merger, see “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—Material U.S. Federal Income Tax Consequences” beginning on page 167 of the accompanying joint proxy statement/prospectus.

Whether or not you expect to attend your company’s special meeting, the details of which are described in the accompanying joint proxy statement/prospectus, please immediately submit your proxy by telephone, by the Internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope so that your shares may be represented at the applicable special meeting.

If CVS Health stockholders have any questions or require assistance in voting their shares of CVS Health common stock, they should call Okapi Partners LLC, CVS Health’s proxy solicitor for its special meeting, toll-free at (855) 305-0855 or collect at (212) 297-0720. If Aetna shareholders have any questions or require assistance in voting their Aetna common shares, they should call Georgeson LLC, Aetna’s proxy solicitor for its special meeting, toll-free at (888) 658-3624 or (781) 575-2137 for international callers.

We hope to see you at the applicable special meeting and look forward to the successful completion of the merger.

Sincerely,	Sincerely,

David W. Dorman Chairman of the Board of CVS Health Corporation	Mark T. Bertolini Chairman and Chief Executive Officer of Aetna Inc.

Larry J. Merlo President and Chief Executive Officer of CVS Health Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying joint proxy statement/prospectus or determined that the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated [●], 2018 and is first being mailed to shareholders on or about [●], 2018.

ADDITIONAL INFORMATION

The accompanying document is the proxy statement of Aetna Inc. for its special meeting of shareholders, the proxy statement of CVS Health Corporation for its special meeting of stockholders and the prospectus of CVS Health Corporation for the shares of its common stock to be issued in the merger. The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about CVS Health Corporation and Aetna Inc. from documents that are not included in or delivered with the accompanying joint proxy statement/prospectus. You can obtain the documents that are incorporated by reference into the accompanying joint proxy statement/prospectus (other than certain exhibits or schedules to those documents), without charge, by requesting them in writing or by telephone from CVS Health Corporation or Aetna Inc. at the following addresses and telephone numbers, or through the Securities and Exchange Commission website at www.sec.gov:

CVS Health Corporation One CVS Drive Woonsocket, RI 02895 Attention: Investor Relations Telephone: (800) 201-0938	Aetna Inc. 151 Farmington Avenue Hartford, CT 06156 Attention: Investor Relations Telephone: (860) 273-2402

In addition, if you have questions about the merger or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact Okapi Partners LLC, the proxy solicitor for CVS Health Corporation, toll-free at (855) 305-0855 or collect at (212) 297-0720, or Georgeson LLC, the proxy solicitor for Aetna Inc., toll-free at (888) 658-3624 or (781) 575-2137 for international callers. You will not be charged for any of these documents that you request.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the applicable special meeting. Therefore, if you would like to request documents from CVS Health Corporation, please do so by [●], 2018 in order to receive them before the CVS Health Corporation special meeting. If you would like to request documents from Aetna Inc., please do so by [●], 2018 in order to receive them before the Aetna Inc. special meeting.

See “Where You Can Find More Information” beginning on page 254 of the accompanying joint proxy statement/prospectus for further information.

CVS Health Corporation

One CVS Drive

Woonsocket, RI 02895

(401) 765-1500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF CVS HEALTH CORPORATION

TO BE HELD ON [DAY], [●], 2018

[TIME] a.m. Eastern Time

To the Stockholders of CVS Health Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of CVS Health Corporation, a Delaware corporation (which is referred to in this notice as CVS Health), will be held at the CVS Health Customer Support Center, located at One CVS Drive, Woonsocket, RI 02895, on [DAY], [●], 2018, at [●] a.m. Eastern Time, for the following purposes:

1.	to consider and vote on a proposal to approve the issuance of shares of CVS Health common stock, par value $0.01 per share (which is referred to in this notice as CVS Health common stock), in the merger contemplated by the Agreement and Plan of Merger, dated as of December 3, 2017, as it may be amended from time to time (which is referred to in this notice as the merger agreement), among CVS Health, Hudson Merger Sub Corp., a Pennsylvania corporation and wholly-owned subsidiary of CVS Health, and Aetna Inc., a Pennsylvania corporation (which is referred to in this notice at Aetna), pursuant to which Hudson Merger Sub Corp. will be merged with and into Aetna (which is referred to in this notice as the merger), with Aetna surviving the merger as a wholly-owned subsidiary of CVS Health (a copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus); and

2.	to consider and vote on a proposal to approve the adjournment from time to time of the special meeting of stockholders of CVS Health (which is referred to in this notice as the CVS Health special meeting) if necessary to solicit additional proxies if there are not sufficient votes at the time of the CVS Health special meeting, or any adjournment or postponement thereof, to approve the issuance of shares of CVS Health common stock in the merger.

CVS Health’s board of directors has fixed the close of business on [●], 2018 as the record date for the determination of the stockholders entitled to vote at the CVS Health special meeting or any adjournment or postponement thereof. Only stockholders of record at the record date are entitled to notice of, and to vote at, the CVS Health special meeting or any adjournment or postponement thereof. CVS Health is commencing its solicitation of proxies on or about [●], 2018. CVS Health will continue to solicit proxies until the date of the CVS Health special meeting.

If you plan to attend the CVS Health special meeting, please be prepared to provide valid government-issued photo identification (e.g., a driver’s license or a passport) to be admitted to the CVS Health special meeting.

If you are a beneficial owner of shares of CVS Health common stock held in “street name,” meaning that your shares are held by a broker, bank or other nominee holder of record at the record date, in addition to proper identification, you will also need an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the record date to be admitted to the CVS Health special meeting. If you want to vote your shares of CVS Health common stock held in “street name” in person at the CVS Health special meeting, you will have to obtain a written legal proxy in your name from the broker, bank or other nominee holder of record that holds your shares.

Approval of the issuance of shares of CVS Health common stock in the merger requires the affirmative vote of a majority of the votes cast at the CVS Health special meeting by holders of shares of CVS Health common stock (assuming a quorum is present). Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the CVS Health special meeting by holders of shares of CVS Health common stock (whether or not a quorum is present).

CVS Health’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of shares of CVS Health common stock in the merger, are advisable, fair to and in the best interests of CVS Health and its stockholders and unanimously recommends that CVS Health stockholders vote (i) “FOR” the approval of the issuance of shares of CVS Health common stock in the merger and (ii) “FOR” the approval of the adjournment from time to time of the CVS Health special meeting if necessary to solicit additional proxies if there are not sufficient votes at the time of the CVS Health special meeting, or any adjournment or postponement thereof, to approve the issuance of shares of CVS Health common stock in the merger.

By Order of the Board of Directors,

Colleen M. McIntosh

Senior Vice President and Corporate Secretary

Woonsocket, Rhode Island

[●], 2018

IMPORTANT INFORMATION IF YOU PLAN TO ATTEND THE CVS HEALTH SPECIAL MEETING IN PERSON:

Don’t forget your government-issued ID (e.g., a driver’s license or passport).

If you hold your shares of CVS Health common stock through a brokerage account (in “street name”), you will also need an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the record date to be admitted to the CVS Health special meeting.

Please leave all cameras, audio and video recording devices, cell phones and other electronic devices at home. They will not be allowed in the meeting room.

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE CVS HEALTH SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) VIA THE INTERNET, (2) BY TELEPHONE OR (3) BY COMPLETING, SIGNING AND DATING THE ENCLOSED CVS HEALTH PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE CVS HEALTH SPECIAL MEETING IN PERSON AND WISH TO VOTE YOUR SHARES OF CVS HEALTH COMMON STOCK AT THE CVS HEALTH SPECIAL MEETING, YOU MAY DO SO AT ANY TIME PRIOR TO THE CLOSING OF THE POLLS AT THE CVS HEALTH SPECIAL MEETING. You may revoke your proxy or change your vote for shares of CVS Health common stock you hold directly in your name by (i) signing another proxy card with a later date and delivering it to Broadridge Financial Solutions, Inc. before the date of the CVS Health special meeting, (ii) submitting revised votes over the Internet or by telephone before 11:59 p.m. Eastern Time on [●], 2018, or (iii) attending the CVS Health special meeting in person and voting your shares of CVS Health common stock at the CVS Health special meeting. If your shares of CVS Health common stock are held in the name of a bank, broker or other nominee holder of record, please follow the instructions on the voting instruction form furnished to you by such record holder.

We urge you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger agreement, the merger, the issuance of shares of CVS Health common stock in the merger, the adjournment proposal, the CVS Health special meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help voting your shares of CVS Health common stock, please contact:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Telephone (Toll-Free): (855) 305-0855

Telephone (Collect): (212) 297-0720

Email: cvsproxyinfo@okapipartners.com

or

CVS Health Corporation

One CVS Drive

Woonsocket, RI 02895

Attention: Investor Relations

Telephone: (800) 201-0938

Email: investorinfo@cvshealth.com

Aetna Inc.

151 Farmington Avenue

Hartford, CT 06156

(860) 273-0123

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF

AETNA INC.

TO BE HELD ON [DAY], [●], 2018

[TIME] a.m. Eastern Time

To the Shareholders of Aetna Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Aetna Inc., a Pennsylvania corporation (which is referred to in this notice as Aetna), will be held at [location] on [DAY], [●], 2018, at [●] a.m. Eastern Time, for the following purposes:

1.	to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 3, 2017, as it may be amended from time to time (which is referred to in this notice as the merger agreement), among CVS Health Corporation, a Delaware corporation (which is referred to in this notice as CVS Health), Hudson Merger Sub Corp., a Pennsylvania corporation and wholly-owned subsidiary of CVS Health, and Aetna, pursuant to which Hudson Merger Sub Corp. will be merged with and into Aetna (which is referred to in this notice as the merger), with Aetna surviving the merger as a wholly-owned subsidiary of CVS Health (a copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus);

2.	to consider and vote on a proposal to approve the adjournment from time to time of the special meeting of shareholders of Aetna (which is referred to in this notice as the Aetna special meeting) if necessary to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement at the time of the Aetna special meeting or any adjournment or postponement thereof; and

3.	to consider and vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that will or may be paid or provided by Aetna to its named executive officers in connection with the merger.

The holders of record of Aetna common shares, par value $0.01 per share (which are referred to in this notice as Aetna common shares), at the close of business on [●], 2018 are entitled to notice of and to vote at the Aetna special meeting or any adjournment or postponement thereof. Aetna is commencing its solicitation of proxies on or about [●], 2018. Aetna will continue to solicit proxies until the date of the Aetna special meeting.

If you hold Aetna common shares in your name at the record date and plan to attend the Aetna special meeting, because of security procedures, you will need to obtain an admission ticket in advance. In addition to obtaining an admission ticket in advance, you will be required to provide valid government-issued photo identification (e.g., a driver’s license or a passport) to be admitted to the Aetna special meeting. You may apply for an admission ticket by mail to Office of the Corporate Secretary, 151 Farmington Avenue, RW61, Hartford, CT 06156 or by facsimile to (860) 293-1361. Ticket requests will not be accepted by phone or email. Aetna’s Corporate Secretary must receive your request for an admission ticket on or before [●], 2018.

If you are a beneficial owner of Aetna common shares held in “street name,” meaning that your shares are held by a broker, bank or other nominee holder of record at the record date, and you plan to attend the Aetna special meeting, in addition to following the security procedures described above, you will also need to provide proof of beneficial ownership at the record date to obtain your admission ticket for the Aetna special meeting. A brokerage statement or letter from a bank or broker are examples of proof of beneficial ownership. If you wish to vote your Aetna common shares held in “street name” in person at the Aetna special meeting, you will have to obtain a written legal proxy in your name from the broker, bank or other nominee holder of record who holds your shares.

Approval and adoption of the merger agreement requires the affirmative vote, in person or by proxy, of the holders of a majority of the Aetna common shares outstanding and entitled to vote thereon. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the Aetna special meeting by holders of Aetna common shares (whether or not a quorum, as defined under Pennsylvania law, is present). Approval of the proposal to approve, on an advisory (non-binding) basis, the compensation that will or may be paid or provided by Aetna to its named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast at the Aetna special meeting by holders of Aetna common shares (assuming a quorum, as defined under Pennsylvania law, is present).

Aetna’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are fair to and in the best interests of Aetna and its shareholders and unanimously recommends that Aetna shareholders vote (i) “FOR” the proposal to approve and adopt the merger agreement, (ii) “FOR” the proposal to approve the adjournment from time to time of the Aetna special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement at the time of the Aetna special meeting or any adjournment or postponement thereof and (iii) “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that will or may be paid or provided by Aetna to its named executive officers in connection with the merger.

The Aetna special meeting will be audiocast live on the Internet at www.aetna.com/investor.

By Order of the Board of Directors,

Adam F. McAnaney

Vice President and Corporate Secretary

Hartford, Connecticut

[●], 2018

IMPORTANT INFORMATION IF YOU PLAN TO ATTEND THE AETNA SPECIAL MEETING IN PERSON:

Don’t forget your admission ticket and government-issued ID (e.g., a driver’s license or passport).

You must request an admission ticket in advance by following the instructions on pages 10 and 82 of the accompanying joint proxy statement/prospectus. Aetna’s Corporate Secretary must receive your written request for an admission ticket on or before [●], 2018.

If you hold your Aetna common shares through a brokerage account (in “street name”), your request for an admission ticket must include a copy of a brokerage statement reflecting stock ownership as of the record date.

Please leave all weapons, cameras, audio and video recording devices and other electronic devices at home. They will not be allowed in the meeting room.

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE AETNA SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) VIA THE INTERNET, (2) BY TELEPHONE OR (3) BY COMPLETING, SIGNING AND DATING THE ENCLOSED AETNA PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE AETNA SPECIAL MEETING IN PERSON AND WISH TO VOTE YOUR SHARES AT THE AETNA SPECIAL MEETING, YOU MAY DO SO AT ANY TIME PRIOR TO THE CLOSING OF THE POLLS AT THE AETNA SPECIAL MEETING. You may revoke your proxy or change your vote for Aetna common shares you hold directly in your name by (i) signing another proxy card with a later date and delivering it to Broadridge Financial Solutions, Inc. before the date of the Aetna special meeting, (ii) submitting revised votes over the Internet or by telephone before 11:59 p.m. Eastern Time on [●], 2018, or (iii) attending the Aetna special meeting in person and voting your Aetna common shares at the Aetna special meeting. If your Aetna common shares are held in the name of a bank, broker or other nominee holder of record, please follow the instructions on the voting instruction form furnished to you by such record holder.

We urge you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger agreement, the merger, the vote on the merger agreement, the adjournment proposal, the advisory (non-binding) proposal to approve the compensation that will or may be paid or provided by Aetna to its named executive officers in connection with the merger, the Aetna special meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help voting your Aetna common shares, please contact:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Telephone (Toll-Free): (888) 658-3624

International Callers: (781) 575-2137

Email: aetna@georgeson.com

or

Aetna Inc.

151 Farmington Avenue

Hartford, CT 06156

Attention: Investor Relations

Telephone: (860) 273-2402

Email: investorrelations@aetna.com

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are some questions that you, as a stockholder of CVS Health Corporation, which is referred to in this joint proxy statement/prospectus as CVS Health, or a shareholder of Aetna Inc., which is referred to in this joint proxy statement/prospectus as Aetna, may have regarding the merger, the stock issuance, the Aetna adjournment proposal, the CVS Health adjournment proposal, the Aetna compensation advisory proposal and the special meetings as well as brief answers to those questions. You are urged to read carefully this joint proxy statement/prospectus, including all documents incorporated by reference into this joint proxy statement/prospectus, and its annexes, in their entirety because this section may not provide all of the information that is important to you with respect to the merger, the stock issuance, the Aetna adjournment proposal, the CVS Health adjournment proposal, the Aetna compensation advisory proposal and the special meetings. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 254 of this joint proxy statement/prospectus.

Q:	Why am I receiving this document and why am I being asked to vote on the merger agreement?

A:	CVS Health and Aetna have agreed to a merger, which is referred to in this joint proxy statement/prospectus as the merger, pursuant to which Aetna will become a wholly-owned subsidiary of CVS Health and will no longer be a publicly traded corporation. In order to complete the merger, CVS Health stockholders must vote to approve the issuance of shares of CVS Health common stock to Aetna shareholders in the merger, which issuance is referred to in this joint proxy statement/prospectus as the stock issuance, and Aetna shareholders must vote to approve and adopt the Agreement and Plan of Merger, dated as of December 3, 2017, among CVS Health, Aetna and Hudson Merger Sub Corp., a wholly-owned subsidiary of CVS Health that is referred to in this joint proxy statement/prospectus as Merger Sub. This merger agreement, as it may be amended from time to time, is referred to in this joint proxy statement/prospectus as the merger agreement.

Aetna is holding a special meeting of shareholders, which is referred to in this joint proxy statement/prospectus as the Aetna special meeting, in order to obtain the shareholder approval necessary to approve and adopt the merger agreement. Approval and adoption of the merger agreement requires the affirmative vote of holders of at least a majority of the outstanding Aetna common shares entitled to vote thereon. Aetna shareholders will also be asked to approve the adjournment from time to time of the Aetna special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement at the time of the Aetna special meeting or any adjournment or postponement thereof, which is referred to in this joint proxy statement/prospectus as the Aetna adjournment proposal, and to approve, on an advisory (non-binding) basis, the compensation that will or may be paid or provided by Aetna to its named executive officers, who are referred to in this joint proxy statement/prospectus as the named executive officers, in connection with the merger, which is referred to in this joint proxy statement/prospectus as the Aetna compensation advisory proposal. It is important that Aetna’s shareholders vote their Aetna common shares on each of these matters, regardless of the number of shares owned.

CVS Health is holding a special meeting of stockholders, which is referred to in this joint proxy statement/prospectus as the CVS Health special meeting, in order to obtain the stockholder approval necessary to approve the stock issuance. Approval of the stock issuance requires the affirmative vote of holders of a majority of the votes cast thereon at the CVS Health special meeting. CVS Health stockholders will also be asked to approve the adjournment from time to time of the CVS Health special meeting if necessary to solicit additional proxies if there are not sufficient votes at the time of the CVS Health special meeting, or any adjournment or postponement thereof, to approve the stock issuance, which is referred to in this joint proxy statement/prospectus as the CVS Health adjournment proposal. It is important that CVS Health’s shareholders vote their shares of CVS Health common stock on each of these matters, regardless of the number of shares owned.

This document is being delivered to you as both a joint proxy statement of Aetna and CVS Health and a prospectus of CVS Health in connection with the merger and the stock issuance. It is the proxy statement by which Aetna’s board of directors is soliciting proxies from Aetna shareholders to vote at the Aetna special meeting, or at any adjournment or postponement of the Aetna special meeting, on the approval and adoption of the merger agreement, the approval of the Aetna adjournment proposal and the approval, on an advisory (non-binding) basis, of the Aetna compensation advisory proposal. It is also the proxy statement by which CVS Health’s board of directors is soliciting proxies from CVS Health stockholders to vote at the CVS Health special meeting, or at any adjournment or postponement of the CVS Health special meeting, on the approval of the stock issuance and the approval of the CVS Health adjournment proposal. In addition, this document is the prospectus of CVS Health pursuant to which CVS Health will issue shares of CVS Health common stock to Aetna shareholders as part of the merger consideration.

Q:	Is my vote important?

A:	Yes, your vote is very important. For Aetna shareholders, an abstention from voting or a failure to vote will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement. If you hold your Aetna common shares through a broker, bank or other nominee holder of record and you do not give voting instructions to that broker, bank or other nominee holder of record, that broker, bank or other nominee holder of record will not be able to vote your shares on the approval and adoption of the merger agreement, and your failure to give those instructions will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement. Aetna’s board of directors unanimously recommends that Aetna shareholders vote “FOR” the approval and adoption of the merger agreement, and CVS Health’s board of directors unanimously recommends that CVS Health stockholders vote “FOR” the approval of the stock issuance.

Q:	What will happen in the merger?

A:	In the merger, Merger Sub will be merged with and into Aetna. Aetna will be the surviving corporation in the merger and will be a wholly-owned subsidiary of CVS Health following completion of the merger and will no longer be a publicly traded corporation.

Q:	What will Aetna shareholders receive in the merger?

A:	If the merger is completed, each Aetna common share automatically will be cancelled and converted into the right to receive $145.00 in cash without interest thereon, which is referred to in this joint proxy statement/prospectus as the cash consideration, and 0.8378 of a share of CVS Health common stock, which is referred to in this joint proxy statement/prospectus as the share consideration. The cash consideration and the share consideration are collectively referred to in this joint proxy statement/prospectus as the merger consideration. Each Aetna shareholder will be entitled to receive cash for any fractional share of CVS Health common stock that the Aetna shareholder would otherwise be entitled to receive in the merger.

Based on the closing price of shares of CVS Health common stock on the New York Stock Exchange, which is referred to in this joint proxy statement/prospectus as the NYSE, on October 25, 2017, the last trading day prior to news reports of a potential transaction between CVS Health and Aetna, which is referred to in this joint proxy statement/prospectus as the unaffected date, the merger consideration represented approximately $208.28 in value for each Aetna common share. Based on the closing price of shares of CVS Health common stock on the NYSE on [●], 2018, the most recent trading day prior to the date of this joint proxy statement/prospectus for which this information was available, the merger consideration represented approximately $[●] in value for each Aetna common share. Because CVS Health will issue a fixed fraction of a share of CVS Health common stock in exchange for each Aetna common share, the value of the share consideration will depend on the market price of shares of CVS Health common stock at the time the merger is completed. The market price of shares of CVS Health common stock when

Aetna shareholders receive those shares after the merger is completed could be greater than, less than or the same as the market price of shares of CVS Health common stock on the date of this joint proxy statement/prospectus or at the time of the Aetna special meeting or any adjournment or postponement thereof.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not approved and adopted by Aetna shareholders, the stock issuance is not approved by CVS Health stockholders or if the merger is not completed for any other reason, Aetna shareholders will not receive any payment for their Aetna common shares in connection with the merger. Instead, Aetna will remain an independent public company and its common shares will continue to be listed and traded on the NYSE. If the merger agreement is terminated under specified circumstances, Aetna may be required to pay CVS Health a termination fee of $2.1 billion, and if the merger agreement is terminated under certain other circumstances, CVS Health may be required to pay Aetna a termination fee of $2.1 billion. See “The Merger Agreement—Termination Fees and Expenses” beginning on page 205 of this joint proxy statement/prospectus for a more detailed discussion of the termination fees.

Q:	What are Aetna shareholders being asked to vote on?

A:	Aetna shareholders are being asked to vote on the following three proposals:

•	to approve and adopt the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus;

•	to approve the Aetna adjournment proposal; and

•	to approve, on an advisory (non-binding) basis, the Aetna compensation advisory proposal.

The approval and adoption of the merger agreement by Aetna shareholders is a condition to the obligations of Aetna and CVS Health to complete the merger. Neither the approval of the Aetna adjournment proposal nor the approval of the Aetna compensation advisory proposal is a condition to the obligations of Aetna or CVS Health to complete the merger.

Q:	What are CVS Health stockholders being asked to vote on?

A:	CVS Health stockholders are being asked to vote on the following proposals:

•	to approve the stock issuance; and

•	to approve the CVS Health adjournment proposal.

The approval of the stock issuance by CVS Health stockholders is a condition to the obligations of Aetna and CVS Health to complete the merger. The approval of the CVS Health adjournment proposal is not a condition to the obligations of Aetna or CVS Health to complete the merger.

Q:	Does Aetna’s board of directors recommend that Aetna shareholders approve and adopt the merger agreement?

A:	Yes. Aetna’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are fair to and in the best interests of Aetna and its shareholders and unanimously recommends that Aetna shareholders vote “FOR” the approval and adoption of the merger agreement at the Aetna special meeting. See “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—Aetna’s Reasons for the Merger; Recommendation of the Aetna Board of Directors that Aetna Shareholders Approve and Adopt the Merger Agreement” beginning on page 101 of this joint proxy statement/prospectus.

Q:	Does Aetna’s board of directors recommend that shareholders approve the Aetna adjournment proposal?

A:	Yes. Aetna’s board of directors unanimously recommends that you vote “FOR” the Aetna adjournment proposal. See “Aetna Proposal II: Adjournment of the Aetna Special Meeting” beginning on page 219 of this joint proxy statement/prospectus.

Q:	What is the Aetna compensation advisory proposal and why am I being asked to vote on it?

A:	The Securities and Exchange Commission, which is referred to in this joint proxy statement/prospectus as the SEC, has adopted rules that require Aetna to seek an advisory (non-binding) vote on compensation that is tied to or based on completion of the merger and that will or may be paid or provided by Aetna to its named executive officers in connection with the merger.

Q:	Does Aetna’s board of directors recommend that Aetna shareholders approve, on an advisory (non-binding) basis, the Aetna compensation advisory proposal?

A:	Yes. The Aetna board of directors unanimously recommends that Aetna shareholders vote “FOR” the Aetna compensation advisory proposal. See “Aetna Proposal III: Advisory Vote On Merger-Related Executive Compensation Arrangements” beginning on page 220 of this joint proxy statement/prospectus.

Q:	What happens if the Aetna compensation advisory proposal is not approved?

A:	Approval of the Aetna compensation advisory proposal is not a condition to the obligations of Aetna or CVS Health to complete the merger. The vote is an advisory vote and is not binding. If the merger is completed, Aetna may pay the applicable compensation in connection with the merger to its named executive officers even if Aetna shareholders fail to approve the Aetna compensation advisory proposal.

Q:	Does CVS Health’s board of directors recommend that CVS Health stockholders approve the stock issuance?

A:	Yes. CVS Health’s board of directors unanimously determined that the stock issuance was advisable, fair to and in the best interests of CVS Health and its stockholders and unanimously recommends that CVS Health stockholders vote “FOR” the approval of the stock issuance. See “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—CVS Health’s Reasons for the Merger; Recommendation of the CVS Health Board of Directors that CVS Health Stockholders Approve the Stock Issuance” beginning on page 106 of this joint proxy statement/prospectus.

Q:	Does CVS Health’s board of directors recommend that CVS Health stockholders approve the CVS Health adjournment proposal?

A:	Yes. CVS Health’s board of directors unanimously recommends that CVS Health stockholders vote “FOR” the CVS Health adjournment proposal. See “CVS Health Proposal II: Adjournment of the CVS Health Special Meeting” beginning on page 221 of this joint proxy statement/prospectus.

Q:	What Aetna shareholder vote is required for the approval of each proposal?

A:	The following are the vote requirements for the proposals at the Aetna special meeting:

•	Approval and Adoption of the Merger Agreement: The affirmative vote of holders of at least a majority of the outstanding Aetna common shares entitled to vote on this proposal. Accordingly, an Aetna shareholder’s abstention from voting, the failure of an Aetna shareholder who holds his or her shares in “street name” through a broker, bank or other nominee holder of record to give voting instructions to that broker, bank or other nominee holder of record or any other failure of an Aetna shareholder to vote will have the same effect as a vote “AGAINST” this proposal.

•	Approval of Aetna Adjournment Proposal (if necessary): A majority of the votes cast affirmatively or negatively on this proposal (whether or not a quorum, as defined under Pennsylvania law, is present). Accordingly, an Aetna shareholder’s abstention from voting, the failure of an Aetna shareholder who holds his or her shares in “street name” through a broker, bank or other nominee holder of record to give voting instructions to that broker, bank or other nominee holder of record or any other failure of an Aetna shareholder to vote will have no effect on the approval of this proposal.

•	Approval of the Aetna Compensation Advisory Proposal: A majority of the votes cast affirmatively or negatively on this proposal (assuming a quorum, as defined under Pennsylvania law, is present). Accordingly, an Aetna shareholder’s abstention from voting, the failure of an Aetna shareholder who holds his or her shares in “street name” through a broker, bank or other nominee holder of record to give voting instructions to that broker, bank or other nominee holder of record or any other failure of an Aetna shareholder to vote will have no effect on the approval of this proposal.

Q:	What CVS Health stockholder vote is required for the approval of each proposal at the CVS Health special meeting?

A:	The following are the vote requirements for the proposals at the CVS Health special meeting:

•	Approval of the Stock Issuance: The affirmative vote of a majority of the votes cast at the CVS Health special meeting by holders of shares of CVS Health common stock (assuming a quorum is present). Under the current rules and interpretive guidance of the NYSE, “votes cast” on the stock issuance consist of votes “for” or “against” as well as elections to abstain from voting on the stock issuance. As a result, a CVS Health stockholder’s election to abstain from voting on the stock issuance will have the same effect as a vote “AGAINST” the approval of this proposal. The failure of a CVS Health stockholder who holds his or her shares in “street name” through a broker, bank or other nominee holder of record to give voting instructions to that broker, bank or other nominee holder of record or any other failure of a CVS Health stockholder to vote will have no effect on the approval of this proposal because these failures to vote are not considered “votes cast.” However, these failures to vote will make it more difficult to meet the requirement under Delaware law that the holders of a majority of the outstanding shares of CVS Health common stock entitled to vote at the CVS Health special meeting be present in person or represented by proxy to constitute a quorum at the CVS Health special meeting.

•	Approval of the CVS Health Adjournment Proposal (if necessary): The affirmative vote of a majority of the votes cast at the CVS Health special meeting by CVS Health stockholders (whether or not a quorum, as defined under Delaware law, is present). For purposes of the CVS Health adjournment proposal, “votes cast” means votes “for” or “against” the proposal. As a result, a CVS Health stockholder’s election to abstain from voting, the failure of a CVS Health stockholder who holds his or her shares in “street name” through a broker, bank or other holder of record to give voting instructions to that broker, bank or other holder of record or any other failure of a CVS Health stockholder to vote will have no effect on the approval of this proposal.

Q:	What constitutes a quorum for the Aetna special meeting?

A:	The holders of a majority of the outstanding Aetna common shares entitled to vote being present in person or represented by proxy constitutes a quorum for the Aetna special meeting. Aetna common shares whose holders elect to abstain from voting will be deemed present at the Aetna special meeting for the purpose of determining the presence of a quorum. Aetna common shares held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee holder of record will not be deemed present at the Aetna special meeting for the purpose of determining the presence of a quorum.

Q:	What constitutes a quorum for the CVS Health special meeting?

A:	A majority of the outstanding shares of CVS Health common stock entitled to vote being present in person or represented by proxy constitutes a quorum for the CVS Health special meeting. Elections to abstain from voting will be deemed present at the CVS Health special meeting for the purpose of determining the presence of a quorum. Shares of CVS Health common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee holder of record will not be deemed present at the CVS Health special meeting for the purpose of determining the presence of a quorum.

Q:	Who is entitled to vote at the Aetna special meeting?

A:	All holders of Aetna common shares who held shares at the record date for the Aetna special meeting (the close of business on [●], 2018) are entitled to receive notice of, and to vote at, the Aetna special meeting. As of the close of business on [●], 2018, there were [●] Aetna common shares outstanding. Each holder of Aetna common shares is entitled to one vote for each Aetna common share owned at the record date.

Q:	Who is entitled to vote at the CVS Health special meeting?

A:	All holders of shares of CVS Health common stock who held shares at the record date for the CVS Health special meeting (the close of business on [●], 2018) are entitled to receive notice of, and to vote at, the CVS Health special meeting. As of the close of business on [●], 2018, there were [●] shares of CVS Health common stock outstanding. Each holder of shares of CVS Health common stock is entitled to one vote for each share of CVS Health common stock owned at the record date.

Q:	What if I hold shares in both Aetna and CVS Health?

A:	If you are both an Aetna shareholder and a CVS Health stockholder, you will receive separate packages of proxy materials from each company. A vote as an Aetna shareholder for the approval and adoption of the merger agreement (or any other proposal to be considered at the Aetna special meeting) will not constitute a vote as a CVS Health stockholder to approve the stock issuance (or any other proposal to be considered at the CVS Health special meeting), and vice versa. Therefore, please complete, sign and date and return all proxy cards and/or voting instructions that you receive from Aetna or CVS Health, or submit your proxy or voting instructions for each set of voting materials over the Internet or by telephone in order to ensure that all of your shares are voted.

Q:	When and where is the Aetna special meeting?

A:	The Aetna special meeting will be held on [●], 2018, at [●], located at [●], at [●] Eastern Time.

Q:	When and where is the CVS Health special meeting?

A:	The CVS Health special meeting will be held on [●], 2018, at the CVS Health Customer Support Center, located at One CVS Drive, Woonsocket, RI 02895, at [●] Eastern Time.

Q:	How do I vote my shares at the Aetna special meeting?

A:	Via the Internet or by Telephone

If you hold Aetna common shares directly in your name as a shareholder of record, you may vote via the Internet at www.proxyvote.com or by telephone by calling (800) 690-6903 toll-free. In order to vote your shares via the Internet or by telephone, you will need the control number on your proxy card (which is unique to each Aetna shareholder to ensure all voting instructions are genuine and to prevent duplicate voting). Votes may be submitted via the Internet or by telephone, 24 hours a day, seven days a week, and must be received by 11:59 p.m. (Eastern Time) on [●], 2018.

If you hold Aetna common shares in “street name,” meaning through a broker, bank or other nominee holder of record, you may submit voting instructions via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank or other nominee holder of record. Please follow the voting instructions provided by your broker, bank or other nominee holder of record with these materials.

By Mail

If you hold Aetna common shares directly in your name as a shareholder of record, in order to vote by mail, you may submit a proxy card. You will need to complete, sign and date your proxy card and return it using the postage-paid return envelope provided or return it to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Broadridge Financial Solutions, Inc., which is referred to in this joint proxy statement/prospectus as Broadridge, must receive your proxy card no later than the close of business on [●], 2018.

If you hold Aetna common shares in “street name,” meaning through a broker, bank or other nominee holder of record, in order to provide voting instructions by mail you will need to complete, sign and date the voting instruction form provided by your broker, bank or other nominee holder of record with these materials and return it in the postage-paid return envelope provided. Your broker, bank or other nominee holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person

If you hold Aetna common shares directly in your name as a shareholder of record, you may vote in person at the Aetna special meeting. Shareholders of record also may be represented by another person at the Aetna special meeting by executing a proper proxy designating that person and having that proper proxy be presented to the judge of election with the applicable ballot at the Aetna special meeting.

If you hold Aetna common shares in “street name,” meaning through a broker, bank or other nominee holder of record, you must obtain a written legal proxy from that institution and present it to the judge of election with your ballot to be able to vote in person at the Aetna special meeting. To request a legal proxy, please contact your broker, bank or other nominee holder of record.

Please carefully consider the information contained in this joint proxy statement/prospectus. Whether or not you plan to attend the Aetna special meeting, Aetna encourages you to vote via the Internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the Aetna special meeting.

Aetna encourages you to register your vote via the Internet, by telephone or by mail. If you attend the Aetna special meeting, you may also vote in person, in which case any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be revoked and superseded by the vote that you cast at the Aetna special meeting. Your attendance at the Aetna special meeting alone will not revoke any proxy previously given. To vote in person at the Aetna special meeting, beneficial owners who hold shares in “street name” through a broker, bank or other nominee holder of record will need to contact the broker, bank or other nominee holder of record to obtain a written legal proxy to bring to the meeting. Whether your proxy is submitted via the Internet, by telephone or by mail, if it is properly completed and submitted, and if you do not revoke it prior to or at the Aetna special meeting, your shares will be voted at the Aetna special meeting in the manner specified by you, except as otherwise set forth in this joint proxy statement/prospectus.

You may vote via the Internet or by telephone until 11:59 p.m. (Eastern Time) on [●], 2018, or Broadridge must receive your proxy card by mail no later than the close of business on [●], 2018.

Q:	If my Aetna common shares are held in “street name,” will my broker, bank or other nominee holder of record automatically vote my shares for me?

A:

No. If your shares are held in an account at a broker, bank or other nominee holder of record (i.e., in “street name”), you must instruct the broker, bank or other nominee holder of record on how to vote your shares.

Your broker, bank or other nominee holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank or other nominee holder of record with this joint proxy statement/prospectus. Brokers, banks and other nominee holders of record who hold Aetna common shares in “street name” typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. However, brokers, banks and other nominee holders of record typically are not allowed to exercise their voting discretion on matters that are “non-routine” without specific instructions on how to vote from the beneficial owner. Under the current rules of the NYSE, each of the three proposals to be considered at the Aetna special meeting as described in this joint proxy statement/prospectus are considered non-routine. Therefore brokers, banks and other nominee holders of record do not have discretionary authority to vote on any of the three proposals to be considered at the Aetna special meeting.

Broker non-votes are shares held by a broker, bank or other nominee holder of record that are present in person or represented by proxy at the Aetna special meeting, but with respect to which the broker, bank or other nominee holder of record is not instructed by the beneficial owner of such shares on how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers, banks and other nominee holders of record do not have discretionary voting authority with respect to any of the three proposals to be considered at the Aetna special meeting as described in this joint proxy statement/prospectus, if a beneficial owner of Aetna common shares held in “street name” does not give voting instructions to the broker, bank or other nominee holder of record, then those shares will not be present in person or represented by proxy at the Aetna special meeting. As a result, there will not be any broker non-votes in connection with any of the three proposals to be considered at the Aetna special meeting as described in this joint proxy statement/prospectus.

Q:	How will my shares be represented at the Aetna special meeting?

A:	If you correctly register your vote via the Internet, by telephone or by mail, the directors of Aetna named in your proxy card will vote your shares in the manner you requested. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as Aetna’s board of directors unanimously recommends, which is:

•	“FOR” the approval and adoption of the merger agreement;

•	“FOR” the Aetna adjournment proposal; and

•	“FOR” the Aetna compensation advisory proposal.

However, if you indicate that you wish to vote against the approval and adoption of the merger agreement, your shares will only be voted in favor of the Aetna adjournment proposal and/or the Aetna compensation advisory proposal if you indicate that you wish to vote in favor of that proposal.

Q:	How do I vote my shares at the CVS Health special meeting?

A:	Via the Internet or by Telephone

If you hold shares of CVS Health common stock directly in your name as a stockholder of record, you may vote via the Internet at www.proxyvote.com or by telephone by calling (800) 690-6903 toll-free. In order to submit a proxy to vote via the Internet or by telephone, you will need the control number on your proxy card (which is unique to each CVS Health stockholder to ensure all voting instructions are genuine and to prevent duplicate voting). Votes may be submitted via the Internet or by telephone 24 hours a day, seven days a week, and must be received by 11:59 p.m. (Eastern Time) on [●], 2018.

If you hold shares of CVS Health common stock in “street name,” meaning through a broker, bank or other nominee holder of record, you may vote via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank or other nominee holder of record. Please follow the voting instructions provided by your broker, bank or other nominee holder of record with these materials.

By Mail

If you hold shares of CVS Health common stock directly in your name as a stockholder of record, you may submit a proxy card to vote your shares by mail. You will need to complete, sign and date your proxy card and return it using the postage-paid return envelope provided or return it to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Broadridge must receive your proxy card no later than the close of business on [●], 2018.

If you hold shares of CVS Health common stock in “street name,” meaning through a broker, bank or other nominee holder of record, in order to provide voting instructions by mail, you will need to complete, sign and date the voting instruction form provided by your broker, bank or other nominee holder of record with these materials and return it in the postage-paid return envelope provided. Your broker, bank or other nominee holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person

If you hold shares of CVS Health common stock directly in your name as a stockholder of record, you may vote in person at the CVS Health special meeting. Stockholders of record also may be represented by another person at the CVS Health special meeting by executing a proper proxy designating that person and having that proper proxy be presented to the judge of election with the applicable ballot at the CVS Health special meeting.

If you hold shares of CVS Health common stock in “street name,” meaning through a broker, bank or other nominee holder of record, you must obtain a written legal proxy from that institution and present it to the judge of election with your ballot to be able to vote in person at the CVS Health special meeting. To request a legal proxy, please contact your broker, bank or other nominee holder of record.

Please carefully consider the information contained in this joint proxy statement/prospectus. Whether or not you plan to attend the CVS Health special meeting, CVS Health encourages you to vote via the Internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the CVS Health special meeting.

CVS Health encourages you to register your vote via the Internet, by telephone or by mail. If you attend the CVS Health special meeting, you may also vote in person, in which case any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be revoked and superseded by the vote that you cast at the CVS Health special meeting. To vote in person at the CVS Health special meeting, beneficial owners who hold shares in “street name” through a broker, bank or other nominee holder of record will need to contact the broker, bank or other nominee holder of record to obtain a written legal proxy to bring to the meeting. Whether your proxy is submitted via the Internet, by phone or by mail, if it is properly completed and submitted, and if you do not revoke it prior to or at the CVS Health special meeting, your shares will be voted at the CVS Health special meeting in the manner specified by you, except as otherwise set forth in this joint proxy statement/prospectus.

You may vote via the Internet or by telephone until 11:59 p.m. (Eastern Time) on [●], 2018, or Broadridge must receive your paper proxy card by mail no later than the close of business on [●], 2018.

Q:	If my shares of CVS Health common stock are held in “street name,” will my broker, bank or other nominee holder of record automatically vote my shares for me?

A:

No. If your shares are held in an account at a broker, bank or other nominee holder of record (i.e., in “street name”), you must instruct the broker, bank or other nominee holder of record on how to vote your shares. Your broker, bank or other nominee holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank or other nominee holder of record with this joint proxy statement/prospectus. Brokers, banks and other nominee holders of record who hold shares of CVS Health common stock in “street name” typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. However, brokers, banks and other nominee holders of record typically are not allowed to exercise their voting discretion on matters that are “non-routine” without specific instructions on how to vote from the beneficial owner. Under the current rules of the NYSE, both proposals to be considered at the CVS Health special meeting as described in this joint proxy statement/prospectus are considered non-routine. Therefore brokers, banks and other nominee holders of record do not have discretionary authority to vote on either proposal.

Broker non-votes are shares held by a broker, bank or other nominee holder of record that are present in person or represented by proxy at the CVS Health special meeting, but with respect to which the broker, bank or other nominee holder of record is not instructed by the beneficial owner of such shares on how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers, banks and other nominee holders of record do not have discretionary voting authority with respect to either of the proposals to be considered at the CVS Health special meeting as described in this joint proxy statement/prospectus, if a beneficial owner of shares of CVS Health common stock held in “street name” does not give voting instructions to the broker, bank or other nominee holder of record, then those shares will not be present in person or represented by proxy at the CVS Health special meeting. As a result, there will not be any broker non-votes in connection with either of the proposals to be considered at the CVS Health special meeting as described in this joint proxy statement/prospectus.

Q:	How will my shares be represented at the CVS Health special meeting?

A:	If you correctly submit your proxy via the Internet, by telephone or by mail, the persons named in your proxy card will vote your shares in the manner you requested. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as CVS Health’s board of directors unanimously recommends, which is:

•	“FOR” the stock issuance; and

•	“FOR” the approval of the CVS Health adjournment proposal.

However, if you indicate that you wish to vote against the approval of the stock issuance, your shares will only be voted in favor of the CVS Health adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Q:	Who may attend the Aetna special meeting?

A:	Aetna shareholders at the record date for the Aetna special meeting (the close of business on [●], 2018), or their proxy holders, may attend the Aetna special meeting. If you hold shares in your name at the record date and plan to attend the Aetna special meeting, because of security procedures, you will need to obtain an admission ticket in advance. In addition to obtaining an admission ticket in advance, you will be required to provide valid government-issued photo identification (e.g., a driver’s license or a passport) to be admitted to the Aetna special meeting.

If you are a beneficial owner of Aetna common shares held in “street name” by a broker, bank or other nominee holder of record at the record date (the close of business on [●], 2018), and you plan to attend the Aetna special meeting, in addition to following the security procedures described above, you will also need proof of beneficial ownership at the record date to obtain your admission ticket to the Aetna special meeting. A brokerage statement or letter from a bank or broker are examples of proof of beneficial ownership. If you wish to vote your Aetna common shares held in “street name” in person at the Aetna special meeting, you will have to obtain a written legal proxy in your name from the broker, bank or other nominee holder of record that holds your shares.

Aetna shareholders may contact Georgeson LLC at (888) 658-3624 (toll-free) or (781) 575-2137 (for international callers) to obtain directions to the location of the Aetna special meeting.

Q:	Who may attend the CVS Health special meeting?

A:	CVS Health stockholders at the record date for the CVS Health special meeting (the close of business on [●], 2018), or their proxy holders, may attend the CVS Health special meeting. You may not appoint more than one person to act as your proxy at the CVS Health special meeting. If you would like to attend the CVS Health special meeting, please be prepared to provide valid government-issued photo identification (e.g., a driver’s license or a passport) to be admitted to the CVS Health special meeting.

If you are a beneficial owner of shares of CVS Health common stock held in “street name” by a broker, bank or other nominee holder of record at the record date (the close of business on [●], 2018), in addition to proper identification, you will also need an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the record date to be admitted to the CVS Health special meeting. If you wish to vote your shares of CVS Health common stock held in “street name” in person at the CVS Health special meeting, you will have to obtain a written legal proxy in your name from the broker, bank or other nominee holder of record that holds your shares.

CVS Health stockholders may contact Okapi Partners LLC at (855) 305-0855 (toll-free) or (212) 297-0720 (collect) or CVS Health’s Investor Relations at (800) 201-0938 to obtain directions to the location of the CVS Health special meeting.

Q.	Can I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy or change your vote at any time before the closing of the polls at the applicable special meeting.

If you are a shareholder of record at the record date for the Aetna special meeting or a stockholder of record at the record date for the CVS Health special meeting (in each case, the close of business on [●], 2018), you can revoke your proxy or change your vote by:

•	sending a signed notice stating that you revoke your proxy:

•	if you are an Aetna shareholder, to Vote Processing, c/o Broadridge Financial Solutions, Inc. by mail at 51 Mercedes Way, Edgewood NY 11717 or by fax at (631) 254-7733; or

•	if you are a CVS Health stockholder, to Vote Processing, c/o Broadridge Financial Solutions, Inc. by mail at 51 Mercedes Way, Edgewood NY 11717 or by fax at (631) 254-7733;

in each case, that bears a date later than the date of the proxy you want to revoke and is received prior to the applicable special meeting;

•	submitting a valid, later-dated proxy via the Internet or by telephone before 11:59 p.m. (Eastern Time) on [●], 2018, or by mail that is received prior to the applicable special meeting; or

•	attending the applicable special meeting (or, if the applicable special meeting is adjourned or postponed, attending the applicable adjourned or postponed meeting) and voting in person, which automatically will cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy previously given.

If you hold your shares in “street name” through a broker, bank or other nominee holder of record, you must contact your broker, bank or other nominee holder of record to change your vote or obtain a written legal proxy to vote your shares if you wish to cast your vote in person at the applicable special meeting.

Q:	What happens if I sell my Aetna common shares after the record date but before the Aetna special meeting?

A:	The record date for the Aetna special meeting (the close of business on [●], 2018) is earlier than the date of the Aetna special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your Aetna common shares after the record date but before the date of the Aetna special meeting, you will retain your right to vote at the Aetna special meeting. However, you will not have the right to receive the merger consideration to be received by Aetna shareholders in the merger. In order to receive the merger consideration, you must hold your shares immediately prior to completion of the merger.

Q:	What happens if I sell my CVS Health shares after the record date but before the CVS Health special meeting?

A:	The record date for the CVS Health special meeting (the close of business on [●], 2018) is earlier than the date of the CVS Health special meeting. If you sell or otherwise transfer your shares of CVS Health common stock after the record date but before the date of the CVS Health special meeting, you will retain your right to vote at the CVS Health special meeting.

Q:	What do I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus, the related proxy card or the voting instruction forms. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a record holder and also in “street name,” or otherwise through another nominee holder of record, and in certain other circumstances. In addition, if you are a holder of shares of both Aetna common shares and shares of CVS Health common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. If you receive more than one set of voting materials, please separately submit votes for each set of voting materials in order to ensure that all of your shares are voted.

Q:	Are Aetna shareholders entitled to appraisal rights?

A:	No. In accordance with Section 1571(b) of the Pennsylvania Business Corporation Law, which is referred to in this joint proxy statement/prospectus as the PBCL, holders of Aetna common shares will not be entitled to appraisal or dissenters’ rights in connection with the merger.

Q:	Is completion of the merger subject to any conditions?

A:	Yes. CVS Health and Aetna are not required to complete the merger unless a number of conditions are satisfied (or, to the extent permitted by applicable law, waived). These conditions include the approval and adoption of the merger agreement by Aetna shareholders, the approval of the stock issuance by CVS Health stockholders, termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to in this joint proxy statement/prospectus as the HSR Act, and the receipt of certain other regulatory approvals. For a more complete summary of the conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 181 of this joint proxy statement/prospectus.

Q:	When do you expect to complete the merger?

A:	As of the date of this joint proxy statement/prospectus, Aetna and CVS Health expect to complete the merger in the second half of 2018, subject to the approval and adoption of the merger agreement by Aetna shareholders, the approval of the stock issuance by CVS Health stockholders, early termination or expiration of the waiting period under the HSR Act, the receipt of certain other regulatory approvals and the satisfaction (or, to the extent permitted by applicable law, waiver) of the other conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the merger. However, no assurance can be given as to when, or if, the merger will be completed.

Q:	Is the transaction expected to be taxable to Aetna shareholders?

A:

The exchange of Aetna common shares for the merger consideration pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, an Aetna shareholder that is a U.S. holder (as defined in “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—Material U.S. Federal Income Tax Consequences” beginning on page 167 of this joint proxy statement/prospectus) will recognize taxable capital gain or loss in an amount equal to the difference, if any, between (i) the sum of (x) the amount of cash, including cash in lieu of fractional shares, received by such U.S. holder in the merger and (y) the fair market value of the shares of CVS Health common stock received by such U.S. holder in the merger and (ii) such U.S. holder’s adjusted tax basis in the Aetna common shares exchanged therefor. With respect to an Aetna shareholder that is a non-U.S. holder (as defined in “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—Material U.S. Federal Income Tax Consequences” beginning on page 167 of this joint proxy statement/prospectus), the exchange of Aetna common shares for the merger consideration pursuant to the merger generally will not result in tax to such non-U.S. holder under U.S. federal income tax laws unless such non-U.S. holder has certain connections with the United States.

Each Aetna shareholder is urged to read the discussion in the section entitled “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—Material U.S. Federal Income Tax Consequences” beginning on page 167 of this joint proxy statement/prospectus and to consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the merger.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes. Then, please vote your Aetna common shares and/or shares of CVS Health common stock, as applicable, which you may do by:

•	completing, dating, signing and returning the enclosed proxy card for the applicable company in the accompanying postage-paid return envelope;

•	submitting your proxy via the Internet or by telephone by following the instructions included on your proxy card for such company; or

•	attending the applicable special meeting and voting by ballot in person.

If you hold shares in “street name” through a broker, bank or other nominee holder of record, please instruct your broker, bank or other nominee holder of record to vote your shares by following the instructions that the broker, bank or other nominee holder of record provides to you with these materials.

See “—How will my shares be represented at the Aetna special meeting?” beginning on page 8 of this joint proxy statement/prospectus and “—How will my shares be represented at the CVS Health special meeting?” beginning on page 10 of this joint proxy statement/prospectus.

Q:	Should I send in my Aetna share certificates now?

A:	No. Aetna shareholders should not send in their share certificates at this time. After completion of the merger, CVS Health’s exchange agent will send you a letter of transmittal and instructions for exchanging your Aetna common shares for the merger consideration. The shares of CVS Health common stock you receive in the merger will be issued in book-entry form and, unless otherwise requested, physical certificates will not be issued. See “The Merger Agreement—Procedures for Surrendering Aetna Share Certificates” beginning on page 179 of this joint proxy statement/prospectus. CVS Health stockholders will keep their existing share certificates, if any, and will not be required to take any action with respect to their certificates.

Q:	As a holder of stock appreciation rights issued by Aetna representing the right to receive a payment in Aetna common shares, or a holder of Aetna restricted stock units or performance stock units, what will I receive in the merger?

A:

Each vested stock appreciation right representing the right to receive a payment in Aetna common shares, which are referred to in this joint proxy statement/prospectus as Aetna stock appreciation rights (including those Aetna stock appreciation rights that vest by their terms as of completion of the merger) that is outstanding as of completion of the merger will be cancelled and converted into the right to receive a cash amount (without interest) equal to the product of (a) the excess, if any, of (x) the sum of $145.00 plus the value equal to the product of the average of the volume weighted averages of the trading prices for shares of CVS Health common stock on the NYSE on each of the five consecutive trading days ending on the trading day that is two trading days prior to completion of the merger, which average is referred to in this joint proxy statement/prospectus as the CVS Health closing price, multiplied by the ratio of 0.8378 of a share of CVS Health common stock for each Aetna common share (which is referred to in this joint proxy statement/prospectus as the exchange ratio) (the sum of such amounts is referred to in this joint proxy statement/prospectus as the equity award cash consideration) over (y) the applicable per share exercise price of the Aetna stock appreciation right multiplied by (b) the total number of Aetna common shares subject to such Aetna stock appreciation right.

Each Aetna stock appreciation right that is not vested as of completion of the merger or that is granted after the date of the merger agreement (to the extent permitted under the merger agreement), at completion of the merger, will be assumed by CVS Health and will become a stock appreciation right, which is referred to in this joint proxy statement/prospectus as an assumed stock appreciation right, representing the right to receive a payment in shares of CVS Health common stock on the same terms and conditions, except that the number of shares of CVS Health common stock subject to the assumed stock appreciation right will equal the product of (a) the number of Aetna common shares that were subject to such Aetna stock appreciation right immediately prior to completion of the merger, multiplied by (b) the sum of (x) the exchange ratio plus (y) the quotient of $145.00, divided by the CVS Health closing price (the sum of such amounts is referred to in this joint proxy statement/prospectus as the equity award exchange ratio), with such product rounded down to the nearest whole share of CVS Health Common stock. The per share exercise price for each assumed stock appreciation right will equal the exercise price per share of such Aetna stock appreciation right immediately prior to completion of the merger divided by the equity award exchange ratio, rounded up to the nearest whole cent.

Immediately prior to completion of the merger, each outstanding Aetna restricted stock unit, which is referred to in this joint proxy statement/prospectus as an Aetna RSU, and each outstanding Aetna performance stock unit, which is referred to in this joint proxy statement/prospectus as an Aetna PSU, that provides for accelerated vesting upon completion of the merger will vest and will be converted into the right to receive, with respect to each Aetna common share underlying the Aetna RSU or Aetna PSU, the merger consideration, less applicable tax withholdings.

Each Aetna RSU or Aetna PSU that is not converted into a right to receive the merger consideration or is granted after the date of the merger agreement (to the extent permitted under the merger agreement) will be assumed by CVS Health and will be converted into a time-based restricted stock unit award covering the number of whole shares of CVS Health common stock equal to the product of the number of Aetna common shares underlying such assumed Aetna RSU or Aetna PSU immediately prior to completion of the merger (with the performance of each Aetna PSU to be determined based on the applicable award agreement relating to such Aetna PSU) multiplied by the equity award exchange ratio, with such product rounded down to the nearest whole share of CVS Health common stock. Except as provided in the immediately preceding sentence, each assumed Aetna RSU or Aetna PSU will continue to have, and be subject to, the same terms and conditions as applied to the corresponding Aetna RSU or Aetna PSU immediately prior to completion of the merger (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the merger).

The description above does not apply to equity awards held by Aetna’s non-employee directors, who will receive a cash payment for their restricted and deferred units in accordance with the Aetna Inc. Non-Employee Director Compensation Plan, which is referred to in this joint proxy statement/prospectus as the Aetna Director Plan.

See “The Merger Agreement—Treatment of Aetna Equity Awards” beginning on page 180 of this joint proxy statement/prospectus.

Q:	How can I vote the shares of CVS Health common stock I hold through the 401(k) Plan and Employee Stock Ownership Plan of CVS Health Corporation and Affiliated Companies?

A:	Participants in the 401(k) Plan and Employee Stock Ownership Plan of CVS Health Corporation and Affiliated Companies, which is referred to in this joint proxy statement/prospectus as the CVS Health 401(k) Plan, who receive this joint proxy statement/prospectus in their capacity as participants in the CVS Health 401(k) Plan are entitled to vote using the enclosed proxy card. The proxy card directs the trustee of the CVS Health 401(k) Plan to vote a participant’s shares as indicated on the card. Shares of CVS Health common stock held through the CVS Health 401(k) Plan for which no instructions are received will be voted by the trustee of the CVS Health 401(k) Plan in the same percentage as the shares of CVS Health common stock held through the CVS Health 401(k) Plan for which the trustee receives voting instructions. The trustee of the CVS Health 401(k) Plan must receive your voting instructions by 11:59 p.m. (Eastern Time) on [●], 2018.

Please note that you cannot vote the shares of CVS Health common stock you hold through the CVS Health 401(k) Plan in person at the CVS Health special meeting.

Q:	How can I vote the Aetna common shares I hold through Aetna’s 401(k) plan?

A:	Participants in the Aetna Inc. 401(k) Plan, which is referred to in this joint proxy statement/prospectus as the Aetna 401(k) Plan, who receive this joint proxy statement/prospectus in their capacity as participants in the Aetna 401(k) Plan will receive voting instruction cards instead of proxy cards. The voting instruction card directs the trustee of the Aetna 401(k) Plan to vote the shares shown on the card as indicated on the card. Aetna common shares held through the Aetna 401(k) Plan may be voted by using the Internet, by calling a toll-free telephone number or by completing, signing and dating the voting instruction card and mailing it to the trustee of the Aetna 401(k) Plan in accordance with the trustee’s instructions. Aetna common shares held through the Aetna 401(k) Plan for which no instructions are received will be voted by the trustee of the Aetna 401(k) Plan in the same percentage as the Aetna common shares held through the Aetna 401(k) Plan for which the trustee receives voting instructions. The trustee of the Aetna 401(k) Plan must receive your voting instructions by 11:59 p.m. (Eastern Time) on [●], 2018.

Please note that you cannot vote the Aetna common shares you hold through the Aetna 401(k) Plan in person at the Aetna special meeting.

Q:	If I am an Aetna shareholder, whom should I call with questions?

A:	If you have any questions about the merger agreement, the merger, the proposal to approve and adopt the merger agreement, the Aetna adjournment proposal, the Aetna compensation advisory proposal or the Aetna special meeting, or this joint proxy statement/prospectus, desire additional copies of this joint proxy statement/prospectus, proxy cards or voting instruction forms or need help voting your Aetna common shares, you should contact:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Telephone (Toll-Free): (888) 658-3624

International Callers: (781) 575-2137

Email: aetna@georgeson.com

or

Aetna Inc.

151 Farmington Avenue

Hartford, CT 06156

Attention: Investor Relations

Telephone: (860) 273-2402

Email: investorelations@aetna.com

Q:	If I am a CVS Health stockholder, whom should I call with questions?

A:	If you have any questions about the merger agreement, the merger, the stock issuance, the proposal to approve the stock issuance, the CVS Health adjournment proposal or the CVS Health special meeting or this joint proxy statement/prospectus, desire additional copies of this joint proxy statement/prospectus, proxy cards or voting instruction forms or need help voting your shares of CVS Health common stock, you should contact:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Telephone (Toll-Free): (855) 305-0855

Telephone (Collect): (212) 297-0720

Email: cvsproxyinfo@okapipartners.com

or

CVS Health Corporation

One CVS Drive

Woonsocket, RI 02895

Attention: Investor Relations

Telephone: (800) 201-0938

Email: investorinfo@cvshealth.com

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read carefully the entire joint proxy statement/prospectus and the other documents attached to or referred to in this joint proxy statement/prospectus in order to fully understand the merger agreement and the proposed merger. See “Where You Can Find More Information” beginning on page 254 of this joint proxy statement/prospectus. Each item in this summary refers to the page of this joint proxy statement/prospectus on which the more detailed discussion of that subject begins.

The Companies (see page 73)

CVS Health Corporation

CVS Health Corporation was incorporated in the State of Delaware on August 22, 1996. CVS Health, together with its subsidiaries, is a pharmacy innovation company helping people on their path to better health. At the forefront of a changing health care landscape, CVS Health has an unmatched suite of capabilities and the expertise needed to drive innovations that will help shape the future of health care.

Through more than 9,700 retail locations, more than 1,100 walk-in health care clinics, a leading pharmacy benefits manager with nearly 90 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year, expanding specialty pharmacy services and a leading stand-alone Medicare Part D prescription drug plan, CVS Health enables people, businesses and communities to manage health in more affordable, effective ways. CVS Health is delivering break-through products and services, from advising patients on their medications at CVS Pharmacy® locations, to introducing unique programs to help control costs for CVS Health’s clients at CVS Caremark®, to innovating how care is delivered to CVS Health’s patients with complex conditions through CVS Specialty®, to improving pharmacy care for the senior community through Omnicare®, or by expanding access to high-quality, low-cost care at CVS MinuteClinic®.

The principal trading market for shares of CVS Health common stock (NYSE: CVS) is the NYSE. The principal executive offices of CVS Health are located at One CVS Drive, Woonsocket, RI 02895; its telephone number is (401) 765-1500; and its website is www.cvshealth.com. Information on CVS Health’s Internet website is not incorporated by reference into or otherwise part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates important business and financial information about CVS Health from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 254 of this joint proxy statement/prospectus.

Aetna Inc.

Aetna Inc. was incorporated in the Commonwealth of Pennsylvania on December 20, 1982. Aetna, together with its subsidiaries, is one of the nation’s leading diversified health care benefits companies, serving an estimated 44.6 million people as of September 30, 2017. Aetna has the information and resources to help its members, in consultation with their health care professionals, make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, medical management capabilities, Medicaid health care management services, Medicare Advantage and Medicare supplement plans, workers’ compensation administrative services and health information technology products and services. Aetna’s customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. On November 1, 2017, Aetna sold its domestic group life insurance, group disability insurance and absence management businesses to Hartford Life and Accident Insurance Company.

The principal trading market for Aetna common shares (NYSE: AET) is the NYSE. The principal executive offices of Aetna are located at 151 Farmington Avenue, Hartford, CT 06156; its telephone number is (860) 273-0123; and its website is www.aetna.com. Information on Aetna’s Internet website is not incorporated by reference into or otherwise part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates important business and financial information about Aetna from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 254 of this joint proxy statement/prospectus.

Hudson Merger Sub Corp.

Merger Sub was incorporated in the Commonwealth of Pennsylvania on November 14, 2017, and is a wholly-owned subsidiary of CVS Health. Merger Sub was formed solely for the purpose of completing the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

The principal executive offices of Merger Sub are located at One CVS Drive, Woonsocket, RI 02895; and its telephone number is (401) 765-1500.

The Merger (see page 177)

CVS Health, Merger Sub and Aetna have entered into the merger agreement. Subject to the terms and conditions of the merger agreement and in accordance with applicable law, in the merger, Merger Sub will be merged with and into Aetna, with Aetna continuing as the surviving corporation and a wholly-owned subsidiary of CVS Health. Upon completion of the merger, Aetna common shares will no longer be publicly traded.

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. You should read the merger agreement carefully because it is the legal document that governs the merger.

Special Meeting of Stockholders of CVS Health (see page 75)

Meeting. The CVS Health special meeting will be held on [●], 2018, at the CVS Health Customer Support Center, located at One CVS Drive, Woonsocket, RI 02895, at [●] Eastern Time. At the CVS Health special meeting, CVS Health stockholders will be asked to consider and vote on the following proposals:

•	to approve the stock issuance; and

•	to approve the CVS Health adjournment proposal.

Record Date. CVS Health’s board of directors has fixed the close of business on [●], 2018, as the record date for the determination of the stockholders entitled to notice of and to vote at the CVS Health special meeting or any adjournment or postponement of the CVS Health special meeting. Only CVS Health stockholders of record at the record date are entitled to receive notice of, and to vote at, the CVS Health special meeting or any adjournment or postponement of the CVS Health special meeting. As of the close of business on [●], 2018, there were [●] shares of CVS Health common stock outstanding and entitled to vote at the CVS Health special meeting. Each holder of shares of CVS Health common stock is entitled to one vote for each share of CVS Health common stock owned at the record date.

Quorum. The presence at the CVS Health special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of CVS Health common stock at the record date (the close of business on [●],

2018) will constitute a quorum. Elections to abstain from voting will be deemed present at the CVS Health special meeting for the purpose of determining the presence of a quorum. Shares of CVS Health common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee holder of record, and shares of CVS Health common stock with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the CVS Health special meeting for the purpose of determining the presence of a quorum. There must be a quorum for the vote on the stock issuance to be taken at the CVS Health special meeting. Failure of a quorum to be present at the CVS Health special meeting will necessitate an adjournment of the meeting and will subject CVS Health to additional expense.

Required Vote. Assuming a quorum is present, approval of the stock issuance requires the affirmative vote of a majority of the votes cast at the CVS Health special meeting by holders of shares of CVS Health common stock. CVS Health cannot complete the merger unless its stockholders approve the stock issuance. Under the current rules and interpretive guidance of the NYSE, “votes cast” on the stock issuance consist of votes “for” or “against”, as well as elections to abstain from voting on the stock issuance. As a result, a CVS Health stockholder’s election to abstain from voting on the stock issuance will have the same effect as a vote “AGAINST” the proposal. Assuming a quorum is present, the failure of a CVS Health stockholder who holds his or her shares in “street name” through a broker, bank or other nominee holder of record to give voting instructions to that broker, bank or other nominee holder of record or any other failure of a CVS Health stockholder to vote will have no effect on the outcome of any vote to approve the stock issuance because these failures to vote are not considered “votes cast.”

Approval of the CVS Health adjournment proposal, whether or not a quorum, as defined under Delaware law, is present, requires the affirmative vote of a majority of the votes cast at the CVS Health special meeting by CVS Health stockholders. For purposes of the CVS Health adjournment proposal, “votes cast” means votes “for” or “against” the proposal. As a result, a CVS Health stockholder’s election to abstain from voting on the CVS Health adjournment proposal, the failure of a CVS Health stockholder who holds his or her shares in “street name” through a broker, bank or other nominee holder of record to give voting instructions to that broker, bank or other nominee holder of record or any other failure of a CVS Health stockholder to vote will have no effect on the outcome of any vote on the CVS Health adjournment proposal.

Stock Ownership of and Voting by CVS Health Directors and Executive Officers. At the record date for the CVS Health special meeting (the close of business on [●], 2018), CVS Health’s directors and executive officers and their affiliates beneficially owned and had the right to vote in the aggregate [●] shares of CVS Health common stock at the CVS Health special meeting, which represents approximately [●]% of the shares of CVS Health common stock entitled to vote at the CVS Health special meeting. Approval of the stock issuance requires the affirmative vote of a majority of the votes cast at the CVS Health special meeting by holders of shares of CVS Health common stock (assuming a quorum is present).

Each of CVS Health’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her shares of CVS Health common stock “FOR” the stock issuance and “FOR” the CVS Health adjournment proposal, although none of CVS Health’s directors and executive officers has entered into any agreement requiring them to do so.

Special Meeting of Shareholders of Aetna (see page 82)

Meeting. The Aetna special meeting will be held on [●], 2018, at [●], located at [●], at [●] Eastern Time. At the Aetna special meeting, Aetna shareholders will be asked to consider and vote on the following proposals:

•	to approve and adopt the merger agreement;

•	to approve the Aetna adjournment proposal; and

•	to approve, on an advisory (non-binding) basis the Aetna compensation advisory proposal.

Record Date. A committee of Aetna’s board of directors has fixed the close of business on [●], 2018, as the record date for the determination of the Aetna shareholders entitled to notice of and to vote at the Aetna special meeting or any adjournment or postponement of the Aetna special meeting. Only Aetna shareholders of record at the record date are entitled to receive notice of, and to vote at, the Aetna special meeting or any adjournment or postponement of the Aetna special meeting. As of the close of business on [●], 2018, there were [●] Aetna common shares outstanding and entitled to vote at the Aetna special meeting. Each holder of Aetna common shares is entitled to one vote for each Aetna common share owned at the record date.

Quorum. The presence at the Aetna special meeting, in person or by proxy, of the holders of a majority of the outstanding Aetna common shares at the record date (the close of business on [●], 2018) will constitute a quorum. Aetna common shares whose holders elect to abstain from voting will be deemed present at the Aetna special meeting for the purpose of determining the presence of a quorum. Aetna common shares held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee holder of record, and Aetna common shares with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the Aetna special meeting for the purpose of determining the presence of a quorum. There must be a quorum for the vote on the approval and adoption of the merger agreement and the vote on the Aetna compensation advisory proposal to be taken at the Aetna special meeting. Failure of a quorum to be present at the Aetna special meeting will necessitate an adjournment of the meeting and will subject Aetna to additional expense.

Required Vote. Pursuant to Aetna’s amended and restated articles of incorporation, which are referred to in this joint proxy statement/prospectus as Aetna’s articles, to approve and adopt the merger agreement, the affirmative vote of the holders of a majority of Aetna common shares outstanding and entitled to vote thereon is required. Aetna cannot complete the merger and the merger consideration will not be paid unless its shareholders approve and adopt the merger agreement. Because approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of Aetna common shares outstanding and entitled to vote thereon, an Aetna shareholder’s abstention from voting, the failure of an Aetna shareholder who holds his or her shares in “street name” through a broker, bank or other nominee holder of record to give voting instructions to that broker, bank or other nominee holder of record or any other failure of an Aetna shareholder to vote will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

To approve (i) the Aetna adjournment proposal (whether or not a quorum, as defined under Pennsylvania law, is present) and (ii) on an advisory (non-binding) basis, the Aetna compensation advisory proposal (assuming a quorum, as defined under Pennsylvania law, is present), the affirmative vote of a majority of the votes cast at the Aetna special meeting by holders of Aetna common shares is required. For purposes of each of the Aetna adjournment proposal and the Aetna compensation advisory proposal, “votes cast” means votes “for” or “against” the applicable proposal. As a result, an Aetna shareholder’s abstention from voting, the failure of an Aetna shareholder who holds his or her shares in “street name” through a broker, bank or other nominee holder of record to give voting instructions to that broker, bank or other nominee holder of record or any other failure of an Aetna shareholder to vote will have no effect on the outcome of any vote on the Aetna adjournment proposal or any vote to approve, on an advisory (non-binding) basis, the Aetna compensation advisory proposal.

Share Ownership of and Voting by Aetna Directors and Executive Officers. At the record date for the Aetna special meeting (the close of business on [●], 2018), Aetna’s directors and executive officers and their affiliates beneficially owned and had the right to vote in the aggregate [●] Aetna common shares at the Aetna special meeting, which represents approximately [●]% of the Aetna common shares entitled to vote at the Aetna special meeting. To approve and adopt the merger agreement, the affirmative vote of the holders of a majority of Aetna common shares outstanding and entitled to vote thereon is required.

Each of Aetna’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her Aetna common shares “FOR” the proposal to approve and adopt the merger agreement, “FOR” the Aetna adjournment proposal and “FOR” the Aetna compensation advisory proposal, although none of Aetna’s directors or executive officers has entered into any agreement requiring them to do so.

What Aetna Shareholders Will Receive in the Merger (see page 178)

If the merger is completed, Aetna shareholders will be entitled to receive, in exchange for each Aetna common share that they own immediately prior to the effective time of the merger, $145.00 in cash without interest thereon and 0.8378 of a share of CVS Health common stock, together with cash payable in lieu of any fractional shares as described below.

CVS Health will not issue any fractional shares in the merger. Instead, the total number of shares of CVS Health common stock that each Aetna shareholder will be entitled to receive in the merger will be rounded down to the nearest whole number, and each Aetna shareholder will be entitled to receive cash, without interest thereon, for any fractional share of CVS Health common stock that he or she otherwise would be entitled to receive in the merger. The amount of cash for fractional shares will be calculated by multiplying the fraction of a share of CVS Health common stock that the Aetna shareholder otherwise would be entitled to receive in the merger by the CVS Health closing price.

Example: If you own 100 Aetna common shares at the time the merger is completed, you will be entitled to receive $14,500.00 in cash without interest thereon and 83 shares of CVS Health common stock. In addition, you will be entitled to receive an amount of cash equal to 0.78 of a share of CVS Health common stock multiplied by the CVS Health closing price.

The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of either shares of CVS Health common stock or Aetna common shares changes. Therefore, the value of the share consideration will depend on the market price of shares of CVS Health common stock at the time Aetna shareholders receive shares of CVS Health common stock in the merger. Based on the closing price of a share of CVS Health common stock on the NYSE on October 25, 2017, the last trading day prior to news reports of a potential transaction between CVS Health and Aetna, the merger consideration represented approximately $208.28 in value for each Aetna common share. Based on the closing price of a share of CVS Health common stock on the NYSE on [●], 2018, the most recent trading day prior to the date of this joint proxy statement/prospectus for which this information was available, the merger consideration represented approximately $[●] in value for each Aetna common share. The market price of shares of CVS Health common stock has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Aetna special meeting and the date the merger is completed and thereafter. The market price of shares of CVS Health common stock when received by Aetna shareholders after the merger is completed could be greater than, less than or the same as the market price of shares of CVS Health common stock on the date of this joint proxy statement/prospectus or at the time of the Aetna special meeting or any adjournment or postponement thereof.

Treatment of Aetna Equity Awards (see page 180)

At completion of the merger, each outstanding vested Aetna stock appreciation right (including those Aetna stock appreciation rights that vest by their terms at completion of the merger), will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the excess, if any, of the equity award cash consideration over the applicable per share exercise price of such Aetna stock appreciation right multiplied by the total number of Aetna common shares subject to such Aetna stock appreciation right.

Each Aetna stock appreciation right that is not vested as of completion of the merger or that is granted after the date of the merger agreement (to the extent permitted under the merger agreement), at completion of the merger, will be assumed by CVS Health and will become an assumed stock appreciation right representing the right to receive a payment in shares of CVS Health common stock on the same terms and conditions, except that the number of shares of CVS Health common stock subject to the assumed stock appreciation right will equal the product of the number of Aetna common shares that were subject to such Aetna stock appreciation right immediately prior to completion of the merger multiplied by the equity award exchange ratio, with such product rounded down to the nearest whole share of CVS Health common stock. The per share exercise price for each assumed stock appreciation right will equal the exercise price per share of such Aetna stock appreciation right immediately prior to completion of the merger divided by the equity award exchange ratio, rounded up to the nearest whole cent.

Immediately prior to completion of the merger, each outstanding Aetna RSU and each outstanding Aetna PSU that provides for accelerated vesting upon completion of the merger will vest and will be converted into the right to receive, with respect to each Aetna common share underlying the Aetna RSU or Aetna PSU, the merger consideration, less applicable tax withholdings.

Each Aetna RSU or Aetna PSU that is not converted into a right to receive the merger consideration or is granted after the date of the merger agreement (to the extent permitted under the merger agreement) will be assumed by CVS Health and will be converted into a time-based restricted stock unit award covering the number of whole shares of CVS Health common stock equal to the product of the number of Aetna common shares underlying such assumed Aetna RSU or Aetna PSU immediately prior to completion of the merger (with the performance of each Aetna PSU to be determined based on the applicable award agreement relating to such Aetna PSU) multiplied by the equity award exchange ratio, with such product rounded down to the nearest whole share of CVS Health common stock. Except as provided in the immediately preceding sentence, each assumed Aetna RSU or Aetna PSU will continue to have, and be subject to, the same terms and conditions as applied to the corresponding Aetna RSU or Aetna PSU immediately prior to completion of the merger (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the merger).

The description above does not apply to equity awards held by Aetna’s non-employee directors, who will receive a cash payment for their restricted and deferred units in accordance with the Aetna Director Plan.

Recommendations of the Aetna Board of Directors (see page 101)

Aetna’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are fair to and in the best interests of Aetna and its shareholders. Aetna’s board of directors unanimously recommends that Aetna shareholders vote “FOR” the proposal to approve and adopt the merger agreement. For the factors considered by Aetna’s board of directors in reaching this decision, see “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—Aetna’s Reasons for the Merger; Recommendation of the Aetna Board of Directors that Aetna Shareholders Approve and Adopt the Merger Agreement” beginning on page 101 of this joint proxy statement/prospectus.

Aetna’s board of directors unanimously recommends that Aetna shareholders vote “FOR” the Aetna adjournment proposal. See “Aetna Proposal II: Adjournment of the Aetna Special Meeting” beginning on page 219 of this joint proxy statement/prospectus.

In addition, Aetna’s board of directors unanimously recommends that Aetna shareholders vote “FOR” the Aetna compensation advisory proposal. See “Aetna Proposal III: Advisory Vote On Merger-Related Executive Compensation Arrangements” beginning on page 220 of this joint proxy statement/prospectus.

Recommendations of the CVS Health Board of Directors (see page 106)

CVS Health’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including merger and the stock issuance, are advisable, fair to and in the best interests of CVS Health and its stockholders. CVS Health’s board of directors unanimously recommends that CVS Health stockholders vote “FOR” the stock issuance. For the factors considered by CVS Health’s board of directors in reaching this decision, see “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—CVS Health’s Reasons for the Merger; Recommendation of the CVS Health Board of Directors that CVS Health Stockholders Approve the Stock Issuance” beginning on page 106 of this joint proxy statement/prospectus.

CVS Health’s board of directors unanimously recommends that CVS Health stockholders vote “FOR” the CVS Health adjournment proposal. See “CVS Health Proposal II: Adjournment of the CVS Health Special Meeting” beginning on page 221 of this joint proxy statement/prospectus.

Opinions of Aetna’s Financial Advisors (see page 111)

Opinion of Lazard Frères & Co. LLC

Aetna has engaged Lazard Frères & Co. LLC, which is referred to in this joint proxy statement/prospectus as Lazard, as a financial advisor in connection with the merger. In connection with the merger, Lazard delivered a written opinion, dated December 3, 2017, to the Aetna board of directors as to the fairness, from a financial point of view and as of such date, of the consideration to be paid to the holders of Aetna common shares in the merger.

The full text of Lazard’s written opinion, dated December 3, 2017, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The description of Lazard’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Lazard’s opinion. Lazard’s opinion was for the benefit of the Aetna board of directors (in its capacity as such) in connection with its evaluation of the merger and did not address any terms or other aspects (other than the merger consideration to the extent expressly specified in Lazard’s opinion) of the merger. Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which Aetna might engage or the merits of the underlying decision by Aetna to engage in the merger. Lazard’s opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any matter relating thereto.

Opinion of Allen & Company LLC

Aetna also has engaged Allen & Company LLC, which is referred to in this joint proxy statement/prospectus as Allen & Company, as a financial advisor in connection with the merger. In connection with the merger, Allen & Company delivered a written opinion, dated December 3, 2017, to the Aetna board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received by holders of Aetna common shares pursuant to the merger agreement.

The full text of Allen & Company’s written opinion, dated December 3, 2017, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The description of Allen & Company’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion was intended for the benefit and use of the Aetna board of directors (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger. Allen & Company’s opinion did not constitute a recommendation as to the course of action that Aetna (or the Aetna board of directors) should pursue in connection with the merger or otherwise address the merits of the underlying decision by Aetna to engage in the merger, including in comparison to other strategies or transactions that might be available to Aetna or which Aetna might engage in or consider. Allen & Company’s opinion does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the merger or otherwise.

Opinions of CVS Health’s Financial Advisors (see page 128)

Opinions of Barclays Capital Inc. and Goldman Sachs & Co. LLC

CVS Health engaged Barclays Capital Inc., which is referred to in this joint proxy statement/prospectus as Barclays, and Goldman Sachs & Co. LLC, which is referred to in this joint proxy statement/prospectus as Goldman Sachs, to act as its financial advisors with respect to the merger. Barclays delivered its opinion to CVS Health’s board of directors that, as of December 3, 2017 and based upon and subject to the qualifications, limitations, factors and assumptions set forth in the opinion, the merger consideration to be paid by CVS Health in the merger was fair, from a financial point of view, to CVS Health. Goldman Sachs delivered its opinion to CVS Health’s board of directors that, as of December 3, 2017 and based upon and subject to the qualifications, limitations, factors and assumptions set forth in the opinion, the merger consideration to be paid by CVS Health in the merger was fair, from a financial point of view, to CVS Health.

The full text of the written opinion of Barclays, dated as of December 3, 2017, is attached as Annex D to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Barclays in connection with the opinion. Barclays provided advisory services and its opinion for the information and assistance of CVS Health’s board of directors in connection with its consideration of the merger. The Barclays opinion is not a recommendation as to how any holder of shares of CVS Health common stock or Aetna common shares should vote with respect to the merger or any other matter.

The full text of the written opinion of Goldman Sachs, dated as of December 3, 2017, is attached as Annex E to this joint proxy statement/prospectus. Goldman Sachs’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Goldman Sachs in connection with the opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of CVS Health’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of CVS Health common stock or Aetna common shares should vote with respect to the merger or any other matter.

Opinion of Centerview Partners LLC

CVS Health also retained Centerview Partners LLC, which is referred to in this joint proxy statement/prospectus as Centerview, as financial advisor to CVS Health in connection with the proposed merger and the other transactions contemplated by the merger agreement, which are collectively referred to as the transaction throughout this section and the summary of Centerview’s opinion below under the caption “Opinions of CVS Health’s Financial Advisors—Opinion of Centerview Partners LLC” beginning on page 145 of this joint proxy statement/prospectus. In connection with this engagement, the board of directors of CVS Health requested that Centerview evaluate the fairness, from a financial point of view, to CVS Health, of the merger consideration to be paid by CVS Health in the merger pursuant to the merger agreement. On December 3, 2017, Centerview rendered to the board of directors of CVS Health its oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 3, 2017 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration proposed to be paid by CVS Health in the merger pursuant to the merger agreement was fair, from a financial point of view, to CVS Health.

The full text of Centerview’s written opinion, dated December 3, 2017, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex F and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the board of directors of CVS (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to CVS of the merger consideration to be paid by CVS in the merger pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the transaction and does not constitute a recommendation to any stockholder of CVS or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

Ownership of CVS Health Common Stock After the Merger (see page 89)

Based on the number of Aetna common shares (including the number of shares underlying Aetna stock appreciation rights, Aetna RSUs, Aetna PSUs and unexercised rights under the Aetna employee stock purchase plan) outstanding as of [●], and the treatment of Aetna common shares, stock appreciation rights, Aetna RSUs, Aetna PSUs and unexercised rights under the Aetna employee stock purchase plan in the merger, CVS Health expects to issue approximately [●] million shares of CVS Health common stock to Aetna shareholders and Aetna equity award holders upon completion of the merger and reserve for issuance additional shares of CVS Health common stock in connection with the assumption, exercise and settlement of Aetna stock appreciation rights, Aetna RSUs and Aetna PSUs that are not vested as of completion of the merger or that are granted after the date of the merger agreement (to the extent permitted by the merger agreement). The actual number of shares of CVS Health common stock to be issued and reserved for issuance upon completion of the merger will be determined at completion of the merger based on the exchange ratio and the number of Aetna common shares (including the number of shares underlying Aetna stock appreciation rights, Aetna RSUs, Aetna PSUs and unexercised rights under the Aetna employee stock purchase plan) outstanding at that time. Based on the number of Aetna common shares (including the number of shares underlying Aetna stock appreciation rights, Aetna RSUs, Aetna PSUs and unexercised rights under the Aetna employee stock purchase plan) outstanding as of [●], and the number of shares of CVS Health common stock outstanding as of [●], it is expected that, immediately after completion of the merger, former Aetna shareholders will own approximately [●]% of the outstanding shares of CVS Health common stock.

Governance and Social Matters Following Completion of the Merger (see page 180)

At completion of the merger, the size of the board of directors of CVS Health will be increased by three and the vacancies created thereby will be filled by Mark T. Bertolini, the Chairman and Chief Executive Officer of Aetna, and two other individuals who are serving on the board of directors of Aetna immediately prior to completion of the merger who meet CVS Health’s independence criteria as in effect as of such time and who will be jointly designated by Aetna and CVS Health prior to completion of the merger. See “The Merger Agreement—Governance and Social Matters Following Completion of the Merger” beginning on page 180 for further information.

The merger agreement provides that, for at least three years following completion of the merger, CVS Health will preserve Aetna Foundation, Inc. in a manner consistent in all material respects with the past practice of Aetna, including by maintaining its name and its charitable mission.

The merger agreement also provides that, for at least five years following completion of the merger, CVS Health will maintain “Aetna” as the primary brand for the insurance businesses of CVS Health and its subsidiaries (including Aetna and its subsidiaries).

Interests of Aetna’s Directors and Executive Officers in the Merger (see page 209)

In considering the recommendation of the Aetna board of directors to approve and adopt the merger agreement, Aetna shareholders should be aware that Aetna’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Aetna shareholders generally. Aetna’s board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement (including the merger), and in recommending to Aetna shareholders that the merger agreement be approved and adopted.

These interests include the following:

•	Pursuant to the terms of the merger agreement and the outstanding equity awards, outstanding equity awards held by Aetna’s non-employee directors will vest upon completion of the merger. Outstanding unvested equity awards currently held by Aetna’s executive officers will either vest upon the completion of the merger or upon an involuntary termination of employment (other than for cause) in connection with completion of the merger. Assuming a closing date for the merger of December 3, 2018 and price per Aetna common share of $205.03, which is calculated based on the price of a share of CVS Health common stock of $71.65, which is the average closing price of a share of CVS Health common stock over the five-business-day period following the first public announcement of the merger agreement, the aggregate value of vesting of outstanding unvested equity awards upon completion of the merger or upon an involuntary termination of employment (other than for cause) in connection with completion of the merger payable in the aggregate to Aetna’s non-employee directors and executive officers is estimated to be approximately $48.7 million for Aetna stock appreciation rights, approximately $1.7 million for Aetna RSUs and approximately $30.2 million for Aetna PSUs.

•

Pursuant to individual employment arrangements and the terms of Aetna’s severance plan, each of Aetna’s executive officers is eligible to receive severance benefits either upon an involuntary termination of employment without “cause” or a resignation for “good reason” in connection with completion of the merger. Pursuant to individual employment arrangements and Aetna’s severance plan, upon a qualifying termination, Mr. Bertolini and Ms. Lynch are eligible to receive 24 months of cash compensation (calculated as annual base salary and target annual cash bonus opportunity) payable in equal installments over a period of two years and a pro rata portion of their target bonus opportunity for the year of termination, and Aetna’s other executive officers are eligible to receive between 38 and 100 weeks of salary continuation. In addition, upon a qualifying termination, all of Aetna’s executive officers will continue to receive Aetna-provided benefits for nine weeks, and may elect to continue coverage under Aetna’s medical plan at employee rates for an additional two months thereafter. Any annual bonus will be paid in accordance with the terms of the merger agreement, except that any executive officer terminated without “cause” in connection with completion of the merger will receive a bonus payment for the full calendar year. Assuming a qualifying termination of employment for all of Aetna’s executive officers upon completion of the merger, the aggregate value of severance benefits to be paid or provided (including benefits continuation) to Aetna’s executive officers is estimated to be approximately $24.6 million.

•	Aetna’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

These interests are described in further detail, including more information on the assumptions used in calculating the estimated amounts set forth above, under “Interests of Aetna’s Directors and Executive Officers in the Merger” and “The Merger Agreement—Indemnification and Insurance” beginning on pages 209 and 201, respectively, of this joint proxy statement/prospectus.

Listing of CVS Health Common Stock; Delisting and Deregistration of Aetna Common Shares (see page 170)

CVS Health will apply to have the shares of CVS Health common stock to be issued in the merger approved for listing on the NYSE, where shares of CVS Health common stock are currently traded. If the merger is completed, Aetna common shares will no longer be listed on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to in this joint proxy statement/prospectus as the Exchange Act.

Appraisal or Dissenters’ Rights Not Available to Aetna Shareholders (see page 167)

Under Pennsylvania law, Aetna shareholders will not be entitled to appraisal or dissenters’ rights in connection with the merger.

Completion of the Merger Is Subject to Certain Conditions (see page 181)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the obligation of each of CVS Health and Merger Sub, on the one hand, and Aetna, on the other hand, to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of a number of conditions, including the following:

•	approval and adoption of the merger agreement by the affirmative vote of the holders of at least a majority of the outstanding Aetna common shares;

•	approval of the stock issuance by the affirmative vote of the holders of a majority of the votes cast at the CVS Health special meeting;

•	absence of any applicable law (including any order) enacted, adopted or promulgated after of the date of the merger agreement being in effect in the U.S. that enjoins, prevents or prohibits completion of the merger;

•	effectiveness of, and absence of any stop order with respect to, the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, relating to the stock issuance;

•	approval for the listing on the NYSE of the shares of CVS Health common stock to be issued in the merger, subject to official notice of issuance;

•	accuracy of the representations and warranties made in the merger agreement by the other party, subject to certain materiality thresholds;

•	performance (or cure of any non-performance) in all material respects by the other party of the covenants and agreements required to be performed by it prior to completion of the merger; and

•	the absence of a material adverse effect on the other party (see “The Merger Agreement—Definition of ‘Material Adverse Effect’” beginning on page 184 of this joint proxy statement/prospectus for the definition of material adverse effect).

In addition to the conditions to all parties’ obligations, the obligations of CVS Health and Merger Sub to complete the merger are subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of certain additional conditions, including the following:

•	expiration or early termination of the waiting period relating to the merger under the HSR Act without the imposition of any term or condition that would have or would reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect on CVS Health or Aetna (see “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page 194 of this joint proxy statement/prospectus for the definition of regulatory material adverse effect); and

•	certain actions by or in respect of, and filings with, certain governmental authorities, which are referred to in this joint proxy statement/prospectus as the required governmental authorizations, having been made or obtained without the imposition of any term or condition that would have or would reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect on CVS Health or Aetna.

In addition to the conditions to all parties’ obligations, the obligation of Aetna to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of certain additional conditions, including (i) expiration or early termination of the waiting period relating to the merger under the HSR Act and (ii) the required governmental authorizations having been made or obtained.

CVS Health and Aetna cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

The Merger May Not Be Completed Without All Required Regulatory Approvals (see page 165)

Completion of the merger is conditioned upon the expiration or early termination of the waiting period relating to the merger under the HSR Act and the required governmental authorizations having been made or obtained and being in full force and effect, and in the case of CVS Health, without the imposition of any term or condition that would have or would reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect on CVS Health or Aetna.

Under the HSR Act, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the Federal Trade Commission, which is referred to in this joint proxy statement/prospectus as the FTC, and the Antitrust Division of the U.S. Department of Justice, which is referred to in this joint proxy statement/prospectus as the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. The merger is being reviewed by the DOJ. If the DOJ issues a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier.

Each of CVS Health and Aetna filed its respective HSR Act notification and report with respect to the merger on January 2, 2018. The waiting period under the HSR Act will expire at 11:59 p.m. on February 1, 2018 unless the waiting period is extended by a request for additional information or terminated earlier.

Pursuant to federal health care laws and regulations and, in some instances, the health care and insurance laws and regulations of certain states, and pursuant to certain licenses and contracts of certain of Aetna’s subsidiaries, applicable federal and state regulatory and governmental authorities must approve, or be notified of, CVS Health’s acquisition of control of Aetna’s health maintenance organizations, insurance companies, pharmacy businesses and other regulated businesses or entities. To obtain these approvals and provide such notices, CVS Health, or the applicable CVS Health subsidiary, and in some instances Aetna, or the applicable Aetna regulated entity, as the case may be, has filed and/or will file acquisition of control and/or material modification or other statements, notices or applications, as required by federal health care law or regulation and the insurance and health care laws and regulations of each applicable state and country or the Aetna regulated entities’ licenses and contracts. In addition, certain non-U.S. governmental authorities must approve, or be notified of, the merger, and CVS Health and/or Aetna and/or their respective subsidiaries will file all such statements, notices, or applications, as are required by the laws of applicable non-U.S. governmental authorities.

Neither CVS Health nor Aetna is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

CVS Health and Aetna have agreed to use their respective reasonable best efforts to obtain all regulatory approvals required to complete the merger, which reasonable best efforts include contesting any proceeding brought by a governmental authority seeking to prohibit completion of the merger or seeking damages or to impose any terms or conditions in connection with the merger. In using its reasonable best efforts, under the terms of the merger agreement, CVS Health is required to take all actions and do all things necessary, proper or advisable to complete the merger in connection with (i) the expiration or early termination of the waiting period relating to the merger under the HSR Act, (ii) any other antitrust law or (iii) the required governmental authorizations, except that CVS Health is not required to take any action or agree to any term or condition in connection with those matters if that action, term or condition would have or would reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect on CVS Health or on Aetna (see “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page 194 of this joint proxy statement/prospectus for the definition of regulatory material adverse effect). In addition, in connection with obtaining the regulatory approvals required to complete the merger, (x) neither CVS Health nor Aetna is required to take any action or agree to any term or condition that is not conditioned upon completion of the merger and (y) Aetna is not permitted to take any action or agree to any term or condition without CVS Health’s consent.

Description of Debt Financing (see page 170)

The merger is not subject to a financing condition. On December 3, 2017, CVS Health entered into a bridge facility commitment letter, which is referred to in this joint proxy statement/prospectus as the bridge facility commitment letter, with Barclays Bank PLC, Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (solely in its capacity as an arranger), to finance up to $49.0 billion of the cash consideration and fees, commissions and expenses payable by CVS Health in connection with the merger to the extent that CVS Health has not received $49.0 billion of net cash proceeds from a combination of (a) the issuance by CVS Health or one of its wholly-owned subsidiaries of a combination of equity securities, equity-linked securities or unsecured debt securities and/or (b) unsecured term loans, in each case, at or prior to completion of the merger, which is referred to in this joint proxy statement/prospectus as the bridge facility. Barclays Bank PLC, Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC and Bank of America, N.A. each provided a commitment to fund loans under the bridge facility and are collectively referred to in this joint proxy statement/prospectus as the initial bridge commitment parties. On December 15, 2017, CVS Health, the initial bridge commitment parties and Merrill Lynch, Pierce, Fenner & Smith Incorporated entered into a joinder agreement to the bridge facility commitment letter, which is referred to in this joint proxy statement/prospectus as the bridge joinder agreement, with JPMorgan Chase Bank, N.A.,

Wells Fargo Bank, N.A., The Bank of New York Mellon, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Mizuho Bank, Ltd., Royal Bank of Canada, SunTrust Bank, U.S. Bank National Association, Fifth Third Bank, KeyBank National Association, PNC Bank, National Association, Banco Santander, S.A., New York Branch, Sumitomo Mitsui Banking Corporation, Bank of China, New York Branch, Industrial and Commercial Bank of China Limited, New York Branch, The Toronto-Dominion Bank, New York Branch and Guggenheim Life and Annuity Company which are collectively referred to in this joint proxy statement/prospectus as the additional bridge commitment parties. The bridge joinder agreement amends the bridge facility commitment letter and reallocates the commitments of the initial bridge commitment parties to fund loans under the bridge facility among the initial bridge commitment parties and the additional bridge commitment parties. The initial bridge commitment parties together with the additional bridge commitment parties are collectively referred to in this joint proxy statement/prospectus as the bridge commitment parties. The bridge commitment parties’ obligation to fund the bridge facility is subject to several limited conditions as set forth in the bridge facility commitment letter, including, among others, completion of the merger, the non-occurrence of a material adverse effect (as defined in the bridge facility commitment letter) on Aetna, the accuracy in all material respects of certain representations and warranties related to both CVS Health and Aetna, the absence of certain defaults by CVS Health, the delivery of certain financial statements of CVS Health and Aetna and other customary conditions to completion.

On December 15, 2017, CVS Health entered into a term loan agreement, which is referred to in this joint proxy statement/prospectus as the term loan agreement, with a group of twenty banks and other financial institutions, which are collectively referred to in this joint proxy statement/prospectus as the term lenders, consisting of a $3.0 billion three-year tranche and a $2.0 billion five-year tranche, to finance $5.0 billion of the cash consideration and fees, commissions and expenses payable by CVS Health in connection with the merger, which is referred to in this joint proxy statement/prospectus as the term loan facility. The occurrence of the effective date under the term loan agreement on December 15, 2017 had the effect of reducing the bridge facility by a principal amount of $5.0 billion to $44.0 billion. The term lenders’ obligation to fund the term loan facility is subject to several limited conditions as set forth in the term loan agreement, including, among others, completion of the merger, the non-occurrence of a material adverse effect (as defined in the term loan agreement) on Aetna, the accuracy in all material respects of certain representations and warranties related to both CVS Health and Aetna, the absence of certain defaults by CVS Health, the delivery of certain financial statements of CVS Health and Aetna and other customary conditions to completion.

On December 15, 2017, CVS Health and its current group of lenders entered into a first amendment to each of CVS Health’s existing revolving credit facilities (consisting of (i) a $1.0 billion, 364-day unsecured credit facility expiring on May 17, 2018, (ii) a $1.25 billion, five-year unsecured back-up credit facility expiring on July 24, 2019, (iii) a $1.25 billion, five-year unsecured back-up credit facility expiring on July 1, 2020 and (iv) a $1.0 billion, five-year unsecured back-up credit facility expiring on May 18, 2022, which is referred to in this joint proxy statement/prospectus as the 2017 five-year revolving credit facility, to (w) amend the covenant restricting the incurrence of debt by CVS Health’s subsidiaries to up to 15% of net tangible assets, which is referred to in this joint proxy statement/prospectus as the net tangible assets test, by (a) excluding any indebtedness of Aetna and its subsidiaries existing as of completion of the merger (other than any increase, refinancing or replacement thereof), which is referred to in this joint proxy statement/prospectus as the Aetna existing indebtedness, from indebtedness for purposes of determining compliance with the net tangible assets test, and (b) restricting the indebtedness that may be incurred by all of CVS Health’s subsidiaries (excluding the Aetna existing indebtedness and other indebtedness under capital leases incurred in connection with a sale and leaseback transaction) to an amount not exceeding $900.0 million in the aggregate, in each case, on and following completion of the merger until the date that CVS Health is in compliance with the net tangible assets test without giving effect to the exclusion set forth in clause (a) above, (x) expressly permit completion of the merger under the acquisition covenant, (y) amend the financial covenant by (a) increasing the consolidated indebtedness to total capitalization ratio from 0.60:1.00 to 0.65:1.00 from completion of the merger through and including the fiscal quarter ending September 30, 2019, and (b) excluding unsecured indebtedness in an aggregate principal amount not exceeding $49.0 billion incurred by CVS Health for the purpose of financing the merger (including all of the transaction costs, fees, commissions and expenses in connection therewith) and which is redeemable or prepayable if the merger is not consummated, from the calculation of consolidated indebtedness and total capitalization, until the earliest of the occurrence of completion of the merger, the date that is 30 days following the termination of the merger agreement in accordance with its terms and August 31, 2019, and (z) increase the threshold amount of specified events of default to (a) prior to the later of (i) the termination or other expiration of the bridge facility commitment letter in accordance with its terms and (ii) the termination or other expiration of the bridge facility if it is entered into, $250.0 million, and (b) at all other times, $200.0 million. In this joint proxy statement/prospectus, CVS Health’s existing revolving credit agreements are referred to as the revolving credit agreements, and the lenders under the revolving credit agreements are referred to as the revolving lenders.

For a more complete description of CVS Health’s debt financing for the merger, see “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—Description of Debt Financing” beginning on page 170 of this joint proxy statement/prospectus.

CVS Health and Aetna Expect the Merger to be Completed in the Second Half of 2018 (see page 177)

The merger will occur three business days after the conditions to its completion have been satisfied or, to the extent permitted by applicable law, waived, unless otherwise mutually agreed by the parties. As of the date of this joint proxy statement/prospectus, CVS Health and Aetna expect the merger to be completed in the second half of 2018. However, there can be no assurance as to when, or if, the merger will occur.

No Solicitation by Aetna or CVS Health (see page 190)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, and subject to the exceptions described below and in the merger agreement, each of Aetna and CVS Health has agreed not to, among other things, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any acquisition proposal from any third party, (ii) enter into or participate in any discussions or negotiations with any third party that such party knows is seeking to make, or has made, an acquisition proposal, (iii) fail to make or withdraw or qualify, amend or modify in any manner adverse to the other party the recommendation of such party’s board of directors that its shareholders approve and adopt the merger agreement, in the case of Aetna, or its stockholders approve the stock issuance, in the case of CVS Health, or (iv) fail to enforce or grant any waiver or release under any standstill or similar agreement.

However, at any time prior to the approval and adoption of the merger agreement by Aetna shareholders, in the case of Aetna, or the approval of the stock issuance by CVS Health stockholders, in the case of CVS Health, subject to the terms and conditions described in the merger agreement, each of Aetna or CVS Health, as applicable, is permitted to:

•	engage in negotiations or discussions with any third party that has made after the date of the merger agreement a superior proposal or an acquisition proposal that is reasonably likely to lead to a superior proposal;

•	following receipt of a superior proposal after the date of the merger agreement, withdraw or modify in a manner adverse to the other party the recommendation of such party’s board of directors that its shareholders approve and adopt the merger agreement, in the case of Aetna, or its stockholders approve the stock issuance, in the case of CVS Health, and/or terminate the merger agreement to enter into a definitive agreement providing for such superior proposal and pay concurrently a termination fee to the other party (See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 203 of this joint proxy statement/prospectus); and

•	in response to certain events other than receipt of a superior proposal, withdraw or modify in a manner adverse to the other party the recommendation of such party’s board of directors that its shareholders approve and adopt the merger agreement, in the case of Aetna, or its stockholders approve the stock issuance, in the case of CVS Health.

Aetna or CVS Health, as applicable, is only permitted to take the actions described above if its board of directors determines that the failure to take that action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. In addition, Aetna’s board of directors is not permitted to withdraw or modify its recommendation that Aetna shareholders approve and adopt the merger agreement or to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, and CVS Health’s board of directors is not permitted to withdraw or modify its recommendation that CVS Health stockholders approve the stock issuance or to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, unless, before taking that action, the applicable party notifies the other party that it intends to take that action and, if requested by the other party, negotiates in good faith with the other party for certain periods of time regarding any proposal by the other party to amend the terms of the merger agreement.

Termination of the Merger Agreement (see page 203)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, and subject to the terms and conditions set forth in the merger agreement, the merger agreement may be terminated at any time before completion of the merger in any of the following ways:

•	by mutual written consent of CVS Health and Aetna; or

•	by either CVS Health or Aetna, if:

•	the merger has not been completed on or before December 3, 2018, which is referred to in this joint proxy statement/prospectus as the initial end date, unless all conditions to completion of the merger have been satisfied or waived on the initial end date other than the regulatory approvals condition (as defined under “The Merger Agreement—Conditions to Completion of the Merger”), and either CVS Health or Aetna elects to extend the initial end date to March 3, 2019, which is referred to in this joint proxy statement/prospectus as the extended end date, in which case the merger agreement may be terminated by either CVS Health or Aetna if the merger has not been completed on or before March 3, 2019, unless all conditions to completion of the merger have been satisfied or waived on the extended end date other than the regulatory approvals condition, and CVS Health elects to extend the extended end date to June 3, 2019, which together with the initial end date and the extended end date is referred to in this joint proxy statement/prospectus as the end date, in which case the merger agreement may be terminated by either CVS Health or Aetna if the merger has not been completed on or before June 3, 2019;

•	there is in effect any applicable law or final and non-appealable order of any governmental authority in the U.S., in each case, enacted, adopted or promulgated after the date of the merger agreement, that enjoins, prevents or prohibits completion of the merger;

•	Aetna shareholders fail to approve and adopt the merger agreement upon a vote taken on a proposal to approve and adopt the merger agreement at the Aetna special meeting;

•	CVS Health stockholders fail to approve the stock issuance upon a vote taken on a proposal to approve the stock issuance at the CVS Health special meeting; or

•	there has been a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the other party that would cause the other party to fail to satisfy the applicable condition to completion of the merger related to accuracy of representations and warranties or performance of covenants and agreements, as applicable, and that breach or failure to perform either is incapable of being cured by the end date or has not been cured within 45 days following notice from the non-breaching party of such breach or failure to perform; or

•	by CVS Health:

•	if Aetna’s board of directors withdraws or modifies in a manner adverse to CVS Health its recommendation that Aetna shareholders approve and adopt the merger agreement or fails to publicly confirm that recommendation within seven business days after a request to do so from CVS Health;

•	if Aetna has breached in any material respect any of its obligations described under “The Merger Agreement—No Solicitation” beginning on page 190 of this joint proxy statement/prospectus or its obligation to call and hold a meeting of its shareholders for purposes of approving and adopting the merger agreement described under “The Merger Agreement—Obligations to Call Shareholders’ and Stockholders’ Meetings” beginning on page 189 of this joint proxy statement/prospectus; or

•	prior to the approval of the stock issuance by CVS Health stockholders, in order to enter into a definitive agreement providing for a superior proposal (which definitive agreement must be entered into concurrently with, or immediately following, the termination of the merger agreement), provided that CVS Health concurrently pays to Aetna the applicable termination fee; or

•	by Aetna:

•	If CVS Health’s board of directors withdraws or modifies in a manner adverse to Aetna its recommendation that CVS Health stockholders approve the stock issuance or fails to publicly confirm that recommendation within seven business days after a request to do so from Aetna;

•	if CVS Health has breached in any material respect any of its obligations described under “The Merger Agreement—No Solicitation” beginning on page 190 of this joint proxy statement/prospectus or its obligations to call and hold a meeting of its stockholders for purposes of approving the stock issuance described under “The Merger Agreement—Obligations to Call Shareholders’ and Stockholders’ Meetings” beginning on page 189 of this joint proxy statement/prospectus;

•	prior to the approval and adoption of the merger agreement by Aetna shareholders, in order to enter into a definitive agreement providing for a superior proposal (which definitive agreement must be entered into concurrently with, or immediately following, the termination of the merger agreement), provided that Aetna concurrently pays to CVS Health the applicable termination fee; or

•	if (i) there is in effect any order in respect of certain regulatory matters that prohibits completion of the merger, which order has not become final and non-appealable, (ii) within 30 days after the order taking effect, CVS Health has not instituted appropriate proceedings seeking to have the order terminated and (iii) CVS Health’s failure to institute appropriate proceedings has not been cured within 10 days following notice to CVS Health from Aetna of Aetna’s intent to terminate the merger agreement.

Termination Fees (see page 205)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, and subject to the terms and conditions of the merger agreement, Aetna has agreed to pay CVS Health a termination fee of $2.1 billion if the merger agreement is terminated under any of the following circumstances:

•	by CVS Health because Aetna’s board of directors withdraws or modifies in a manner adverse to CVS Health its recommendation that Aetna shareholders approve and adopt the merger agreement or fails to publicly confirm that recommendation within seven business days after a request to do so from CVS Health;

•	by CVS Health because Aetna has breached in any material respect any of its obligations described under “The Merger Agreement—No Solicitation” beginning on page 190 of this joint proxy statement/prospectus or its obligation to call and hold a meeting of its shareholders for purposes of approving and adopting the merger agreement described under “The Merger Agreement—Obligations to Call Shareholders’ and Stockholders’ Meetings” beginning on page 189 of this joint proxy statement/prospectus;

•	by Aetna, prior to the approval and adoption of the merger agreement by Aetna shareholders, in order to enter into a definitive agreement providing for a superior proposal (which definitive agreement must be entered into concurrently with, or immediately following, the termination of the merger agreement); or

•	by CVS Health or Aetna because Aetna shareholders fail to approve and adopt the merger agreement upon a vote taken on a proposal to approve and adopt the merger agreement at the Aetna special meeting and, at or prior to the Aetna special meeting, an acquisition proposal for Aetna has been publicly disclosed or announced, and on or prior to the first anniversary of such termination Aetna enters into a definitive agreement, or completes a transaction, relating to an acquisition proposal for Aetna.

As more fully described in this joint proxy statement/prospectus and in the merger agreement, and subject to the terms and conditions of the merger agreement, CVS Health has agreed to pay Aetna a termination fee of $2.1 billion if the merger agreement is terminated under any of the following circumstances:

•	by Aetna because CVS Health’s board of directors withdraws or modifies in any manner adverse to Aetna its recommendation that CVS Health stockholders approve the stock issuance or fails to publicly confirm that recommendation within seven business days after a request to do so from Aetna;

•	by Aetna because CVS Health has breached in a material respect any of its obligations described under “The Merger Agreement—No Solicitation” beginning on page 190 of this joint proxy statement/prospectus or its obligations to call and hold a meeting of its stockholders for purposes of approving the stock issuance described under “The Merger Agreement—Obligations to Call Shareholders’ and Stockholders’ Meetings” beginning on page 189 of this joint proxy statement/prospectus;

•	by CVS Health, prior to obtaining the approval of the stock issuance by CVS Health stockholders, in order to enter into a definitive agreement providing for a superior proposal (which definitive agreement must be entered into concurrently with, or immediately following, the termination of the merger agreement); or

•	by Aetna or CVS Health because CVS Health stockholders fail to approve the stock issuance upon a vote taken on a proposal to approve the stock issuance at the CVS Health special meeting and, at or prior to the CVS Health special meeting, an acquisition proposal for CVS Health has been publicly disclosed or announced, and on or prior to the first anniversary of such termination CVS Health enters into a definitive agreement, or completes a transaction, relating to an acquisition proposal for CVS Health.

In addition, as more fully described in this joint proxy statement/prospectus and in the merger agreement, and subject to the terms and conditions of the merger agreement, CVS Health has agreed to pay Aetna a termination fee of $2.1 billion if both (x) the merger agreement is terminated under any the following circumstances:

•	by Aetna or CVS Health because the merger has not been completed on or before the end date;

•	by Aetna or CVS Health because there is in effect any applicable law or final and non-appealable order enacted, adopted or promulgated after the date of the merger agreement in respect of certain regulatory matters in the U.S. that prohibits completion of the merger; or

•	by Aetna because (i) there is in effect any order in respect of certain regulatory matters that prohibits completion of the merger, which order has not become final and non-appealable, (ii) within 30 days after the order taking effect, CVS Health has not instituted appropriate proceedings seeking to have the order terminated and (iii) CVS Health’s failure to institute appropriate proceedings has not been cured within 10 days following notice to CVS Health from Aetna of Aetna’s intent to terminate the merger agreement;

and (y) at the time of termination of the merger agreement, all of the conditions to CVS Health’s and Merger Sub’s obligations to complete the merger are satisfied or waived other than (i) the regulatory approvals condition and (ii) the condition requiring the absence of any applicable law or order being in effect in the U.S. that prohibits completion of the merger (but only if that condition is not satisfied solely due to any applicable law or final and non-appealable order in respect of certain regulatory matters).

Except in the case of fraud, if either party receives a termination fee in accordance with the provisions of the merger agreement, the receipt of the termination fee will be the receiving party’s sole and exclusive remedy against the paying party.

See “The Merger Agreement—Termination Fee and Expenses” beginning on page 205 of this joint proxy statement/prospectus for a more complete description of the circumstances under which Aetna or CVS Health will be required to pay a termination fee.

Specific Performance; Remedies (see page 207)

Under the merger agreement, each of CVS Health and Aetna is entitled to an injunction or injunctions to prevent breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement.

Material U.S. Federal Income Tax Consequences (see page 167)

The exchange of Aetna common shares for the merger consideration pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, an Aetna shareholder that is a U.S. holder (as defined in “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—Material U.S. Federal Income Tax Consequences”) will recognize taxable capital gain or loss in an amount equal to the difference, if any, between (i) the sum of (x) the amount of cash, including cash in lieu of fractional shares, received by such U.S. holder in the merger and (y) the fair market value of the shares of CVS Health common stock received by such U.S. holder in the merger and (ii) such U.S. holder’s adjusted tax basis in the Aetna common shares exchanged therefor. With respect to an Aetna shareholder that is a non-U.S. holder (as defined in “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—Material U.S. Federal Income Tax Consequences”), the exchange of Aetna common shares for the merger consideration pursuant to the merger generally will not result in tax to such non-U.S. holder under U.S. federal income tax laws unless such non-U.S. holder has certain connections with the United States.

Each Aetna shareholder is urged to read the discussion in the section entitled “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—Material U.S. Federal Income Tax Consequences” beginning on page 167 of this joint proxy statement/prospectus and to consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the merger.

Accounting Treatment (see page 169)

The merger will be accounted for as an acquisition of a business. CVS Health will record assets acquired and liabilities assumed from Aetna primarily at their respective fair values at the date of completion of the merger. Any excess of the purchase price (as described under Note 4. Estimate of Consideration Expected to be Transferred under “CVS Health and Aetna Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 42 of this joint proxy statement/prospectus) over the net fair value of such assets and liabilities will be recorded as goodwill.

Rights of Aetna Shareholders Will Change as a Result of the Merger (see page 225)

Aetna shareholders will have different rights once they become CVS Health stockholders due to differences between the organizational documents of CVS Health and Aetna and differences between Delaware law, under which CVS Health is incorporated, and Pennsylvania law, under which Aetna is incorporated. These differences are described in more detail under “Comparison of Stockholder Rights” beginning on page 225 of this joint proxy statement/prospectus.

Litigation Relating to the Merger (see page 176)

As of January 26, 2018, four complaints have been filed by purported Aetna shareholders challenging the merger. The first, a putative class action complaint, was filed by Olivier Miramond in the United States District Court for the District of Connecticut and is captioned Miramond v. Aetna Inc., et al., case number 3:18-cv-00083. The second complaint, filed in the United States District Court for the District of Connecticut by Shiva Stein individually, is captioned Stein v. Aetna Inc., et al., case number 3:18-cv-00136. The third complaint, a putative class action filed by Robert Freedman, was filed in the United States District Court for the Eastern District of Pennsylvania and is captioned Freedman v. Aetna Inc., et al., case number 2:18-cv-00323-RK. The fourth complaint, filed in the United States District Court for the District of Connecticut by Luan Pham individually, is captioned Pham v. Aetna Inc., et al., case number 3:18-cv-00154. The complaints name as defendants Aetna and each member of Aetna’s board of directors. The complaints generally allege, among other things, that the merger consideration in the proposed transaction is unfair, inadequate and undervalues Aetna; that the defendants failed to conduct a fair and reasonable sales process; that the merger agreement’s deal protection provisions improperly deter other suitors from submitting a superior offer for Aetna; and that the defendants authorized the filing of a materially incomplete and misleading registration statement. Among other remedies, the complaints seek to enjoin the Aetna special meeting and the closing of the merger, as well as costs and attorneys’ fees. Defendants believe that the complaints are without merit.

Risk Factors (see page 62)

You should also carefully consider the risks that are described in the section entitled “Risk Factors” beginning on page 62 of this joint proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CVS HEALTH

The following table presents selected historical consolidated financial data of CVS Health. The selected historical consolidated financial data of CVS Health for each of the years ended December 31, 2016, 2015 and 2014, and as of December 31, 2016 and 2015, are derived from CVS Health’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data of CVS Health for each of the years ended December 31, 2013 and 2012, and as of December 31, 2014, 2013 and 2012, have been derived from CVS Health’s audited consolidated financial statements for such years, which have not been incorporated by reference into this joint proxy statement/prospectus.

The selected historical consolidated financial data of CVS Health as of, and for the nine months ended, September 30, 2017 and for the nine months ended September 30, 2016, are derived from CVS Health’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data of CVS Health as of September 30, 2016 are derived from CVS Health’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which has not been incorporated by reference into this joint proxy statement/prospectus. CVS Health’s management believes that CVS Health’s unaudited consolidated financial statements have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period.

You should read the following selected historical consolidated financial data of CVS Health in conjunction with CVS Health’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2016 and unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017. In particular, see the notes to CVS Health’s audited consolidated financial statements for significant events affecting the comparability of results as well as material uncertainties regarding CVS Health’s future financial condition and results of operations.

	As of/For the Nine Months Ended				As of/For the Years Ended December 31,
	9/30/17		9/30/16		2016		2015 (1)		2014		2013		2012
	(millions of dollars, except per share amounts, number of stores, growth rates and ratios)
Statement of Operations Data:
Net revenues	$136,380		$131,555		$177,526		$153,290		$139,367		$126,761		$123,120
Loss on early extinguishment of debt	—		643		643		—		521		—		348
Income from continuing operations	3,344		3,613		5,320		5,230		4,645		4,600		3,869
Income from continuing operations attributable to CVS Health	3,343		3,611		5,318		5,228		4,645		4,600		3,871
Balance Sheet Data:
Total working capital (2)	1,410		4,198		4,792		5,989		5,971		8,998		5,318
Total assets	92,853		94,156		94,462		92,437		73,202		70,550		65,474
Long-term debt	23,386		25,610		25,615		26,267		11,630		12,767		9,079
Total CVS Health shareholders’ equity	34,868		35,954		36,834		37,203		37,963		37,938		37,653
Per Common Share Data:
Income from continuing operations attributable to CVS Health:
Basic	$3.26		$3.34		$4.93		$4.65		$3.98		$3.78		$3.05
Diluted	3.25		3.32		4.91		4.62		3.96		3.75		3.02
Cash dividends per common share	1.50		1.275		1.70		1.40		1.10		0.90		0.65
Other Operating Data:
Ratio of earnings to fixed charges (3)	5.00	x	5.11	x	5.58	x	6.26	x	6.39	x	6.81	x	5.72	x
Total same store sales growth	(3.5)%		2.8%		1.9%		1.7%		2.1%		1.7%		5.6%
Pharmacy same store sales growth	(3.6)%		4.3%		3.2%		4.5%		4.8%		2.6%		6.6%
Number of stores (at end of period)	9,795		9,737		9,750		9,681		7,866		7,702		7,508

(1)	Includes the acquired operations of Omnicare, Inc. from August 18, 2015 and the acquired operations of the clinics and pharmacies of Target Corporation from December 16, 2015.
(2)	As of January 1, 2016, CVS Health early adopted Accounting Standard Update No. 2015-17, Income Taxes (Topic 740) issued by the Financial Accounting Standards Board in November 2015. The effect of the retrospective adoption on CVS Health’s historical consolidated balance sheets is a reduction in current assets and deferred income taxes of $985 million, $902 million and $693 million as of December 31, 2014, 2013 and 2012 respectively.
(3)	“Fixed charges” consist of interest expense, capitalized interest, amortization of debt discount, and a portion of net rental expense deemed to be representative of the interest factor. The ratio of earnings to fixed charges is calculated as income from continuing operations, before provision for income taxes, plus fixed charges (excluding capitalized interest), plus amortization of capitalized interest, with the sum divided by fixed charges.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AETNA

The following table presents selected historical consolidated financial data of Aetna. The selected historical consolidated financial data of Aetna for each of the years ended December 31, 2016, 2015 and 2014, and as of December 31, 2016 and 2015, are derived from Aetna’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data of Aetna for each of the years ended December 31, 2013 and 2012, and as of December 31, 2014, 2013 and 2012, are derived from Aetna’s audited consolidated financial statements for such years, which have not been incorporated by reference into this joint proxy statement/prospectus.

The selected historical consolidated financial data of Aetna as of, and for the nine months ended, September 30, 2017 and for the nine months ended September 30, 2016, are derived from Aetna’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30 2017, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data of Aetna as of September 30, 2016 are derived from Aetna’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which has not been incorporated by reference into this joint proxy statement/prospectus. Aetna’s management believes that Aetna’s unaudited consolidated financial statements have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period.

You should read the following selected historical consolidated financial data of Aetna in conjunction with Aetna’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2016 and unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017. In particular, see the notes to Aetna’s audited consolidated financial statements for significant events affecting the comparability of results as well as material uncertainties regarding Aetna’s future financial condition and results of operations.

	As of/For the Nine Months Ended,		As of/For the Years Ended December 31,
	9/30/2017	9/30/2016	2016	2015	2014	2013 (1)	2012 (1)
	(millions of dollars, except per share amounts)
Income Statement Data:
Total revenue	$45,682	$47,427	$63,155	$60,337	$58,003	$47,295	$36,600
Net income attributable to Aetna	1,660	2,132	2,271	2,390	2,041	1,914	1,658
Net realized capital gains (losses), net of tax	(170)	55	56	(42)	52	(7)	71
Balance Sheet Data:
Total assets (2)	57,383	71,883	69,146	53,509	53,354	49,723	41,341
Short-term debt	—	—	—	—	500	—	—
Long-term debt (2)	10,159	20,662	20,661	7,785	8,033	8,210	6,435
Total Aetna shareholders’ equity	15,583	18,284	17,881	16,114	14,483	14,026	10,406
Per Common Share Data:
Cumulative dividends declared in period	1.50	0.75	1.00	1.00	0.925	0.825	0.725
Net income attributable to Aetna:
Basic	4.95	6.07	6.46	6.84	5.74	5.38	4.87
Diluted	4.92	6.02	6.41	6.78	5.68	5.33	4.81

(1)	Aetna acquired Coventry Health Care, Inc. in May 2013, which impacts the comparability of operating results for the years ended December 31, 2013 to 2016 to prior periods.
(2)	Amounts as of December 31, 2012 to 2015 have been retroactively restated to reflect the reclassification of debt issuance costs from other current and long-term assets to a reduction of long-term debt as a result of the adoption of new accounting guidance during the year ended December 31, 2016.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE DATA

The following table sets forth selected historical and unaudited pro forma combined per share information for CVS Health and Aetna.

Historical Per Common Share Information of CVS Health and Aetna. The historical per common share information of each of CVS Health and Aetna below is derived from the audited consolidated financial statements of each of CVS Health and Aetna as of and for the year ended December 31, 2016, and the unaudited consolidated financial statements of each of CVS Health and Aetna as of and for the nine months ended September 30, 2017.

Unaudited Pro Forma Combined per CVS Health Common Share Data. The unaudited pro forma combined per CVS Health common share data set forth below give effect to the merger under the acquisition method of accounting, as if the merger had been effective on January 1, 2016, the first day of CVS Health’s fiscal year ended December 31, 2016, in the case of income from continuing operations per share. The unaudited pro forma combined book value per CVS Health common share data set forth below give effect to the merger under the acquisition method of accounting, as if the merger had been effective September 30, 2017, assuming that each outstanding Aetna common share, the vested Aetna RSUs and vested Aetna PSUs had been converted into shares of CVS Health common stock based on the exchange ratio.

The unaudited pro forma combined per CVS Health common share data is derived from the audited consolidated financial statements of each of CVS Health and Aetna as of and for the year ended December 31, 2016, and the unaudited condensed consolidated financial statements of each of CVS Health and Aetna as of and for the nine months ended September 30, 2017.

The acquisition method of accounting is based on Financial Accounting Standards Board, Accounting Standards Codification (which is referred to in this joint proxy statement/prospectus as ASC) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements, which CVS Health has adopted as required. Acquisition accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Fair value measurements recorded in acquisition accounting are dependent upon certain valuation studies of Aetna’s assets and liabilities and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments reflect the assets and liabilities of Aetna at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur, and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table.

The unaudited pro forma combined per CVS Health common share data does not purport to represent the actual results of operations that CVS Health would have achieved had the companies been combined during these periods or to project the future results of operations that CVS Health may achieve after completion of the merger.

Unaudited Pro Forma Combined per Aetna Equivalent Share Data. The unaudited pro forma combined per Aetna equivalent share data set forth below shows the effect of the merger from the perspective of an owner of Aetna common shares. The information was calculated by multiplying the unaudited pro forma combined per share of CVS Health common stock amounts by the exchange ratio.

Generally. You should read the below information in conjunction with the selected historical consolidated financial data included elsewhere in this joint proxy statement/prospectus and the historical consolidated financial statements of CVS Health and Aetna and related notes that have been filed with the SEC, certain of which are incorporated by reference into this joint proxy statement/prospectus. See “Selected Historical Consolidated Financial Data of CVS Health”, “Selected Historical Consolidated Financial Data of Aetna” and “Where You Can Find More Information” beginning on pages 37, 39 and 254, respectively, of this joint proxy statement/prospectus. The unaudited pro forma combined per CVS Health common share data and the unaudited pro forma combined per Aetna equivalent share data is derived from, and should be read in conjunction with, the CVS Health and Aetna unaudited pro forma condensed combined financial statements and related notes included in this joint proxy statement/prospectus. See “CVS Health and Aetna Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 42 of this joint proxy statement/prospectus.

	As of/For the Nine Months Ended September 30, 2017	As of/For the Year Ended December 31, 2016
CVS Health Historical per Common Share Data:
Income from continuing operations—basic	$3.26	$4.93
Income from continuing operations—diluted	3.25	4.91
Cash dividends declared	1.50	1.70
Book value (1)	34.42	34.71
Aetna Historical per Common Share Data:
Net income—basic	4.95	6.46
Net income—diluted	4.92	6.41
Cash dividends declared	1.50	1.00
Book value (1)	47.79	50.84
Unaudited Pro Forma Combined per CVS Health Common Share Data:
Income from continuing operations—basic	2.65	4.06
Income from continuing operations—diluted	2.63	4.02
Cash dividends declared (2)	N/A	N/A
Book value (1)	42.43	N/A
Unaudited Pro Forma Combined per Aetna Equivalent Share Data:
Income from continuing operations—basic (3)	2.22	3.40
Income from continuing operations—diluted (3)	2.20	3.37
Cash dividends declared (2)	N/A	N/A
Book value (3)	35.55	N/A

(1)	Amounts calculated by dividing the applicable total shareholders’ equity by the applicable common shares outstanding. Pro forma combined book value per share as of December 31, 2016 is not applicable as the estimated pro forma adjustments were calculated as of September 30, 2017.
(2)	Pro forma combined dividends per share data is not provided due to the fact that the dividend policy for the combined company will be determined by CVS Health’s board of directors following completion of the merger.
(3)	Amounts calculated by multiplying unaudited pro forma combined per share amounts by the exchange ratio.

CVS HEALTH AND AETNA UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of income for the year ended December 31, 2016, and for the nine months ended September 30, 2017, combine the historical consolidated statements of income of CVS Health and Aetna, giving effect to the merger as if it had occurred on January 1, 2016, the first day of the fiscal year ended December 31, 2016. The unaudited pro forma condensed combined balance sheet as of September 30, 2017, combines the historical consolidated balance sheets of CVS Health and Aetna, giving effect to the merger as if it had occurred on September 30, 2017. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined company’s results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes, which are incorporated by reference into this joint proxy statement/prospectus:

•	separate audited historical consolidated financial statements of CVS Health as of, and for the year ended, December 31, 2016, and the related notes included in CVS Health’s Annual Report on Form 10-K for the year ended December 31, 2016;

•	separate audited historical consolidated financial statements of Aetna as of, and for the year ended, December 31, 2016, and the related notes included in Aetna’s Annual Report on Form 10-K for the year ended December 31, 2016;

•	separate unaudited historical consolidated financial statements of CVS Health as of, and for the nine months ended, September 30, 2017, and the related notes included in CVS Health’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017; and

•	separate unaudited historical consolidated financial statements of Aetna as of, and for the nine months ended, September 30, 2017, and the related notes included in Aetna’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017.

The unaudited pro forma condensed combined financial information has been prepared by CVS Health using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles, which are referred to in this joint proxy statement/prospectus as GAAP. CVS Health has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The merger has not yet received the necessary approvals from governmental authorities. Under the HSR Act and other relevant laws and regulations, before completion of the merger, there are significant limitations regarding what CVS Health can learn about Aetna. The assets and liabilities of Aetna have been measured based on various preliminary estimates using assumptions that CVS Health believes are reasonable based on information that is currently available to it. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

CVS Health intends to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon completion of the merger and will finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year following completion of the merger.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that CVS Health and Aetna would have achieved had the companies been combined during the periods presented in the unaudited pro forma condensed combined financial statements and is not intended to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma condensed combined financial information does not reflect any potential divestitures that may occur prior to, or subsequent to, completion of the merger or cost savings that may be realized as a result of the merger and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings.

Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 2016

	CVS Health	Aetna	Pro Forma Adjustments (Note 6)		Pro Forma Combined
	(Millions, except per common share data)
Revenues:
Pharmacy, consumer products and other:
Net revenues	$175,413	$—	$(7,828	) (j)	$167,585
Insurance:
Premiums (i)	2,113	56,298	—		58,411
Fees and other revenue	—	5,947	—		5,947
Net investment income	—	910	(131	) (k)	779

Total net revenues	177,526	63,155	(7,959)		232,722
Operating costs and expenses:
Pharmacy, consumer products and other:
Cost of revenues	146,921	—	(7,727	) (j)	139,194
Insurance:
Benefit costs (i)	1,748	46,228	—		47,976

	148,669	46,228	(7,727)		187,170
Selling, general and administrative expenses	18,491	12,332	1,518	(l)	32,341

Total operating costs and expenses	167,160	58,560	(6,209)		219,511

Operating income	10,366	4,595	(1,750)		13,211
Interest expense, net	1,058	604	1,801	(m)	3,463
Loss on early extinguishment of debt	643	—	—		643
Other expense (income)	28	—	(121	) (n)	(93)

Income from continuing operations before income tax provision	8,637	3,991	(3,430)		9,198
Income tax provision	3,317	1,735	(1,338	) (o)	3,714

Income from continuing operations	5,320	2,256	(2,092)		5,484
(Income) loss from continuing operations attributable to noncontrolling interest	(2)	15	—		13

Income from continuing operations attributable to CVS Health	$5,318	$2,271	$(2,092)		$5,497

Earnings per share from continuing operations attributable to CVS Health:
Basic	$4.93	$6.46			$4.06	(q)

Diluted	$4.91	$6.41			$4.02	(q)

Weighted average shares:
Basic	1,073	351	(77)		1,347	(p)
Diluted	1,079	354	(72)		1,361	(p)

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments shown above are explained in Note 6. Income Statement Pro Forma Adjustments, beginning on page 53 of this joint proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined

Statement of Income

for the Nine Months Ended September 30, 2017

	CVS Health	Aetna	Pro Forma Adjustments (Note 6)		Pro Forma Combined
	(Millions, except per common share data)
Revenues:
Pharmacy, consumer products and other:
Net revenues	$134,185	$—	$(6,713	) (j)	$127,472
Insurance:
Premiums (i)	2,195	40,810	—		43,005
Fees and other revenue	—	4,142	—		4,142
Net investment income	—	730	(87	) (k)	643

Total net revenues	136,380	45,682	(6,800)		175,262
Operating costs and expenses:
Pharmacy, consumer products and other:
Cost of revenues	113,807	—	(6,627	) (j)	107,180
Insurance:
Benefit costs (i)	1,932	33,428	—		35,360

	115,739	33,428	(6,627	) (j)	142,540
Selling, general and administrative expenses	14,232	9,193	1,153	(l)	24,578

Total operating costs and expenses	129,971	42,621	(5,474)		167,118

Operating income	6,409	3,061	(1,326)		8,144
Interest expense, net	744	349	1,357	(m)	2,450
Loss on early extinguishment of debt	—	246	—		246
Other expense (income)	206	—	(129	) (n)	77

Income from continuing operations before income tax provision	5,459	2,466	(2,554)		5,371
Income tax provision	2,115	815	(996	) (o)	1,934

Income from continuing operations	3,344	1,651	(1,558)		3,437
(Income) loss from continuing operations attributable to noncontrolling interest	(1)	9	—		8

Income from continuing operations attributable to CVS Health	$3,343	$1,660	$(1,558)		$3,445

Earnings per share from continuing operations attributable to CVS Health:
Basic	$3.26	$4.95			$2.65	(q)

Diluted	$3.25	$4.92			$2.63	(q)

Weighted average shares:
Basic	1,022	335	(61)		1,296	(p)
Diluted	1,026	338	(56)		1,308	(p)

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments shown above are explained in Note 6. Income Statement Pro Forma Adjustments, beginning on page 53 of this joint proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined

Balance Sheet

As of September 30, 2017

	CVS Health	Aetna	Pro Forma Adjustments (Note 7)		Pro Forma Combined
	(Millions)
Assets:
Cash and cash equivalents	$2,485	$5,928	$(3,192	) (r)	$5,221
Investments	75	2,869	—		2,944
Accounts receivable, net	12,440	4,965	(778	) (s)	16,627
Inventories	14,147	—	—		14,147
Other current assets	776	2,672	—		3,448

Total current assets	29,923	16,434	(3,970)		42,387
Long-term investments	—	21,507	—		21,507
Property and equipment, net	9,914	581	—		10,495
Goodwill	38,169	10,683	37,411	(t)	86,263
Intangible assets, net	13,303	1,273	26,572	(u)	41,148
Separate Account assets	—	4,335	—		4,335
Other assets	1,544	2,570	(1,216	) (v)	2,898

Total assets	$92,853	$57,383	$58,797		$209,033

Liabilities and equity:
Pharmacy claims and discounts payable	$9,807	$—	$—		$9,807
Health care costs payable and other insurance liabilities	—	7,562	(778	) (s)	6,784
Accrued expenses and other current liabilities	16,303	10,087	413	(w)	26,803
Short-term debt and current portion of long-term debt	2,403	1,998	—		4,401

Total current liabilities	28,513	19,647	(365)		47,795
Long-term debt	23,386	8,161	45,653	(x)	77,200
Deferred income taxes	4,442	72	9,353	(y)	13,867
Separate Account liabilities	—	4,335	—		4,335
Other long-term insurance liabilities	—	7,475	—		7,475
Other long-term liabilities	1,644	1,875	—		3,519

Total liabilities	57,985	41,565	54,641		154,191

Shareholders’ equity:
Common stock and capital surplus (1)	32,026	4,707	(4,707	) (z)	32,026
Treasury stock and shares held in trust	(37,795)	—	20,152	(aa)	(17,643)
Retained earnings	40,779	12,037	(12,450	) (bb)	40,366
Accumulated other comprehensive income (loss)	(147)	(1,161)	1,161	(cc)	(147)

Total shareholders’ equity	34,863	15,583	4,156		54,602
Noncontrolling interest	5	235	—		240

Total equity	34,868	15,818	4,156		54,842

Total liabilities and equity	$92,853	$57,383	$58,797		$209,033

(1)	On an historical basis, share information of CVS Health is as follows: 3.2 billion common shares authorized; 1.7 billion common shares issued and 1.0 billion shares outstanding. On a pro forma combined basis, share information is as follows: 3.2 billion common shares authorized; 2.0 billion common shares issued and 1.287 billion common shares outstanding.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments shown above are explained in Note 7. Balance Sheet Pro Forma Adjustments, beginning on page 57 of this joint proxy statement/prospectus.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On December 3, 2017, CVS Health, Merger Sub and Aetna entered into the merger agreement, pursuant to which, subject to the terms and conditions set forth in the merger agreement, Aetna will become a wholly owned subsidiary of CVS Health. Upon completion of the merger, each Aetna common share issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $145.00 in cash, without interest, and 0.8378 of a share of CVS Health common stock.

As of completion of the merger, each vested Aetna stock appreciation right (including those Aetna stock appreciation rights that vest by their terms as of completion of the merger) will be cancelled and converted into the right to receive a cash amount (without interest) equal to the product of (a) the excess, if any, of (i) the sum of $145.00 plus the value equal to the product of the CVS Health closing price multiplied by the exchange ratio over (ii) the applicable per share exercise price of such Aetna stock appreciation right multiplied by (b) the total number of Aetna common shares subject to such Aetna stock appreciation right. Each outstanding vested Aetna stock appreciation right (including those Aetna stock appreciation rights that vest by their terms as of completion of the merger) with a per share exercise price greater than or equal to the equity award cash consideration will be cancelled for no consideration.

As of completion of the merger, each Aetna stock appreciation right that is not vested as of completion of the merger or that is granted after the date of the merger agreement (to the extent permitted under the merger agreement), will be assumed by CVS Health and will become a stock appreciation right representing the right to receive a payment in shares of CVS Health common stock on the same terms and conditions, except that (i) the number of shares of CVS Health common stock subject to the assumed stock appreciation right will equal the product of (A) the number of Aetna common shares that were subject to such Aetna stock appreciation right immediately prior to completion of the merger multiplied by (B) the equity award exchange ratio (with such product rounded down to the nearest whole share of CVS Health common stock) and (ii) the per share exercise price will equal the exercise price per share of the Aetna stock appreciation right immediately prior to completion of the merger divided by the equity award exchange ratio (rounded up to the nearest whole cent).

Immediately prior to completion of the merger, each outstanding Aetna RSU and Aetna PSU that provides for accelerated vesting upon completion of the transactions contemplated by the merger agreement will vest and will be converted into the right to receive, with respect to each Aetna common share underlying the Aetna RSU or Aetna PSU, the merger consideration.

As of completion of the merger, each Aetna RSU or Aetna PSU that is not converted into a right to receive the merger consideration, or that is granted after the date of the merger agreement (to the extent permitted under the merger agreement), will be assumed by CVS Health and will be converted into a time-vesting CVS Health RSU award corresponding to the merger consideration.

Completion of the merger is subject to the approval of and adoption of the merger agreement by Aetna shareholders, the approval of the stock issuance by CVS Health stockholders, termination or expiration of the waiting period under the HSR Act, the required governmental authorizations having been obtained and being in full force and effect and certain other conditions to completion of the merger. As of the date of this joint proxy statement/prospectus, and subject to the satisfaction or, to the extent permitted by law, waiver of the conditions described in the preceding sentence, CVS Health and Aetna expect the merger to be completed in the second half of 2018.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting and are based on the historical consolidated financial statements of CVS Health and Aetna.

The acquisition method of accounting is based on ASC 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurement.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the merger is completed at the then-current market price. This requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements, since the market price of the shares of CVS Health common stock at the date the merger is completed is likely to be different than the $73.56 market price that was used in the preparation of the unaudited pro forma condensed combined financial statements. The market price of $73.56 was based upon the closing price of shares of CVS Health common stock on the NYSE on December 20, 2017.

ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, CVS Health may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect CVS Health’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of completion of the merger, primarily at their respective fair values and added to those of CVS Health. Financial statements and reported results of operations of CVS Health issued after completion of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Aetna.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred. Acquisition-related transaction costs expected to be incurred by CVS Health include estimated fees related to a bridge financing commitment and agreement. Total acquisition-related transaction costs expected to be incurred by CVS Health and Aetna are estimated to be approximately $400 million and $165 million, respectively. During the nine months ended September 30, 2017, neither CVS Health nor Aetna incurred any material acquisition-related transaction costs.

The unaudited pro forma condensed combined balance sheet as of September 30, 2017 is required to include adjustments which give effect to events that are directly attributable to the merger regardless of whether they are expected to have a continuing impact on the combined results or are non-recurring. Therefore, acquisition-related transaction costs expected to be incurred by CVS Health and Aetna subsequent to September 30, 2017 of approximately $400 million and $165 million, respectively, are reflected as a pro forma adjustment to the unaudited pro forma condensed combined balance sheet as of September 30, 2017, with the after-tax impact presented as an increase to accrued expenses and other current liabilities and a decrease to retained earnings.

The unaudited pro forma condensed combined financial statements do not reflect any potential divestitures that may occur prior to, or subsequent to, completion of the merger, or the projected realization of cost savings following completion of the merger. These cost savings opportunities are from administrative cost savings as well as reduced health care costs due to medical management. Although CVS Health projects that cost savings will result from the merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements do not reflect any projected pre-tax restructuring and integration-related costs associated with the projected annual cost savings. The annual cost savings are projected to be approximately $750 million in the second full year following completion of the merger. The restructuring and integration-related costs will be expensed in the appropriate accounting periods after completion of the merger.

The unaudited pro forma condensed combined financial statements do not reflect (a) any changes in applicable law (including applicable tax law) after September 30, 2017 or (b) Aetna’s sale of its domestic group life insurance, group disability insurance and absence management businesses on November 1, 2017.

3.	Accounting Policies

At completion of the merger, CVS Health will review Aetna’s accounting policies. As a result of that review, CVS Health may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. With the exception of one accounting policy related to recently issued accounting guidance that CVS Health early adopted in the first quarter of 2017 (see Note 6(l)), CVS Health is not aware of any differences that would have a material impact on the combined financial statements, and therefore, the unaudited pro forma condensed combined financial statements assume there are no other differences in accounting policies other than the one described in Note 6(l).

4.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Aetna:

(Millions, except per common share data)
Cash consideration:
Shareholders:
Aetna common shares outstanding	326.7
Multiplied by merger agreement cash consideration per share paid to Aetna shareholders	$145.00

Preliminary estimate of cash consideration paid to Aetna shareholders	$47,370

Stock appreciation right holders:
Aetna vested in-the-money stock appreciation rights	4.2
Multiplied by merger consideration value of $206.63 less exercise price	$130.50

Preliminary estimate of cash consideration paid to holders of vested Aetna stock appreciation rights	$547

RSU and PSU holders:
Vested Aetna RSUs and Aetna PSUs	0.3
Multiplied by merger agreement cash consideration per share paid to Aetna shareholders	$145.00

Preliminary estimate of cash consideration paid to Aetna RSU and Aetna PSU holders	$45

Preliminary fair value estimate of total cash consideration	$47,962

Share consideration:
Shareholders:
Aetna common shares outstanding	326.7
Multiplied by merger agreement per share exchange ratio	0.8378
Multiplied by per share price of CVS Health common stock on December 20, 2017	$73.56

Preliminary estimate of fair value of common stock issued to Aetna shareholders	$20,133

(Millions, except per common share data)
RSU and PSU holders:
Vested Aetna RSUs and Aetna PSUs	0.3
Multiplied by merger agreement per share exchange ratio	0.8378
Multiplied by per share price of CVS Health common stock on December 20, 2017	$73.56

Preliminary estimate of fair value of common stock issued to Aetna RSU and Aetna PSU holders	$19

Preliminary fair value estimate of total share consideration	$20,152

Total consideration:
Cash consideration	$47,962
Common share consideration	20,152
Other consideration transferred (a)	—

Estimate of total consideration expected to be transferred (b)	$68,114

Certain amounts may reflect rounding adjustments.

(a)	As further described in Note 1. Description of Transaction, beginning on page 47 of this joint proxy statement/prospectus, certain outstanding equity awards granted to Aetna employees will not be settled upon completion of the merger, and instead will be converted into replacement awards issued by CVS Health, which are referred to in this joint proxy statement/prospectus as replacement equity awards. The above table excludes approximately 1.5 million aggregate Aetna RSUs and PSUs and approximately 3.4 million Aetna stock appreciation rights, each outstanding at December 20, 2017, from the estimate of total consideration expected to be transferred. Other consideration transferred will include the portion of the fair value of the replacement awards that is attributed to pre-merger services. The fair value attributable to post-merger services will be recorded as compensation expense in CVS Health’s post-merger financial statements. At this time, CVS Health is unable to reasonably estimate the respective amounts attributable to pre- and post-merger services.

(b)	The estimated total consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual consideration that will be transferred when the merger is completed. In accordance with ASC 805 the fair value of equity securities issued as part of the consideration transferred will be measured on the date the merger is completed at the then-current market price. This requirement will likely result in a different value of the common share component of the purchase consideration and a per Aetna share equity component different from the $61.63 assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. For example, if the per share price of CVS Health’s common stock on the date the merger is completed increased or decreased by 10% from the price assumed in these unaudited pro forma condensed combined financial statements, the consideration transferred would increase or decrease by approximately $2.0 billion, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

5.	Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by CVS Health in the merger, reconciled to the estimate of total consideration expected to be transferred:

At September 30, 2017
(Millions)
Assets Acquired and Liabilities Assumed:
Historical net book value of net assets acquired	$15,818
Less historical:
Goodwill	(10,683)
Intangible assets	(1,273)
Debt issuance costs and net debt discounts/premiums	(45)
Capitalized software	(719)
Deferred acquisition costs	(497)
Deferred tax assets on outstanding equity awards	(45)
Deferred tax assets on debt premiums	(18)
Deferred tax liabilities on deferred acquisition costs	168
Deferred tax liabilities on historical capitalized software	258
Deferred tax liabilities on historical intangible assets and tax deductible goodwill	759

Adjusted book value of net assets acquired	3,723

Adjustments to:
Goodwill (c)	48,094
Identifiable intangible assets (d)	27,845
Deferred tax liabilities (e)	(10,475)
Fair value adjustment to debt (f)	(838)
Fair value of noncontrolling interest (g)	(235)
Other (h)	—

Total adjustments	64,391

Consideration transferred	$68,114

(c)	Goodwill is calculated as the difference between the acquisition date fair value of the total consideration expected to be transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

(d)	As of completion of the merger, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all acquired assets will be used in a manner that represents the highest and best use of those acquired assets, but it is not assumed that any market participant synergies will be achieved.

The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identifiable intangible asset. Other valuation methods, including the market approach and cost approach, were also considered in estimating the fair value. Under the HSR Act and other relevant laws and regulations, there are significant limitations on CVS Health’s ability to obtain specific information about Aetna’s intangible assets prior to completion of the merger.

As of the date of this joint proxy statement/prospectus, CVS Health does not have sufficient information as to the amount, timing and risk of the cash flows from all of Aetna’s identifiable intangible assets to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include, but are not limited to: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; the assessment of the asset’s life cycle; and the competitive trends impacting the asset. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical revenues, Aetna’s cost structure, industry information for comparable intangible assets and certain other high-level assumptions, the fair value of Aetna’s identifiable intangible assets and their weighted average useful lives have been preliminarily estimated as follows:

	Estimated Fair Value (Millions)	Estimated Useful Life (Years)
Customer relationships	$19,400	10
Technology	900	5
Provider networks	845	15
Definite-lived trade names/trademarks	200	7

	21,345
Indefinite-lived trade name/trademark	6,500	N/A

Total	$27,845

These preliminary estimates of fair value and weighted average useful life will likely be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once CVS Health has full access to information about Aetna’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to identifiable intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to CVS Health only upon access to additional information and/or by changes in such factors that may occur prior to completion of the merger. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and/or competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable Aetna intangible assets and/or to the estimated weighted average useful lives from what CVS Health has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to CVS Health’s estimate of associated amortization expense.

(e)	As of completion of the merger, CVS Health will establish net deferred tax liabilities and make other tax adjustments as part of the accounting for the merger, primarily related to estimated fair value adjustments for identifiable intangible assets and debt (see (d) and (f)). The pro forma adjustment to record the effect of deferred taxes was computed as follows:

(Millions)
Estimated fair value of identifiable intangible assets to be acquired	$27,845
Estimated fair value adjustment of debt to be assumed	(838)

Total estimated fair value adjustments of assets to be acquired and liabilities to be assumed	$27,007

Deferred taxes associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed, at 39% (*)	$10,475

(*) The tax impacts of the acquisition were estimated based on applicable law as in effect on September 30, 2017. CVS Health assumed a 39% effective income tax rate when estimating the deferred tax impacts of the acquisition.

(f)	As of completion of the merger, Aetna’s debt is required to be measured at fair value. CVS Health has calculated the pro forma adjustment using publicly available information and believes the pro forma adjustment amount to be reasonable. This adjustment reflects the incremental fair value of Aetna’s long-term debt over the par value of such debt.

(g)	The net book value of Aetna’s noncontrolling interest is assumed to approximate its fair value in the pro forma condensed combined balance sheet.

(h)	As of completion of the merger, various other assets and liabilities are required to be measured at fair value, including, but not limited to: accounts receivable, property and equipment, insurance liabilities, and legal contingencies. As of the date of this joint proxy statement/prospectus, CVS Health does not have sufficient information to make a reasonable preliminary estimate of the fair value of these assets and liabilities. Accordingly, for purposes of these unaudited pro forma condensed combined financial statements, CVS Health has assumed that the historical Aetna book values represent the best estimate of fair value.

6.	Income Statement Pro Forma Adjustments

(i)	For the year ended December 31, 2016 and the nine months ended September 30, 2017, CVS Health’s insurance premiums from its SilverScript Insurance Company Medicare Part D prescription drug plan of $2.1 billion and $2.2 billion, respectively, have been reclassified and presented separately from net revenues from pharmacy, consumer products and other. The related costs and benefits for the year ended December 31, 2016 and the nine months ended September 30, 2017 of $1.7 billion and $1.9 billion, respectively, have been reclassified and presented separately from cost of revenues from pharmacy, consumer products and other. These reclassifications made in these pro forma condensed combined financial statements were made to conform to Aetna’s insurance-related presentation.

(j)	To eliminate pharmacy and clinical services revenue CVS Health earned from Aetna of $7,828 million and $6,713 million for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively. The related costs eliminated and their financial statement line items are as follows:

	Year Ended December 31, 2016	Nine Months Ended September 30, 2017
	(Millions)
Elimination of cost of revenues	$7,727	$6,627
Elimination of administrative fees from selling, general and administrative expenses	101	86

Total elimination	$7,828	$6,713

(k)	For purposes of these unaudited pro forma condensed combined financial statements, this adjustment reflects CVS Health’s estimated forgone interest income associated with adjusting the amortized cost of Aetna’s debt securities investment portfolio to fair value as of completion of the merger. Forgone interest income due to the fair value adjustment to Aetna’s debt securities investment portfolio under the acquisition method of accounting is projected to be approximately $131 million and $87 million for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively.

(l)

During the first quarter of 2017, CVS Health early adopted on a retrospective basis ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. ASU 2017-07 requires entities to disaggregate the current service cost component from the other components of net benefit cost and present it with other current compensation costs for related employees in the income statement and present the other components of net benefit cost elsewhere in the income statement and outside of operating income. For the year ended December 31, 2016, CVS Health reclassified $28 million from selling, general and administrative expenses to other expense.

Below is Aetna’s reclassification from selling, general and administrative expenses to other expense (income) to conform with CVS Health’s current accounting policy:

	Year Ended December 31, 2016	Nine Months Ended September 30, 2017
	(Millions)
Net periodic benefit income for pension plans	$(68)	$(84)
Net periodic benefit expense for other postretirement employee benefit plans	7	3

Reclassification of net periodic benefit income from selling, general and administrative expenses to other expense (income)	$(61)	$(81)

Selling, general and administrative expenses is adjusted, as follows:

	Year Ended December 31, 2016	Nine Months Ended September 30, 2017
	(Millions)
Reclassification of net periodic benefit income to other expense (income), as discussed above	$61	$81
Eliminate Aetna’s historical administrative fees paid to CVS Health (see (j))	(101)	(86)
Eliminate Aetna’s historical intangible asset amortization expense	(247)	(176)
Eliminate Aetna’s historical deferred acquisition cost amortization expense	(90)	(83)
Eliminate Aetna’s historical capitalized software amortization expense	(310)	(237)
Estimated transaction-related intangible asset amortization (*)	2,205	1,654

Estimated adjustment to selling, general and administrative expenses	$1,518	$1,153

(*) Assumes an estimated $21.3 billion of finite-lived intangibles and a weighted average amortization period of approximately 10 years (Refer to Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed, beginning on page 51 of this joint proxy statement/prospectus).

(m) CVS estimates interest expense, net to increase due to the following:

	Year Ended December 31, 2016	Nine Months Ended September 30, 2017
	(Millions)
Additional interest expense associated with the issuance of $40.0 billion of long-term fixed-rate and/or floating rate debt that CVS Health expects to issue to partially fund the merger with various maturity tranches ranging from 2 to 30 years and an assumed weighted average annual interest rate of 4.11% (**)	$1,643	$1,232
Additional interest expense associated with the issuance of $5.0 billion of fixed-rate term loans to partially fund the merger with an assumed maturity of 3 to 5 years and an assumed weighted average annual interest rate of 3.46% (***)	173	130
CVS Health estimated foregone interest income associated with cash used to partially fund a portion of the merger consideration. The estimated forgone interest income for the combined entity is based on a weighted average annual interest rate of 0.89% and 1.47% for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively	28	35
Eliminate historical amortization of net debt premiums/debt issuance costs	12	2
Amortization of estimated debt issuance costs of $230 million associated with the long-term debt and term loans to be issued to partially fund the merger	21	15
Amortization of the estimated fair value adjustment to Aetna’s debt assumed by CVS Health over the remaining life of Aetna’s outstanding debt	(76)	(57)

Estimated adjustment to interest expense	$1,801	$1,357

(**) If interest rates were to increase or decrease by 0.125% from the rates assumed in estimating this pro forma adjustment to interest expense, pro forma interest expense would increase or decrease by approximately $50 million in the year ended December 31, 2016 and $38 million in the nine months ended September 30, 2017.

(***) If interest rates were to increase or decrease by 0.125% from the rates assumed in estimating this pro forma adjustment to interest expense, pro forma interest expense would increase or decrease by approximately $6 million in the year ended December 31, 2016 and $5 million in the nine months ended September 30, 2017.

(n)	To adjust other expense (income) for the following:

	Year Ended December 31, 2016	Nine Months Ended September 30, 2017
	(Millions)
Reclassification of net periodic benefit income from selling, general and administrative expenses to other expense as discussed in (l)	$(61)	$(81)
Adjustment to net periodic benefit income to eliminate the amortization of prior service credit and deferred actuarial losses	(60)	(48)

Total	$(121)	$(129)

(o)	The pro forma tax adjustments are estimated at the applicable statutory income tax rates as in effect on September 30, 2017, generally 39%.

(p)	The combined basic and diluted earnings per share from continuing operations for the periods presented are based on the combined weighted average basic and diluted common shares of CVS Health and Aetna. The historical weighted average basic and diluted shares of Aetna were assumed to be replaced by the shares expected to be issued by CVS Health to effect the merger.

The following table summarizes the computation of the unaudited pro forma combined weighted average basic and diluted shares outstanding:

	Year Ended December 31, 2016	Nine Months Ended September 30, 2017
	(Millions)
CVS Health weighted average shares used to compute basic earnings per share	1,073	1,022
Aetna shares outstanding at December 20, 2017, converted at the exchange ratio of (326.7*0.8378)	274	274

Combined weighted average basic shares outstanding	1,347	1,296
Number of Aetna RSUs and Aetna PSUs at December 20, 2017, expected to vest at closing converted at the exchange ratio (0.3*0.8378)	0.3	0.3

Pro forma weighted average basic shares outstanding	1,347	1,296
Dilutive effect of CVS Health’s outstanding stock-based awards	6	4
Dilutive effect of Aetna’s outstanding stock-based awards, converted at the exchange ratio (CVS Health awards to be issued to replace Aetna awards)	8	8

Pro forma weighted average shares used to compute diluted earnings per share	1,361	1,308

Note:	Certain amounts may reflect rounding adjustments.

(q)	The following is a reconciliation of pro forma basic and diluted earnings per share for the respective periods:

	Year Ended December 31, 2016	Nine Months Ended September 30, 2017
	(Millions)
Numerator for earnings per share calculation:
Pro forma income from continuing operations attributable to CVS Health	$5,497	$3,445
Income allocated to participating securities	(24)	(11)

Total	$5,473	$3,434

Denominator for earnings per share calculation:
Pro forma weighted average shares, basic	1,347	1,296
Pro forma weighted average shares, diluted	1,361	1,308
Pro forma earnings per share:
Basic	$4.06	$2.65
Diluted	$4.02	$2.63

7.	Balance Sheet Pro Forma Adjustments

(r)	To reflect the use of available cash to partially fund the merger. This estimate is derived as follows:

(Millions)
To record issuance of CVS Health long-term debt and term loans to effect the merger	$45,000
Estimated debt issuance costs incurred	(230)
To record the cash portion of the merger consideration	(47,962)

Total	$(3,192)

(s)	To eliminate trade receivables and payables between CVS Health and Aetna.

(t)	To adjust goodwill to an estimate of acquisition date goodwill, as follows:

(Millions)
Eliminate Aetna’s historical goodwill	$(10,683)
Estimated transaction goodwill	48,094

Total	$37,411

(u)	To adjust intangible assets to their estimated fair value, as follows:

(Millions)
Eliminate Aetna’s historical intangible assets	$(1,273)
Estimated fair value of intangible assets acquired	27,845

Total	$26,572

(v)	To adjust other assets to their estimated fair value, as follows:

(Millions)
Eliminate Aetna’s historical capitalized software	$(719)
Eliminate Aetna’s historical deferred acquisition costs	(497)

Total	$(1,216)

(w)	To adjust accrued expenses and other current liabilities:

(Millions)
To accrue estimated acquisition-related transaction costs	$565
To reduce current tax liabilities related to estimated tax-deductible acquisition-related transactions costs	(152)

Total	$413

(x)	To record issuance of CVS Health long-term debt and related debt issuance costs, eliminate the Aetna historical debt issuance costs that have no future economic benefit, and adjust Aetna’s debt to an estimate of fair value, as follows:

(Millions)
Establish incremental CVS Health long-term debt to effect the merger	$40,000
Establish incremental CVS Health term loans to effect the merger	5,000
Estimated debt issuance costs	(230)
Elimination of unamortized debt issuance costs and net debt discounts/premiums	45
Estimated fair value increase over par value of assumed Aetna debt	838

Total	$45,653

(y)	Adjustment of deferred income tax liabilities (assets) as follows:

(Millions)
Eliminate Aetna’s historical deferred tax liability on intangible assets and tax deductible goodwill	$(759)
Eliminate Aetna’s historical deferred tax liability on capitalized software	(258)
Eliminate Aetna’s historical deferred tax asset on debt premiums	18
Eliminate Aetna’s historical deferred tax asset on outstanding equity awards	45
Eliminate Aetna’s historical deferred tax liability on deferred acquisition costs	(168)
Estimated transaction-related deferred tax liability on identifiable intangible assets	10,802
Estimated transaction-related deferred tax asset for fair value increase in assumed debt	(327)

Total	$9,353

(z)	To eliminate Aetna’s historical common shares and additional paid-in capital of $4.7 billion.

(aa)	Issuance of shares of CVS Health common stock from treasury stock to record the stock portion of the merger consideration.

(bb)	To eliminate Aetna’s historical retained earnings and to record the estimated after-tax portion of the acquisition-related transaction costs projected to be incurred after September 30, 2017:

(Millions)
Elimination of Aetna’s historical retained earnings	$(12,037)
Estimated transaction costs incurred	(413)

Total	$(12,450)

(cc)	To eliminate Aetna’s historical accumulated other comprehensive income.

The unaudited pro forma condensed combined financial statements do not present a combined dividend per share amount. On each of February 2, 2017, May 1, 2017, August 3, 2017 and November 3, 2017, CVS Health paid a dividend of $0.50 per share of CVS Health common stock. On January 27, 2017, Aetna paid a dividend of

$0.25 per Aetna common share. On each of April 28, 2017, July 28, 2017, October 27, 2017 and January 26, 2018, Aetna paid a dividend of $0.50 per Aetna common share. Under the terms of the merger agreement, during the period prior to completion of the merger, Aetna is not permitted to declare, set aside or pay any dividend or other distribution other than its regular cash dividend in the ordinary course of business consistent with past practice in an amount not to exceed $0.50 per share per quarter. Under the terms of the merger agreement, during the period before completion of the merger, CVS Health is not permitted to declare, set aside or pay any dividend or other distribution other than its regular cash dividend in the ordinary course of business consistent with past practice in an amount not to exceed $0.50 per share per quarter. The dividend policy of CVS Health following completion of the merger will be determined by CVS Health’s board of directors.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

The following table sets forth, for the calendar periods indicated, the intra-day high and low sales prices per share of CVS Health common stock and per Aetna common share as reported on the NYSE. The shares of CVS Health common stock are traded on the NYSE under the symbol “CVS”, and the Aetna common shares are traded on the NYSE under the symbol “AET”.

	Shares of CVS Health Common Stock		Aetna Common Shares
	High	Low	High	Low
2015:
First Calendar Quarter	$105.46	$93.68	$109.90	$87.25
Second Calendar Quarter	106.88	97.87	134.40	104.93
Third Calendar Quarter	113.65	81.37	129.74	93.51
Fourth Calendar Quarter	106.00	90.10	116.33	98.67
2016:
First Calendar Quarter	$104.40	$86.50	$115.52	$92.42
Second Calendar Quarter	106.67	91.75	123.57	106.30
Third Calendar Quarter	98.66	88.10	121.70	111.88
Fourth Calendar Quarter	88.92	69.30	136.50	104.59
2017:
First Calendar Quarter	$84.72	$74.05	$134.76	$116.04
Second Calendar Quarter	83.30	75.46	155.15	127.08
Third Calendar Quarter	84.00	74.59	164.52	150.43
Fourth Calendar Quarter	81.61	66.45	192.37	149.69
2018:
First Calendar Quarter (through January 25, 2018)	$81.99	$72.87	$192.93	$180.06

The following table sets forth the closing sale price per share of CVS Health common stock and per Aetna common share as reported on the NYSE on the unaffected date, on December 1, the last trading day prior to the public announcement of the transaction, and on [●], 2018, the most recent trading day prior to the date of this joint proxy statement/prospectus for which this information was available. The table also shows the implied value of the merger consideration for each Aetna common share as of the same two dates. This implied value was calculated by multiplying the closing sale price of a share of CVS Health common stock on the relevant date by the exchange ratio and adding $145.00, the cash component of the merger consideration.

	Shares of CVS Health Common Stock			Aetna Common Shares			Implied Per Share Value of Merger Consideration
October 25, 2017 (the unaffected date)		$75.53			$160.12			$208.28
December 1, 2017		$75.12			$181.31			$207.94
[●], 2018	$	[●	]	$	[●	]	$	[●	]

The market prices of shares of CVS Health common stock and Aetna common shares have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the dates of the CVS Health special meeting and the Aetna special meeting and the date the merger is completed. No assurance can be given concerning the market prices of shares of CVS Health common stock or Aetna common shares before completion of the merger or shares of CVS Health common stock after completion of the merger. The exchange ratio is fixed in the merger agreement, but the market price of shares of CVS Health common stock (and therefore the value of the merger consideration) when received by Aetna shareholders after the merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, Aetna shareholders are advised to obtain current market quotations for shares of CVS Health common stock and Aetna common shares in deciding whether to vote for approval and adoption of the merger agreement.

Dividends

CVS Health currently pays a quarterly dividend on shares of CVS Health common stock and last paid a dividend on November 3, 2017, of $0.50 per share. Under the terms of the merger agreement, during the period before completion of the merger, CVS Health is not permitted to declare, set aside or pay any dividend or other distribution other than its regular cash dividend in the ordinary course of business consistent with past practice in an amount not to exceed $0.50 per share per quarter.

Aetna currently pays a quarterly dividend on Aetna common shares and last paid a dividend on January 26, 2018 of $0.50 per share. Under the terms of the merger agreement, during the period before completion of the merger, Aetna is not permitted to declare, set aside or pay any dividend or other distribution other than its regular cash dividend in the ordinary course of business consistent with past practice in an amount not to exceed $0.50 per share per quarter.

In addition, the merger agreement provides that CVS Health and Aetna will coordinate the declaration of, record dates for and payment of dividends in respect of their respective shares in order that holders of shares of CVS Health common stock and Aetna common shares do not receive two dividends or fail to receive one dividend for any quarter in respect of Aetna common shares, on the one hand, and shares of CVS Health common stock issuable in the merger, on the other hand.

After completion of the merger, each former Aetna shareholder who holds shares of CVS Health common stock into which Aetna common shares have been converted in connection with the merger will receive whatever dividends are declared and paid on shares of CVS Health common stock. However, no dividend or other distribution having a record date after completion of the merger will actually be paid with respect to any shares of CVS Health common stock into which Aetna common shares have been converted in connection with the merger until the certificates formerly representing Aetna common shares have been surrendered (or the book-entry shares formerly representing Aetna common shares have been transferred), at which time any accrued dividends and other distributions on those shares of CVS Health common stock will be paid without interest. Subject to the limitations set forth in the merger agreement described above, any future dividends by CVS Health will be made at the discretion of CVS Health’s board of directors. Subject to the limitations set forth in the merger agreement described above, any future dividends by Aetna will be made at the discretion of Aetna’s board of directors. There can be no assurance that any future dividends will be declared or paid by CVS Health or Aetna or as to the amount or timing of those dividends, if any.

RISK FACTORS

In addition to the other information contained or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 72 of this joint proxy statement/prospectus, you should carefully consider the following risk factors in determining whether to vote for the approval and adoption of the merger agreement or approval of the stock issuance. You also should read and consider the risk factors associated with each of the businesses of CVS Health and Aetna because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found under Part I, Item 1A, “Risk Factors” in each company’s Annual Report on Form 10-K for the year ended December 31, 2016, as updated by their respective Quarterly Reports on Form 10-Q, and future filings with the SEC, each of which is on file or will be filed with the SEC and all of which are incorporated by reference into this joint proxy statement/prospectus.

Because the exchange ratio is fixed and the market price of shares of CVS Health common stock has fluctuated and will continue to fluctuate, Aetna shareholders cannot be sure of the value of the merger consideration they will receive in the merger.

Upon completion of the merger, each Aetna common share outstanding immediately prior to the effective time of the merger (other than those held by Aetna as treasury stock, by CVS Health or by any subsidiary of Aetna or CVS Health) will be converted into the right to receive $145.00 in cash without interest thereon and 0.8378 of a share of CVS Health common stock. Because the exchange ratio of 0.8378 of a share of CVS Health common stock is fixed, the value of the share consideration will depend on the market price of shares of CVS Health common stock at the time the merger is completed. The market price of shares of CVS Health common stock has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Aetna special meeting and the date the merger is completed, which could occur a considerable amount of time after the date of the Aetna special meeting, and thereafter. Accordingly, at the time of the Aetna special meeting, Aetna shareholders will not know or be able to determine the market value of the merger consideration they would be entitled to receive upon completion of the merger. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in CVS Health’s and Aetna’s respective businesses, operations and prospects, risks inherent in their respective businesses, changes in market assessments of the likelihood that the merger will be completed and/or the value that may be generated by the merger, and changes with respect to expectations regarding the timing of the merger and regulatory considerations. Many of these factors are beyond CVS Health’s and Aetna’s control. CVS Health stockholders and Aetna shareholders are urged to obtain current market quotations for shares of CVS Health common stock in deciding whether to vote for the stock issuance or the approval and adoption of the merger agreement, as applicable.

The market price of shares of CVS Health common stock after the merger may be affected by factors different from those that are currently affecting or historically have affected the market price of Aetna common shares.

Upon completion of the merger, holders of Aetna common shares will become holders of shares of CVS Health common stock. The market price of CVS Health common stock may fluctuate significantly following completion of the merger, and holders of Aetna common shares could lose the value of their investment in CVS Health common stock. The issuance of shares of CVS Health common stock in the merger could on its own have the effect of depressing the market price for CVS Health common stock. In addition, many Aetna shareholders may decide not to hold the shares of CVS Health common stock they receive as a result of the merger. Other Aetna shareholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of CVS Health common stock they receive as a result of the merger. Any such sales of CVS Health common stock could have the effect of depressing the market price for CVS Health common stock.

Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, the CVS Health common stock, regardless of CVS Health’s actual operating performance.

The businesses of CVS Health differ from those of Aetna in important respects and, accordingly, the results of operations of CVS Health after the merger, as well as the market price of shares of CVS Health common stock, may be affected by factors different from those that are currently affecting, historically have affected or would in the future affect the results of operations of Aetna as a stand-alone public company, as well as the market price of Aetna common shares. For further information on the respective businesses of CVS Health and Aetna and certain factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 254 of this joint proxy statement/prospectus.

After completion of the merger, CVS Health may fail to realize the anticipated benefits and cost savings of the merger, which could adversely affect the value of shares of CVS Health common stock.

The success of the merger will depend, in part, on CVS Health’s ability to realize the anticipated benefits and cost savings from combining the businesses of CVS Health and Aetna. CVS Health’s ability to realize these anticipated benefits and cost savings is subject to certain risks, including:

•	CVS Health’s ability to successfully combine the businesses of CVS Health and Aetna;

•	whether the combined businesses will perform as expected;

•	the possibility that CVS Health paid more for Aetna than the value CVS Health will derive from the acquisition;

•	the reduction of CVS Health’s cash available for operations and other uses and the incurrence of indebtedness to finance the acquisition; and

•	the assumption of known and unknown liabilities of Aetna.

If CVS Health is not able to successfully combine the businesses of CVS Health and Aetna within the anticipated time frame, or at all, the anticipated cost savings and other benefits of the merger may not be realized fully or may take longer to realize than expected, the combined businesses may not perform as expected and the value of the shares of CVS Health common stock may be adversely affected.

CVS Health and Aetna have operated and, until completion of the merger will continue to operate, independently, and there can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key CVS Health or Aetna employees, the disruption of either company’s or both companies’ ongoing businesses or in unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, issues that must be addressed in integrating the operations of Aetna and CVS Health in order to realize the anticipated benefits of the merger so the combined business performs as expected include, among other things:

•	combining the companies’ separate operational, financial, reporting and corporate functions;

•	integrating the companies’ technologies, products and services;

•	identifying and eliminating redundant and underperforming operations and assets;

•	harmonizing the companies’ operating practices, employee development, compensation and benefit programs, internal controls and other policies, procedures and processes;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ corporate, administrative and information technology infrastructure;

•	coordinating sales, distribution and marketing efforts;

•	managing the movement of certain businesses and positions to different locations;

•	maintaining existing agreements with customers, providers and vendors and avoiding delays in entering into new agreements with prospective customers, providers and vendors;

•	operating in industry sectors in which CVS Health and its current management may have little or no experience;

•	coordinating geographically dispersed organizations;

•	consolidating offices of Aetna and CVS Health that are currently in or near the same location; and

•	effecting potential actions that may be required in connection with obtaining regulatory approvals.

In addition, at times, the attention of certain members of each company’s management and each company’s resources may be focused on completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the combined company.

CVS Health has limited experience in the insurance and managed health care industry, which may hinder CVS Health’s ability to achieve the combined company’s objectives.

CVS Health has limited experience operating an insurance and managed health care business, and will rely in large part on the existing management of Aetna to continue to manage the Aetna business following the merger. However, there is no assurance that CVS Health will be able to retain the services of such management. If CVS Health fails to retain the existing management of Aetna, CVS Health’s ability to realize the anticipated benefits of the transaction may be adversely affected.

CVS Health and Aetna may have difficulty attracting, motivating and retaining executives and other key employees in light of the merger.

As CVS Health will be operating in industry sectors for which its existing management team has little or no experience, CVS Health’s success after the transaction will depend in part on the ability of CVS Health to retain key executives and other employees of Aetna. Uncertainty about the effect of the merger on CVS Health and Aetna employees may have an adverse effect on each of CVS Health and Aetna separately and consequently the combined business. This uncertainty may impair CVS Health’s and/or Aetna’s ability to attract, retain and motivate key personnel. Employee retention may be particularly challenging during the pendency of the merger, as employees of CVS Health and Aetna may experience uncertainty about their future roles in the combined business.

Additionally, Aetna’s officers and employees may hold Aetna common shares, as well as Aetna stock appreciation rights, Aetna RSUs and Aetna PSUs that are subject to accelerated vesting on a change in control, and, if the merger is completed, these officers and employees may be entitled to cash and/or the merger consideration in respect of such Aetna common shares, stock appreciation rights, Aetna RSUs and Aetna PSUs. These payouts could also make retention of these officers and employees more difficult. Additionally, pursuant to employment agreements and/or other agreements or arrangements with Aetna, certain key employees of Aetna are entitled to receive severance payments upon a termination without cause and/or a resignation for “good reason” following completion of the merger. Under these agreements, certain key employees of Aetna potentially could resign from his or her employment following specified circumstances set forth in his or her applicable agreement, including an adverse change in his or her title, authority or responsibilities, compensation and benefits or primary office location.

Furthermore, if key employees of CVS Health or Aetna depart or are at risk of departing, including because of issues relating to the uncertainty and difficulty of integration, financial security or a desire not to become employees of the combined business, CVS Health may have to incur significant costs in retaining such individuals or in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the business of Aetna, and CVS Health’s ability to realize the anticipated benefits of the merger may be materially and adversely affected. Accordingly, no assurance can be given that CVS Health will be able to attract or retain key employees of Aetna to the same extent that Aetna has been able to attract or retain employees in the past.

In order to complete the merger, CVS Health and Aetna must obtain certain governmental authorizations, and if such authorizations are not granted or are granted with conditions that become applicable to the parties, completion of the merger may be jeopardized or prevented or the anticipated benefits of the merger could be reduced.

Completion of the merger is conditioned upon the expiration or early termination of the waiting period relating to the merger under the HSR Act and certain other applicable laws or regulations and the required governmental authorizations having been obtained and being in full force and effect. Although CVS Health and Aetna have agreed in the merger agreement to use their reasonable best efforts, subject to certain limitations, to make certain governmental filings or obtain the required governmental authorizations, as the case may be, there can be no assurance that the relevant waiting periods will expire or authorizations will be obtained and no assurance that the merger will be completed.

In addition, the governmental authorities from which these authorizations are required have broad discretion in administering the governing laws and regulations, and may take into account various facts and circumstances in their consideration of the merger, including other potential transactions in the health care industry or other industries. These governmental authorities may initiate proceedings seeking to prevent, or otherwise seek to prevent, the merger. As a condition to authorization of the merger or related transactions, these governmental authorities also may impose requirements, limitations or costs, require divestitures or place restrictions on the conduct of CVS Health’s business after completion of the merger. Under the terms of the merger agreement, CVS Health is not required, and Aetna is not permitted without CVS Health’s consent, to take any actions or agree to any terms or conditions in connection with (i) the expiration or early termination of the waiting period relating to the merger under the HSR Act, (ii) any other antitrust law or (iii) the required governmental authorizations, in each case if such action, term or condition would have, or would reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect on CVS Health or Aetna (see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 181 of this joint proxy statement/prospectus for the definition of regulatory material adverse effect).

However, notwithstanding the provisions of the merger agreement, either CVS Health or Aetna could become subject to terms or conditions in connection with such waiting periods, laws or other authorizations (whether because such term or condition does not rise to the specified level of materiality or CVS Health otherwise consents to its imposition) the imposition of which could adversely affect CVS Health’s ability to integrate Aetna’s operations with CVS Health’s operations, reduce the anticipated benefits of the merger or otherwise materially and adversely affect CVS Health’s business and results of operations after completion of the merger. See “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on pages 181 and 194, respectively, of this joint proxy statement/prospectus.

In addition to receipt of certain governmental authorizations, completion of the merger is subject to a number of other conditions, and if these conditions are not satisfied or waived, the merger will not be completed.

The obligations of CVS Health and Aetna to complete the merger are subject to satisfaction or waiver of a number of conditions in addition to receipt of certain governmental authorizations, including, among other conditions: (i) approval and adoption of the merger agreement by Aetna shareholders at the Aetna special meeting, (ii) approval of the stock issuance by CVS Health stockholders at the CVS Health special meeting, (iii) approval for the listing on the NYSE of the shares of CVS Health common stock to be issued in the merger, (iv) absence of any applicable law or order that prohibits completion of the transaction, (v) declaration of effectiveness of the Registration Statement on Form S-4, of which this joint proxy statement/prospectus forms a part, and absence of any stop order suspending such effectiveness and any proceedings for such purpose pending before the SEC, (vi) accuracy of the representations and warranties made in the merger agreement by the other party, subject to certain materiality qualifications, (vii) performance in all material respects by the other party of the material obligations required to be performed by it at or prior to completion of the transaction, and (viii) the absence of a material adverse effect on the other party (see “The Merger Agreement—Definition of ‘Material Adverse Effect’” beginning on page 184 of this joint proxy statement/prospectus for the definition of material adverse effect). For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 181 of this joint proxy statement/prospectus. There can be no assurance that the conditions to completion of the merger will be satisfied or waived or that the merger will be completed.

In addition, the CVS Health special meeting and the Aetna special meeting may take place before certain governmental authorizations have been obtained and, therefore, before the terms on which such governmental authorizations may be obtained, or the conditions to obtaining such governmental authorizations that may be imposed, are known. As a result, if CVS Health stockholders approve the stock issuance at the CVS Health special meeting, or Aetna shareholders approve and adopt the merger agreement at the Aetna special meeting, CVS Health and Aetna may make decisions after the respective meetings to waive a condition as to the receipt of certain governmental authorizations or to take certain actions required to obtain such governmental authorizations without seeking further stockholder or shareholder approval, as applicable, and such actions could have an adverse effect on the combined company.

CVS Health’s and Aetna’s business relationships may be subject to disruption due to uncertainty associated with the merger.

Parties with which CVS Health or Aetna does business may experience uncertainty associated with the merger, including with respect to current or future business relationships with CVS Health, Aetna or the combined business. CVS Health’s and Aetna’s business relationships may be subject to disruption as customers, providers, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than CVS Health, Aetna or the combined business. These disruptions could have a material adverse effect on the businesses, financial condition, results of operations or prospects of CVS Health, Aetna and/or the combined business, including a material adverse effect on CVS Health’s ability to realize the anticipated benefits of the merger. The risk and adverse effect of such disruptions could be exacerbated by a delay in completion of the merger or termination of the merger agreement.

Certain of Aetna’s executive officers and directors have interests in the merger that may be different from your interests as a shareholder of Aetna.

When considering the recommendation of Aetna’s board of directors that Aetna shareholders vote in favor of the approval and adoption of the merger agreement, Aetna shareholders should be aware that certain of the executive officers and directors of Aetna have interests in the merger that may be different from, or in addition to, the interests of Aetna shareholders generally. These include, among others, continuing service on the CVS Health board of directors for Mr. Bertolini and two other individuals who are serving on the Aetna board of directors immediately prior to completion of the merger, payments pursuant to certain equity awards, severance payments upon qualifying terminations and rights to continuing indemnification and directors’ and officers’ liability insurance. See “Interests of Aetna’s Directors and Executive Officers in the Merger” beginning on page 209 of this joint proxy statement/prospectus for a more detailed description of these interests. Aetna’s board of directors and CVS Health’s board of directors were aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and in recommending that Aetna shareholders approve and adopt the merger agreement and that the CVS Health stockholders approve the stock issuance, respectively.

The merger agreement contains provisions that may make it more difficult for CVS Health and Aetna to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for Aetna to sell its business to a party other than CVS Health, or for CVS Health to sell its business. These provisions include a general prohibition on each party soliciting any acquisition proposal. Further, there are only limited exceptions to each party’s agreement that its board of directors will not withdraw or modify in a manner adverse to the other party the recommendation of its board of directors in favor of the approval and adoption of the merger agreement, in the case of Aetna, or the approval of the stock issuance, in the case of CVS Health, and the other party generally has a right to match any acquisition proposal that may be made. However, at any time prior to the approval and adoption of the merger agreement by Aetna shareholders, in the case of Aetna, or the approval of the stock issuance by CVS Health stockholders, in the case of CVS Health, such party’s board of directors is permitted to take certain of these actions if it determines in good faith that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. See “The Merger Agreement—No Solicitation” and “The Merger Agreement—Termination Fees and Expenses” beginning on pages 190 and 205, respectively, of this joint proxy statement/prospectus.

The parties believe these provisions are reasonable and not preclusive of other offers, but these restrictions might discourage a third party that has an interest in acquiring all or a significant part of either Aetna or CVS Health from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per-share value than the currently proposed merger consideration, in the case of Aetna, or that party were prepared to enter into an agreement that may be favorable to CVS Health or its stockholders, in the case of CVS Health. Furthermore, the termination fees described below may result in a potential competing acquirer proposing to pay a lower per-share price to acquire the applicable party than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable by such party in certain circumstances.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of CVS Health and Aetna.

If the merger is not completed for any reason, including as a result of Aetna shareholders failing to approve and adopt the merger agreement or CVS Health stockholders failing to approve the stock issuance, the ongoing businesses of CVS Health and Aetna may be materially and adversely affected and, without realizing any of the benefits of having completed the merger, CVS Health and Aetna would be subject to a number of risks, including the following:

•	CVS Health and Aetna may experience negative reactions from the financial markets, including negative impacts on trading prices of CVS Health common stock, Aetna common shares and both companies’ other securities, and from their respective customers, providers, vendors, regulators and employees;

•	Aetna may be required to pay CVS Health a termination fee of $2.1 billion if the merger agreement is terminated under certain circumstances, and CVS Health may be required to pay Aetna a termination fee of $2.1 billion if the merger agreement is terminated under certain other circumstances (see “The Merger Agreement—Termination Fees and Expenses” beginning on page 205 of this joint proxy statement/prospectus);

•	CVS Health and Aetna will be required to pay certain transaction expenses and other costs incurred in connection with the merger, whether or not the merger is completed;

•	the merger agreement places certain restrictions on the conduct of Aetna’s and CVS Health’s businesses prior to completion of the merger, and such restrictions, the waiver of which is subject to the consent of the other party, may prevent Aetna and CVS Health from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the merger that Aetna or CVS Health would have made, taken or pursued if these restrictions were not in place (see “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 185 of this joint proxy statement/prospectus for a description of the restrictive covenants applicable to Aetna and CVS Health); and

•	matters relating to the merger (including arranging permanent financing and integration planning) will require substantial commitments of time and resources by CVS Health and Aetna management and the expenditure of significant funds in the form of fees and expenses, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either CVS Health or Aetna as an independent company.

There can be no assurance that the risks described above will not materialize. If any of those risks materialize, they may materially and adversely affect CVS Health’s and/or Aetna’s businesses, financial condition, financial results, ratings, stock prices and/or bond prices.

In addition, CVS Health and Aetna could be subject to litigation related to any failure to complete the merger or related to any proceeding to specifically enforce CVS Health’s or Aetna’s obligation to perform their respective obligations under the merger agreement. If the merger is not completed, these risks may materialize and may materially and adversely affect CVS Health’s and/or Aetna’s businesses, financial condition, financial results, ratings, stock prices and/or bond prices.

The shares of CVS Health common stock to be received by Aetna shareholders upon completion of the merger will have different rights from Aetna common shares.

Upon completion of the merger, Aetna shareholders will no longer be shareholders of Aetna, a Pennsylvania corporation, but will instead become stockholders of CVS Health, a Delaware corporation, and their rights as CVS Health stockholders will be governed by Delaware law and the terms of CVS Health’s amended and restated certificate of incorporation, as it may be amended from time to time, which is referred to in this joint proxy statement/prospectus as CVS Health’s certificate of incorporation, and CVS Health’s amended and restated by-laws, as they may be amended from time to time, which are referred to in this joint proxy statement/prospectus as CVS Health’s by-laws. Delaware law and the terms of CVS Health’s certificate of incorporation and CVS Health’s by-laws are in some respects materially different than Pennsylvania law and the terms of Aetna’s articles and Aetna’s amended and restated by-laws, as they may be amended from time to time, which are referred to in this joint proxy statement/prospectus as Aetna’s by-laws, which currently govern the rights of Aetna shareholders. See “Comparison of Stockholder Rights” beginning on page 225 of this joint proxy statement/prospectus for a discussion of the different rights associated with Aetna common shares and shares of CVS Health common stock.

Current CVS Health stockholders and Aetna shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over the management of the combined company.

Upon completion of the merger, CVS Health expects to issue up to approximately [●] million shares of CVS Health common stock to Aetna shareholders in connection with the transactions contemplated by the merger agreement. As a result, it is expected that, immediately after completion of the merger, former Aetna shareholders will own approximately [●]% of the outstanding shares of CVS Health common stock. Consequently, current CVS Health stockholders in the aggregate will have less influence over the management and policies of CVS Health than they currently have over the management and policies of CVS Health, and Aetna shareholders in the aggregate will have significantly less influence over the management and policies of CVS Health than they currently have over the management and policies of Aetna.

Lawsuits have been filed against Aetna and its board of directors and other lawsuits may be filed against Aetna, CVS Health and/or their respective boards of directors challenging the merger. An adverse ruling in any such lawsuit may prevent the merger from being completed.

As of January 26, 2018, four complaints have been filed by purported Aetna shareholders challenging the merger. The first, a putative class action complaint, was filed by Olivier Miramond in the United States District Court for the District of Connecticut and is captioned Miramond v. Aetna Inc., et al., case number 3:18-cv-00083. The second complaint, filed in the United States District Court for the District of Connecticut by Shiva Stein individually, is captioned Stein v. Aetna Inc., et al., case number 3:18-cv-00136. The third complaint, a putative class action filed by Robert Freedman, was filed in the United States District Court for the Eastern District of Pennsylvania and is captioned Freedman v. Aetna Inc., et al., case number 2:18-cv-00323-RK. The fourth complaint, filed in the United States District Court for the District of Connecticut by Luan Pham individually, is captioned Pham v. Aetna Inc., et al., case number 3:18-cv-00154. The complaints name as defendants Aetna and each member of Aetna’s board of directors. The complaints generally allege, among other things, that the merger consideration in the proposed transaction is unfair, inadequate and undervalues Aetna; that the defendants failed to conduct a fair and reasonable sales process; that the merger agreement’s deal protection provisions improperly deter other suitors from submitting a superior offer for Aetna; and that the defendants authorized the filing of a materially incomplete and misleading registration statement. Among other remedies, the complaints seek to enjoin the Aetna special meeting and the closing of the merger, as well as costs and attorneys’ fees. Defendants believe that the complaints are without merit.

See “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Proposal I: Approval of the Stock Issuance—Litigation Relating to the Merger” beginning on page 176 of this joint proxy statement/prospectus for more information about litigation related to the merger that has been commenced prior to the date of this joint proxy statement/prospectus. There can be no assurance that additional complaints will not be filed with respect to the merger.

One of the conditions to completion of the merger is the absence of any applicable law (including any order) being in effect that prohibits completion of the merger. Accordingly, if a plaintiff is successful in obtaining an order prohibiting completion of the merger, then such order may prevent the merger from being completed, or from being completed within the expected timeframe.

The indebtedness of CVS Health following completion of the merger will be substantially greater than CVS Health’s indebtedness on a stand-alone basis and greater than the combined indebtedness of CVS Health and Aetna existing prior to the announcement of the merger agreement. This increased level of indebtedness could adversely affect CVS Health’s business flexibility, and increase its borrowing costs. Downgrades in CVS Health’s and/or Aetna’s ratings could adversely affect CVS Health’s, Aetna’s and/or the combined company’s respective businesses, cash flows, financial condition and operating results.

Upon completion of the merger, CVS Health expects to incur acquisition-related debt financing of approximately $45.0 billion and assume Aetna’s existing indebtedness of approximately $8.2 billion. CVS Health’s substantially increased indebtedness and higher debt-to-equity ratio following completion of the merger in comparison to that of CVS Health prior to the merger will have the effect, among other things, of reducing CVS Health’s flexibility to respond to changing business and economic conditions and will increase CVS Health’s borrowing costs. In addition, the amount of cash required to service CVS Health’s increased indebtedness levels and thus the demands on CVS Health’s cash resources will be greater than the amount of cash flows required to service the indebtedness of CVS Health or Aetna individually prior to the merger. The increased levels of indebtedness could also reduce funds available to fund CVS Health’s efforts to combine its business with Aetna and realize expected benefits of the merger and/or engage in investments in product development, capital expenditures, dividend payments, share repurchases and other activities and may create competitive disadvantages for CVS Health relative to other companies with lower debt levels.

In addition, CVS Health’s credit ratings impact the cost and availability of future borrowings, and, as a result, CVS Health’s cost of capital. CVS Health’s ratings reflect each rating organization’s opinion of CVS Health’s financial strength, operating performance and ability to meet CVS Health’s debt obligations or, following completion of the merger, obligations to the combined company’s insureds. Each of the ratings organizations reviews CVS Health’s and Aetna’s ratings periodically, and there can be no assurance that CVS Health’s or Aetna’s current ratings will be maintained in the future. Following the announcement of the merger agreement, each of Standard & Poor’s and Moody’s placed certain of CVS Health’s debt, financial strength and other credit ratings under review for a possible downgrade. Following the announcement of the merger agreement, Standard & Poor’s, A.M. Best and Fitch placed Aetna’s debt, financial strength and other credit ratings under review with negative implications. Downgrades in CVS Health’s and/or Aetna’s ratings could adversely affect CVS Health’s, Aetna’s and/or the combined company’s businesses, cash flows, financial condition and operating results. In addition, if the merger is completed and, in certain circumstances, Aetna’s debt securities are rated below investment grade, this may constitute a change of control triggering event under the indentures governing such debt. Upon the occurrence of a change of control triggering event, Aetna, as the surviving corporation of the merger, would be required to offer to repurchase most of Aetna’s outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest if any, to, but not including, the date of repurchase. However, it is possible that Aetna (or CVS Health) would not have sufficient funds at the time of the change of control triggering event to make the required repurchase of notes or that restrictions in other debt instruments would not allow such repurchases. CVS Health and Aetna cannot provide any assurance that there will be sufficient funds available for Aetna (or CVS Health) to make any required repurchases of the notes upon a change of control triggering event.

CVS Health will incur significant transaction and integration-related costs in connection with the merger.

CVS Health expects to incur a number of non-recurring costs associated with the merger and combining the operations of the two companies. CVS Health will incur significant transaction costs related to the merger, including with respect to the financing for the cash consideration to be paid to Aetna shareholders. CVS Health also will incur significant integration-related fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. CVS Health continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although CVS Health expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow CVS Health to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

The merger may not be accretive, and may be dilutive, to CVS Health’s earnings per share, which may negatively affect the market price of shares of CVS Health common stock.

CVS Health currently projects that the merger will result in a number of benefits, including enhanced competitive positioning and a platform from which to accelerate growth, and that it will be accretive to earnings per share in the second full year after the close of the transaction. This projection is based on preliminary estimates that may materially change. In addition, future events and conditions could decrease or delay the accretion that is currently projected or could result in dilution, including adverse changes in market conditions, additional transaction and integration-related costs and other factors such as the failure to realize some or all of the anticipated benefits of the merger. Any dilution of, decrease in or delay of any accretion to, CVS Health’s earnings per share could cause the price of shares of CVS Health common stock to decline or grow at a reduced rate.

The unaudited pro forma combined financial information and prospective financial information included in this joint proxy statement/prospectus is presented for illustrative purposes only and does not represent the actual financial position or results of operations of the combined company following completion of the merger or reflect the effect of any divestitures that may be required in connection with the merger.

The unaudited pro forma combined financial information and prospective financial information contained in this joint proxy statement/prospectus is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and does not represent the actual financial position or results of operations of CVS Health and Aetna prior to the merger or that of the combined company following the merger for several reasons. Among other things, the unaudited pro forma combined financial information does not reflect the effect of any potential divestitures that may occur prior to or subsequent to completion of the merger, the projected realization of cost savings following completion of the merger, any changes in applicable law (including applicable tax law) after September 30, 2017, Aetna’s sale of its domestic group life insurance, group disability insurance and absence management businesses on November 1, 2017, or CVS Health’s projected reduction of its adjusted debt-to-EBITDA ratio following completion of the merger. See the sections entitled “CVS Health and Aetna Unaudited Pro Forma Condensed Combined Financial Statements”, “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—Unaudited Prospective Financial Information” and “Comparative Historical and Unaudited Pro Forma Combined Per Share Data” beginning on pages 42, 155 and 40, respectively, of this joint proxy statement/prospectus. The actual financial positions and results of operations of Aetna and CVS Health prior to the merger and that of the combined company following the merger may not be consistent with, or evident from, the unaudited pro forma combined financial information or prospective financial information included in this joint proxy statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma combined financial information and/or the prospective financial information included in this joint proxy statement/prospectus may not be realized and may be affected by other factors. Any significant changes in the market price of shares of CVS Health common stock may cause a significant change in the purchase price used for CVS Health’s accounting purposes and the pro forma combined financial information contained in this joint proxy statement/prospectus.

The future results of the combined company may be adversely impacted if the combined company does not effectively manage its expanded operations following completion of the merger.

Following completion of the merger, the size of the combined company’s business will be significantly larger than the current size of either CVS Health’s or Aetna’s respective businesses. The combined company’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to implement an effective integration of the two companies and its ability to manage a combined business with significantly larger size and scope with the associated increased costs and complexity. There can be no assurances that the management of the combined company will be successful or that the combined company will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the merger.

Risks relating to CVS Health and Aetna.

CVS Health and Aetna are, and following completion of the merger CVS Health will continue to be, subject to the risks described in Part I, Item 1A in CVS Health’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 9, 2017, and Part I, Item 1A in Aetna’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 17, 2017, as updated by their respective Quarterly Reports on Form 10-Q and future filings with the SEC, in each case, incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 254 of this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

CVS Health and Aetna have included in this joint proxy statement/prospectus certain statements that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (which is referred to in this joint proxy statement/prospectus as the Securities Act), and Section 21E of the Exchange Act. In addition, the management of CVS Health or Aetna may make forward-looking statements to analysts, investors, representatives of the media and others. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “can,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “view,” or “will,” or the negatives thereof or other variations thereon or comparable terminology.

These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond CVS Health’s and Aetna’s control. Statements in this joint proxy statement/prospectus regarding CVS Health and Aetna that are forward-looking, including CVS Health’s and Aetna’s projections as to the timing of completion of the merger, the extent of, and the time necessary to obtain, the regulatory approvals required for the merger, the anticipated benefits of the merger, the impact of the merger on CVS Health’s and Aetna’s businesses, the expected terms, types and amount of the expected financing for the merger, the ownership percentages of CVS Health’s common stock of CVS Health stockholders and Aetna shareholders upon completion of the merger, the aggregate amount of indebtedness of CVS Health following completion of the merger, CVS Health’s expectations regarding debt repayment and its debt to capital ratio following completion of the merger, CVS Health’s and Aetna’s respective share repurchase programs and ability and intent to declare future dividend payments, the number of members served by the combined company’s pharmacy benefits business, the amount, composition and timing of synergies from the merger, CVS Health’s, Aetna’s and/or the combined company’s future operating results, including the timing and amount of any accretion to earnings, the public debt and insurer financial strength ratings of CVS Health and Aetna and their respective subsidiaries, CVS Health’s and Aetna’s acquisition-related merger costs and CVS Health’s restructuring and integration-related costs and charges, and the estimates and assumptions underlying the pro forma combined financial information and other financial projections contained in this joint proxy statement/prospectus are based on CVS Health’s and Aetna’s respective management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond CVS Health’s and Aetna’s control.

In addition, this joint proxy statement/prospectus may contain forward-looking statements regarding CVS Health’s or Aetna’s respective businesses, financial condition and results of operations. These forward-looking statements also involve risks, uncertainties and assumptions, some of which may not be presently known to CVS Health or Aetna or that they currently believe to be immaterial, that may cause CVS Health’s or Aetna’s actual results to differ materially from those expressed in the forward-looking statements or adversely impact their respective businesses, CVS Health’s ability to complete the merger and/or CVS Health’s ability to realize the expected benefits from the merger. Should any risks and uncertainties develop into actual events or actual events develop differently from any assumptions, these developments could have a material adverse effect on the merger and/or CVS Health or Aetna, CVS Health’s ability to successfully complete the merger and/or realize the expected benefits from the merger. Additional information concerning these risks, uncertainties and assumptions can be found in the section entitled “Risk Factors” beginning on page 62 of this joint proxy statement/prospectus and in CVS Health’s and Aetna’s respective filings with the SEC, including the risk factors discussed in “Item 1.A. Risk Factors” in CVS Health’s and Aetna’s most recent Annual Reports on Form 10-K, as updated by their Quarterly Reports on Form 10-Q and future filings with the SEC.

You are cautioned not to place undue reliance on CVS Health’s and Aetna’s forward-looking statements. These forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition and/or cash flows of CVS Health or Aetna. Actual results may differ materially from those discussed in this joint proxy statement/prospectus. Neither CVS Health nor Aetna assumes any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise, as of any future date.

THE COMPANIES

CVS Health Corporation

CVS Health Corporation was incorporated in the State of Delaware on August 22, 1996. CVS Health, together with its subsidiaries, is a pharmacy innovation company helping people on their path to better health. At the forefront of a changing health care landscape, CVS Health has an unmatched suite of capabilities and the expertise needed to drive innovations that will help shape the future of health care.

Through more than 9,700 retail locations, more than 1,100 walk-in health care clinics, a leading pharmacy benefits manager with nearly 90 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year, expanding specialty pharmacy services and a leading stand-alone Medicare Part D prescription drug plan, CVS Health enables people, businesses and communities to manage health in more affordable, effective ways. CVS Health is delivering break-through products and services, from advising patients on their medications at CVS Pharmacy® locations, to introducing unique programs to help control costs for CVS Health’s clients at CVS Caremark®, to innovating how care is delivered to CVS Health’s patients with complex conditions through CVS Specialty®, to improving pharmacy care for the senior community through Omnicare®, or by expanding access to high-quality, low-cost care at CVS MinuteClinic®.

The principal trading market for shares of CVS Health common stock (NYSE: CVS) is the NYSE. The principal executive offices of CVS Health are located at One CVS Drive, Woonsocket, RI 02895; its telephone number is (401) 765-1500; and its website is www.cvshealth.com. Information on CVS Health’s Internet website is not incorporated by reference into or otherwise part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates important business and financial information about CVS Health from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 254 of this joint proxy statement/prospectus.

Aetna Inc.

Aetna Inc. was incorporated in the Commonwealth of Pennsylvania on December 20, 1982. Aetna, together with its subsidiaries, is one of the nation’s leading diversified health care benefits companies, serving an estimated 44.6 million people as of September 30, 2017. Aetna has the information and resources to help its members, in consultation with their health care professionals, make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, medical management capabilities, Medicaid health care management services, Medicare Advantage and Medicare supplement plans, workers’ compensation administrative services and health information technology products and services. Aetna’s customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. On November 1, 2017, Aetna sold its domestic group life insurance, group disability insurance and absence management businesses to Hartford Life and Accident Insurance Company.

The principal trading market for Aetna common shares (NYSE: AET) is the NYSE. The principal executive offices of Aetna are located at 151 Farmington Avenue, Hartford, CT 06156; its telephone number is (860) 273-0123; and its website is www.aetna.com. Information on Aetna’s Internet web site is not incorporated by reference into or otherwise part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates important business and financial information about Aetna from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 254 of this joint proxy statement/prospectus.

Hudson Merger Sub Corp.

Merger Sub was incorporated in the Commonwealth of Pennsylvania on November 14, 2017, and is a wholly-owned subsidiary of CVS Health. Merger Sub was formed solely for the purpose of completing the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

The principal executive offices of Merger Sub are located at One CVS Drive, Woonsocket, RI 02895; and its telephone number is (401) 765-1500.

SPECIAL MEETING OF STOCKHOLDERS OF CVS HEALTH

CVS Health is providing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the CVS Health special meeting of stockholders (or any adjournment or postponement thereof) that CVS Health has called to consider and vote on a proposal to approve the stock issuance and a proposal to approve the adjournment from time to time of the CVS Health special meeting if necessary to solicit additional proxies if there are not sufficient votes at the time of the CVS Health special meeting, or any adjournment or postponement thereof, to approve the stock issuance.

Date, Time and Location

Together with this joint proxy statement/prospectus, CVS Health is also sending CVS Health stockholders a notice of the CVS Health special meeting and a form of proxy card that is solicited by CVS Health’s board of directors for use at the CVS Health special meeting to be held on [●], 2018, at the CVS Health Customer Support Center located at One CVS Drive, Woonsocket, RI 02895, at [●] Eastern Time, and any adjournments or postponements of the CVS Health special meeting.

Only stockholders or their proxy holders may attend the CVS Health special meeting.

If you plan to attend the CVS Health special meeting, please be prepared to provide valid government-issued photo identification (e.g., a driver’s license or a passport) to be admitted to the CVS Health special meeting.

If you are a beneficial owner of shares of CVS Health common stock held in “street name” by a broker, bank or other nominee holder of record at the record date (the close of business on [●], 2018), in addition to proper identification, you will also need an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the record date to be admitted to the CVS Health special meeting. If you want to vote your shares of CVS Health common stock held in “street name” in person at the CVS Health special meeting, you will have to obtain a written legal proxy in your name from the broker, bank or other nominee holder of record that holds your shares.

Purpose

At the CVS Health special meeting, CVS Health stockholders will be asked to consider and vote on the following proposals:

•	to approve the stock issuance; and

•	to approve the CVS Health adjournment proposal.

Under CVS Health’s by-laws, the business to be conducted at the CVS Health special meeting will be limited to the proposals set forth in the notice to CVS Health stockholders provided with this joint proxy statement/prospectus.

Recommendations of the CVS Health Board of Directors

CVS Health’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger and the stock issuance, are advisable, fair to and in the best interests of CVS Health and its stockholders. CVS Health’s board of directors unanimously recommends that CVS Health stockholders vote “FOR” the stock issuance. CVS Health’s board of directors further unanimously recommends that CVS Health stockholders vote “FOR” the CVS Health adjournment proposal. See “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—CVS Health’s Reasons for the Merger; Recommendation of the CVS Health Board of

Directors that CVS Health Stockholders Approve the Stock Issuance” beginning on page 106 of this joint proxy statement/prospectus for a more detailed discussion of the recommendation of CVS Health’s board of directors that CVS Health stockholders approve the stock issuance.

CVS Health Record Date; Outstanding Shares; Stockholders Entitled to Vote

CVS Health’s board of directors has fixed the close of business on [●], 2018, as the record date for the determination of the CVS Health stockholders entitled to vote at the CVS Health special meeting or any adjournment or postponement of the CVS Health special meeting. Only CVS Health stockholders of record at the record date are entitled to receive notice of, and to vote at, the CVS Health special meeting or any adjournment or postponement thereof. As of the close of business on [●], 2018, there were [●] shares of CVS Health common stock outstanding and entitled to vote at the CVS Health special meeting, held by approximately [●] holders of record.

Quorum

The presence at the CVS Health special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of CVS Health common stock at the record date (the close of business on [●], 2018) will constitute a quorum. Elections to abstain from voting will be deemed present at the CVS Health special meeting for the purpose of determining the presence of a quorum. Shares of CVS Health common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee holder of record, and shares of CVS Health common stock with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the CVS Health special meeting for the purpose of determining the presence of a quorum. There must be a quorum for the vote on the stock issuance to be taken at the CVS Health special meeting. Failure of a quorum to be present at the CVS Health special meeting will necessitate an adjournment of the meeting and will subject CVS Health to additional expense.

Required Vote

Assuming a quorum is present, approval of the stock issuance requires the affirmative vote of a majority of the votes cast at the CVS Health special meeting by holders of shares of CVS Health common stock. CVS Health cannot complete the merger unless its stockholders approve the stock issuance. Under the current rules and interpretive guidance of the NYSE, “votes cast” on the stock issuance consist of votes “for” or “against” as well as elections to abstain from voting. As a result, a CVS Health stockholder’s election to abstain from voting on the stock issuance will have the same effect as a vote “AGAINST” the proposal. Assuming a quorum is present, the failure of a CVS Health stockholder who holds his or her shares in “street name” through a broker, bank or other nominee holder of record to give voting instructions to that broker, bank or other nominee holder of record or any other failure of a CVS Health stockholder to vote will have no effect on the outcome of any vote to approve the stock issuance because these failures to vote are not considered “votes cast.”

Approval of the CVS Health adjournment proposal, whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast at the CVS Health special meeting by CVS Health stockholders. For purposes of the CVS Health adjournment proposal, “votes cast” means votes “for” or “against” the proposal. As a result, a CVS Health stockholder’s election to abstain from voting on the CVS Health adjournment proposal, the failure of a CVS Health stockholder who holds his or her shares in “street name” through a broker, bank or other nominee holder of record to give voting instructions to that broker, bank or other nominee holder of record or any other failure of a CVS Health stockholder to vote will have no effect on the outcome of any vote on the CVS Health adjournment proposal.

Stock Ownership of and Voting by CVS Health Directors and Executive Officers

At the record date for the CVS Health special meeting (the close of business on [●], 2018), CVS Health’s directors and executive officers and their affiliates beneficially owned and had the right to vote in the aggregate

[●] shares of CVS Health common stock at the CVS Health special meeting, which represents approximately [●]% of the shares of CVS Health common stock entitled to vote at the CVS Health special meeting.

Each of CVS Health’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her shares of CVS Health common stock “FOR” the stock issuance and “FOR” the CVS Health adjournment proposal, although none of CVS Health’s directors and executive officers has entered into any agreement requiring them to do so.

Voting of Shares

Via the Internet or by Telephone

If you hold shares of CVS Health common stock directly in your name as a stockholder of record, you may vote via the Internet at www.proxyvote.com or by telephone by calling (800) 690-6903 toll-free. In order to vote your shares via the Internet or by telephone, you will need the control number on your proxy card (which is unique to each CVS Health stockholder to ensure all voting instructions are genuine and to prevent duplicate voting). Votes may be submitted via the Internet or by telephone, 24 hours a day, seven days a week, and must be received by 11:59 p.m. (Eastern Time) on [●], 2018.

If you hold shares of CVS Health common stock in “street name” through a broker, bank or other nominee holder of record, you may provide voting instructions via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank or other nominee holder of record. Please follow the voting instructions provided by your broker, bank or other nominee holder of record with these materials.

By Mail

If you hold shares of CVS Health common stock directly in your name as a stockholder of record, in order to vote by mail, you may submit a proxy card. You will need to complete, sign and date your proxy card and return it using the postage-paid return envelope provided or return it to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Broadridge must receive your proxy card no later than the close of business on [●], 2018.

If you hold shares of CVS Health common stock in “street name” through a broker, bank or other nominee holder of record, in order to provide voting instructions by mail you will need to complete, sign and date the voting instruction form provided by your broker, bank or other nominee holder of record and return it in the postage-paid return envelope provided. Your broker, bank or other nominee holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person

If you hold shares of CVS Health common stock directly in your name as a stockholder of record, you may vote in person at the CVS Health special meeting. Stockholders of record also may be represented by another person at the CVS Health special meeting by executing a proper proxy designating that person.

When a stockholder of record submits a proxy via the Internet or by telephone, his or her proxy is recorded immediately. You are encouraged to register your vote via the Internet or telephone whenever possible. If you submit a proxy via the Internet or by telephone, please do not return your proxy card by mail. If you attend the CVS Health special meeting, you may also vote in person. Any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be revoked and superseded by any vote that you cast at the CVS Health special meeting. Your attendance at the CVS Health special meeting alone will not revoke any proxy previously given.

If you hold shares of CVS Health common stock in “street name” through a broker, bank or other nominee holder of record, you must obtain a written legal proxy from that institution and present it to the judge of election with your ballot to be able to vote in person at the CVS Health special meeting. To request a legal proxy, please contact your broker, bank or other nominee holder of record.

By Participants in the CVS Health 401(k) Plan

Participants in the CVS Health 401(k) Plan who receive this joint proxy statement/prospectus in their capacity as participants in the CVS Health 401(k) Plan are entitled to vote using the enclosed proxy card. The proxy card directs the trustee of the CVS Health 401(k) Plan to vote a participant’s shares as indicated on the card. Shares of CVS Health common stock held through the CVS Health 401(k) Plan for which no instructions are received will be voted by the trustee of the CVS Health 401(k) Plan in the same percentage as the shares of CVS Health common stock held through the CVS Health 401(k) Plan for which the trustee receives voting instructions. The trustee of the CVS Health 401(k) Plan must receive voting instructions from participants by 11:59 p.m. (Eastern Time) on [●], 2018. Participants cannot vote the shares of CVS Health common stock they hold through the CVS Health 401(k) Plan in person at the CVS Health special meeting.

Generally

If your shares are held in an account at a broker, bank or other nominee holder of record (i.e., in “street name”), you must instruct the broker, bank or other nominee holder of record on how to vote your shares. Your broker, bank or other nominee holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank or other nominee holder of record with this joint proxy statement/prospectus. Brokers, banks and other nominee holders of record who hold shares of CVS Health common stock in “street name” typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. However, brokers, banks and other nominee holders of record typically are not allowed to exercise their voting discretion on matters that are “non-routine” without specific instructions on how to vote from the beneficial owner. Under the current rules of the NYSE, both proposals to be considered at the CVS Health special meeting as described in this joint proxy statement/prospectus are considered non-routine. Therefore, brokers, banks and other nominee holders of record do not have discretionary authority to vote on either proposal. A beneficial owner’s failure to instruct the broker, bank or other nominee holder of record how to vote shares of CVS Health common stock held in “street name” will have no effect on the proposal to approve the stock issuance or the CVS Health adjournment proposal.

Broker non-votes are shares held by a broker, bank or other nominee holder of record that are present in person or represented by proxy at the CVS Health special meeting, but with respect to which the broker, bank or other nominee holder of record is not instructed by the beneficial owner of such shares on how to vote on a particular proposal and the broker, bank or other nominee holder of record does not have discretionary voting power on such proposal. Because brokers, banks and other nominee holders of record do not have discretionary voting authority with respect to either of the proposals to be considered at the CVS Health special meeting, if a beneficial owner of shares of CVS Health common stock held in “street name” does not give voting instructions to the broker, bank or other nominee holder of record, then those shares will not be present in person or represented by proxy at the CVS Health special meeting. As a result, there will not be any broker non-votes in connection with either of the proposals to be considered at the CVS Health special meeting as described in this joint proxy statement/prospectus.

All shares represented by each properly completed and valid proxy received before or at the CVS Health special meeting will be voted in accordance with the instructions given in the proxy. If a CVS Health stockholder signs a proxy card and returns it without giving instructions for voting on any proposal, the shares of CVS Health common stock represented by that proxy card will be voted “FOR” the stock issuance and “FOR” the CVS Health adjournment proposal.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the CVS Health special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the CVS Health special meeting. If your shares are held in the name of a bank, broker or other nominee holder of record, please follow the instructions on the voting instruction form furnished to you by such record holder.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before the closing of the polls at the CVS Health special meeting. If you are a stockholder of record at the record date (the close of business on [●], 2018), you can revoke your proxy or change your vote by:

•	sending a signed notice stating that you revoke your proxy to Vote Processing, c/o Broadridge Financial Solutions, Inc. by mail at 51 Mercedes Way, Edgewood, NY 11717 or by fax at (631) 254-7733 that bears a date later than the date of the proxy you want to revoke and is received prior to the CVS Health special meeting;

•	submitting a valid, later-dated proxy via the Internet or telephone before 11:59 p.m. (Eastern Time) on [●], 2018, or by mail that is received prior to the CVS Health special meeting; or

•	attending the CVS Health special meeting (or, if the CVS Health special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which automatically will cancel any proxy previously given, or revoking your proxy in person, but your attendance at the CVS Health special meeting alone will not revoke any proxy previously given.

If you hold your shares in “street name” through a broker, bank or other nominee holder of record, you must contact your broker, bank or other nominee holder of record to change your vote or obtain a written legal proxy to vote your shares if you wish to cast your vote in person at the CVS Health special meeting.

Solicitation of Proxies; Expenses of Solicitation

This joint proxy statement/prospectus is being provided to holders of shares of CVS Health common stock in connection with the solicitation of proxies by CVS Health’s board of directors to be voted at the CVS Health special meeting and at any adjournments or postponements of the CVS Health special meeting. CVS Health will bear all costs and expenses in connection with the solicitation of proxies, including the costs of filing, printing and mailing this joint proxy statement/prospectus for the CVS Health special meeting. CVS Health has engaged Okapi Partners LLC to assist in the solicitation of proxies for the CVS Health special meeting and will pay Okapi Partners LLC an initial retainer of $20,000 and additional fees to be determined at the conclusion of the solicitation plus reimbursement of reasonable out-of-pocket expenses.

In addition to solicitation by mail, directors, officers and employees of CVS Health or its subsidiaries may solicit proxies from stockholders by telephone, telegram, email, personal interview or other means. CVS Health currently expects not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with approval of any issuance of shares of CVS Health common stock. Directors, officers and employees of CVS Health will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers, and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits CVS Health, with your permission, to send a single notice of meeting and, to the extent requested, a single copy of this joint proxy statement/prospectus to any household at which two or more CVS Health stockholders reside if they appear to be members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials.

A number of brokerage firms have instituted householding for shares held in “street name.” If you and members of your household have multiple accounts holding shares of CVS Health common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this joint proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Adjournment

CVS Health stockholders are being asked to approve a proposal that will give CVS Health’s board of directors authority to adjourn from time to time the CVS Health special meeting for the purpose of soliciting additional proxies in favor of the approval of the stock issuance if there are not sufficient votes at the time of the CVS Health special meeting, or any adjournment or postponement thereof, to approve the stock issuance. If the CVS Health adjournment proposal is approved, the CVS Health special meeting could be adjourned to any date. In addition, CVS Health’s board of directors, with or without stockholder approval, could postpone the CVS Health special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the CVS Health special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of the stock issuance but do not indicate a choice on the CVS Health adjournment proposal, your shares will be voted in favor of the CVS Health adjournment proposal. But if you indicate that you wish to vote against the approval of the stock issuance, your shares will only be voted in favor of the CVS Health adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Other Information

The matters to be considered at the CVS Health special meeting are of great importance to the stockholders of CVS Health. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the CVS Health special meeting, please contact:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Telephone (Toll-Free): (855) 305-0855

Telephone (Collect): (212) 297-0720

Email: cvsproxyinfo@okapipartners.com

or

CVS Health Corporation

One CVS Drive

Woonsocket, RI 02895

Attention: Investor Relations

Telephone: (800) 201-0938

Email: investorinfo@cvshealth.com

SPECIAL MEETING OF SHAREHOLDERS OF AETNA

Aetna is providing this joint proxy statement/prospectus to its shareholders in connection with the solicitation of proxies to be voted at the Aetna special meeting of shareholders (or any adjournment or postponement thereof) that Aetna has called to consider and vote on (i) a proposal to approve and adopt the merger agreement, (ii) a proposal to approve the adjournment from time to time of the Aetna special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement at the time of the Aetna special meeting or any adjournment or postponement thereof and (iii) a proposal to approve, on an advisory (non-binding) basis, the compensation that will or may be paid or provided by Aetna to its named executive officers in connection with the merger.

Date, Time and Location

Together with this joint proxy statement/prospectus, Aetna is also sending Aetna shareholders a notice of the Aetna special meeting and a form of proxy card that is solicited by Aetna’s board of directors for use at the Aetna special meeting to be held on [●], 2018, at [●] located at [●], at [●] Eastern Time, and any adjournments or postponements of the Aetna special meeting.

Only shareholders or their proxy holders may attend the Aetna special meeting. If you hold shares in your name at the record date and plan to attend the Aetna special meeting, because of security procedures, you will need to obtain an admission ticket in advance. In addition to obtaining an admission ticket in advance, you will be required to provide valid government-issued photo identification (e.g., a driver’s license or a passport) to be admitted to the Aetna special meeting. You may apply for an admission ticket by mail to Office of the Corporate Secretary, 151 Farmington Avenue, RW61, Hartford, CT 06156 or by facsimile to (860) 293-1361. Ticket requests will not be accepted by phone or email. Aetna’s Corporate Secretary must receive your request for an admission ticket on or before [●], 2018.

If you are a beneficial owner of Aetna common shares held in “street name” by a broker, bank or other nominee holder of record at the record date (the close of business on [●], 2018), and you plan to attend the Aetna special meeting, in addition to following the security procedures described above, you will also need proof of beneficial ownership at the record date to obtain your admission ticket to the Aetna special meeting. A brokerage statement or letter from a bank or broker are examples of proof of beneficial ownership. If you wish to vote your Aetna common shares held in “street name” in person at the Aetna special meeting, you will have to obtain a written legal proxy in your name from the broker, bank or other nominee holder of record that holds your shares.

Purpose

At the Aetna special meeting, Aetna shareholders will be asked to consider and vote on the following proposals:

•	to approve and adopt the merger agreement;

•	to approve the Aetna adjournment proposal; and

•	to approve, on an advisory (non-binding) basis, the Aetna compensation advisory proposal.

Under Aetna’s by-laws, the business to be conducted at the Aetna special meeting will be limited to the proposals set forth in the notice to Aetna shareholders provided with this joint proxy statement/prospectus.

Recommendations of the Aetna Board of Directors

Aetna’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger) are fair to and in the best interests of Aetna and its shareholders. Aetna’s board of directors unanimously recommends that Aetna shareholders vote “FOR” the proposal to approve and adopt the merger agreement. Aetna’s board of directors further unanimously recommends that Aetna shareholders vote “FOR” the Aetna adjournment proposal and “FOR” the Aetna compensation advisory proposal. See “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—Aetna’s Reasons for the Merger; Recommendation of the Aetna Board of Directors that Aetna Shareholders Approve and Adopt the Merger Agreement” beginning on page 101 of this joint proxy statement/prospectus for a more detailed discussion of the recommendation of Aetna’s board of directors that Aetna shareholders approve and adopt the merger agreement. See “Aetna Proposal II: Adjournment of the Aetna Special Meeting” beginning on page 219 of this joint proxy statement/prospectus for a more detailed discussion of the Aetna adjournment proposal. See “Aetna Proposal III: Advisory Vote On Merger-Related Executive Compensation Arrangements” beginning on page 220 of this joint proxy statement/prospectus for a more detailed discussion of the Aetna compensation advisory proposal.

Aetna Record Date; Outstanding Shares; Shareholders Entitled to Vote

A committee of Aetna’s board of directors has fixed the close of business on [●], 2018, as the record date for the determination of the Aetna shareholders entitled to notice of and to vote at the Aetna special meeting or any adjournment or postponement of the Aetna special meeting. Only Aetna shareholders of record at the record date are entitled to receive notice of, and to vote at, the Aetna special meeting or any adjournment or postponement of the Aetna special meeting. As of the close of business on [●], 2018, there were [●] Aetna common shares outstanding and entitled to vote at the Aetna special meeting, held by approximately [●] holders of record.

Quorum

The presence at the Aetna special meeting, in person or by proxy, of the holders of a majority of the outstanding Aetna common shares at the record date (the close of business on [●], 2018) will constitute a quorum. Aetna common shares whose holders elect to abstain from voting will be deemed present at the Aetna special meeting for the purpose of determining the presence of a quorum. Aetna common shares held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee holder of record, and Aetna common shares with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the Aetna special meeting for the purpose of determining the presence of a quorum. There must be a quorum for the vote on the approval and adoption of the merger agreement and the vote on the Aetna compensation advisory proposal to be taken at the Aetna special meeting. Failure of a quorum to be present at the Aetna special meeting will necessitate an adjournment of the meeting and will subject Aetna to additional expense.

Required Vote

Pursuant to Aetna’s articles, to approve and adopt the merger agreement, the affirmative vote of the holders of a majority of Aetna common shares outstanding and entitled to vote thereon is required. Aetna cannot complete the merger and the merger consideration will not be paid unless its shareholders approve and adopt the merger agreement. Because approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of Aetna common shares outstanding and entitled to vote thereon, an Aetna shareholder’s abstention from voting, the failure of an Aetna shareholder who holds his or her shares in “street name” through a broker, bank or other nominee holder of record to give voting instructions to that broker, bank or other nominee holder of record or any other failure of an Aetna shareholder to vote will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

To approve (i) the Aetna adjournment proposal (whether or not a quorum, as defined under Pennsylvania law, is present) and (ii) on an advisory (non-binding) basis, the Aetna compensation advisory proposal (assuming a quorum, as defined under Pennsylvania law, is present), the affirmative vote of a majority of the votes cast at the Aetna special meeting by holders of Aetna common shares is required. For purposes of each of the Aetna adjournment proposal and the Aetna compensation advisory proposal, “votes cast” means votes “for” or “against” the applicable proposal. As a result, an Aetna shareholder’s abstention from voting, the failure of an Aetna shareholder who holds his or her shares in “street name” through a broker, bank or other nominee holder of record to give voting instructions to that broker, bank or other nominee holder of record or any other failure of an Aetna shareholder to vote will have no effect on the outcome of any vote on the Aetna adjournment proposal or any vote to approve, on an advisory (non-binding) basis, the Aetna compensation advisory proposal.

Share Ownership of and Voting by Aetna Directors and Executive Officers

At the record date for the Aetna special meeting (the close of business on [●], 2018), Aetna’s directors and executive officers and their affiliates beneficially owned and had the right to vote in the aggregate [●] Aetna common shares at the Aetna special meeting, which represents approximately [●]% of the Aetna common shares entitled to vote at the Aetna special meeting.

Each of Aetna’s directors and executive officers is expected, as of the date of this joint proxy statement/prospectus, to vote his or her Aetna common shares “FOR” the proposal to approve and adopt the merger agreement, “FOR” the Aetna adjournment proposal and “FOR” the Aetna compensation advisory proposal, although none of Aetna’s directors or executive officers has entered into any agreement requiring them to do so.

Voting of Shares

Via the Internet or by Telephone

If you hold Aetna common shares directly in your name as a shareholder of record, you may vote via the Internet at www.proxyvote.com or by telephone by calling (800) 690-6903 toll-free. In order to vote your shares via the Internet or by telephone, you will need the control number on your proxy card (which is unique to each Aetna shareholder to ensure all voting instructions are genuine and to prevent duplicate voting). Votes may be submitted via the Internet or by telephone, 24 hours a day, seven days a week, and must be received by 11:59 p.m. (Eastern Time) on [●], 2018.

If you hold Aetna common shares in “street name” through a broker, bank or other nominee holder of record, you may provide voting instructions via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank or other nominee holder of record. Please follow the voting instructions provided by your broker, bank or other nominee holder of record with these materials.

By Mail

If you hold Aetna common shares directly in your name as a shareholder of record, in order to vote by mail, you may submit a proxy card. You will need to complete, sign and date your proxy card and return it using the postage-paid return envelope provided or return it to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Broadridge must receive your proxy card no later than the close of business on [●], 2018.

If you hold Aetna common shares in “street name” through a broker, bank or other nominee holder of record, in order to provide voting instructions by mail you will need to complete, sign and date the voting instruction form provided by your broker, bank or other nominee holder of record with these materials and return it in the postage-paid return envelope provided. Your broker, bank or other nominee holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person

If you hold Aetna common shares directly in your name as a shareholder of record, you may vote in person at the Aetna special meeting. Shareholders of record also may be represented by another person at the Aetna special meeting by executing a proper proxy designating that person and having that proper proxy be presented to the judge of election with the applicable ballot at the Aetna special meeting.

When a shareholder of record submits a proxy via the Internet or by telephone, his or her proxy is recorded immediately. You are encouraged to register your vote via the Internet or telephone whenever possible. If you submit a proxy via the Internet or by telephone, please do not return your proxy card by mail. If you attend the Aetna special meeting, you may also vote in person, in which case any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be revoked and superseded by any vote that you cast at the Aetna special meeting. Your attendance at the Aetna special meeting alone will not revoke any proxy previously given.

By Participants in the Aetna 401(k) Plan

Participants in the Aetna 401(k) Plan who receive this joint proxy statement/prospectus in their capacity as participants in the Aetna 401(k) Plan will receive voting instruction cards instead of proxy cards. The voting instruction card directs the trustee of the Aetna 401(k) Plan to vote the Aetna common shares shown on the card as indicated on the card. Aetna common shares held through the Aetna 401(k) Plan may be voted by using the Internet, by calling a toll-free telephone number or by marking, signing and dating the voting instruction card and mailing it to the trustee of the Aetna 401(k) Plan in accordance with the trustee’s instructions. Internet and telephone voting of shares held through the Aetna 401(k) Plan will be available until 11:59 p.m. Eastern time on [●], 2018. Aetna common shares held through the Aetna 401(k) Plan for which no instructions are received will be voted by the trustee of the Aetna 401(k) Plan in the same percentage as the Aetna common shares held through the 401(k) Plan for which the trustee receives voting instructions. You may not vote the Aetna common shares you hold through the Aetna 401(k) Plan at the Aetna special meeting.

Generally

If you hold Aetna common shares in “street name” through a broker, bank or other nominee holder of record, you must obtain a written legal proxy from that institution and present it to the judge of election with your ballot to be able to vote in person at the Aetna special meeting. To request a legal proxy, please contact your broker, bank or other nominee holder of record.

If your Aetna common shares are held in an account at a broker, bank or other nominee holder of record (i.e., in “street name”), you must instruct the broker, bank or other nominee holder of record on how to vote your shares. Your broker, bank or other nominee holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank or other nominee holder of record with this joint proxy statement/prospectus. Brokers, banks and other nominee holders of record who hold Aetna common shares in “street name” typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. However, brokers, banks and other nominee holders of record typically are not allowed to exercise their voting discretion on matters that are “non-routine” without specific instructions on how to vote from the beneficial owner. Under the current rules of the NYSE, each of the three proposals to be considered at the Aetna special meeting as described in this joint proxy statement/prospectus are considered non-routine. Therefore brokers, banks and other nominee holders of record do not have discretionary authority to vote on any of the three proposals to be considered at the Aetna special meeting.

Broker non-votes are shares held by a broker, bank or other nominee holder of record that are present in person or represented by proxy at the Aetna special meeting, but with respect to which the broker, bank or other nominee holder of record is not instructed by the beneficial owner of such shares on how to vote on a particular proposal and the broker, bank or other nominee holder of record does not have discretionary voting power on such proposal. Because brokers, banks and other nominee holders of record do not have discretionary voting authority with respect to any of the proposals to be considered at the Aetna special meeting as described in this joint proxy statement/prospectus, if a beneficial owner of Aetna common shares held in “street name” does not give voting instructions to the broker, bank or other nominee holder of record, then those shares will not be present in person or represented by proxy at the Aetna special meeting. As a result, there will not be any broker non-votes in connection with any of the three proposals to be considered at the Aetna special meeting as described in this joint proxy statement/prospectus.

A beneficial owner’s failure to instruct the broker, bank or other nominee holder of record how to vote Aetna common shares held in “street name” will therefore have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement. A beneficial owner’s failure to instruct the broker, bank or other nominee holder of record how to vote Aetna common shares held in “street name” will have no effect on the proposal to approve the Aetna adjournment proposal or the proposal to approve, on an advisory (non-binding) basis, the Aetna compensation advisory proposal.

All shares represented by each properly completed and valid proxy received before or at the Aetna special meeting will be voted in accordance with the instructions given in the proxy. If an Aetna shareholder signs a proxy card and returns it without giving instructions for voting on any proposal, the Aetna common shares represented by that proxy card will be voted “FOR” the proposal to approve and adopt the merger agreement, “FOR” the Aetna adjournment proposal and “FOR” the Aetna compensation advisory proposal.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Aetna special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Aetna special meeting. If your Aetna common shares are held in the name of a bank, broker or other nominee holder of record, please follow the instructions on the voting instruction form furnished to you by such record holder.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before the closing of the polls at the Aetna special meeting. If you are an Aetna shareholder of record at the record date (the close of business on [●], 2018), you can revoke your proxy or change your vote by:

•	sending a signed notice stating that you revoke your proxy to Broadridge Financial Solutions, Inc. by mail at 51 Mercedes Way, Edgewood, NY 11717 or by fax at (631) 254-7733 that bears a date later than the date of the proxy you want to revoke and is received prior to the Aetna special meeting;

•	submitting a valid, later-dated proxy via the Internet or telephone before 11:59 p.m. (Eastern Time) on [●], 2018, or by mail that is received prior to the Aetna special meeting; or

•	attending the Aetna special meeting (or, if the Aetna special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which automatically will cancel any proxy previously given, or revoking your proxy in person, but your attendance at the Aetna special meeting alone will not revoke any proxy previously given.

If you hold your shares in “street name” through a broker, bank or other nominee holder of record, you must contact your broker, bank or other nominee holder of record to change your vote or obtain a written legal proxy to vote your shares if you wish to cast your vote in person at the Aetna special meeting.

Solicitation of Proxies; Expenses of Solicitation

This joint proxy statement/prospectus is being provided to holders of Aetna common shares in connection with the solicitation of proxies by Aetna’s board of directors to be voted at the Aetna special meeting and at any adjournments or postponements thereof. Aetna will bear all costs and expenses in connection with the solicitation of proxies, including the costs of filing, printing and mailing this joint proxy statement/prospectus for the Aetna special meeting. Aetna has engaged Georgeson LLC to assist in the solicitation of proxies for the Aetna special meeting and will pay Georgeson LLC a fee of approximately $35,000, plus reimbursement of reasonable out-of-pocket expenses.

In addition to solicitation by mail, directors, officers and employees of Aetna or its subsidiaries may solicit proxies from shareholders by telephone, telegram, email, personal interview or other means. Aetna currently expects not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with the approval and adoption of a merger agreement. Directors, officers and employees of Aetna will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers, and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits Aetna, with your permission, to send a single notice of meeting and, to the extent requested, a single copy of this joint proxy statement/prospectus to any household at which two or more shareholders reside if they appear to be members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials. In 2016, Aetna began householding for registered shareholders. If you are a registered shareholder, please check the appropriate box on your proxy card or select the householding option when you vote by Internet or phone if you would like to participate in Aetna’s householding program. Shareholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way.

A number of brokerage firms have instituted householding for shares held in “street name.” If you and members of your household have multiple accounts holding Aetna common shares, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this joint proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Adjournment

Aetna shareholders are being asked to approve a proposal that will give Aetna’s board of directors authority to adjourn the Aetna special meeting one or more times for the purpose of soliciting additional proxies in favor of the approval and adoption of the merger agreement if there are not sufficient votes to approve and adopt the merger agreement at the time of the Aetna special meeting or any adjournment or postponement thereof. If the Aetna adjournment proposal is approved, the Aetna special meeting could be adjourned to any date. In addition, Aetna’s board of directors, with or without shareholder approval, could postpone the Aetna special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the Aetna special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval and adoption of the merger agreement but do not indicate a choice on the Aetna adjournment proposal or the Aetna compensation advisory proposal, your shares will be voted in favor of the Aetna adjournment proposal and the Aetna compensation advisory proposal. But if you indicate that you wish to vote against the approval and adoption of the merger agreement, your shares will only be voted in favor of the Aetna adjournment proposal or the Aetna compensation advisory proposal if you indicate that you wish to vote in favor of that proposal.

Other Information

The matters to be considered at the Aetna special meeting are of great importance to the shareholders of Aetna. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Aetna special meeting, please contact:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Telephone (Toll-Free): (888) 658-3624

International Callers: (781) 575-2137

Email: aetna@georgeson.com

or

Aetna Inc.

151 Farmington Avenue

Hartford, CT 06156

Attention: Investor Relations

Telephone: (860) 273-2402

Email: investorrelations@aetna.com

AETNA PROPOSAL I: APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND

CVS HEALTH PROPOSAL I: APPROVAL OF THE STOCK ISSUANCE

General

This joint proxy statement/prospectus is being provided to holders of Aetna common shares in connection with the solicitation of proxies by the board of directors of Aetna to be voted at the Aetna special meeting and at any adjournments or postponements of the Aetna special meeting. At the Aetna special meeting, Aetna will ask its shareholders to vote on (i) a proposal to approve and adopt the merger agreement, (ii) the Aetna adjournment proposal and (iii) the Aetna compensation advisory proposal.

This joint proxy statement/prospectus is being provided to holders of shares of CVS Health common stock in connection with the solicitation of proxies by the board of directors of CVS Health to be voted at the CVS Health special meeting and at any adjournments or postponements of the CVS Health special meeting. At the CVS Health special meeting, CVS Health will ask its stockholders to vote on (i) a proposal to approve the stock issuance and (ii) the CVS Health adjournment proposal.

The merger agreement provides for the merger of Merger Sub with and into Aetna, with Aetna continuing as the surviving corporation and a wholly-owned subsidiary of CVS Health. The merger will not be completed and the merger consideration will not be paid unless Aetna shareholders approve and adopt the merger agreement and CVS Health stockholders approve the stock issuance. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. For additional information about the merger, see “The Merger Agreement—Structure of the Merger” and “The Merger Agreement—Merger Consideration” beginning on pages 177 and 178, respectively, of this joint proxy statement/prospectus.

Upon completion of the merger, each Aetna common share will be converted into the right to receive $145.00 in cash without interest thereon and 0.8378 of a share of CVS Health common stock. Based on the number of Aetna common shares (including the number of shares underlying Aetna stock appreciation rights, Aetna RSUs, Aetna PSUs and unexercised rights under the Aetna employee stock purchase plan) outstanding as of [●], CVS Health expects to issue approximately [●] shares of CVS Health common stock to Aetna shareholders and Aetna equity award holders pursuant to the merger. The actual number of shares of CVS Health common stock to be issued pursuant to the merger will be determined at completion of the merger based on the exchange ratio of 0.8378 and the number of Aetna common shares (including the number of shares underlying Aetna stock appreciation rights, Aetna RSUs, Aetna PSUs and unexercised rights under the Aetna employee stock purchase plan) outstanding at such time. Based on the number of Aetna common shares (including the number of shares underlying Aetna stock appreciation rights, Aetna RSUs, Aetna PSUs and unexercised rights under the Aetna employee stock purchase plan) outstanding as of [●], and the number of shares of CVS Health common stock outstanding as of [●], it is expected that, immediately after completion of the merger, former Aetna shareholders will own approximately [●]% of the outstanding shares of CVS Health common stock.

Background of the Merger

As part of the ongoing review of their respective companies’ businesses, the boards of directors and management of each of CVS Health and Aetna regularly evaluate their respective companies’ historical performance, future growth prospects and overall strategic objectives and consider potential opportunities to enhance stockholder value. For each company, these reviews have included consideration of various potential strategic alternatives, including potential strategic partnerships, joint ventures and business combination transactions, including, in Aetna’s case, its proposed acquisition of Humana Inc., which is referred to in this joint proxy/statement prospectus as Humana, announced in July 2015 and terminated in February 2017, and the potential benefits and risks of such transactions in light of, among other things, industry developments in the health care and retail industries, as applicable, and such company’s competitive position in its respective industries.

In addition, since 2010, Aetna and CVS Health have been party to a long-term agreement pursuant to which CVS Health provides certain pharmacy benefit management services to Aetna and certain of its customers and members, as more fully described below in the section “—Certain Relationships between CVS Health and Aetna” beginning on page 100 of this joint proxy statement/prospectus. Throughout the term of this agreement, members of senior management of each of Aetna and CVS Health, including, from time to time, Mark T. Bertolini, Chairman and Chief Executive Officer of Aetna, and Larry J. Merlo, President and Chief Executive Officer of CVS Health, regularly discussed the companies’ relationship under their existing pharmacy benefit management agreement, opportunities to partner more effectively for their customers and members and industry developments in the health care industry.

During the course of the reviews by the Aetna board of directors described in the first paragraph of this section of this joint proxy statement/prospectus, at various meetings of the Aetna board of directors, the board of directors reviewed and discussed, among other things, conversations that Mr. Bertolini had, from time to time, with the chief executive officers of other companies in the health care industry, including Mr. Merlo. The topics of these conversations included, among other things, developments in the health care industry and potential industry consolidation and, from time to time, the prospect of Aetna entering into strategic partnerships, joint ventures, business combinations or other transactions. Starting in September 2016, members of Aetna’s management also met from time to time with representatives of Aetna’s financial advisors, Lazard and Allen & Company, to discuss Aetna’s business and potential strategic opportunities, including potential opportunities with companies in the retail industry.

During the course of the reviews by the CVS Health board of directors described in the first paragraph of this section of this joint proxy statement/prospectus, at various meetings of the CVS Health board of directors, CVS Health management reviewed and discussed with the board of directors potential strategic opportunities with companies in the health care insurance and managed care industries, including Aetna, and the benefits that could be expected to be achieved therefrom, including reduced medical costs, a shift to lower-cost sites of health care services, improved quality of care, improved care management, synergies and other value-creation opportunities, as well as the feasibility of completing the relevant transactions. As part of these discussions, the CVS Health board of directors and management also reviewed and discussed existing proposed business combinations in the health care industry, including Aetna’s proposed acquisition of Humana. Following the termination of Aetna’s proposed acquisition of Humana in February 2017, CVS Health increased its focus on Aetna but CVS Health’s management continued to have discussions with multiple managed care companies, including Aetna, regarding potential strategic partnerships, joint ventures, business combinations or other transactions.

In March 2017, members of senior management of Aetna and CVS Health had discussions, including an in-person meeting between Mr. Merlo and Mr. Bertolini on March 15, 2017 and a subsequent telephone call between Mr. Merlo and Mr. Bertolini on March 22, 2017, concerning certain publicly available business information regarding the companies and potential opportunities presented by the companies’ shared interest in a retail health operating model.

On April 4, 2017, members of Aetna and CVS Health senior management held in-person meetings to discuss the potential benefits of working more closely together, including a strategic partnership, joint venture or other opportunity.

On April 10, 2017, the Aetna board of directors held a regularly scheduled meeting at which, among other things, the board of directors received an update from Aetna management on these discussions with CVS Health.

On May 9 and 10, 2017, the CVS Health board of directors held a regularly scheduled meeting that was attended by members of CVS Health’s senior management. At the meeting, management reviewed and discussed with the board of directors a number of alternative strategic partnerships, business combinations and other opportunities, including, in each case, potential synergies and future growth potential. Management also discussed with the board of directors the outcome of proposed mergers of managed care companies, including the proposed acquisition of Humana by Aetna and the proposed acquisition of Cigna Corporation by Anthem, Inc. Following the discussions, the board of directors authorized CVS Health’s management to further evaluate managed care companies for a potential acquisition.

Throughout May 2017, members of Aetna management had several telephonic conversations and meetings with members of management of CVS Health and two other retail and health care industry participants, which are referred to in this joint proxy statement/prospectus as Party X and Party Y, regarding potential strategic partnerships, joint ventures and other opportunities. Discussions with Party Y led to a pilot program beginning in this timeframe with respect to Aetna members visiting Party Y’s retail health-service clinics in a particular state. Members of the management of Aetna and Party Y also discussed data analytics and a potential co-branded Medicare product.

On May 19, 2017, the Aetna board of directors held a regularly scheduled meeting at which, among other things, the board of directors received an update from Aetna management on the discussions with CVS Health, Party X and Party Y, and discussed potential value-creating opportunities with nontraditional partners in the retail and health care industries.

On May 23, 2017, representatives of Aetna management, including Mr. Bertolini and Shawn M. Guertin, Executive Vice President, Chief Financial Officer and Chief Enterprise Risk Officer, met with representatives of CVS Health management, including Mr. Merlo and David M. Denton, Executive Vice President and Chief Financial Officer, to discuss the potential benefits of working more closely together, including potential strategic partnerships, joint ventures, business combinations and other opportunities.

On May 25, 2017, representatives of CVS Health management sent representatives of Aetna management a draft mutual non-disclosure agreement.

On May 31, 2017, Mr. Merlo had a telephone conversation with Mr. Bertolini to advise him that at the meeting of the CVS Health board of directors on May 9 and 10, 2017, Mr. Merlo had discussed with the CVS Health board of directors potential strategic partnerships, business combinations and other opportunities between CVS Health and Aetna, and the desire to discuss such potential opportunities further. On June 6, 2017, Mr. Guertin had a telephone conversation with Mr. Denton to discuss such potential opportunities.

On June 7, 2017, after negotiation of the terms thereof, with, in Aetna’s case, the assistance of Davis Polk & Wardwell LLP, which is referred to in this joint proxy statement/prospectus as Davis Polk, outside legal counsel to Aetna, Aetna and CVS Health executed a mutual non-disclosure agreement containing, among other terms, a mutual 12-month standstill provision (subject to customary exceptions).

On June 14, 2017, after negotiation of the terms thereof, with, in Aetna’s case, the assistance of Davis Polk, Aetna also entered into a mutual non-disclosure agreement with Party X containing a nine-month standstill provision (subject to customary exceptions). This non-disclosure agreement does not currently restrict Party X from making a proposal to Aetna regarding a potential business combination transaction with Aetna.

Also on June 14, 2017, representatives of Aetna management met with representatives of Party X management to discuss certain business information regarding the companies and the potential benefits of working more closely together, including a potential strategic partnership, business combination or other opportunities.

On June 29, 2017, members of Aetna and CVS Health management held meetings to discuss certain information regarding the companies and the potential benefits of working more closely together, including a strategic partnership, joint venture, business combination or other opportunity.

Throughout June 2017 through September 2017, members of Aetna management had telephonic conversations and meetings with members of management of CVS Health, Party X and Party Y regarding potential strategic partnerships, joint ventures and other opportunities and discussed, among other things, potential benefits and operating models with respect thereto. Mr. Guertin and Mr. Denton met on June 29, 2017 and had telephonic conversations on August 11, 2017 and September 21, 2017 regarding these matters.

On July 6, 2017, the CVS Health board of directors held a regularly scheduled meeting attended by members of CVS Health’s senior management. The board of directors received an update on continued analysis and discussions that management had been having with three managed care companies, including Aetna, regarding various potential strategic opportunities. Management then reviewed and discussed with the board of directors the potential value creation opportunities presented by those potential strategic opportunities, including reduced medical costs, a shift to lower-cost sites of health care services, improved quality of care, improved care management and synergies.

On July 14, 2017, members of management of each of Aetna and Party Y had a telephone conversation to discuss a potential strategic partnership or joint venture between the parties regarding retail health services.

On July 20, 2017, the Aetna board of directors held a regularly scheduled meeting, which was attended by Aetna’s senior management. At the meeting, among other things, Aetna management reviewed with the board of directors Aetna’s strategic plan and a potential new integrated health care operating model.

On August 7, 2017, representatives of Aetna management met with representatives of Party X management to continue their previous discussions regarding potential benefits of working more closely together, including a potential strategic partnership, business combination or other opportunities.

On September 7, 2017, members of management of each of Aetna and Party Y met, or joined via teleconference, to discuss a potential strategic partnership or joint venture between the parties regarding retail health services.

On September 19 and 20, 2017, the CVS Health board of directors held a regularly scheduled meeting. At the meeting, the board of directors and members of CVS Health’s senior management reviewed and discussed potential value creation opportunities that would be made possible by the acquisition of a managed care company, including reduced medical costs, a shift to lower-cost sites of health care services, improved quality of care, improved care management and synergies. The board of directors and management focused more closely on Aetna and another managed care company. At the meeting, Mr. Merlo discussed the risks and challenges of each potential acquisition, Mr. Denton presented certain preliminary financial analyses prepared by Barclays, CVS Health’s regular financial advisor, related to each potential acquisition, and Thomas M. Moriarty, Executive Vice President, Chief Policy and External Affairs Officer and General Counsel of CVS Health, discussed the regulatory environment and approvals associated with a potential acquisition. Following these discussions, the CVS Health board of directors authorized management to continue to explore a potential acquisition of Aetna.

On September 25, 2017, Mr. Bertolini and Mr. Guertin met with Mr. Merlo and Mr. Denton to discuss a potential strategic partnership, joint venture, business combination or other opportunity. At this meeting, Mr. Merlo and Mr. Denton discussed the potential challenges of a strategic partnership or joint venture and indicated a potential desire on the part of CVS Health to move forward with a potential business combination with Aetna, subject to the approval of the Aetna and CVS Health boards of directors.

On September 29, 2017, the Aetna board of directors held a regularly scheduled meeting, which was attended by Aetna’s senior management. At the meeting, the board of directors received an update from management on discussions with CVS Health and reviewed the potential new integrated health care operating model previously discussed with the board of directors at their meeting on July 20, 2017.

On October 10, 2017, the CVS Health board of directors held a telephonic special meeting that was attended by members of CVS Health’s senior management. At the meeting, Mr. Merlo provided the board of directors with an update on management’s discussions with Aetna and Mr. Denton presented certain preliminary financial analyses related to Aetna and an analysis of precedent transactions in the health care industry. Mr. Denton also informed the board of directors that CVS Health planned to engage Goldman Sachs as an additional financial advisor in connection with the potential acquisition of Aetna. Also at the meeting, Mr. Moriarty informed the board of directors that Shearman & Sterling LLP, which is referred to in this joint proxy statement/prospectus as Shearman, had been retained as outside legal counsel to CVS Health in connection with the potential acquisition of Aetna. Mr. Moriarty then reviewed with the board of directors their fiduciary duties in connection with a potential acquisition of Aetna, as well as a preliminary antitrust and regulatory analysis and an overview of the regulatory approval process. Mr. Denton then reviewed with the board of directors potential terms of the proposed transaction, including the per share acquisition price and allocation of cash and shares of CVS Health common stock to be paid in the proposed transaction. Following further discussion of these matters, the board of directors authorized management to extend to Aetna a nonbinding written proposal for the acquisition of Aetna and to enter into negotiations with Aetna regarding such acquisition proposal.

On October 11, 2017, Mr. Bertolini received a letter from Mr. Merlo containing a non-binding indication of interest from CVS Health to acquire all of the outstanding Aetna common shares for an aggregate purchase price of $195.00 per share consisting of approximately 55% in cash and 45% in shares of CVS Health common stock. The letter indicated that CVS Health would be open to discussing representation for Aetna’s directors on the board of directors of the combined company consistent with comparable precedent transactions, and that CVS Health expected there to be a significant opportunity for Aetna management to be part of the combined company, given Aetna’s industry expertise. Aetna’s management arranged for CVS Health’s letter to be distributed to the Aetna board of directors on October 12, 2017.

On October 13, 2017, Mr. Bertolini and the chief executive officer of Party X had a telephonic conversation in which the chief executive officer of Party X indicated that, while Party X remained interested in a strategic partnership or joint venture with Aetna, Party X was not in a position to make a proposal to acquire Aetna at such time.

Also on October 13, 2017, Mr. Bertolini and other members of management of Aetna held a videoconference with the chief executive officer and other members of management of Party Y to discuss certain publicly available business information regarding the companies and a potential strategic partnership or joint venture between the parties regarding retail health services.

On October 15, 2017, the Aetna board of directors held a telephonic special meeting, which was attended by Aetna’s senior management and representatives of Lazard, Allen & Company and Davis Polk. The board of directors discussed with management and Aetna’s advisors CVS Health’s letter and the terms of its indication of interest, potential next steps and information that would be needed in advance of responding to CVS Health’s letter. The board of directors reviewed with management its prior discussions regarding potential industry consolidation and potential risks and merits of partnering with a company with a large retail footprint, including the potential for improving the health of Aetna’s members, generating meaningful medical cost savings and making Aetna’s products more competitive. Representatives of Davis Polk advised the board of directors regarding its fiduciary duties in the context of exploring potential business combination transactions and CVS Health’s non-binding indication of interest. After discussion, with input from management and Aetna’s advisors, the Aetna board of directors directed management to obtain from CVS Health additional information regarding CVS Health’s proposed operating model for the combined company and regarding regulatory considerations so that the board of directors could better understand and evaluate CVS Health’s proposal. The board of directors directed Aetna management to review these matters with the board of directors at its next regularly scheduled meeting on October 27, 2017, and also to review Aetna’s stand-alone plan with the board of directors at that meeting. Consistent with its past practice (including on the Humana transaction), the board of directors determined to engage lawyers affiliated with Simpson Thacher & Bartlett LLP, which is referred to in this joint proxy statement/prospectus as Simpson Thacher, as outside legal counsel to the non-management members of the board of directors in connection with CVS Health’s proposal.

On October 17, 2017, Mr. Bertolini had a telephonic conversation with Mr. Merlo to inform him regarding the meeting of the Aetna board of directors and the board of directors’ request for additional information on the proposed operating model for the combined company and regulatory considerations relating to the proposed transaction. Mr. Guertin had a telephonic conversation with Mr. Denton regarding the same subjects.

On October 18, 2017, Aetna and Party Y entered into a mutual non-disclosure agreement. This non-disclosure agreement does not restrict Party Y from making a proposal to Aetna regarding a potential business combination transaction with Aetna.

On October 20, 2017, Mr. Moriarty and a representative of Dechert LLP, outside antitrust counsel to CVS Health, which is referred to in this joint proxy statement/prospectus as Dechert, met with Thomas J. Sabatino, Jr., Executive Vice President and General Counsel of Aetna, and representatives of Davis Polk to discuss regulatory approvals that would be required for the proposed transaction.

On October 24, 2017, Mr. Guertin had a telephonic conversation with Mr. Denton regarding CVS Health’s indication of interest and potential next steps.

During trading hours on October 26, 2017, the Wall Street Journal reported that there had been discussions between Aetna and CVS Health regarding a potential acquisition of Aetna by CVS Health.

On October 27, 2017, the Aetna board of directors held a regularly scheduled meeting, which was attended by Aetna’s senior management, representatives of Lazard, Allen & Company and Davis Polk and a representative of Simpson Thacher and Charles I. Cogut, a retired partner of Simpson Thacher, acting in his individual capacity (the representative of Simpson Thacher and Mr. Cogut being referred to in this joint proxy statement/prospectus collectively as representatives of Simpson Thacher). The board of directors discussed (without Mr. Bertolini or other members of Aetna’s management, Lazard, Allen & Company or Davis Polk present) CVS Health’s indication of interest and the terms of its proposal, and representatives of Simpson Thacher advised the board of directors regarding its fiduciary duties in the context of exploring potential business combination transactions. Members of Aetna’s management, Lazard, Allen & Company and Davis Polk then joined the meeting, and the board of directors discussed a potential combination with CVS Health versus other potential partners and other strategic alternatives, including remaining a stand-alone company, and the potential transactions under discussion with Party X and Party Y, as well as the unlikelihood that either Party X or Party Y would be interested in a potential business combination transaction with Aetna at such time. The board of directors reviewed with management how the proposed transaction with CVS Health would be consistent with Aetna’s strategy of building local, community-based health care access points and that, based on preliminary conversations with CVS Health, it appeared that a retail-enabled strategy could drive meaningful synergies for the combined company. The board of directors reviewed with management materials provided by CVS Health regarding the combined company, and reviewed financial forecasts prepared by Aetna management that reflected developments in the business since the board of directors’ review of Aetna’s strategic plan at its July 20, 2017 meeting. Representatives of Lazard and Allen & Company discussed with the board of directors Lazard’s and Allen & Company’s respective preliminary financial analyses regarding each of Aetna and CVS Health on a stand-alone basis based on information provided by Aetna’s management and publicly available information and the evolving health care landscape, including the growth of new business models in the health care sector. Representatives of Davis Polk provided the board of directors with their antitrust analysis for the potential transaction. Representatives of Davis Polk also summarized for the board of directors information provided by Lazard and Allen & Company regarding their respective material relationships with CVS Health, Party X and Party Y. After discussion, the board of directors directed Aetna’s management to conduct a due diligence review of CVS Health, including with respect to certain litigation and regulatory matters, in order to evaluate whether to pursue the proposed transaction, and determined to hold another meeting to continue its discussion of the proposed transaction following completion of that review. The board of directors also determined to engage a separate financial advisor for the sole purpose of advising the non-management members of the board of directors in connection with the proposed transaction, and Aetna subsequently engaged Evercore Group L.L.C., which is referred to in this joint proxy statement/prospectus as Evercore, in such capacity, after Aetna’s lead director received from Simpson Thacher a summary of information provided by Evercore regarding its material relationships with CVS Health, Party X and Party Y.

On October 29, 2017, at the requests of the respective managements of Aetna and CVS Health, representatives of Lazard and Allen & Company had a telephonic conversation with representatives of Barclays and Goldman Sachs during which they discussed the nature of the business and financial information needed by each party and its advisors in connection with a proposed transaction. Aetna’s financial advisors, consistent with Aetna’s instructions, communicated that Aetna was not yet authorized to negotiate transaction terms and instead was focused on completing its due diligence review of CVS Health so that Aetna and its board of directors could better understand and evaluate the proposed transaction.

During the weeks of October 30, 2017 and November 6, 2017, members of management of Aetna and CVS Health met for due diligence meetings, during which their respective advisors were present. During this period, in furtherance of CVS Health’s due diligence review of Aetna as well as Aetna’s due diligence review of CVS Health, the two parties held numerous in-person and telephonic due diligence sessions attended by employees from each company, covering a variety of financial, legal and operational matters. During this timeframe, each of Aetna and CVS Health also made available to the other party and its advisors an electronic dataroom containing certain non-public financial, legal and other information of such party.

On November 1, 2017, Shearman delivered an initial draft merger agreement for the proposed transaction to Davis Polk.

Also on November 1, 2017 and again on November 6, 2017, at the requests of the respective managements of Aetna and CVS Health, representatives of Lazard, Allen & Company and Evercore had in-person and telephonic discussions with representatives of Barclays and Goldman Sachs regarding a number of topics relating to the proposed transaction and the financial information that Aetna and CVS Health had exchanged.

On November 7 and 8, 2017, the CVS Health board of directors held a regularly scheduled meeting that was attended by members of CVS Health’s senior management and representatives of Barclays and Goldman Sachs. At the meeting, the board of directors received an update from management on its discussions with Aetna and the due diligence review of Aetna. Representatives of each of Barclays and Goldman Sachs reviewed with the board of directors their respective preliminary financial analyses of the proposed transaction, including the financial impact of differing levels of cash and stock in the proposed consideration. The board of directors further reviewed and discussed with management the strategic rationale for the proposed transaction and its expected value creation opportunities as well as certain terms of the proposed transaction. Although no specific negotiations of price had yet occurred with Aetna’s representatives, CVS Health’s management discussed with the board of directors an increase in the cash component of the consideration to provide greater certainty to Aetna and its shareholders of the ultimate value of the consideration.

On November 10, 2017, members of management of each of Aetna and Party Y met to discuss a potential strategic partnership or joint venture between the parties regarding retail health services.

On November 11, 2017, representatives of Aetna and CVS Health and their respective advisors met for a diligence presentation by Aetna management. At this meeting, Mr. Denton conveyed CVS Health’s revised proposal to increase the cash component of the proposed purchase price to approximately 70%, with the remaining 30% to be paid in shares of CVS Health common stock.

On November 14, 2017, the Aetna board of directors held a special meeting, which was attended by representatives of Evercore and Simpson Thacher. At the meeting, the board of directors continued its discussion (without Mr. Bertolini or representatives of Evercore present) of CVS Health’s indication of interest and the terms of its proposal, including in the context of Aetna’s stand-alone strategic plan. Representatives of Simpson Thacher advised the board of directors regarding its fiduciary duties in the context of exploring potential business combination transactions. Mr. Bertolini then joined the meeting and provided the board of directors with an update on the process and status of Aetna’s due diligence review of CVS Health. Mr. Bertolini briefed the board of directors on CVS Health’s revised proposal, including the increase in the cash component of the proposed purchase price to approximately 70%, with the remaining 30% to be paid in shares of CVS Health common stock. Mr. Bertolini discussed with the board of directors Aetna’s stand-alone strategic plan as well as management’s views on the potential operating model and potential synergies of the combined company. The board of directors discussed the advantages and disadvantages of Aetna exploring strategic alternatives with CVS Health or other companies with retail pharmacy operations as opposed to continuing to operate as a stand-alone company. Representatives of Evercore discussed with the board of directors their views on certain potential longer term risks that could affect the combined company. After discussion, the board of directors directed management to prepare a more detailed analysis of strategic alternatives potentially available to Aetna on a stand-alone basis, including alternatives involving acquisitions and building Aetna’s own clinics. The board of directors also directed management to continue Aetna’s due diligence review of CVS Health. Management was authorized by the board of directors to commence negotiations on the terms and conditions of the merger agreement, and to indicate to CVS Health and its advisors that CVS Health’s proposed purchase price would need to be increased meaningfully. The board of directors determined to hold another meeting to continue its discussion of the proposed transaction and Aetna’s stand-alone strategic plan.

On November 15, 2017, at the requests of the respective managements of Aetna and CVS Health, representatives of Lazard and Allen & Company had a telephonic conversation with representatives of Barclays and Goldman Sachs. During that call, consistent with Aetna’s instructions, representatives of Lazard and Allen & Company communicated that CVS Health needed to increase its proposed purchase price meaningfully and that Aetna was focused on certainty of closing as well as the potential operating model of the combined company. CVS Health’s financial advisors requested a specific proposal on price, which Aetna’s financial advisors declined to provide.

On November 17, 2017, Davis Polk delivered a revised draft of the merger agreement to Shearman. Between November 17, 2017 and the execution of the merger agreement on December 3, 2017, representatives of Aetna, CVS Health, Davis Polk and Shearman had multiple meetings and telephone calls to negotiate the terms of the merger agreement, including with respect to the representations and warranties, interim operating covenants of the parties, the regulatory commitments of CVS Health, closing conditions, fiduciary and termination provisions, including termination fees, and the structure of the transaction, and exchanged numerous drafts of the merger agreement reflecting such discussions.

On November 19, 2017, the CVS Health board of directors held a telephonic special meeting that was attended by members of CVS Health’s senior management. At the meeting, the board of directors received an update on the principal open issues in the revised draft of the merger agreement received from Davis Polk on November 17, 2017. The board of directors also reviewed and discussed with management preliminary financial analyses prepared by representatives of Barclays and Goldman Sachs and discussed the proposed organization and operating model of the combined company following the proposed acquisition of Aetna.

On November 20, 2017, the Aetna board of directors held a telephonic special meeting, which was attended by Aetna’s senior management and representatives of Lazard, Allen & Company, Davis Polk, Evercore and Simpson Thacher. At the meeting, management provided the board of directors with an update on discussions with CVS Health. The board of directors discussed with members of Aetna management Aetna’s stand-alone strategic plan as well as Aetna management’s financial forecasts for Aetna and certain pro forma financial information relating to Aetna and CVS Health as a combined company. The board of directors reviewed with management certain strategic alternatives to a transaction with CVS Health potentially available to Aetna, including building its own clinics, collaborating with one or more national retailers to develop clinics and acquiring a retail pharmacy operator, and the potential benefits, risks and challenges of each alternative. Representatives of Lazard and Allen & Company then discussed with the board of directors Lazard’s and Allen & Company’s respective preliminary financial analyses regarding the proposed transaction with CVS Health and the financial advisors also discussed potential strategic alternatives identified by Aetna’s management for Aetna as a stand-alone company. Representatives of Evercore then discussed with the board of directors their preliminary analyses regarding these strategic alternatives, including the relative value creation opportunity for each alternative and the proposed transaction with CVS Health. The board of directors also discussed with management potential synergies in a combination of Aetna and CVS Health. The board of directors discussed the advantages and disadvantages of Aetna exploring a business combination with CVS Health as opposed to continuing to operate as a stand-alone company. The board of directors directed management to continue Aetna’s due diligence review of CVS Health and negotiation of the merger agreement, and determined to continue its discussions at the next regularly scheduled board of directors meeting to be held on December 1, 2017.

On November 22, 2017, Mr. Bertolini and Mr. Merlo had an in-person meeting to discuss the proposed transaction, including the proposed operating model for the combined company and the management of the health care benefits business of the combined company.

On November 27, 2017, the CVS Health board of directors held a telephonic special meeting that was attended by members of CVS Health’s senior management and representatives of each of Barclays, Goldman Sachs and Shearman. At the meeting, Mr. Moriarty reviewed with the board of directors their fiduciary duties in connection with the proposed transaction. The board of directors and management then reviewed and discussed, among other things, summaries of the legal, financial and operational due diligence review of Aetna, the efforts to arrange the bridge financing for the proposed transaction, including feedback from ratings agencies, the antitrust and regulatory analysis and approval process, and the merger agreement and principal provisions still being negotiated therein. Representatives of Barclays and Goldman Sachs then reviewed with the board of directors their respective preliminary financial analyses of the proposed transaction. Members of CVS Health’s management then reviewed and discussed with the board of directors a proposal, which is referred to in this joint proxy statement/prospectus as CVS Health’s revised proposal, to (i) increase the consideration to be offered to Aetna shareholders to $203.00 per Aetna common share, which would be paid approximately 70% in cash and 30% in shares of CVS Health common stock, with the stock portion of the consideration to be based on a fixed exchange ratio to be agreed before signing of the merger agreement, (ii) a termination fee of $1.7 billion payable by CVS Health in the event the transaction does not close because of the failure to obtain required regulatory approvals (which termination fee is referred to in this joint proxy statement/prospectus as the regulatory termination fee) and (iii) the addition of two Aetna directors, including Mr. Bertolini, to the CVS Health board of directors upon the closing of the transaction.

Later in the evening on November 27, 2017, Mr. Merlo sent a letter to Mr. Bertolini setting forth the terms of CVS Health’s revised proposal.

On November 28, 2017, the Aetna board of directors held a telephonic special meeting, which was attended by Aetna’s senior management and representatives of Simpson Thacher. At the meeting, management briefed the board of directors on the terms of CVS Health’s revised proposal. Management updated the board of directors on the status of negotiations with CVS Health on the terms and conditions of the merger agreement, including the regulatory termination fee, and discussions with CVS Health regarding the potential strategy and operating model for the combined company. The board of directors then discussed (without members of Aetna’s management present) CVS Health’s revised proposal. At the conclusion of the meeting, management was authorized to seek a higher purchase price from CVS Health.

Also on November 28, 2017, at the requests of the respective managements of Aetna and CVS Health, representatives of Lazard, Allen & Company and Evercore held an in-person discussion with representatives of Barclays and Goldman Sachs to address a number of topics related to timing and next steps.

Also on November 28, 2017, representatives of Aetna management and Davis Polk met with representatives of CVS Health and Shearman to discuss and negotiate the remaining open terms of the merger agreement for the proposed transaction. During the course of these negotiations, representatives of Aetna proposed a regulatory termination fee of $2.5 billion.

On November 29, 2017, Mr. Denton met with Mr. Guertin, and Mr. Guertin made a revised proposal, which included (i) a purchase price of $207.00 per Aetna common share, which would be paid approximately 70% in cash and 30% in shares of CVS Health common stock, with the stock portion of the consideration to be based on a fixed exchange ratio to be agreed before signing of the merger agreement, (ii) the previously proposed regulatory termination fee of $2.5 billion, (iii) the addition of three Aetna directors, including Mr. Bertolini, to the CVS Health board of directors upon the closing of the transaction and (iv) certain agreements as to the maintenance of the “Aetna” brand and Aetna Foundation, Inc. for specified periods of time following the closing of the transaction.

Later in the day on November 29, 2017, Mr. Denton had a telephone conversation with Mr. Guertin, and Mr. Denton made a revised proposal of a regulatory termination fee of $2.1 billion, and informed Mr. Guertin that CVS Health would be willing to accept the other terms of the proposal made by Mr. Guertin earlier in the day. Mr. Guertin also discussed with Mr. Denton Aetna’s general expectations on the exchange ratio. Later in the day, at the direction of CVS Health management, a representative of Barclays advised a representative of Lazard that CVS Health’s proposed purchase price of $207.00 per Aetna common share consisted of $145.00 in cash and $62.00 in shares of CVS Health common stock.

On November 30, 2017, at the requests of the respective managements of Aetna and CVS Health, representatives of Lazard, Allen & Company and Evercore had a series of telephonic conversations with representatives of Barclays and Goldman Sachs regarding the price per share of CVS Health common stock on which CVS Health’s most recent proposal was based and the resulting exchange ratio for the stock portion of the purchase price. Also on November 30, 2017, Mr. Guertin and Mr. Denton had several telephonic conversations to discuss the exchange ratio, which was ultimately agreed, subject to the approval of Aetna’s and CVS Health’s respective boards of directors, to be 0.8378 shares of CVS Health common stock per Aetna common share.

In the evening of November 30, 2017, the CVS Health board of directors held a telephonic special meeting that was attended by members of CVS Health’s senior management and representatives of each of Barclays, Goldman Sachs and Shearman. At the meeting, Mr. Merlo provided an update on the discussions with Aetna concerning the proposed transaction, including Mr. Merlo’s discussions with Mr. Bertolini. Next, Mr. Denton, Mr. Moriarty and representatives of Shearman reviewed and discussed with the board of directors an update on the proposed terms of the bridge financing being arranged for the acquisition, including the syndication thereof and fees payable in connection therewith to Barclays, Goldman Sachs and Bank of America, N.A. Mr. Moriarty and representatives of Shearman then summarized for the board of directors information provided by Barclays and Goldman Sachs regarding their (and their respective affiliates’) respective material relationships with CVS Health and Aetna. The board of directors also instructed CVS Health’s management to engage a third independent financial advisor to CVS Health to evaluate the fairness to CVS Health of the consideration to be paid in the merger. Mr. Moriarty then reviewed and discussed with the board of directors a summary of the results of the parties’ negotiations with respect to the merger agreement as well as the remaining outstanding issues being negotiated, including with respect to employee compensation and benefits matters. Mr. Moriarty then provided an updated review of the required regulatory approvals and related approval process. Finally, representatives of each of Barclays and Goldman Sachs reviewed with the board of directors their respective preliminary financial analyses of the proposed transaction.

Also in the evening of November 30, 2017, the Aetna board of directors held a special meeting, which was attended by representatives of Evercore and Simpson Thacher. Mr. Bertolini updated the board of directors on the status of negotiations with CVS Health of the terms of the proposed transaction, including with respect to price, the regulatory termination fee and CVS Health’s agreement to the addition of three Aetna directors, including Mr. Bertolini, to the CVS Health board of directors upon the closing of the transaction. Representatives of Simpson Thacher advised the board of directors regarding its fiduciary duties in the context of exploring potential business combination transactions. Representatives of Evercore discussed with the board of directors their updated views on certain potential longer term risks that could affect the combined company. During the discussions of the board of directors at this meeting, Mr. Bertolini expressed his view that the proposed transaction with CVS Health was in the best interests of Aetna and its shareholders.

On December 1, 2017, CVS Health’s management retained Centerview as an additional financial advisor to CVS Health to evaluate the fairness, from a financial point of view, to CVS Health of the consideration to be paid in the merger.

On December 1, 2017, the Aetna board of directors held a regularly scheduled meeting, which was attended by Aetna’s senior management and representatives of Lazard, Allen & Company, Davis Polk, Evercore and Simpson Thacher. The board of directors discussed (without Mr. Bertolini or other members of Aetna’s management, Lazard, Allen & Company, Davis Polk, Evercore or Simpson Thacher present) certain aspects of the proposed transaction with CVS Health and other matters. Aetna’s management and representatives of Davis Polk and Simpson Thacher then joined the meeting, and the board of directors, management and their legal advisors discussed the key terms of the proposed transaction, including price and mix of consideration, the strategic and financial rationale of the proposed transaction, including synergy opportunities, the merits and considerations of potential strategic alternatives, including Aetna remaining a stand-alone company, and the impact of potential industry consolidation. Aetna management then reviewed with the board of directors the operational, financial and legal due diligence review of CVS Health conducted by Aetna, including with respect to certain litigation and regulatory matters. Representatives of Davis Polk provided the board of directors with a summary of the key terms of the merger agreement and updated their antitrust analysis for the potential transaction. The board of directors also reviewed certain proposed matters relating to communications and shareholder reaction in the event of the announcement of a potential transaction. Representatives of Lazard, Allen & Company and Evercore then joined the meeting, and representatives of Lazard and Allen & Company discussed with the board of directors Lazard’s and Allen & Company’s respective preliminary financial analyses. The board of directors directed management to continue to negotiate the terms of the potential transaction, and determined to hold another meeting to continue its discussion of the proposed transaction on December 3, 2017.

From December 1, 2017 through December 3, 2017, Davis Polk and Shearman held several telephonic discussions and continued to exchange drafts of the merger agreement and finalized the remaining terms of the merger agreement and related documents.

In the morning on December 3, 2017, the CVS Health board of directors held a telephonic special meeting that was attended by members of CVS Health’s senior management and representatives of Centerview, Barclays, Goldman Sachs, Shearman and Dechert. At the meeting, members of CVS Health’s senior management and representatives of Shearman reviewed and discussed with the board of directors the key terms of the merger agreement and the changes to such terms since the board of directors’ November 30, 2017 meeting. Next, members of management discussed with the board of directors CVS Health’s and Aetna’s limited contacts in the prior two years with Centerview, none of which had involved the payment of any fees to Centerview, following which the board of directors approved the engagement by CVS Health of Centerview as an additional financial advisor in connection with the proposed transaction. Representatives of Centerview then reviewed with the board of directors Centerview’s financial analysis of the proposed transaction and rendered to the board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 3, 2017, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the merger consideration to be paid by CVS Health in the merger pursuant to the merger agreement was fair, from a financial point of view, to CVS Health. Representatives of each of Barclays and Goldman Sachs then reviewed with the board of directors their respective financial analyses of the proposed transaction and rendered to the board of directors their respective oral opinions, which were subsequently confirmed by delivery of written opinions dated December 3, 2017, that as of such date and based upon and subject to the qualifications, limitations, factors and assumptions set forth in the respective opinions, the merger consideration to be paid by CVS Health in the merger was fair, from a financial point of view, to CVS Health. Also at the meeting, the board of directors and management reviewed the final terms of the bridge financing that had been arranged for the acquisition. After discussion, including consideration of the factors described in the section “—CVS Health’s Reasons for the Merger; Recommendation of the CVS Health Board of Directors that CVS Health Stockholders Approve the Stock Issuance” beginning on page 106 of this joint proxy statement/prospectus at this and prior meetings, the CVS Health board of directors unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger and the stock issuance, are fair to and in the best interests of CVS Health and its stockholders, (ii) approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger and the stock issuance, (iii) directed that the stock issuance be submitted to a vote at a meeting of CVS Health’s stockholders and (iv) recommended the approval of the stock issuance by CVS Health’s stockholders.

Later in the morning on December 3, 2017, the Aetna board of directors held a telephonic special meeting, which was attended by Aetna’s senior management and representatives of Lazard, Allen & Company, Davis Polk, Evercore and Simpson Thacher. The board of directors, management and Aetna’s advisors discussed the key terms of the merger agreement and the changes to such terms since the board of directors’ December 1, 2017 meeting. Also at this meeting, Lazard and Allen & Company reviewed with the Aetna board of directors their respective financial analyses of the merger consideration, and each separately rendered an oral opinion, confirmed by delivery by each of a written opinion dated December 3, 2017, to the Aetna board of directors to the effect that, as of that date and based on and subject to various assumptions, limitations and qualifications described in the opinion, the consideration to be paid to holders of Aetna common shares in the merger was fair, from a financial point of view, to such holders. After discussion, including consideration of the factors described in the section “—Aetna’s Reasons for the Merger; Recommendation of the Aetna Board of Directors that Aetna Shareholders Approve and Adopt the Merger Agreement” beginning on page 101 of this joint proxy statement/prospectus at this and prior meetings, the Aetna board of directors unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Aetna and its shareholders, (ii) approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement (including the merger), (iii) directed that the merger agreement (including the merger) be submitted to a vote at a meeting of Aetna’s shareholders and (iv) recommended the approval and adoption of the merger agreement (including the merger) by Aetna’s shareholders.

That evening, following the Aetna and CVS Health board of directors meetings, Aetna and CVS Health entered into the merger agreement, and shortly thereafter issued a joint press release announcing the transaction.

Certain Relationships between CVS Health and Aetna

CVS Health, Aetna and their respective affiliates engage in transactions and enter into agreements with each other in the ordinary course of business, including certain agreements pursuant to which CVS Health or its subsidiaries provide pharmacy benefit management services to Aetna. Aetna is CVS Health’s largest client. In 2016, Aetna accounted for approximately 11% of CVS Health’s consolidated net revenues. Except as described in this joint proxy statement/prospectus, there are and have been no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions during the current calendar year or the five immediately preceding calendar years, between CVS Health or its affiliates, on the one hand, and Aetna or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of securities, the election of directors, or the sale or other transfer of a material amount of assets.

Aetna’s Reasons for the Merger; Recommendation of the Aetna Board of Directors that Aetna Shareholders Approve and Adopt the Merger Agreement

In evaluating the merger agreement and the merger, Aetna’s board of directors consulted with Aetna’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement (including the merger) and to recommend that Aetna’s shareholders vote “FOR” the approval and adoption of the merger agreement (including the merger), Aetna’s board of directors considered a variety of factors, including the following (which are not necessarily in order of relative importance):

Strategic Factors

Aetna believes that joining CVS Health and Aetna will improve the consumer health care experience by combining Aetna’s health care benefits and services with CVS Health’s 9,700 retail locations, 1,100 clinics and integrated pharmacy capabilities with the goal of becoming the new, trusted front door to health care in the U.S. The combination of Aetna’s businesses with CVS Health’s existing businesses is expected to result in a number of potential strategic benefits, including:

•	Enhanced consumer engagement. With nearly 70% of the U.S. population living within three miles of a CVS Health retail store, Aetna believes that its presence in CVS Health’s retail locations will provide an opportunity to better understand Aetna’s members’ health goals, guide them through the health care system and help them achieve their best health, and will provide a seamless connection for patients to their providers, to improve continuity of care. Aetna also believes its presence in retail locations will allow it to develop trusted relationships with consumers in their local communities, helping the combined company retain and grow membership, and, by doing so, enabling the combined company to improve patients’ access to convenient care, facilitating preemptive care, medication adherence, and early intervention.

•	Lower cost, higher quality care. Aetna believes that the combined company will be able to deliver care at lower cost to consumers and customers through CVS Health’s in-store clinics, which are currently significantly less expensive than traditional health care delivery settings. In addition, Aetna believes the combined company will have the ability to complement the in-store clinics and traditional health care delivery systems through interventions when consumers, members and patients are not in the traditional delivery system, which will enhance access to care. The combination is also expected to align CVS Health’s clinics and in-home services with Aetna’s provider networks and care management expertise, which Aetna believes will allow the combined company to better address the social determinants that drive health care costs.

•	Integrated medical and pharmacy solutions. The integration of CVS Health’s pharmacy and pharmacy benefit management services and Aetna’s clinical data, analytics and care management capabilities is expected to improve medication adherence and care plan compliance while uncovering new ways to impact Aetna’s members’ health. Aetna believes the combined solutions of CVS Health and Aetna can help offset the rising cost of prescription drugs.

•	Medicare leadership. The combination of Aetna’s Medicare Advantage and Medicare Supplement assets with CVS Health’s Medicare Part D excellence is expected to drive higher quality, lower costs and a better, more convenient experience for seniors.

•	Innovative Plan Designs. By combining CVS Health’s care delivery capabilities with Aetna’s traditional strengths in care management, Aetna believes that the combined company will be able to offer innovative plan designs, which will make it easier and cheaper for Aetna’s members and plan sponsors to navigate the health care system.

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Enhanced mobile capabilities. Combining Aetna’s clinical data and digital assets with CVS Health’s pharmacy data and mobile tools is expected to allow consumers to schedule appointments, manage medications, access their personal health data and communicate with health care professionals more conveniently and efficiently, which Aetna believes will improve health outcomes, including by helping consumers adhere to their care plans.

•	Increased operating efficiency. The merger is expected to create significant opportunities to increase the combined company’s operating efficiency by simplifying processes and projected administrative and other cost synergies, which Aetna believes could be $2.4 billion per year by the fifth full year following completion of the merger, and which Aetna believes will further drive efficiencies and cost savings for consumers and customers.

•	Leadership and governance. CVS Health has stated that it plans for members of the Aetna management team to play significant roles in the combined company and for Aetna to operate as a stand-alone business unit within the combined company led by members of Aetna’s current management team, and CVS Health has committed to maintain in accordance with the merger agreement the Aetna brand in the marketplace. Aetna believes these commitments will in each case help to build on Aetna’s distinguished history and position the combined company for growth.

•	Medicaid. By utilizing CVS Health’s pharmacy footprint and in-store clinics, Aetna believes that the combined company will be able to better serve the Medicaid population by improving their access to care at lower cost.

Other Factors

In addition to the strategic factors summarized above, Aetna’s board of directors also considered the following factors in connection with its evaluation of the merger:

•	the respective businesses, operations, management, financial condition, earnings, market reputation, competitive pressures, regulatory constraints and prospects of Aetna and CVS Health;

•	the results of Aetna’s due diligence investigation of CVS Health and the reputation, business practices and experience of CVS Health and its management;

•	the historical trading prices of shares of CVS Health common stock and Aetna common shares;

•	the review by Aetna’s board of directors with the assistance of Aetna’s management and legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement;

•	trends and competitive developments in the retail and health care industries (including the pharmacy industry), including potential new entrants into such industries;

•	the fact that CVS Health has obtained an executed debt commitment letter which provides for a bridge loan facility, the limited number and nature of the conditions to the debt financing and CVS Health’s obligation under the merger agreement to use its reasonable best efforts to obtain the debt financing at completion of the merger;

•	the fact that Aetna’s board of directors was unanimous in its determination to recommend the merger agreement for approval and adoption by Aetna’s shareholders;

•	the risks and uncertainties regarding then-pending tax reform proposals in the United States, including the potential costs to each of Aetna and CVS Health, the potential benefits to Aetna on a stand-alone basis and the likelihood of any benefits being retained by Aetna in light of the competitive industries in which Aetna operates;

•	the fact that the merger agreement will be subject to the approval of Aetna’s shareholders;

Price and Structure

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the current and historical market prices for Aetna common shares, including the fact that the implied value of the merger consideration of $207.94 per share (as of December 1, 2017) represented an approximate premium of (i) 15% over the closing price per share of Aetna common shares on

December 1, 2017 (the last trading day prior to the announcement of the merger agreement), (ii) 30% over the closing price per share of Aetna common shares on October 25, 2017 (the last trading day prior to reports in the news media of rumors of a transaction involving Aetna), (iii) 32% over the volume-weighted average closing price per share of Aetna common shares over the 30 days ended October 25, 2017 and (iv) 62% over the closing price per share of Aetna common shares on February 15, 2017 (the trading day following the termination of Aetna’s agreement to acquire Humana);

•	the fact that, because holders of outstanding Aetna common shares as of immediately prior to completion of the merger are expected to hold approximately [●]% of the outstanding CVS Health common stock immediately after completion of the merger, Aetna shareholders are expected to have the opportunity to participate in the future performance of the combined company, including synergies;

•	the fact that approximately 70% of the merger consideration is payable in cash, which provides Aetna’s shareholders with certainty of value upon completion of the merger;

•	the fact that because the exchange ratio under the merger agreement is fixed (and will not be adjusted for fluctuations in the market price of Aetna common shares or CVS Health common stock), Aetna shareholders have greater certainty as to the number of shares of CVS Health common stock to be received in the merger;

•	the fact that Aetna’s board of directors had carefully considered, with the assistance of Aetna’s management and legal and financial advisors, various potential strategic alternatives available to Aetna, including remaining an independent company or pursuing certain other alternative transactions, and had explored the possibility of potential strategic transactions with other companies (including Party X and Party Y), and the Aetna board of directors’ belief that the transaction with CVS Health presented a more favorable opportunity for Aetna’s shareholders than the potential value that might result from other potential strategic alternatives available to Aetna;

•	the fact that Aetna’s board of directors had carefully considered, with the assistance of Aetna’s management and legal and financial advisors, the potential consequences for Aetna if CVS Health were to pursue certain strategic alternatives to the proposed transaction with Aetna, and the Aetna board of directors’ belief that Aetna’s strategic alternatives may be more limited and less favorable in such circumstances;

•	the fact that, notwithstanding the publicity surrounding a potential transaction between Aetna and CVS Health over more than a month prior to December 3, 2017, Aetna had not received an acquisition proposal from any third party (other than CVS Health);

•	the view of Aetna’s board of directors, after review by the board of directors with the assistance of Aetna’s legal advisors of the potential regulatory considerations of the transaction, that CVS Health will successfully consummate the merger in a timely manner;

•	the terms of the debt commitment letter and the bridge loan facility thereunder, particularly in light of the then-current market for such commitments and facilities;

•	the fact that Aetna’s management was assisted in negotiations by Aetna’s legal and financial advisors and that Aetna’s board of directors was provided directly and regularly with perspectives on the negotiations from Aetna’s management and advisors;

•	the separate opinions, each dated December 3, 2017, of Lazard and Allen & Company to Aetna’s board of directors as to the fairness, from a financial point of view and as of such date, of the consideration to be paid to holders of Aetna common shares in the merger, which opinions were based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, as more fully described in the section entitled “—Opinions of Aetna’s Financial Advisors” beginning on page 111 of this joint proxy statement/prospectus;

Certain Terms of the Merger Agreement

•	the fact that CVS Health is required to take all actions necessary to obtain regulatory approvals for the transaction, including agreeing to divestitures if necessary, unless such actions would have or would reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect on CVS Health or on Aetna, as more fully described in the section entitled “Merger Agreement— Reasonable Best Efforts Covenant” beginning on page 194 of this joint proxy statement/prospectus;

•	the fact that, if the merger is not completed because CVS Health is unable to obtain certain regulatory approvals for the transaction, including the approval under the HSR Act or approval of state insurance and other regulators, CVS Health will be required to pay Aetna a termination fee of $2.1 billion;

•	the limited ability of CVS Health’s board of directors to change its recommendation that CVS Health’s stockholders approve the stock issuance, and the fact that CVS Health will be required to pay Aetna a termination fee of $2.1 billion if (i) Aetna terminates the merger agreement as a result of (a) an adverse change of CVS Health’s board of directors’ recommendation that CVS Health’s stockholders approve the stock issuance or (b) CVS Health’s material breach of its “no shop” obligations or its obligation to call the CVS Health special meeting to approve the stock issuance, (ii) CVS Health terminates the merger agreement to enter into a definitive agreement providing for an acquisition of CVS Health that is superior to the merger or (iii) (a) either party terminates the merger agreement as a result of the failure of CVS Health’s stockholders to approve the stock issuance, (b) a proposal for an acquisition of CVS Health was publicly announced and not withdrawn prior to the CVS Health special meeting and (c) CVS Health enters into or completes an alternative transaction within one year after such termination;

•	the absence of a financing condition, and CVS Health’s representations, warranties and covenants related to obtaining the financing to complete the merger;

•	Aetna’s ability, under certain circumstances, and subject to certain conditions, to furnish information to and to conduct negotiations with a third party that makes an unsolicited bona fide written proposal for a business combination or acquisition of Aetna that is reasonably likely to lead to a proposal that is superior to the merger;

•	the fact that Aetna’s board of directors, subject to certain conditions, has the right to (i) change its recommendation of the transaction in response to a proposal to acquire Aetna that is superior to the merger or an intervening event with respect to Aetna or (ii) terminate the merger agreement to enter into a definitive agreement providing for an acquisition of Aetna that is superior to the merger, in each case, if Aetna’s board of directors determines that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to Aetna’s shareholders;

•	Aetna’s board of directors’ conclusion, after consultation with Aetna’s advisors, that the deal protection provisions of the merger agreement were customary and reasonable for transactions of this type and should not preclude or deter a willing and financially capable third party, were one to exist, from making a superior proposal for Aetna following the announcement of a transaction with CVS Health;

•	the fact that the end date under the merger agreement of December 3, 2018 (which may be extended by either party to March 3, 2019 and by CVS Health to June 3, 2019 under certain circumstances) allows for sufficient time to complete the merger;

•	the fact that Aetna may seek specific performance of CVS Health’s obligations under the merger agreement; and

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the requirement under the merger agreement that (i) at completion of the merger, the CVS Health board of directors will be expanded by three directors to include Mr. Bertolini and two members of the board of directors of Aetna who are jointly designated by Aetna and CVS Health and who meet CVS Health’s independence criteria prior to completion of the merger, (ii) for at least three years following completion of the merger, CVS Health will preserve Aetna Foundation, Inc. in a manner consistent in all material respects with the past practice of Aetna, including by maintaining its name and charitable mission, and (iii) for at least five years following completion of the merger, CVS Health will maintain “Aetna” as the primary brand for the insurance businesses of CVS Health and its subsidiaries.

Risks and Potentially Negative Factors

Aetna’s board of directors also considered a number of uncertainties and risks in its deliberations concerning the merger, including the following:

•	the fact that the exchange ratio with respect to the stock portion of the merger consideration is fixed, which could result in Aetna’s shareholders being adversely affected by a decrease in the trading price of CVS Health common stock;

•	the risk that the merger may not be completed despite the parties’ efforts or that completion of the merger may be delayed, even if the requisite approvals are obtained from Aetna shareholders and CVS Health stockholders, including the possibility that conditions to the parties’ obligations to complete the merger may not be satisfied, and the potential resulting disruptions to Aetna’s and CVS Health’s respective businesses;

•	the fact that Aetna and CVS Health must obtain clearance under the HSR Act, as well as other approvals from state insurance and other regulators, in order to complete the merger, which approvals may not be obtained or may be subject to conditions that CVS Health is not required to comply with;

•	the challenges inherent in the combination of two companies, including the risk that integration of the two companies may take more time and be more costly than anticipated, the risk that the cost savings, synergies and other benefits expected to be obtained as a result of the merger might not be fully or timely realized, the risk that the combined company may not succeed in implementing a new retail health operating model or that consumers may not embrace the new model, the risk of front store retail sales revenue pressures from competitors, the risk of pharmacy revenue pressures from competitors, the risk of the loss of pharmacy benefit management revenues from other managed care companies and the risk of price/earnings multiple compression;

•	the amount of time it could take to complete the regulatory approval process and the merger, the potential for diversion of management focus for an extended period and employee attrition, the potential inability to hire new employees and the possible adverse effects of the announcement and pendency of the transaction on customers, providers, vendors, regulators and other business relationships, and the communities in which Aetna operates, in particular if the merger is not completed;

•	the restrictions under the terms of the merger agreement on the conduct of Aetna’s business prior to completion of the merger, which could delay or prevent Aetna from undertaking material strategic opportunities that might arise pending completion of the merger to the detriment of Aetna’s shareholders, in particular if the merger is not completed;

•	the risk that the financial performance of Aetna and CVS Health might not meet the expectations of their respective managements;

•	the limitations on Aetna’s ability to solicit alternative proposals for an acquisition of Aetna;

•	the fact that CVS Health does not have to complete the merger if CVS Health and Aetna would be required to take actions to obtain regulatory approvals that would have or would reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect on CVS Health or on Aetna;

•	CVS Health’s ability, under certain circumstances, and subject to certain conditions, to furnish information to and to conduct negotiations with a third party that makes an unsolicited bona fide written proposal for a business combination or acquisition of CVS Health that is reasonably likely to lead to a proposal that is superior to the merger;

•	the fact that CVS Health’s board of directors, subject to certain conditions, has the right to (i) change its recommendation of the stock issuance in response to a proposal to acquire CVS Health that is superior to the merger or an intervening event with respect to CVS Health or (ii) terminate the merger agreement to enter into a definitive agreement providing for an acquisition of CVS Health that is superior to the merger, in each case, if CVS Health’s board of directors determines that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties;

•	the fact that Aetna will be required to pay CVS Health a termination fee of $2.1 billion if the merger agreement is terminated under certain circumstances, including (i) a termination of the merger agreement by CVS Health as a result of a change of Aetna’s board of directors’ recommendation or (ii) a termination of the merger agreement by Aetna to enter into a definitive agreement providing for an acquisition of Aetna that is superior to the merger;

•	the risk that the merger may not be completed, or that completion may be significantly delayed, for reasons beyond the control of Aetna, including the failure to satisfy certain conditions to closing, including (i) the failure of CVS Health’s stockholders to approve the stock issuance and (ii) the failure to obtain the required regulatory approvals;

•	the fact that certain of Aetna’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of Aetna’s other shareholders (see “Interests of Aetna’s Directors and Executive Officers in the Merger” beginning on page 209 of this joint proxy statement/prospectus);

•	the risks and uncertainties inherent in CVS Health’s business and operations and in the regulatory environment, including the health care regulatory environment;

•	the fact that the merger consideration will be taxable to Aetna’s shareholders; and

•	the risks described in the section entitled “Risk Factors” beginning on page 62 of this joint proxy statement/prospectus.

The above discussion of the material factors considered by Aetna’s board of directors in its consideration of the merger and the other transactions contemplated by the merger agreement is not intended to be exhaustive, but does set forth the principal factors considered by Aetna’s board of directors. In light of the number and wide variety of factors considered in connection with the evaluation of the merger, and the complexity of these matters, Aetna’s board of directors did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights or values to the specific factors it considered in reaching its final decision to approve the merger and the other transactions contemplated by the merger agreement. Aetna’s board of directors viewed its decision as based on all of the information available to it and the factors presented to and considered by it, including its experience and history. In addition, individual directors may themselves have given different weight to different factors. The factors, potential risks and uncertainties contained in this explanation of Aetna’s reasons for the merger and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 72 of this joint proxy statement/prospectus.

AETNA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AETNA SHAREHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

CVS Health’s Reasons for the Merger; Recommendation of the CVS Health Board of Directors that CVS Health Stockholders Approve the Stock Issuance

In evaluating the merger agreement and the merger, CVS Health’s board of directors consulted with CVS Health’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the stock issuance, and to recommend that CVS Health’s stockholders vote “FOR” the approval of the stock issuance, CVS Health’s board of directors considered a variety of factors, including the following (which are not necessarily in order of relative importance):

Strategic Factors

CVS Health believes that the acquisition of Aetna will complement its competitive strategy, which is built on a diversified set of core and emerging businesses that enable it to better compete with more cost-effective products, pursue profitable growth across a range of opportunities and lead the transformation of the health care industry to a more consumer-focused marketplace. The acquisition of Aetna and the combination of Aetna’s businesses with CVS Health’s businesses is expected to result in a number of strategic benefits, including:

•	creating a leading health care platform with an unmatched suite of services;

•	providing high-touch connectivity to consumers as their primary health care resource in the community;

•	improving quality of care through enhanced data integration and predictive analytics;

•	lowering the cost of health care through an integrated model anchored by CVS Health’s lower cost health care delivery settings and Aetna’s provider networks and care management expertise;

•	providing a higher quality, more convenient health care experience for seniors at a lower cost through the combined company’s Medicare assets;

•	producing highly diversified, strong and stable cash flows;

•	providing potential synergies of $750 million in the second full year following closing and the potential for long-term opportunities for additional savings; and

•	providing low- to mid-single digit accretion in the second full year following closing.

Other Factors

In addition to the strategic factors summarized above, CVS Health’s board of directors also considered the following factors in connection with its evaluation of the merger:

•	the respective businesses, operations, management, financial condition, earnings, market reputation, competitive pressures, regulatory constraints and prospects of CVS Health and Aetna;

•	the results of CVS Health’s due diligence investigation of Aetna and the reputation, business practices and experience of Aetna and its management;

•	the historical trading prices of shares of CVS Health common stock and Aetna common shares;

•	the review by CVS Health’s board of directors, in consultation with its legal, financial and other advisors, of the structure of the merger and the financial and other terms of the merger agreement;

•	trends and competitive developments in the industries in which CVS Health and Aetna operate;

•	the fact that the stock issuance will be subject to the approval of CVS Health’s stockholders;

•	the range of other strategic alternatives available to CVS Health and CVS Health’s board of directors’ belief that the transaction with Aetna presented a more favorable opportunity for CVS Health’s stockholders than the potential value that may result from other strategic alternatives available to CVS Health;

•	the fact that CVS Health’s board of directors had carefully considered, after consulting with CVS Health’s management and financial, legal and other advisors, the potential consequences for CVS

Health if Aetna were to pursue certain strategic alternatives to the proposed transaction with CVS Health, and the CVS Health board of directors’ belief that CVS Health’s strategic alternatives may be more limited and less favorable in such circumstances;

Price and Structure

•	the fact that because the exchange ratio under the merger agreement is fixed (and will not be adjusted for fluctuations in the market price of shares of CVS Health common stock or Aetna common shares), CVS Health has greater certainty as to the number of shares of CVS Health common stock to be issued in the merger;

•	the respective financial analyses of Barclays and Goldman Sachs and the respective opinions of each of Barclays and Goldman Sachs, rendered orally on December 3, 2017 and subsequently confirmed in writing, to the CVS Health board of directors that, as of such date and based upon and subject to the qualifications, limitations, factors and assumptions set forth in the respective opinions, the merger consideration to be paid by CVS Health in the merger was fair, from a financial point of view, to CVS Health. See “—Opinions of CVS Health’s Financial Advisors—Opinion of Barclays Capital Inc.” beginning on page 128 of this joint proxy statement/prospectus and “—Opinions of CVS Health’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC” beginning on page 132 of this joint proxy statement/prospectus;

•	the analyses of Centerview and the opinion of Centerview rendered to the CVS Health board of directors on December 3, 2017, which was subsequently confirmed by delivery of a written opinion dated December 3, 2017, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid by CVS Health in the merger pursuant to the merger agreement was fair, from a financial point of view, to CVS Health. See “—Opinions of CVS Health’s Financial Advisors—Opinion of Centerview Partners LLC” beginning on page 145 of this joint proxy statement/prospectus;

Certain Other Factors

•	the belief of the CVS Health board of directors, following consultation with CVS Health’s management, and based in part upon the debt financing commitments that CVS Health obtained, that CVS Health will have the necessary financing to pay the aggregate cash portion of the merger consideration and that CVS Health, following the merger, will be able to repay, service or refinance any indebtedness that is expected to form the interim or permanent financing for the merger and, with respect to such indebtedness, to comply with applicable financial covenants, after its review and discussion of various factors, including (i) the terms of CVS Health’s current indebtedness, (ii) the terms of Aetna’s current indebtedness and (iii) the expected terms of the proposed interim and permanent financing for the merger (including covenants, fees and interest);

•	the belief of the CVS Health board of directors, following consultation with CVS Health’s management, that the financing commitments it had obtained to finance the aggregate cash portion of the merger consideration were on attractive terms for CVS Health;

•	the belief of the CVS Health board of directors that CVS Health would maintain its investment grade credit rating after incurring the interim or permanent indebtedness necessary to finance the cash portion of the merger;

•	the experience of CVS Health’s management in integrating acquired companies;

•	the expectation that members of Aetna’s management team will play significant roles in the combined company;

•	the fact that Larry J. Merlo, CVS Health’s President and Chief Executive Officer, will continue to lead the combined company;

•	the requirement under the merger agreement that (i) for a period of at least five years following completion of the merger, CVS Health maintain “Aetna” as the primary brand for the insurance businesses of the combined company, (ii) for a period of at least three years following completion of the merger, CVS Health preserve Aetna Foundation, Inc. in a manner consistent in all material respects with past practice, including by maintaining its name and charitable mission, and (iii) at completion of the merger, the CVS Health board of directors will include three members of the board of directors of Aetna, including Mark T. Bertolini, Chairman and Chief Executive Officer of Aetna;

•	the fact that, while CVS Health is obligated to use its reasonable best efforts to complete the merger, CVS Health is not obligated to take any actions or agree to any terms, conditions or limitations as a condition to, or in connection with, obtaining any regulatory approvals required to complete the merger that would have or would reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect on CVS Health or Aetna;

•	CVS Health’s ability, under circumstances described in the merger agreement, to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited bona fide written acquisition proposal;

•	the ability of CVS Health’s board of directors, subject to certain conditions, to change its recommendation in favor of the stock issuance in response to a superior proposal or an intervening event other than a superior proposal, if CVS Health’s board of directors determines that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties;

•	the ability of CVS Health’s board of directors, subject to certain conditions, to terminate the merger agreement to enter into a definitive agreement providing for a superior proposal;

•	the limited ability of Aetna’s board of directors to change its recommendation that Aetna shareholders approve and adopt the merger agreement;

•	the fact that Aetna is required to pay CVS Health a termination fee of $2.1 billion if the merger agreement is terminated under certain circumstances relating to an alternative acquisition proposal for Aetna; and

•	the fact that the end date under the merger agreement of December 3, 2018 (which may be extended by either party to March 3, 2019 and by CVS Health to June 3, 2019 under certain circumstances) allows for sufficient time to complete the merger.

CVS Health’s board of directors also considered a number of uncertainties and risks in its deliberations concerning the merger, including the following:

•	the risk that the merger may not be completed or may be delayed despite the parties’ efforts, including the possibility that conditions to the parties’ obligations to complete the merger may not be satisfied, and the potential resulting disruptions to CVS Health’s and Aetna’s businesses;

•	the potential length of the regulatory approval process and the period of time during which CVS Health may be subject to certain restrictions on the conduct of its businesses, which could prevent CVS Health from making certain acquisitions or divestitures or otherwise pursuing certain business opportunities;

•	the possibility that governmental authorities might seek to require certain actions of CVS Health or Aetna or impose certain terms, conditions or limitations on CVS Health’s or Aetna’s businesses in connection with granting approval of the merger or might otherwise seek to prevent or delay the merger;

•	the fact that CVS Health is required to pay Aetna a termination fee of $2.1 billion if the merger agreement is terminated under certain circumstances (i) due to the failure to obtain the required regulatory approvals for the merger or (ii) relating to an acquisition proposal for CVS Health;

•	the fact that CVS Health has incurred and will continue to incur significant transaction fees and expenses in connection with the merger, regardless of whether it is completed;

•	the challenges inherent in the combination of two businesses of the size, scope and complexity of CVS Health and Aetna, including the potential for unforeseen difficulties in integrating operations and systems and difficulties and costs of integrating or retaining employees;

•	the challenges for CVS Health in developing the operational expertise to efficiently run a national diversified health care benefits company;

•	the risk that the potential benefits of the merger may not be fully realized, including the possibility that expected synergies, cost savings and operating efficiencies expected to result from the merger may not be realized to the extent expected, or at all;

•	the risk of diverting CVS Health management focus and resources from other strategic opportunities and operational matters, and potential disruption of CVS Health management associated with the merger and integrating the companies;

•	Aetna’s ability, under circumstances described in the merger agreement, to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited bona fide written acquisition proposal;

•	the ability of Aetna’s board of directors, subject to certain conditions, to change its recommendation supporting the merger in response to a superior proposal or an intervening event other than a superior proposal, if Aetna’s board of directors determines that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties;

•	the ability of Aetna’s board of directors, subject to certain conditions, to terminate the merger agreement to enter into a definitive agreement providing for a superior proposal;

•	the absence of a financing condition in the merger agreement and Aetna’s ability to specifically enforce CVS Health’s obligations under the merger agreement whether or not CVS Health is able to maintain its committed financing for the acquisition;

•	the potential negative effects of the announcement and pendency of the merger on CVS Health’s and Aetna’s businesses, including stockholder and market reactions and relationships with employees, customers (including pharmacy benefits manager clients), patients, providers, vendors, regulators and the communities in which they operate, including the risk that certain key members of senior management of CVS Health or Aetna might not choose to remain with the combined company;

•	the dilution of existing shares of CVS Health common stock associated with the stock issuance;

•	the risk that the CVS Health stockholders do not approve the stock issuance proposal, which is a condition to completion of the merger;

•	the risk of litigation related to the transaction;

•	the risks and uncertainties regarding then-pending tax reform proposals in the United States, including the potential costs to each of Aetna and CVS Health, the potential benefits to CVS Health on a stand-alone basis and the likelihood of any benefits being retained by CVS Health in light of the competitive industries in which CVS Health operates;

•	various other risks associated with the merger and the businesses of CVS Health, Aetna and the combined company described under “Risk Factors,” beginning on page 62 and the matters described under “Cautionary Note Regarding Forward-Looking Statements” beginning on page 72 of this joint proxy statement/prospectus.

During its consideration of the merger, CVS Health’s board of directors was also aware that certain of Aetna’s directors and executive officers may have interests in the merger that are different from or in addition to those of Aetna shareholders generally, as described in the section entitled “Interests of Aetna’s Directors and Executive Officers in the Merger” beginning on page 209 of this joint proxy statement/prospectus.

The above discussion of the material factors considered by CVS Health’s board of directors in its consideration of the merger and the other transactions contemplated by the merger agreement is not intended to be exhaustive, but does set forth the principal factors considered by CVS Health’s board of directors. In light of the number and wide variety of factors considered in connection with the evaluation of the merger, CVS Health’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. CVS Health’s board of directors viewed its position as being based on all of the information available to it and the factors presented to and considered by it. However, some directors may themselves have given different weight to different factors. The factors, potential risks and uncertainties contained in this explanation of CVS Health’s reasons for the merger and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 72 of this joint proxy statement/prospectus.

THE CVS HEALTH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

CVS HEALTH STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE.

Opinions of Aetna’s Financial Advisors

Opinion of Lazard Frères & Co. LLC

Aetna has engaged Lazard as a financial advisor in connection with the proposed merger. In connection with this engagement, Aetna requested that Lazard render an opinion to the Aetna board of directors as to the fairness, from a financial point of view, to the holders of Aetna common shares of the consideration to be paid to such holders in the merger. On December 3, 2017, at a meeting of the Aetna board of directors held to evaluate the merger, Lazard rendered an oral opinion, which was confirmed by delivery of a written opinion dated December 3, 2017, to the Aetna board of directors to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the consideration to be paid to holders of Aetna common shares in the merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated December 3, 2017, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex B and is incorporated by reference herein in its entirety. The description of Lazard’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Lazard’s opinion. Lazard’s opinion was for the benefit of the Aetna board of directors (in its capacity as such) in connection with its evaluation of the merger and did not address any terms or other aspects (other than the merger consideration to the extent expressly specified in Lazard’s opinion) of the merger. Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which Aetna might engage or the merits of the underlying decision by Aetna to engage in the merger. Lazard’s opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any matter relating thereto.

In connection with its opinion, Lazard:

(i)	reviewed the financial terms and conditions of a draft, dated December 2, 2017, of the merger agreement;

(ii)	reviewed certain publicly available historical business and financial information relating to Aetna and CVS Health;

(iii)	reviewed various financial forecasts and other data prepared by Aetna relating to the business of Aetna, financial forecasts and other data prepared by CVS Health and as extrapolated per Aetna relating to the business of CVS Health, and the projected synergies and other benefits, including the amount and timing thereof, anticipated by the respective managements of Aetna and CVS Health to be realized from the merger;

(iv)	held discussions with members of the senior management of Aetna with respect to the businesses and prospects of Aetna and CVS Health, with members of the senior management of CVS Health with respect to the business and prospects of CVS Health, and with members of the senior managements of Aetna and CVS Health with respect to the projected synergies and other benefits, including the amount and timing thereof, anticipated by the respective managements to be realized from the merger;

(v)	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Aetna and CVS Health, respectively;

(vi)	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of Aetna;

(vii)	reviewed historical stock prices of Aetna common shares and shares of CVS Health common stock;

(viii)	reviewed the potential pro forma financial impact of the merger on CVS Health based on the financial forecasts referred to above relating to Aetna, CVS Health and the projected synergies and other benefits anticipated by the management of Aetna to be realized from the merger; and

(ix)	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Aetna or CVS Health or concerning the solvency or fair value of Aetna or CVS Health, and Lazard was not furnished with any such valuation or appraisal. Lazard is not an actuary and Lazard’s services did not include any actuarial determination or evaluation by Lazard or any attempt to evaluate actuarial assumptions or allowances for losses, uncollectible accounts, claims or other matters and, accordingly, Lazard assumed, without independent analysis, the appropriateness of, and expressed no view or opinion as to, reserves. At Aetna’s direction, for purposes of Lazard’s analysis, Lazard utilized the projected synergies and other benefits anticipated to be realized from the merger that were prepared by Aetna. With respect to the financial forecasts utilized in Lazard’s analyses, including those related to projected synergies and other benefits anticipated by the management of Aetna to be realized from the merger, Lazard assumed, with the consent of Aetna, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Aetna and CVS Health, respectively, and such synergies and other benefits. In addition, Lazard assumed, with the consent of Aetna, that such financial forecasts and projected synergies and other benefits would be realized in the amounts and at the times contemplated thereby. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based.

Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Lazard did not express any opinion as to the prices at which Aetna common shares or shares of CVS Health common stock may trade at any time subsequent to the announcement of the merger. In connection with Lazard’s engagement, Lazard was not authorized to, and it did not, solicit indications of interest from third parties regarding a potential transaction with Aetna.

In rendering its opinion, Lazard assumed, with the consent of Aetna, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Representatives of Aetna advised Lazard, and Lazard assumed, that the merger agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of Aetna, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger would not have an adverse effect on Aetna, CVS Health or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor does Lazard’s opinion address any legal, tax, regulatory, actuarial or accounting matters, including, without limitation, the potential impact of U.S. health care and tax laws, regulations and governmental and legislative policies on Aetna, CVS Health or the merger, as to which Lazard understood that Aetna obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in Lazard’s opinion) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise.

In connection with its opinion, Lazard performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below and certain factors considered is not a comprehensive description of all analyses undertaken or factors considered by Lazard. The preparation of a financial opinion or analysis is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion and analyses are not readily susceptible to summary description. Lazard arrived at its opinion based on the results of all analyses undertaken and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Lazard believes that the analyses and factors summarized below must be considered as a whole and in context. Lazard further believes that selecting portions of the analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses and factors, could create a misleading or incomplete view of the processes underlying Lazard’s analyses and opinion.

In performing its financial analyses, Lazard considered industry performance, general business and economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Aetna and CVS Health. No company, business or transaction reviewed is identical or directly comparable to Aetna, CVS Health or their respective businesses or the merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed. The estimates of the future performance of Aetna and CVS Health in or underlying Lazard’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by such analyses. These analyses were prepared solely as part of Lazard’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Aetna board of directors in connection with the delivery of Lazard’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the assumptions and estimates used in, and the ranges of valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as the views of Lazard regarding the actual values of Aetna or CVS Health.

Lazard did not recommend that any specific consideration constituted the only appropriate consideration in the merger. The type and amount of consideration payable in the merger was determined through negotiations between Aetna and CVS Health, rather than by any financial advisor, and was approved by the Aetna board of directors. The decision to enter into the merger agreement was solely that of the Aetna board of directors and the CVS Health board of directors. Lazard’s opinion and analyses were only one of many factors considered by the Aetna board of directors in its evaluation of the proposed merger and the merger consideration and should not be viewed as determinative of the views of the Aetna board of directors or management with respect to the merger or the consideration payable in the merger.

Financial Analyses

The summary of the financial analyses described in this section entitled “—Financial Analyses” is a summary of the material financial analyses provided by Lazard in connection with its opinion, dated December 3, 2017, to the Aetna board of directors. The summary set forth below is not a comprehensive description of all analyses undertaken by Lazard in connection with its opinion, nor does the order of the analyses in the summary below indicate that any analysis was given greater weight than any other analysis. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Lazard, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Lazard. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Lazard. Future results may differ from those described and such differences may be material. For purposes of the financial analyses described below in this section of this joint proxy statement/prospectus, the term (i) “implied per share merger consideration” means approximately $207.94 per share, calculated as the (a) cash consideration of $145.00 per share and (b) implied value of the stock consideration of approximately $62.94 per share based on a 0.8378x per share exchange ratio and an illustrative reference closing price for shares of CVS Health common stock of $75.12 per share as of December 1, 2017, (ii) “EBITDA” means earnings before interest, income taxes, depreciation and amortization, excluding certain one-time non-recurring items, as applicable, and (iii) “EPS” means earnings per share, excluding certain one-time, non-recurring or non-cash items, as applicable. Financial data utilized for Aetna and CVS Health in the financial analyses described below, to the extent based on internal financial forecasts and estimates of management, were based on financial forecasts and other data prepared by Aetna relating to the business of Aetna and financial forecasts and other data prepared by CVS Health and as extrapolated per Aetna relating to the business of CVS Health, which are referred to for purposes of this section of this joint proxy statement/prospectus as the Aetna forecasts and the CVS Health forecasts, respectively. Financial data of Aetna, when utilizing Aetna’s closing share price on December 1, 2017, were pro forma for Aetna’s completed sale of its domestic group life insurance, group disability insurance and absence management businesses based on internal data provided by the management of Aetna. Implied per share equity value reference ranges of Aetna and CVS Health reflected in the summaries of the financial analyses described below were rounded to the nearest $1.

Aetna Financial Analyses

Discounted Cash Flow Analysis – Perpetuity Growth Rate Methodology. Lazard performed a discounted cash flow analysis of Aetna by calculating, based on the Aetna forecasts, the estimated present value (as of December 31, 2017) of the stand-alone unlevered, after-tax free cash flows that Aetna was forecasted to generate during the fiscal year ending December 31, 2018 through the fiscal year ending December 31, 2022. For purposes of this analysis, stock-based compensation was treated as a cash expense. Lazard calculated a range of estimated terminal values for Aetna by applying a range of perpetuity growth rates of 2.0% to 3.0% to Aetna’s stand-alone unlevered, after-tax free cash flows during the fiscal year ending December 31, 2022 (assuming, for purposes of the terminal year, growth in risk-based capital contributions commensurate with premium revenue growth), which range of perpetuity growth rates was selected based on Lazard’s professional judgment and taking into account, among other things, the Aetna forecasts and trends in the overall economy generally and in the industries and sectors in which Aetna operates. The cash flows and range of terminal values were then discounted to present value (as of December 31, 2017) using a selected range of discount rates of 7.0% to 8.0% derived from a weighted average cost of capital calculation. This analysis indicated the following approximate implied per share equity value reference range for Aetna, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$152 – $233	$207.94

Discounted Cash Flow Analysis – Exit Multiple Methodology. Lazard performed a discounted cash flow analysis of Aetna by calculating, based on the Aetna forecasts, the estimated present value (as of December 31, 2017) of the stand-alone unlevered, after-tax free cash flows that Aetna was forecasted to generate during the fiscal year ending December 31, 2018 through the fiscal year ending December 31, 2022. For purposes of this analysis, stock-based compensation was treated as a cash expense. Lazard calculated a range of estimated terminal values for Aetna by applying to Aetna’s estimated EBITDA for the fiscal year ending December 31, 2022 a range of EBITDA multiples of 10.0x to 11.0x selected based on Lazard’s professional judgment and taking into account, among other things, observed implied calendar year 2018 estimated EBITDA multiples for Aetna and the Aetna selected companies (as defined below under the heading “—Selected Public Companies Analysis”) noting, in particular, the calendar year 2018 estimated EBITDA multiples derived for Anthem, Inc. and Cigna Corporation. The cash flows and range of terminal values were then discounted to present value (as of December 31, 2017) using a selected range of discount rates of 7.0% to 8.0% derived from a weighted average cost of capital calculation. This analysis indicated the following approximate implied per share equity value reference range for Aetna, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$182 – $208	$207.94

Selected Public Companies Analysis. Lazard reviewed publicly available financial and stock market information of Aetna and the following four selected large cap publicly traded managed care companies that, given business and financial characteristics, Lazard considered generally relevant for purposes of analysis, which are referred to for purposes of this section of this joint proxy statement/prospectus as the Aetna selected companies:

•	Anthem, Inc.

•	Cigna Corporation

•	Humana Inc.

•	UnitedHealth Group Incorporated

Lazard reviewed, among other information, closing stock prices as of, in the case of the Aetna selected companies, December 1, 2017 (the last trading day prior to the date of the merger agreement) and, in the case of Aetna, December 1, 2017 and October 25, 2017 (the last trading day prior to initial published reports regarding a potential acquisition of Aetna by CVS Health), as a multiple of calendar year 2018 estimated EPS. Lazard also reviewed enterprise values, calculated as fully diluted equity values based on closing stock prices as of, in the case of the Aetna selected companies, December 1, 2017 and, in the case of Aetna, December 1, 2017 and October 25, 2017, plus total debt, preferred stock and non-controlling interests (as applicable) and less unrestricted cash and cash equivalents and unconsolidated investments (as applicable), as a multiple of calendar year 2018 estimated EBITDA. Financial data of the Aetna selected companies were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information.

Lazard observed overall low to high calendar year 2018 estimated EPS multiples and calendar year 2018 estimated EBITDA multiples for the Aetna selected companies based on closing stock prices on December 1, 2017 of 18.0x to 21.4x (with a mean and a median of 19.6x) and 10.2x to 12.7x (with a mean and a median of 11.4x), respectively, noting, in particular, the calendar year 2018 estimated EPS multiples and calendar year 2018 estimated EBITDA multiples derived for Anthem, Inc. of 18.0x and 11.9x, respectively, and the calendar year 2018 estimated EPS and calendar year 2018 estimated EBITDA multiples derived for Cigna Corporation of 18.3x and 10.9x, respectively. Lazard also noted that, based on closing prices for Aetna common shares on December 1, 2017 and October 25, 2017 utilizing publicly available Wall Street research analysts’ estimates, the calendar year 2018 estimated EPS multiples observed for Aetna were 18.0x and 15.9x, respectively, and the calendar year 2018 estimated EBITDA multiples observed for Aetna were 10.7x and 9.8x, respectively.

Lazard then applied selected ranges of calendar year 2018 estimated EPS and calendar year 2018 estimated EBITDA multiples derived from the Aetna selected companies of 17.0x to 19.0x and 10.0x to 12.0x, respectively, to corresponding data of Aetna utilizing the Aetna forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Aetna, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Ranges Based on:		Implied Per Share Merger Consideration
Calendar Year 2018 Estimated EPS	Calendar Year 2018 Estimated EBITDA
$170 – $190	$163 – $200	$207.94

Selected Precedent Transactions Analysis. Using publicly available information, Lazard reviewed financial information relating to the following seven selected transactions involving target managed care organizations that, given business and financial characteristics, Lazard considered generally relevant for purposes of analysis, which are referred to for purposes of this section of this joint proxy statement/prospectus as the Aetna selected transactions:

Announced	Acquiror	Target
September 2017	• Centene Corporation	• New York State Catholic Health Plan, Inc. D/B/A Fidelis Care New York
July 2015	• Anthem, Inc.	• Cigna Corporation
July 2015	• Aetna Inc.	• Humana Inc.
July 2015	• Centene Corporation	• Health Net, Inc.
August 2012	• Aetna Inc.	• Coventry Health Care Inc.
July 2012	• WellPoint, Inc.	• Amerigroup Corporation
October 2011	• Cigna Corporation	• HealthSpring, Inc.

Lazard reviewed, among other information, transaction values of the Aetna selected transactions, calculated as the enterprise values implied for the target companies based on the consideration paid or payable in the Aetna selected transactions, as a multiple, to the extent publicly available, of the target company’s latest 12 months EBITDA as of the applicable announcement date of such transaction. Financial data for the Aetna selected transactions were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information.

Lazard observed overall low to high latest 12 months EBITDA multiples for the Aetna selected transactions of 8.0x to 16.2x (with a mean of 11.7x and a median of 12.6x and 25th and 75th percentile multiples of 9.2x and 12.6x, respectively) noting, in particular, the latest 12 months EBITDA multiples derived for the July 2015 Anthem, Inc./Cigna Corporation and the July 2015 Aetna Inc./Humana Inc. transactions of 12.5x and 12.6x, respectively. Lazard then applied a selected range of latest 12 months EBITDA multiples of 11.0x to 13.0x derived from the Aetna selected transactions to Aetna’s calendar year 2017 estimated EBITDA utilizing the Aetna forecasts. This analysis indicated the following approximate implied per share equity value reference range for Aetna, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$170 – $205	$207.94

CVS Health Financial Analyses

Discounted Cash Flow Analysis. Lazard performed a discounted cash flow analysis of CVS Health by calculating, based on the CVS Health forecasts, the estimated present value (as of December 31, 2017) of the stand-alone unlevered, after-tax free cash flows that CVS Health was forecasted to generate during the fiscal year ending December 31, 2018 through the fiscal year ending December 31, 2022. For purposes of this analysis, stock-based compensation was treated as a cash expense. Lazard calculated a range of estimated terminal values for CVS Health by applying to CVS Health’s estimated EBITDA for the fiscal year ending December 31, 2022 a range of EBITDA multiples of 9.0x to 10.0x selected based on Lazard’s professional judgment and taking into account, among other things, observed implied calendar year 2018 estimated EBITDA multiples for the CVS Health selected companies (as defined below under the heading “—Selected Public Companies Analysis”) and CVS Health. The cash flows and range of terminal values were then discounted to present value (as of December 31, 2017) using a selected range of discount rates of 6.0% to 7.0% derived from a weighted average cost of capital calculation. This analysis indicated the following approximate implied per share equity value reference range for CVS Health, as compared to the per share closing price of CVS Health common stock on December 1, 2017:

Implied Per Share Equity Value Reference Range	Per Share Closing Price of CVS Health Common Stock on December 1, 2017
$105 – $122	$75.12

Selected Public Companies Analysis. Lazard reviewed publicly available financial and stock market information of CVS Health and the following seven selected publicly traded drug store companies, pharmacy benefit management services companies and mass merchant companies that, given certain business and financial characteristics, Lazard considered generally relevant for purposes of analysis, consisting of two selected publicly traded drug store companies, which are referred to for purposes of this section of this joint proxy statement/prospectus as the selected drug store companies; one pharmacy benefit management services company, which is referred to for purposes of this section of this joint proxy statement/prospectus as the selected PBM company; and four mass merchant companies, which are referred to for purposes of this section of this joint proxy statement/prospectus as the selected mass merchant companies and, together with the selected drug store companies and the selected PBM company, as the CVS Health selected companies:

Selected Drug Store Companies	Selected PBM Company	Selected Mass Merchant Companies
• Rite Aid Corporation • Walgreens Boots Alliance, Inc.	• Express Scripts Holding Company	• Costco Wholesale Corporation • The Kroger Co. • Target Corporation • Wal-Mart Stores, Inc.

Lazard reviewed, among other information, closing stock prices as of December 1, 2017 as a multiple, to the extent meaningful, of calendar year 2018 estimated EPS. Lazard also reviewed enterprise values, calculated as fully diluted equity values based on closing stock prices on December 1, 2017, plus total debt, preferred stock and non-controlling interests (as applicable) and less cash and cash equivalents and unconsolidated investments (as applicable), as a multiple of calendar year 2018 estimated EBITDA. Financial data of the CVS Health selected companies (pro forma for certain recent acquisitions or divestitures or the loss of certain commercial arrangements, as applicable) were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information and calendarized to a December 31 year-end when necessary. Financial data of CVS Health were pro forma for CVS Health’s announced divestiture of RxCrossroads based on publicly available information.

The overall low to high calendar year 2018 estimated EPS multiples and calendar year 2018 estimated EBITDA multiples observed for the CVS Health selected companies were 8.5x to 28.1x and 6.5x to 13.9x, with overall low to high calendar year 2018 estimated EPS multiples and calendar year 2018 estimated EBITDA multiples observed for the CVS Health selected companies as follows:

•	selected drug store companies: low to high calendar year 2018 estimated EPS multiples and calendar year 2018 estimated EBITDA multiples of not meaningful (less than zero) to 12.5x and 6.8x to 8.4x, respectively;

•	selected PBM company: calendar year 2018 estimated EPS multiples utilizing publicly available Wall Street research analysts’ estimates both before and after taking into account the loss of a major commercial arrangement of 8.5x and 12.1x, respectively, and calendar year 2018 estimated EBITDA multiples utilizing publicly available Wall Street research analysts’ estimates both before and after taking into account the loss of such commercial arrangement of 6.5x and 9.0x, respectively; and

•	selected mass merchant companies: low to high calendar year 2018 estimated EPS multiples and calendar year 2018 estimated EBITDA multiples of 13.0x to 28.1x and 6.5x to 13.9x, respectively.

Lazard noted that the calendar year 2018 estimated EPS and calendar year 2018 estimated EBITDA multiples observed for CVS Health, utilizing publicly available Wall Street research analysts’ estimates and based on CVS Health’s closing stock price on December 1, 2017, were 11.8x and 7.7x, respectively.

Lazard then applied selected ranges of calendar year 2018 estimated EPS and calendar year 2018 estimated EBITDA multiples derived from the CVS Health selected companies of 11.0x to 14.0x and 8.0x to 9.0x, respectively, to corresponding data of CVS Health utilizing the CVS Health forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for CVS Health, as compared to the per share closing price of CVS Health common stock on December 1, 2017:

Implied Per Share Equity Value Reference Ranges Based on:		Per Share Closing Price of CVS Health Common Stock on December 1, 2017
Calendar Year 2018 Estimated EPS	Calendar Year 2018 Estimated EBITDA
$70 – $89	$80 – $92	$75.12

Certain Additional Information

Lazard observed certain additional information that was not considered part of its financial analyses for its opinion but was noted for informational reference, including the following:

•	undiscounted price targets for Aetna common shares and shares of CVS Health common stock as reflected in selected publicly available Wall Street research analysts’ reports prior to October 25, 2017 (in the case of Aetna) and prior to December 1, 2017 (in the case of CVS Health), which indicated an overall low to high target share price range of $150 to $185 per share for Aetna common shares and an overall low to high target stock price range of $73 to $97 per share for CVS Health common stock; and

•	historical trading prices of Aetna common shares and shares of CVS Health common stock during the 52-week period ended October 25, 2017 (in the case of Aetna) and during the 52-week period ended December 1, 2017 (in the case of CVS Health), which indicated during the relevant periods low and high closing prices for Aetna common shares of approximately $105 and $163 per share, respectively, and low and high closing prices for shares of CVS Health common stock of approximately $67 and $84, respectively.

Miscellaneous

Aetna selected Lazard as a financial advisor in connection with the merger based on, among other things, Lazard’s reputation, experience and familiarity with Aetna and the industries in which Aetna and CVS Health operate. Lazard, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. In the ordinary course, Lazard and its affiliates and employees may trade securities of Aetna, CVS Health and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Aetna, CVS Health and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.

For Lazard’s financial advisory services, Aetna has agreed to pay Lazard an aggregate fee of $50 million, of which $5 million was payable upon delivery of Lazard’s opinion and $45 million is contingent upon completion of the merger. Aetna also has agreed subject to certain limitations to reimburse Lazard’s reasonable expenses and to indemnify Lazard and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Lazard in the past provided certain investment banking services to Aetna and/or certain of its affiliates unrelated to the merger, for which Lazard received compensation, including, during the two-year period prior to the date of its opinion, having acted as a financial advisor to Aetna in connection with its potential acquisition of Humana (which acquisition was not consummated), for which Lazard received from Aetna a fee of $5 million upon delivery of its opinion to the Aetna board of directors in connection with such transaction. The financial advisory business of Lazard and its affiliates did not provide services to CVS Health for which fees were received during the two-year period prior to December 3, 2017.

Opinion of Allen & Company LLC

Aetna also has engaged Allen & Company as a financial advisor in connection with the proposed merger. In connection with this engagement, Aetna requested that Allen & Company render an opinion to the Aetna board of directors as to the fairness, from a financial point of view, to the holders of Aetna common shares of the consideration to be received by such holders pursuant to the merger agreement. On December 3, 2017, at a meeting of the Aetna board of directors held to evaluate the merger, Allen & Company rendered an oral opinion, which was confirmed by delivery of a written opinion dated December 3, 2017, to the Aetna board of directors to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the consideration to be received by holders of Aetna common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Allen & Company’s written opinion, dated December 3, 2017, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex C and is incorporated by reference herein in its entirety. The description of Allen & Company’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion was intended for the benefit and use of the Aetna board of directors (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger. Allen & Company’s opinion did not constitute a recommendation as to the course of action that Aetna (or the Aetna board of directors) should pursue in connection with the merger or otherwise address the merits of the underlying decision by Aetna to engage in the merger, including in comparison to other strategies or transactions that might be available to Aetna or which Aetna might engage in or consider. Allen & Company’s opinion does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the merger or otherwise.

Allen & Company’s opinion reflected and gave effect to Allen & Company’s general familiarity with Aetna and CVS Health as well as information that Allen & Company received during the course of its assignment, including information provided by the managements of Aetna and CVS Health in the course of discussions relating to the merger as more fully described below. In arriving at its opinion, Allen & Company neither conducted a physical inspection of the properties or facilities of Aetna, CVS Health or any other entity nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Aetna, CVS Health or any other entity, or conducted any analysis concerning the solvency or fair value of Aetna, CVS Health or any other entity. Allen & Company is not an actuary and its services did not include any actuarial determination or evaluation by Allen & Company or any attempt to evaluate actuarial assumptions or allowances for losses, uncollectible accounts, claims or other matters and, accordingly, Allen & Company assumed, without independent analysis, the appropriateness of, and expressed no opinion or view as to, reserves.

In arriving at its opinion, Allen & Company, among other things:

(i)	reviewed the financial terms and conditions of the merger as reflected in a draft, dated December 2, 2017, of the merger agreement;

(ii)	reviewed certain publicly available historical business and financial information relating to Aetna and CVS Health, including public filings of Aetna and CVS Health and historical market prices for Aetna common shares and shares of CVS Health common stock;

(iii)	reviewed certain financial information relating to Aetna provided to or discussed with Allen & Company by the management of Aetna, including certain internal financial forecasts, estimates and other financial and operating data relating to Aetna prepared by the management of Aetna, which forecasts are referred to in this section of this joint proxy statement/prospectus as the Aetna forecasts;

(iv)	reviewed certain financial information relating to CVS Health provided to or discussed with Allen & Company by the managements of CVS Health and Aetna, including certain internal financial forecasts, estimates and other financial and operating data relating to CVS Health prepared by the management of CVS Health and as extrapolated per the management of Aetna, which forecasts, as extrapolated, are referred to in this section of this joint proxy statement/prospectus as the CVS Health forecasts;

(v)	held discussions with the managements of Aetna and CVS Health relating to the past and current operations, financial condition and prospects of Aetna and CVS Health;

(vi)	discussed with the managements of Aetna and CVS Health the strategic rationale for the merger and the potential synergies expected by such managements to result from the merger, including the timing and amount of, costs to achieve, and capital expenditures associated with, such synergies, which are, collectively, referred to in this section of this joint proxy statement/prospectus as the synergies, and certain potential pro forma financial effects of the merger;

(vii)	reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that Allen & Company deemed generally relevant in evaluating Aetna and CVS Health;

(viii)	reviewed and analyzed certain publicly available financial information relating to selected transactions that Allen & Company deemed generally relevant in evaluating the merger; and

(ix)	conducted such other financial analyses and investigations as Allen & Company deemed necessary or appropriate for purposes of its opinion.

In rendering its opinion, Allen & Company relied upon and assumed, with Aetna’s consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting, actuarial and other information available to Allen & Company from public sources, provided to or discussed with Allen & Company by the managements and/or other representatives of Aetna and CVS Health or otherwise reviewed by Allen & Company. With respect to the Aetna forecasts and the synergies that Allen & Company was directed to utilize for purposes of its analyses, Allen & Company was advised by the management of Aetna, and Allen & Company assumed, at the direction of Aetna, that such financial forecasts, estimates and other financial and operating data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to, and were a reasonable basis upon which to evaluate, the future financial and operating performance of Aetna, such synergies and the other matters covered thereby. With respect to the CVS Health forecasts (including, without limitation, extrapolations therefrom) that Allen & Company was directed to utilize for purposes of its analyses, Allen & Company was advised by the managements of CVS Health and Aetna, as the case may be, and Allen & Company assumed, at the direction of Aetna, that such financial forecasts, estimates and other financial and operating data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the respective managements of CVS Health and Aetna as to, and were a reasonable basis upon which to evaluate, the future financial and operating performance of CVS Health and the other matters covered thereby. Allen & Company also assumed, with the consent of Aetna, that the financial results, including, without limitation, the synergies expected by the management of Aetna to result from the merger, reflected in the financial forecasts, estimates and other financial and operating data utilized in its analyses would be realized in the amounts and at the times projected. Allen & Company expressed no opinion or view as to any financial forecasts, estimates or other financial or operating data or the assumptions on which they were based.

Allen & Company relied, at the direction of Aetna, upon the assessments of the managements of Aetna and CVS Health, as the case may be, as to, among other things, (i) the potential impact on Aetna and CVS Health of certain market, cyclical, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the health care industry and health care benefits sector thereof and the retail, pharmacy and pharmacy services industries, including, without limitation, laws and regulations relating to government subsidized health care programs, capital requirements and reimbursement, (ii) existing and future contracts, agreements and arrangements relating to, and the ability to attract, retain and/or replace, key commercial relationships of, Aetna and CVS Health, and (iii) the ability of CVS Health to integrate the operations of Aetna and CVS Health. Allen & Company assumed, with the consent of Aetna, that there would be no developments with respect to any such matters that would have an adverse effect on Aetna, CVS Health or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion.

Further, Allen & Company’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Allen & Company as of, the date of its opinion. It should be understood that subsequent developments may affect the conclusion expressed in Allen & Company’s opinion and that Allen & Company assumed no responsibility for advising any person of any change in any matter affecting Allen & Company’s opinion or for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. As the Aetna board of directors was aware, the credit, financial and stock markets, and the industries in which Aetna and CVS Health operate, have experienced and continue to experience volatility and Allen & Company expressed no opinion or view as to any potential effects of such volatility on Aetna or CVS Health (or their respective businesses) or the merger (including the contemplated benefits thereof).

In connection with Allen & Company’s engagement, Allen & Company was not requested to, and it did not, solicit third-party indications of interest with respect to the acquisition of all or a portion of Aetna. Allen & Company did not express any opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or other consideration payable to any officers, directors or employees of any party to the merger or any related entities, or any class of such persons or any other party, relative to the merger consideration or otherwise. Allen & Company expressed no opinion as to the actual value of shares of CVS Health common stock when issued in connection with the merger or the prices at which Aetna common shares or shares of CVS Health common stock (or any other securities) may trade or otherwise be transferable at any time. In addition, Allen & Company expressed no opinion or view as to any tax or other consequences that might result from the merger or otherwise, including, without limitation, the potential impact of changes in U.S. health care and tax laws, regulations and governmental and legislative policies on Aetna, CVS Health or the merger (or the contemplated benefits thereof), nor did Allen & Company express any opinion or view as to, and Allen & Company relied, at the direction of Aetna, upon the assessments of representatives of Aetna regarding, legal, regulatory, accounting, tax and actuarial matters relating to Aetna, CVS Health and the merger, as to which Allen & Company understood that Aetna obtained such advice as it deemed necessary from qualified professionals.

Allen & Company assumed, with the consent of Aetna, that the merger would be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers, decrees and agreements for the merger, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, would be imposed or occur that would have an adverse effect on Aetna, CVS Health or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion. Allen & Company further assumed, with the consent of Aetna, that the final executed merger agreement would not differ from the draft reviewed by Allen & Company in any respect meaningful to Allen & Company’s analyses or opinion.

Allen & Company’s opinion was limited to the fairness, from a financial point of view and as of its date, of the merger consideration to be received by holders of Aetna common shares pursuant to the merger agreement, without regard to individual circumstances of holders of Aetna common shares that may distinguish such holders or the securities of Aetna held by such holders, and Allen & Company expressed no opinion or view with respect to any consideration received in connection with the merger by the holders of any other securities, creditors or other constituencies of any party. Allen & Company’s opinion did not address any other terms, aspects or implications of the merger, including, without limitation, the form or structure of the merger or any terms, aspects or implications of any governance or other arrangements, agreements or understandings entered into in connection with, related to or contemplated by the merger or otherwise.

In connection with its opinion, Allen & Company performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below and certain factors considered is not a comprehensive description of all analyses undertaken or factors considered by Allen & Company. The preparation of a financial opinion or analysis is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion and analyses are not readily susceptible to summary description. Allen & Company arrived at its opinion based on the results of all analyses undertaken and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Allen & Company believes that the analyses and factors summarized below must be considered as a whole and in context. Allen & Company further believes that selecting portions of the analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses and factors, could create a misleading or incomplete view of the processes underlying Allen & Company’s analyses and opinion.

In performing its financial analyses, Allen & Company considered industry performance, general business and economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Aetna and CVS Health. No company, business or transaction reviewed is identical or directly comparable to Aetna, CVS Health or their respective businesses or the merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed. The estimates of the future performance of Aetna and CVS Health in or underlying Allen & Company’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by such analyses. These analyses were prepared solely as part of Allen &

Company’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Aetna board of directors in connection with the delivery of Allen & Company’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the assumptions and estimates used in, and the ranges of valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as the views of Allen & Company regarding the actual values of Aetna or CVS Health.

Allen & Company did not recommend that any specific consideration constituted the only appropriate consideration in the merger. The type and amount of consideration payable in the merger was determined through negotiations between Aetna and CVS Health, rather than by any financial advisor, and was approved by the Aetna board of directors. The decision to enter into the merger agreement was solely that of the Aetna board of directors and the CVS Health board of directors. Allen & Company’s opinion and analyses were only one of many factors considered by the Aetna board of directors in its evaluation of the proposed merger and the merger consideration and should not be viewed as determinative of the views of the Aetna board of directors or management with respect to the merger or the consideration payable in the merger.

Financial Analyses

The summary of the financial analyses described in this section entitled “—Financial Analyses” is a summary of the material financial analyses provided by Allen & Company in connection with its opinion, dated December 3, 2017, to the Aetna board of directors. The summary set forth below is not a comprehensive description of all analyses undertaken by Allen & Company in connection with its opinion, nor does the order of the analyses in the summary below indicate that any analysis was given greater weight than any other analysis. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Allen & Company, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Allen & Company. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Allen & Company. Future results may differ from those described and such differences may be material. For purposes of the financial analyses described below in this section of this joint proxy statement/prospectus, the term (i) “implied per share merger consideration” means approximately $207.94 per share, calculated as the (a) cash consideration of $145.00 per share and (b) implied value of the stock consideration of approximately $62.94 per share based on a 0.8378x per share exchange ratio and an illustrative reference closing price for CVS Health common stock of $75.12 per share as of December 1, 2017, (ii) “EBITDA” means earnings before interest, income taxes, depreciation and amortization, excluding certain one-time non-recurring items, as applicable, and (iii) “EPS” means earnings per share, excluding certain one-time, non-recurring or non-cash items, as applicable. Financial data of Aetna, when utilizing Aetna’s closing share price on December 1, 2017, were pro forma for Aetna’s completed sale of its domestic group life insurance, group disability insurance and absence management businesses based on internal data provided by the management of Aetna.

Aetna Financial Analyses

Discounted Cash Flow Analysis. Allen & Company performed a discounted cash flow analysis of Aetna by calculating, based on the Aetna forecasts, the estimated present value (as of December 1, 2017) of the stand-alone unlevered, after-tax free cash flows that Aetna was forecasted to generate during the month ending December 31, 2017 through the full fiscal year ending December 31, 2022. For purposes of this analysis, stock-based compensation was treated as a cash expense. Allen & Company calculated a range of estimated terminal values for Aetna by applying a range of perpetuity growth rates of 2.0% to 3.0% to Aetna’s stand-alone unlevered, after-tax free cash flows during the fiscal year ending December 31, 2022 (assuming, for purposes of the terminal year, growth in risk-based capital contributions commensurate with premium revenue growth), which range of perpetuity growth rates was selected based on Allen & Company’s professional judgment and taking into account, among other things, the Aetna forecasts and trends in the overall economy generally and in the industries and sectors in which Aetna operates. The cash flows and range of terminal values were then discounted to present value (as of December 1, 2017) using a selected range of discount rates of 7.0% to 8.5% derived from a weighted average cost of capital calculation. This analysis indicated the following approximate implied per share equity value reference range for Aetna, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$137 – $231	$207.94

Selected Public Companies Analysis. Allen & Company reviewed publicly available financial and stock market information of Aetna and the following four selected large cap publicly traded managed care companies that, given business and financial characteristics, Allen & Company considered generally relevant for purposes of analysis, which are referred to for purposes of this section of this joint proxy statement/prospectus as the Aetna selected companies:

•	Anthem, Inc.

•	Cigna Corporation

•	Humana Inc.

•	UnitedHealth Group Incorporated

Allen & Company reviewed, among other information, closing stock prices as of, in the case of the Aetna selected companies, December 1, 2017 (the last trading day prior to the date of the merger agreement) and, in the case of Aetna, October 25, 2017 (the last trading day prior to initial published reports regarding a potential acquisition of Aetna by CVS Health) and December 1, 2017, as a multiple of calendar year 2018 estimated EPS. Allen & Company also reviewed enterprise values, calculated as fully diluted equity values based on closing stock prices as of, in the case of the Aetna selected companies, December 1, 2017 and, in the case of Aetna, October 25, 2017 and December 1, 2017, plus total debt, preferred stock and non-controlling interests (as applicable) and less unrestricted cash and cash equivalents and unconsolidated investments (as applicable), as a multiple of calendar year 2018 estimated EBITDA. Financial data of the Aetna selected companies were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information.

The overall low to high calendar year 2018 estimated EPS multiples and calendar year 2018 estimated EBITDA multiples observed for the Aetna selected companies based on closing stock prices on December 1, 2017 were 18.0x to 21.4x (with a mean and a median of 19.6x) and 10.2x to 12.8x (with a mean of 11.4x and a median of 11.3x), respectively. Allen & Company noted that the calendar year 2018 estimated EPS multiples observed for Aetna, utilizing publicly available Wall Street research analysts’ estimates and the Aetna forecasts, were 15.9x and 16.0x, respectively (based on Aetna’s closing share price on October 25, 2017), and 18.0x and 18.1x, respectively (based on Aetna’s closing share price on December 1, 2017). Allen & Company also noted that the calendar year 2018 estimated EBITDA multiples observed for Aetna, utilizing publicly available Wall Street research analysts’ estimates and the Aetna forecasts, were 9.6x and 10.2x, respectively (based on Aetna’s closing share price on October 25, 2017), and 10.6x and 11.0x, respectively (based on Aetna’s closing share price on December 1, 2017).

Allen & Company then applied selected ranges of calendar year 2018 estimated EPS and calendar year 2018 estimated EBITDA multiples derived from the Aetna selected companies of 18.0x to 20.0x and 10.0x to 12.0x, respectively, to corresponding data of Aetna utilizing the Aetna forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Aetna, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Ranges Based on:		Implied Per Share Merger Consideration
Calendar Year 2018 Estimated EPS	Calendar Year 2018 Estimated EBITDA
$180 – $200	$162 – $199	$207.94

Selected Precedent Transactions Analysis. Using publicly available information, Allen & Company reviewed financial information relating to the following seven selected transactions involving target managed care organizations that, given business and financial characteristics, Allen & Company considered generally relevant for purposes of analysis, which are referred to for purposes of this section of this joint proxy statement/prospectus as the Aetna selected transactions:

Announced	Acquiror	Target
September 2017	• Centene Corporation	• New York State Catholic Health Plan, Inc. D/B/A Fidelis Care New York
July 2015	• Anthem, Inc.	• Cigna Corporation
July 2015	• Aetna Inc.	• Humana Inc.
July 2015	• Centene Corporation	• Health Net, Inc.
August 2012	• Aetna Inc.	• Coventry Health Care Inc.
July 2012	• WellPoint, Inc.	• Amerigroup Corporation
October 2011	• Cigna Corporation	• HealthSpring, Inc.

Allen & Company reviewed, among other information, transaction values of the Aetna selected transactions, calculated as the enterprise values implied for the target companies based on the consideration paid or payable in the Aetna selected transactions, as a multiple, to the extent publicly available, of the target company’s latest 12 months EBITDA and forward estimated EBITDA, as of the applicable announcement date of such transaction. Financial data for the Aetna selected transactions were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information.

The overall low to high latest 12 months EBITDA multiples and forward estimated EBITDA multiples observed for the Aetna selected transactions were 8.0x to 16.2x (with a mean of 11.7x and a median of 12.6x) and 7.2x to 12.3x (with a mean of 9.5x and a median of 9.8x), respectively. Allen & Company then applied a selected range of latest 12 months EBITDA multiples of 10.0x to 13.0x and forward estimated EBITDA multiples of 9.5x to 12.5x, in each case derived from the Aetna selected transactions, to Aetna’s latest 12 months EBITDA (as of September 30, 2017) utilizing publicly available information and internal data provided by the management of Aetna and calendar year 2018 estimated EBITDA utilizing the Aetna forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Aetna, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Ranges Based on:		Implied Per Share Merger Consideration
Latest 12 Months EBITDA	Calendar Year 2018 Estimated EBITDA
$167 – $224	$153 – $208	$207.94

Shortly following the December 3, 2017 meeting of the Aetna board of directors, Aetna discovered that in calculating its latest 12 months EBITDA (as of September 30, 2017) for its financial advisors, Aetna had inadvertently overstated the interest related to certain debt incurred in connection with the proposed Humana acquisition. Aetna confirmed that the impact of the inclusion of the additional interest was immaterial and did not affect any financial data provided to its financial advisors other than Aetna’s latest 12 months EBITDA (as of September 30, 2017). Applying the selected range of latest 12 months EBITDA multiples referred to above to Aetna’s corrected latest 12 months EBITDA (as of September 30, 2017) would have indicated a lower approximate implied per share equity value reference range for Aetna derived from the analysis described above of $161 to $216. The inclusion of the additional interest in the calculation of Aetna’s latest 12 months EBITDA (as of September 30, 2017) had no other impact on the financial analyses described in this section of the joint proxy statement/prospectus.

CVS Health Financial Analyses

Discounted Cash Flow Analysis. Allen & Company performed a discounted cash flow analysis of CVS Health by calculating, based on the CVS Health forecasts, the estimated present value (as of December 1, 2017) of the stand-alone unlevered, after-tax free cash flows that CVS Health was forecasted to generate during the month ending December 31, 2017 through the full fiscal year ending December 31, 2022. For purposes of this analysis, stock-based compensation was treated as a cash expense. Allen & Company calculated a range of estimated terminal values for CVS Health by applying a range of perpetuity growth rates of 1.0% to 1.5% to CVS Health’s stand-alone unlevered, after-tax free cash flows during the fiscal year ending December 31, 2022 (assuming, for purposes of the terminal year, normalized depreciation, amortization, capital expenditures and sale-leaseback proceeds), which range of perpetuity growth rates was selected based on Allen & Company’s professional judgment and taking into account, among other things, the CVS Health forecasts and trends in the overall economy generally and in the industries and sectors in which CVS Health operates. The cash flows and range of terminal values were then discounted to present value (as of December 1, 2017) using a selected range of discount rates of 6.0% to 7.5% derived from a weighted average cost of capital calculation. This analysis indicated the following approximate implied per share equity value reference range for CVS Health, as compared to the per share closing price of CVS Health common stock on December 1, 2017:

Implied Per Share Equity Value Reference Range	Per Share Closing Price of CVS Health Common Stock on December 1, 2017
$99 – $149	$75.12

Selected Public Companies Analysis. Allen & Company reviewed publicly available financial and stock market information of CVS Health and the following seven selected publicly traded drug store companies, pharmacy benefit management services companies and mass merchant companies that, given certain business and financial characteristics, Allen & Company considered generally relevant for purposes of analysis, which are referred to for purposes of this section of this joint proxy statement/prospectus as the CVS Health selected companies:

•	Costco Wholesale Corporation

•	Express Scripts Holding Company

•	The Kroger Co.

•	Rite Aid Corporation

•	Target Corporation

•	Walgreens Boots Alliance, Inc.

•	Wal-Mart Stores, Inc.

Allen & Company reviewed, among other information, closing stock prices as of, in the case of the CVS Health selected companies, December 1, 2017 and, in the case of CVS Health, November 29, 2017 (the last trading day prior to additional published reports regarding a potential acquisition of Aetna by CVS Health) and

December 1, 2017, as a multiple, to the extent meaningful, of calendar year 2018 estimated EPS. Allen & Company also reviewed enterprise values, calculated as fully diluted equity values based on closing stock prices as of, in the case of the CVS Health selected companies, December 1, 2017 and, in the case of CVS Health, November 29, 2017 and December 1, 2017, plus total debt, preferred stock and non-controlling interests (as applicable) and less cash and cash equivalents and unconsolidated investments (as applicable), as a multiple of calendar year 2018 estimated EBITDA. Financial data of the CVS Health selected companies (pro forma for certain recent acquisitions or divestitures or the loss of certain commercial arrangements, as applicable) were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information and calendarized to a December 31 year-end when necessary. Financial data of CVS Health were pro forma for CVS Health’s announced divestiture of RxCrossroads based on publicly available information.

The overall low to high calendar year 2018 estimated EPS multiples and calendar year 2018 estimated EBITDA multiples observed for the CVS Health selected companies based on closing stock prices as of December 1, 2017 were 12.5x to 27.8x (with a mean of 16.8x and a median of 13.5x) and 6.5x to 13.8x (with a mean of 8.7x and a median of 8.5x), respectively. Allen & Company noted that the calendar year 2018 estimated EPS multiples observed for CVS Health, utilizing publicly available Wall Street research analysts’ estimates and the CVS Health forecasts, were 11.6x and 11.6x, respectively (based on CVS Health’s closing stock price on November 29, 2017), and 11.8x and 11.9x, respectively (based on CVS Health’s closing stock price on December 1, 2017). Allen & Company also noted that the calendar year 2018 estimated EBITDA multiples observed for CVS Health, utilizing publicly available Wall Street research analysts’ estimates and the CVS Health forecasts, were 7.6x and 7.4x, respectively (based on CVS Health’s closing stock price on November 29, 2017), and 7.7x and 7.6x, respectively (based on CVS Health’s closing stock price on December 1, 2017).

Allen & Company then applied selected ranges of calendar year 2018 estimated EPS and calendar year 2018 estimated EBITDA multiples derived from the CVS Health selected companies of 11.0x to 14.0x and 8.0x to 9.0x, respectively, to corresponding data of CVS Health utilizing the CVS Health forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for CVS Health, as compared to the per share closing price of CVS Health common stock on December 1, 2017:

Implied Per Share Equity Value Reference Ranges Based on:		Per Share Closing Price of CVS Health Common Stock on December 1, 2017
Calendar Year 2018 Estimated EPS	Calendar Year 2018 Estimated EBITDA
$70 – $89	$81 – $93	$75.12

Certain Additional Information

Allen & Company observed certain additional information that was not considered part of its financial analyses for its opinion but was noted for informational reference, including the following:

•	undiscounted price targets for Aetna common shares and shares of CVS Health common stock as reflected in selected publicly available Wall Street research analysts’ reports prior to October 25, 2017 (in the case of Aetna) and prior to December 1, 2017 (in the case of CVS Health), which indicated an overall low to high target share price range of $150 to $185 per share for Aetna common shares and an overall low to high target stock price range of $73 to $97 per share for CVS Health common stock; and

•	historical trading prices of Aetna common shares and shares of CVS Health common stock during the 52-week period ended October 25, 2017 (in the case of Aetna) and during the 52-week period ended December 1, 2017 (in the case of CVS Health), which indicated during the relevant periods low and high closing prices for Aetna common shares of approximately $105 and $163 per share, respectively, and low and high closing prices for shares of CVS Health common stock of approximately $67 and $84, respectively.

Miscellaneous

Aetna selected Allen & Company as a financial advisor in connection with the merger based on, among other things, Allen & Company’s reputation, experience and familiarity with Aetna and the industries in which Aetna and CVS Health operate. Allen & Company, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. In the ordinary course, Allen & Company as a broker-dealer and certain of Allen & Company’s affiliates (including a senior member of the team assisting in providing Allen & Company’s financial advisory services to Aetna in connection with the merger) and/or related entities have invested or may invest, hold long or short positions and may trade, either on a discretionary or non-discretionary basis, for their own account or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of Aetna, CVS Health and/or their respective affiliates. The issuance of Allen & Company’s opinion was approved by Allen & Company’s fairness opinion committee.

For Allen & Company’s financial advisory services, Aetna has agreed to pay Allen & Company an aggregate fee of $50 million, of which $5 million was payable upon delivery of Allen & Company’s opinion and $45 million is contingent upon completion of the merger. Aetna also has agreed subject to certain limitations to reimburse Allen & Company’s reasonable expenses and to indemnify Allen & Company and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

As the Aetna board of directors was aware, Allen & Company in the past has provided and in the future may provide, investment banking services to Aetna and/or its affiliates unrelated to the merger, for which services Allen & Company may receive compensation, including, during the two-year period prior to December 3, 2017, acting or having acted as financial advisor to Aetna in connection with certain potential transactions and strategic advisory matters, for which no fees were received. Allen & Company and its affiliates did not provide financial advisory services to CVS Health for which fees were received during the two-year period prior to December  3, 2017.

Opinions of CVS Health’s Financial Advisors

Opinions of Barclays Capital Inc. and Goldman Sachs & Co. LLC

Opinion of Barclays Capital Inc.

CVS Health engaged Barclays to act as its financial advisor with respect to the merger pursuant to an engagement letter dated November 30, 2017. Barclays delivered its opinion to CVS Health’s board of directors that, as of December 3, 2017 and based upon and subject to the qualifications, limitations, factors and assumptions set forth therein, the merger consideration to be paid by CVS Health in the merger was fair, from a financial point of view, to CVS Health.

The full text of Barclays’ written opinion, dated as of December 3, 2017, is attached as Annex D to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Barclays in connection with the opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the board of directors of CVS Health, addresses only the fairness, from a financial point of view, of the merger consideration to be paid by CVS Health in the merger and does not constitute a recommendation to any stockholder of CVS Health as to how such stockholder should vote with respect to the merger or any other matter. Barclays was not requested to address, and its opinion does not in any manner address, CVS Health’s underlying business decision to proceed with or effect the merger, the likelihood of completion of the merger, or the relative merits of the merger as compared to any other transaction in which CVS Health may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration to be paid by CVS Health in the merger. No limitations were imposed by CVS Health’s board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed the merger agreement and the specific terms of the merger;

•	reviewed and analyzed publicly available information concerning CVS Health and Aetna that Barclays believed to be relevant to its analysis, including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2016 and Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, June 30 and March 31, 2017;

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of CVS Health, including certain financial analyses, forecasts and projections of CVS Health prepared by management of CVS Health, which are referred to for purposes of this section of this joint proxy statement/prospectus as the CVS Health forecasts, financial and operating information with respect to the business, operations and prospects of Aetna, including certain financial analyses, forecasts and projections of Aetna prepared by management of CVS Health, which are referred to for purposes of this section of this joint proxy statement/prospectus as the adjusted Aetna forecasts, and certain financial analyses, forecasts and projections of CVS Health on a pro forma basis giving effect to the merger prepared by the management of CVS Health, which are referred to for purposes of this section of this joint proxy statement/prospectus as the CVS Health pro forma forecasts, in each case, as approved for Barclays’ and Goldman Sachs’ use by CVS Health, and financial and operating information with respect to the business, operations and prospects of Aetna prepared by management of Aetna, which are referred to for purposes of this section of this joint proxy statement/prospectus as the Aetna forecasts;

•	reviewed and analyzed the pro forma impact of the merger on the future financial performance of the combined company, including (i) certain financial and operating information with respect to the business, operations and prospects of CVS Health on a pro forma basis giving effect to the merger, including the CVS Health pro forma forecasts and (ii) cost savings and operating synergies expected by the management of CVS Health to result from the merger, which are referred to for purposes of this section of this joint proxy statement/prospectus as the expected synergies, in each case, as prepared and furnished to Barclays and Goldman Sachs by CVS Health and approved for Barclays’ and Goldman Sachs’ use by CVS Health;

•	reviewed and analyzed the trading histories of shares of CVS Health common stock and Aetna common shares for the three years ending December 1, 2017 and a comparison of those trading histories with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of CVS Health and Aetna with each other and with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the merger as set forth in the merger agreement with the financial terms of certain other transactions that Barclays deemed relevant;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of CVS Health and Aetna;

•	had discussions with the managements of CVS Health and Aetna concerning Aetna’s businesses, operations, assets, financial condition and prospects;

•	had discussions with the management of CVS Health concerning CVS Health’s businesses, operations, assets, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of the management of CVS Health that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the CVS Health forecasts, upon the advice and at the instruction of CVS Health, Barclays assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of CVS Health as to the future financial performance of CVS Health and that CVS Health would perform substantially in accordance with such forecasts. With respect to the Aetna forecasts, upon the advice and at the instruction of CVS Health, Barclays assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Aetna as to the future financial performance of Aetna. With respect to the adjusted Aetna forecasts, upon the advice and at the instruction of CVS Health, Barclays assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of CVS Health as to the future financial performance of Aetna and that Aetna would perform substantially in accordance with such forecasts. With respect to the CVS Health pro forma forecasts, upon the advice and at the instruction of CVS Health, Barclays assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of CVS Health as to the future financial performance of CVS Health on a pro forma basis giving effect to the merger, and that the pro forma company would perform substantially in accordance with such CVS Health pro forma forecasts. Furthermore, upon the advice and at the instruction of CVS Health, Barclays assumed that the amounts and timing of the expected synergies were reasonable and that the expected synergies would be realized substantially in accordance with such estimates. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of CVS Health or Aetna and did not make or obtain any evaluations or appraisals of the assets or liabilities of CVS Health or Aetna. Barclays is not an actuary, its services did not include any actuarial determination or evaluation by Barclays or any attempt to evaluate actuarial assumptions and Barclays has relied on CVS Health’s actuaries with respect to the adequacy of reserves for Aetna’s insurance liabilities. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, December 3, 2017. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after December 3, 2017. Barclays expressed no opinion as to the prices at which the Aetna common shares would trade following the announcement of the merger or the prices at which the shares of CVS Health common stock would trade following the announcement or completion of the merger.

Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all the agreements related thereto. Barclays also assumed, upon the advice and at the instruction of CVS Health, that all material governmental, regulatory and third party approvals, consents and releases for the merger would be obtained within the constraints contemplated by the merger agreement and that the merger will be consummated in accordance with the terms of the agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood CVS Health had obtained such advice as it deemed necessary from qualified professionals.

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. CVS Health’s board of directors selected Barclays because of its familiarity with CVS Health and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as its substantial experience in transactions comparable to the merger.

Barclays is acting as financial advisor to CVS Health in connection with the merger. As compensation for its services in connection with the merger, CVS Health has agreed to pay Barclays a transaction fee of $52 million, $5 million of which became payable upon the delivery of the Barclays opinion, and the remainder of which is contingent upon completion of the merger. The opinion fee was not contingent upon the conclusion of Barclays’ opinion or completion of the merger. In addition, CVS Health has agreed to reimburse Barclays for its reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by CVS Health and the rendering of Barclays’ opinion. Barclays and its affiliates have performed various investment banking and financial services for CVS Health, Aetna and their respective affiliates in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, Barclays and its affiliates have performed the following investment banking and financial services: (i) for CVS Health or its affiliates, (A) acting as exclusive financial advisor to CVS Health in connection with the pending sale of its RxCrossroads reporting unit, (B) having acted as Joint Placement Agent on a $243 million sale-leaseback private placement in August 2017, (C) having acted as Joint Bookrunner and Co-Syndication Agent on the refinancing of CVS Health’s $1 billion existing five-year revolving credit facility, (D) having acted as Joint Bookrunner, Joint Lead Arranger and Co-Documentation Agent on the issuance of a new $1 billion revolving credit facility to CVS Health in May 2017, (E) having acted as Sole Bookrunner, Sole Lead Arranger and Administrative Agent in the creation of a $2.5 billion bilateral revolving credit facility for CVS Health in January 2017, (F) having acted as Sole Structuring Advisor and Joint Placement Agent on a $205 million sale-leaseback private placement by CVS Health in July 2016, (G) having acted as Joint Dealer Manager on a $3.1 billion tender offer by CVS Health for senior notes in May 2016, (H) having acted as Joint Active Bookrunner on a $3.5 billion senior notes offering by CVS Health in May 2016, (I) having acted as exclusive financial advisor to CVS Health in the $1.9 billion acquisition of Target Corporation’s pharmacy and clinic businesses in December 2015 and (J) acting as a tier 1 lender under certain of CVS Health’s revolving credit facilities; and (ii) for Aetna or its affiliates, (A) having acted as exclusive financial advisor to Aetna in connection with the sale of its domestic group life insurance, group disability insurance and absence management businesses to Hartford Life and Accident Insurance Company for $1.45 billion in November 2017, (B) having acted as Senior Co-Manager on a $1 billion bond offering by Aetna in August 2017, (C) having acted as Bridge Lender on a $13 billion bridge loan and $3.2 billion delayed-draw term loan to Aetna in June 2016, (D) having acted as Joint Book-Running Manager on a $13 billion bond offering by Aetna in June 2016 and (E) acting as a lender under Aetna’s revolving credit facility. During the two-year period ended December 3, 2017, Barclays received compensation for investment banking and financial services provided by its investment banking division to CVS Health and/or its affiliates of $23 million. During the two-year period ended December 3, 2017, Barclays received compensation for investment banking and financial services provided by its investment banking division to Aetna and/or its affiliates of $28 million. In addition, at the request of CVS Health, an affiliate of Barclays (i) entered into financing commitments and agreements with other banks and financial institutions to provide CVS Health with a $49 billion 364-day senior unsecured bridge facility and (ii) entered into a first amendment to each of CVS Health’s existing revolving credit facilities (consisting of (A) a $1.0 billion, 364-day unsecured credit facility expiring on May 17, 2018, (B) a $1.25 billion, five-year unsecured back-up credit facility expiring on July 24, 2019, (C) a $1.25 billion, five-year unsecured backup credit facility expiring on July 1, 2020 and (D) a $1.0 billion, five-year unsecured back-up credit facility expiring on May 18, 2022) with other banks and financial institutions party thereto. An affiliate of Barclays acted as joint lead arranger and joint bookrunner and acts as one of the lenders and administrative agent, in each case, on a senior unsecured term loan facility in an aggregate principal amount of $5.0 billion consisting of a $3.0 billion three-year tranche and a $2.0 billion five-year tranche. An affiliate of Barclays may also act as active lead joint bookrunner with respect to a bond issuance by CVS Health. The actual amount of aggregate fees to be received by Barclays and its affiliates in connection with the debt financing for the merger will depend upon, among other things, the timing of reductions of the bridge loan commitments, the completion date of the merger, CVS Health’s credit rating and the issuance costs for such debt financing. CVS Health estimates that Barclays and its affiliates will in aggregate receive approximately $142 million in fees in connection with the bridge loan facility, term loan facility and bond issuance. This estimate is based on various assumptions, including, without limitation, that CVS Health will incur permanent debt financing in connection with the proposed transaction and will receive an investment grade credit rating from Moody’s and S&P. Also, Barclays and its affiliates have executed various share repurchase, hedging, derivative and other securities transactions and provided other risk management and equity origination services for CVS Health and its affiliates, as well as executed various hedging, derivative and other securities transactions and provided other risk management and equity origination services for Aetna and its affiliates.

Barclays and its affiliates engage in a wide range of businesses, including investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of their businesses, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of CVS Health and Aetna for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

As discussed under “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—CVS Health’s Reasons for the Merger; Recommendation of the CVS Health Board of Directors that CVS Health Stockholders Approve the Stock Issuance” beginning on page 106 of this joint proxy statement/prospectus, Barclays’ opinion to CVS Health’s board of directors was one of many factors taken into consideration by the CVS Health board of directors in making its determination to approve the merger.

Opinion of Goldman Sachs & Co. LLC

Goldman Sachs delivered its opinion to CVS Health’s board of directors that, as of December 3, 2017 and based upon and subject to the qualifications, limitations, factors and assumptions set forth therein, the merger consideration to be paid by CVS Health in the merger was fair, from a financial point of view, to CVS Health.

The full text of the written opinion of Goldman Sachs & Co. LLC, dated as of December 3, 2017, is attached as Annex E to this joint proxy statement/prospectus. Goldman Sachs’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Goldman Sachs in connection with the opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of CVS Health’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of CVS Health common stock or Aetna common shares should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of CVS Health and Aetna for each of the five years ended December 31, 2016;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of CVS Health and Aetna;

•	certain other communications from CVS Health and Aetna to their respective shareholders;

•	certain publicly available research analyst reports for CVS Health and Aetna;

•	the Aetna forecasts, the CVS Health forecasts, the adjusted Aetna forecasts and the CVS Health pro forma forecasts; and

•	the expected synergies.

Goldman Sachs also held discussions with members of the senior managements of CVS Health and Aetna regarding their assessment of the past and current business operations, financial condition and future prospects of Aetna and with the members of senior management of CVS Health regarding their assessment of the past and current business operations, financial condition and future prospects of CVS Health and the strategic rationale for, and the potential benefits of, the merger; reviewed the reported price and trading activity for the shares of CVS Health common stock and the Aetna common shares; compared certain financial and stock market information for CVS Health and Aetna with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the health insurance industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with CVS Health’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with CVS Health’s consent that the CVS Health forecasts, the adjusted Aetna forecasts, the CVS Health pro forma forecasts and the expected synergies were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of CVS Health. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of CVS Health or Aetna or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs is not an actuary and its services did not include any actuarial determination or evaluation by Goldman Sachs or any attempt to evaluate actuarial assumptions, and Goldman Sachs has relied on CVS Health’s actuaries with respect to reserve adequacy. In that regard, Goldman Sachs has made no analysis of, and expressed no opinion as to, the adequacy of the loss and loss adjustments expenses reserves, the future policy benefit reserves, the long-term business provision and claims outstanding or the embedded value of CVS Health and Aetna. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for completion of the merger will be obtained without any adverse effect on CVS Health or Aetna or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of CVS Health to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to CVS Health; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to CVS Health, as of the date of the opinion, of the merger consideration to be paid by CVS Health in the merger. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of CVS Health; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of CVS Health or Aetna, or any class of such persons in connection with the merger, whether relative to the merger consideration to be paid by CVS Health in the merger or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of CVS Health common stock will trade at any time or as to the impact of the merger on the solvency or viability of CVS Health or Aetna or the ability of CVS Health or Aetna to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of CVS Health, Aetna and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the merger contemplated by the merger agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to CVS Health in connection with, and participated in certain of the negotiations leading to, the merger. At the request of CVS Health, an affiliate of Goldman Sachs (i) entered into financing commitments and agreements with other banks and financial institutions to provide CVS Health with a $49 billion 364-day senior unsecured bridge facility and (ii) entered into a first amendment to each of CVS Health’s existing revolving credit facilities (consisting of (A) a $1.0 billion, 364-day unsecured credit facility expiring on May 17, 2018, (B) a $1.25 billion, five-year unsecured back-up credit facility expiring on July 24, 2019, (C) a $1.25 billion, five-year unsecured back-up credit facility expiring on July 1, 2020 and (D) a $1.0 billion, five-year unsecured back-up credit facility expiring on May 18, 2022) with other banks and financial institutions party thereto. An affiliate of Goldman Sachs acted as joint lead arranger and joint bookrunner and acts as one of the lenders and administrative agent, in each case, on a senior unsecured term loan facility in an aggregate principal amount of $5.0 billion consisting of a $3.0 billion three-year tranche and a $2.0 billion five-year tranche. An affiliate of Goldman Sachs may also act as active lead joint bookrunner with respect to a bond issuance by CVS Health. The actual amount of aggregate fees to be received by Goldman Sachs and its affiliates in connection with the debt financing for the merger will depend upon, among other things, the timing of reductions of the bridge loan commitments, the completion date of the merger, CVS Health’s credit rating and the issuance costs for such debt financing. CVS Health estimates that Goldman Sachs and its affiliates will in aggregate receive approximately $142 million in fees in connection with the bridge loan facility, term loan facility and bond issuance. This estimate is based on various assumptions, including, without limitation, that CVS Health will incur permanent debt financing in connection with the proposed transaction and will receive an investment grade credit rating from Moody’s and S&P. Except as disclosed herein with respect to the contemplated transaction, during the two-year period ended December 3, 2017, the Investment Banking Division of Goldman Sachs has not been engaged by CVS Health or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has received compensation. Goldman Sachs has provided certain investment banking services to Aetna and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as lead bookrunner in the structuring of catastrophe bonds (aggregate principal amount $200 million) by Vitality Re VII Limited, a vehicle linked to a portfolio of Aetna insurance products, in January 2016; as lead bookrunner in the structuring of catastrophe bonds (aggregate principal amount $200 million) by Vitality Re VIII Limited, a vehicle linked to a portfolio of Aetna insurance products, in January 2017; and as co-manager with respect to a $1 billion bond offering by Aetna in August 2017. During the two-year period ended December 3, 2017, Goldman Sachs received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Aetna and/or its affiliates of less than $5 million. Goldman Sachs may also in the future provide investment banking services to CVS Health, Aetna and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The board of directors of CVS Health selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated November 30, 2017, CVS Health engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. Pursuant to an engagement letter between CVS Health and Goldman Sachs, CVS Health has agreed to pay Goldman Sachs a transaction fee of $52 million,

$5 million of which became payable upon execution of the merger agreement, and the remainder of which is contingent upon completion of the merger. In addition, CVS Health has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

As discussed under “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—CVS Health’s Reasons for the Merger; Recommendation of the CVS Health Board of Directors that CVS Health Stockholders Approve the Stock Issuance” beginning on page 106 of this joint proxy statement/prospectus, Goldman Sachs’ opinion to CVS Health’s board of directors was one of many factors taken into consideration by the CVS Health board of directors in making its determination to approve the merger.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by Barclays and Goldman Sachs in preparing their respective opinions to CVS Health’s board of directors. The following summary is not a complete description of the analyses and reviews underlying their opinions, nor does the order of analyses described represent relative importance or weight given to those analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In connection with rendering their respective opinions, Barclays and Goldman Sachs performed certain financial, comparative and other analyses as summarized below. In arriving at their respective opinions, Barclays and Goldman Sachs did not ascribe a specific range of values to Aetna common shares or shares of CVS Health common stock but rather made their determinations as to fairness, from a financial point of view, to CVS Health of the merger consideration to be paid by CVS Health in the merger on the basis of various financial and comparative analyses.

In arriving at their respective opinions, Barclays and Goldman Sachs did not attribute any particular weight to any single analysis or factor considered by them but rather made their determinations as to fairness on the basis of their experience and professional judgment after considering the results of all of their analyses and made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by them and in the context of the circumstances of the particular transaction. Accordingly, Barclays and Goldman Sachs believe that their respective analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying their respective opinions.

For the purposes of their analyses and reviews, Barclays and Goldman Sachs made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CVS Health, Aetna or any other parties to the merger. No company, business or transaction considered in Barclays’ or Goldman Sachs’ analyses and reviews is identical to CVS Health, Aetna or the proposed transaction, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ and Goldman Sachs’ analyses and reviews. None of CVS Health, Aetna, Barclays, Goldman Sachs or any other person assumes responsibility if future results are materially different from those discussed. Any estimates or forecasts of future results contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ and Goldman Sachs’ analyses and reviews are inherently subject to substantial uncertainty.

The summary of the financial analyses and reviews summarized below includes information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays and Goldman Sachs, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ and Goldman Sachs’ analyses and reviews. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 1, 2017, the last trading day before the public announcement of the transaction, and is not necessarily indicative of current market conditions.

The terms of the merger were determined through arm’s-length negotiations between CVS Health and Aetna and were unanimously approved by CVS Health’s board of directors. Barclays and Goldman Sachs provided advice to CVS Health during these negotiations. Barclays and Goldman Sachs did not recommend any specific form or amount of consideration to the board of directors of CVS Health or that any specific form or amount of consideration constituted the only appropriate consideration for the merger.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per Aetna common share by reference to those companies, Barclays reviewed and compared specific financial and operating data relating to Aetna with selected companies that Barclays, based on its experience in the managed care industry, deemed comparable to Aetna. The selected comparable companies with respect to Aetna were:

•	UnitedHealth Group Incorporated

•	Anthem, Inc.

•	Cigna Corporation

•	Humana Inc.

Barclays calculated and compared various financial multiples and ratios of Aetna and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its stock price as of December 1, 2017 to its projected adjusted earnings per share, which is referred to for purposes of this section of this joint proxy statement/prospectus as a price to earnings ratio or P/E multiple. Where applicable, the P/E multiples were adjusted to account for certain events such as acquisitions and divestitures. All of these calculations were performed and based on publicly available financial data (including Wall Street research, FactSet data and SEC filings) and closing prices as of December 1, 2017, the last trading date prior to the delivery of Barclays’ opinion, and the adjusted Aetna forecasts. The selected comparable company analysis provides an illustrative valuation of Aetna and the selected comparable companies in a stand-alone context and not in a change-of-control context.

The high, mean, median and low adjusted P/E multiples for calendar year 2018 observed for the selected companies were as follows:

2018E Adj. P/E Multiples
High	21.4
Mean	19.6
Median	19.6
Low	18.0

Barclays selected the comparable companies listed above because of similarities in one or more business or operating characteristics with Aetna. However, because of the inherent differences between the business, operations and prospects of Aetna and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Aetna and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Aetna and the companies included in the selected comparable company analysis.

Based upon these judgments and its experience, Barclays selected a range of 17.0x to 18.5x multiples of the projected 2018 adjusted earnings per share, which is referred to for purposes of this section of this joint proxy statement/prospectus as EPS, for Aetna and applied such range to the projected 2018 adjusted EPS of $10.01 based on the adjusted Aetna forecasts to calculate a range, rounded to the nearest $0.25, of implied equity values per Aetna common share as follows:

Selected Adj. P/E Multiples	Implied Equity Value Per Share Reference Range
17.0x – 18.5x	$170.25 – $185.25

Selected Precedent Transaction Analysis

Barclays and Goldman Sachs reviewed and compared the purchase prices and financial multiples paid in selected other managed care transactions that Barclays and Goldman Sachs, based on their experience with merger and acquisition transactions, deemed relevant. Barclays and Goldman Sachs chose such transactions based on, among other things, the similarity of the applicable target companies to Aetna with respect to the characteristics of their businesses. The selected transactions were as follows:

Announce Date	Acquiror	Target
07/24/15	Anthem, Inc.	Cigna Corporation
07/03/15	Aetna Inc.	Humana Inc.
07/02/15	Centene Corporation	Health Net, Inc.
10/08/12	UnitedHealth Group Incorporated	Amil Participações S.A.
08/20/12	Aetna Inc.	Coventry Health Care, Inc.
07/09/12	WellPoint, Inc.	AMERIGROUP Corporation
10/24/11	Cigna Corporation	HealthSpring, Inc.
03/12/07	UnitedHealth Group Incorporated	Sierra Health Services, Inc.
09/27/05	WellPoint, Inc.	WellChoice, Inc.
07/06/05	UnitedHealth Group Incorporated	PacifiCare Health Systems, Inc.
10/14/04	Coventry Health Care, Inc.	First Health Group Corp.
04/26/04	UnitedHealth Group Incorporated	Oxford Health Plans, Inc.
10/27/03	UnitedHealth Group Incorporated	Mid Atlantic Medical Services, Inc.
10/27/03	Anthem, Inc.	Wellpoint Health Networks Inc.
04/29/02	Anthem, Inc.	Trigon Healthcare, Inc.

For each transaction, Barclays and Goldman Sachs calculated the next-twelve-months P/E multiples based on information they obtained from SEC filings, IBES estimates and FactSet data by comparing the transaction value per share at announcement to the target company’s next-twelve-months EPS based on IBES consensus projections as of the one trading day prior to announcement or, where applicable, prior to rumor or leak. For the transactions which included a stock component as part of the merger consideration, the transaction value per share at announcement was calculated by Barclays and Goldman Sachs based upon the acquiror closing share price as of the one trading day prior to the date of announcement.

The high, mean, median and low next-twelve-months P/E multiples observed for the selected companies were as follows:

High	44.3	x
Mean	20.2
Median	20.3
Low	13.0

The 25th percentile and 75th percentile next-twelve-months P/E multiples, rounded to the nearest 0.5, observed for the selected companies were as follows:

25th Percentile	15.0
75th Percentile	21.5

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the businesses, operations, financial conditions and prospects of Aetna and the companies included in the selected precedent transaction analysis. Based upon their professional judgment and experience, Barclays selected a range of 19.0x to 22.0x next-twelve-months P/E multiples and applied such range to the projected next-twelve-months (as of December 1, 2017) adjusted EPS of $10.00 based on the adjusted Aetna forecasts, and Goldman Sachs selected a range of 15.0x to 21.5x next-twelve-months P/E multiples and applied such range to the projected next-twelve-months (as of September 30, 2017) adjusted EPS of $9.97 based on the adjusted Aetna forecasts, in each case, to calculate a range, rounded to the nearest $0.25, of implied equity values per Aetna common share as follows:

	Selected P/E Multiples	Implied Equity Value Per Share Reference Range
Barclays	19.0x – 22.0x	$190.00 – $220.00
Goldman Sachs	15.0x – 21.5x	$149.50 – $214.25

Transaction Premium Analysis

Barclays and Goldman Sachs reviewed and compared the premiums paid in selected other managed care transactions that Barclays and Goldman Sachs, based on their experience with merger and acquisition transactions, deemed relevant. Barclays and Goldman Sachs chose such transactions based on, among other things, the similarity of the applicable target companies to Aetna with respect to the characteristics of their businesses. The selected transactions were as follows:

Announce Date	Acquiror	Target
07/24/15	Anthem, Inc.	Cigna Corporation
07/03/15	Aetna Inc.	Humana Inc.
07/02/15	Centene Corporation	Health Net, Inc.
10/08/12	UnitedHealth Group Incorporated	Amil Participações S.A.
08/20/12	Aetna Inc.	Coventry Health Care, Inc.
07/09/12	WellPoint, Inc.	AMERIGROUP Corporation
10/24/11	Cigna Corporation	HealthSpring, Inc.
03/12/07	UnitedHealth Group Incorporated	Sierra Health Services, Inc.
09/27/05	WellPoint, Inc.	WellChoice, Inc.
07/06/05	UnitedHealth Group Incorporated	PacifiCare Health Systems, Inc.
10/14/04	Coventry Health Care, Inc.	First Health Group Corp.
04/26/04	UnitedHealth Group Incorporated	Oxford Health Plans, Inc.
10/27/03	UnitedHealth Group Incorporated	Mid Atlantic Medical Services, Inc.
10/27/03	Anthem, Inc.	Wellpoint Health Networks Inc.
04/29/02	Anthem, Inc.	Trigon Healthcare, Inc.

For each transaction, Barclays and Goldman Sachs calculated the premium per share paid by the acquiror based on information they obtained from SEC filings, IBES estimates and FactSet data by comparing the transaction value per share at announcement to the target company’s: (i) closing share price as of the one trading day prior to announcement or, where applicable, prior to rumor or leak and (ii) historical high closing share price during the 52-week period ending the one trading day prior to announcement or, where applicable, prior to rumor or leak. For the transactions which included a stock component as part of the merger consideration, the transaction value per share at announcement was calculated by Barclays and Goldman Sachs based upon the acquiror closing share price as of the one trading day prior to the date of announcement. The high, mean, median and low premiums observed for the selected transactions were as follows:

	Premiums
	1-Day	52-Week High
High	43.0%	35.0%
Mean	23.1%	12.2%
Median	21.2%	13.7%
Low	9.4%	(25.1%)

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Aetna and the companies included in the transaction premium analysis. Based upon its professional judgment and experience, Goldman Sachs selected a range of 18.0% to 27.0% premiums (based on the 25th and 75th percentiles from the above 1-Day analysis) to the closing price of Aetna common shares on the unaffected date to calculate a range, rounded to the nearest $0.25, of implied equity values per Aetna common share as follows:

Selected Premiums	Implied Equity Value Per Share Reference Range
18.0% – 27.0%	$189.00 – $203.25

Large Transactions Premiums Analysis

Using Thomson Reuters data as of December 1, 2017, Goldman Sachs reviewed and analyzed the acquisition premiums for transactions announced during the time period from January 1, 2013 through December 1, 2017 involving a public company based in the United States as the target where the disclosed enterprise value for the transaction was greater than $25 billion. For the entire period, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 25 transactions relative to the target’s closing stock price one day prior to original announcement of the transaction as determined by Thomson Reuters. This analysis indicated a median premium of 29.0% across the period. This analysis also indicated a 25th percentile premium of 18.2% and 75th percentile premium of 36.4% across the period. Using this analysis, Goldman Sachs applied a reference range of premiums of 18.0% to 36.5% to the undisturbed closing price per Aetna common share of $160.12 as of the unaffected date and calculated a range, rounded to the nearest $0.25, of implied equity values per Aetna common share as follows:

Selected Premiums	Implied Equity Value Per Share Reference Range
18.0% – 36.5%	$189.00 – $218.50

Discounted Cash Flow Analysis

Opinion of Barclays

In order to estimate the illustrative present values of shares of CVS Health common stock, Aetna common shares (excluding and including the expected synergies) and shares of the combined company, Barclays performed a discounted cash flow analysis of each of CVS Health, Aetna and the combined company. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of a company by calculating the “present value” of estimated future cash flows of the company. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Discounted Cash Flow Analysis of Aetna

Barclays performed a discounted cash flow analysis of Aetna based on estimates of unlevered free cash flows of Aetna as reflected in the adjusted Aetna forecasts to derive a range of implied present values per Aetna common share as of September 30, 2017. Utilizing discount rates ranging from 6.5% to 7.5%, reflecting estimates of Aetna’s weighted average cost of capital, Barclays derived a range of implied enterprise values for Aetna by discounting to present value as of September 30, 2017, (i) estimates of unlevered free cash flows of Aetna for the three months ending December 31, 2017, which were calculated using the adjusted Aetna forecasts and approved for Barclays’ use by CVS Health, and each of the fiscal years 2018 through 2022, as reflected in the adjusted Aetna forecasts, and (ii) a range of terminal values for Aetna derived by applying perpetuity growth rates ranging from 2.0% to 3.0% to the estimated terminal unlevered free cash flow for Aetna calculated based upon the adjusted Aetna forecasts. Barclays derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Barclays utilizing its professional judgment and experience, taking into account the adjusted Aetna forecasts and market expectations regarding long term real growth of gross domestic product and inflation. Barclays then added the present value of the terminal value to the present values of the unlevered free cash flows for the three months ending December 31, 2017 and each of the fiscal years 2018 through 2022 and subtracted the assumed amount of Aetna’s net debt (as of September 30, 2017 and based on guidance from CVS Health management) to calculate a range of equity values for Aetna. Barclays then divided this range of equity values by the number of fully diluted Aetna common shares based on data provided by CVS Health management to derive a range, rounded to the nearest $0.25, of present values per Aetna common share as indicated in the table below.

Barclays also performed a discounted cash flow analysis of Aetna including the expected synergies based on estimates of unlevered free cash flows of Aetna as reflected in and calculated using the adjusted Aetna forecasts and approved for Barclays’ use by CVS Health, and as reflected in the expected synergies to derive a range of implied present values per Aetna common share including the expected synergies as of September 30, 2017. Utilizing discount rates ranging from 6.5% to 7.5%, reflecting estimates of Aetna’s weighted average cost of capital, Barclays derived a range of implied values of the expected synergies by discounting to present value as of September 30, 2017, (i) the expected synergies for each of the fiscal years 2018 through 2022 and (ii) a terminal value for the expected synergies derived by applying a perpetuity growth rate of 1.5% to the estimated terminal year expected synergies. Barclays derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The perpetuity growth rate was estimated by Barclays utilizing its professional judgment and experience, taking into account the adjusted Aetna forecasts and market expectations regarding long term real growth of gross domestic product and inflation. Barclays then added the low end of the range of present value expected synergies to the low end of the range of present value equity values of Aetna calculated above and added the high end of the range of present value expected synergies to the high end of the range of present value equity values of Aetna calculated above to derive a present value equity value range including the expected synergies. Barclays calculated a range of implied equity values per Aetna common share using the same method described above. Barclays’ analysis implied a range, rounded to the nearest $0.25 and including the expected synergies, of present values per Aetna common share as indicated in the table below:

Implied Equity Value Per Share Reference Range
(Excluding Expected Synergies)	(Including Expected Synergies)
$170.50 – $263.00	$191.50 – $288.75

Discounted Cash Flow Analysis of CVS Health

Barclays performed a discounted cash flow analysis of CVS Health based on estimates of unlevered free cash flows of CVS Health, which were calculated using the CVS Health forecasts and approved for Barclays’ use by CVS Health, to derive a range of implied present values per share of CVS Health common stock as of September 30, 2017. Utilizing discount rates ranging from 6.0% to 7.0%, reflecting estimates of CVS Health’s weighted average cost of capital, Barclays derived a range of implied enterprise values for CVS Health by discounting to present value as of September 30, 2017, (i) estimates of unlevered free cash flows of CVS Health for the three months ending December 31, 2017 and each of the fiscal years 2018 through 2022, which were calculated using the CVS Health forecasts and approved for Barclays’ use by CVS Health, and (ii) a range of terminal values for CVS Health derived by applying a range of terminal value multiples based on EBITDA for the fiscal year ending December 31, 2022 of 6.5x to 9.5x to the estimated terminal EBITDA for CVS Health calculated based upon the CVS Health forecasts. Barclays derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. In selecting the range of terminal value multiples based on EBITDA for the fiscal year ending December 31, 2022, Barclays made qualitative judgments based on its experience and professional judgment. Barclays then added the present value of the terminal value to the present values of the unlevered free cash flows for the three months ending December 31, 2017 and each of the fiscal years 2018 through 2022, and subtracted the assumed amount of CVS Health’s net debt and the book value of minority interests (each as of September 30, 2017 and based on guidance from CVS Health management) to calculate a range of equity values for CVS Health. Barclays then divided this range of equity values by the number of fully diluted shares of CVS Health common stock based on data provided by CVS Health management to derive a range of present values per share of CVS Health common stock as follows:

Implied Equity Value Per Share Reference Range
$75.10 – $112.93

Illustrative Pro Forma Combined Company

To calculate the range of illustrative equity values of the combined company using the discounted cash flow method, Barclays (i) added the low and high estimates in the range of estimated equity values of CVS Health calculated above to the low and high estimates in the range of estimated equity values of Aetna (excluding the expected synergies) calculated above, respectively, (ii) calculated the range of illustrative values of the expected synergies using the same assumptions used for the expected synergies analysis above, except that Barclays used perpetuity growth rates ranging from 1.0% to 2.0%, and added the low and high estimates in the range of estimated values of the expected synergies to the low and high estimated combined equity values calculated in (i), (iii) subtracted from this range of equity values the amount of new debt expected from the transaction as based on guidance from CVS Health management, and finally, (iv) divided this range of equity values by the sum of the number of fully diluted shares of CVS Health common stock based on data provided by CVS Health management plus the number of new shares of CVS Health common stock expected to be issued as part of the transaction based on data provided by CVS Health management. The range of perpetuity growth rates used with respect to the expected synergies was estimated by Barclays utilizing its professional judgment and experience.

Barclays’ analysis implied a range of equity values per share of the common shares of the combined company as follows:

Implied Equity Value Per Share Reference Range
$72.81 – $128.31

Opinion of Goldman Sachs & Co. LLC

Discounted Cash Flow Analysis of Aetna

Goldman Sachs performed a discounted cash flow analysis of Aetna (excluding and including the expected synergies) based on estimates of unlevered free cash flows of Aetna as reflected in the adjusted Aetna forecasts and, as applicable, the expected synergies, to derive a range of implied present values per Aetna common share as of September 30, 2017. Utilizing discount rates ranging from 6.5% to 7.5%, reflecting estimates of Aetna’s weighted average cost of capital, Goldman Sachs derived a range of implied enterprise values for Aetna by discounting to present value as of September 30, 2017, (i) estimates of unlevered free cash flows of Aetna for the three months ending December 31, 2017, which were calculated using the adjusted Aetna forecasts and approved for Goldman Sachs’ use by CVS Health, and each of the fiscal years 2018 through 2022, as reflected in the adjusted Aetna forecasts (each excluding and including the expected synergies), and (ii) a range of terminal values for Aetna (excluding and including the expected synergies) derived by applying perpetuity growth rates ranging from 1.5% to 2.5% to CVS Health’s estimated terminal unlevered free cash flow for Aetna as reflected in the adjusted Aetna forecasts. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the adjusted Aetna forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs then added the present value of each terminal value to the present values of each of the unlevered free cash flows for the three months ending December 31, 2017 and each of the fiscal years 2018 through 2022 and subtracted the assumed amount of Aetna’s net debt (as of September 30, 2017 and based on guidance from CVS Health management) to calculate a range of equity values for Aetna (excluding and including the expected synergies). Goldman Sachs then divided these ranges of equity values by the number of fully diluted Aetna common shares based on data provided by CVS Health management to derive ranges, rounded to the nearest $0.25, of present values per Aetna common share as follows:

Implied Equity Value Per Share Reference Range
(Excluding Expected Synergies)	(Including Expected Synergies)
$159.50 – $235.50	$180.50 – $267.00

Discounted Cash Flow Analysis of CVS Health

Goldman Sachs performed a discounted cash flow analysis of CVS Health based on estimates of unlevered free cash flows of CVS Health, which were calculated using the CVS Health forecasts and approved for Goldman Sachs’ use by CVS Health, to derive a range of implied present values per share for CVS Health as of September 30, 2017. Utilizing discount rates ranging from 6.25% to 7.25%, reflecting estimates of CVS Health’s weighted average cost of capital, Goldman Sachs derived a range of implied enterprise values for CVS Health by discounting to present value as of September 30, 2017, (i) estimates of unlevered free cash flows of CVS Health for the three months ending December 31, 2017 and each of the fiscal years 2018 through 2022, which were calculated using the CVS Health forecasts and approved for Goldman Sachs’ use by CVS Health, and (ii) a range of terminal values for CVS Health derived by applying perpetuity growth rates ranging from 0.5% to 1.5% to the estimated terminal unlevered free cash flow for CVS Health, which were calculated using the CVS Health forecasts and approved for Goldman Sachs’ use by CVS Health. Goldman Sachs derived such discount rates by application of the

Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the CVS Health forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs then added the present value of the terminal value to the present values of the unlevered free cash flows for the three months ending December 31, 2017 and each of the fiscal years 2018 through 2022 and subtracted the assumed amount of CVS Health’s net debt and the book value of minority interests (each as of September 30, 2017 and based on guidance from CVS Health management) to calculate a range of equity values for CVS Health. Goldman Sachs then divided this range of equity values by the number of fully diluted shares of CVS Health common stock based on data provided by CVS Health management to derive a range of present values per share of CVS Health common stock as follows:

Implied Equity Value Per Share Reference Range
$80.30 – $118.84

Illustrative Pro Forma Combined Company

Goldman Sachs performed a discounted cash flow analysis of the combined company based on estimates of unlevered free cash flows of the combined company, which were calculated using the CVS Health pro forma forecasts and approved for Goldman Sachs’ use by CVS Health, and the expected synergies to derive a range of implied present values per share of the combined company as of September 30, 2017. Utilizing discount rates ranging from 6.25% to 7.25%, reflecting pro forma estimates of the weighted average cost of capital of the combined company following completion of the merger, Goldman Sachs derived a range of implied enterprise values for the combined company by discounting to present value as of September 30, 2018, (i) estimates of unlevered free cash flows and the expected synergies of the combined company for the three months ending December 31, 2018 and each of the fiscal years 2019 through 2022, which were calculated using the CVS Health pro forma forecasts and approved for Goldman Sachs’ use by CVS Health, and expected synergies and (ii) a range of terminal values for the combined company derived by applying perpetuity growth rates ranging from 1.0% to 2.0% to the estimated terminal unlevered free cash flow and the expected synergies for the combined company, which were calculated using the CVS Health pro forma forecasts and approved for Goldman Sachs’ use by CVS Health, and the expected synergies. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the CVS Health forecasts and adjusted Aetna forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs then (i) added the present value (as of September 30, 2018) of the terminal value to the present values (as of September 30, 2018) of the unlevered free cash flows and the expected synergies for the three months ending December 31, 2018 and each of the fiscal years 2019 through 2022, (ii) added the total CVS Health dividends and Aetna dividends expected to be paid between September 30, 2017 and September 30, 2018, as reflected in the CVS Health forecasts and the adjusted Aetna forecasts and (iii) subtracted the assumed amount of the combined company’s net debt and the book value of minority interests (each based on guidance from CVS Health management) to calculate a range of equity values for the combined company. Goldman Sachs then divided this range of equity values by the number of pro forma fully diluted shares of common stock for the combined company based on data provided by CVS Health management. Goldman Sachs then discounted the equity values per share to September 30, 2017 based on a cost of equity of 7.8% to derive a range of present values per share of the common shares of the combined company as follows:

Implied Equity Value Per Share Reference Range
$76.40 – $129.88

Illustrative Future Share Price Analysis

Barclays and Goldman Sachs performed an illustrative analysis of the illustrative future value per share of CVS Health common stock, which is designed to provide an indication of the theoretical future value of a company’s shares of common stock, both as a stand-alone entity and as the pro forma combined company, as a function of the stand-alone entity’s and the pro forma combined company’s respective financial multiples. Goldman Sachs then performed an illustrative analysis of the implied present value of the illustrative future value per share of CVS Health common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s shares of common stock, both as a stand-alone entity and as the pro forma combined company. For the analysis of the illustrative future value per share of CVS Health common stock, Barclays and Goldman Sachs used the CVS Health forecasts for each of the fiscal years 2018 to 2022 and the CVS Health pro forma forecasts and the expected synergies for each of the fiscal years 2019 to 2022. Barclays and Goldman Sachs first calculated the implied future values per share of CVS Health common stock as of December 31 for each of the fiscal years 2017 to 2021, by applying next-twelve-months adjusted P/E multiples ranging from 11.60x to 14.00x to next-twelve-months adjusted EPS estimates for CVS Health as a stand-alone entity for each of the fiscal years 2017 to 2021, as reflected in the CVS Health forecasts. Barclays and Goldman Sachs then calculated the implied future values per share of the common stock of the combined company as of December 31 for each of the fiscal years 2018 to 2021, by applying next-twelve-months adjusted P/E multiples ranging from 11.60x to 15.00x to next-twelve-months adjusted EPS estimates for the combined company for each of the fiscal years 2018 to 2021, as reflected in the CVS Health pro forma forecasts and the expected synergies. This range of illustrative adjusted P/E multiples was derived by Barclays and Goldman Sachs utilizing their professional judgment and experience, taking into account current and historical trading data and the current adjusted P/E multiples for CVS Health and Aetna.

Utilizing a discount rate of 7.80%, reflecting an estimate of the cost of equity for each of CVS Health and the combined company and derived by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally, Goldman Sachs then derived a range of implied present values per share for CVS Health as a stand-alone entity and for the combined company by discounting to present value as of December 1, 2017, (i) the implied values per share of CVS Health as a stand-alone entity and of the combined company and (ii) the values of the dividends per share projected to be paid by each of the respective entities for each of the calendar years 2018 to 2021. Goldman Sachs then added the present value of the implied values per share to the present values of the dividends to calculate the present value of the stock of each of CVS Health as a stand-alone entity and the pro forma combined company.

The following tables present the results of the analysis of the implied present value of the illustrative future value per share of CVS Health common stock:

Present Value as of December 1, 2017 of Stand-alone CVS Health Future Stock

	2017E	2021E
14.00 x NTM Adj. P/E	$87.82	$104.18
12.75 x NTM Adj. P/E	79.98	95.59
11.60 x NTM Adj. P/E	72.76	87.68

Present Value as of December 1, 2017 of Pro Forma Combined Company Future Stock

	2018E	2019E	2020E	2021E
15.00 x NTM Adj. P/E	$99.21	$100.87	$102.45	$101.98
13.75 x NTM Adj. P/E	91.10	92.76	94.34	94.03
12.50 x NTM Adj. P/E	82.99	84.65	86.24	86.09
11.60 x NTM Adj. P/E	77.14	78.81	80.40	80.36

Opinion of Centerview Partners LLC

On December 3, 2017, Centerview rendered to the board of directors of CVS Health its oral opinion, subsequently confirmed in a written opinion dated such date, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid by CVS Health in the merger pursuant to the merger agreement was fair, from a financial point of view, to CVS Health.

The full text of Centerview’s written opinion, dated December 3, 2017, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex F and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety by the full text of Centerview’s written opinion attached as Annex F. Centerview’s financial advisory services and opinion were provided for the information and assistance of the board of directors of CVS Health (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction, and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to CVS Health of the merger consideration to be paid by CVS Health in the merger pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the transaction and does not constitute a recommendation to any stockholder of CVS Health or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	a draft of the merger agreement dated December 3, 2017, referred to in this summary of Centerview’s opinion as the “draft merger agreement”;

•	Annual Reports on Form 10-K of each of Aetna and CVS Health for the years ended December 31, 2016, December 31, 2015 and December 31, 2014;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of each of Aetna and CVS Health;

•	certain publicly available research analyst reports for each of Aetna and CVS Health;

•	certain other communications from each of Aetna and CVS Health to their respective stockholders;

•	certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Aetna furnished to Centerview by CVS Health for purposes of Centerview’s analysis, which is referred to in this section of this joint proxy statement/prospectus as the Aetna internal data;

•	the adjusted Aetna projections (as defined in “—Unaudited Prospective Financial Information—Adjusted Aetna Projections” beginning on page 158 of this joint proxy statement/prospectus), as prepared by management of CVS Health and furnished to Centerview by CVS Health for purposes of Centerview’s analysis;

•

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of CVS Health, including the CVS Health management projections (as defined in “—Unaudited Prospective Financial Information—CVS Health Management Projections” beginning on page 159 of this joint proxy statement/prospectus) and the CVS Health combined company projections (as defined in “—Unaudited Prospective Financial Information—CVS Health Combined Company Projections” beginning on page 161 of this joint proxy statement/prospectus), prepared by management of CVS Health and furnished to Centerview by CVS Health for purposes of Centerview’s analysis, which are collectively referred to in this section of this joint proxy statement/prospectus as the CVS Health internal data; and

•	certain cost savings and operating synergies projected by management of CVS Health to result from the transaction furnished to Centerview by CVS Health for purposes of Centerview’s analysis, which are referred to in this section of this joint proxy statement/prospectus as the synergies.

Centerview also participated in discussions with members of the senior management and representatives of CVS Health regarding their assessment of the Aetna internal data, the adjusted Aetna projections, the CVS Health internal data (including, without limitation, the CVS Health management projections and the CVS Health combined company projections) and the synergies, and the strategic rationale for the transaction. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for Aetna and CVS Health and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with the consent of CVS Health, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the direction of CVS Health, that the Aetna internal data was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Aetna as to the matters covered thereby and that the CVS Health internal data (including without limitation the, CVS Health management projections and the CVS Health combined company projections), the adjusted Aetna projections and the synergies were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of CVS Health as to the matters covered thereby, and Centerview relied, at the direction of CVS Health, on the Aetna internal data, the adjusted Aetna projections, the CVS Health internal data (including, without limitation, the CVS Health management projections and CVS Health combined company projections) and the synergies for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Aetna internal data, the adjusted Aetna projections, the CVS Health internal data (including, without limitation, the CVS Health management projections and the CVS Health combined company projections), the synergies or the assumptions on which they were based. In addition, at the direction of CVS Health, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Aetna or CVS Health, nor was Centerview furnished with any such evaluation or appraisal, and Centerview was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Aetna or CVS Health. Centerview is not an actuary and its services did not include any actuarial determination or evaluation by Centerview or any attempt to evaluate actuarial assumptions, and Centerview relied on the actuaries of CVS Health with respect to reserve adequacy. In that regard, Centerview made no analysis of, and expressed no opinion as to, the adequacy of the loss and loss adjustments expenses reserves, the future policy benefit reserves, the long-term business provision and claims outstanding or the embedded value of CVS Health and Aetna. Centerview assumed, at the direction of CVS Health, that the final executed merger agreement would not differ in any respect material to Centerview’s analysis or opinion from the draft merger agreement reviewed by Centerview. Centerview also assumed, at the direction of CVS Health, that the transaction will be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion, that the representations and warranties made by Aetna and CVS Health in the merger agreement were and would be true and correct in all respects material to Centerview’s analysis and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Aetna or CVS Health, or the ability of Aetna or CVS Health to pay their respective obligations when they come due, or as to the impact of the transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax, actuarial or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax, actuarial or accounting matters.

Centerview’s opinion expressed no view as to, and did not address, the underlying business decision of CVS Health to proceed with or effect the transaction, or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to CVS Health or in which CVS Health might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to CVS Health of the merger consideration to be paid by CVS Health in the merger pursuant to the merger agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transaction, including, without limitation, the structure or form of the transaction, or any other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by the transaction, including, without limitation, the fairness of the transaction or any other term or aspect of the transaction to, or any consideration to be received in connection therewith by, or the impact of the transaction on, the holders of any other class of securities, creditors or other constituencies of CVS Health or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of CVS Health or any party, or class of such persons in connection with the transaction, whether relative to the merger consideration to be paid by CVS Health in the merger pursuant to the merger agreement or otherwise. Centerview’s opinion related in part to the relative values of Aetna and CVS Health. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’ written opinion. Centerview’s opinion expressed no view or opinion as to what the value of the shares of CVS Health common stock actually will be when issued pursuant to the transaction or the prices at which the Aetna common shares or the shares of CVS Health common stock will trade or otherwise be transferable at any time, including following the announcement or consummation of the transaction. Centerview’s opinion does not constitute a recommendation to any stockholder of CVS Health or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the board of directors of CVS Health (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the board of directors of CVS Health in connection with Centerview’s opinion, dated December 3, 2017. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of Aetna or CVS Health. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Aetna, CVS Health or any other parties to the transaction. None of Aetna, CVS Health, Merger Sub, Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Aetna and CVS Health do not purport to be appraisals or reflect the prices at which Aetna or CVS Health may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 1, 2017 (the last trading day before the public announcement of the transaction) and is not necessarily indicative of current market conditions.

Stand-alone Aetna Financial Analysis

Selected Comparable Public Company Analysis

Centerview reviewed and compared certain financial information, ratios and multiples for Aetna to corresponding financial information, ratios and multiples for publicly traded companies in the managed care industry that Centerview deemed comparable, based on its experience and professional judgment, to Aetna, which selected publicly traded companies are referred to in this section of this joint proxy statement/prospectus as the selected Aetna comparable companies. None of the companies that were selected based on these criteria were subsequently excluded in conducting this analysis.

The selected Aetna comparable companies consisted of:

Selected Aetna Comparable Companies
United Health
Anthem
Cigna
Humana

Although none of the selected Aetna comparable companies is directly comparable to Aetna, these companies were selected by Centerview, among other reasons, because they are publicly traded companies in the managed care industry with certain operational and financial characteristics, which, for purposes of its analyses, Centerview considered to be similar to those of Aetna.

Using publicly available information obtained from SEC filings, FactSet (a data source containing historical and estimated financial data), publicly available Wall Street research and closing stock prices as of December 1, 2017, as well as the adjusted Aetna projections, Centerview calculated, for each selected Aetna comparable company, and for Aetna (and in the case of Aetna, an unaffected calculation was also prepared based on a market closing stock price immediately prior to October 26, 2017, the first day on which news of the potential transaction was published), the following ratios and multiples: (1) enterprise value (calculated as the market value of common equity (determined using the fully diluted equity value) plus the book value of debt and noncontrolling interests, less cash and cash equivalents held at the parent company) as a multiple of 2017, 2018 and 2019 calendar year estimated EBITDA, and (2) the price to earnings ratio for the 2017, 2018 and 2019 calendar years. Where applicable, the multiples were adjusted to account for certain events such as pending acquisitions and divestitures.

The results of this analysis for the Aetna comparable companies are summarized below:

	Minimum	Median	Average	Maximum
EV / 2017E EBITDA	10.5x	13.4x	13.1x	15.4x
EV / 2018E EBITDA	10.1x	11.4x	11.4x	12.8x
EV / 2019E EBITDA	9.1x	10.4x	10.3x	11.4x
2017E Price / Earnings	19.4x	21.2x	21.1x	22.5x
2018E Price / Earnings	18.0x	19.5x	19.6x	21.4x
2019E Price / Earnings	16.3x	17.3x	17.5x	18.9x

Based on its experience and professional judgment, for purposes of its analysis Centerview selected an enterprise value to estimated 2018 EBITDA multiple reference range of 10.0x to 12.5x and a price to estimated 2018 earnings ratio reference range of 16.0x to 21.0x. In selecting these reference ranges, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of Aetna and the selected Aetna comparable companies that could affect the public trading values in order to provide a context in which to consider the results of the quantitative analysis. Applying these reference ranges to the adjusted Aetna projections, Centerview calculated the following implied ranges of values per share, rounded to the nearest $1.00, of Aetna common stock: (1) based on Aetna’s 2018 calendar year estimated adjusted EBITDA, Centerview calculated an implied range of approximately $159 to $206 per share of Aetna common stock and, (2) based on Aetna’s 2018 calendar year estimated adjusted earnings per share, Centerview calculated an implied range of approximately $160 to $210 per share of Aetna common stock. Centerview then compared these ranges to the value of the merger consideration of $207.94 per share implied by the closing price of shares of CVS Health common stock on December 1, 2017.

Selected Transactions Analysis

Centerview analyzed certain information relating to selected transactions announced since 2000 for which publicly disclosed information is available in the managed care industry that Centerview deemed, based on its experience, expertise and knowledge of the managed care industry, to have operations, results, business mix or product profiles that, for purposes of analysis, are similar to certain operations, results, business mix or product profiles of Aetna.

None of the transactions that were selected based on these criteria were subsequently excluded in conducting this analysis. The selected transactions consisted of:

Announcement Date	Acquiror	Target
Jul-15	Anthem	Cigna (Terminated)
Jul-15	Aetna	Humana (Terminated)
Jul-15	Centene Corporation	Health Net
Oct-12	UnitedHealth Group	AMIL Participações
Aug-12	Aetna	Coventry Health Care
Jul-12	WellPoint Health Networks	Amerigroup
Oct-11	Cigna	HealthSpring
Mar-07	UnitedHealth Group	Sierra Health Services
Sep-05	WellPoint Health Networks	WellChoice
Sep-05	The Blackstone Group and others	HealthMarkets
Jul-05	UnitedHealth Group	Pacificare Health Systems
Oct-04	Coventry Health Care	First Health Group

Announcement Date	Acquiror	Target
Sep-04	Pacificare Health Systems	American Medical Security Group
Apr-04	UnitedHealth Group	Oxford Health Plans
Oct-03	Anthem	WellPoint
Oct-03	UnitedHealth Group	Mid Atlantic Medical Services
Jun-03	WellPoint Health Networks	Cobalt Corporation
Apr-02	Anthem	Trigon Healthcare
Oct-01	WellPoint Health Networks	RightCHOICE Managed Care
Nov-00	WellPoint Health Networks	Cerulean Companies

No company or transaction used in this analysis is directly comparable to Aetna or CVS Health or the transaction. The companies included in the selected transactions are companies that were selected, among other reasons, because they have certain operational and financial characteristics that, for the purposes of its analysis, Centerview considered to be similar to those of Aetna. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse, and there are inherent differences in the business, operations, financial conditions and prospects of Aetna, CVS Health and the companies included in the selected transactions.

The results of this analysis are summarized below:

	Median	Mean
EV / LTM EBITDA Multiple	12.0x	11.3x

Based on its analysis of the relevant metrics for each of the selected companies, Centerview selected an enterprise value to estimated LTM EBITDA multiple reference range of 11.0x to 13.5x. In selecting this reference range, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of Aetna and the companies included in the selected transactions and other factors that could affect the public trading, acquisition or other values of such companies or Aetna. Centerview applied this reference range to Aetna’s estimated calendar year 2017 adjusted EBITDA, reflected in the adjusted Aetna projections, to calculate an illustrative range of implied values per share, rounded to the nearest $1.00, of Aetna common stock as of December 1, 2017 of approximately $166 to $210 per share of Aetna common stock. Centerview then compared the results of this analysis to the value of the merger consideration of $207.94 per share implied by the closing price of shares of CVS Health common stock on December 1, 2017.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of Aetna, which is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing this analysis, Centerview calculated the estimated present value of the unlevered free cash flows of Aetna reflected in the adjusted Aetna projections for Q4 2017 and the years from 2018 through 2022. The terminal value of Aetna at the end of the forecast period was estimated by using perpetuity growth rates ranging from 2.0% to 3.0%. This range of perpetuity growth rates was estimated by Centerview utilizing its professional judgment and experience, taking into account the adjusted Aetna projections and market expectations regarding long term real growth of gross domestic product and inflation. The unlevered free cash flows and terminal values were then discounted to present value using discount rates ranging from 6.5% to 7.5%. This range of discount rates was determined based on Centerview’s analysis of Aetna’s weighted average cost of capital. Based on its analysis, Centerview calculated a range of implied values per share of Aetna common stock, rounded to the nearest $1.00, of $170 to $263 per share. Centerview then compared the results of this analysis to the value of the merger consideration of $207.94 per share implied by the closing price of shares of CVS Health common stock on December 1, 2017.

Centerview also performed a discounted cash flow analysis of Aetna inclusive of the synergies expected by CVS Health to be realized in connection with the transaction. In performing this analysis, Centerview calculated the estimated present value of the expected annual after-tax synergies, net of the costs to achieve such synergies, referred to in this section of this joint proxy statement/prospectus as net synergies, for the period from 2018 through 2022. The terminal value of the net synergies at the end of the forecast period was estimated by using perpetuity growth rates ranging from 2.0% to 3.0%, which range was selected using the methodologies and assumptions described above. The net synergies and terminal values were then discounted to present value using discount rates ranging from 6.5% to 7.5%, which range was selected using the methodologies and assumptions described above. Based on the discounted cash flow analyses Centerview performed on Aetna and the synergies, Centerview calculated implied values per share of Aetna common stock, including the synergies and rounded to the nearest $1.00, of $193 to $299 per share. Centerview then compared the results of this analysis to the value of the merger consideration of $207.94 per share implied by the closing price of shares of CVS Health common stock on December 1, 2017.

Other Factors

Centerview noted for the board of directors of CVS Health certain additional factors solely for informational purposes, including, among other things, the following:

•	Historical Stock Price Trading Analysis. Centerview reviewed the stock price performance of Aetna common stock for the 52-week period prior to December 1, 2017, the last trading day before the public announcement of the transaction. Centerview noted that the range, rounded to the nearest $1.00, of low and high closing prices of Aetna common stock during the prior 52-week period was $105.00 to $192.00, as compared to the merger consideration of $207.94 per share implied by the closing price of shares of CVS Health common stock on December 1, 2017. Centerview also noted that the highest closing price of Aetna common stock during the 52-week period prior to December 1, 2017 but prior to the first day on which speculation of the transaction was published was $165. Centerview also noted that historical trading price analysis is not a valuation methodology and that such analysis was presented for reference purposes only and not as a component of Centerview’s fairness analyses.

•	Analyst Price Target Analysis. Centerview reviewed stock price targets for Aetna common stock reflected in publicly available Wall Street research analyst reports. Centerview noted that the range of stock price targets in such research analyst reports prior to the first day on which speculation of the transaction was published was between $150 and $185, and the range of stock price targets in such research analyst reports after the day on which speculation of the transaction was published was between $165 and $200, as compared to the merger consideration of $207.94 per share implied by the closing price of shares of CVS Health common stock on December 1, 2017. Centerview also noted that analyst price targets are not a valuation methodology and that such analysis was presented for reference purposes only and not as a component of Centerview’s fairness analyses.

Stand-alone CVS Health Financial Analysis

Selected Comparable Public Company Analysis

Centerview also reviewed and compared certain financial information, ratios and multiples for CVS Health to corresponding financial information, ratios and multiples for publicly traded companies in the retail and pharmacy benefits management industries that Centerview deemed comparable, based on its experience and professional judgment, to CVS Health, which selected publicly traded companies are referred to in this section of this joint proxy statement/prospectus as the selected CVS Health comparable companies. None of the companies that were selected based on these criteria were subsequently excluded in conducting this analysis.

The selected CVS Health comparable companies consisted of:

Selected CVS Health Comparable Companies
Walmart
Walgreens Boots Alliance
Express Scripts

Although none of the selected CVS Health comparable companies is directly comparable to CVS Health, these companies were selected, among other reasons, because they are publicly traded companies with certain operational and financial characteristics, which, for purposes of its analyses, Centerview considered to be similar to those of CVS Health.

Using publicly available information obtained from SEC filings, FactSet data, publicly available Wall Street research and closing stock prices as of December 1, 2017, Centerview calculated, for each selected CVS Health comparable company, and for CVS Health, the following ratios and multiples: (1) enterprise value (calculated as the market value of common equity (determined using the fully diluted equity value) plus the book value of debt and noncontrolling interests, less cash and cash equivalents) as a multiple of 2017, 2018 and 2019 calendar year estimated EBITDA, and (2) the price to earnings ratio for the 2017, 2018 and 2019 calendar years. Where applicable, the multiples were adjusted to account for certain events such as pending acquisitions and divestitures.

The results of this analysis for the CVS Health comparable companies are summarized below:

	Minimum	Median	Average	Maximum
EV / 2017E EBITDA	6.8x	9.3x	8.8x	10.2x
EV / 2018E EBITDA	6.7x	8.8x	8.5x	9.9x
EV / 2019E EBITDA	6.5x	8.5x	8.2x	9.6x
2017E Price / Earnings	8.9x	13.2x	14.7x	22.1x
2018E Price / Earnings	8.2x	12.4x	13.8x	20.9x
2019E Price / Earnings	7.4x	11.4x	12.8x	19.6x

Based on its experience and professional judgment, for purposes of its analysis Centerview selected an enterprise value to estimated calendar year 2018 EBITDA multiple reference range of 7.5x to 9.0x and a price to estimated calendar year 2018 earnings ratio reference range of 10.0x to 15.0x. In selecting these reference ranges, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of CVS Health and the selected CVS Health comparable companies that could affect the public trading values in order to provide a context in which to consider the results of the quantitative analysis. Applying these reference ranges to the CVS Health management projections, Centerview calculated the following implied ranges of values per share, rounded to the nearest $1.00, of CVS Health common stock: (1) based on CVS Health’s 2018 calendar year estimated adjusted EBITDA, Centerview calculated an implied range of approximately $74 to $93 per share of CVS Health common stock, and, based on CVS Health’s 2018 calendar year estimated adjusted earnings per share, Centerview calculated an implied range of approximately $63 to $95 per share of CVS Health common stock.

Discounted Cash Flow Analysis

Centerview also performed a discounted cash flow analysis of CVS Health.

In performing the discounted cash flow analysis, Centerview calculated the estimated present value of the unlevered free cash flows of CVS Health reflected in the CVS Health management projections for Q4 2017 and the years from 2018 through 2022. The terminal value of CVS Health at the end of the forecast period was estimated by using perpetuity growth rates ranging from 0.5% to 1.5%. This range of perpetuity growth rates was estimated by Centerview utilizing its professional judgment and experience, taking into account the CVS Health management projections and market expectations regarding long term real growth of gross domestic product and inflation. The unlevered free cash flows and terminal values were then discounted to present value using discount rates ranging from 6.25% to 7.25%. This range of discount rates was determined based on Centerview’s analysis of CVS Health’s weighted average cost of capital. Based on its analysis, Centerview calculated a range of implied values per share of CVS Health common stock, rounded to the nearest $1.00, of $80 to $119 per share.

Other Factors

Centerview noted for the board of directors of CVS Health certain additional factors solely for informational purposes, including, among other things, the following:

•	Historical Stock Price Trading Analysis. Centerview reviewed the stock price performance of CVS Health common stock for the 52-week period prior to December 1, 2017 and noted that the range, rounded to the nearest $1.00, of low and high closing prices during this period was $66 to $85, as compared to the closing price of shares of CVS Health common stock on December 1, 2017 of $75.12. Centerview also noted that historical trading price analysis is not a valuation methodology and that such analysis was presented for reference purposes only and not as a component of Centerview’s fairness analyses.

•	Analyst Price Target Analysis. Centerview reviewed stock price targets for shares of CVS Health common stock reflected in publicly available Wall Street research analyst reports and noted that the range of stock price targets in such research analyst reports was between $73 and $97, as compared to the closing price of shares of CVS Health common stock on December 1, 2017 of $75.12. Centerview also noted that analyst price targets are not a valuation methodology and that such analysis was presented for reference purposes only and not as a component of Centerview’s fairness analyses.

Relative Value Analysis

Based upon a comparison of the range of implied equity values for each of Aetna and CVS Health calculated pursuant to the selected comparable public companies analysis and discounted cash flow analysis described above, Centerview calculated ranges of implied exchange ratios for the transaction, on a cash adjusted basis with the Aetna equity value contribution reduced by cash consideration of $145 per share. Centerview calculated these ratios on bases exclusive and inclusive of expected synergies resulting from the transaction. With respect to any given range of exchange ratios, the higher ratio assumes the highest implied value per share of Aetna common stock divided by the highest implied value per share of CVS Health common stock, and the lower ratio assumes the lowest implied value per share of Aetna common stock divided by the lowest implied value per share of CVS Health common stock.

Centerview’s analysis indicated the following implied ranges of exchange ratios on a basis exclusive of expected synergies and on a basis inclusive of expected synergies (based upon a present value of the near term synergies equal to $9.4 billion with 50-75% of the value of the synergies attributed to Aetna and the remainder to CVS Health):

Valuation Methodology	Implied Cash Adjusted Exchange Ratio
Without Synergies
Selected Trading Comparables (EV / EBITDA)	0.1951x to 0.6527x
Selected Trading Comparables (2018E Price / Earnings)	0.2395x to 0.6868x
Discounted Cash Flow Analysis	0.3162x to 0.9929x
With Synergies
Selected Trading Comparables (EV / EBITDA)	0.3637x to 0.8594x
Selected Trading Comparables (2018E Price / Earnings)	0.4317x to 0.8882x
Discounted Cash Flow Analysis	0.4655x to 1.1485x

Centerview compared the implied ranges of cash adjusted exchange ratios to the implied transaction exchange ratio of 0.8378 shares of CVS Health common stock per share of Aetna common stock.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the board of directors of CVS Health in its evaluation of the transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the board of directors or management of CVS Health with respect to the merger consideration or as to whether the board of directors of CVS Health would have been willing to determine that a different consideration was fair. The consideration for the transaction was determined through arm’s-length negotiations between CVS Health and Aetna and was approved by the board of directors of CVS Health. Centerview provided advice to CVS Health during these negotiations. Centerview did not, however recommend any specific amount of consideration to CVS Health or CVS Health’s board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, Centerview has not been engaged on a fee paying basis to provide financial advisory or other services to CVS Health or Aetna, and has not received any compensation from CVS Health or Aetna during such period. As was disclosed to the CVS Health board of directors prior to its approval of Centerview’s engagement on the transaction, Centerview has from time to time in the past two years engaged in discussions with and provided certain advisory services to CVS Health with respect to various potential strategic alternatives. However Centerview did not enter into any engagement letters with, or receive any compensation from, CVS Health with respect to any such matters. As was disclosed to the CVS Health board of directors prior to its approval of Centerview’s engagement on the transaction, Centerview has from time to time in the past two years engaged in discussions with and provided certain advisory services to Aetna with respect to various potential strategic alternatives. However, Centerview did not enter into any engagement letters with, or receive any compensation from, Aetna with respect to any such matters. Centerview may provide investment banking and other services to or with respect to CVS Health or Aetna or their respective affiliates in the future, for which Centerview may receive compensation. In addition, as was disclosed to the CVS Health board of directors prior to its approval of Centerview’s engagement on the transaction, David W. Dorman, Chairman of the Board of Directors of CVS Health, is a partner in the ultimate general partner and the manager of Centerview Capital Technology Fund (Delaware), L.P. and Centerview Capital Technology Fund-A (Delaware), L.P., together with a related employee fund (collectively referred to as Centerview Capital Technology in this summary of Centerview’s opinion), which are growth equity investment funds focused on the technology sector. Certain partners of Centerview Partners LLC (including the senior member of the Centerview team advising on the transaction) are partners (either directly or indirectly) in the ultimate general partner and the manager of Centerview Capital Technology and serve on Centerview Capital Technology’s investment committee. Centerview Partners LLC provides certain back office support to Centerview Capital Technology. Mr. Dorman has no ownership interest in, and is not an employee of, Centerview Partners LLC.

Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, CVS Health, Aetna or any of their respective affiliates, or any other party that may be involved in the transaction.

The board of directors of CVS Health selected Centerview as its financial advisor in connection with the transaction based on Centerview’s reputation and experience in the managed care and insurance industries. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction.

In connection with Centerview’s services as the financial advisor to the board of directors of CVS Health, CVS Health paid Centerview an aggregate fee of $12 million upon the rendering of Centerview’s opinion. In addition, CVS Health has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Unaudited Prospective Financial Information

Neither CVS Health nor Aetna generally publishes its business plans and strategies or makes external disclosures of its anticipated financial position or results of operations due to, among other reasons, the uncertainty of the underlying assumptions and estimates, other than, in each case, providing, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.

Aetna Projections

In connection with CVS Health’s evaluation of the merger, Aetna made available on October 29, 2017 to CVS Health, Goldman Sachs and Barclays, and on December 1, 2017 to Centerview, certain financial forecasts and unaudited prospective financial information relating to Aetna on a stand-alone basis, assuming Aetna would continue as an independent company, which are referred to in this joint proxy statement/prospectus as the Aetna management projections. The Aetna management projections also were provided to each of Lazard, Allen & Company and Evercore for their use and reliance in connection with their respective financial analyses and, as applicable, opinions in connection with the merger. The Aetna board of directors also reviewed and considered the Aetna management projections at the meetings of the Aetna board of directors on October 27, 2017, November 14, 2017, November 20, 2017, December 1, 2017 and December 3, 2017.

The Aetna projections (as defined below) reflect numerous assumptions and estimates that Aetna made in good faith, including, without limitation, (i) with respect to the projections of Aetna adjusted earnings per share, that Aetna, as a stand-alone company, would continue to repurchase its common shares in the ordinary course of business; (ii) that macroeconomic conditions would remain stable, both in the U.S. and globally; (iii) that the Patient Protection and Affordable Care Act would not be repealed or defunded; (iv) that the interest rate environment would remain stable; (v) that competitor pricing would remain rational; (vi) that commercial medical cost trends would be in line with recent experience; (vii) that the Medicare Advantage and managed Medicaid rate environments would remain stable; (viii) that Medicare Advantage membership would grow in excess of industry growth and Medicaid membership would return to growth in 2019; (ix) that consumers would continue to take on greater decision-making and financial responsibility with respect to their health care; (x) that providers would remain receptive to partnering with Aetna on value-based contracting to reduce the cost of care, improve quality and provide consumers with better health care experiences; (xi) that the annual premium-based health insurer fee under the Patient Protection and Affordable Care Act (which is referred to in this joint proxy statement/prospectus as the HIF) returns in 2018 and applies to each year thereafter; (xii) that the tax laws, including corporate tax rates, remain unchanged relative to such laws (including such rates) as in effect on October 29, 2017; (xiii) that the sale of Aetna’s domestic group life insurance, group disability insurance and absence management businesses occurred; and (xiv) certain other matters referred to below under “—General” beginning on page 164 of this joint proxy statement/prospectus. The Aetna projections also assume that GAAP as in effect on October 29, 2017 applies throughout the projection period.

The following table presents a summary of the Aetna management projections:

	Year Ending December 31,
	2017P	2018P	2019P	2020P	2021P	2022P
	(dollars in billions, except for per share amounts)
Aetna adjusted revenue (1)	$60.5	$60.7	$67.3	$73.7	$80.4	$87.8
Aetna adjusted earnings (2)	3.3	3.1	3.4	3.6	3.9	4.2
Aetna adjusted earnings per share (3)	9.84	10.01	11.13	12.38	13.85	15.36

(1)	Aetna adjusted revenue means total revenue excluding net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of Aetna’s business nor reflect Aetna’s underlying business performance. Projected full-year 2017 Aetna adjusted revenue excludes from total revenue interest income on the proceeds of Aetna’s June 2016 debt financing of $11 million pre-tax and net realized capital losses for the nine months ended September 30, 2017 of $262 million pre-tax. The interest income on the proceeds of Aetna’s June 2016 debt financing was excluded from total revenue because it neither relates to the ordinary course of Aetna’s business nor reflects Aetna’s underlying business performance. Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna’s business operations. Aetna will experience net realized capital gains or net realized capital losses subsequent to September 30, 2017, however Aetna cannot project the amount of such future gains or losses. Therefore, Aetna has assumed no net realized capital gains or losses after September 30, 2017 for purposes of projecting total revenue, net income attributable to Aetna, which is referred to in this section of this joint proxy statement/prospectus as net income, and income before income taxes for the years ending December 31, 2017 to 2022. Aetna’s annual net realized capital gains or losses ranged from a net realized capital loss of $65 million to a net realized capital gain of $86 million during calendar years 2014 through 2016.
(2)	Aetna adjusted earnings means net income, excluding amortization of other acquired intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of Aetna’s business nor reflect Aetna’s underlying business performance. Projected full-year 2017 Aetna adjusted earnings exclude from projected full-year 2017 net income the loss on early extinguishment of long-term debt of $246 million pre-tax, projected guaranty fund assessments related to the insolvency of Penn Treaty Network America Insurance Company and one of its affiliates, which are referred to in this joint proxy statement/prospectus as the projected Penn Treaty-related guaranty fund assessments, of $231 million pre-tax, transaction and integration-related costs (including termination costs) primarily related to the Humana transaction of $1.2 billion pre-tax, the reduction of Aetna’s reserve for anticipated future losses on discontinued products of $(109) million pre-tax, estimated amortization of other acquired intangible assets of approximately $230 million pre-tax, net realized capital losses for the nine months ended September 30, 2017 of $262 million pre-tax, other items, if any, that neither relate to the ordinary course of Aetna’s business nor reflect Aetna’s underlying business performance and the corresponding income tax benefit related to the items excluded from net income discussed above of approximately $(800) million. Although the excluded items may recur, management believes that Aetna adjusted earnings and Aetna adjusted earnings per share provide a more useful comparison of Aetna’s underlying business performance from period to period. Amortization of other acquired intangible assets relates to Aetna’s acquisition activities, however this amortization does not directly relate to the underwriting or servicing of products for customers and is not directly related to the core performance of Aetna’s business operations. Refer to note (1) above for a discussion of net realized capital gains and losses.
(3)	Aetna adjusted earnings per share means (i) Aetna adjusted earnings, as described in note (2) above, divided by (ii) the projected number of weighted average diluted Aetna common shares. Projected full-year 2017 net income per share and Aetna adjusted earnings per share reflect a range of 334 million to 335 million weighted average diluted Aetna common shares.

Each of Aetna adjusted revenue, Aetna adjusted earnings and Aetna adjusted earnings per share, as presented above in the Aetna management projections, is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. Aetna prepared this information as part of its ordinary course internal business and strategic planning process, and not for external disclosure. Aetna cannot project either the amount of any other items excluded from net income or total revenue for the years ending December 31, 2018 through 2022 or the amount of future net realized capital gains or losses; therefore Aetna cannot reconcile Aetna adjusted revenue, Aetna adjusted earnings or Aetna adjusted earnings per share to the respective most directly comparable financial measure calculated and presented in accordance with GAAP for any of those periods. Projected amortization of other acquired intangible assets is approximately $200 million, $190 million, $180 million, $155 million and $155 million pre-tax, respectively, for the years ending December 31, 2018 through 2022.

Certain other unaudited prospective financial information relating to Aetna on a stand-alone basis, assuming Aetna would continue as an independent company, was calculated based on the Aetna management projections and provided to each of Lazard, Allen & Company and Evercore for their use and reliance in connection with their respective financial analyses and, as applicable, opinions in connection with the merger, including, in the case of the following unlevered free cash flow estimates, Lazard’s and Allen & Company’s respective discounted cash flow analyses as described under “—Opinions of Aetna’s Financial Advisors—Opinion of Lazard Frères & Co. LLC—Aetna Financial Analyses—Discounted Cash Flow Analysis” and “—Opinions of Aetna’s Financial Advisors—Opinion of Allen & Company LLC—Aetna Financial Analyses—Discounted Cash Flow Analysis” beginning on pages 114 and 123, respectively, of this joint proxy statement/prospectus. This information is referred to in this joint proxy statement/prospectus as the supplemental Aetna projections, and together with the Aetna management projections, the Aetna projections. The Aetna board of directors reviewed and considered the supplemental Aetna projections at the meetings of the Aetna board of directors on October 27, 2017, November 14, 2017, November 20, 2017, December 1, 2017 and December 3, 2017. On October 29, 2017, Aetna made available to CVS Health, Goldman Sachs and Barclays the supplemental Aetna projections.

The following table presents a summary of the supplemental Aetna projections:

	Year Ending December 31,
	2017P	2018P	2019P	2020P	2021P	2022P
	(dollars in billions)
Aetna adjusted EBITDA (1)	$5.9	$6.2	$6.6	$7.1	$7.7	$8.3
Aetna unlevered free cash flow (2)	3.4	3.5	2.8	2.5	2.8	3.0

(1)	Aetna adjusted EBITDA means income before income taxes, excluding interest expense, depreciation and amortization, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of Aetna’s business nor reflect Aetna’s underlying business performance.
(2)	Aetna unlevered free cash flow means net income, excluding: (i) net realized capital gains or losses, (ii) other items, if any, that neither relate to the ordinary course of Aetna’s business nor reflect Aetna’s underlying business performance as described above, (iii) the corresponding income tax benefit or expense related to net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of Aetna’s business nor reflect Aetna’s underlying business performance that are excluded from net income as described above; less (I) risk based capital contributions (distributions), (II) changes in Aetna Inc.’s working capital, (III) after-tax pension plan contributions, (IV) after-tax debt retirement premiums, (V) acquisitions and investments and (VI) after-tax Humana related termination fees; plus (a) after-tax net interest, (b) other net cash flow adjustments and (c) capital projected to be released due to the sale of Aetna’s domestic group life insurance, group disability insurance and absence management businesses.

Each of Aetna adjusted EBITDA and Aetna unlevered free cash flow, as presented above in the supplemental Aetna projections, is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. Refer to the description above for a discussion of net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of Aetna’s business nor reflect Aetna’s underlying business performance that were excluded from the relevant GAAP metric.

Projected full-year 2017 Aetna adjusted EBITDA excludes from projected full-year 2017 income before income taxes the loss on early extinguishment of long-term debt of $246 million pre-tax, the projected Penn Treaty-related guaranty fund assessments of $231 million pre-tax, transaction and integration-related costs (including termination costs) primarily related to the Humana transaction of $1.2 billion pre-tax, the reduction of Aetna’s reserve for anticipated future losses on discontinued products of $(109) million pre-tax, net realized capital losses for the nine months ended September 30, 2017 of $262 million pre-tax, other items, if any, that neither relate to the ordinary course of Aetna’s business nor reflect Aetna’s underlying business performance, projected interest expense of approximately $360 million pre-tax and projected depreciation and amortization expense of approximately $655 million pre-tax. Projected interest expense is approximately $360 million, $380 million, $400 million, $420 million and $470 million pre-tax, respectively, for the years ending December 31, 2018 through 2022. Projected depreciation and amortization is approximately $610 million, $630 million, $635 million, $630 million and $650 million pre-tax, respectively, for the years ending December 31, 2018 through 2022. Aetna cannot project either the amount of any other items excluded from income before income taxes for the years ending December 31, 2018 through 2022 or the amount of future net realized capital gains or losses; therefore Aetna cannot reconcile Aetna adjusted EBITDA to the most directly comparable financial measure calculated and presented in accordance with GAAP for any of those periods.

Projected full-year 2017 Aetna unlevered free cash flow excludes from projected full-year 2017 net income the loss on early extinguishment of long-term debt of $246 million pre-tax, the projected Penn Treaty-related guaranty fund assessments of $231 million pre-tax, transaction and integration-related costs (including termination costs) primarily related to the Humana transaction of $1.2 billion pre-tax, the reduction of Aetna’s reserve for anticipated future losses on discontinued products of $(109) million pre-tax, net realized capital losses for the nine months ended September 30, 2017 of $262 million pre-tax, other items, if any, that neither relate to the ordinary course of Aetna’s business nor reflect Aetna’s underlying business performance, the corresponding income tax benefit related to net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of Aetna’s business nor reflect Aetna’s underlying business performance that are excluded from net income of approximately $(700) million; less risk based capital contributions of approximately $60 million, changes in Aetna Inc.’s working capital of approximately $(60) million, after-tax debt retirement premiums of approximately $(95) million, acquisitions and investments of approximately $(30) million and after-tax Humana related termination fees of approximately $(660) million; plus after-tax net interest of approximately $230 million, other net cash flow adjustments of approximately $(215) million and capital projected to be released due to the sale of Aetna’s domestic group life insurance, group disability insurance and absence management businesses of approximately $975 million. Projected risk based capital contributions are approximately $(15) million, $(1.1) billion, $(1.1) billion, $(1.1) billion and $(1.2) billion, respectively, for the years ending December 31, 2018 through 2022. Projected changes in Aetna Inc.’s working capital are approximately $(50) million for each of the years ending December 31, 2018 through 2022. Projected after-tax pension plan contributions are approximately $(40) million for each of the years ending December 31, 2018 through 2022. Projected after-tax net interest is approximately $235 million, $250 million, $260 million, $270 million and $310 million, respectively, for the years ending December 31, 2018 through 2022. Projected other net cash flow adjustments are approximately $(15) million, $190 million, $(80) million, $(100) million and $(120) million, respectively, for the years ending December 31, 2018 through 2022. Capital projected to be released due to the sale of Aetna’s domestic group life insurance, group disability insurance and absence management businesses is approximately $400 million for each of the years ending December 31, 2018 and 2019. Aetna cannot project either the amount of any other items excluded from net income for the years ending December 31, 2018 through 2022 or the amount of future net realized capital gains or losses; therefore Aetna cannot reconcile Aetna unlevered free cash flow to the most directly comparable financial measure calculated and presented in accordance with GAAP for any of those periods.

Adjusted Aetna Projections

In connection with its evaluation of the merger and the preparation of the CVS Health combined company projections described below (see “—CVS Health Combined Company Projections” beginning on page 161 of this joint proxy statement/prospectus), CVS Health made certain adjustments to the assumptions and estimates underlying the Aetna projections in light of, among other things, the due diligence CVS Health conducted on Aetna, the potential impact of the transaction pursuant to the terms of the merger agreement and other effects of the transaction, and certain macroeconomic and industry trends. CVS Health’s adjusted version of the Aetna projections are referred to in this joint proxy statement/prospectus as the adjusted Aetna projections. The adjusted Aetna projections were made available by CVS Health to each of Barclays, Goldman Sachs and Centerview for purposes of their respective financial analyses and opinions. CVS Health directed each of Barclays, Goldman Sachs and Centerview to use and rely upon (and each of Barclays, Goldman Sachs and Centerview accordingly used and relied upon) the adjusted Aetna projections for purposes of their respective financial analyses and opinions (see “—Opinions of CVS Health’s Financial Advisors” beginning on page 128 of this joint proxy statement/prospectus). The CVS Health board of directors also reviewed and considered the adjusted Aetna projections in connection with its review of Barclays’ and Goldman Sachs’ respective financial analyses at the meeting of the CVS Health board of directors held on November 30, 2017 and Barclays’, Goldman Sachs’ and Centerview’s respective financial analyses and opinions at the meeting of the CVS Health board of directors held on December 3, 2017.

The following table presents a summary of the adjusted Aetna projections. While the adjusted Aetna projections reflect certain adjustments made by CVS Health’s management to the assumptions and estimates underlying the Aetna projections, the aggregate effect of these adjustments to such projections was not significant.

	Year Ending December 31,
	2017P	2018P	2019P	2020P	2021P	2022P
	(dollars in billions)
Aetna adjusted revenue (1)	$60.5	$60.7	$67.3	$73.7	$80.4	$87.8
Aetna adjusted earnings (1)	3.3	3.1	3.4	3.6	3.9	4.2
Aetna adjusted EBITDA (1)	5.9	6.2	6.6	7.1	7.7	8.3
Aetna unlevered free cash flow (1)	3.4	3.2	2.8	2.5	2.8	3.0

(1)	Each of Aetna adjusted revenue, Aetna adjusted earnings, Aetna adjusted EBITDA and Aetna unlevered free cash flow has the meaning set forth above under “—Aetna Projections” beginning on page 155 of this joint proxy statement/prospectus. As further described above (see “—Aetna Projections” beginning on page 155 of this joint proxy statement/prospectus), Aetna adjusted revenue, Aetna adjusted earnings, Aetna adjusted EBITDA and Aetna unlevered free cash flow, as presented above in the adjusted Aetna projections, are each a non-GAAP financial measure. As further described above, non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and these measures cannot be reconciled to the respective most directly comparable financial measure calculated and presented in accordance with GAAP for any of the periods presented.

The adjusted Aetna projections were not prepared with a view to public disclosure and are included in this joint proxy statement/prospectus only because such information was made available, in whole or in part, to Barclays, Goldman Sachs and Centerview for purposes of their respective financial analyses and opinions (see “—Opinions of CVS Health’s Financial Advisors” beginning on page 128 of this joint proxy statement/prospectus).

CVS Health Management Projections

In connection with Aetna’s evaluation of the merger, CVS Health made available to each of Aetna, Lazard, Allen & Company and Evercore certain financial forecasts and unaudited prospective financial information relating to CVS Health for the years ending December 31, 2017 through December 31, 2021 prepared by CVS Health management on a stand-alone basis, assuming CVS Health would continue as an independent company, without giving effect to the merger, which are referred to in this joint proxy statement/prospectus as the CVS Health management projections. The CVS Health management projections for the years ending December 31, 2017 through December 31, 2022 were provided to each of Barclays, Goldman Sachs and Centerview for purposes of their respective financial analyses and opinions (see “—Opinions of CVS Health’s Financial Advisors” beginning on page 128 of this joint proxy statement/prospectus). CVS Health directed each of Barclays, Goldman Sachs and Centerview to use and rely upon (and each of Barclays, Goldman Sachs and Centerview accordingly used and relied upon) the CVS Health management projections for purposes of their respective financial analyses and opinions. The CVS Health board of directors also reviewed and considered the CVS Health management projections at the meetings of the CVS Health board of directors held on November 30, 2017 and December 3, 2017.

The CVS Health management projections reflect numerous assumptions and estimates that CVS Health made in good faith, including, without limitation, (i) that macroeconomic conditions will remain stable, both in the U.S. and globally; (ii) that no major changes occur in U.S. policy, laws and regulations, including reform of the United States health care system and tax laws; (iii) that gross margins in the pharmacy benefit management, retail pharmacy and long-term care pharmacy industries remain stable; (iv) that no new regulatory and business changes occur relating to CVS Health’s participation in Medicare Part D; (v) that no major changes in industry pricing benchmarks and drug pricing generally occur, (vi) that reimbursement pressure does not accelerate significantly; (vii) that the sale of CVS Health’s RxCrossroads business occurred and (viii) certain other matters referred to below under “—General” beginning on page 164 of this joint proxy statement/prospectus. The CVS Health management projections also assume that GAAP as in effect on November 7, 2017 applies throughout the projection period.

The following table presents a summary of the CVS Health management projections:

	Year Ending December 31,
	2017P	2018P	2019P	2020P	2021P	2022P (1)
	(dollars in billions, except for per share amounts)
CVS Health net revenue	$183.7	$191.2	$205.0	$217.4	$231.1	$245.6
CVS Health adjusted EBITDA (2)	12.5	13.1	13.6	14.3	15.1	15.5
CVS Health adjusted net income (3)(4)	6.0	6.3	6.5	6.9	7.3	7.5
CVS Health adjusted earnings per share (4)(5)	5.87	6.33	6.95	7.75	8.61	9.36

(1)	The CVS Health management projections for 2022 were provided to each of Barclays, Goldman Sachs and Centerview for purposes of their respective financial analyses and opinions. The CVS Health management projections for 2022 were not provided to Aetna, Lazard, Allen & Company or Evercore. Accordingly, the CVS Health management projections, as such term is used in the section below entitled “—Calculated CVS Health Projections” beginning on page 162 of this joint proxy statement/prospectus, do not include the prospective financial information set forth under the column labeled 2022P in the table above.
(2)	CVS Health adjusted EBITDA is a non-GAAP financial measure defined as earnings before income tax provision, interest, depreciation and amortization (excluding the impact, when applicable, of acquisition-related transaction and integration costs, charges in connection with store rationalization, goodwill impairments, losses on settlements of defined benefit pension plans and other items, if any, that neither relate to the ordinary course of CVS Health’s business nor reflect CVS Health’s underlying business performance).
(3)	CVS Health adjusted net income is a non-GAAP financial measure defined as income from continuing operations (excluding the impact, when applicable, of the amortization of intangible assets, acquisition-related transaction and integration costs, charges in connection with store rationalization, goodwill impairments, losses on settlements of defined benefit pension plans and other items, if any, that neither relate to the ordinary course of CVS Health’s business nor reflect CVS Health’s underlying business performance).
(4)

The respective financial analyses and opinions (see “—Opinion of Barclays Capital Inc.” and “—Opinion of Goldman Sachs & Co. LLC” beginning on pages 128 and 132, respectively, of this joint proxy statement/prospectus) of Barclays and Goldman Sachs utilized certain further adjustments to the CVS Health management projections set forth in the table above related to the sale of RxCrossroads, which further adjustments were approved by management of CVS Health. These further adjustments had the impact of reducing CVS Health adjusted earnings per share by $0.02 per share for each of the years ending December 31, 2018 through 2022. Accordingly, the CVS Health management projections for the sections entitled “—Opinion of Barclays Capital Inc.” and “—Opinion of Goldman Sachs & Co. LLC” beginning on pages 128 and 132, respectively, of this joint proxy statement/prospectus, utilize such further adjustments.
(5)	CVS Health adjusted earnings per share is a non-GAAP financial measure defined as (i) CVS Health adjusted net income as described in note (3) above, divided by (ii) the projected number of weighted average diluted shares of CVS Health common stock.

CVS Health adjusted EBITDA, CVS Health adjusted net income and CVS Health adjusted earnings per share, as presented above, are each a non-GAAP financial measure. This information was not prepared for public disclosure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. Additionally, non-GAAP financial measures as presented by CVS Health may not be comparable to similarly titled measures reported by other companies. In the view of CVS Health’s management, the CVS Health management projections were prepared on a reasonable basis based on the information available to CVS Health’s management at the time of their preparation.

CVS Health Combined Company Projections

In connection with its evaluation of the merger, CVS Health management made available to Barclays, Goldman Sachs and Centerview certain financial forecasts and unaudited prospective financial information relating to CVS Health and Aetna as a combined company, giving effect to the merger, which is referred to in this joint proxy statement/prospectus as the CVS Health combined company projections. The CVS Health combined company projections were provided to each of Barclays, Goldman Sachs and Centerview for purposes of their respective financial analyses and opinions. CVS Health directed each of Barclays, Goldman Sachs and Centerview to use and rely upon (and each of Barclays, Goldman Sachs and Centerview accordingly used and relied upon) the CVS Health combined company projections for purposes of their respective financial analyses and opinions (see “—Opinions of CVS Health’s Financial Advisors” beginning on page 128 of this joint proxy statement/prospectus). The CVS Health board of directors also reviewed and considered the CVS Health combined company projections at the meetings of the CVS Health board of directors held on November 30, 2017 and December 3, 2017.

The CVS Health combined company projections reflect numerous assumptions and estimates that CVS Health made in good faith in connection with the preparation of the adjusted Aetna projections and the CVS Health management projections as more fully described in “—Adjusted Aetna Projections” and “—CVS Health Management Projections” beginning on pages 158 and 159, respectively, of this joint proxy statement/prospectus. Additionally, the CVS Health combined company projections reflect estimated synergies of $750 million by the second full year following completion of the merger (which is assumed to be completed in the second half of 2018 for purposes of calculating the estimated synergies), which increase by 5% per year thereafter.

The following table presents a summary of the CVS Health combined company projections:

	Year Ending December 31,
	2018P	2019P	2020P	2021P	2022P
	(dollars in billions)
CVS Health combined company net revenue (1)(2)	$251.8	$272.3	$291.0	$311.5	$333.4
CVS Health combined company adjusted EBITDA (3)	19.3	20.5	22.2	23.5	24.6
CVS Health combined company adjusted net income (4)	—	9.0	10.1	10.9	11.6

(1)	Does not include any intercompany revenue eliminations between CVS Health and Aetna.
(2)	CVS Health combined company net revenue is a non-GAAP financial measure that reflects the combination of CVS Health net revenue, a GAAP measure, with Aetna adjusted revenue, a non-GAAP financial measure defined above under “—Aetna Projections” beginning on page 155 of this joint proxy statement/prospectus.

(3)	CVS Health combined company adjusted EBITDA is a non-GAAP financial measure defined as earnings before income tax provision, interest, depreciation and amortization (excluding the impact, when applicable, of acquisition-related transaction and integration costs, charges in connection with store rationalization, goodwill impairments, losses on settlements of defined benefit pension plans, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the combined company’s business nor reflect the combined company’s underlying business performance). CVS Health combined company adjusted EBITDA reflects the estimated synergies of $750 million by the second full year following completion of the merger (which is assumed to be completed in the second half of 2018 for purposes of calculating the estimated synergies), which increase by 5% per year thereafter.
(4)	CVS Health combined company adjusted net income is a non-GAAP financial measure defined as income from continuing operations (excluding the impact, when applicable, of the amortization of intangible assets, acquisition-related transaction and integration costs, charges in connection with store rationalization, goodwill impairments, losses on settlements of defined benefit pension plans, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the combined company’s business nor reflect the combined company’s underlying business performance). CVS Health combined company adjusted net income reflects the estimated synergies of $750 million by the second full year following completion of the merger (which is assumed to be completed in the second half of 2018 for purposes of calculating the estimated synergies), which increase by 5% per year thereafter.

CVS Health combined company net revenue, CVS Health combined company adjusted EBITDA and CVS Health combined company adjusted net income, as presented above, are each a non-GAAP financial measure. This information was prepared for use by CVS Health and Barclays, Goldman Sachs and Centerview for purposes of their respective financial analyses and opinions and not for public disclosure. Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the core performance of CVS Health’s business operations. CVS Health is not able to project the amount of future net realized capital gains or losses or any other items excluded from CVS Health combined company net revenue, CVS Health combined company adjusted EBITDA or CVS Health combined company adjusted net income as defined in the immediately preceding notes (2), (3) and (4), respectively (other than estimated amortization of other acquired intangible assets and projected transaction and integration-related costs), and CVS Health therefore cannot reconcile CVS Health combined company net revenue, CVS Health combined company adjusted EBITDA or CVS Health combined company adjusted net income to the respective most directly comparable financial measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. Additionally, non-GAAP financial measures as presented by CVS Health may not be comparable to similarly titled measures reported by other companies. In the view of CVS Health’s management, the CVS Health combined company projections were prepared on a reasonable basis based on the information available to CVS Health’s management at the time of their preparation.

Calculated CVS Health Projections

Certain other unaudited prospective financial information relating to CVS Health on a stand-alone basis, assuming CVS Health would continue as an independent company, was calculated by Aetna, based on the CVS Health management projections, and provided to each of Lazard, Allen & Company and Evercore for their use and reliance in connection with their respective financial analyses and, as applicable, opinions, in connection with the merger, including Lazard’s and Allen & Company’s respective discounted cash flow analyses as described under “—Opinions of Aetna’s Financial Advisors—Opinion of Lazard Frères & Co. LLC—CVS Health Financial Analyses—Discounted Cash Flow Analysis” and “—Opinions of Aetna’s Financial Advisors—Opinion of Allen & Company LLC—CVS Health Financial Analyses—Discounted Cash Flow Analysis” beginning on pages 116 and 126, respectively, of this joint proxy statement/prospectus. This information is referred to in this joint proxy statement/prospectus as the calculated CVS Health projections and, together with the CVS Health management projections, the CVS Health projections. The Aetna board of directors reviewed and considered the calculated CVS Health projections at the meetings of the Aetna board of directors on November 14, 2017, December 1, 2017 and December 3, 2017.

The following table presents a summary of the calculated CVS Health projections:

	Year Ending December 31,
	2017P	2018P	2019P	2020P	2021P
	(dollars in billions)
CVS Health unlevered free cash flow (1)	$6.7	$6.7	$7.5	$6.3	$7.6

(1)	CVS Health unlevered free cash flow means CVS Health adjusted EBITDA as defined above under “—CVS Health Management Projections” beginning on page 159 of this joint proxy statement/prospectus, less unlevered cash taxes, plus/minus change in working capital, less capital expenditures, plus sale-leaseback proceeds.

CVS Health unlevered free cash flow, as presented above in the calculated CVS Health projections, is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and this measure cannot be reconciled to the most directly comparable financial measure calculated and presented in accordance with GAAP for any of the periods presented.

Extrapolated CVS Health Projections

As described in “—CVS Health Management Projections” beginning on page 159 of this joint proxy statement/prospectus and “—Calculated CVS Health Projections” beginning on page 162 of this joint proxy statement/prospectus, the CVS Health projections provided to Aetna, Lazard, Allen & Company and Evercore included projections only for years 2017 through 2021. In connection with its evaluation of the merger, Aetna extrapolated from the CVS Health projections, with reference to Wall Street research, an additional year of projections for CVS Health, referred to in this joint proxy statement/prospectus as the extrapolated CVS Health projections. Aetna directed each of Lazard, Allen & Company and Evercore to use and rely upon the extrapolated CVS Health projections for purposes of their respective financial analyses and, as applicable, opinions, in connection with the merger (see “—Opinions of Aetna’s Financial Advisors” beginning on page 111 of this joint proxy statement/prospectus). The Aetna board of directors also reviewed and considered the extrapolated CVS Health projections at the meetings of the Aetna board of directors on November 14, 2017, December 1, 2017 and December 3, 2017.

The following table presents a summary of the extrapolated CVS Health projections:

Year Ending December 31,
2022P
(dollars in billions, except for per share amounts)
CVS Health net revenue	$240.3
CVS Health adjusted earnings per share (1)	9.42
CVS Health adjusted EBITDA (1)	15.7
CVS Health unlevered free cash flow (2)	8.2

(1)	Each of CVS Health adjusted earnings per share and CVS Health adjusted EBITDA has the meaning set forth above under “—CVS Health Management Projections” beginning on page 159 of this joint proxy statement/prospectus.
(2)	CVS Health unlevered free cash flow has the meaning set forth above under “—Calculated CVS Health Projections” beginning on page 162 of this joint proxy statement/prospectus.

As further described above (see “—CVS Health Management Projections” and “—Calculated CVS Health Projections” beginning on pages 159 and 162, respectively, of this joint proxy statement/prospectus), CVS Health adjusted earnings per share, CVS Health adjusted EBITDA and CVS Health unlevered free cash flow, as presented above in the extrapolated CVS Health projections, are each a non-GAAP financial measure. As further described above, non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and these measures cannot be reconciled to the respective most directly comparable financial measure calculated and presented in accordance with GAAP for any of the periods presented.

General

The summaries of the parties’ respective projections included above are provided to give CVS Health’s stockholders and Aetna’s shareholders access to certain non-public information that was made available to CVS Health, Aetna and their respective boards of directors and financial advisors in connection with the parties’ evaluation of the merger. The parties’ projections were, in general, prepared solely for internal use and are subjective in many respects and thus subject to interpretation. While presented with numerical specificity, the parties’ projections reflect numerous assumptions and estimates that the parties preparing such projections made in good faith at the time such projections were prepared with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the applicable party. These assumptions are inherently uncertain, were made as of the date the parties’ projections were prepared, and may not be reflective of actual results, either since the date such projections were prepared, now or in the future, in light of changed circumstances, economic conditions, or other developments. Some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date the parties’ projections were prepared. For example, in December 2017 the Tax Cuts and Jobs Act of 2017 (which is referred to in this joint proxy statement/prospectus as the TCJA) became effective, and in January 2018 the HIF was suspended for 2019. The parties’ projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of CVS Health or Aetna, as applicable.

Important factors that may affect actual results and cause the parties’ projections not to be achieved include risks and uncertainties relating to CVS Health’s and Aetna’s businesses (including their abilities to achieve their respective strategic goals, objectives and targets over applicable periods; industry conditions; the regulatory environment; general business and economic conditions; and other factors described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 62 and 72, respectively, of this joint proxy statement/prospectus, as well as the risk factors with respect to CVS Health’s and Aetna’s respective businesses contained in their most recent SEC filings, which readers are urged to review, which may be found as described under “Where You Can Find More Information” beginning on page 254 of this joint proxy statement/prospectus). In addition, the parties’ projections cover multiple future years, and such information by its nature is less reliable in predicting each successive year. The parties’ projections also do not take into account any circumstances or events occurring after the date on which they were prepared, and do not give effect to the transactions contemplated by the merger agreement, including the merger, except that, as described above, the CVS Health combined company projections give effect to the completion of the merger. For example, the parties’ projections do not take into account the TCJA or the suspension of the HIF for 2019. The parties’ projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the parties’ projections. Accordingly, there can be no assurance that the parties’ projections will be realized or that actual results will not be significantly lower than projected.

The parties’ projections were not prepared with a view toward complying with GAAP (including because certain metrics are non-GAAP measures as discussed above), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither CVS Health’s nor Aetna’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to either party’s projections, nor has any of them expressed any opinion or any other form of assurance on either party’s projections or the achievability of the results reflected in either party’s projections, and none of them assumes any responsibility for, and each of them disclaims any association with, either party’s projections. The reports of CVS Health’s and Aetna’s independent registered public accounting firms incorporated by reference into this joint proxy statement/prospectus relate to CVS Health’s and Aetna’s historical financial information, respectively, and no such report extends to either party’s projections or should be read to do so.

The inclusion of the parties’ respective projections in this joint proxy statement/prospectus should not be regarded as an indication that any of CVS Health, Aetna or their respective affiliates, officers, directors, employees, advisors or other representatives considered either party’s projections to be predictive of actual future events, and the parties’ respective projections should not be relied on as such. None of CVS Health, Aetna or their respective affiliates, officers, employees, directors, advisors or other representatives can give you any assurance that actual results will not differ from the parties’ respective projections, and none of CVS Health, Aetna or their respective affiliates, officers, employees or directors undertakes any obligation to update or otherwise revise or reconcile either party’s projections to reflect circumstances existing after the date the parties’ respective projections were prepared or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the parties’ respective projections are not realized. Neither CVS Health nor Aetna intends to publicly update or make any other revision to either party’s projections. None of CVS Health, Aetna or any of their respective affiliates, officers, employees, directors, advisors or other representatives has made or makes any representation to any CVS Health stockholder, Aetna shareholder or any other person regarding CVS Health’s or Aetna’s ultimate performance compared to either party’s projections or that the results reflected therein will be achieved. Neither CVS Health nor Aetna has made any representation to the other, in the merger agreement or otherwise, concerning the parties’ respective projections. For the reasons described above, readers of this joint proxy statement/prospectus are cautioned not to place undue, if any, reliance on either party’s projections.

Regulatory Approvals Required for the Merger

General

CVS Health and Aetna have agreed to use their respective reasonable best efforts to obtain all regulatory approvals required to complete the merger, which reasonable best efforts include contesting any proceeding brought by a governmental authority seeking to prohibit completion of the merger or seeking damages or to impose any terms or conditions in connection with the merger. In using its reasonable best efforts, under the terms of the merger agreement, CVS Health is required to take all actions and do all things necessary, proper or advisable to complete the merger in connection with (i) the expiration or early termination of the waiting period relating to the merger under the HSR Act, (ii) any other antitrust law or (iii) the required governmental authorizations, except that CVS Health is not required to take any action or agree to any term, condition or limitation in connection with those matters if that action, term, condition or limitation would have or would reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect on CVS Health or on Aetna. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 181 of this joint proxy statement/prospectus. In addition, in connection with obtaining the regulatory approvals required to complete the merger, (x) neither CVS Health nor Aetna is required to take any action that is not conditioned upon completion of the merger and (y) Aetna is not permitted to take any action or agree to any term or condition without CVS Health’s consent.

The obligation of each of CVS Health, Aetna and Merger Sub to effect the merger is conditioned upon, among other things, the expiration or early termination of the applicable waiting period under the HSR Act and the required governmental authorizations having been made or obtained and being in full force and effect. See

“The Merger Agreement—Conditions to Completion of the Merger” beginning on page 181 of this joint proxy statement/prospectus.

Department of Justice, Federal Trade Commission and Other U.S. Antitrust Authorities

Under the HSR Act, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the FTC and the Antitrust Division of the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. The merger is being reviewed by the DOJ. If the DOJ issues a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier.

Each of CVS Health and Aetna filed its respective HSR Act notification and report with respect to the merger on January 2, 2018. The waiting period under the HSR Act will expire at 11:59 p.m. on February 1, 2018 unless the waiting period is extended by a request for additional information or terminated earlier.

At any time before or after the merger is completed, the DOJ could take action under the antitrust laws in opposition to the merger, including seeking to enjoin completion of the merger, condition approval of the merger upon the divestiture of assets of CVS Health, Aetna or their respective subsidiaries or impose restrictions on CVS Health’s post-merger operations. In addition, U.S. state attorneys general could take such action under the antitrust laws as they deem necessary or desirable in the public interest including, without limitation, seeking to enjoin completion of the merger or permitting completion subject to regulatory concessions or conditions. Private parties also may seek to take legal action under the antitrust laws under some circumstances.

Federal, State and Foreign Regulatory Approvals

Pursuant to federal health care laws and regulations and, in some instances, the health care and insurance laws and regulations of certain states, and pursuant to certain licenses and contracts of certain of Aetna’s subsidiaries, applicable federal and state regulatory and governmental authorities must approve, or be notified of, CVS Health’s acquisition of control of Aetna’s health maintenance organizations, insurance companies, pharmacy businesses and other regulated businesses or entities. To obtain these approvals and provide such notices, CVS Health, or the applicable CVS Health subsidiary, and in some instances Aetna, or the applicable Aetna regulated entity, as the case may be, has filed and/or will file acquisition of control and/or material modification or other statements, notices or applications, as required by federal health care law or regulation and the insurance and health care laws and regulations of each applicable state and country or the Aetna regulated entities’ licenses and contracts. In addition, certain non-U.S. governmental authorities must approve, or be notified of, the merger, and CVS Health and/or Aetna and/or their respective subsidiaries will file all such statements, notices, or applications, as are required by the laws of applicable non-U.S. governmental authorities.

Other Governmental Approvals

Neither CVS Health nor Aetna is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

Timing; Challenges by Governmental and Other Entities

There can be no assurance that any of the regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. In addition, there can be no assurance that any of the governmental or other entities described above, including the DOJ, U.S. state attorneys general, state insurance regulators and private parties, will not challenge the merger on antitrust or competition grounds and, if such a challenge is made, there can be no assurance as to its result.

Subject to certain conditions, if the merger is not completed on or before the end date, either CVS Health or Aetna may terminate the merger agreement. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 203 of this joint proxy statement/prospectus.

No Appraisal or Dissenters’ Rights for Aetna Shareholders

Pursuant to Section 1571(b) of the PBCL, Aetna shareholders will not be entitled to appraisal or dissenters’ rights in connection with the merger.

Material U.S. Federal Income Tax Consequences

General

The following summary discusses the material U.S. federal income tax consequences of the merger to holders of Aetna common shares. This discussion is based on the Internal Revenue Code of 1986, as amended, which is referred to in this joint proxy statement/prospectus as the Code, applicable Treasury regulations promulgated under the Code, administrative interpretations, and judicial decisions as in effect as of the date of this joint proxy statement/prospectus, all of which may change, possibly with retroactive effect.

This discussion addresses only the consequences of the exchange of Aetna common shares held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be important to an Aetna shareholder in light of the Aetna shareholder’s particular circumstances, or to an Aetna shareholder that is subject to special rules, such as:

•	a financial institution or insurance company;

•	a tax-exempt organization;

•	a dealer or broker in securities;

•	a person whose functional currency is not the U.S. dollar;

•	a former citizen or former long-term resident of the United States;

•	a real estate investment trust;

•	an Aetna shareholder that holds its Aetna common shares through individual retirement or other tax-deferred accounts;

•	an Aetna shareholder that holds Aetna common shares as part of a hedge, appreciated financial position, straddle, or conversion or integrated transaction; or

•	an Aetna shareholder that acquired Aetna common shares through the exercise of compensatory options or stock purchase plans or otherwise as compensation.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Aetna common shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state therein or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of Aetna common shares that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Aetna common shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding Aetna common shares should consult its tax advisors.

This discussion of material U.S. federal income tax consequences is not a complete description of all potential U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any alternative minimum tax, any non-income tax or any non-U.S., state or local tax consequences of the merger or the potential application of the Medicare contribution tax on net investment income. Accordingly, each Aetna shareholder should consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the merger.

U.S. Federal Income Tax Consequences to U.S. Holders

The receipt of the merger consideration by U.S. holders pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder will recognize taxable capital gain or loss in an amount equal to the difference, if any, between (i) the sum of (x) the amount of cash, including cash received in lieu of fractional shares, received in the merger, and (y) the fair market value of the shares of CVS Health common stock received in the merger and (ii) such U.S. holder’s adjusted tax basis in its Aetna common shares exchanged therefor.

If a U.S. holder’s holding period in the Aetna common shares surrendered in the merger is greater than one year as of the date of the merger, the capital gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized in connection with the merger is subject to limitations under the Code. If a U.S. holder acquired different blocks of Aetna common shares at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Aetna common shares that it holds.

A U.S. holder’s aggregate tax basis in CVS Health common stock received in the merger will equal the fair market value of the CVS Health common stock as of the date of the merger. The holding period of the CVS Health common stock received in the merger will begin on the day after the merger.

U.S. Federal Income Tax Consequences to non-U.S. Holders

The receipt of the merger consideration by a non-U.S. holder pursuant to the merger will not be subject to U.S. federal income tax unless:

•	the gain, if any, recognized by the non-U.S. holder is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met; or

•	the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the Aetna common shares at any time during the five-year period preceding the merger, and Aetna is or has been a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held the Aetna common shares.

Gain described in the first bullet point above will be subject to tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder (unless an applicable income tax treaty provides otherwise). Additionally, any gain described in the first bullet point above of a non-U.S. holder that is a corporation also may be subject to an additional “branch profits tax” at a 30% rate (or lower rate provided by an applicable income tax treaty). A non-U.S. holder described in the second bullet point above will be subject to tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on any capital gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year. If the third bullet point above applies to a non-U.S. holder, capital gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. Aetna believes that it has not been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger.

Backup Withholding and Information Reporting

Payments made in exchange for Aetna common shares (including cash paid in lieu of fractional shares) pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return an IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding.

A non-U.S. holder may be subject to information reporting and backup withholding (currently at a rate of 24%) on the merger consideration (including cash paid in lieu of fractional shares) received in exchange for Aetna common shares unless the non-U.S. Holder establishes an exemption, for example, by completing the appropriate IRS Form W-8 for the non-U.S. holder, in accordance with the instructions thereto.

Any amount withheld under the backup withholding rules will be allowed as a refund or credit against the U.S. federal income tax liability of an Aetna shareholder, provided the required information is timely furnished to the IRS. The IRS may impose a penalty upon an Aetna shareholder that fails to provide the correct taxpayer identification number.

Accounting Treatment

The merger will be accounted for as an acquisition of a business. CVS Health will record assets acquired and liabilities assumed from Aetna primarily at their respective fair values at the date of completion of the merger. Any excess of the purchase price (as described under Note 4. Estimate of Consideration Expected to be Transferred under “CVS Health and Aetna Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 49 of this joint proxy statement/prospectus) over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of CVS Health after completion of the merger will reflect Aetna’s balances and results after completion of the merger but will not be restated retroactively to reflect the historical financial condition or results of operations of Aetna. The earnings of CVS Health following completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on interest expense and amortization expense. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually, and all assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, CVS Health determines that tangible or intangible assets (including goodwill) are impaired, CVS Health will record an impairment charge at that time.

Listing of CVS Health Common Stock; Delisting and Deregistration of Aetna Common Shares

Application will be made to have the shares of CVS Health common stock to be issued in the merger approved for listing on the NYSE, where shares of CVS Health common stock are currently traded. If the merger is completed, Aetna common shares will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

Description of Debt Financing

Overview

In connection with the merger, CVS Health has entered into a bridge facility commitment letter with the initial bridge commitment parties and Merrill Lynch, Pierce, Fenner & Smith Incorporated (solely in its capacity as an arranger) pursuant to which the initial bridge commitment parties have agreed to provide a 364-day senior unsecured bridge loan facility in an aggregate principal amount of up to $49.0 billion. A copy of the bridge facility commitment letter is filed as an exhibit to the Current Report on Form 8-K filed by CVS Health on December 5, 2017, which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 254 of this joint proxy statement/prospectus. You are urged to read the bridge facility commitment letter in its entirety. On December 15, 2017, CVS Health, the initial bridge commitment parties and Merrill Lynch, Pierce, Fenner & Smith Incorporated entered into the bridge joinder agreement with the additional bridge commitment parties. The bridge joinder agreement amends the bridge facility commitment letter and reallocates the commitments of the initial bridge commitment parties to fund loans under the bridge facility among the initial bridge commitment parties and the additional bridge commitment parties. A copy of the bridge joinder agreement is filed as an exhibit to the Current Report on Form 8-K filed by CVS Health on December 19, 2017, which is incorporated by reference into this joint proxy statement/prospectus. You are urged to read the bridge joinder agreement in its entirety. The bridge commitment parties’ obligation to fund the bridge facility is subject to several limited conditions as set forth in the bridge facility commitment letter, including, among others, completion of the merger, the non-occurrence of a material adverse effect (as defined in the bridge facility commitment letter) on Aetna, the accuracy in all material respects of certain representations and warranties related to both CVS Health and Aetna, the absence of certain defaults by CVS Health, the delivery of certain financial statements of CVS Health and Aetna and other customary conditions to completion.

In connection with the merger, CVS Health also has entered into the term loan agreement with the term lenders pursuant to which the term lenders have agreed to provide a senior unsecured term loan facility in an aggregate principal amount of $5.0 billion consisting of a $3.0 billion three-year tranche and a $2.0 billion five-year tranche. A copy of the term loan agreement is filed as an exhibit to the Current Report on Form 8-K filed by CVS Health on December 19, 2017, which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 254 of this joint proxy statement/prospectus. You are urged to read the term loan agreement in its entirety.

In connection with the merger, CVS Health also has entered into a first amendment to each of its revolving credit agreements with the revolving lenders pursuant to which the revolving lenders have agreed to (w) amend the net tangible assets test included in the covenant restricting the incurrence of debt by CVS Health’s subsidiaries by (a) excluding any Aetna existing indebtedness from indebtedness for purposes of determining compliance with the net tangible assets test, and (b) restricting the indebtedness that may be incurred by all of CVS Health’s subsidiaries (excluding the Aetna existing indebtedness and other indebtedness under capital leases incurred in connection with a sale and leaseback transaction) to an amount not exceeding $900.0 million in the aggregate, in each case, on and following completion of the merger until the date that CVS Health is in compliance with the net tangible assets test without giving effect to the exclusion set forth in clause (a) above, (x) expressly permit completion of the merger under the acquisition covenant, (y) amend the financial covenant by (a) increasing the consolidated indebtedness to total capitalization ratio from 0.60:1.00 to 0.65:1.00 from completion of the merger through and including the fiscal quarter ending September 30, 2019, and (b) excluding unsecured indebtedness in an aggregate principal amount not exceeding $49.0 billion incurred by CVS Health for the purpose of financing the merger (including all of the transaction costs, fees, commissions and expenses in connection therewith) and which is redeemable or prepayable if the merger is not consummated, from the calculation of consolidated indebtedness and total capitalization, until the earliest of the occurrence of completion of the merger, the date that is 30 days following the termination of the merger agreement in accordance with its terms and August 31, 2019, and (z) increase the threshold amount of specified events of default to (a) prior to the later of (i) the termination or other expiration of the bridge facility commitment letter in accordance with its terms and (ii) the termination or other expiration of the bridge facility if it is entered into, $250.0 million, and (b) at all other times, $200.0 million. Copies of the first amendments to the revolving credit agreements are filed as exhibits to the Current Report on Form 8-K filed by CVS Health on December 19, 2017, which is incorporated by reference into this joint proxy statement/prospectus. A summary of the terms of the revolving credit agreements may be found in CVS Health’s Current Reports on Form 10-Q filed on August 5, 2014, August 4, 2015 and August 8, 2017, which summary is incorporated herein by reference. See “Where You Can Find More Information” beginning on page 254 of this joint proxy statement/prospectus. You are urged to read the revolving credit agreements, as amended by their respective first amendments, in their entirety.

Bridge Loan

Pursuant to the terms of the bridge facility commitment letter, the proceeds of the loans under the bridge facility will be available upon the satisfaction of several limited conditions precedent on completion of the merger and, if drawn, will be used to finance, in part, the cash component of the merger consideration and to pay fees, commissions and expenses incurred in connection with the merger. The loans under the bridge facility will mature on the 364th day after funding thereof.

Conditions Precedent

The bridge commitment parties’ obligation to fund the loans under the bridge facility is subject to several limited conditions, including completion of the merger, the non-occurrence of a material adverse effect (as such term is defined in the bridge facility commitment letter) on Aetna, the accuracy in all material respects of certain representations and warranties related to both CVS Health and Aetna, the absence of certain defaults by CVS Health, the delivery of certain financial statements of CVS Health and Aetna and other customary conditions to completion more fully set forth in the bridge facility commitment letter.

Interest

At the option of CVS Health, borrowings under the bridge facility will bear interest at either a base rate or at the reserve adjusted Eurodollar rate, plus, in each case, an applicable margin. The applicable margin will range initially from 0.00-0.75% with respect to base rate borrowings, and 0.875-1.75% with respect to the reserve adjusted Eurodollar rate borrowings, based on the public ratings of CVS Health’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money, and subject to increase every 90-day period by 0.25%, beginning on the 90th day after the closing of, and funding of the loans under, the bridge facility (but subject to a 0.125% increase in the case of base rate borrowings for days 90 through 179 after such closing and funding in the event that the public ratings of CVS Health’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money is equal to or greater than A2 by Moody’s and A by S&P), based on how long the loans under the bridge facility are outstanding.

Base Rate Option

Interest will be at the base rate plus an applicable margin based on the public ratings of CVS Health’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money, calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days and payable quarterly in arrears. The base rate will be, for any day, a fluctuating rate per annum equal to the highest of (i) the rate last quoted by The Wall Street Journal as the “prime rate” or, if The Wall Street Journal ceases to quote such rate, the highest rate per annum published by the Federal Reserve Board as the “bank prime loan” rate or, if such rate is no longer quoted, any similar release by the Federal Reserve Board, (ii) the Federal Funds effective rate plus  1⁄2 of 1.0% and (iii) the one-month reserve adjusted Eurodollar Rate plus 1.0% (provided, that the reserve adjusted Eurodollar Rate shall not be less than zero).

Eurodollar Rate Option

Interest will be determined based on interest periods to be selected by CVS Health of one, two, three or six months or (if agreed by all relevant lenders under the bridge facility) less than one month or twelve months and for each interest period will be at an annual rate equal to the London Interbank Offered Rate, which is referred to in this joint proxy statement/prospectus as LIBOR, for deposits with a term equivalent to such interest period in U.S. dollars adjusted for applicable reserve requirements (such rate as so adjusted is referred to in this joint proxy statement/prospectus as the reserve adjusted Eurodollar rate), plus the applicable margin based on the public ratings of CVS Health’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money. Interest will be paid at the end of each interest period (and at the end of every three months, in the case of interest periods longer than three months) and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

Covenants and Events of Default

The bridge facility commitment letter provides that the definitive financing agreement documenting the bridge facility (if any), which is referred to in this joint proxy statement/prospectus as the bridge credit agreement, shall contain covenants substantially similar to the covenants in the 2017 five-year revolving credit facility, which relate to the following subjects:

•	legal existence;

•	payment of taxes;

•	maintenance of insurance;

•	performance of obligations;

•	condition of property;

•	observance of legal requirements;

•	delivery of financial statements and other information;

•	records;

•	maintenance of authorizations;

•	limitations on liens;

•	limitations on acquisitions and dispositions;

•	limitations on mergers and consolidations;

•	limitations on restricted payments;

•	limitation on upstream dividends by subsidiaries; and

•	limitation on negative pledges.

In addition, the bridge facility commitment letter provides that the bridge credit agreement (if executed and delivered) shall include (x) a financial covenant requiring the ratio of consolidated indebtedness to total capitalization at each quarter-end not to exceed 0.65:1.00 (defined and calculated in a manner consistent with the 2017 five-year revolving credit facility), but with an exclusion for any indebtedness incurred by CVS Health to finance the merger until the earlier of (i) the closing date under the bridge facility and (ii) 30 days following the termination of the merger agreement (in each case to the extent that such indebtedness is redeemable if the merger is not consummated), and (y) a covenant restricting the incurrence of debt by CVS Health’s subsidiaries to up to 15% of net tangible assets. In determining compliance with such test, (i) any Aetna existing indebtedness shall be excluded from indebtedness, and (ii) indebtedness that may be incurred by all of CVS Health’s subsidiaries (excluding the Aetna existing indebtedness and other indebtedness under capital leases incurred in connection with a sale and leaseback transaction) may not exceed $900.0 million in the aggregate, in each case, on and following completion of the merger until such date as CVS Health shall be in compliance with such test without giving effect to the exclusion in clause (i) of this sentence.

The bridge facility commitment letter also provides that the bridge credit agreement (if executed and delivered) shall contain events of default substantially similar to the events of default in the 2017 five-year revolving credit facility, limited to nonpayment of principal when due; nonpayment of interest or fees within five business days of due date; violation of covenants (subject to a grace period of 30 days in the case of certain affirmative covenants); inaccuracy of representations and warranties in any material respect when made; payment default or default resulting in or permitting acceleration in respect of indebtedness of $250.0 million or more; bankruptcy or insolvency events; change in control; undischarged judgments in excess of $250.0 million; and certain events under the Employee Retirement Income Security Act of 1974, as amended, which is referred to in this joint proxy statement/prospectus as ERISA, with a threshold amount of $250.0 million. In the event that any of the thresholds in the 2017 five-year revolving credit facility is, as of the closing date of, and funding of the loans under, the bridge facility, less favorable to CVS Health, then the aforementioned $250.0 million thresholds shall be deemed amended to match the thresholds in the 2017 five-year revolving credit facility.

Term Loan

Pursuant to the terms of the term loan agreement, the proceeds of the term loans will be available upon the satisfaction of several limited conditions precedent on completion of the merger and, if drawn, will be used to finance, in part, the cash component of the merger consideration and to pay fees, commissions and expenses incurred in connection with the merger. Borrowings under the term loan agreement will be unsecured. The term loans are pre-payable without premium or penalty (but subject to breakage costs, if applicable). The term loans under the $3.0 billion three-year tranche do not amortize. The term loans under the $2.0 billion five-year tranche amortize in equal quarterly amounts equal to the percentage per three calendar months’ period of the aggregate principal amount of the five-year tranche loans made on the date on which the term lenders are obligated to make loans under the term loan agreement, which is referred to in this joint proxy statement/prospectus as the term loan closing date, as follows: (i) 0% for each quarterly payment date occurring after the term loan closing date, to, and including, the first anniversary of the term loan closing date, (ii) 1.25% for each quarterly payment date occurring after the first anniversary of the term loan closing date to, and including, the third anniversary of the term loan closing date and (iii) 2.5% for each quarterly payment date occurring after the third anniversary of the term loan closing date to, and including, the fifth anniversary of the term loan closing date. The $3.0 billion tranche of the term loan facility will mature and be payable on the third anniversary of the term loan closing date. The $2.0 billion tranche of the term loan facility will mature and be payable (to the extent not amortized) on the fifth anniversary of the term loan closing date.

Conditions Precedent

The term lenders’ obligation to fund the term loans is subject to several limited conditions, including completion of the merger, the non-occurrence of a material adverse effect (as such term is defined in the term loan agreement) on Aetna, the accuracy in all material respects of certain representations and warranties related to both CVS Health and Aetna, the absence of certain defaults by CVS Health, the delivery of certain financial statements of CVS Health and Aetna and other customary conditions to completion more fully set forth in the term loan agreement.

Interest

At the option of CVS Health, borrowings under the term loan agreement will bear interest at either a base rate or at the Eurodollar rate, plus, in each case, an applicable margin. The applicable margin will range from 0.00-0.875% with respect to base rate borrowings, and 0.875-1.875% with respect to Eurodollar rate borrowings, based on the public ratings of CVS Health’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money.

Base Rate Option

Interest will be at the base rate plus an applicable margin based on the public ratings of CVS Health’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money, calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days and payable quarterly in arrears. The base rate will be, for any day, a fluctuating rate per annum equal to the highest of (i) the rate last quoted by The Wall Street Journal as the “prime rate” or, if The Wall Street Journal ceases to quote such rate, the highest rate per annum published by the Federal Reserve Board as the “bank prime loan” rate or, if such rate is no longer quoted, any similar release by the Federal Reserve Board, (ii) the Federal Funds effective rate plus 0.5% and (iii) the one-month LIBOR rate plus 1.0%, provided that the LIBOR rate shall never be less than zero.

Eurodollar Rate Option

Interest will be determined based on interest periods to be selected by CVS Health of one, two, three or six months or (if agreed by all term lenders) less than one month or twelve months and will be at an annual rate equal to LIBOR for deposits with a term equivalent to such interest period in U.S. dollars multiplied by the statutory reserve rate, plus the applicable margin based on the public ratings of CVS Health’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money. Interest will be paid at the end of each interest period (and at the end of every three months, in the case of interest periods longer than three months) and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

Covenants and Events of Default

The term loan agreement contains covenants relating to the following subjects:

•	legal existence;

•	payment of taxes;

•	maintenance of insurance;

•	performance of obligations;

•	condition of property;

•	observance of legal requirements;

•	delivery of financial statements and other information;

•	records;

•	maintenance of authorizations;

•	limitations on liens;

•	limitations on acquisitions and dispositions;

•	limitations on mergers and consolidations;

•	limitations on restricted payments;

•	limitation on upstream dividends by subsidiaries; and

•	limitation on negative pledges.

In addition, the term loan agreement includes (x) a financial covenant requiring the ratio of consolidated indebtedness to total capitalization (defined as the sum of consolidated indebtedness and shareholders’ equity determined in accordance with GAAP) at each quarter-end not to exceed 0.60:1.00; provided that (a) from the term loan closing date through and including the fiscal quarter ending September 30, 2019, CVS Health will not permit its ratio of consolidated indebtedness to total capitalization at the end of any fiscal quarter to exceed 0.65:1.00, and (b) until the earlier of (i) the occurrence of the term loan closing date and (ii) the date that is 30 days following the termination of the merger agreement in accordance with its terms, consolidated indebtedness and total capitalization shall each be calculated exclusive of any unsecured indebtedness not exceeding $49.0 billion issued or borrowed by CVS Health for the purpose of financing the merger (including all of the transaction costs, fees, commissions and expenses in connection therewith) and which is redeemable or prepayable if the merger is not consummated, and (y) a covenant restricting the incurrence of debt by CVS Health’s subsidiaries to up to 15% of net tangible assets. In determining compliance with such net tangible assets test, (i) any Aetna existing indebtedness shall be excluded from indebtedness, and (ii) indebtedness that may be incurred by all of CVS Health’s subsidiaries (excluding the Aetna existing indebtedness and other indebtedness under capital leases incurred in connection with a sale and leaseback transaction) may not exceed $900.0 million in the aggregate, in each case, on and following completion of the merger until such date as CVS Health shall be in compliance with such test without giving effect to the exclusion in clause (i) of this sentence.

The term loan agreement also contains certain events of default, limited to nonpayment of principal when due; nonpayment of interest or fees within five business days of due date; violation of covenants (subject to a grace period of 30 days in the case of certain affirmative covenants); inaccuracy of representations and warranties in any material respect when made; payment default or default resulting in or permitting acceleration in respect of indebtedness of $250.0 million or more; bankruptcy or insolvency events; change in control; undischarged judgments in excess of $250.0 million; and certain events under ERISA with a threshold amount of $250.0 million. The aforementioned threshold amounts of $250.0 million shall be applicable at all times prior to the later of (x) the termination or other expiration of the bridge facility commitment letter in accordance with its terms and (y) the termination or other expiration of the bridge facility if it is entered into. At all other times, the aforementioned threshold amounts of $250.0 million shall be reduced to $200.0 million.

Revolving Credit Agreements

Pursuant to the first amendments to each of the revolving credit agreements, the revolving lenders agreed to (w) amend the net tangible assets test included in the covenant restricting the incurrence of debt by CVS Health’s subsidiaries by (a) excluding any Aetna existing indebtedness from indebtedness for purposes of determining compliance with the net tangible assets test, and (b) restricting the indebtedness that may be incurred by all of CVS Health’s subsidiaries (excluding the Aetna existing indebtedness and other indebtedness under capital leases incurred in connection with a sale and leaseback transaction) to an amount not exceeding $900.0 million in the aggregate, in each case, on and following completion of the merger until the date that CVS Health is in compliance with the net tangible assets test without giving effect to the exclusion set forth in clause (a) above, (x) expressly permit completion of the merger under the acquisition covenant, (y) amend the financial covenant by (a) increasing the consolidated indebtedness to total capitalization ratio from 0.60:1.00 to 0.65:1.00 from completion of the merger through and including the fiscal quarter ending September 30, 2019, and (b) excluding unsecured indebtedness in an aggregate principal amount not exceeding $49.0 billion incurred by CVS Health for the purpose of financing the merger (including all of the transaction costs, fees, commissions and expenses in connection therewith) and which is redeemable or prepayable if the merger is not consummated, from the calculation of consolidated indebtedness and total capitalization, until the earliest of the occurrence of completion of the merger, the date that is 30 days following the termination of the merger agreement in accordance with its terms and August 31, 2019, and (z) increase the threshold amount of specified events of default to (a) prior to the later of (i) the termination or other expiration of the bridge facility commitment letter in accordance with its terms and (ii) the termination or other expiration of the bridge facility if it is entered into, $250.0 million, and (b) at all other times, $200.0 million.

Conditions Precedent

The first amendments to each of the revolving credit agreements became effective on December 15, 2017. The effectiveness of such amendments was subject only to the execution and delivery of such amendments by CVS Health, the applicable administrative agent and the required lenders under each of the revolving credit agreements.

Litigation Relating to the Merger

As of January 26, 2018, four complaints have been filed by purported Aetna shareholders challenging the merger. The first, a putative class action complaint, was filed by Olivier Miramond in the United States District Court for the District of Connecticut and is captioned Miramond v. Aetna Inc., et al., case number 3:18-cv-00083. The second complaint, filed in the United States District Court for the District of Connecticut by Shiva Stein individually, is captioned Stein v. Aetna Inc., et al., case number 3:18-cv-00136. The third complaint, a putative class action filed by Robert Freedman, was filed in the United States District Court for the Eastern District of Pennsylvania and is captioned Freedman v. Aetna Inc., et al., case number 2:18-cv-00323-RK. The fourth complaint, filed in the United States District Court for the District of Connecticut by Luan Pham individually, is captioned Pham v. Aetna Inc., et al., case number 3:18-cv-00154. The complaints name as defendants Aetna and each member of Aetna’s board of directors. The complaints generally allege, among other things, that the merger consideration in the proposed transaction is unfair, inadequate and undervalues Aetna; that the defendants failed to conduct a fair and reasonable sales process; that the merger agreement’s deal protection provisions improperly deter other suitors from submitting a superior offer for Aetna; and that the defendants authorized the filing of a materially incomplete and misleading registration statement. Among other remedies, the complaints seek to enjoin the Aetna special meeting and the closing of the merger, as well as costs and attorneys’ fees. Defendants believe that the complaints are without merit.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the merger.

Explanatory Note

The merger agreement and the summary of its terms in this joint proxy statement/prospectus have been included to provide information about the terms and conditions of the merger agreement. The representations, warranties, covenants and agreements contained in the merger agreement were made by CVS Health, Aetna and Merger Sub as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by CVS Health, Aetna and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties also may be subject to a contractual standard of materiality or material adverse effect that is different from what may be viewed as material by stockholders or shareholders, as applicable, or other investors and from the materiality standard applicable to reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement.

For the foregoing reasons, the representations, warranties, covenants and agreements and any descriptions of those provisions should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

Structure of the Merger

The merger agreement provides for the merger, in which Merger Sub will be merged with and into Aetna, with Aetna surviving the merger as a wholly-owned subsidiary of CVS Health.

After completion of the merger, the articles of incorporation set forth as Exhibit A to the merger agreement and the by-laws of Merger Sub in effect immediately prior to completion of the merger will be the articles of incorporation and by-laws, respectively, of Aetna, as the surviving corporation in the merger, in each case, until amended in accordance with applicable law and the articles of incorporation and by-laws, as applicable. After completion of the merger, the directors of Merger Sub and the officers of Aetna immediately prior to completion of the merger will be the directors and officers, respectively, of Aetna, as the surviving corporation in the merger, in each case, until their successors are duly elected or appointed and qualified in accordance with the surviving corporation’s articles of incorporation, by-laws and applicable law.

Completion and Effectiveness of the Merger

The merger will be completed and become effective at such time as the statement of merger for the merger is duly filed with the Pennsylvania Department of State (or at such later time as agreed to by Aetna and CVS Health and specified in the statement of merger for the merger). Unless another date and time are agreed to by CVS Health and Aetna, completion of the merger will occur on the third business day following satisfaction or, to the extent permitted by applicable law, waiver, of the conditions to completion of the merger (other than those conditions that by their nature are to be satisfied at completion of the merger, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the time of completion) described under “—Conditions to Completion of the Merger” beginning on page 181 of this joint proxy statement/prospectus.

As of the date of this joint proxy statement/prospectus, CVS Health and Aetna expect that the merger will be completed in the second half of 2018. However, completion of the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to completion of the merger, which are summarized below. There can be no assurances as to when, or if, the merger will occur. If the merger is not completed on or before the initial end date of December 3, 2018, either CVS Health or Aetna may terminate the merger agreement, unless all conditions to completion of the merger have been satisfied or waived on the initial end date other than the regulatory approvals condition, and either CVS Health or Aetna elects to extend the initial end date to March 3, 2019, in which case, if the merger is not completed on or before March 3, 2019, either CVS Health or Aetna may terminate the merger agreement, unless all conditions to completion of the merger have been satisfied or waived on the extended end date other than the regulatory approvals condition, and CVS Health elects to extend the extended end date to June 3, 2019, in which case, if the merger is not completed on or before June 3, 2019, either CVS Health or Aetna may terminate the merger agreement. The right to terminate the merger agreement after the end date, or to extend the initial end date or extended end date, will not be available to CVS Health or Aetna, as applicable, if that party’s breach of any provision of the merger agreement resulted in the failure of the merger to be completed by the end date. See “—Conditions to Completion of the Merger” and “—Termination of the Merger Agreement” beginning on pages 181 and 203, respectively, of this joint proxy statement/prospectus.

Merger Consideration

At completion of the merger, each Aetna common share outstanding immediately prior to completion of the merger, except for shares held by Aetna as treasury stock or shares owned by CVS Health or by any subsidiary of Aetna or CVS Health, will be converted into the right to receive $145.00 in cash without interest thereon and 0.8378 of a share of CVS Health common stock (with cash payable in lieu of any fractional shares as described under “—Fractional Shares” beginning on page 178 of this joint proxy statement/prospectus).

If, between the date of the merger agreement and completion of the merger, any change in the outstanding shares of capital stock of Aetna or CVS Health occurs as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the merger consideration and any other amounts payable pursuant to the merger agreement will be appropriately adjusted to eliminate the effect of such event thereon.

Fractional Shares

No fractional shares of CVS Health common stock will be issued to any holder of Aetna common shares upon completion of the merger. Instead, all fractional shares of CVS Health common stock that a holder of Aetna common shares would otherwise be entitled to receive as a result of the merger will be aggregated and, if a fractional share results from that aggregation, the holder will be entitled to receive cash in an amount determined by multiplying that fraction by the CVS Health closing price in lieu of that fractional share. No interest will be paid or accrued on cash payable in lieu of fractional shares of CVS Health common stock.

No Appraisal or Dissenters’ Rights for Aetna Shareholders

Pursuant to Section 1571(b) of the PBCL, holders of Aetna common shares will not be entitled to appraisal or dissenters’ rights in connection with the merger.

Procedures for Surrendering Aetna Share Certificates

The conversion of Aetna common shares into the right to receive the merger consideration will occur automatically at completion of the merger. Prior to completion of the merger, CVS Health will appoint an exchange agent reasonably acceptable to Aetna and enter into an exchange agent agreement with the exchange agent reasonably acceptable to Aetna providing for the exchange agent to handle the exchange of certificates or book-entry shares representing Aetna common shares for the merger consideration. As of completion of the merger, CVS Health will deposit or make available as needed the cash and shares of CVS Health common stock comprising the merger consideration payable in respect of Aetna common shares. Promptly (but not later than two business days) after completion of the merger, CVS Health will, or will cause the exchange agent to, send a letter of transmittal to each person who is a record holder of Aetna common shares at completion of the merger for use in the exchange and instructions explaining how to surrender Aetna share certificates or transfer uncertificated Aetna common shares to the exchange agent.

Aetna shareholders who submit a properly completed letter of transmittal, together with their share certificates (in the case of certificated shares) or other evidence of transfer requested by the exchange agent (in the case of book-entry shares), will receive the merger consideration into which the Aetna common shares were converted in the merger. The shares of CVS Health common stock constituting part of the merger consideration will be delivered to Aetna shareholders in book-entry form unless a physical certificate is requested by an Aetna shareholder or otherwise required under applicable law. After completion of the merger, each certificate that previously represented Aetna common shares and each uncertificated Aetna common share that previously was registered to a holder on Aetna’s stock transfer books, except for shares held by Aetna as treasury stock or shares owned by CVS Health or by any subsidiary of Aetna or CVS Health, will only represent the right to receive the merger consideration into which those Aetna common shares have been converted (and cash in lieu of any fractional shares of CVS Health common stock as described under “—Fractional Shares” beginning on page 178 of this joint proxy statement/prospectus, and any dividends on the shares of CVS Health common stock into which such Aetna shares have been converted as described below under “—Procedures for Surrendering Aetna Share Certificates”).

Neither CVS Health nor Aetna will be responsible for transfer or other similar taxes and fees incurred by holders of Aetna common shares in connection with the merger. Those taxes and fees, if any, will be the sole responsibility of such holders. In addition, if there is a transfer of ownership of Aetna common shares that is not registered in the records of Aetna’s transfer agent, payment of the merger consideration as described above (and cash in lieu of any fractional shares of CVS Health common stock as described under “—Fractional Shares” beginning on page 178 of this joint proxy statement/prospectus, and any dividends on the shares of CVS Health common stock into which such Aetna shares have been converted as described below under “—Procedures for Surrendering Aetna Share Certificates”) will be made to a person other than the person in whose name the certificate or uncertificated share so surrendered is registered only if the certificate is properly endorsed or otherwise is in proper form for transfer or the uncertificated share is properly transferred, and the person requesting the payment must pay to the exchange agent any transfer or other similar taxes required as a result of such payment or satisfy the exchange agent that any transfer or other similar taxes have been paid or that no payment of those taxes is necessary.

After completion of the merger, CVS Health will not pay dividends with a record date on or after completion of the merger to any holder of any Aetna share certificates or uncertificated Aetna common shares on the shares of CVS Health common stock into which such Aetna shares have been converted until such holder surrenders the Aetna share certificates or transfers the uncertificated Aetna common shares as described above. However, once those certificates or uncertificated Aetna common shares are surrendered or transferred, as applicable, CVS Health will pay to such holder, without interest, any dividends on the shares of CVS Health common stock into which such Aetna shares have been converted with a record date on or after completion of the merger that have been paid prior to such surrender or transfer, as applicable.

Treatment of Aetna Equity Awards

Aetna Stock Appreciation Rights

As of completion of the merger, each outstanding vested Aetna stock appreciation right (including those Aetna stock appreciation rights that vest by their terms as of completion of the merger), will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the excess, if any, of the equity award cash consideration over the applicable per share exercise price of such Aetna stock appreciation right multiplied by the total number of Aetna common shares subject to such Aetna stock appreciation right.

Each Aetna stock appreciation right that is not vested as of completion of the merger or that is granted after the date of the merger agreement (to the extent permitted under the merger agreement), at completion of the merger, will be assumed by CVS Health and will become an assumed stock appreciation right representing the right to receive a payment in shares of CVS Health common stock on the same terms and conditions, except that the number of shares of CVS Health common stock subject to the assumed stock appreciation right will equal the product of the number of Aetna common shares that were subject to such Aetna stock appreciation right immediately prior to completion of the merger multiplied by the equity award exchange ratio, with such product rounded down to the nearest whole share of CVS Health common stock. The per share exercise price for each assumed stock appreciation right will equal the exercise price per share of such Aetna stock appreciation right immediately prior to completion of the merger divided by the equity award exchange ratio, rounded up to the nearest whole cent.

Aetna Restricted Stock Units and Performance Stock Units

Immediately prior to completion of the merger, each outstanding Aetna RSU and each outstanding Aetna PSU that provides for accelerated vesting upon completion of the merger will vest and will be converted into the right to receive, with respect to each Aetna common share underlying the Aetna RSU or Aetna PSU, the merger consideration, less applicable tax withholdings.

Each Aetna RSU or Aetna PSU that is not converted into a right to receive the merger consideration or is granted after the date of the merger agreement (to the extent permitted under the merger agreement) will be assumed by CVS Health and will be converted into a time-based restricted stock unit award covering the number of whole shares of CVS Health common stock equal to the product of the number of Aetna common shares underlying such assumed Aetna RSU or Aetna PSU immediately prior to completion of the merger (with the performance of each Aetna PSU to be determined based on the applicable award agreement relating to such Aetna PSU) multiplied by the equity award exchange ratio with such product rounded down to the nearest whole share of CVS Health common stock. Except as provided in the immediately preceding sentence, each assumed Aetna RSU or Aetna PSU will continue to have, and be subject to, the same terms and conditions as applied to the corresponding Aetna RSU or Aetna PSU immediately prior to completion of the merger (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the merger).

Listing of CVS Health Common Stock

The merger agreement obligates CVS Health to use its reasonable best efforts to cause the shares of CVS Health common stock to be issued in the merger to be listed on the NYSE, subject to official notice of issuance, prior to completion of the merger. Approval for listing on the NYSE of the shares of CVS Health common stock issuable to Aetna shareholders in the merger, subject to official notice of issuance, is a condition to the obligations of CVS Health and Aetna to complete the merger.

Governance and Social Matters Following Completion of the Merger

Board of Directors of CVS Health. CVS Health will take all necessary corporate action to cause, effective at completion of the merger, the size of the board of directors of CVS Health to be increased by three and the vacancies created thereby to be filled by Mark T. Bertolini, the Chairman and Chief Executive Officer of Aetna, and two other individuals who are serving on the board of directors of Aetna immediately prior to completion of the merger who meet CVS Health’s independence criteria as in effect as of such time and who will be jointly designated by Aetna and CVS Health prior to completion of the merger.

Aetna Foundation. The merger agreement provides that, for at least three years following completion of the merger, CVS Health will preserve Aetna Foundation, Inc. in a manner consistent in all material respects with the past practice of Aetna, including by maintaining its name and charitable mission.

“Aetna” Brand. The merger agreement provides that, for at least five years following completion of the merger, CVS Health will maintain “Aetna” as the primary brand for the insurance businesses of CVS Health and its subsidiaries (including Aetna and its subsidiaries).

Conditions to Completion of the Merger

Mutual Conditions to Completion. The obligation of each of CVS Health, Aetna and Merger Sub to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•	approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding Aetna common shares in accordance with Aetna’s articles and the PBCL;

•	approval of the stock issuance by a majority of all votes cast by holders of outstanding shares of CVS Health common stock in accordance with the rules of the NYSE;

•	the absence of any applicable law or order enacted, adopted or promulgated after the date of the merger agreement being in effect in the U.S. that enjoins, prevents or prohibits completion of the merger;

•	the effectiveness of the registration statement for the shares of CVS Health common stock to be issued in the merger (of which this joint proxy statement/prospectus forms a part) and the absence of any stop order suspending that effectiveness or any proceedings for that purpose pending before the SEC; and

•	approval for listing on the NYSE of the shares of CVS Health common stock to be issued in the merger, subject to official notice of issuance.

Additional Conditions to Completion for the Benefit of CVS Health and Merger Sub. In addition to the conditions to all parties’ obligations, the obligation of each of CVS Health and Merger Sub to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•	both (i) the expiration or early termination of any applicable waiting period relating to the merger under the HSR Act and (ii) the required governmental authorizations having been made or obtained and being in full force and effect, in each case in this bullet, without the imposition of any term or condition that would have or would reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect on CVS Health or Aetna (see “—Reasonable Best Efforts Covenant” beginning on page 194 of this joint proxy statement/prospectus for the definition of regulatory material adverse effect);

•	the absence since the date of the merger agreement of any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Aetna (see “—Definition of ‘Material Adverse Effect’” beginning on page 184 of this joint proxy statement/prospectus for the definition of material adverse effect);

•	the accuracy (subject only to de minimis exceptions) as of the date of the merger agreement and as of completion of the merger (or, in the case of representations and warranties given as of another specific date, as of that date) of certain representations and warranties made in the merger agreement by Aetna regarding its capitalization;

•	the accuracy in all material respects as of the date of the merger agreement and as of completion of the merger (or, in the case of representations and warranties given as of another specific date, as of that date) of certain representations and warranties made in the merger agreement by Aetna regarding, among other matters, its corporate existence, its corporate authority relative to the merger agreement and the merger, fees payable to its financial advisors in connection with the merger, its ownership of its subsidiaries, the receipt of opinions from its financial advisors and the inapplicability of certain antitakeover laws;

•	the accuracy of all other representations and warranties made in the merger agreement by Aetna (disregarding all qualifications and exceptions contained in such representations and warranties relating to materiality or material adverse effect) as of the date of the merger agreement and as of completion of the merger (or, in the case of representations and warranties given as of another specified date, as of that date), except for any inaccuracies in such representations and warranties that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Aetna;

•	performance (or cure of any non-performance) in all material respects by Aetna of the covenants and agreements required to be performed by it prior to completion of the merger; and

•	receipt of a certificate from an executive officer of Aetna confirming the satisfaction of the conditions described in the preceding five bullets.

Additional Conditions to Completion for the Benefit of Aetna. In addition to the conditions to all parties’ obligations, the obligation of Aetna to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•	the expiration or early termination of any applicable waiting period relating to the merger under the HSR Act to the extent required under applicable law to complete the transactions contemplated by the merger agreement;

•	the required governmental authorizations having been made or obtained and being in full force and effect to the extent required under applicable law to complete the transactions contemplated by the merger agreement (this condition, together with the preceding bullet, the corresponding conditions for the benefit of CVS Health and Merger Sub, and the condition for the benefit of Aetna, CVS Health and Merger Sub relating to the absence of any applicable law or order enjoining, preventing or prohibiting completion of the merger, with respect to any applicable law or order relating to the governmental authorizations referred to in this condition, in the preceding bullet and in the corresponding conditions for the benefit of CVS Health and Merger Sub, is referred to in this joint proxy statement/prospectus as the regulatory approvals condition);

•	the absence since the date of the merger agreement of any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on CVS Health (see “—Definition of ‘Material Adverse Effect’” beginning on page 184 of this joint proxy statement/prospectus for the definition of material adverse effect);

•	the accuracy (subject only to de minimis exceptions) as of the date of the merger agreement and as of completion of the merger (or, in the case of representations and warranties given as of another specific date, as of that date) of certain representations and warranties made in the merger agreement by CVS Health regarding its capitalization;

•	the accuracy in all material respects as of the date of the merger agreement and as of completion of the merger (or, in the case of representations and warranties given as of another specific date, as of that date) of certain representations and warranties made in the merger agreement by CVS Health regarding, among other matters, its corporate existence, its corporate authority relative to the merger agreement and the merger, fees payable to its financial advisors in connection with the merger, its ownership of its subsidiaries, the opinions of its financial advisors and the inapplicability of certain antitakeover laws;

•	the accuracy of all other representations and warranties made in the merger agreement by CVS Health (disregarding all qualifications and exceptions contained in such representations and warranties relating to materiality or material adverse effect) as of the date of the merger agreement and as of completion of the merger (or, in the case of representations and warranties given as of another specified date, as of that date), except for any inaccuracies in such representations and warranties that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on CVS Health;

•	performance (or cure of any non-performance) in all material respects by CVS Health and Merger Sub of the covenants and agreements required to be performed by them prior to completion of the merger; and

•	receipt of a certificate from an executive officer of CVS Health confirming the satisfaction of the conditions described in the preceding five bullets.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by both CVS Health and Aetna that are subject in some cases to exceptions and qualifications (including exceptions that are not material to the party making the representations and warranties and its subsidiaries, taken as a whole, and exceptions that do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the party making the representations and warranties). See “—Definition of ‘Material Adverse Effect’” beginning on page 184 of this joint proxy statement/prospectus for the definition of material adverse effect. The representations and warranties in the merger agreement relate to, among other things:

•	corporate existence, good standing and qualification to conduct business;

•	due authorization, execution and validity of the merger agreement;

•	governmental and third-party consents necessary to complete the merger;

•	absence of any conflict with or violation or breach of organizational documents or any conflict with or violation or breach of agreements, laws or regulations as a result of the execution, delivery or performance of the merger agreement and completion of the merger;

•	capitalization;

•	subsidiaries;

•	SEC filings, the absence of material misstatements or omissions from such filings and compliance with the Sarbanes-Oxley Act of 2002;

•	financial statements;

•	information provided by the applicable party for inclusion in disclosure documents to be filed with the SEC in connection with the merger;

•	conduct of business in the ordinary course of business consistent with past practices and absence of changes that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the applicable party, in each case since December 31, 2016;

•	absence of undisclosed material liabilities;

•	litigation;

•	compliance with laws, court orders and permits;

•	tax matters;

•	employees, employee benefit plans and labor matters;

•	intellectual property matters;

•	environmental matters;

•	inapplicability of antitakeover statutes;

•	receipt of opinions from such party’s financial advisors;

•	fees payable to financial advisors in connection with the merger;

•	no ownership of the other party’s common stock; and

•	no other representations and warranties.

Aetna also makes representations and warranties relating to, among other things, statutory financial statements, loss reserves, capital or surplus maintenance of regulated subsidiaries, material contracts, properties, insurance matters and transactions with affiliates.

CVS Health also makes representations and warranties relating to, among other things, matters with respect to the debt commitment letter regarding the financing for the merger.

The representations and warranties in the merger agreement do not survive completion of the merger.

See “—Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures” beginning on page 177 of this joint proxy statement/prospectus.

Definition of “Material Adverse Effect”

Many of the representations and warranties in the merger agreement are qualified by “material adverse effect” on the party making such representations and warranties.

For purposes of the merger agreement, “material adverse effect” means, with respect to CVS Health or Aetna, as the case may be, a material adverse effect on the financial condition, business or results of operations of that party and its subsidiaries, taken as a whole, except that no effect to the extent resulting from any of the following events, changes, developments or occurrences will be taken into account in determining whether there has been a material adverse effect, or whether a material adverse effect would reasonably be expected to occur:

•	any changes in general United States or global economic conditions;

•	any changes in conditions generally affecting the industry in which that party or any of its subsidiaries operate, including, in the case of Aetna, the health insurance or managed care industry (including, in the case of Aetna, the Medicare Advantage managed care industry);

•	any decline, in and of itself, in the market price or trading volume of that party’s common stock (but not any facts or occurrences giving rise to or contributing to that decline that are not otherwise excluded from the definition of material adverse effect);

•	any changes in regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction;

•	any failure, in and of itself, by that party to meet any internal or published projections, forecasts, estimates or predictions in respect of enrollments, revenues, earnings or other financial or operating metrics for any period (but not any facts or occurrences giving rise to or contributing to that failure that are not otherwise excluded from the definition of material adverse effect);

•	the execution and delivery of the merger agreement, the public announcement or pendency of the merger agreement or the merger, the taking of any action required or expressly contemplated by the merger agreement or the identity of, or any facts or circumstances relating to any other party to the merger agreement or that other party’s subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of that party or any of its subsidiaries with governmental authorities, customers, providers, suppliers, partners, officers or employees (except with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of the merger agreement or completion of the transactions contemplated by the merger agreement);

•	any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any applicable law of or by any governmental authority;

•	any changes in United States generally accepted accounting principles or, in the case of Aetna, statutory accounting principles or actuarial standards of practice (or, in any of such cases, authoritative interpretations thereof);

•	any changes in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of any acts of war, sabotage, cyberattack or terrorism threatened or underway as of the date of the merger agreement;

•	any taking of any action at the written request of or with the consent of any other party to the merger agreement (but not any facts or occurrences resulting from that action that are not otherwise excluded from the definition of material adverse effect);

•	any reduction in the credit rating of that party or any of its subsidiaries (but not any facts or occurrences giving rise to or contributing to that reduction that are not otherwise excluded from the definition of material adverse effect);

•	any epidemic, plague, pandemic or other outbreak of illness or public health event, hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions;

•	any changes to reimbursement rates or in methods or procedures for determining those rates, any changes to eligibility requirements or any other programmatic changes by any governmental authority, in each case whether such changes are applicable nationally or to only certain geographic areas; or

•	any claims, actions, suits or proceedings arising from allegations of a breach of fiduciary duty or violation of applicable law relating to the merger agreement or the merger;

except, in the case of the events, changes, developments or occurrences referred to in the first, second, fourth, seventh, eighth and thirteenth bullets in the immediately preceding list, to the extent that those events, changes, developments or occurrences have a materially disproportionate adverse effect on that party and its subsidiaries, taken as a whole, relative to the adverse effect those changes, developments or occurrences have on other companies operating in the industries in which that party or any of its subsidiaries operate (except that any such disproportionate effect on that party and its subsidiaries to the extent resulting from the greater concentration of the businesses of that party and its subsidiaries in any particular industry or geography relative to other companies operating in the industries in which that party or any of its subsidiaries operate will not be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect on that party and its subsidiaries).

Conduct of Business Pending the Merger

In general, except (i) as required or expressly contemplated by the merger agreement, (ii) as required or prohibited by applicable law or (iii) as set forth in the confidential disclosure schedules delivered to the other party concurrently with the execution of the merger agreement, unless the other party otherwise consents (which consent may not be unreasonably withheld, conditioned or delayed), Aetna, CVS Health and their respective subsidiaries are required to conduct their business in the ordinary course of business consistent with past practice and to use commercially reasonable efforts to preserve intact their respective business organizations and relationships with third parties and to keep available the services of their present officers and employees.

Without limiting the generality of the foregoing, except (i) as required or expressly contemplated by the merger agreement, (ii) as required or prohibited by applicable law or (iii) as set forth in Aetna’s confidential disclosure schedule delivered to CVS Health concurrently with the execution of the merger agreement, unless CVS Health otherwise consents (which consent generally may not be unreasonably withheld, conditioned or delayed) and subject to certain exceptions and qualifications described in the merger agreement, each of Aetna and each of its subsidiaries is not permitted to, among other things:

•	amend its organizational documents;

•	merge or consolidate with any other entity;

•	acquire any assets, other than (i) acquisitions in an amount not to exceed $100.0 million individually or $200.0 million in the aggregate, taking into account the acquisitions set forth in Aetna’s confidential disclosure schedule delivered to CVS Health concurrently with the execution of the merger agreement, together with all capital contributions permitted under clause (ii) of the tenth bullet point in this list below, (ii) securities under Aetna’s investment portfolio consistent with Aetna’s investment policy in effect as of the date of the merger agreement and (iii) certain intracompany transactions;

•	adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

•	(i) split, combine or reclassify any shares of its capital stock, (ii) amend any term of any of its outstanding equity securities, (iii) declare or pay any dividend or make any other distribution in respect of any shares of its capital stock or other securities, other than, in the case of Aetna, regular cash dividends in the ordinary course of business consistent with past practice in an amount not to exceed $0.50 per Aetna common share per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events), and in the case of Aetna’s subsidiaries, any dividends or other distributions to Aetna or any other wholly-owned subsidiary thereof, or (iv) redeem, repurchase, cancel or otherwise acquire any securities of Aetna or any of its subsidiaries, other than certain repurchases in connection with the exercise of Aetna stock appreciation rights or the vesting and settlement of Aetna RSUs or PSUs, in each case that are outstanding as of the date of the merger agreement or are granted after the date of the merger agreement to the extent permitted by the merger agreement;

•	issue, deliver or sell any shares of its capital stock or any securities convertible into or exercisable for, or any rights to acquire, any such capital stock or any such convertible securities, other than (i) the issuance of Aetna common shares upon the exercise of Aetna stock appreciation rights or the vesting or settlement of Aetna RSUs or PSUs, in each case that are outstanding as of the date of the merger agreement in accordance with their then current terms or granted after the date of the merger agreement to the extent permitted by the merger agreement, (ii) in connection with the exercise of rights to purchase Aetna common shares under Aetna’s stock purchase plan in the offering period for which participant payroll deductions commence during December 2017 to the extent permitted by the merger agreement (iii) in connection with certain intracompany transactions, (iv) the grant of Aetna equity awards to Aetna employees in connection with Aetna’s annual equity grant procedures or in connection with promotions or new hires, in each case, conducted in the ordinary course of business and consistent with past practice, including with respect to timing, and subject to the limitations set forth in the merger agreement or (v) the grant of Aetna equity awards to non-employee directors in the ordinary course of business consistent with past practice;

•	incur any capital expenditures, other than as set forth in Aetna’s confidential disclosure schedule delivered to CVS Health concurrently with the execution of the merger agreement;

•

sell, lease, license or otherwise dispose of any assets, other than (i) in the ordinary course of business consistent with past practice for fair market value in an amount not to exceed $30.0 million in the aggregate, (ii) dispositions of securities under Aetna’s investment portfolio consistent with Aetna’s investment policy in effect as of the date of the merger agreement or (iii) certain intracompany transactions;

•	sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any lien (other than certain permitted liens) on, any intellectual property, other than in the ordinary course of business (i) pursuant to non-exclusive licenses or (ii) for the purpose of disposing of obsolete or worthless assets;

•	make any material loans, advances or capital contributions, other than (i) certain intracompany transactions, (ii) capital contributions required under the terms of contracts in effect as of the date of the merger agreement in an amount not to exceed $200.0 million in the aggregate, together with all acquisitions permitted under clause (i) of the third bullet point in this list above, (iii) extensions of loans or advances to providers in the ordinary course of business consistent with past practice or (iv) extensions of loans or advances to business associates other than providers in the ordinary course of business consistent with past practice, so long as the amount of such loans or advances to business associates other than providers outstanding at any time does not exceed $20.0 million in the aggregate;

•	incur, assume, guarantee or repurchase any indebtedness for borrowed money, other than additional borrowings under Aetna’s facilities set forth in Aetna’s confidential disclosure schedule delivered to CVS Health concurrently with the execution of the merger agreement;

•	create or incur any lien (except for certain permitted liens) on any material asset;

•	enter into, terminate, renew, extend or materially amend any material contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practice;

•	terminate, suspend or amend (i) any certificate of authority to conduct business as an insurance company or health maintenance organization issued by the applicable insurance or health regulatory governmental authority or (ii) any other material permit, in each case in a manner material and adverse to Aetna and its subsidiaries, taken as a whole;

•

except as required by applicable law or Aetna employee benefit plans or other contracts as in effect on the date of the merger agreement, (i) grant any change in control, severance or termination pay to (or amend any existing arrangement with) any of Aetna’s current or former directors, officers, employees or individual independent contractors other than severance or termination pay in the ordinary course of business consistent with past practice for terminated employees in exchange for a general release of claims or other customary covenants, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of Aetna’s current or former directors, executive officers, employees or individual independent contractors, other than offer letters (and related compensation arrangements set forth in such offer letters) with any newly hired directors, employees or individual independent contractors who are not considered to be executive officers and who are not members of the executive leadership team that are entered into in the ordinary course of business consistent with past practice, (iii) establish, adopt or amend any Aetna employee plan or labor agreement, other than in the ordinary course of business consistent with past practice (other than paying cash incentive awards for any fiscal years of Aetna ending prior to completion of the merger and establishing cash incentive program terms for any fiscal years of Aetna commencing prior to completion of the merger under Aetna’s existing incentive plans and arrangements in the ordinary course of business consistent with past practice, subject to the limitations set forth in clause (iv)) or any immaterial amendment that would not increase the cost to Aetna of maintaining an employee plan, or (iv) increase the compensation, bonus opportunity or other benefits payable to any of Aetna’s or its subsidiaries’ current or former directors, officers, employees or individual independent contractors, other than (A) increases in base compensation and bonus opportunity to current directors, individual independent contractors or employees who are not considered to be executive officers and who are not members of the executive leadership team in the ordinary course of business (1) consistent with past practice or (2) in connection with a promotion or change in role and (B) increases in employee welfare benefits in the ordinary course of business consistent with past practice for employees generally; provided that any base compensation increases will not in the aggregate exceed 3.0% of the aggregate base compensation levels of Aetna’s directors and employees who are not considered to be executive officers and who are not members of the executive leadership team (with base salary increases that had been approved by Aetna but not yet implemented and were disclosed to CVS Health as of the date of the merger agreement being excluded from the foregoing limitation);

•	make any material change in any method, principles or practice of financial or statutory accounting, except for any such change required by reason of, or advisable under, a change in United States generally accepted accounting principles, statutory accounting principles, actuarial standards of practice or Regulation S-X under the Exchange Act;

•	make any material change in investment, hedging, underwriting or claims administration principles or practices or in methodologies for estimating and providing for medical costs and other liabilities, in each case with respect to Aetna or certain of its material subsidiaries, except for any such change required by reason of a change in United States generally accepted accounting principles, applicable statutory accounting principles, actuarial standards of practice or Regulation S-X under the Exchange Act;

•	(i) make or change any material tax election; (ii) change any annual tax accounting period; (iii) adopt or change any material method of tax accounting; (iv) enter into any material closing agreement with respect to taxes; (v) settle or surrender any material tax claim, audit or assessment; or (vi) enter into any intercompany transaction within the meaning of Treasury Regulations Section 1.1502-13 that (x) is outside the ordinary course of business and (y) results in a material amount of deferred income or gain that would be taken into account pursuant to Treasury Regulations Section 1.1502-13(d) as a result of the merger;

•	settle or compromise any proceeding, other than settlements or compromises (i) in the ordinary course of business consistent with past practice, including in connection with the processing and paying of claims to members or providers or risk sharing arrangements with providers (it being understood and agreed that any individual settlement or compromise or any series of related settlements or compromises involving payments in excess of $25.0 million, other than any such settlements or compromises with providers that do not relate to sequestration matters, will not be deemed to be in the ordinary course of business) and (ii) involving only a monetary payment in an amount not to exceed $10.0 million individually or $30.0 million in the aggregate;

•	reduce in any material respect the budget or scope of Aetna’s and its subsidiaries’ program for, or otherwise reduce in any material respect the resources or efforts specifically dedicated by Aetna and its subsidiaries to the maintenance and improvement of their respective Medicare star ratings; or

•	agree, commit or propose to do any of the foregoing.

Without limiting the generality of the first paragraph of this section (under “—Conduct of Business Pending the Merger”), except (i) as required or expressly contemplated by the merger agreement, (ii) as required or prohibited by applicable law or (iii) as set forth in CVS Health’s confidential disclosure schedule delivered to Aetna concurrently with the execution of the merger agreement, unless Aetna otherwise consents (which consent may not be unreasonably withheld, conditioned or delayed) and subject to certain exceptions and qualifications described in the merger agreement, each of CVS Health and each of its subsidiaries is not permitted to:

•	amend CVS Health’s organizational documents in a manner materially adverse to Aetna shareholders;

•	acquire any assets, other than (i) acquisitions in an amount not to exceed $2.0 billion individually or $5.0 billion in the aggregate, (ii) acquisitions of securities under CVS Health’s investment portfolio consistent with CVS Health’s investment policy and (iii) certain intracompany transactions;

•	adopt a plan of complete or partial liquidation or dissolution with respect to CVS Health or Merger Sub;

•	(i) split, combine or reclassify any shares of its capital stock, (ii) amend any term of any of its outstanding equity securities, (iii) declare or pay any dividend or make any other distribution in respect of any shares of its capital stock or other securities, other than, in the case of CVS Health, regular cash dividends in the ordinary course of business consistent with past practice in an amount not to exceed $0.50 per share of CVS Health common stock per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events), and in the case of CVS Health’s subsidiaries, any dividends or other distributions to CVS Health or a wholly-owned subsidiary thereof, or (iv) redeem, repurchase, cancel or otherwise acquire any securities of CVS Health or any of its subsidiaries, other than in the ordinary course of business consistent with past practice, including repurchases (A) pursuant to accelerated share repurchase programs or agreements in the ordinary course of business consistent with past practice, and (B) in connection with the exercise or the vesting and settlement of CVS Health equity awards, in each case in this clause (B) that are outstanding as of the date of the merger agreement or are granted after the date of the merger agreement;

•	issue, deliver or sell any shares of its capital stock or any securities convertible into or exercisable for, or any rights to acquire, any such capital stock or any such convertible securities, other than (i) the issuance of shares of CVS Health common stock upon the exercise of CVS Health equity awards or other equity and equity-linked awards that are outstanding as of the date of the merger agreement or are granted after the date of the merger agreement, (ii) in connection with certain intracompany transactions, (iii) the grant of CVS Health equity awards to employees, directors or individual independent contractors pursuant to CVS Health’s equity compensation plans or (iv) the stock issuance;

•	sell, lease, license or otherwise dispose of any assets, other than (i) dispositions in an amount not to exceed $3.0 billion individually or $6.0 billion in the aggregate, (ii) dispositions of securities under CVS Health’s investment portfolio consistent with CVS Health’s investment policy or (iii) certain intracompany transactions; or

•	agree, commit or propose to do any of the foregoing.

Obligations to Call Shareholders’ and Stockholders’ Meetings

As promptly as practicable after the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, each of Aetna and CVS Health has agreed to, in consultation with the other party, establish a record date for, duly call and give notice of a meeting of its shareholders or stockholders, respectively, at which Aetna will seek the vote of its shareholders required to approve and adopt the merger agreement, and CVS Health will seek the vote of its stockholders required to approve the stock issuance. The record date for the meeting of Aetna shareholders must be no later than ten days after the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, and the record date for the meeting of CVS Health stockholders must be the same as the record date for the meeting of Aetna shareholders.

In addition, as promptly as practicable after the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, each of Aetna and CVS Health has agreed to duly convene and hold the meeting of its shareholders or stockholders, respectively. The meeting of Aetna shareholders must be held no later than 40 days after the record date for that meeting, and the meeting of CVS Health stockholders must be held on the same date and time as the meeting of Aetna shareholders. Subject to the rights of the Aetna and CVS Health boards of directors to make an adverse recommendation change, as discussed under “—No Solicitation” beginning on page 190 of this joint proxy statement/prospectus, each of Aetna and CVS Health has agreed to use its reasonable best efforts to cause the required vote of its shareholders or stockholders, respectively, in connection with the merger to be received at the meeting of its shareholders or stockholders, respectively, and will comply with all legal requirements applicable to such meeting.

Neither Aetna nor CVS Health may adjourn, postpone or otherwise delay the meeting of its shareholders or stockholders, respectively, without the prior written consent of the other party. However, each party may, without the prior written consent of the other party, adjourn or postpone the meeting of its shareholders or stockholders, respectively, after consultation with the other party, if that party believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (i) solicit additional proxies necessary to obtain the required vote of its shareholders or stockholders, respectively, in connection with the merger at such meeting, or (ii) distribute any supplement or amendment to this joint proxy statement/prospectus that its board of directors has determined in good faith after consultation with outside legal counsel is necessary under applicable law and for such supplement or amendment to be reviewed by its shareholders or stockholders, as applicable, prior to such meeting.

Unless the merger agreement is earlier terminated, Aetna’s board of directors must submit the merger agreement for adoption at the meeting of its shareholders called for such purpose, even if it changes its recommendation with respect to the merger agreement. Similarly, unless the merger agreement is earlier terminated in accordance with its terms, CVS Health’s board of directors must submit the stock issuance for approval at the meeting of its stockholders called for such purpose, even if it changes its recommendation with respect to the stock issuance.

Obligations to Recommend the Approval and Adoption of the Merger Agreement and the Approval of the Stock Issuance

As discussed under “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—Aetna’s Reasons for the Merger; Recommendation of the Aetna Board of Directors that Aetna Shareholders Approve and Adopt the Merger Agreement” beginning on page 101 of this joint proxy statement/prospectus, Aetna’s board of directors unanimously recommends that Aetna shareholders vote “FOR” the approval and adoption of the merger agreement. Aetna’s board of directors, however, may (i) withdraw or qualify, amend or modify in a manner adverse to CVS Health its recommendation that Aetna shareholders approve and adopt the merger agreement or (ii) recommend, adopt or approve an alternative acquisition proposal for Aetna, in each case, under specified circumstances as discussed under “—No Solicitation” beginning on page 190 of this joint proxy statement/prospectus.

Similarly, as discussed under “Aetna Proposal I: Approval and Adoption of the Merger Agreement and CVS Health Proposal I: Approval of the Stock Issuance—CVS Health’s Reasons for the Merger; Recommendation of the CVS Health Board of Directors that CVS Health Stockholders Approve the Stock Issuance” beginning on page 106 of this joint proxy statement/prospectus, CVS Health’s board of directors unanimously recommends that CVS Health stockholders vote “FOR” the stock issuance. CVS Health’s board of directors, however, may (i) withdraw or qualify, amend or modify in a manner adverse to Aetna its recommendation that CVS Health stockholders approve the stock issuance or (ii) recommend, adopt or approve an alternative acquisition proposal for CVS Health, in each case, under specified circumstances as discussed under “—No Solicitation” beginning on page 190 of this joint proxy statement/prospectus.

However, unless the merger agreement has previously been terminated in accordance with its terms, the merger agreement must be submitted to Aetna shareholders for adoption (even if Aetna’s board of directors has made an adverse recommendation change, or if an acquisition proposal for Aetna has been publicly proposed or announced or otherwise submitted). Similarly, unless the merger agreement has previously been terminated in accordance with its terms, the stock issuance must be submitted to CVS Health stockholders for approval (even if CVS Health’s board of directors has made an adverse recommendation change, or if an acquisition proposal for CVS Health has been publicly proposed or announced or otherwise submitted).

No Solicitation

Subject to the exceptions described below, each of Aetna and CVS Health has agreed not to, and to cause its subsidiaries not to, and to use its reasonable best efforts to cause its and its subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors and representatives, which are collectively referred to in this joint proxy statement/prospectus as representatives, not to, directly or indirectly, among other things: (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any acquisition proposal (as defined below), (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to that party or any of its subsidiaries or afford access to the business, properties, assets, books or records of that party or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by, any third party that such party knows is seeking to make, or has made, an acquisition proposal, (iii)(A) fail to make or withdraw or qualify, amend or modify in a manner adverse to the other party (or fail to include in this joint proxy statement/prospectus) the recommendation of that party’s board of directors that such party’s shareholders vote in favor of the approval and adoption of the merger agreement or such party’s stockholders vote in favor of the approval of the stock issuance, as applicable, or (B) recommend, adopt or approve an acquisition proposal for such party (any of the actions described in this clause (iii) are referred to in this joint proxy statement/prospectus as an adverse recommendation change), (iv) take any action to make any antitakeover laws and regulations of the Commonwealth of Pennsylvania, including Subchapter F of Chapter 25 of the PBCL, in the case of Aetna, or of the State of Delaware, including Section 203 of the Delaware General Corporation Law (which is referred to in this joint proxy statement/prospectus as the DGCL), in the case of CVS Health, inapplicable to any third party or acquisition proposal, (v) in the case of CVS Health, approve any transaction (other than the transactions contemplated by the merger agreement) under, or any person becoming a “Related Person” under Article Fifth of CVS Health’s certificate of incorporation as in effect on the date of the merger agreement or take any other action to make any other antitakeover provision in CVS Health’s certificate of incorporation inapplicable to any third party or any acquisition proposal or (vi) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of that party or any of its subsidiaries unless that party’s board of directors determines after consulting with its outside legal counsel that the failure to waive such provision would be inconsistent with its fiduciary duties under applicable law (except that the obligation not to fail to enforce any such standstill or similar agreement under this clause (vi) will apply with respect to known breaches of such agreements only).

However, if at any time prior to the approval and adoption of the merger agreement by Aetna shareholders, in the case of Aetna, or at any time prior to the approval of the stock issuance by CVS Health stockholders, in the case of CVS Health, Aetna or CVS Health, as applicable, receives a written acquisition proposal made after the date of the merger agreement which has not resulted from a violation of the solicitation restrictions described in the first paragraph of this section (under “—No Solicitation”), the board of directors of that party is permitted to, directly or indirectly through its representatives, and subject to certain exceptions and qualifications described in the merger agreement:

•	contact the third party that has made such acquisition proposal in order to ascertain facts or clarify terms for the sole purpose of Aetna’s or CVS Health’s board of directors, as applicable, informing itself about such acquisition proposal and such third party;

•

(i) engage in negotiations or discussions with any third party that, subject to Aetna’s or CVS Health’s compliance, as applicable, with the solicitation restrictions described in the first paragraph of this section (under “—No Solicitation”), has made after the date of the merger agreement a superior proposal (as defined below in this section) or an unsolicited written acquisition proposal that Aetna’s or CVS Health’s board of directors, as applicable, determines is reasonably likely to lead to a superior proposal, (ii) furnish to such third party and its representatives and financing sources nonpublic information relating to Aetna or CVS Health, as applicable, or any of its subsidiaries pursuant to a confidentiality agreement between Aetna or CVS Health, as applicable, and such third party in existence on or prior to the date of the merger agreement, or a confidentiality agreement with confidentiality terms in the aggregate no less favorable to Aetna or CVS Health, as applicable, than those contained in the confidentiality agreement between Aetna and CVS Health, so long as all such nonpublic information (to the extent not previously provided or made available to the other party) is provided or made available to the other party substantially concurrently with the time it is provided or made available to such third party and (iii) following receipt of a superior proposal after the date of the merger agreement, make an adverse recommendation change and/or terminate the merger agreement to enter into a definitive agreement providing for such superior proposal and pay concurrently a termination fee to the other party (See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 203 of this joint proxy statement/prospectus); and

•	make an adverse recommendation change involving or relating to an intervening event (as defined below).

Aetna or CVS Health, as applicable, is only permitted to take the actions described in the second or third bullets above if that party’s board of directors determines in good faith, after consultation with that party’s outside legal counsel and, in the case of the actions described in the second bullet above, financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

In addition, Aetna’s or CVS Health’s board of directors, as applicable, is not permitted to take any of the actions described in the second bullet above unless that party has delivered to the other party written notice advising the other party that it intends to take such action, and Aetna or CVS Health, as applicable, continues to advise the other party, on a current basis, after taking that action of the status and material terms of any discussions and negotiations with the applicable third party. Aetna or CVS Health, as applicable, must also notify the other party promptly (but in no event later than 24 hours) after receipt by Aetna or CVS Health, as applicable (or any of its representatives), of any acquisition proposal, any indication that a third party is considering making an acquisition proposal or any request for information relating to Aetna or CVS Health, as applicable, or any of its subsidiaries or for access to the business, properties, assets, books or records of Aetna or CVS Health, as applicable, or any of its subsidiaries by any third party that, to the knowledge of Aetna or CVS Health, as applicable, or any member of its board of directors, is considering making, is reasonably likely to make or has made, an acquisition proposal. Aetna or CVS Health, as applicable, must also keep the other party fully informed, on a current basis, of the status and details of any such acquisition proposal, indication or request (including any changes thereto) and must promptly (but in no event later than 24 hours after receipt) provide to the other party copies of all material correspondence and written materials sent or provided to Aetna or CVS Health, as applicable, or any of its subsidiaries that describes any terms or conditions of any acquisition proposal (as well as written summaries of any material oral communications addressing such matters).

In addition, Aetna’s or CVS Health’s board of directors, as applicable, is not permitted to make an adverse recommendation change involving or relating to a superior proposal or terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, unless (i) Aetna or CVS Health, as applicable, promptly notifies the other party, in writing at least three business days before taking that action, that it intends to take that action, attaching the most current version of any proposed agreement (or a detailed summary of all material terms and the identity of the offeror), (ii) if requested by the other party, during such three business day period, Aetna or CVS Health, as applicable, and its representatives have discussed and negotiated in good faith with the other party regarding any proposal by the other party to amend the terms of the merger agreement in response to such superior proposal and (iii) after such three business day period, Aetna’s or CVS Health’s board of directors, as applicable, determines in good faith, taking into account any proposal by the other party to amend the terms of the merger agreement, that such acquisition proposal continues to constitute a superior proposal. Any amendment to the financial terms or other material terms of such superior proposal will require a new written notification from Aetna or CVS Health, as applicable, to the other party and will commence a new notice period under the preceding sentence, except that such new notice period will be for two business days rather than three business days.

Aetna’s or CVS Health’s board of directors, as applicable, is not permitted to make an adverse recommendation change involving or relating to an intervening event unless (i) Aetna or CVS Health, as applicable, has promptly notified the other party in writing of its intention to take such action, (ii) Aetna or CVS

Health, as applicable, negotiates with the other party for three business days following such notice regarding revisions to the terms of the merger agreement proposed by the other party and (iii) after such three business day period, Aetna’s or CVS Health’s board of directors, as applicable, determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

“Acquisition proposal” means, with respect to Aetna or CVS Health, any indication of interest, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than the other party and its subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Aetna or CVS Health, as applicable, or its subsidiaries (including securities of subsidiaries) equal to 20% or more of that party’s consolidated assets, or to which 20% or more of that party’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity or voting securities of Aetna or CVS Health, as applicable, (iii) tender offer or exchange offer that, if completed, would result in any person or “group” (as defined in Section 13(d) of the Exchange Act), other than the other party and its subsidiaries, beneficially owning 20% or more of any class of equity or voting securities of Aetna or CVS Health, as applicable, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Aetna or CVS Health, as applicable, under which any person or “group” (as defined in Section 13(d) of the Exchange Act), other than the other party and its subsidiaries, would acquire, directly or indirectly, (A) assets equal to 20% or more of CVS Health’s or Aetna’s consolidated assets, as applicable, or to which 20% or more of that party’s revenues or earnings on a consolidated basis are attributable or (B) beneficial ownership of 20% or more of any class of equity or voting securities of that party.

“Intervening event” means, with respect to Aetna or CVS Health, any material event, change, effect, development or occurrence occurring or arising after the date of the merger agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to that party’s board of directors or executive officers as of or prior to the date of the merger agreement and (ii) does not relate to or involve an acquisition proposal. However, in no event will any action taken by either party pursuant to the affirmative obligations described under “—Reasonable Best Efforts Covenant” beginning on page 194 of this joint proxy statement/prospectus, or the consequences of any such action, or any event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of “material adverse effect”, as such definition relates to the other party, as described under “—Definition of ‘Material Adverse Effect’” beginning on page 184 of this joint proxy statement/prospectus, be taken into account in determining whether there has been an intervening event.

“Superior proposal” means, with respect to Aetna or CVS Health, any written acquisition proposal which has not resulted from a violation of the solicitation restrictions described in the first paragraph of this section (under “—No Solicitation”) (with all references to “20%” in the definition of acquisition proposal being deemed to be references to “50%”) on terms that such party’s board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the acquisition proposal that such party’s board of directors considers to be appropriate (including the identity of the third party making the acquisition proposal, the expected timing and likelihood of completion, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations),break-up fees, expense reimbursement provisions, conditions to completion and availability of necessary financing), would result in a transaction (i) that if completed, is more favorable to that party’s shareholders or stockholders, respectively, from a financial point of view than the merger (taking into account any proposal by the other party to amend the terms of the merger agreement), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the acquisition proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such acquisition proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed in a manner comparable to CVS Health’s and Merger Sub’s financing (or which is reasonably determined to be available by that party’s board of directors).

Each of Aetna and CVS Health has agreed to, to cause its subsidiaries to, and to use its reasonable best efforts to cause its and its subsidiaries’ respective representatives to, terminate any and all existing activities, discussions or negotiations, if any, with any third parties conducted prior to the date of the merger agreement with respect to any acquisition proposal, and to use its reasonable best efforts to cause any such party (or its agents or advisors) in possession of confidential information about Aetna or CVS Health, as applicable, that was furnished by or on behalf of that party to return or destroy all such information.

Unless the merger agreement has previously been terminated in accordance with its terms, in no event may Aetna or CVS Health, as applicable, or any of its subsidiaries (i) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to an acquisition proposal (other than a confidentiality agreement), (ii) except as required by applicable law or permitted under the merger agreement as described under this section, make, facilitate or provide information in connection with any SEC or other filing in connection with the transactions contemplated by any acquisition proposal or (iii) seek any consents in connection with the transactions contemplated by any acquisition proposal (even if Aetna’s or CVS Health’s board of directors, as applicable, has made an adverse recommendation change, or if an acquisition proposal for that party has been made).

Reasonable Best Efforts Covenant

CVS Health and Aetna have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to complete the merger and other transactions contemplated by the merger agreement as promptly as practicable, including preparing and filing as promptly as practicable all necessary governmental or third-party filings, notices and other documents and obtaining as promptly as practicable and thereafter maintaining all consents, approvals, waivers, licenses, permits, variances, exemptions, franchises, clearances, authorizations, acknowledgments, orders or other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to complete the merger, and complying with the terms and conditions of each consent and approval and cooperating to the extent reasonable with the other parties to the merger agreement in their efforts to comply with their obligations under the merger agreement, including in seeking to obtain as promptly as practicable any required consents and approvals.

CVS Health’s and Aetna’s obligation to use their respective reasonable best efforts includes contesting (which includes contesting by litigation) any (i) action, suit, investigation or proceeding brought by any governmental authority in a federal, state or administrative court seeking to enjoin, restrain, prevent, prohibit or make illegal completion of the merger or seeking damages or to impose any terms or conditions in connection with the merger or (ii) order that has been entered by a federal, state or administrative court that enjoins, restrains, prevents, prohibits or makes illegal completion of the merger or imposes any damages, terms or conditions in connection with the merger. CVS Health’s obligation to use its reasonable best efforts includes taking all actions and doing all things necessary, proper or advisable under applicable law (including divestitures, hold separate arrangements, the termination, assignment, novation or modification of contracts (or portions thereof) or other business relationships, the acceptance of restrictions on business operations, and the entry into other commitments and limitations) to obtain the following governmental approvals and authorizations required to complete the merger, so long as such actions would not have and would not reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect on CVS Health or Aetna: (i) the expiration or early termination of any applicable waiting period relating to the merger under the HSR Act, (ii) approvals in connection with any other applicable law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or (iii) the required governmental authorizations or any other approval from a governmental authority or otherwise (the matters described in clauses

(i) through (iii) are referred to in this joint proxy statement/prospectus as the specified regulatory matters). In no event are CVS Health or any of its subsidiaries required by the merger agreement to take or cause to be taken any action (or refrain or cause to refrain from taking any action) or agree or cause to agree to any term, condition or limitation as a condition to, or in connection with the specified regulatory matters, if such action (or refraining from such action), term, condition or limitation would have or would reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect on CVS Health or Aetna. “Regulatory material adverse effect” means, with respect to CVS Health or Aetna, a material adverse effect on the financial condition, business, revenue or EBITDA (as defined in the merger agreement) of that party and its subsidiaries, taken as a whole. For purposes of determining whether any action, term or condition would have or would reasonably be expected to have a regulatory material adverse effect on Aetna, Aetna and its subsidiaries will collectively be deemed to be a company the size of (and with revenue and EBITDA equal to those of) CVS Health and its subsidiaries, taken as a whole (excluding, for the avoidance of doubt, Aetna and its subsidiaries). For purposes of determining whether any action, term or condition would have or would reasonably be expected to have a regulatory material adverse effect on CVS Health or Aetna, impacts on CVS Health, Aetna or any of their respective subsidiaries will be aggregated.

CVS Health will have principal responsibility for directing, devising, and implementing the strategy for obtaining any necessary approval of, for responding to any request from, inquiry by, or investigation by (including directing the timing, nature, and substance of all such responses), and for leading all meetings and communications with any governmental authority that has authority to enforce any antitrust law.

In furtherance of the foregoing, each of Aetna and CVS Health has agreed to, as promptly as practicable following the date of the merger agreement, make all filings with all governmental authorities that may be or may become reasonably necessary, proper or advisable under the merger agreement or applicable law to complete the merger and the other transactions contemplated by the merger agreement, including: (i) not later than 30 business days after the date of the merger agreement, CVS Health filing, or causing to be filed, “Form A Statements” or similar change of control applications, with the insurance commissioners or regulators or departments of health or other governmental authorities in each jurisdiction where required by applicable law seeking approval of CVS Health’s acquisition of control of each of Aetna’s regulated subsidiaries that would result from the merger; (ii) as promptly as practicable after the date of the merger agreement, CVS Health filing, or causing to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable laws with respect to the merger and the other transactions contemplated by the merger agreement; (iii) not later than 20 business days after the date of the merger agreement (unless the parties otherwise agree to another date), each of Aetna and CVS Health filing its respective notification and report with the FTC and the DOJ with respect to the merger and the other transactions contemplated by the merger agreement and requesting early termination of the waiting period under the HSR Act, (iv) not later than 30 business days after the date of the merger agreement, Aetna and CVS Health filing any required notices to the U.S. Centers for Medicare & Medicaid Services, referred to in this joint proxy statement/prospectus as CMS, with a separate notice to the CMS Medicare Drug Benefit Group and Central and/or Regional Office Medicare Advantage and/or Part D plan manager, if applicable; and (v) promptly following the date of the merger agreement make any other filing that may be required under any applicable law or by any governmental authority with jurisdiction over enforcement of any of the foregoing.

Subject to applicable laws relating to the sharing of information, each of Aetna and CVS Health has agreed to, and to cause its subsidiaries to: (i)(A) as far in advance as practicable, notify the other party of and consult the other party with respect to any filing or material or substantive communication or inquiry it or any of its affiliates intends to make with any governmental authority relating to the merger agreement, (B) prior to submitting any such filing or making any such communication or inquiry, provide the other party and its counsel a reasonable opportunity to review, and consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry, and (C) promptly after the submission of such filing or making of such communication or inquiry, provide the other party and its counsel with a copy of any such filing, communication or inquiry or, if such communication or inquiry is made in oral form, a summary of any such oral communication or inquiry; (ii) as promptly as practicable after receipt, furnish the other party with a copy of any filing or material or substantive communication or inquiry it or any of its affiliates receives from any governmental authority relating to the merger agreement; (iii) coordinate and cooperate fully with the other party in exchanging such information and providing such assistance as the other party may reasonably request in connection with the obligations described in this section; and (iv) consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any governmental authority relating to the merger or any filings with respect thereto under applicable law. Each of Aetna and CVS Health has agreed that neither it nor any of its representatives will participate in any material or substantive meeting or conference (including by telephone) with any governmental authority, or any member of the staff of any governmental authority, in respect of any filing, proceeding, investigation (including the settlement of any investigation), litigation, or other inquiry regarding the merger unless that party consults with the other party in advance and, to the extent permitted by such governmental authority, allows the other party to participate.

CVS Health and Aetna have agreed not to, and to cause their respective subsidiaries not to, directly or indirectly, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent or approval of any governmental authority necessary to complete the merger or any of the other transactions contemplated by the merger agreement or the expiration or early termination of any applicable waiting period; (ii) materially increase the risk of any governmental authority entering an order prohibiting completion of the merger or any of the other transactions contemplated by the merger agreement; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) otherwise prevent or materially delay completion of the merger or any of the other transactions contemplated by the merger agreement.

Notwithstanding anything to the contrary in this section, (i) CVS Health, Aetna and their respective affiliates are not required to take any action that is not conditioned upon completion of the merger and (ii) Aetna and its affiliates are not permitted to agree to any obligation or other action relating to the consents or approvals required in connection with the merger without CVS Health’s prior consent (which consent may not be withheld, delayed or conditioned if doing so would be inconsistent with CVS Health’s obligations described under this section). In addition, Aetna will not voluntarily extend the waiting period under the HSR Act relating to the merger or enter into any agreement with a third party to not complete the merger without the consent of CVS Health.

Financing

CVS Health Obligations to Obtain Financing

Each of CVS Health and Merger Sub has agreed to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to complete and obtain the debt financing for the merger, which is referred to in this joint proxy statement/prospectus as the debt financing, on substantially the terms and conditions described in the debt commitment letter, including (i) negotiating and entering into definitive financing agreements on the terms and conditions contemplated by the debt commitment letter, which are referred to in this joint proxy statement/prospectus as the definitive financing agreements, (or on other terms and conditions agreed by CVS Health, Aetna and CVS Health’s financing sources, which are referred to in this joint proxy statement/prospectus as the financing sources) by completion of the merger and (ii) satisfying or causing to be satisfied (or, if determined advisable by CVS Health, obtaining the waiver of) on a timely basis all conditions to obtaining the debt financing within CVS Health’s control and complying or causing to be complied with all of its obligations pursuant to the debt commitment letter and any of the definitive financing agreements to the extent the failure to comply with such obligations would adversely impact the timing of completion of the merger or the availability at completion of the merger of sufficient aggregate proceeds of the debt financing to complete the transactions contemplated by the merger agreement. Upon satisfaction of all conditions to funding contained in the debt commitment letter, each of CVS Health and Merger Sub has agreed to use its reasonable best efforts to (i) cause the financing sources that are party to the debt commitment letter and the definitive financing agreements, which are referred to in this joint proxy statement/prospectus as the financing sources, to fund the debt financing required to consummate the transactions contemplated by the merger agreement and to pay related fees and expenses at completion of the merger (including by taking enforcement action to cause the financing sources to provide the debt financing) and (ii) enforce all of its rights under the debt commitment letter.

If any portion of the financing contemplated by the debt commitment letter becomes unavailable and such portion is necessary to complete the transactions contemplated by the merger agreement (except in accordance with the express terms set forth in the debt commitment letter or unless concurrently replaced on a dollar-for-dollar basis by commitments subject to substantially the same conditions as those set forth in the debt commitment letter from other financing sources or from proceeds of other sources of financing or cash), CVS Health and Merger Sub must (i) use their reasonable best efforts to obtain alternative debt financing as promptly as practicable in an amount that will enable CVS Health and Merger Sub to consummate the transactions contemplated by the merger agreement and that does not contain additional (or changes to the) conditions set forth in the debt commitment letter delivered to Aetna on or prior to the date of the merger agreement that, in each case, could reasonably be expected to adversely affect the ability of CVS Health or Merger Sub to timely complete the transactions contemplated by the merger agreement and (ii) promptly notify Aetna of such unavailability and the reason for such unavailability.

CVS Health has agreed to give Aetna prompt notice of, among other things, (i) any material breach by any party to the debt commitment letter or any of the definitive financing agreements of which it has become aware,

(ii) any termination of the debt commitment letter or any of the definitive financing agreements and (iii) the receipt of any notice or other communication from any financing source with respect to such financing source’s failure or anticipated failure to fund its commitments under the debt commitment letter or any of the definitive financing agreements, in the case of clauses (i) and (ii) above, to the extent such breach or termination could reasonably be expected to prevent or materially delay completion of the merger or otherwise result in sufficient proceeds of the debt financing to consummate the transactions contemplated by the merger agreement not being available at completion of the merger. CVS Health has also agreed to keep Aetna reasonably informed on a current basis of the status of its efforts to consummate the debt financing.

CVS Health and Merger Sub may not, without Aetna’s prior written consent, permit any amendment or modification to, or any waiver of any provision or remedy under, the debt commitment letter or any of the definitive financing agreements unless the terms of the debt commitment letter or definitive financing agreements, in each case as so amended, modified or waived, are substantially similar to those in the debt commitment letter or definitive financing agreement prior to giving effect to such amendment, modification or waiver (other than economic terms, which must be as good as or better for CVS Health and Merger Sub as those in the debt commitment letter or applicable definitive financing agreement(s) prior to giving effect to such amendment, modification or waiver). However, in the case of amendments or modifications of the debt commitment letter or any of the definitive financing agreements, the foregoing will only apply if such amendment or modification (i) could reasonably be expected to (A) adversely affect the ability or likelihood of CVS Health or Merger Sub timely consummating the transactions contemplated by the merger agreement or (B) make the timely funding of the debt financing or the satisfaction of the conditions to obtaining the debt financing less likely to occur, (ii) reduces the aggregate amount of the debt financing or (iii) materially and adversely affects the ability of CVS Health or Merger Sub to enforce their rights against other parties to the debt commitment letter. In any event, CVS Health may amend the debt commitment letter or any of the definitive financing agreements to (x) add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the debt commitment letter as of the date of the merger agreement and consent to the assignment after the date of the merger agreement of lending commitments under the debt commitment letter to other lenders, or (y) increase the aggregate amount of the debt financing.

Cooperation of Aetna

Aetna has agreed to, and to cause its subsidiaries to use its and their commercially reasonable efforts to provide such cooperation as may be reasonably requested by CVS Health in connection with the arrangement of the debt financing (including any of the permanent financing referred to in the debt commitment letter), so long as such requested cooperation does not unreasonably interfere with the ongoing operations of Aetna and its subsidiaries, including using commercially reasonable efforts to:

•	as promptly as reasonably practicable, provide information (financial or otherwise) relating to Aetna to CVS Health and to the financing sources to the extent reasonably requested by CVS Health in connection with CVS Health’s preparation of customary offering or information documents to be used for completion of the debt financing;

•	cooperate and assist with the due diligence, rating agency process and marketing efforts of CVS Health, its representatives and the financing sources, including by participating in a reasonable number of meetings, due diligence sessions and road shows, at times and at locations reasonably acceptable to Aetna;

•	reasonably assist CVS Health in the preparation of customary offering memoranda, rating agency presentations, lender and investor presentations, confidential information memoranda, financial statements, private placement memoranda, prospectuses, filings with the SEC and other similar documents, including by delivering and consenting to the inclusion or incorporation in any SEC filing related to the debt financing or alternative financing of certain financial statements of Aetna and providing all other historical financial and other information regarding Aetna reasonably necessary to permit CVS Health to prepare pro forma financial statements customary for the bank financing and the debt securities offering contemplated by the debt financing or alternative financing;

•	make available, on a customary and reasonable basis and upon reasonable notice, appropriate personnel, including representatives of Aetna and its subsidiaries, documents and information relating to Aetna and its subsidiaries, in each case, as may be reasonably requested by CVS Health or the financing sources or as may be requested by the SEC in connection with completion of the financing;

•	provide to CVS Health and the financing sources promptly, and in any event at least five business days prior to completion of the merger, all documentation and other information about Aetna and its affiliates required by the financing sources or regulatory authorities with respect to the debt financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that is required under the debt commitment letter to the extent such documentation and other information is requested in writing to Aetna at least 10 business days prior to completion of the merger;

•	obtain any necessary consents from Aetna’s independent public accounting firm in connection with any filings with the SEC;

•	in connection with any securities offering contemplated as part of the debt financing or the alternative financing, (i) obtain customary comfort letters from Aetna’s independent public accounting firm, (ii) cause Aetna’s independent public accounting firm to consent to the inclusion or incorporation of their audit reports with respect to the financial statements of Aetna provided in accordance with the obligation set forth in the third bullet in the list above in any filing or registration statement of CVS Health with the SEC or any prospectus, offering memoranda, private placement memoranda, marketing material or similar documentation, including by providing customary representation letters and (iii) cause Aetna’s independent public accounting firm to cooperate with CVS Health and its representatives, including by participating in accounting due diligence sessions at times and at locations reasonably acceptable to Aetna and its independent accounting firm;

•	subject to customary confidentiality provisions, provide customary authorization letters to the financing sources authorizing the distribution of information to prospective lenders or investors;

•	deliver notices of prepayment and/or notices for termination of commitments within the time periods required by Aetna’s existing credit facility and obtain customary payoff letters and instruments of discharge to be delivered at completion of the merger to allow for the payoff, discharge and termination in full on such date of Aetna’s existing credit facility;

•	reasonably assist with the preparation of the definitive documentation for the debt financing, including by providing information reasonably necessary for completion of any schedules thereto, in each case to the extent, and solely to the extent, such materials relate to information concerning Aetna and its subsidiaries;

•	provide or cause to be provided any customary certificates, or other customary closing documents as may reasonably be requested in connection with the debt financing and the alternative financing; and

•	consent to the use of the trademarks, service marks and logos of Aetna or any of its subsidiaries in connection with the debt financing, so long as such trademarks, service marks and logos are used solely in a manner that is not intended to or is reasonably likely to harm or disparage Aetna or any of its subsidiaries.

Notwithstanding the foregoing, (i) neither Aetna nor any of its subsidiaries will be required to pay any commitment or other similar fee or incur prior to completion of the merger any other liability or obligation in connection with the debt financing, unless CVS Health reimburses or is required to reimburse or indemnify Aetna and its subsidiaries pursuant to the merger agreement or otherwise agrees to do so, (ii) none of Aetna, its subsidiaries or their respective officers, directors or employees will be required to execute or enter into or perform any agreement with respect to the debt financing that is not contingent upon completion of the merger or that would be effective prior to completion of the merger (other than the authorization letters contemplated by the eighth bullet in the list above) and for the avoidance of doubt, the boards of directors or other equivalent governing bodies of CVS Health, Merger Sub, and/or Aetna, as the surviving corporation in the merger, shall enter into or provide any resolutions, consents, approvals or other closing arrangements on behalf of Aetna and its subsidiaries as may be required by the financing sources pursuant to the bridge facility commitment letter at, or as of, completion of the merger, and (iii) nothing will obligate Aetna or any of its subsidiaries to provide, or cause to be provided, any legal opinion by its counsel, or to provide, or cause to be provided, any information or take, or cause to be taken, any action to the extent it would reasonably be expected, in the reasonable judgment of Aetna, to result in a violation of applicable law or loss of any privilege.

The merger agreement provides that CVS Health will, promptly upon written request by Aetna, reimburse Aetna for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Aetna or any of its subsidiaries in satisfying its obligations described above in this section. CVS Health and Merger Sub have also agreed to, on a joint and several basis, indemnify and hold harmless Aetna, its subsidiaries and their respective representatives from and against any and all losses, claims, damages, liabilities, costs, reasonable attorneys’ fees, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) suffered or incurred in connection with any action taken by Aetna, any of or its subsidiaries or any of their respective representatives pursuant to the obligations described above (other than the use of any information provided by Aetna, any of its subsidiaries or any of their respective representatives in writing for use in connection with the debt financing), except in the event such losses, claims, damages, liabilities, costs, reasonable attorneys’ fees, judgments, fines, penalties and amounts paid in settlement are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen out of, or resulted from, the gross negligence or willful misconduct of Aetna, any of its subsidiaries or any of their respective representatives.

Compliance with Aetna’s Existing Indentures

Aetna has agreed to use its reasonable best efforts to timely provide or cause to be provided, in accordance with the provisions of each indenture governing its outstanding notes, to the trustee under each such indenture, any notices, announcements, certificates or legal opinions required by each such indenture to be provided in connection with the merger prior to completion of the merger.

Proxy Statement and Registration Statement Covenant

As promptly as practicable after the date of the merger agreement, (i) Aetna and CVS Health have agreed to prepare and file with the SEC this joint proxy statement/prospectus, and (ii) CVS Health has agreed to prepare and file with the SEC the registration statement of which this joint proxy statement/prospectus forms a part. Aetna and CVS Health have agreed that this joint proxy statement/prospectus and the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will comply as to form in all material respects with the applicable provisions of the Exchange Act, the Securities Act and other applicable law.

Each of Aetna and CVS Health will use its reasonable best efforts to have this joint proxy statement/prospectus cleared by the SEC as promptly as practicable after its filing, and CVS Health will use its reasonable best efforts to have the registration statement of which this joint proxy statement/prospectus forms a part declared effective under the Securities Act as promptly as practicable after its filing and to keep the registration statement effective for so long as is necessary to complete the merger. Each of Aetna and CVS Health will, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to this joint proxy statement/prospectus or the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, received by such party from the SEC, and provide the other with copies of all substantive correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Prior to filing the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, mailing this joint proxy statement/prospectus or responding to any comments of the SEC with respect thereto, each of Aetna and CVS Health will provide the other party and its counsel a reasonable opportunity to review such document or response and consider in good faith the comments of the other party in connection with any such document or response.

If at any time prior to the later of the approval and adoption of the merger agreement by Aetna’s shareholders and the approval of the stock issuance by CVS Health’s stockholders, any information relating to Aetna or CVS Health, or any of their respective affiliates, officers or directors, is discovered by Aetna or CVS Health that should be set forth in an amendment or supplement to either this joint proxy statement/prospectus or the registration statement of which it forms a part, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information has agreed to promptly notify the other parties to the merger agreement and the parties have agreed that an appropriate amendment or supplement describing such information will be promptly prepared and filed with the SEC and, to the extent required under applicable law, disseminated to the shareholders of Aetna and the stockholders of CVS Health.

As promptly as practicable after the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, each of Aetna and CVS Health has agreed to cause this joint proxy statement/prospectus to be mailed to its shareholders or stockholders, respectively. Except to the extent that Aetna’s board of directors makes an adverse recommendation change as described under “—No Solicitation” beginning on page 190 of this joint proxy statement/prospectus, this joint proxy statement/prospectus will contain the recommendation of Aetna’s board of directors that Aetna shareholders vote in favor of the approval and adoption of the merger agreement. Similarly, except to the extent that the CVS Health board of directors makes an adverse recommendation change as described under “—No Solicitation” beginning on page 190 of this joint proxy statement/prospectus, this joint proxy statement/prospectus will contain the recommendation of CVS Health’s board of directors that CVS Health stockholders vote in favor of approval of the stock issuance.

Indemnification and Insurance

The merger agreement provides that, from and after completion of the merger, CVS Health will (and CVS Health will cause Aetna, as the surviving corporation in the merger, to), to the fullest extent authorized or permitted by applicable law, (i) indemnify and hold harmless each present or former director, officer or employee of Aetna or any of its subsidiaries and each present or former director, trustee, officer or employee of any other entity or benefit plan serving at the request or for the benefit of Aetna or any of its subsidiaries (which individuals are collectively referred to in this joint proxy statement/prospectus as indemnified persons) from and against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and all other reasonable, out-of-pocket costs and expenses), judgments, fines, penalties and amounts paid in settlement in connection with any threatened, asserted, pending or completed claim, action, suit, proceeding, inquiry or investigation arising out of or pertaining to such indemnified person’s duties or services as a director, officer or employee of Aetna or any of its subsidiaries, or a director, trustee, officer or employee of any other entity or benefit plan serving at the request or for the benefit of Aetna or any of its subsidiaries at or prior to completion of the merger, and (ii) subject to certain conditions, promptly pay or advance to such indemnified person any such expenses incurred by such indemnified person in defending, serving as a witness in or otherwise participating in any such claim, action, suit, proceeding, inquiry or investigation in advance of its final disposition.

The merger agreement also provides that, for a period of six years after completion of the merger, the organizational documents of Aetna, as the surviving corporation in the merger, and its subsidiaries must contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than were set forth in the organizational documents of Aetna as of the date of the merger agreement. Such provisions may not be amended, repealed or otherwise modified for a period of six years after completion of the merger in any manner that would adversely affect the rights thereunder of individuals who, at or prior to completion of the merger, were directors, officers or employees of Aetna or any of its subsidiaries, except to the extent any such modification is required by applicable law.

The merger agreement provides that, at Aetna’s option and expense, prior to completion of the merger, Aetna may purchase and prepay the premium for a six-year “tail” insurance policy of at least the same coverage and amounts and containing other terms and conditions that are no less favorable to the directors, officers, employees, agents and fiduciaries of Aetna and its subsidiaries as Aetna’s directors’ and officers’ insurance coverage existing as of the date of the merger agreement, with a claims period of six years after completion of the merger for claims, actions, suits, proceedings, inquiries and investigations arising from facts, acts, events or omissions that occurred at or prior to completion of the merger. However, the premium for such tail policy may not exceed 300% of the annual premium paid by Aetna for its directors’ and officers’ insurance coverage existing as of the date of the merger agreement. If Aetna does not obtain such a tail policy prior to completion of the merger, CVS Health or Aetna, as the surviving corporation in the merger, must obtain such a policy, except that the premium for such tail policy may not exceed the maximum premium referred to in the immediately preceding sentence. If the premium for such tail policy would exceed such maximum premium, CVS Health or Aetna, as applicable, will only be required to obtain as much directors’ and officers’ insurance coverage as can be obtained by paying such maximum premium. CVS Health and Aetna, as the surviving corporation in the merger, will cause any such tail policy to be maintained in full force and effect for its full term, and CVS Health will cause Aetna, as the surviving corporation in the merger, to honor its obligations thereunder.

Employee Matters

From completion of the merger through the later of the first anniversary of completion of the merger and May 31, 2019, which period is referred to in this joint proxy statement/prospectus as the benefits continuation period, CVS Health will provide to employees of Aetna and its subsidiaries who continue employment with Aetna (as the surviving corporation in the merger), CVS Health or any of CVS Health’s subsidiaries, which employees are referred to as continuing employees, base salary, bonus and other cash incentive compensation opportunities that are no less favorable than the base salary, bonus and other cash incentive compensation opportunities provided to such continuing employees immediately prior to completion of the merger, employee benefits (excluding equity compensation, defined benefit pension plan benefits, retention or change in control payments or awards or any similar compensation or benefit) that are no less favorable in the aggregate than the employee benefits provided to such continuing employees immediately prior to completion of the merger, and equity incentive awards with a target value no less favorable than the target value of the equity incentive awards provided to such continuing employees immediately prior to completion of the merger. Until the second anniversary of the completion of the merger, CVS Health will provide the continuing employees with severance benefits in amounts and on terms and conditions that are no less favorable than those provided to such individuals immediately prior to completion of the merger, as set forth in Aetna’s severance pay plan.

With respect to each employee benefit plan maintained by CVS Health or any of its subsidiaries in which continuing employees become eligible to participate, CVS Health will waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements, recognize continuing employees’ service accrued (to the extent credited by Aetna or its subsidiaries) prior to completion of the merger for all purposes under such plans (except for the purposes of benefit accrual under any defined benefit pension plan) and if applicable, cause to be credited, in any new Aetna plan that is a health plan in which continuing employees participate, any deductibles or out-of-pocket expenses incurred by the continuing employees and their beneficiaries and dependents during the portion of the calendar year in which completion of the merger occur prior to their participation in CVS Health’s health plans to avoid any double counting during the year in which the merger is completed of such deductibles or out-of-pocket expenses.

With respect to specified Aetna annual cash incentive plans, CVS Health will provide each participant who remains employed with the surviving corporation through the end of the year during which the merger is completed, with an annual cash incentive award for the year during which the merger is completed. The amount of such annual cash incentive award will be determined as the sum of the following: (i) a pro-rated portion of the bonus with respect to the pre-closing portion of the year the merger is completed, which will be determined based upon actual performance through the date the merger is completed, as determined by Aetna in accordance with the applicable annual cash incentive plan plus (ii) a pro-rated portion of the bonus with respect to the post-closing portion of the year during which the merger is completed, which bonus will be payable at the applicable annual cash incentive plan participant’s target incentive level under such annual cash incentive plan. If a participant’s employment is terminated by CVS Health or the surviving corporation for any reason following the date on which the merger is completed and through the end of the year during which the merger is completed other than for cause (or any voluntary termination of employment), the participant will be entitled to the prorated payment set forth in clause (i), plus an amount equal to the participant’s target value pro-rated by a ratio equal to the quotient of the number of days worked between completion of the merger and the participant’s termination date divided by 365.

Aetna is permitted to establish a cash-based retention program providing for retention payments in an aggregate amount of up to $70 million, with the individual retention bonuses to be determined by the Chief Executive Officer of Aetna (in consultation with CVS Health). Certain retention bonus payments will be made upon completion of the merger and the remaining payments will be made between the three- and twelve-month period following the date of completion of the merger, subject to the participant’s continued employment with Aetna or its subsidiaries (or upon an earlier involuntary termination under certain circumstances). Executive officers and members of the Aetna executive leadership team are excluded from participating in this retention program.

Other Agreements

The merger agreement contains certain other covenants and agreements, including covenants and agreements requiring, among other things, and subject to certain exceptions and qualifications described in the merger agreement:

•	each of Aetna and CVS Health to provide the other party and its representatives with reasonable access to such party’s properties, books, contracts, records and information concerning its businesses, properties and personnel;

•	each of Aetna and CVS Health to notify the other of any shareholder litigation against it or any of its directors or officers relating to the merger agreement or the merger, to give the other party the opportunity to consult with it regarding the defense or settlement of any such shareholder litigation and, in the case of Aetna, not to settle any such shareholder litigation without CVS Health’s prior consent (which consent may not be unreasonably withheld or delayed);

•	each of Aetna and CVS Health to coordinate the declaration, record dates for and payment of dividends in respect of their respective shares in order that holders of shares of CVS Health common stock and Aetna common shares do not receive two dividends or fail to receive one dividend for any quarter in respect of Aetna common shares, on the one hand, and the shares of CVS Health common stock to be issued in the merger, on the other hand;

•	each of Aetna and CVS Health to consult with each other before issuing any press release, making any public statement or making certain other public communications, in each case with respect to the merger agreement or the merger;

•	each of Aetna and CVS Health to cooperate with the other in taking all actions necessary to delist Aetna common shares from the NYSE and terminate its registration under the Exchange Act, in each case effective upon completion of the merger; and

•	each of Aetna and CVS Health to notify the other of certain events.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before completion of the merger, whether before or after Aetna shareholders have approved and adopted the merger agreement or CVS Health stockholders have approved the stock issuance, in any of the following ways:

•	by mutual written consent of CVS Health and Aetna; or

•	by either CVS Health or Aetna, if:

•	the merger has not been completed on or before the initial end date of December 3, 2018, unless all conditions to completion of the merger have been satisfied or waived on the initial end date other than the regulatory approvals condition, and either CVS Health or Aetna elects to extend the initial end date to March 3, 2019, in which case the merger agreement may be terminated by either CVS Health or Aetna if the merger has not been completed on or before March 3, 2019, unless all conditions to completion of the merger have been satisfied or waived on the extended end date other than the regulatory approvals condition, and CVS Health elects to extend the extended end date to June 3, 2019, in which case the merger agreement may be terminated by either CVS Health or Aetna if the merger has not been completed on or before June 3, 2019; provided, however, that the right to terminate the merger agreement after the end date, or to extend the initial end date to March 3, 2019 or extended end date to June 3, 2019, will not be available to CVS Health or Aetna, as applicable, if that party’s breach of any provision of the merger agreement resulted in the failure of the merger to be completed by the end date;

•	there is in effect any applicable law or order enacted, adopted or promulgated after the date of the merger agreement in the U.S. that enjoins, prevents or prohibits completion of the merger and, in the case of any order, that order has become final and non-appealable. However, the right to terminate the merger agreement in respect of any such applicable law will not be available to any party that has failed to perform its obligations described under “—Reasonable Best Efforts Covenant” beginning on page 194 of this joint proxy statement/prospectus;

•	Aetna shareholders fail to approve and adopt the merger agreement upon a vote taken on a proposal to approve and adopt the merger agreement at the Aetna special meeting;

•	CVS Health stockholders fail to approve the stock issuance upon a vote taken on a proposal to approve and adopt the merger agreement at the CVS Health special meeting; or

•	there has been a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the other party that would cause the other party to fail to satisfy the applicable condition to completion of the merger related to accuracy of representations and warranties or performance of covenants and agreements, as applicable, and such breach or failure to perform either (i) is incapable of being cured by the end date or (ii) has not been cured within 45 days following notice from the non-breaching party of such breach or failure to perform. However, the right to terminate the merger agreement in respect of the inaccuracy of any representation or warranty or the failure to perform any covenant or agreement will not be available to the other party if such party is then in breach of its representations, warranties, covenants or agreements as would cause the applicable condition to completion of the merger related to accuracy of its representations and warranties or performance of its covenants and agreements not to be satisfied; or

•	by CVS Health:

•	if Aetna’s board of directors makes an adverse recommendation change or fails to publicly confirm its recommendation to Aetna shareholders in favor of adopting the merger agreement within seven business days after a written request by CVS Health to do so;

•	if Aetna has breached in any material respect any of its obligations described under “—No Solicitation” beginning on page 190 of this joint proxy statement/prospectus or its obligations to call and hold a meeting of its shareholders for purposes of approving and adopting the merger agreement described under “—Obligations to Call Shareholders’ and Stockholders’ Meetings” beginning on page 189 of this joint proxy statement/prospectus (except where the breach is the result of an isolated action by a representative (other than a director or officer) of Aetna, the breach is not caused by or within the knowledge of, Aetna, Aetna has taken appropriate action to remedy the breach and CVS Health is not significantly harmed by the breach); or

•	prior to the approval of the stock issuance by CVS Health stockholders, in order to enter into a definitive agreement providing for a superior proposal (which definitive agreement must be entered into concurrently with, or immediately following, the termination of the merger agreement), provided that CVS Health concurrently pays to Aetna the applicable termination fee; or

•	by Aetna:

•	if CVS Health’s board of directors makes an adverse recommendation change or fails to publicly confirm its recommendation to CVS Health stockholders in favor of approving the stock issuance within seven business days after a written request by Aetna to do so;

•

if CVS Health has breached in any material respect any of its obligations described under “—No Solicitation” beginning on page 190 of this joint proxy statement/prospectus or its obligations to call and hold a meeting of its stockholders for purposes of approving the stock issuance described under “—Obligations to Call Shareholders’ and Stockholders’ Meetings” beginning on page 189 of this joint proxy statement/prospectus (except where the breach is the result of an isolated action by a representative (other than a director or officer) of CVS Health, the breach is not caused by or within the knowledge of, CVS Health, CVS Health has taken appropriate action to remedy the breach and Aetna is not significantly harmed by the breach);

•	prior to the approval and adoption of the merger agreement by Aetna shareholders, in order to enter into a definitive agreement providing for a superior proposal (which definitive agreement must be entered into concurrently with, or immediately following, the termination of the merger agreement) provided that Aetna concurrently pays to CVS Health the applicable termination fee; or

•	if (i) there is in effect any order in respect of the specified regulatory matters that has not become final and non-appealable and enjoins, prevents or prohibits completion of the merger, (ii) within 30 days after the order taking effect, CVS Health has not instituted appropriate proceedings seeking to have the order terminated and (iii) CVS Health’s failure to institute appropriate proceedings has not been cured within 10 days following irrevocable written notice to CVS Health from Aetna of Aetna’s intent to terminate the merger agreement in respect of such failure (which notice may not be given prior to the expiration of such 30-day period and will not be effective if CVS Health institutes appropriate proceedings within such 10-day period).

If the merger agreement is validly terminated, the merger agreement will become void and of no effect without liability of any party (or any shareholder, stockholder or representative of any party) to any other party, except that certain designated provisions, including the provisions regarding termination fees, will survive termination. However, subject to the provisions described under “—Exclusive Remedy” beginning on page 207 of this joint proxy statement/prospectus, none of the parties to the merger agreement will be relieved or released from any liabilities or damages resulting from any fraud by any party or any willful breach of any representation, warranty, covenant or agreement set forth in the merger agreement. For purposes of the merger agreement, the failure of CVS Health, for any reason, other than any material breach of the merger agreement by Aetna, to pay the cash component of the merger consideration at completion of the merger will be deemed to constitute a willful breach of the merger agreement.

Termination Fees and Expenses

Termination Fee Payable by Aetna

Aetna has agreed to pay CVS Health a termination fee of $2.1 billion if:

•	CVS Health terminates the merger agreement because Aetna’s board of directors makes an adverse recommendation change or fails to publicly confirm its recommendation to Aetna shareholders in favor of approving and adopting the merger agreement within seven business days after a written request by CVS Health to do so;

•	CVS Health terminates the merger agreement due to Aetna’s breach in any material respect of any of its obligations described under “—No Solicitation” beginning on page 190 of this joint proxy statement/prospectus or its obligations to call and hold a meeting of its shareholders for purposes of approving and adopting the merger agreement described under “—Obligations to Call Shareholders’ and Stockholders’ Meetings” beginning on page 189 of this joint proxy statement/prospectus (in each case, except where the breach is the result of an isolated action by a representative (other than a director or officer) of Aetna, the breach is not caused by or within the knowledge of, Aetna, Aetna has taken appropriate action to remedy the breach and CVS Health is not significantly harmed by the breach);

•	Aetna terminates the merger agreement prior to the approval and adoption of the merger agreement by Aetna shareholders, in order to enter into a definitive agreement providing for a superior proposal (which definitive agreement must be entered into concurrently with, or immediately following, the termination of the merger agreement); or

•	CVS Health or Aetna terminates the merger agreement due to Aetna shareholders’ failure to approve and adopt the merger agreement upon a vote taken on a proposal to approve and adopt the merger agreement at the Aetna special meeting, and at or prior to the Aetna special meeting an acquisition proposal for Aetna (substituting references to 20% with references to 50% in the definition of acquisition proposal) is publicly disclosed or announced, and on or prior to the first anniversary of such termination Aetna enters into a definitive agreement, or completes a transaction, relating to an acquisition proposal for Aetna.

Termination Fee Payable by CVS Health

CVS Health has agreed to pay Aetna a termination fee of $2.1 billion if:

•	Aetna terminates the merger agreement because CVS Health’s board of directors makes an adverse recommendation change or fails to publicly confirm its recommendation to CVS Health stockholders in favor of approving the stock issuance within seven business days after a written request by Aetna to do so;

•	Aetna terminates the merger agreement due to CVS Health’s breach in any material respect of any of its obligations described under “—No Solicitation” beginning on page 190 of this joint proxy statement/prospectus or its obligations to call and hold a meeting of its stockholders for purposes of approving the stock issuance described under “—Obligations to Call Shareholders’ and Stockholders’ Meetings” beginning on page 189 of this joint proxy statement/prospectus (in each case, except where the breach is the result of an isolated action by a representative (other than a director or officer) of CVS Health, the breach is not caused by or within the knowledge of, CVS Health, CVS Health has taken appropriate action to remedy the breach and Aetna is not significantly harmed by the breach);

•	CVS Health terminates the merger agreement prior to obtaining the approval of the stock issuance by CVS Health stockholders, in order to enter into a definitive agreement providing for a superior proposal (which definitive agreement must be entered into concurrently with, or immediately following, the termination of the merger agreement); or

•	Aetna or CVS Health terminates the merger agreement due to CVS Health stockholders’ failure to approve the stock issuance upon a vote taken on a proposal to approve the stock issuance at the CVS Health special meeting, and at or prior to the CVS Health special meeting an acquisition proposal for CVS Health (substituting references to 20% with references to 50% in the definition of acquisition proposal) is publicly disclosed or announced, and on or prior to the first anniversary of such termination CVS Health enters into a definitive agreement, or completes a transaction, relating to an acquisition proposal for CVS Health.

In addition, CVS Health has agreed to pay Aetna a termination fee of $2.1 billion if both (x) the merger agreement is terminated:

•	by Aetna or CVS Health because the merger has not been completed on or before the end date;

•	by Aetna or CVS Health because there is in effect any applicable law or final and non-appealable order enacted, adopted or promulgated after the date of the merger agreement in respect of the specified regulatory matters in the U.S. that enjoins, prevents or prohibits completion of the merger; or

•	by Aetna because (i) there is in effect any order in respect of the specified regulatory matters that has not become final and non-appealable and enjoins, prevents or prohibits completion of the merger, (ii) within 30 days after the order taking effect, CVS Health has not instituted appropriate proceedings seeking to have the order terminated and (iii) CVS Health’s failure to institute appropriate proceedings has not been cured within 10 days following irrevocable written notice to CVS Health from Aetna of Aetna’s intent to terminate the merger agreement (which notice may not be given prior to the expiration of such 30-day period and will not be effective if CVS Health institutes appropriate proceedings within such 10-day period);

and (y) at the time of termination of the merger agreement, all of the conditions to CVS Health’s and Merger Sub’s obligation to complete the merger are satisfied or waived other than (i) the regulatory approvals condition, (ii) the condition requiring the absence of any applicable law or order being in effect in the U.S. that enjoins, prevents or prohibits completion of the merger (but only if that condition is not satisfied solely due to any applicable law or order in respect of the specified regulatory matters) and (iii) those conditions that, by their nature, cannot be satisfied until the date on which the merger is completed, but which conditions would be satisfied if completion of the merger were to occur on the date of termination.

However, CVS Health will have no obligation to pay the $2.1 billion termination fee referred to above if the failure of the regulatory approvals condition to be satisfied is caused by Aetna’s willful breach of its obligations described under “—Reasonable Best Efforts Covenant” beginning on page 194 of this joint proxy statement/prospectus.

Exclusive Remedy

Except in the case of fraud, if either party receives a termination fee in accordance with the provisions of the merger agreement, the receipt of the termination fee (together with any applicable amounts referred to in the immediately following paragraph) will be the receiving party’s sole and exclusive remedy against the paying party and its subsidiaries and their respective former, current or future partners, shareholders, stockholders, managers, members, affiliates and representatives, and none of the paying party, any of its subsidiaries or any of their respective former, current or future partners, shareholders, stockholders, managers, members, affiliates or representatives will have any further liability or obligation, in each case relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

To the extent that a termination fee is not promptly paid by any party when due, the party failing to pay the termination fee is also required to pay any costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with legal action taken to enforce the merger agreement that results in a judgment for such amount against the party failing to promptly pay such amount, together with interest on the unpaid fee.

Other Expenses

Except as described above, the merger agreement provides that each of CVS Health and Aetna will pay its own costs and expenses in connection with the transactions contemplated by the merger agreement.

Specific Performance

The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement.

Third-Party Beneficiaries

The merger agreement is not intended to and does not confer upon any person other than the parties to the merger agreement any legal or equitable rights or remedies, except:

•	from and after completion of the merger, the right of Aetna shareholders to receive the merger consideration and the right of holders of Aetna stock appreciation rights, Aetna RSUs and Aetna PSUs to receive the assumed awards or other consideration described under the respective subsections under “—Treatment of Aetna Equity Awards” beginning on page 180 of this joint proxy statement/prospectus;

•	the right of Aetna, on behalf of its shareholders, to seek equitable relief or pursue damages suffered by Aetna and its shareholders in the event of CVS Health’s or Merger Sub’s wrongful termination or willful breach of the merger agreement;

•	the right of the indemnified persons to enforce the obligations described under “—Indemnification and Insurance” beginning on page 201 of this joint proxy statement/prospectus; and

•	the right of each of the financing sources to enforce certain provisions of the merger agreement relating to liability of the financing sources to Aetna and its affiliates prior to completion of the merger, the law governing the merger agreement, the jurisdiction and venue for resolution of disputes involving the financing sources arising under the merger agreement, the waiver of jury trial by the parties to the merger agreements and amendments of those provisions.

Amendments; Waivers

Any provision of the merger agreement may be amended or waived before completion of the merger if the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, except that after approval and adoption of the merger agreement by Aetna shareholders or approval of the stock issuance by CVS Health stockholders, the parties may not amend or waive any provision of the merger agreement if such amendment or waiver would require further approval of Aetna shareholders or CVS Health stockholders under applicable law unless such approval has first been obtained.

INTERESTS OF AETNA’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of the Aetna board of directors to approve and adopt the merger agreement, Aetna shareholders should be aware that Aetna’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Aetna shareholders generally. Aetna’s board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement (including the merger), and in recommending to Aetna shareholders that the merger agreement be approved and adopted. These interests include those described below.

Completion of the transactions contemplated by the merger agreement will constitute a change in control of Aetna under all of the Aetna agreements and arrangements described below.

Continuing Board Service

At completion of the merger, the size of the board of directors of CVS Health will be increased by three and the vacancies created thereby will be filled by Mark T. Bertolini, the Chairman and Chief Executive Officer of Aetna, and two other individuals who are serving on the board of directors of Aetna immediately prior to completion of the merger who meet CVS Health’s independence criteria as in effect as of such time and who will be jointly designated by Aetna and CVS Health prior to completion of the merger.

As of the date of this joint proxy statement/prospectus, CVS Health and Aetna have not made a determination as to which two additional members of the board of directors of Aetna will be designated to CVS Health’s board of directors at completion of the merger.

Treatment of Outstanding Aetna Equity Awards

If the merger is consummated, any then outstanding equity awards (including Aetna stock appreciation rights, Aetna RSUs and Aetna PSUs) granted by Aetna to executive officers will be treated as described under “The Merger Agreement—Treatment of Aetna Equity Awards” beginning on page 180 of this joint proxy statement/prospectus. If the merger is consummated, any Aetna RSUs held by Aetna’s non-employee directors, including RSUs granted annually and any deferred stock units, will be settled in cash at a value equal to the fair market value of Aetna common shares on the effective date of the merger pursuant to the terms of Aetna’s 2010 Non-Employee Director Compensation Plan.

Vested Equity Interests of Aetna’s Directors and Executive Officers

Each of Aetna’s executive officers and non-employee directors currently holds equity awards that have either vested or that are scheduled to vest before completion of the merger, assuming that completion of the merger occurs on December 3, 2018, which is referred to in this section of this joint proxy statement/prospectus as the assumed completion date of the merger. Aetna PSUs held by Aetna’s executive officers that are based on 2015 – 2017 performance will be earned at the actual performance level of 120% of target, and any other Aetna PSUs held by Aetna’s executive officers that are scheduled to vest before the completion of the merger will be earned in accordance with the terms of the applicable award agreements. For purposes of the quantifications in this section, the number of Aetna common shares acquired by Aetna’s executive officers for Aetna PSUs that are based on 2015 – 2017 performance has been determined at a performance level of 120% of the target value, representing the actual performance for these units, and the number of Aetna common shares acquired by Aetna’s executive officers through the vesting of all other Aetna PSUs between the execution of the merger agreement and the assumed completion date of the merger has been determined assuming that all such other Aetna PSUs vest at target level.

The estimated values of the Aetna common shares held by Aetna’s non-employee directors and executive officers and outstanding Aetna equity awards that are vested or scheduled to vest before the assumed completion date of the merger are quantified below. As previously described in this joint proxy statement/prospectus, the exchange ratio is fixed, which means that it will not change between now and the date of completion of the merger, regardless of whether the market price of either shares of CVS Health common stock or Aetna common shares changes. Therefore, the value of the stock component of the merger consideration will depend on the market price of shares of CVS Health common stock at the time Aetna shareholders receive shares of CVS Health common stock in the merger. For purposes of quantifying the estimated values in this section, the calculations were done using a value per Aetna common share of $205.03, which is calculated based on the price of a share of CVS Health common stock of $71.65, which (consistent with the rules set forth for Item 402(t) of Regulation S-K) is the average closing price of a share of CVS Health common stock over the five-business-day-period following the first public announcement of the merger agreement.

For each of Aetna’s non-employee directors, the respective estimated value of the Aetna common shares (whether held directly or indirectly), vested deferred stock units (as described below) and unvested annual Aetna RSUs that are scheduled to vest before the assumed completion date of the merger is: Mr. Aguirre ($4,458,666); Mr. Clark ($8,682,258); Mrs. Cohen ($28,700,682); Dr. Coye ($4,958,532); Mr. Farah ($12,273,957); Mr. Garten ($7,593,286); Mrs. Hancock ($31,957,429); Mr. Harrington ($10,044,398); Mr. Ludwig ($11,914,632); Dr. Newhouse ($17,028,730); and Senator Snowe ($854,853).

For each of Aetna’s executive officers, the respective estimated value of the Aetna common shares (whether held directly or indirectly) and Aetna equity awards that are currently vested or scheduled to vest before the assumed completion date of the merger (with the value of each vested Aetna stock appreciation right calculated based on $205.03 minus the applicable per share exercise price for the Aetna stock appreciation right), and, in the case of Messrs. Bertolini and Soistman and Ms. McCarthy, vested deferred stock units (as described below) is: Mr. Bertolini ($479,694,488); Mr. Guertin ($20,226,755); Mr. Loveman ($22,486,945); Ms. Lynch ($38,181,591); Mr. Sabatino ($10,317,584); Mr. Jelinek ($12,008,732); Ms. McCarthy ($41,896,868); Dr. Paz ($13,468,703); and Mr. Soistman ($26,483,114).

On January 25, 2018, Aetna announced that Mr. Loveman will be leaving the company. Because Mr. Loveman’s last day of employment and the terms of any additional agreement between him and Aetna have not been agreed upon as of the date of this joint proxy statement/prospectus, the values of Mr. Loveman’s equity interests and severance benefits have been calculated based on the terms of his arrangements as in effect as of the date of this joint proxy statement/prospectus in the same manner as Aetna’s other named executive officers.

Unvested Equity Interests of Aetna’s Directors and Executive Officers

As discussed under the heading “The Merger Agreement—Treatment of Aetna Equity Awards,” beginning on page 180 of this joint proxy statement/prospectus, certain outstanding unvested Aetna equity awards, by their terms, automatically vest either immediately upon completion of the merger or upon an involuntary termination of employment (other than for cause) in connection with completion of the merger. Aetna PSUs held by Aetna’s executive officers will be earned either at target or higher actual performance as of the date of completion of the merger, depending on the applicable terms and the ability of Aetna to determine actual performance as of completion of the merger. For purposes of the quantifications in this section, the number of Aetna common shares acquired by Aetna’s executive officers through the vesting of Aetna PSUs upon completion of the merger or upon an involuntary termination of employment (other than for cause) in connection with completion of the merger has been determined assuming that all Aetna PSUs vest at target level.

With respect to Aetna’s named executive officers, for the quantification of the equity awards that are expected to vest as of the assumed completion date of the merger, including as a result of an assumed involuntary termination of employment (other than for cause) in connection with completion of the merger on that date (without taking into account any potential grants in the ordinary course of business to the extent permitted under the merger agreement between the filing of this joint proxy statement/prospectus and the assumed completion date of the merger), see “—Quantification of Potential Payments to Aetna Named Executive Officers in Connection with the Merger” beginning on page 216 of this joint proxy statement/prospectus.

For the four Aetna executive officers who are not named executive officers, the estimated values of the unvested equity awards (including Aetna stock appreciation rights, Aetna RSUs and Aetna PSUs) held by each such executive officer that are expected to vest as of the assumed completion date of the merger, including as a result of an assumed involuntary termination of employment (other than for cause) in connection with completion of the merger on that date (without taking into account any potential grants in the ordinary course of business to the extent permitted under the merger agreement between the filing of this joint proxy statement/prospectus and the assumed completion date of the merger) (with the value of each unvested Aetna stock appreciation right calculated based on $205.03 minus the applicable per share exercise price for the Aetna stock appreciation right) is as follows: Mr. Jelinek ($11,410,692); Ms. McCarthy ($2,181,439); Dr. Paz ($1,185,174) and Mr. Soistman ($2,566,842). For Ms. McCarthy, Dr. Paz and Mr. Soistman, the amounts exclude the portion of awards the executive is entitled to receive as a result of reaching retirement eligibility under the award terms, regardless of the merger.

All of the unvested Aetna RSUs held by Aetna’s non-employee directors as of the date of this joint proxy statement/prospectus will vest and be settled prior to the assumed completion date of the merger, and the value of these awards is included for each non-employee director under “Vested Equity Interests of Aetna’s Directors and Executive Officers” above. As of January 3, 2018, the most recent practicable date for which such information was available, each of Aetna’s non-employee directors held Aetna RSUs with respect to 1,203 Aetna common shares.

Deferred Compensation Programs

Aetna maintains nonqualified deferred compensation arrangements for its non-employee directors. Such directors may defer all or any portion of their compensation for a given plan year. In the event of a change in control, a participating director will be entitled to a lump-sum cash payout of the entire cash and stock balances, with the cash payout of the stock balance determined using Aetna’s fair market value on the effective date of the merger.

Aetna also permits executives to defer up to 100% of their annual bonus and such amounts may be invested in either an interest account or a stock unit account, at the executive’s election. The arrangement pays out on a date selected by the executive at the time of deferral. Executives may also elect to defer vested RSU and PSU awards, and such amounts pay out according to the award terms at the time of deferral.

The value of the vested deferred stock units for each non-employee director and Messrs. Bertolini and Soistman and Ms. McCarthy is included in the applicable amounts disclosed under “Vested Equity Interests of Aetna’s Directors and Executive Officers” above. No other executive officer has deferred amounts under this arrangement.

Arrangements with CVS Health

As of the date of this joint proxy statement/prospectus, none of Aetna’s executive officers has entered into any agreement with CVS Health or any of its affiliates regarding employment or other compensation arrangements with the surviving corporation or one or more of its affiliates. Prior to or following completion of the merger, however, some or all of Aetna’s executive officers may discuss or enter into agreements with CVS Health or any of its affiliates regarding employment or other compensation arrangements with the surviving corporation or one or more of its affiliates. In addition, as described in more detail above, at completion of the merger, Mr. Bertolini and two other individuals who are serving on the Aetna board of directors immediately prior to completion of the merger will fill newly created vacancies on the CVS Health board of directors and will receive compensation in connection with their service on the same terms as other non-employee directors of CVS Health.

Director and Officer Indemnification

Directors and executive officers of Aetna have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. See “The Merger Agreement—Indemnification and Insurance” beginning on page 201 of this joint proxy statement/prospectus.

Mr. Bertolini’s Employment Agreement

Mr. Bertolini is party to an employment agreement with Aetna that provides that all of his unvested equity-based compensation outstanding at completion of the merger will become immediately vested, nonforfeitable and exercisable. In addition, he is entitled to receive certain benefits if his employment is involuntarily terminated by Aetna other than for Cause (as defined below) or due to his death or disability, or terminated by Mr. Bertolini for Good Reason (as defined below), whether or not in connection with the merger, including: (i) 24 months of cash compensation, calculated as two times the sum of (a) Mr. Bertolini’s highest annual base salary in effect during the six months prior to his termination and (b) his target annual cash bonus opportunity (which equals 120% of his annual base salary then in effect) and (ii) a pro rata portion of his target cash bonus opportunity for the year of termination (subject in certain circumstances to meeting applicable performance requirements). Such amounts are payable in equal installments over two years following Mr. Bertolini’s termination of employment.

Under Mr. Bertolini’s employment agreement, “Cause” means the occurrence of any one or more of the following: (i) Mr. Bertolini’s willful and continued failure to attempt in good faith to perform the duties of his position (other than as a result of incapacity due to physical or mental illness or injury) which failure is not remedied within 15 business days of written notice from Aetna; (ii) Mr. Bertolini’s material gross negligence or willful malfeasance in the performance of his duties under the employment agreement; (iii) with respect to Aetna, Mr. Bertolini’s commission of an act constituting fraud, embezzlement, or any other act constituting a felony; or (iv) Mr. Bertolini’s commission of any act constituting a felony (other than a speeding violation or by virtue of vicarious liability) which has or is likely to have a material adverse economic or reputational impact on Aetna; provided that, no act or failure to act shall be deemed “willful” unless effected by Mr. Bertolini without reasonable belief that such action or failure to act was lawful and in the best interests of Aetna.

Under Mr. Bertolini’s employment agreement, “Good Reason” means, without Mr. Bertolini’s express written consent, the occurrence of any one or more of the following: (i) a reduction by Aetna of Mr. Bertolini’s annual base salary in effect immediately prior thereto or target cash bonus opportunity, except in the event of a ratable reduction prior to a change in control (as defined in any plan in which Mr. Bertolini participates or in any award that Mr. Bertolini has been given) affecting all senior officers of Aetna; (ii) within 24 months following a change in control (as defined in any plan in which Mr. Bertolini participates or in any award that Mr. Bertolini has been given), a reduction in the level of Mr. Bertolini’s long-term incentive plan opportunity from that afforded to him immediately prior to the change in control; (iii) any failure of a successor of Aetna to assume and agree to perform Aetna’s entire obligations under the employment agreement; provided that such successor has received at least 10 days’ written notice from Aetna or Mr. Bertolini of such requirements; (iv) a reporting relationship for Mr. Bertolini other than to Aetna’s Board of Directors; (v) any action or inaction by Aetna that constitutes a material breach of the terms of the employment agreement; (vi) removal of Mr. Bertolini as President, Chief Executive Officer, or director of Aetna other than in connection with the termination of his employment for Cause, provided, however, that if the failure to be elected a director of Aetna by its shareholders is solely related to a regulatory requirement prohibiting Aetna executives from serving on Aetna’s Board of Directors, then such failure to be elected shall not constitute “Good Reason”; or (vii) following the appointment of Mr. Bertolini as Chairman, the appointment of any other person to the position of executive Chairman, it being understood and agreed that the appointment by Aetna of a non-executive Chairman shall not constitute “Good Reason.”

For the quantification of Mr. Bertolini’s severance benefits assuming a termination of employment following the merger, see “—Quantification of Potential Payments to Aetna Named Executive Officers in Connection with the Merger” beginning on page 216 of this joint proxy statement/prospectus.

Ms. Lynch’s Employment Agreement

Ms. Lynch is party to an employment agreement with Aetna that provides that she is entitled to receive certain benefits if her employment is involuntarily terminated by Aetna other than for Cause (as defined below) or due to her death or disability, or terminated by Ms. Lynch for Good Reason (as defined below), whether or not in connection with the merger, including: (i) 24 months of cash compensation, calculated as two times the sum of (a) Ms. Lynch’s highest annual base salary in effect during the six months prior to her termination and (b) her target cash bonus opportunity for the year of termination of employment (which equals at least 120% of her annual base salary) and (ii) a pro rata portion of her target cash bonus opportunity for the year of termination of employment (subject in certain circumstances to meeting applicable performance requirements). Such amounts are payable in equal installments over two years following Ms. Lynch’s termination of employment. In addition, upon a qualifying termination, Ms. Lynch will be treated as retirement eligible for purposes of the vesting and exercise terms of all her outstanding equity awards.

Under Ms. Lynch’s employment agreement, “Cause” means the occurrence of any one or more of the following: (i) Ms. Lynch’s willful and continued failure to attempt in good faith to perform the duties of her position (other than as a result of incapacity due to physical or mental illness or injury) which failure is not remedied within 15 business days of written notice from Aetna; (ii) Ms. Lynch’s material gross negligence or willful malfeasance in the performance of her duties under the employment agreement; (iii) with respect to Aetna, Ms. Lynch’s commission of an act constituting fraud, embezzlement, or any other act constituting a felony; or (iv) Ms. Lynch’s commission of any act constituting a felony (other than a speeding violation or by virtue of vicarious liability) which has or is likely to have a material adverse economic or reputational impact on Aetna; provided that, no act or failure to act shall be deemed “willful” unless effected by Ms. Lynch without reasonable belief that such action or failure to act was lawful and in the best interests of Aetna.

Under Ms. Lynch’s employment agreement, “Good Reason” means, without Ms. Lynch’s express written consent, the occurrence of any one or more of the following: (i) a reduction by Aetna of Ms. Lynch’s annual base salary or target annual cash bonus opportunity from the level in effect immediately prior thereto, except in the event of a ratable reduction affecting all senior officers of Aetna; (ii) any failure of a successor of Aetna to assume and agree to perform Aetna’s entire obligations under the employment agreement; provided that such successor has received at least 10 days’ written notice from Aetna or Ms. Lynch of the requirement to do so under the employment agreement; (iii) Ms. Lynch reporting to any Aetna officer other than Aetna’s Chief Executive Officer; (iv) removal of Ms. Lynch as President (other than in connection with a termination of Ms. Lynch’s employment for Cause); and (v) any action or inaction by Aetna that constitutes a material breach of the terms of the employment agreement.

For the quantification of Ms. Lynch’s severance benefits assuming a termination of employment following the merger, see “—Quantification of Potential Payments to Aetna Named Executive Officers in Connection with the Merger” beginning on page 216 of this joint proxy statement/prospectus.

Letter Agreements with Other Named Executive Officers

Messrs. Guertin, Loveman and Sabatino (Aetna’s other named executive officers, as defined below) are parties to letter agreements with Aetna that provide for annual base salary continuation for 52 weeks on certain terminations of employment by Aetna in lieu of amounts payable under any Aetna severance and salary continuation plan, whether or not in connection with the merger, as described below.

Under his letter agreement, Mr. Guertin is entitled to receive salary continuation payments if he is involuntarily terminated under circumstances that would call for severance pay benefits and/or salary continuation benefits under any Aetna severance and salary continuation plan. While his letter agreement provides for 52 weeks of base salary continuation, due to his tenure with Aetna, Mr. Guertin is entitled to 68 weeks of base salary continuation under Aetna’s Job Elimination Benefits Plan (assuming seven years of service at completion of the merger) upon a termination following a change in control, and the tables below reflect this higher value.

Mr. Loveman is entitled to receive such payments if Aetna terminates his employment for reasons other than Cause or if he resigns because he is required to report to an Aetna officer other than Aetna’s Chief Executive Officer. In the case of Mr. Loveman’s letter agreement, “Cause” means Mr. Loveman’s: (i) willful failure to perform substantially his duties as an employee of Aetna (other than due to physical or mental illness) after reasonable notice from Aetna; (ii) engagement in serious misconduct that is injurious to Aetna, any subsidiary or any affiliate, (iii) conviction of, or entrance of a plea of nolo contendere to, a crime that constitutes a felony; (iv) breach of any written covenant or agreement not to compete with Aetna, any subsidiary or any affiliate; or (v) breach of his duty of loyalty to Aetna which includes, without limitation: (a) disclosure by him of confidential information pertaining to Aetna, any subsidiary or any affiliate; (b) harmful interference by him in the business or operations of Aetna, any subsidiary or any affiliate; (c) an attempt by him to directly or indirectly induce any employee, insurance agent, insurance broker or broker-dealer of Aetna, any subsidiary or any affiliate to be employed or perform services elsewhere; (d) an attempt by him, directly or indirectly, to solicit the trade of any customer or supplier, or prospective customer or supplier, of Aetna to do business other than with Aetna; or (e) any breach or violation of Aetna’s code of conduct.

Mr. Sabatino is currently entitled to receive such payments if he is terminated for reasons other than Cause. In the case of Mr. Sabatino’s letter agreement, “Cause” means: (i) his willful and material violation of any Aetna policies; (ii) his material and willful failure or refusal to perform any of his duties or responsibilities to Aetna or any of its affiliates, in each case if and only if such failure or refusal is capable of cure and his failure or refusal is not cured within 10 days following his receipt of written notice from Aetna specifying such failure or refusal; (iii) his failure to follow a lawful instruction of Aetna if and only if such failure is capable of cure and his failure is not cured within 10 days following his receipt of written notice from Aetna specifying such failure; or (iv) his commission of an act constituting a fraud, embezzlement or other act constituting a felony.

For the quantification of severance benefits for Messrs. Guertin, Loveman and Sabatino assuming a termination of employment following the merger, see “—Quantification of Potential Payments to Aetna Named Executive Officers in Connection with the Merger” beginning on page 216 of this joint proxy statement/prospectus.

Other Severance Arrangements with Executive Officers

Mr. Jelinek is party to a letter agreement with Aetna that provides, in lieu of amounts payable under any Aetna severance and salary continuation benefits plan, that he is entitled to receive a cash severance amount equal to the sum of 52 weeks of his annual base salary and his target annual cash bonus opportunity for the year of termination if his employment is terminated by Aetna other than for cause (which is undefined in the letter agreement) or if he terminates his employment for Good Reason (as defined below). Such amount is payable in equal installments over 52 weeks following Mr. Jelinek’s termination of employment. In addition, Mr. Jelinek will be paid a cash lump sum pro rated target bonus for active service during the year of termination within 45 days following his termination of employment. In the case of Mr. Jelinek’s letter agreement, “Good Reason” means: (i) Mr. Jelinek no longer reports to the Chief Executive Officer of Aetna; (ii) a reduction by Aetna of his total annual target cash compensation from the level in effect immediately prior thereto, except in the event of a ratable reduction affecting all senior officers of Aetna; or (iii) Mr. Jelinek’s principal office location is required to be in a location other than the New York, NY metropolitan area. In addition, the “Good Reason” provision for Mr. Jelinek was triggered when a prior acquisition did not close, and Mr. Jelinek may exercise this right until July 31, 2018, provided that he may not exercise this right without Aetna’s consent prior to 120 days following the date he notifies Aetna.

Dr. Paz is party to a letter agreement with Aetna that provides that he is entitled to receive base salary continuation if his employment is terminated by Aetna other than for cause (which is undefined in the letter agreement), whether or not in connection with the merger. While his letter agreement provides for 52 weeks of base salary continuation, due to his tenure with Aetna, Dr. Paz is entitled to 56 weeks of base salary continuation under Aetna’s Job Elimination Benefits Plan (assuming four years of service at completion of the merger) upon a termination following a change in control, and the severance benefit amount below reflects this higher value.

Ms. McCarthy and Mr. Soistman are not parties to letter agreements with Aetna that provide severance benefits, and instead are entitled to receive severance benefits under Aetna’s Job Elimination Benefits Plan on certain terminations of employment by Aetna. Under the Job Elimination Benefits Plan, upon a termination following a change in control, Ms. McCarthy is eligible to receive 100 weeks of base salary continuation (assuming 15 years of service at completion of the merger) and Mr. Soistman is eligible to receive 60 weeks of base salary continuation (assuming five years of service at completion of the merger), based on their current pay levels.

In addition, upon any termination of employment, all executive officers will continue to receive Aetna-provided benefits for nine weeks, and may elect to continue coverage under Aetna’s medical plan at employee rates for an additional two months thereafter.

Assuming that all four of the executive officers who are not named executive officers experience a termination of employment immediately following the assumed completion date of the merger that results in severance benefits pursuant to the letter agreements or Job Elimination Benefits Plan, as applicable, the aggregate severance benefits to be paid or provided (including the value of continuing benefits) for each such executive officer would be as follows: Mr. Jelinek ($1,684,714); Ms. McCarthy ($1,271,309); Dr. Paz ($780,277); and Mr. Soistman ($905,902).

Restrictive Covenants

Pursuant to the terms of their equity award agreements, each executive officer is subject to non-competition restrictions for 12 months following termination of employment and non-solicitation of customers and employees restrictions for 24 months following termination of employment. These restrictions are as strict as, or stricter than, the restrictive covenants in any other agreements between Aetna and its executive officers.

Annual Incentive Plans

The merger agreement provides that, upon completion of the merger, Aetna will determine the performance under its annual incentive plans (as defined in the merger agreement) through the date of completion and each participant will be eligible to earn (i) a pro-rated portion of his or her annual incentive plan bonus based on actual performance through the date of completion of the merger and (ii) a pro-rated portion of the bonus with respect to the portion of the year following the date of completion of the merger based on the participant’s target incentive level. Under the terms of Aetna’s Amended and Restated 2001 Annual Incentive Plan, which is referred to in this joint proxy statement/prospectus as Aetna’s 2001 Annual Incentive Plan, an executive officer whose employment is terminated for any reason other than for cause (or any voluntary termination of employment) in connection with completion of the merger will remain eligible to receive the payments described above for the full calendar year.

Assuming that the employment of all four of the executive officers who are not named executive officers is terminated immediately following the assumed completion date of the merger, the aggregate value of the bonus paid for each such executive officer, assuming a target level of performance for the portion of the year prior to the date of completion of the merger, would be approximately: Mr. Jelinek ($880,000); Ms. McCarthy ($594,000); Dr. Paz ($576,800); and Mr. Soistman ($781,000).

For information on the bonus paid for the named executive officers, see “—Quantification of Potential Payments to Aetna Named Executive Officers in Connection with the Merger” beginning on page  216 of this joint proxy statement/prospectus.

280G Mitigation Payments

Pursuant to its authority under the merger agreement, and in order to mitigate the impact of Section 4999 of the Code, Aetna’s compensation committee elected on December 19, 2017 to accelerate to December 27, 2017, the vesting of certain Aetna RSUs and Aetna PSUs held by Messrs. Jelinek and Loveman and certain Aetna RSUs held by Mr. Sabatino. The accelerated Aetna RSUs and Aetna PSUs were originally scheduled to vest during 2018. Because these equity awards would have vested prior to the assumed completion date of the merger under their original terms, they have been included in the amounts described under “—Vested Equity Interests of Aetna’s Directors and Executive Officers” above.

Quantification of Potential Payments to Aetna Named Executive Officers in Connection with the Merger

In accordance with Item 402(t) of Regulation S-K, the table below sets forth for each of Aetna’s five named executive officers estimates of the amounts of compensation that are based on or otherwise relate to the merger and that will or may become payable to the named executive officer either immediately at completion of the merger (i.e., on a “single trigger” basis) or on a qualifying termination of employment following the merger (i.e., on a “double trigger” basis).

For the purposes of the disclosure in this joint proxy statement/prospectus, Aetna’s named executive officers are determined in accordance with Item 402(3)(a) of Regulation S-K with respect to Aetna’s most recent annual proxy statement. Accordingly, the named executive officers are (i) Mark T. Bertolini, Chairman and Chief Executive Officer (Aetna’s Principal Executive Officer), (ii) Shawn M. Guertin, Executive Vice President, Chief Financial Officer and Chief Enterprise Risk Officer (Aetna’s Principal Financial Officer), and (iii) Gary W. Loveman, Executive Vice President, Consumer Health and Services, Karen S. Lynch, President, and Thomas J. Sabatino, Jr., Executive Vice President and General Counsel, who were each of Aetna’s three other highest compensated executive officers serving at December 31, 2016.

On January 25, 2018, Aetna announced that Mr. Loveman will be leaving the company. Because Mr. Loveman’s last day of employment and the terms of any additional agreement between him and Aetna have not been agreed upon as of the date of this joint proxy statement/prospectus, the values of Mr. Loveman’s equity interests and severance benefits have been calculated based on the terms of his arrangements as in effect as of the date of this joint proxy statement/prospectus in the same manner as Aetna’s other named executive officers.

Aetna shareholders are being asked to approve, on an advisory (non-binding) basis, the compensation for these named executive officers specified in the table below (see “Aetna Proposal III: Advisory Vote On Merger-Related Executive Compensation Arrangements” beginning on page 220 of this joint proxy statement/prospectus). Because the vote to approve such compensation is advisory only, it will not be binding on either Aetna or CVS Health. Accordingly, if the merger agreement is approved and adopted by Aetna’s shareholders and the merger is completed, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the table and above under “Interests of Aetna’s Directors and Executive Officers in the Merger” beginning on page 209 of this joint proxy statement/prospectus.

Aetna continuously monitors its executive compensation programs and, from time to time, has made modifications to ensure they are consistent with its philosophy and within the bounds of the competitive marketplace. Aetna believes that the potential cost of the change in control benefits described in the table below is necessary to retain the employees needed to complete the merger.

The amounts indicated below are estimates of amounts that would be payable assuming that a qualifying termination of each named executive officer’s employment occurs immediately following the assumed completion date of the merger. These estimates are based on multiple assumptions that may not actually occur, including assumptions described in this joint proxy statement/prospectus. Certain information is not currently available and thus is not included in the table below, such as equity grants in the ordinary course of business to the extent permitted under the merger agreement between the filing of this joint proxy statement/prospectus and the assumed completion date of the merger, and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Name	Cash(1)	Equity(2)	Benefits(3)	Total
Mark T. Bertolini	$6,720,000	$12,007,692	$3,815	$18,731,508
Chairman and Chief Executive Officer
Shawn M. Guertin,	1,974,308	11,690,336	4,745	13,669,388
Executive Vice President, CFO and Chief Enterprise Risk Officer
Gary W. Loveman,	1,722,000	12,698,633	3,795	14,424,429
Executive Vice President, Consumer Health and Services
Karen S. Lynch,	5,216,400	14,864,775	3,809	20,084,984
President
Thomas J. Sabatino, Jr.	1,500,000	12,094,909	3,815	13,598,724
Executive Vice President and General Counsel

(1)	Cash: The amount in this column and set forth below assumes termination by Aetna without “cause” or by the executive for “good reason” on the assumed completion date of the merger. The following provides a summary of the cash severance amounts:

Name	Base Salary and Target Incentive(a)	Incentive Plan(b)	Total
Mark T. Bertolini	$5,280,000	$1,440,000	$6,720,000
Shawn M. Guertin	1,072,308	902,000	1,974,308
Gary W. Loveman	820,000	902,000	1,722,000
Karen S. Lynch	4,098,600	1,117,800	5,216,400
Thomas J. Sabatino, Jr.	750,000	750,000	1,500,000

(a)	For Mr. Bertolini and Ms. Lynch, the severance payment is based on 24 months of his or her cash compensation (calculated as annual base salary and target cash bonus opportunity). For Mr. Guertin, the severance amount is based on 68 weeks of his annual base salary. For Messrs. Loveman and Sabatino, the severance payment is based on 52 weeks of his annual base salary.
(b)	Reflects each named executive officer’s annual incentive plan bonus for the full year of closing pursuant to the terms of the 2001 Annual Incentive Plan, assuming a target level of performance for the portion of the year prior to the date of completion of the merger.

(2)

Equity: The amounts in this column reflect the value of the accelerated vesting of unvested equity awards that would occur upon completion of the merger and upon a qualifying termination of employment within 24 months following completion of the merger. The assumed per-share value of Aetna common shares for purposes of determining the values in this column is $205.03. This value is calculated based on a price of a share of CVS Health common stock of $71.65, which, as required by Item 402(t) of Regulation S-K, is the average closing price of a share of CVS Health common stock over the five business day period following the first public announcement of the merger agreement. For Mr. Bertolini, the amounts exclude the portion of awards he is entitled to receive as a result of reaching retirement eligibility under the award terms, regardless of the merger. The following sets forth the applicable accelerated vesting amounts by type of award:

Name	Accelerated Aetna Stock Appreciation Rights	Accelerated Aetna RSUs	Accelerated Aetna PSUs (a)	Total
Mark T. Bertolini	$6,913,517	$1,713,026	$3,381,150	$12,007,692
Shawn M. Guertin	7,165,529	—	4,524,807	11,690,336
Gary W. Loveman	7,865,051	—	4,833,582	12,698,633
Karen S. Lynch	9,131,726	—	5,733,049	14,864,775
Thomas J. Sabatino, Jr.	6,704,055	—	5,390,854	12,094,909

(a)	Aetna PSUs held by Aetna’s named executive officers will be earned either at target or higher actual performance as of the date of completion of the merger, depending on the applicable terms and the ability of Aetna to determine actual performance as of completion of the merger. Because actual performance is not measurable at this time, this disclosure assumes target performance through the date of the applicable named executive officer’s termination.

(3)	Benefits: The estimated amounts in this column reflect the value of the continuation of health, dental and vision insurance under the plans and programs in which the named executive officer currently participates for a period of nine weeks following termination and the value of continued coverage under Aetna’s medical plan at employee rates for an additional two months thereafter.

AETNA PROPOSAL II: ADJOURNMENT OF THE AETNA SPECIAL MEETING

Aetna shareholders are being asked to approve a proposal that will give Aetna’s board of directors authority to adjourn the Aetna special meeting one or more times if necessary to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement at the time of the Aetna special meeting or any adjournment or postponement thereof. If this proposal is approved, the Aetna special meeting could be adjourned to any date. Any determination of whether it is necessary to adjourn the Aetna special meeting (or any adjournment or postponement thereof) to solicit additional proxies will be made solely by Aetna consistent with the terms of the merger agreement or with the consent of CVS Health.

If the Aetna special meeting is adjourned, Aetna shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval and adoption of the merger agreement but do not indicate a choice on the Aetna adjournment proposal, your shares will be voted in favor of the Aetna adjournment proposal. But if you indicate that you wish to vote against the approval and adoption of the merger agreement, your shares will only be voted in favor of the Aetna adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The affirmative vote of a majority of the votes cast at the Aetna special meeting by Aetna shareholders will be required to approve the Aetna adjournment proposal.

Aetna’s board of directors unanimously recommends that Aetna shareholders vote “FOR” the Aetna adjournment proposal.

AETNA PROPOSAL III: ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

Aetna is providing its shareholders with the opportunity to cast an advisory (non-binding) vote to approve the compensation that will or may be paid or provided by Aetna to its named executive officers in connection with the merger, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

The compensation that Aetna’s named executive officers may be entitled to receive from Aetna in connection with the merger is summarized in the table under “Interests of Aetna’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to Aetna Named Executive Officers in Connection with the Merger” beginning on page 216 of this joint proxy statement/prospectus. That summary includes all compensation and benefits that will or may be paid or provided by Aetna to its named executive officers in connection with the merger, including as a result of a termination of employment in connection with the merger.

Aetna’s board of directors encourages you to review carefully the information regarding the compensation that will or may be paid or provided by Aetna to its named executive officers in connection with the merger disclosed in this joint proxy statement/prospectus.

Aetna’s board of directors unanimously recommends that the shareholders of Aetna approve the following resolution:

“RESOLVED, that the shareholders of Aetna approve, on an advisory (non-binding) basis, the compensation that will or may be paid or provided by Aetna to its named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the related narrative disclosures.”

The vote on the Aetna compensation advisory proposal is a vote separate and apart from the vote on the approval and adoption of the merger agreement. Accordingly, you may vote for the approval and adoption of the merger agreement and vote against the Aetna compensation advisory proposal and vice versa. Because the vote on the Aetna compensation advisory proposal is advisory only, it will not be binding on either Aetna or CVS Health. Accordingly, if the merger agreement is approved and adopted and the merger is completed, the compensation payments that are contractually required to be paid by Aetna to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of Aetna shareholders.

A majority of the votes cast affirmatively or negatively on the proposal at the Aetna special meeting will be required to approve, on an advisory (non-binding) basis, the Aetna compensation advisory proposal.

Aetna’s board of directors unanimously recommends that Aetna shareholders vote “FOR” the Aetna compensation advisory proposal.

CVS HEALTH PROPOSAL II: ADJOURNMENT OF THE CVS HEALTH SPECIAL MEETING

CVS Health stockholders are being asked to approve a proposal that will give CVS Health’s board of directors authority to adjourn the CVS Health special meeting one or more times if necessary to solicit additional proxies if there are not sufficient votes at the time of the CVS Health special meeting, or any adjournment or postponement thereof, to approve the stock issuance. If this proposal is approved, the CVS Health special meeting could be adjourned to any date. Any determination of whether it is necessary to adjourn the CVS Health special meeting (or any adjournment or postponement thereof) to solicit additional proxies will be made solely by CVS Health consistent with the terms of the merger agreement or with the consent of Aetna.

If the CVS Health special meeting is adjourned, CVS Health stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of the stock issuance but do not indicate a choice on the CVS Health adjournment proposal, your shares will be voted in favor of the CVS Health adjournment proposal. But if you indicate that you wish to vote against the approval of the stock issuance, your shares will only be voted in favor of the CVS Health adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The affirmative vote of a majority of the votes cast at the CVS Health special meeting by CVS Health stockholders will be required to approve the CVS Health adjournment proposal.

CVS Health’s board of directors unanimously recommends that CVS Health stockholders vote “FOR” the CVS Health adjournment proposal.

DESCRIPTION OF CVS HEALTH CAPITAL STOCK

The following description of the terms of CVS Health capital stock is a summary only and is qualified by reference to the relevant provisions of Delaware law, CVS Health’s certificate of incorporation and CVS Health’s by-laws. Copies of CVS Health’s certificate of incorporation and CVS Health’s by-laws are incorporated by reference and will be sent to holders of Aetna common shares free of charge upon written or telephonic request. See “Comparison of Stockholder Rights” and “Where You Can Find More Information” beginning on pages 225 and 254, respectively, of this joint proxy statement/prospectus.

Authorized Capital Stock

Under CVS Health’s certificate of incorporation as of [●], 2018, the authorized capital stock of CVS Health consisted of (i) 3,200,000,000 shares of common stock, par value of $0.01 per share, (ii) 120,619 shares of cumulative preferred stock, par value $0.01 per share, which is referred to in this joint proxy statement/prospectus as preferred stock, and (iii) 50,000,000 shares of preference stock, par value $1.00 per share, which is referred to in this joint proxy statement/prospectus as preference stock.

Except as otherwise provided in CVS Health’s certificate of incorporation or in a board resolution, shares purchased, redeemed by, surrendered to or otherwise acquired by CVS Health assume the status of authorized but unissued shares, undesignated as to class or series, and may thereafter be reissued in the same manner as other authorized but unissued shares.

CVS Health Common Stock

The holders of shares of CVS Health common stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors. Except as otherwise required by law, or by the provisions of the preferred stock or the preference stock, or provided in any resolution adopted by the CVS Health board with respect to any subsequently created class or series of CVS Health shares, the holders of the shares of CVS Health common stock exclusively possess all voting power. CVS Health’s certificate of incorporation precludes cumulative voting in the election of directors. CVS Health’s certificate of incorporation provide for a majority vote standard for uncontested elections of directors, and a plurality of votes standard for contested elections of directors. Subject to any rights of any outstanding series of CVS Health preferred shares, the holders of shares of CVS Health common stock (i) are entitled to such dividends as may be declared from time to time by the CVS Health board from funds available therefor, (ii) no dividends may be declared, paid, or set aside for payment on shares of CVS Health common stock unless full cumulative dividends are paid on any outstanding CVS Health preference stock and any other CVS preferred stock issued and outstanding at such time that is designated to have such dividend preference and (iii) upon dissolution are entitled to receive pro rata all assets of CVS Health available for distribution to such holders, subject to any liquidation preferences designated to any preferred stock or preference stock that may be issued and outstanding at such time of liquidation.

The shares of CVS Health common stock are listed on the NYSE under the symbol “CVS.” The transfer agent and registrar for the shares of CVS Health common stock is Wells Fargo Shareowner Services, which is referred to in this joint proxy statement/prospectus as the CVS Health transfer agent and registrar. It is a condition to the merger that the shares of CVS Health common stock issuable in the merger be approved for listing on the NYSE on or before the effective time of the merger, subject to official notice of issuance. If the merger is completed, Aetna common shares will cease to be listed on the NYSE.

No Preemptive Rights

CVS Health’s certificate of incorporation provides that no holder of any shares of CVS Health of any class or series may have any preemptive right to purchase or subscribe to any shares of CVS Health or any security convertible into CVS Health shares of any class or series.

Book-Entry Shareholding

Certificates representing the shares of CVS Health common stock will not be issued unless requested in writing or otherwise required under applicable law. Holders of record of shares of CVS Health common stock have credited to a book-entry account established for them by, and maintained at, the CVS Health transfer agent and registrar the number of shares of CVS Health common stock owned by them. Each holder of record receives an ownership statement from the CVS Health transfer agent and registrar promptly following each transfer to or from such account. CVS Health stockholders may request the issuance of a certificate representing the shares of CVS Health common stock owned of record by them by writing to the CVS Health transfer agent and registrar.

CVS Preferred Stock and Preference Stock

As of [●], 2018, the CVS Health record date, no shares of CVS Health preferred stock or preference stock were issued and outstanding.

Potential Issuances of CVS Health Preferred Stock and Preference Stock

At [●], 2018, CVS Health’s certificate of incorporation authorized 120,619 shares of preferred stock, par value $0.01 per share and 50,000,000 shares of preference stock, par value $1.00 per share. CVS Health’s certificate of incorporation also authorizes the CVS Health board of directors to issue shares of preferred stock or preference stock, from time to time, in such class or classes, and such series within any class, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as the board may determine, including, for example, (i) the designation of the class or series; (ii) the number of shares of the class or series, which number the CVS Health board of directors may thereafter (except where otherwise provided in the designation of any subsequently authorized class or series) increase or decrease (but not below the number of shares thereof then outstanding); (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the class or series; (iv) the dates on which dividends, if any, will be payable; (v) the redemption rights and price or prices, if any, for shares of the class or series; (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the class or series; (vii) the amounts payable on shares of the class or series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of CVS Health; (viii) whether the shares of the class or series will be convertible into shares of any other class or series, or any other security, of CVS Health or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible and all other terms and conditions upon which such conversion may be made; (ix) restrictions on the issuance of shares of the same class or series or of any other class or series; and (x) the voting rights, if any, of the holders of such class or series. The authorized capital stock of CVS Health, including preferred stock, preference stock and common stock, will be available for issuance without further action by CVS Health stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which CVS Health’s securities may be listed or traded. If the approval of CVS Health stockholders is not so required, the CVS Health board of directors does not intend to seek stockholder approval.

Although the CVS Health board of directors has no intention at the present time of doing so, it could issue a class or series of CVS Health preferred stock that could, depending on the terms of such class or series, impede completion of a merger, tender offer or other takeover attempt that some, or a majority, of CVS Health stockholders might believe to be in their best interests or in which stockholders might receive a premium for their shares over the then-current market price of such shares.

Potential Issuances of Rights to Purchase Securities

CVS Health does not currently have a stockholder rights plan, although the CVS Health board of directors retains the right to adopt a new plan at a future date. CVS Health’s certificate of incorporation grants the CVS

Health board of directors exclusive authority to create and issue rights entitling the holders thereof to purchase from CVS Health shares of capital stock or other securities and to elect to repurchase, redeem, terminate or amend any such rights. The times at which and terms upon which such rights are to be issued, repurchased, redeemed, terminated or amended are to be determined exclusively by the CVS Health board of directors and set forth in the contracts or instruments that evidence any such rights. The authority of the CVS Health board of directors with respect to such rights includes determining, for example, (i) the purchase price of the capital stock or other securities or property to be purchased upon exercise of such rights; (ii) provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from any other shares or other securities of CVS Health; (iii) provisions which adjust the number or exercise price of such rights or the amount or nature of the shares, other securities or other property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any shares of CVS Health, a change in ownership of CVS Health’s shares or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to CVS Health or any shares of CVS Health, and provisions restricting the ability of CVS Health to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of CVS Health under such rights; (iv) provisions which deny the holder of a specified percentage of the outstanding securities of CVS Health the right to exercise such rights and/or cause such rights held by such holder to become void; (v) provisions which permit CVS Health to redeem or exchange such rights; and (vi) the appointment of the rights agent with respect to such rights. This provision is intended to confirm the CVS Health board of directors exclusive authority to issue, repurchase, redeem, terminate or amend share purchase rights or other rights to purchase shares or securities of CVS Health or any other corporation.

Stockholder Action by Written Consent

CVS Health’s certificate of incorporation provides that stockholder action may be taken at an annual or special meeting of stockholders or by written consent in lieu of a meeting, but only if such action is taken in accordance with the provisions of CVS Health’s certificate of incorporation and by-laws. Any person other than CVS Health seeking to have the stockholders authorize or take corporate action by written consent without a meeting are required to deliver a written notice signed by holders of record of at least twenty-five percent (25%) of the voting power of the outstanding capital stock of CVS Health entitled to express consent on the relevant action and request that a record date be fixed for such purpose.

Provisions Relating to Amendments to CVS Health’s Certificate of Incorporation and By-Laws

Under Delaware law, stockholders have the right to adopt, amend or repeal the certificate of incorporation and by-laws of a corporation. However, Delaware law requires that any amendment to CVS Health’s certificate of incorporation also be approved by the board of directors. Under Delaware law, unless a higher vote is required in a corporation’s certificate of incorporation, amendments to the corporation’s certificate of incorporation will be adopted upon receiving at a properly convened meeting the affirmative vote of a majority of the votes cast by all stockholders entitled to vote thereon, and if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.

In addition, CVS Health’s by-laws may be amended by the board of directors with respect to all matters not exclusively reserved by law to the stockholders. Amendments to CVS Health’s by-laws may be adopted and approved by the affirmative vote of the holders of record of a majority of the outstanding shares of stock of CVS Health entitled to vote cast at any annual or special meeting, or by the affirmative vote of a majority of the directors cast at any regular or special meeting at which a quorum is present.

Under CVS Health’s by-laws, the name of CVS Health can only be changed by a vote of at least three fourths of the members of the board of directors of CVS Health and any amendment to such provision in CVS Health’s by-laws must also be approved by a vote of at least three fourths of the members of the board of directors.

COMPARISON OF STOCKHOLDER RIGHTS

The rights of CVS Health stockholders are currently governed by Delaware law and CVS Health’s certificate of incorporation and by-laws. The rights of Aetna shareholders are currently governed by Pennsylvania law and Aetna’s articles of incorporation and by-laws. Following completion of the merger, the rights of Aetna shareholders who become stockholders of CVS Health in the merger will be governed by Delaware law and CVS Health’s certificate of incorporation and CVS Health’s by-laws.

The following discussion summarizes the material differences between the current rights of Aetna shareholders and the current rights of CVS Health stockholders. These differences arise in part from differences between Delaware law and Pennsylvania law. Additional differences arise from the governing instruments of the two companies.

Although it is impracticable to compare all of the aspects in which Delaware law and Pennsylvania law and CVS Health’s and Aetna’s governing instruments differ with respect to stockholder rights, the following discussion summarizes certain material differences between them. This summary is not intended to be complete, and it is qualified in its entirety by reference to Delaware law, Pennsylvania law, CVS Health’s certificate of incorporation and by-laws and Aetna’s articles of incorporation and by-laws. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. CVS Health and Aetna urge you to carefully read this entire joint proxy statement/prospectus, the relevant provisions of Delaware law and Pennsylvania law and the other documents to which CVS Health and Aetna refer in this joint proxy statement/prospectus for a more complete understanding of the differences between the rights of a CVS Health stockholder and the rights of an Aetna shareholder. CVS Health and Aetna have filed with the SEC their respective governing documents referenced in this comparison of stockholder rights and will send copies of these documents to you, without charge, upon your written or telephonic request. See “Where You Can Find More Information” beginning on page 254 of this joint proxy statement/prospectus.

Material Differences in Stockholder Rights

	CVS Health Stockholder Rights	Aetna Shareholder Rights
Authorized Capital Stock	As of [●], 2018, the authorized capital stock of CVS Health consists of (i) 3,200,000,000 shares of common stock, par value $0.01 per share and (ii) 120,619 shares of preferred stock, par value $0.01 per share and (iii) 50,000,000 shares of preference stock, par value $1.00 per share.	As of [●], 2018, the authorized capital stock of Aetna consists of (i) [●] common shares, par value $0.01 per share, (ii) 7,625,000 Class A voting preferred shares, par value $0.01 per share, and (iii) [●] undesignated shares, par value $0.01 per share.

	The CVS Health board of directors is authorized to issue shares of preferred stock, from time to time, in such class or classes, and such series within any class, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as the CVS Health board of directors may determine.	The Aetna board of directors is authorized to provide for the issuance of shares of Aetna capital stock in one or more classes and series, including preferred shares, to establish the number of shares in each class and series, and to fix the designations, powers, preferences and rights of each such class and series and the qualifications, limitations or restrictions thereof.

	CVS Health Stockholder Rights	Aetna Shareholder Rights
	As of [●], 2018, there were outstanding (i) [●] shares of CVS Health common stock (ii) no shares of CVS Health preferred stock and (iii) no shares of CVS Health preference stock.	As of [●], 2018, there were outstanding (i) [●] Aetna common shares and (ii) no Aetna Class A voting preferred shares.

Number of Directors	CVS Health’s board of directors currently has 12 members.	The Aetna board of directors currently has 12 members.

	Under CVS Health’s by-laws, the number of directors constituting the whole board of directors is fixed by resolution of the board of directors and must consist of not fewer than three nor more than 18 members.	Under Aetna’s by-laws, the Aetna board of directors must consist of not fewer than three nor more than 21 members.

	Delaware law permits classified boards of directors. CVS Health’s by-laws and CVS Health’s certificate of incorporation do not provide for a classified board of directors.	Pennsylvania law permits classified boards of directors, but Aetna does not have one.

Election of Directors	Under Delaware law, directors are elected annually. CVS Health’s by-laws provide for a majority vote standard for uncontested elections of directors and a plurality of votes standard for contested elections of directors. Under CVS Health’s by-laws, a majority of votes cast means that the number of votes “for” a director’s election must exceed fifty percent (50%) of the votes cast with respect to that director’s election. Votes “against” a director’s election will count as votes cast, but “abstentions” and “broker non-votes” will not count as votes cast with respect to that director’s election.	Aetna’s articles provide for a majority vote standard for uncontested elections of directors and a plurality of votes standard for contested elections of directors. Under Pennsylvania law and Aetna’s articles, if an incumbent director nominee does not receive a majority of the votes cast in an uncontested election, the incumbent director will continue to serve on the board of directors until his or her successor is elected and qualified. To address this situation, Aetna’s corporate governance guidelines require any incumbent nominee for director in an uncontested election who receives more “against” votes than “for” votes to promptly submit his or her resignation for consideration by the Aetna board of directors’ nominating committee.

Removal of Directors	Under Delaware law, directors may be removed with or without cause by the affirmative vote of holders of a majority of all the shares of stock outstanding and entitled to vote for the election of directors.	Pennsylvania law provides that, unless otherwise provided in a by-law adopted by the shareholders, in the absence of cumulative voting or a classified board of directors, any director may be removed with or without cause by a vote of

	CVS Health Stockholder Rights	Aetna Shareholder Rights
shareholders entitled to elect directors. Aetna does not have such a by-law, cumulative voting or a classified board of directors.

Voting	Under Delaware law and CVS Health’s certificate of incorporation, each holder of CVS Health common stock is entitled to one vote per share of CVS Health common stock.	Under Aetna’s articles, each holder of Aetna common shares is entitled to one vote per Aetna common share, and each holder of an Aetna Class A voting preferred share is entitled to 100 votes per Aetna Class A voting preferred share. The holders of Aetna common shares and Aetna Class A voting preferred shares vote together as a single class on all matters submitted to a vote of Aetna shareholders. No Aetna Class A voting preferred shares are currently outstanding.

Cumulative Voting	Under Delaware law, CVS Health stockholders are not entitled to cumulative voting unless it is expressly provided for in the certificate of incorporation. CVS Health’s certificate of incorporation does not provide for cumulative voting.	Pennsylvania law allows for cumulative voting, but Aetna’s articles expressly preclude it in the election of directors.

Vacancies on the Board of Directors	Under Delaware law and CVS Health’s by-laws, vacancies in the CVS Health board of directors, from any cause whatsoever, including vacancies created by an increase in the number of directors, shall be filled by the vote of a majority of the remaining directors, even if less than a quorum.	Under Aetna’s by-laws, vacancies on the board of directors may be filled by a majority vote of the remaining directors, regardless of how the vacancy was created. Shareholders may fill vacancies on the board of directors, regardless of how the vacancy was created, only if and when authorized by resolution of the Aetna board of directors.

Special Meeting of the Board of Directors	Under CVS Health’s certificate of incorporation and by-laws, special meetings of the CVS Health board of directors may be called only by the chairman of the CVS Health board of directors, the chief executive officer or by one-third of the directors then in office.	Under Aetna’s by-laws, special meetings of the board of directors may be called by the Chairman of the board of directors, the President, the Lead Director or not less than one-third of the directors then in office.

Stockholder Action by Written Consent	Under Delaware law and CVS Health’s certificate of incorporation	Under Aetna’s articles, shareholder action may only be taken at an annual

	CVS Health Stockholder Rights	Aetna Shareholder Rights
	and by-laws, any action that could be taken at a stockholder meeting can be taken without a meeting, upon the written consent of the holders of the outstanding stock having at least the minimum number of votes that would have been necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted. Under CVS Health’s certificate of incorporation and by-laws, any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent must, by written notice to the secretary, request the CVS Health board of directors to fix a record date to determine the stockholders entitled to consent to corporate action in writing without a meeting. The CVS Health board of directors must promptly, but in all events within ten days after the date on which such a request is received, adopt a resolution fixing the record date, which date may not be more than ten days after the date upon which the resolution fixing the record date is adopted by the CVS Health board of directors. If no record date is fixed by the CVS Health board of directors within such period, the record date will be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to CVS Health.	or special meeting and not by written consent.

Amendment to Certificate of Incorporation	Under Delaware law, an amendment to CVS Health’s certificate of incorporation generally requires (i) the approval of the CVS Health board of directors, (ii) the approval of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any. Under CVS Health’s certificate of incorporation, CVS Health reserves the right to amend its certificate of incorporation in any manner permitted by Delaware law and, with the sole exception of the rights and powers	Under Pennsylvania law, unless a greater vote is required by Aetna’s articles, an amendment to Aetna’s articles can be proposed by a resolution by Aetna’s board of directors and then approved by an affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and the affirmative vote of a majority of the votes cast in any required class vote, except for amendments on certain specified matters that do not require shareholder approval. Aetna’s articles require that an amendment changing the vote required to approve a fundamental or extraordinary corporate transaction

	CVS Health Stockholder Rights	Aetna Shareholder Rights
	conferred under the provision of the certificate of incorporation with respect to liability of directors for breaches of fiduciary duties, all rights and powers conferred herein on CVS Health’s stockholders, directors and officers, if any, are subject to such reserved power.	described below under “—Stockholder Vote on Fundamental or Extraordinary Corporate Transactions” beginning on page 245 of this joint proxy statement/prospectus must be approved by the affirmative vote of at least a majority of the votes that all voting shareholders are entitled to cast and by any required class vote.

Amendment of By-laws	Under Delaware law and CVS Health’s certificate of incorporation and by-laws, CVS Health’s by-laws may be amended by the affirmative vote of the holders of record of a majority of the outstanding shares of stock of CVS Health entitled to vote cast at any annual or special meeting, or by the affirmative vote of a majority of the directors cast at any regular or special meeting at which a quorum is present; however, also under CVS Health’s by-laws, the name of the corporation can only be changed by a vote of 3/4 of the members of the CVS Health board of directors and any amendment to such provision in CVS Health’s by-laws must also be approved by a vote of 3/4 of the members of the CVS Health board of directors.	Under Aetna’s by-laws, the by-laws may be amended by either (i) the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, voting as a single class, and, if any shareholders are entitled to vote thereon as a class, upon receiving the affirmative vote of a majority of the votes cast by the shareholders entitled to a vote as a class, at a meeting of the shareholders in the call for which written notice of the proposed action has been given, or (ii) with respect to those matters that are not by statute committed exclusively to the shareholders and alterations of the size of the board of directors to less than three or more than 21, and regardless of whether the shareholders have previously adopted or approved the by-law being amended or repealed, by the affirmative vote of a majority of the directors then in office, upon written notice to each director of the action proposed to be taken.

Special Stockholder Meetings	Under Delaware law and CVS Health’s certificate of incorporation and by-laws, a special meeting of the stockholders may be called (i) by the CVS Health board of directors, the chairman of the CVS Health board of directors or the chief executive officer of CVS Health or (ii) by the secretary of CVS Health upon written request from holders of record of at least 25% of the voting power of the outstanding capital stock of CVS Health entitled to vote on the matter or matters to be brought before the proposed special meeting, filed with the secretary of CVS Health and otherwise in accordance with the by-laws.

Under Aetna’s articles and by-laws, a special meeting of the Aetna shareholders may be called by holders of at least 25% of the votes that all voting shareholders, voting as a single class, are entitled to cast, or by the President, the Chairman or the board of directors.

In order to request a special meeting, holders of at least 25% of the votes that all voting shareholders, voting as a single class, are entitled to cast must submit a written petition that sets forth: (i) a brief description of the business to be conducted at the special meeting, and the reasons for

CVS Health Stockholder Rights	Aetna Shareholder Rights
Pursuant to CVS Health’s by-laws, a special meeting request to the secretary must be signed and dated by each stockholder of record (or a duly authorized agent of such stockholder) requesting the special meeting, and must include (i) a statement of the specific purpose or purposes of the special meeting, (ii) (a) if the reason for the special meeting is to nominate a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (b) as to any other business that the stockholder proposes to bring before the special meeting, a brief description of the business desired to be brought before the special meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these by-laws, the language of the proposed amendment), the reasons for conducting such business at the special meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, (iii) an acknowledgement by the requesting stockholders and the beneficial owners, if any, on whose behalf the special meeting request are being made that a disposition of shares of the corporation’s capital stock owned of record or beneficially as of the date on which the special meeting request in respect of such shares is delivered to the secretary that is made at any time prior to the special meeting will constitute a revocation of such special meeting request with respect to such disposed shares, and (iv) documentary evidence that the	conducting the business at a special meeting; (ii) the name(s) of any director nominee(s), if any; (iii) the name and address of (A) each requesting shareholder who has signed the special meeting request and (B) each beneficial owner, if any, on whose behalf the special meeting request is made; (iv) evidence of the class and number of shares of capital stock of Aetna that are held of record and/or beneficially owned by each requesting shareholder, including without limitation documentary evidence that the requesting shareholders in the aggregate beneficially owned shares of capital stock of Aetna entitled to cast in the aggregate at least the requisite percentage of votes at the close of business on the date of the special meeting request, provided, however, that if any requesting shareholder is not the beneficial owner of the shares of capital stock of Aetna listed as owned by such requesting shareholder on such special meeting request, then to be valid, the special meeting request must also include documentary evidence that the beneficial owner on whose behalf the special meeting request is made beneficially owned the identified shares at the close of business on the date of such special meeting request; (v) a description of any material interest of each requesting shareholder (and each beneficial owner, if any, of identified shares on whose behalf a special meeting request is made) in the business specified in the special meeting request; (vi) a description of any agreement, arrangement or understanding (including without limitation, regardless of the form of settlement, any derivatives, long or short positions, profit interests or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement,

CVS Health Stockholder Rights	Aetna Shareholder Rights

requesting stockholders own at least 25% of the outstanding capital stock as of the date of such written request to the secretary; provided, however, that if the requesting stockholders are not the beneficial owners of the shares representing the requisite percentage, then to be valid, the special meeting request must also include documentary evidence (within ten business days after the date on which the special meeting request are delivered to the secretary) that the beneficial owners on whose behalf the special meeting request are made beneficially own the requisite percentage as of the date on which such special meeting request are delivered to the secretary. In addition, the requesting stockholders and the beneficial owners, if any, on whose behalf the special meeting request are being made will promptly provide any other information reasonably requested by CVS Health.

A special meeting requested by stockholders will not be held if (i) the special meeting request does not comply with the procedures set forth in CVS Health’s by-laws, (ii) the special meeting request relates to an item of business that is not a proper subject for stockholder action under applicable law, (iii) the special meeting request is received by CVS Health during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iv) an annual or special meeting of stockholders that included an identical or substantially similar item of business was held not more than 120 days before the special meeting request was received by the secretary, (v) the CVS Health board of directors has called or calls for an annual or special meeting of stockholders to be held within 90 days after the special arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, to manage risk or benefit of share price changes for, or to increase or decrease the voting power of, any requesting shareholder or any requesting beneficial owner with respect to the voting securities of Aetna; (vii) a representation that the requesting shareholder intends to appear in person or by proxy at the requested special meeting to bring the business specified in the special meeting request before such special meeting; (viii) a representation as to whether any requesting shareholder or any such beneficial owner intends (or is part of a group that intends) to solicit proxies from shareholders in support of such proposal, nomination or nominations; (ix) any other information relating to such requesting shareholder, beneficial owner, if any, or director nominee or other proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such proposal or director nominee pursuant to Section 14 of the Exchange Act; and (x) such other information relating to any proposed item of business as Aetna may reasonably require, including without limitation to determine whether such proposed item of business is a proper matter for shareholder action.

Under Aetna’s by-laws, each special meeting request must include or be accompanied by an agreement by each requesting shareholder and each requesting beneficial owner, if any, to notify Aetna’s corporate secretary promptly in the event of any decrease in the number of shares of capital stock of Aetna held by such requesting shareholder or requesting beneficial owner following the delivery of the

CVS Health Stockholder Rights	Aetna Shareholder Rights

meeting request is received by the secretary and the business to be conducted at such meeting includes an identical or substantially similar item of business or (vi) the special meeting request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law.

For purposes of CVS Health’s by-laws, the nomination, election or removal of directors are deemed to be similar business with respect to all items of business involving the nomination, election or removal of directors, changing the size of the CVS Health board of directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors.

With respect to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, CVS Health’s by-laws provide that the following information be included: (i) the name and address, as they appear on CVS Health’s books, of such stockholder and any such beneficial owner; (ii) the class or series and number of shares of capital stock of CVS Health which are held of record or are beneficially owned by such stockholder and by any such beneficial owner; (iii) a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business; (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock special meeting request and prior to the requested special meeting, and an acknowledgment that any such decrease will be deemed to be a revocation of the special meeting request by such requesting shareholder or requesting beneficial owner to the extent of such reduction. Any requesting shareholder also may revoke his, her or its special meeting request at any time prior to the requested special meeting by written revocation delivered to Aetna’s corporate secretary.

No later than 10 calendar days after the record date for the special meeting, each requesting shareholder and each requesting beneficial owner, if any, must supplement the information required by Aetna’s by-laws to disclose such information as of such record date.

Under Aetna’s by-laws, a special meeting requested by a shareholder will not be held if (A) the special meeting request does not comply with Aetna’s by-laws, (B) the special meeting request relates to an item of business that is not a proper subject for shareholder action under applicable law, (C) the special meeting request is received by Aetna’s corporate secretary during the period commencing 90 calendar days prior to the first anniversary of the date of the immediately preceding annual meeting of shareholders and ending on the date of the next annual meeting of shareholders, (D) an annual or special meeting of shareholders that included an identical or substantially similar item of business was held not more than 120 calendar days before the special meeting request was received by Aetna’s corporate secretary, (E) Aetna’s board of directors has called or calls an annual or special meeting of shareholders to be held within 90 calendar days after the

CVS Health Stockholder Rights	Aetna Shareholder Rights

appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner (including any affiliate of such stockholder or any such beneficial owner) or any such nominee with respect to CVS Health’s securities; (v) a representation that the stockholder is a holder of record of stock of CVS Health entitled to vote at such meeting and intends to appear in person or by proxy at the special meeting to bring such nomination or other business before the special meeting; and (vi) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (a) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of CVS Health’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

In determining whether a special meeting of stockholders has been requested by the record holders of shares representing in the aggregate at least the requisite percentage, multiple special meeting requests delivered to the secretary will be considered together only if: (i) each special meeting request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the CVS Health board of special meeting request is received by Aetna’s corporate secretary and the business to be conducted at such meeting includes similar business, or (F) the special meeting request was made in a manner that involved a violation of the Exchange Act or other applicable law. For purposes of Aetna’s by-laws, the nomination, election or removal of directors will be deemed to be similar business with respect to all items of business involving the nomination, election or removal of directors, changing the size of the board of directors and filling of vacancies on the board of directors, including without limitation vacancies resulting from any increase in the number of directors designated by the board of directors.

	CVS Health Stockholder Rights	Aetna Shareholder Rights

directors) and (ii) such special meeting requests have been dated and delivered to the secretary within 60 days of the earliest dated special meeting request. A requesting stockholder may revoke a special meeting request at any time by written revocation delivered to the secretary and if, following such revocation, there are outstanding un-revoked requests from requesting stockholders holding less than the requisite percentage, the CVS Health board of directors may, in its discretion, cancel the special meeting. If none of the requesting stockholders appears or sends a duly authorized agent to present the business to be presented for consideration that was specified in the special meeting request, the corporation need not present such business for a vote at such special meeting.

Special meetings must be held at such date and time as may be fixed by the CVS Health board of directors in accordance with CVS Health’s by-laws; provided, however, that in the case of a special meeting requested by stockholders, the date of any such special meeting must not be more than 90 days after a special meeting request that satisfies the requirements of CVS Health’s by-laws is received by the secretary.

Notice of Stockholder Meetings	Under Delaware law and CVS Health’s by-laws, written notice of each stockholders’ meeting must be mailed at least 10 days but not more than 60 days before the date of the meeting. Delaware law requires notice of a meeting to vote on a merger agreement, a sale, lease or exchange of all or substantially all assets, a conversion to another form of entity or a transfer, domestication or conveyance to a foreign jurisdiction to be given at least 20 days before the date of such meeting.	Under Aetna’s by-laws, written notice of each meeting of shareholders must be given not less than 10 calendar days before the date of the meeting.

	CVS Health Stockholder Rights	Aetna Shareholder Rights
Stockholder Nominations of Persons for Election as Directors

CVS Health’s by-laws generally permit stockholders to nominate persons for election as directors if the stockholder intending to make such nomination gives timely notice thereof in writing in proper form to CVS Health’s secretary. If stockholders call a special meeting for the purpose of electing directors, they must comply with the procedures described above under “—Special Stockholder Meetings” beginning on page 229 of this joint proxy statement/prospectus.

Under CVS Health’s by-laws, to be timely, a stockholder’s notice must be delivered to, or mailed and received, at CVS Health’s principal office not less than 90 days nor more than 120 days prior to first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year, then to be timely such notice must be received by CVS Health no earlier than the close of business on the 120th day prior to such annual meeting and no later than close of business on the later of (x) the 90th day prior to such annual meeting or (y) the 10th day following the day on which public announcement of the date of such meeting is first made by CVS Health. In no event will the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

CVS Health’s by-laws also include proxy access provisions which provide that a stockholder, or a group of up to 20 stockholders, owning at least 3% of

Aetna’s by-laws generally permit shareholders to nominate persons for election as directors if the shareholder intending to make such nomination gives timely notice thereof in writing in proper form. If shareholders call a special meeting for the purpose of electing directors, they must comply with the procedures described above under “—Special Stockholder Meetings” beginning on page 229 of this joint proxy statement/prospectus.

To be timely, a shareholder’s notice must be received by Aetna’s corporate secretary not later than 90 calendar days prior to the date such annual meeting is to be held, provided that the notice will be considered timely if it is received not later than the close of business on the 10th calendar day following the day on which public disclosure of the date of such meeting was made.

To be in proper form, the notice must set forth: (i) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of Aetna shares beneficially owned by the person and (d) any other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder; and (ii) as to the shareholder giving the notice, (a) the name and address of the shareholder and (b) evidence of the class and number of Aetna shares that are beneficially owned by the shareholder.

A special meeting request for the nomination of any director to Aetna’s

CVS Health Stockholder Rights	Aetna Shareholder Rights

the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to the greater of two individuals or 20% of the CVS Health board of directors, provided that the stockholders and the nominees satisfy the requirements specified in the by-laws.

A stockholder notice under the proxy access provisions of CVS Health’s by-laws must include: (i) the written consent of each stockholder nominee to being named in the corporation’s proxy materials as a nominee and to serving as a director if elected; (ii) a copy of the Schedule 14N that has been or concurrently is filed with the SEC under Exchange Act Rule 14a-18; (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the eligible stockholder and its affiliates and associates, or others acting in concert therewith, on the one hand, and each stockholder nominee, and each stockholder nominee’s respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the eligible stockholder making the nomination or on whose behalf the nomination is made, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for the purposes of Item 404 and the stockholder nominee were a director or executive officer of such registrant; (iv) the information specified for stockholder notices described above under “—Special Stockholder Meetings” on page 229 of this joint proxy statement/prospectus;

board of directors must comply with the requirements set forth in Aetna’s by-laws, which are described in greater detail in the section titled “—Special Stockholder Meetings” beginning on page 229 of this joint proxy/prospectus.

CVS Health Stockholder Rights	Aetna Shareholder Rights
and (v) the written agreement of the eligible stockholder (or in the case of a group, each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an eligible stockholder) addressed to the corporation, which written agreement will include the eligible stockholder’s: (a) disclosure of, and certification as to, the number of shares it owns and has owned continuously for at least three years as of the date of the stockholder notice and agreement to continue to own such shares through the annual meeting of stockholders, which information must also be included in the Schedule 14N filed by the eligible stockholder with the SEC; (b) agreement to provide within five business days of the record date of the annual meeting of stockholders, (1) the information required for stockholder notices under CVS Health’s by-laws and (2) written statements from the record holder and intermediaries verifying the eligible stockholder’s continuous ownership of the required shares, in each case, through and as of the record date; (c) representation and warranty that it (1) acquired the required shares in the ordinary course of business and not with the intent to change or influence control at the corporation, and does not presently have any such intent, (2) has not nominated and will not nominate for election to the CVS Health board of directors at the annual meeting of stockholders any person other than the stockholder nominee(s) being nominated pursuant to the proxy access provisions of the by-laws, (3) has not engaged and will not engage in, and has not been and will not be a participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in, a solicitation within the meaning of Rule 14a-1(l) under the Exchange Act, in support of the election of any individual as a director at the annual meeting of stockholders

CVS Health Stockholder Rights	Aetna Shareholder Rights
other than its stockholder nominee(s) or a nominee of the CVS Health board of directors, and (4) will not distribute any form of proxy for the annual meeting of stockholders other than the form distributed by the corporation; (d) agreement to (1) assume all liability stemming from any legal or regulatory violation arising out of the eligible stockholder’s communications with the holders of CVS Health common stock or out of the information that the eligible stockholder provided to CVS Health, (2) indemnify and hold harmless (jointly with all other group members, in the case of a group member) CVS Health and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorney’s fees) in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any nomination submitted by the eligible stockholder, (3) comply with all laws, rules, regulations and listing standards applicable to any solicitation in connection with the annual meeting of stockholders, (4) file all applicable materials with the SEC, regardless of whether any such filing is required under Regulation 14A of the Exchange Act, or whether any exemption from filing is available for such materials thereunder, (5) provide to CVS Health prior to the annual meeting of stockholders such additional information as necessary or reasonably requested by CVS Health, and (6) provide a statement of whether or not the eligible stockholder intends to maintain ownership of the required shares for at least one year following the annual meeting, which statement must also be included in the Schedule 14N filed with the SEC; (e) in the case of a nomination by a group of

CVS Health Stockholder Rights	Aetna Shareholder Rights

stockholders or beneficial owners that together is an eligible stockholder, the applicable written agreement (or another agreement or instrument) must include a designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination; and (f) agreement to immediately notify CVS Health if the eligible stockholder ceases to own any of the required shares prior to the date of the applicable annual meeting of stockholders; provided, however, that this maximum number must be reduced by (1) any stockholder nominee whose name was submitted for inclusion in CVS Health’s proxy materials but either is subsequently withdrawn or that the CVS Health board of directors decides to nominate as a nominee to the CVS Health board of directors, (2) any director candidate who had been a stockholder nominee at any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting of stockholders is being recommended by the CVS Health board of directors, (3) any director candidate for which CVS Health has received one or more valid shareholder notices (whether or not subsequently withdrawn) nominating director candidates, other than any such director referred to in this clause (3) who at the time of such annual meeting will have served as director continuously, as a nominee of the CVS Health board of directors, for at least two annual terms, but only to the extent the maximum number after such reduction with respect to this clause (3) equals or exceeds one, and

(4) any director candidate who will be included in CVS Health’s proxy materials with respect to such annual meeting as an unopposed (by CVS Health) nominee pursuant to any

CVS Health Stockholder Rights	Aetna Shareholder Rights

agreement, arrangement or other understanding with any stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of shares of capital stock of CVS Health, by such stockholder or group of stockholders, from CVS Health), other than any such director referred to in this clause (4) who at the time of such annual meeting will have served as a director continuously, as a nominee of the CVS Health board of directors, for at least annual terms, but only to the extent the maximum number after such reduction with respect to this clause (4) equals or exceeds one.

To be timely under these proxy access provisions of CVS Health’s by-laws, the stockholder notice must be delivered to, or mailed and received by, the secretary at the principal office of CVS Health not earlier than the close of business on the 150th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date (as stated in CVS Health’s proxy statement) the definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to the anniversary date of the preceding year’s annual meeting or delayed more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year, then to be timely the stockholder notice must be received by CVS Health no earlier than the close of business on the 150th day prior to such annual meeting and no later than the close of business on the later of (x) the 120th day prior to such annual meeting and (y) the 10th day following the day on which public

	CVS Health Stockholder Rights	Aetna Shareholder Rights

announcement of the date of such meeting is first made by CVS Health. The public announcement of an adjournment or postponement of an annual meeting of stockholders will not commence a new time period (or extend any time period) for the giving of a stockholder notice in accordance with the proxy access provisions of CVS Health’s by-laws.

Under CVS Health’s by-laws, no person will be eligible for election as a director of CVS Health unless nominated (i) by or at the direction of the CVS Health board of directors or (ii) by a stockholder who complies with the advance notice provisions summarized above.

Stockholder Proposals (other than Nomination of Persons for Election as Directors)

CVS Health’s by-laws provide that at an annual meeting of stockholders only such business will be conducted, and only such proposals will be acted upon, as are properly brought before the annual meeting of stockholders (i) by, or at the direction of, the CVS Health board of directors or (ii) by a stockholder of CVS Health who complies with the procedures set forth in CVS Health’s by-laws. For business or a proposal to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of CVS Health.

A special meeting request for any item of business other than the nomination of any director to CVS Health’s board of directors must comply with the requirements set forth in CVS Health’s by-laws, which are described in greater detail in the section titled “Comparison of Stockholder Rights—Special Stockholder Meetings” beginning on page 229 of this joint proxy/prospectus.

Aetna’s by-laws generally permit shareholders to bring business before an annual meeting of shareholders if the shareholder intending to bring such business gives timely notice thereof in writing in proper form.

To be timely, a shareholder’s notice must be delivered to Aetna’s corporate secretary not later than 90 calendar days prior to the date the annual meeting is to be held, provided that the notice will be considered timely if it is received not later than the close of business on the 10th calendar day following the day on which public disclosure of the date of such meeting was made.

To be in proper form, the notice must include as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting, (ii) the name and address of the shareholder, (iii) evidence of the class and number of Aetna shares that are beneficially

	CVS Health Stockholder Rights	Aetna Shareholder Rights
Notwithstanding the foregoing, none of the procedures described in the paragraphs above will be interpreted or construed to require the inclusion of information about any such proposal in any proxy statement distributed by, at the direction of, or on behalf of, the CVS Health board of directors.

owned by the shareholder and (iv) any material interest of the shareholder in such business.

A special meeting request for any item of business other than the nomination of any director to Aetna’s board of directors must comply with the requirements set forth in Aetna’s by-laws, which are described in greater detail in the section titled “Comparison of Stockholder Rights—Special Stockholder Meetings” beginning on page 229 of this joint proxy/prospectus.

Limitation of Liability of Directors and Officers

Delaware law provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to such corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions; (iv) any transaction from which the director derived an improper personal benefit; or (v) any act or omission before the adoption of such a provision in the certificate of incorporation.

Under CVS Health’s certificate of incorporation, directors are not personally liable to CVS Health or its stockholders for monetary damages for breach of fiduciary duty as a director as a director to the fullest extent permitted by Delaware law.

Aetna’s articles provide that no directors or officers of Aetna will have personal liability to Aetna or its shareholders for monetary damages (other than under criminal statutes and under federal, state and local laws imposing liability on directors for the payment of taxes) unless the person’s conduct constitutes self-dealing, willful misconduct or recklessness.

If Pennsylvania law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, the liability of directors or officers of Aetna will be eliminated or limited to the fullest extent permitted by Pennsylvania law, as amended.

Indemnification of Directors, Officers Employees and Agents	Under CVS Health’s certificate of incorporation, CVS Health will indemnify and hold harmless to the fullest extent permitted by Delaware law, any person (and the heirs,	Under Aetna’s articles, Aetna will indemnify its directors and officers and advance expenses (upon receipt of an undertaking by or on behalf of such director or officer to repay such

	CVS Health Stockholder Rights	Aetna Shareholder Rights

executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of CVS Health or is or was serving at the request of CVS Health as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The right to indemnification conferred in CVS Health’s certificate of incorporation also includes the right to be paid by CVS Health the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law. The right to indemnification conferred in CVS Health’s certificate of incorporation is a contract right.

Additionally, under CVS Health’s certificate of incorporation, CVS Health’s board of directors provides indemnification to such of the employees and agents of CVS Health to such extent and to such effect as the CVS Health board of directors determines to be appropriate and authorized by Delaware law.

expenses if it is ultimately determined that such director or officer is not entitled to be indemnified by Aetna), to the fullest extent permitted by Pennsylvania law (except that Aetna is not obligated to indemnify or advance with respect to claims initiated by the director or officer) and permit, by action of Aetna’s board of directors, indemnification and advancement of expenses to its employees and agents as determined by the Aetna board of directors.

Appraisal Rights or Dissenters’ Rights	Under Delaware law, stockholders of a Delaware corporation have the right in certain mergers or consolidations to which the corporation is a party, to demand payment for the fair value of their shares pursuant to, and in compliance with procedures set forth in Section 262 of the DGCL, except in connection with a merger or consolidation with respect to shares (i) listed on a national securities exchange or held of record by more than 2,000 holders and (ii) for which, pursuant to the plan of merger or consolidation, stockholders will receive only (a) shares or depository

Under Pennsylvania law, unless the articles or by-laws provide otherwise, shareholders of a Pennsylvania corporation generally are not entitled to dissenters’ rights if the shares that would otherwise give rise to such rights are (i) listed on a national securities exchange or (ii) held beneficially or of record by more than 2,000 persons.

Neither Aetna’s articles nor Aetna’s by-laws contain provisions in this regard.

CVS Health Stockholder Rights	Aetna Shareholder Rights

receipts of another corporation which at the date the merger or consolidation is completed will be either listed on a national securities exchange or held of record by more than 2,000 holders, (b) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (c) cash in lieu of fractional shares or (d) any combination of the foregoing. Delaware law also provides that, subject to certain exceptions, stockholders of a surviving corporation do not have appraisal rights in connection with a plan of merger if the merger did not require for its approval the vote of the surviving corporation’s stockholders. Delaware law permits the certificate of incorporation of a Delaware corporation to provide for appraisal rights in mergers or consolidations in which appraisal rights are not otherwise available and in connection with amendments to the certificate of incorporation and sales of all or substantially all assets. CVS Health’s certificate of incorporation contains no provisions giving rise to appraisal rights in such transactions.

Additionally, pursuant to Section 262 of the DGCL, if immediately before a merger or consolidation the shares of a class or series of stock of a corporation as to which appraisal rights are available were listed on a national securities exchange, the Delaware Court of Chancery must dismiss an appraisal proceeding as to all stockholders who assert appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, or (ii) the value of the consideration provided in the merger or consolidation for such total number of shares seeking appraisal exceeds $1 million, or (iii) the merger was approved pursuant to Section 253 or Section 267 of the DGCL.

	CVS Health Stockholder Rights	Aetna Shareholder Rights
At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time.

Dividends and Stock Repurchases	Under CVS Health’s certificate of incorporation and by-laws, subject to the preferential rights of any holders of outstanding preferred stock or preference stock, holders of CVS Health common stock are entitled to receive, to the extent permitted by law, such dividends as the CVS Health board of directors may declare from time to time from funds available therefor.	Subject to any rights of any outstanding series of Aetna shares senior to the Aetna common shares, the holders of Aetna common shares are entitled to such dividends as may be declared from time to time by the Aetna board of directors from funds available therefor.

Stockholder Vote on Fundamental or Extraordinary Corporate Transactions

Under Delaware law, a sale, lease or exchange of all or substantially all of a corporation’s assets, an amendment to CVS Health’s certificate of incorporation, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation generally requires the affirmative vote of CVS Health’s board of directors and, with limited exceptions, the affirmative vote of a majority of the aggregate voting power of the outstanding stock entitled to vote on the transaction.

With respect to transactions with related persons (persons who own at least 10% of the outstanding capital stock of CVS Health, CVS Health’s certificate of incorporation provides that a majority of outstanding shares (excluding those owned by the related person) is required to approve such business combination transaction with a related person, unless (i) such

Under Pennsylvania law, except in certain limited circumstances where a vote of shareholders is not required, or unless a higher vote is required in a corporation’s articles of incorporation, a plan of merger, a plan of asset transfer providing for the sale of all or substantially all of the assets of a corporation, a plan of interest exchange, division or voluntary dissolution will be adopted upon receiving at a properly convened meeting the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and the affirmative vote of a majority of the votes cast in any required class vote.

Aetna’s articles provide that any merger, interest exchange or division, or a sale of all or substantially all of its assets may be adopted only upon receiving the affirmative vote of at least a majority of the votes that all

	CVS Health Stockholder Rights	Aetna Shareholder Rights
	transaction is approved by a majority of continuing directors (directors of CVS Health who are not the related person, or an affiliate or associate thereof (or a representative or nominee of the related person or such affiliate or associate), that is involved in the relevant business combination and (a) who was a member of the CVS Health board of directors immediately prior to the time that such related person became a related person or (b) whose initial election as a director of CVS Health was recommended by the affirmative vote of a least a majority of the continuing directors then in office, provided that, in either such case, such continuing director has continued in office after becoming a continuing director) or (ii) certain fair price requirements are met.	voting shareholders, voting as a single class, are entitled to cast thereon and, in addition, the affirmative vote of such number or proportion of shares of any class or series of Aetna’s capital stock as are then-required by the express terms of such class or series.

State Anti-Takeover Provisions	CVS Health has not opted out of Section 203 of the DGCL, which provides that, if a person acquires 15% or more of the outstanding voting stock of a Delaware corporation, thereby becoming an “interested stockholder”, that person may not engage in certain “business combinations” with the corporation, including mergers, purchases and sales of 10% or more of its assets, stock purchases and other transactions pursuant to which the percentage of the corporation’s stock owned by the interested stockholder increases (other than on a pro rata basis) or pursuant to which the interested stockholder receives a financial benefit from the corporation, for a period of three years after becoming an interested stockholder unless one of the following exceptions applies: (i) the CVS Health board of directors approved the acquisition of stock pursuant to which the person became an interested stockholder or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person

Under Aetna’s articles, Aetna has expressly opted out of the protection provided pursuant to Subchapter G of Chapter 25 of the PBCL, which would otherwise block the voting rights of an acquiring person who makes or proposes to make a control-share acquisition, which is defined as increasing ownership in the corporation above certain thresholds. In opting out of Subchapter G of Chapter 25 of the PBCL, Aetna also opted out of Subchapter I of Chapter 25 (providing for a minimum severance payment to certain employees terminated within two years of the approval of a control-share acquisition) and Subchapter J of Chapter 25 (prohibiting, in connection with certain “control-share acquisitions,” the abrogation of certain labor contracts, if any, prior to their stated date of expiration).

Aetna has opted out of Subchapter H of Chapter 25 of the PBCL, which would otherwise enable Aetna to recover certain profits from the sale of shares by shareholders who hold or

CVS Health Stockholder Rights	Aetna Shareholder Rights
became an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding voting stock of the corporation, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans; or (iii) the transaction is approved by the CVS Health board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An “interested stockholder” also includes the affiliates and associates of a 15% or more owner and any affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock within the three-year period prior to determine whether a person is an interested stockholder.

will hold 20% of the voting power of Aetna or who have evidenced an intent to acquire control of Aetna.

Aetna has opted out of Subchapter E of Chapter 25 of the PBCL, which would otherwise subject persons who acquire at least 20% of the voting power in a “control transaction” to an obligation to pay objecting shareholders fair value for their shares (including a proportionate amount of any control premium), determined as provided in Section 2547 of the PBCL.

Aetna has not opted out of Subchapter F of Chapter 25 of the PBCL (which Subchapter is referred to in this section of this joint proxy statement/prospectus as Subchapter F), which applies to a transaction between a publicly traded corporation and an interested shareholder (defined generally to be any beneficial owner of 20% or more of the corporation’s voting shares). Subchapter F prohibits such a corporation from engaging in a “business combination” (as defined in the PBCL) with an “interested shareholder” (as defined in the PBCL) unless (i) the board of directors of such corporation gives approval to the proposed transaction or gives approval to the interested shareholder’s acquisition of shares that gave such person beneficial ownership of 20% of the shares entitled to vote in an election of directors of such corporation, in either case prior to the date on which the shareholder first becomes an interested shareholder (which date is referred to in this section of this joint proxy statement/prospectus as the share acquisition date), (ii) the interested shareholder owns at least 80% of the shares of such corporation entitled to vote in an election of directors and, no earlier than three months after such interested shareholder reaches such 80% level, the holders of a majority of the

	CVS Health Stockholder Rights	Aetna Shareholder Rights
remaining shares approve the proposed transaction and shareholders receive a minimum “fair price” for their shares (as set forth in the PBCL) in the transaction and the other conditions of Subchapter F are met, (iii) holders of all outstanding common shares approve the transaction, (iv) no earlier than five years after the share acquisition date, a majority of the shares held by shareholders other than the interested shareholder and entitled to vote in an election of directors approve the transaction, or (v) no earlier than five years after the share acquisition date, a majority of all the shares approve the transaction, all shareholders receive a minimum “fair price” for their shares (as set forth in the PBCL) and the other conditions of Subchapter F are met.

Stockholder Rights Plan

While Delaware law does not include a statutory provision expressly authorizing stockholder rights plans, such rights plans have generally been found to be authorized by Delaware law and have been upheld by Delaware courts where they are adopted in response to a reasonably perceived threat to CVS Health and its stockholders, and maintaining such rights plans in response to such threat has been found to be reasonable in relation to the threat posed.

CVS Health does not currently have a stockholder rights plan, but CVS Health’s board of directors has the power under Delaware law and its certificate of incorporation and by-laws to adopt a stockholder rights plan in the future, subject to its fiduciary duties.

CVS Health’s by-laws provide that, unless ratified by the stockholders of CVS Health, any stockholder rights plan (i) requires the approval of 3/4 of

Pennsylvania law expressly authorizes a corporation to adopt a shareholder rights plan.

Aetna currently has no shareholder rights plan. While Aetna has no present intention to adopt a shareholder rights plan, the Aetna board of directors retains the right to adopt such a plan at a future date pursuant to its exclusive authority to create and issue rights entitling the holders thereof to purchase from Aetna shares of capital stock or other securities and to elect to repurchase, redeem, terminate or amend any such rights.

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the CVS Health board of directors and (ii) expires if not so amended no later than one year following the later of the date of its adoption and the date of its last such amendment.

Preemptive Rights

Under Delaware law, stockholders of a corporation do not have preemptive rights to subscribe for or purchase any additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the certificate of incorporation.

CVS Health’s certificate of incorporation does not provide holders of shares of CVS Health capital stock with preemptive rights.

Aetna’s articles provide that no holder of any class or series of Aetna capital stock will have any preemptive right to purchase or subscribe for any shares of Aetna or any security convertible into Aetna shares of any class or series.

Duties of Directors	Under Delaware law, the standards of conduct for directors of corporations are not statutory but are based on fiduciary duty principles developed by the Delaware courts. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to act with the sole purpose of advancing the best interests of the corporation and its stockholders and the duty of care requires directors in managing the corporation’s affairs to use the level of care that ordinarily careful and prudent persons would use in similar circumstances. Directors owe fiduciary duties of loyalty and care to the corporation and its stockholders. Fiduciary duties are not owed to non-stockholder constituencies such as customers and employees.

Under Pennsylvania law, the standard of conduct for directors is governed by statute and case law. Pennsylvania law requires that a director of a Pennsylvania corporation perform his or her duties: (i) in good faith, (ii) in a manner he or she reasonably believes to be in the best interests of the corporation, and (iii) with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

In discharging their duties, directors may, in considering the best interests of their corporation, consider, among other things, to the extent they deem appropriate: (a) the effects of any action upon any or all groups affected by the action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located; (b) the short-term and long-term interests of the corporation; (c) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation; and (d) all other pertinent factors. In considering the

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best interests of the corporation or the effects of any action, directors are not required to regard any corporate interest or the interests of the shareholders, or any other group affected by the action, as a dominant or controlling factor.

LEGAL MATTERS

The validity of the shares of CVS Health common stock to be issued to Aetna shareholders pursuant to the merger will be passed upon by Shearman & Sterling LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The consolidated financial statements of CVS Health incorporated by reference in CVS Health’s Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of CVS Health’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated by reference herein. Such consolidated financial statements and CVS Health management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 are incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of CVS Health as of and for the three-month periods ended March 31, 2017 and 2016, as of and for the three and six-month periods ended June 30, 2017 and 2016, and as of and for the three and nine-month periods ended September 30, 2017 and 2016, incorporated by reference into this joint proxy statement/prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 2, 2017, August 8, 2017 and November 6, 2017, included in CVS Health’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, respectively, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or “parts” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

The consolidated financial statements and schedule of Aetna Inc. and its subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and Aetna’s management’s assessment of the effectiveness of Aetna’s internal control over financial reporting as of December 31, 2016, have been incorporated by reference into this joint proxy statement/prospectus in reliance on the reports of KPMG LLP, which is referred to in this joint proxy statement/prospectus as KPMG, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. With respect to the unaudited interim consolidated financial information of Aetna Inc. and its subsidiaries for the periods ended March 31, 2017, June 30, 2017, and September 30, 2017, incorporated by reference into this joint proxy statement/prospectus, KPMG has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, KPMG’s separate reports included in Aetna’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017, and September 30, 2017, and incorporated by reference herein, state that KPMG did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on KPMG’s reports on such information should be restricted in light of the limited nature of the review procedures applied. KPMG is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or “parts” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

FUTURE STOCKHOLDER PROPOSALS

CVS Health

CVS Health will hold an annual meeting of stockholders in 2018, which is referred to in this joint proxy statement/prospectus as the CVS Health 2018 annual meeting, regardless of whether the merger has been completed.

Any stockholder proposals intended to be presented at the CVS Health 2018 annual meeting and considered for inclusion in CVS Health’s proxy materials must have been received by CVS Health’s corporate secretary no later than the close of business Eastern Time on December 1, 2017. Such proposals must have been sent to: Corporate Secretary, CVS Health Corporation, One CVS Drive, Woonsocket, RI 02895. Such proposals also needed to comply with the SEC’s rules and regulations, namely Rule 14a-8 under the Exchange Act, regarding the inclusion of stockholder proposals in CVS Health-sponsored proxy materials.

In order for a CVS Health stockholder proposal to be raised from the floor during the CVS Health 2018 annual meeting instead of being submitted for inclusion in CVS Health’s proxy statement, the stockholder’s written notice must be received by CVS Health’s corporate secretary no earlier than the close of business Eastern Time on January 10, 2018 and no later than the close of business Eastern Time on February 9, 2018 and must contain the information required by CVS Health’s by-laws.

You may contact CVS Health’s corporate secretary at CVS Health’s headquarters, One CVS Drive, Woonsocket, RI 02895, for a copy of the relevant provisions of CVS Health’s by-laws regarding the requirements for making stockholder proposals and nominating director candidates.

Aetna

If the merger is not completed by the expected date of Aetna’s 2018 annual meeting of shareholders, Aetna plans to hold such annual meeting. Any shareholder proposals intended to be presented at the Aetna 2018 annual meeting and considered for inclusion in Aetna’s proxy materials, should such annual meeting be held, must have been received by Aetna’s corporate secretary no later than the close of business Eastern Time on December 8, 2017. Such proposals must have been sent to: Corporate Secretary, Aetna Inc., 151 Farmington Avenue, RW61, Hartford, CT 06156. Such proposals also needed to comply with the SEC’s rules and regulations, namely Rule 14a-8 under the Exchange Act, regarding the inclusion of shareholder proposals in Aetna-sponsored proxy materials. Shareholder proposals failing to comply with the procedures of Rule 14a-8 under the Exchange Act will be excluded. If the scheduled date of Aetna’s 2018 annual meeting of shareholders is changed by more than 30 days, shareholders will be informed of the new meeting date and the revised date by which shareholder proposals must be received.

In order for an Aetna shareholder proposal to be raised from the floor during the Aetna 2018 annual meeting instead of being submitted for inclusion in Aetna’s proxy statement, the shareholder’s written notice must be received by Aetna’s corporate secretary at least 90 calendar days before the date of the Aetna 2018 annual meeting and must contain the information required by Aetna’s by-laws.

Aetna shareholders may propose director candidates for consideration by the nominating committee of Aetna’s board of directors. In addition, Aetna’s by-laws permit shareholders to nominate directors for consideration at an Aetna meeting of shareholders at which one or more directors are to be elected. In order to nominate a director candidate at the Aetna 2018 annual meeting, should such annual meeting be held, the shareholder’s written request must be received by Aetna’s corporate secretary at least 90 calendar days before the date of the Aetna 2018 annual meeting and must contain the information required by Aetna’s by-laws.

You may also contact Aetna’s corporate secretary at Aetna’s headquarters, 151 Farmington Avenue, RW61, Hartford, CT 06156 for a copy of the relevant provisions of the Aetna by-laws regarding the requirements for making shareholder proposals and nominating director candidates. You can also visit Aetna’s website and download a copy of Aetna’s by-laws.

WHERE YOU CAN FIND MORE INFORMATION

CVS Health has filed a registration statement on Form S-4 to register with the SEC the shares of CVS Health common stock to be issued to Aetna shareholders in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of CVS Health in addition to being proxy statements of CVS Health and Aetna for their respective special meetings. The registration statement, including the attached exhibits and schedules, contains additional relevant information about CVS Health and the shares of CVS Health common stock. The rules and regulations of the SEC allow CVS Health and Aetna to omit certain information included in the registration statement from this joint proxy statement/prospectus.

CVS Health and Aetna file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy statements and other information about CVS Health and Aetna. The address of that site is http://www.sec.gov. The reports and other information filed by CVS Health and Aetna with the SEC are also available at their respective websites, which are http://www.cvshealth.com and http://www.aetna.com. Information on these websites is not part of this joint proxy statement/prospectus.

The SEC allows CVS Health and Aetna to “incorporate by reference” information into this joint proxy statement/prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus or in later filed documents incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that CVS Health and Aetna have, respectively, previously filed with the SEC and any additional documents that either company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the respective dates of the Aetna and CVS Health special meetings (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about CVS Health and Aetna and their respective financial performance.

CVS Health SEC Filings (File No. 001-01011)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2016
Quarterly Reports on Form 10-Q	Fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017
Proxy Statement on Schedule 14A	Filed on March 31, 2017
Current Reports on Form 8-K	Filed on March 2, 2017, May 12, 2017, December 4, 2017, December 5, 2017 and December 19, 2017

Any description of shares of CVS Health common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description

Aetna SEC Filings (File No. 001-16095)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2016
Quarterly Reports on Form 10-Q	Fiscal quarters ended March 31, 2017, June 30, 2017, and September 30, 2017
Proxy Statement on Schedule 14A	Filed on April 7, 2017
Current Reports on Form 8-K	Filed on January 26, 2017, February 14, 2017 (excluding information furnished under Item 7.01), February 22, 2017, February 27, 2017, March 21, 2017, May 24, 2017, August 10, 2017, October 2, 2017, October 23, 2017, October 26, 2017, November 1, 2017, December 4, 2017, December 6, 2017, December 22, 2017 and January 25, 2018
Any description of Aetna common shares contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description

CVS Health has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to CVS Health, as well as all pro forma financial information, and Aetna has supplied all such information relating to Aetna.

Documents incorporated by reference are available from CVS Health or Aetna, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this joint proxy statement/prospectus. Aetna shareholders or CVS Health stockholders, as applicable, may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:

CVS Health Corporation

One CVS Drive

Woonsocket, RI 02895

Attention: Investor Relations

Telephone: (800) 201-0938

Aetna Inc.

151 Farmington Avenue

Hartford, CT 06156

Attention: Investor Relations

Telephone: (860) 273-2402

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the applicable special meeting. Therefore, if you would like to request documents from CVS Health, please do so by [●], 2018 in order to receive them before the CVS Health special meeting. If you would like to request documents from Aetna, please do so by [●], 2018 in order to receive them before the Aetna special meeting.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus to vote on the approval and adoption of the merger agreement, the Aetna adjournment proposal, the Aetna compensation advisory proposal, the approval of the stock issuance and the CVS Health adjournment proposal. Neither CVS Health nor Aetna has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you.

This joint proxy statement/prospectus is dated [●], 2018. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to Aetna shareholders or CVS Health stockholders nor the issuance of shares of CVS Health common stock in the merger will create any implication to the contrary.

Annex A

CONFIDENTIAL	EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

December 3, 2017

among

CVS HEALTH CORPORATION,

HUDSON MERGER SUB CORP.

and

AETNA INC.

Page

ARTICLE X

TERMINATION

Section 10.01.	Termination	A-82
Section 10.02.	Effect of Termination	A-84
Section 10.03.	Termination Fees	A-84

ARTICLE XI

MISCELLANEOUS

Section 11.01.	Notices	A-86
Section 11.02.	Survival	A-87
Section 11.03.	Amendments and Waivers	A-87
Section 11.04.	Expenses	A-87
Section 11.05.	Disclosure Schedule References and SEC Document References	A-87
Section 11.06.	Binding Effect; Benefit; Assignment	A-88
Section 11.07.	Governing Law	A-88
Section 11.08.	Jurisdiction/Venue	A-88
Section 11.09.	WAIVER OF JURY TRIAL	A-89
Section 11.10.	Counterparts; Effectiveness	A-89
Section 11.11.	Entire Agreement	A-89
Section 11.12.	Severability	A-89
Section 11.13.	Specific Performance	A-90

EXHIBITS

Exhibit A - Articles of Incorporation of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 3, 2017, among CVS Health Corporation, a Delaware corporation (“Parent”), Hudson Merger Sub Corp., a Pennsylvania corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Aetna Inc., a Pennsylvania corporation (the “Company”).

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company and its shareholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directed that this Agreement (including the Merger) be submitted to a vote at a meeting of the Company’s shareholders, and (iv) recommended the approval and adoption of this Agreement (including the Merger) by the Company’s shareholders;

WHEREAS, the Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Parent Share Issuance) are fair to and in the best interests of Parent’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Parent Share Issuance), (iii) directed that the Parent Share Issuance be submitted to a vote at a meeting of Parent’s stockholders, and (iv) recommended the approval of the Parent Share Issuance by Parent’s stockholders;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), and (ii) directed that this Agreement be submitted for approval and adoption by the sole shareholder of Merger Sub; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Antitrust Laws” shall mean the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Law(s)” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order or other similar requirement (including any federal, state or local directive or other requirement that relates to Medicare or Medicaid) enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement. References to “Applicable Law” or “Applicable Laws” shall be deemed to include Health Care Laws, any applicable Insurance Law and Antitrust Law.

“ASOPs” means actuarial standards of practice promulgated by the Actuarial Standards Board for use by actuaries when providing professional services in the United States.

“Benefits Continuation Period” means the period from the Closing Date through the later of (i) the first anniversary of the Closing Date and (ii) May 31, 2019.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CMS” means the Centers for Medicare & Medicaid Services.

“Code” means the Internal Revenue Code of 1986.

“Company Acquisition Proposal” means any indication of interest, proposal or offer from any Person or Group, other than Parent and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the consolidated assets of the Company, or to which 20% or more of the revenues or earnings of the Company on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity or voting securities of the Company, (iii) tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning 20% or more of any class of equity or voting securities of the Company, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company, under which such Person or Group would acquire, directly or indirectly, (A) assets equal to 20% or more of the consolidated assets of the Company, or to which 20% or more of the revenues or earnings of the Company on a consolidated basis are attributable, or (B) beneficial ownership of 20% or more of any class of equity or voting securities of the Company.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2016, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016.

“Company Balance Sheet Date” means December 31, 2016.

“Company Common Stock” means the common shares, $0.01 par value, of the Company.

“Company Disclosure Schedule” means the Company Disclosure Schedule delivered to Parent on the date of this Agreement.

“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy, or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability.

“Company Equity Awards” means Company Stock Appreciation Rights, Company RSU Awards and Company PSU Awards.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property, in each case, of the Company and its Subsidiaries.

“Company Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided that no event, change, effect, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect, or whether a Company Material Adverse Effect would reasonably be expected to occur: (i) any changes in general United States or global economic conditions, (ii) any changes in conditions generally affecting the health insurance or managed care industry (including the Medicare Advantage managed care industry) or any other industry in which the Company or any of its Subsidiaries operate, (iii) any decline, in and of itself, in the market price or trading volume of the Company Common Stock (it being understood and agreed that the foregoing shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (iv) any changes in regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction, (v) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of enrollments, revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (vi) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement or the Merger, the taking of any action required or expressly contemplated by this Agreement or the identity of, or any facts or circumstances relating to Parent or any of its Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with Governmental Authorities, customers, Providers, suppliers, partners, officers or employees (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), (vii) any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any Applicable Law of or by any Governmental Authority, (viii) any changes in GAAP, SAP or ASOPs (or authoritative interpretations thereof), (ix) any changes in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattack or terrorism threatened or underway as of the date of this Agreement, (x) any taking of any action at the written request of or with the consent of Parent (it being understood and agreed that, with respect to any action taken with such consent, the foregoing shall not preclude Parent from asserting that any facts or occurrences resulting from such action that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (xi) any reduction in the credit rating of the Company or any of its Subsidiaries (it being understood and agreed that the foregoing shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such reduction that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (xii) any epidemic, plague, pandemic or other outbreak of illness or public health event, hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions, (xiii) any changes to reimbursement rates or in methods or procedures for determining such rates, any changes to eligibility requirements or any other programmatic changes by any Governmental Authority, in each case, whether such changes are applicable nationally or to only certain geographic areas, or (xiv) any claims, actions, suits or proceedings arising from allegations of a breach of fiduciary duty or violation of Applicable Law relating to this Agreement or the Merger, except in the case of each of clauses (i), (ii), (iv), (vii), (viii) or (xiii), to the extent that any such event, change, effect, development or occurrence has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such event, change, effect, development or occurrence has on other companies operating in the industries in which the Company and its Subsidiaries operate (it being understood and agreed that any such disproportionate effect on the Company and its Subsidiaries to the extent resulting from the greater concentration of the businesses of the Company and its Subsidiaries in any particular industry or geography relative to other companies operating in the industries in which the Company and its Subsidiaries operate shall not be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).

“Company Stock Plans” means the Aetna Inc. 2016 Employee Stock Purchase Plan, the Amended Aetna Inc. 2010 Stock Incentive Plan, the Aetna Inc. 2010 Non-Employee Director Compensation Plan, the Aetna Inc. 2000 Non-Employee Director Compensation Plan, and the Amended and Restated Aetna Inc. 2000 Stock Incentive Plan, in each case, as amended from time to time.

“Consent” means any consent, approval, waiver, license, permit, variance, exemption, franchise, clearance, authorization, acknowledgment, Order or other confirmation.

“Contract” means any contract, agreement, obligation, understanding or instrument, lease or license.

“Credit Agreement” means the Five-Year Credit Agreement, dated as of March 27, 2012, among the Company, the several banks and other financial institutions from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., and Citibank, N.A., as Co-Syndication Agents, Wells Fargo Bank, National Association and U.S. Bank, N.A., as Documentation Agents, and J.P. Morgan Securities Inc., Citigroup Global Markets, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Law” means any Applicable Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, consents (including consents required by Contract), variances, exemptions, orders, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Law and affecting, or relating to, the business of the Company or any of its Subsidiaries, or the business of Parent or any of its Subsidiaries, as applicable.

“Equity Award Exchange Ratio” means the sum of (i) the Share Consideration, plus (ii) the quotient of (x) the Cash Consideration divided by (y) the Parent Stock Price, rounded to the nearest one thousandth.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“Financing Sources” means the Persons that have entered or will enter into commitment letters or agreements with Parent in connection with the Debt Financing (including any Persons providing Alternative Financing and including, for purposes of Section 6.03(a), any Persons providing any permanent financing referred to in the Debt Commitment Letters) and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the agents, arrangers, lenders and other entities that have committed to provide or arrange all or part of the Debt Financing, and their respective Affiliates.

“GAAP” means United States generally accepted accounting principles.

“Government Sponsored Health Care Programs” means (i) the Medicare program established under and governed by the applicable provisions of Title XVIII of the Social Security Act, the regulations promulgated thereunder and any sub-regulatory guidance issued, (ii) the Medicaid program governed by the applicable provisions of Title XIX of the Social Security Act, the regulations promulgated thereunder, as well as any state’s Applicable Laws implementing the Medicaid program, (iii) the Federal Employees Health Benefit Program, and (iv) any other state or federal health care program or plan.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

“Group” means a “group” as defined in Section 13(d) of the 1934 Act.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Applicable Law relating to the environment or natural resources or that is otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources, including petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“Health Care Laws” means all Applicable Laws relating to: (i) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health care services, health benefits or health insurance, including Applicable Laws that regulate Providers, managed care, third party payors and Persons bearing the financial risk for, or providing administrative or other functions in connection with, the provision of, payment for or arrangement of health care services and, including all Applicable Laws relating to Health Care Programs pursuant to which any Regulated Subsidiary of the Company or Parent, as applicable, is required to be licensed or authorized to transact business; (ii) health care or insurance fraud or abuse, including the solicitation or acceptance of improper incentives involving persons operating in the health care industry, patient referrals or Provider incentives generally, including the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347); (iii) the provision of administrative, management or other services related to any Health Care Programs, including the administration of health care claims or benefits or processing or payment for health care items and services, treatment or supplies furnished by Providers, including the provision of the services of third party administrators, utilization review agents and Persons performing quality assurance, credentialing or coordination of benefits; (iv) the licensure, certification, qualification or authority to transact business in connection with the provision of, or payment for, pharmacy services, along with the requirements of the U.S. Drug Enforcement Administration in connection therewith, including 21 U.S.C. § 801 et. seq., commonly referred to as the “Controlled Substances Act” and any similar state laws governing the prescribing or dispensing of controlled substances; (v) the Consolidated Omnibus Budget Reconciliation Act of 1985; (vi) ERISA; (vii) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003; (viii) the Medicare Improvements for Patients and Providers Act of 2008; (ix) privacy, security, integrity, accuracy, transmission, storage or other protection of information about or belonging to actual or prospective participants in the Company’s Health Care Programs or other lines of business, including the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), including any other Applicable Laws relating to medical information; (x) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (xi) the claims made or promotional or marketing efforts undertaken by the Company or any of its Subsidiaries with respect to prescription drugs or controlled substances; (xii) 42 U.S.C. § 1320a-7a(a)(5), 42 C.F.R. § 1003.101, commonly referred to as the “Beneficiary Inducement Law”; (xiii) the U.S. Food and Drug Administration; (xiv) restricting the corporate practice of medicine or fee splitting by licensed healthcare professionals; (xv) the practice of pharmacy, the operation of pharmacies, the wholesale distribution, dispensing, labeling, packaging, repackaging, advertising, adulteration or compounding of drug products or controlled substances; (xvi) the provision of pharmacy benefit management, utilization review and healthcare discount card programs and services; (xvii) federal or state laws related to billing or claims for reimbursement for health care items and services submitted to any third party payor; (xviii) healthcare risk sharing products, services and arrangements; and (xix) any state unfair and deceptive trade acts.

“Health Care Programs” means all lines of business, programs and types of services offered by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries that involve or relate to providing, arranging to provide, reimbursing, or otherwise administering health care services, as applicable, including Government Sponsored Health Care Programs, commercial risk (individual, small group, large group), workers compensation, the Federal Employees Health Benefits Program (FEHBP), the Children’s Health Insurance Program (CHIP), TRICARE, administrative services only (ASO) and network rental, including self-funded group health plans.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Insurance Laws” means all state and federal laws, regulations, subregulatory guidance, bulletins, licensure standards, permits, approvals, or other requirements applicable to the provision of, payment for, or arrangement of any type of insurance coverage, including health insurance, life insurance, disability insurance, long term care insurance, critical illness insurance, specific disease insurance, travel insurance, travel health insurance, reinsurance, home insurance, renters insurance, vehicle insurance, and liability insurance.

“Intellectual Property” means any and all of the following, whether or not registered, and all rights therein, arising in the United States or any other jurisdiction throughout the world: (i) trademarks, service marks, trade names, Internet domain names, Internet account names (including social networking and media names) and other indicia of origin, together with all goodwill associated therewith or symbolized thereby, and all registrations and applications relating to the foregoing; (ii) patents and pending patent applications, and all divisions, continuations, continuations-in-part, reissues and reexaminations, and any extensions thereof; (iii) registered and unregistered copyrights (including those in Software), all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof; (iv) trade secrets and rights in confidential technology and information, know-how, inventions, processes, formulae, algorithms, models and methodologies; (v) rights in Software; and (vi) other similar types of proprietary rights or intellectual property.

“IT Assets” means any and all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, and all associated documentation, owned by, or licensed or leased to, the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable.

“knowledge” of any Person that is not an individual means the actual knowledge of those executive officers of the Company or Parent, as the case may be, set forth in Section 1.01 of the Company Disclosure Schedule or Section 1.01 of the Parent Disclosure Schedule, as applicable.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Major Subsidiary” means, with respect to any Person, each Subsidiary of such Person that is a “significant subsidiary” (as defined in Regulation S-X) of such Person or a Regulated Subsidiary of such Person.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority or arbitrator (in each case, whether temporary, preliminary or permanent).

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable.

“Parent Acquisition Proposal” means any indication of interest, proposal or offer from any Person or Group, other than the Company and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Parent or its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the consolidated assets of Parent, or to which 20% or more of the revenues or earnings of Parent on a consolidated basis are attributable, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity or voting securities of Parent, (iii) tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning 20% or more of any class of equity or voting securities of Parent, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Parent, under which such Person or Group would acquire, directly or indirectly, (A) assets equal to 20% or more of the consolidated assets of Parent, or to which 20% or more of the revenues or earnings of Parent on a consolidated basis are attributable, or (B) beneficial ownership of 20% or more of any class of equity or voting securities of Parent.

“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2016, and the footnotes to such consolidated balance sheet, in each case set forth in Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2016.

“Parent Balance Sheet Date” means December 31, 2016.

“Parent Common Stock” means the common stock, $0.01 par value, of Parent.

“Parent Disclosure Schedule” means the Parent Disclosure Schedule delivered to the Company on the date of this Agreement.

“Parent Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by Parent or any of its Subsidiaries for the current or future benefit of any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of Parent or any of its Subsidiaries or (y) for which Parent or any of its Subsidiaries has any direct or indirect liability.

“Parent Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property, in each case, of Parent and its Subsidiaries.

“Parent Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided that no event, change, effect, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Parent Material Adverse Effect, or whether a Parent Material Adverse Effect would reasonably be expected to occur: (i) any changes in general United States or global economic conditions, (ii) any changes in conditions generally affecting any industry in which Parent or any of its Subsidiaries operate, (iii) any decline, in and of itself, in the market price or trading volume of Parent Common Stock (it being understood and agreed that the foregoing shall not preclude the Company from asserting that any facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (iv) any changes in regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction, (v) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of enrollments, revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude the Company from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (vi) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement or the Merger, the taking of any action required or expressly contemplated by this Agreement or the identity of, or any facts or circumstances relating to the Company or any of its Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with Governmental Authorities, customers, Providers, suppliers, partners, officers or employees (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), (vii) any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any Applicable Law of or by any Governmental Authority, (viii) any changes in GAAP (or authoritative interpretations thereof), (ix) any changes in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattack or terrorism threatened or underway as of the date of this Agreement, (x) any taking of any action at the written request of or with the consent of the Company (it being understood and agreed that, with respect to any action taken with such consent, the foregoing shall not preclude the Company from asserting that any facts or occurrences resulting from such action that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (xi) any reduction in the credit rating of Parent or any of its

Subsidiaries (it being understood and agreed that the foregoing shall not preclude the Company from asserting that any facts or occurrences giving rise to or contributing to such reduction that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (xii) any epidemic, plague, pandemic or other outbreak of illness or public health event, hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions, (xiii) any changes to reimbursement rates or in methods or procedures for determining such rates, any changes to eligibility requirements or any other programmatic changes by any Governmental Authority, in each case, whether such changes are applicable nationally or to only certain geographic areas, or (xiv) any claims, actions, suits or proceedings arising from allegations of a breach of fiduciary duty or violation of Applicable Law relating to this Agreement or the Merger, except in the case of each of clauses (i), (ii), (iv), (vii), (viii) or (xiii), to the extent that any such event, change, effect, development or occurrence has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such event, change, effect, development or occurrence has on other companies operating in the industries in which Parent and its Subsidiaries operate (it being understood and agreed that any such disproportionate effect on Parent and its Subsidiaries to the extent resulting from the greater concentration of the businesses of Parent and its Subsidiaries in any particular industry or geography relative to other companies operating in the industries in which Parent and its Subsidiaries operate shall not be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect).

“Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company in good faith) on each of the five (5) consecutive trading days ending on the trading day that is two (2) trading days prior to the Closing Date.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Lien” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP or SAP, as applicable, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the applicable Governmental Authority maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that do not, in any case, materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease, (vii) non-exclusive licenses to Intellectual Property granted in the ordinary course of business, (viii) any purchase money security interests, equipment leases or similar financing arrangements, (ix) any Liens which are disclosed on the Company Balance Sheet (in the case of Liens applicable to the Company or any of its Subsidiaries) or the Parent Balance Sheet (in the case of Liens applicable to Parent or any of its Subsidiaries), or the notes thereto, or (x) any Liens that are not material to the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, taken as a whole.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision.

“Providers” means all physicians, physician groups, medical groups, and other groups of health care practitioners, independent practice associations and other provider networks, dentists, optometrists, pharmacies and pharmacists, radiologists, radiology centers, laboratories, mental health professionals, community health centers, clinics, surgicenters, accountable care organizations, chiropractors, physical therapists, nurses, nurse practitioners, physician’s assistants, hospitals, skilled nursing facilities, extended care facilities, other health care or services facilities, durable medical equipment suppliers, home health agencies, alcoholism or drug abuse centers and any other specialty, ancillary or allied health professional or facility.

“Regulated Subsidiary” means any Subsidiary of the Company or Parent, as applicable, that is licensed in one or more jurisdictions as an insurance company, health maintenance organization (including a single healthcare service plan), managed care organization, healthcare service plan, specialized healthcare service plan, healthcare service corporation, pharmacy, dental maintenance organization, dental plan organization, prepaid dental plan, third party administrator and/or utilization review agent, broker or agency.

“SAP” means, as to any insurance company or health maintenance organization conducting an insurance business, the statutory accounting practices prescribed or permitted by Applicable Law or Governmental Authorities seated in the jurisdiction where such insurance company or health maintenance organization is domiciled and responsible for the regulation thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Severance Pay Plan” means the severance plan set forth on Section 7.05(a) of the Company Disclosure Schedule.

“Social Security Act” means the Social Security Act of 1935.

“Software” means all (i) computer programs and other software including any and all software implementations of algorithms, models, methodologies, assemblers, applets, compilers, development tools, design tools and user interfaces, whether in source code or object code form, (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise, and (iii) updates, upgrades, modifications, improvements, enhancements, derivative works, new versions, new releases and corrections to or based on any of the foregoing.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.

“Tax” means any income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and any other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest, penalties and additions to tax (including penalties for failure to file or late filing of any tax return, report or other filing, and any interest in respect of such penalties, additions to tax or additional amounts imposed by any federal, state, local, non-U.S. or other Taxing Authority).

“Tax Return” means any report, return, document, statement, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, claims for refunds, any documents with respect to or accompanying payments of estimated Taxes or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreement” means any existing agreement binding any Person or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than (i) agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters, (ii) financing agreements that do not have as a principal purpose addressing Tax matters and (iii) leases.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any tax.

“Third Party” means any Person or Group, other than the Company, Parent, any of their respective Affiliates or the Representatives of any such Persons acting in such capacity.

“Treasury Regulations” means the Treasury regulations promulgated by the United States Department of Treasury under the Code.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement or as otherwise contemplated by the last sentence of Section 7.06(b).

(b)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2001 Indenture	6.04
2007 Indenture	6.04
Affected Employee	7.05(a)
Agreement	Preamble
Alternative Financing	7.06
Annual Incentive Plan	7.05(d)
Assumed Performance Unit Award	2.06(b)(ii)
Assumed Restricted Unit Award	2.06(a)(ii)
Assumed Stock Appreciation Right	2.06(c)(ii)
Bankruptcy and Equity Exceptions	4.02(a)
Cash Consideration	2.03(a)(i)
Certificate	2.03(a)(iv)
Claim Expenses	7.04(a)
Closing	2.01
Closing Date	2.01
Company	Preamble
Company Additional Amounts	10.03(e)
Company Adverse Recommendation Change	6.02(a)
Company Approval Time	6.02(b)
Company Board Recommendation	4.02(b)
Company Class A Preferred Shares	4.05(a)
Company ESPP	2.06(d)
Company ESPP Offering Period	2.06(d)
Company Insurance Policies	4.25
Company Intervening Event	6.02(g)
Company Material Contract	4.18(a)
Company Notes	6.04
Company Organizational Documents	4.01
Company Permits	4.16
Company PSU Award	2.06(b)(i)

Term	Section
Company Record Date	8.04(a)
Company Registered IP	4.22(a)
Company Required Governmental Authorizations	4.03
Company RSU Award	2.06(a)(i)
Company SEC Documents	4.07(b)
Company Securities	4.05(a)
Company Shareholder Approval	4.02(a)
Company Shareholder Meeting	8.04(a)
Company Statutory Filings	4.10
Company Stock Appreciation Right	2.06(c)(i)
Company Superior Proposal	6.02(f)
Company Termination Fee	10.03(a)
Confidentiality Agreement	8.01(a)
Debt Commitment Letter	5.24(a)
Debt Commitment Letters	5.24(a)
Debt Financing	5.24(a)
D&O Claim	7.04(a)
D&O Indemnified Parties	7.04(a)
D&O Indemnifying Parties	7.04(a)
EBITDA	8.02(b)
Effective Time	2.02(a)
End Date	10.01(b)(i)
Equity Award Cash Consideration	2.06(c)(i)
Exchange Agent	2.04(a)
Exchange Agent Agreement	2.04(a)
Exchange Fund	2.04(a)
Exchange Ratio	2.03(a)(i)
Excluded Shares	2.03(a)(i)
Existing Notes	6.04
Incentive Plan Participant	7.05(d)
Indentures	6.04
internal controls	4.07(f)
Joint Proxy Statement/Prospectus	8.03(a)
Lease	4.23
Maximum Premium	7.04(b)
Merger	2.02(b)
Merger Consideration	2.03(a)(i)
Merger Sub	Preamble
New Company Plans	7.05(b)
NYSE	4.03
Parent	Preamble
Parent Additional Amounts	10.03(e)
Parent Adverse Recommendation Change	7.02(a)
Parent Approval Time	7.02(b)
Parent Board Recommendation	5.02(b)
Parent Equity Awards	5.05(a)
Parent Intervening Event	7.02(g)
Parent Organizational Documents	5.01
Parent Permits	5.13
Parent Preference Stock	5.05(a)
Parent Preferred Stock	5.05(a)

Term	Section
Parent Registered IP	5.18(a)
Parent Required Governmental Authorizations	5.03
Parent Restricted Stock Units	5.05(a)
Parent SEC Documents	5.07(b)
Parent Securities	5.05(a)
Parent Share Issuance	5.02(a)
Parent Stock Options	5.05(a)
Parent Stockholder Approval	5.02(a)
Parent Stockholder Meeting	8.04(b)
Parent Superior Proposal	7.02(f)
Parent Termination Fee	10.03(b)
Pennsylvania Department of State	2.02(a)
Pennsylvania Law	2.02(a)
principal executive officer	4.07(e)
principal financial officer	4.07(e)
Registration Statement	8.03(a)
Regulation S-K	4.14
Regulation S-X	6.01(m)
Regulatory Material Adverse Effect	8.02(b)
Regulatory Termination Fee	10.03(c)
Representatives	6.02(a)
S&S	2.01
Share Consideration	2.03(a)(i)
Statement of Merger	2.02(a)
Surviving Corporation	2.02(b)
Surviving Corporation Common Stock	2.03(a)(iii)
Transaction Litigation	8.08
Uncertificated Share	2.03(a)(iv)

Section 1.02. Other Definitional and Interpretative Provisions. The following rules of interpretation shall apply to this Agreement: (i) the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified; (iv) all Exhibits and schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (v) any capitalized term used in any Exhibit, the Company Disclosure Schedule or the Parent Disclosure Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement; (vi) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (vii) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (viii) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) references to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedule hereto, all such amendments, modifications or supplements (other than such amendments, modifications or supplements that are immaterial) must also be listed in the appropriate schedule; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively; (xiii) references to “dollars” and “$” means U.S. dollars; (xiv) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) posted and made available to the other party on the Intralinks/Project Tree due diligence data site, with respect to the Company, or on the Merrill Datasite/Project Hudson due diligence data site, with respect to Parent, as applicable, maintained by such party in connection with the transactions contemplated hereby, in each case, prior to the date hereof; (B) provided via electronic mail or in person prior to the date hereof (including materials provided to or reviewed by outside counsel); or (C) filed or furnished to the SEC prior to the date hereof; (xv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; and (xvi) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

CLOSING; THE MERGER

Section 2.01. Closing. The closing of the Merger (the “Closing”) shall take place in New York City at the offices of Shearman & Sterling LLP (“S&S”), 599 Lexington Avenue, New York, New York, 10022 at 10:00 a.m., Eastern time, on the third (3rd) Business Day after the date the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit thereof, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the date on which the Closing occurs, the “Closing Date”).

Section 2.02. The Merger.

(a) At the Closing, the Company shall file a statement of merger (the “Statement of Merger”) with the Department of State of the Commonwealth of Pennsylvania (the “Pennsylvania Department of State”) and make all other filings or recordings required by Title 15 of the Pennsylvania Consolidated Statutes (“Pennsylvania Law”) in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Statement of Merger is duly filed with the Pennsylvania Department of State (or at such later time as Parent and the Company shall agree and is specified in the Statement of Merger).

(b) At the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with Pennsylvania Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Pennsylvania Law.

Section 2.03. Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the Company Common Stock:

(i) other than shares of Company Common Stock to be cancelled pursuant to Section 2.03(a)(ii) (collectively, the “Excluded Shares”), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) 0.8378 (the “Exchange Ratio”) fully paid and non-assessable shares of Parent Common Stock (the “Share Consideration”) and (ii) $145.00 in cash without interest thereon (the “Cash Consideration” and, together with the Share Consideration, the “Merger Consideration”);

(ii) each share of Company Common Stock held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time (other than any such shares owned by Parent or any of its Subsidiaries in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account) shall be cancelled, and no consideration shall be paid with respect thereto;

(iii) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (the “Surviving Corporation Common Stock”); and

(iv) all outstanding shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and (x) each share of Company Common Stock that was immediately prior to the Effective Time represented by a certificate (each, a “Certificate”) and (y) each uncertificated share of Company Common Stock (an “Uncertificated Share”) which immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company shall (other than with respect to Excluded Shares) thereafter represent only the right to receive (A) the Merger Consideration and (B) with respect to the Share Consideration, the right to receive (1) any dividends or other distributions pursuant to Section 2.04(f) and (2) any cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.08, in each case to be issued or paid in accordance with Section 2.04, without interest.

Section 2.04. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to the Company (the “Exchange Agent Agreement”) for the purpose of exchanging (i) Certificates or (ii) Uncertificated Shares for the Merger Consideration payable in respect of the shares of Company Common Stock. As of the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.04 through the Exchange Agent, (x) certificates (or evidence of shares in book-entry form) representing the shares of Parent Common Stock issuable pursuant to Section 2.03(a)(i) in exchange for outstanding shares of Company Common Stock and (y) cash sufficient to pay the aggregate Cash Consideration payable pursuant to Section 2.03(a)(i). Parent agrees to make available, directly or indirectly, to the Exchange Agent from time to time as needed additional cash and/or shares of Parent Common Stock sufficient to pay any dividends or other distributions to which such holders are entitled pursuant to Section 2.04(f) and cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.08. Promptly after the Effective Time (and in no event more than two (2) Business Days following the Closing Date), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall be in a form reasonably acceptable to the Company and substantially finalized prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange. All certificates (or evidence of shares in book-entry form) and cash deposited with the Exchange Agent pursuant to this Section 2.04 shall be referred to in this Agreement as the “Exchange Fund.” Parent shall cause the Exchange Agent to deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by

Parent; provided that such cash shall only be invested in the manner provided in the Exchange Agent Agreement; and provided, further, that no such investment or losses thereon shall affect the Merger Consideration payable to holders of Company Common Stock entitled to receive such consideration or cash in lieu of fractional interests; provided, further, that to the extent necessary to pay the Merger Consideration, Parent shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of Company Common Stock entitled to receive such consideration in the amount of any such losses. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent upon termination of the Exchange Fund.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, in respect of each share of the Company Common Stock represented by such Certificate or Uncertificated Share (A) the Merger Consideration and (B) cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect to the Share Consideration as contemplated by Section 2.08 and Section 2.04(f). The shares of Parent Common Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Common Stock or is otherwise required under Applicable Law.

(c) If any portion of the Merger Consideration (or cash in lieu of any fractional shares of Parent Common Stock or any dividends and distributions with respect to the Share Consideration as contemplated by Section 2.08 or Section 2.04(f)) is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(d) Upon the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration (and cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect to the Share Consideration as contemplated by Section 2.08 and Section 2.04(f)) with respect thereto in accordance with the procedures set forth in, or as otherwise contemplated by, this Article II.

(e) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months following the Closing Date shall be delivered to Parent or as otherwise instructed by Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration (and cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect to the Share Consideration as contemplated by Section 2.08 and Section 2.04(f)), without any interest thereon. Notwithstanding the foregoing, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall not be liable to any holder of shares of Company Common Stock for any amounts properly paid to a public official in compliance with applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Following the surrender of any Certificates or the transfer of any Uncertificated Shares as provided in this Section 2.04, Parent shall pay, or cause to be paid, without interest, to the Person in whose name the shares of Parent Common Stock constituting the Share Consideration have been registered, (i) in connection with the payment of the Share Consideration, (x) the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.08, and (y) the aggregate amount of all dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date on or after the Effective Time that were paid prior to the time of such surrender or transfer, and (ii) at the appropriate payment date after the payment of the Merger Consideration, the amount of all dividends or other distributions payable with respect to whole shares of Parent Common Stock constituting the Share Consideration with a record date on or after the Effective Time and prior to the time of such surrender or transfer and with a payment date subsequent to the time of such surrender or transfer. No dividends or other distributions with respect to shares of Parent Common Stock constituting the Share Consideration, and no cash payment in lieu of fractional shares pursuant to Section 2.08, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.04.

(g) The payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred solely by a holder of Company Common Stock in connection with the Merger, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

Section 2.05. No Dissenters Rights. In accordance with Section 1571(b) of Pennsylvania Law, the Merger will not entitle any holder of Company Common Stock to any dissenters rights.

Section 2.06. Company Equity Awards; Company ESPP

(a) Company Restricted Stock Units.

(i) Immediately prior to the Effective Time, with respect to each restricted stock unit award with respect to shares of Company Common Stock outstanding under any Company Stock Plan that (x) vests solely based on the passage of time (each, a “Company RSU Award”) and (y) pursuant to its terms as in effect as of the date hereof, provides for automatic accelerated vesting upon the consummation of the transactions contemplated by this Agreement, the restrictions and vesting conditions applicable to such Company RSU Award shall lapse and each such Company RSU Award shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as of the Effective Time into the right to receive, with respect to each share of Company Common Stock underlying such Company RSU Award, the Merger Consideration, less applicable Tax withholdings, which shall be paid or provided by Parent as soon as practicable following the Closing Date, but in no event later than five (5) Business Days following the Closing Date.

(ii) With respect to each Company RSU Award that (x) is not converted into a right to receive the Merger Consideration in accordance with Section 2.06(a)(i) or (y) is granted after the date hereof to the extent permitted under Section 6.01(d), at the Effective Time, such Company RSU Award shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed by Parent and shall be converted into a restricted unit award (each, an “Assumed Restricted Unit Award”), except that each Assumed Restricted Unit Award shall cover that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock underlying such Company RSU Award immediately prior to the Effective Time multiplied by the Equity Award Exchange Ratio, with the result rounded down to the nearest whole number of shares of Parent Common Stock. Except as provided in this Section 2.06(a)(ii), each Assumed Restricted Unit Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Merger).

(b) Company Performance Stock Units.

(i) Immediately prior to the Effective Time, with respect to each stock unit award with respect to shares of Company Common Stock outstanding under any Company Stock Plan that (x) vests based on the achievement of performance goals (each, a “Company PSU Award”) and (y) pursuant to its terms as in effect as of the date hereof, provides for automatic accelerated vesting upon the consummation of the transactions contemplated by this Agreement, the restrictions and vesting conditions applicable to such Company PSU Award shall lapse and each such Company PSU Award shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as of the Effective Time into the right to receive, with respect to each share of Company Common Stock underlying such Company PSU Award (determined assuming the achievement of target level performance), the Merger Consideration, less applicable Tax withholdings, which shall be paid or provided by Parent as soon as practicable following the Closing Date, but in no event later than five (5) Business Days following the Closing Date.

(ii) With respect to each Company PSU Award that (x) is not converted into a right to receive Merger Consideration in accordance with Section 2.06(b)(i) or (y) is granted after the date hereof to the extent permitted under Section 6.01(d), at the Effective Time, such Company PSU Award shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed by Parent and shall be converted into a time-vesting restricted unit award (each, an “Assumed Performance Unit Award”), except that each Assumed Performance Unit Award shall cover that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock underlying such Company PSU Award immediately prior to the Effective Time (determined in accordance with the applicable award agreement) multiplied by the Equity Award Exchange Ratio, with the result rounded down to the nearest whole number of shares of Parent Common Stock. Except as provided in this Section 2.06(b)(ii), each Assumed Performance Unit Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company PSU Award immediately prior to the Effective Time (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Merger).

(c) Company Stock Appreciation Rights.

(i) At the Effective Time, each stock appreciation right representing the right to receive a payment in shares of Company Common Stock under any Company Stock Plan that is outstanding and unexercised immediately prior to the Effective Time (each, a “Company Stock Appreciation Right”) that is vested or that, pursuant to its terms as in effect as of the date hereof, would become vested as of the Effective Time, with a per share exercise price less than the Equity Award Cash Consideration, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the excess, if any, of (1) the sum of (x) the Cash Consideration plus (y) the value equal to the product of the Parent Stock Price multiplied by the Exchange Ratio (the sum of the amounts in clauses (x) and (y), the “Equity Award Cash Consideration”) over (2) the applicable per share exercise price of such Company Stock Appreciation Right multiplied by (B) the total number of shares of Company Common Stock subject to such Company Stock Appreciation Right. At the Effective Time, each Company Stock Appreciation Right that is vested or that, pursuant to its terms as in effect as of the date hereof, would become vested as of the Effective Time, with a per share exercise price greater than or equal to the Equity Award Cash Consideration, shall be cancelled for no consideration.

(ii) Each Company Stock Appreciation Right that (x) is not cancelled in accordance with Section 2.06(c)(i) or (y) is granted after the date hereof to the extent permitted under Section 6.01(d), at the Effective Time shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed by Parent and become, as of the Effective Time, a stock appreciation right (an “Assumed Stock Appreciation Right”) representing the right to receive a payment in shares of Parent Common Stock, on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to each such Company Stock Appreciation Right immediately prior to the Effective Time, shares of Parent Common Stock, except that (A) the number of shares of Parent Common Stock, rounded down to the nearest whole share, subject to such Assumed Stock Appreciation Right shall equal the product of (x) the number of shares of Company Common Stock that were subject to such Company Stock Appreciation Right immediately prior to the Effective Time, multiplied by (y) the Equity Award Exchange Ratio, and (B) the per share exercise price, rounded up to the nearest whole cent, shall equal the quotient of (1) the exercise price per share of Company Common Stock at which such Company Stock Appreciation Right was exercisable immediately prior to the Effective Time, divided by (2) the Equity Award Exchange Ratio.

(d) Company ESPP. As soon as practicable following the date of this Agreement, the Company shall take all actions with respect to the Aetna Inc. 2016 Employee Stock Purchase Plan (the “Company ESPP”) that are necessary to provide that: (i) with respect to the offering period for which participant payroll deductions commence during December 2017 (the “Company ESPP Offering Period”), (A) no participant may elect to participate in the Company ESPP after the date of this Agreement, (B) no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date of this Agreement for such Company ESPP Offering Period; and (C) such Company ESPP Offering Period shall terminate at the earlier of (x) the scheduled purchase date for such Company ESPP Offering Period and (y) immediately prior to the Effective Time; (ii) each participant’s accumulated payroll deduction shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP on the earlier of (x) the scheduled purchase date for such Company ESPP Offering Period and (y) immediately prior to the Effective Time; (iii) no additional offering periods shall commence thereafter; and (iv) subject to the consummation of the Merger, the Company ESPP shall terminate, effective at the Effective Time.

(e) Reservation of Shares. As soon as practicable following the Closing Date (but in no event more than five (5) Business Days following the Closing Date), Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the issuance of the shares of Parent Common Stock subject to the Assumed Restricted Unit Awards, Assumed Performance Unit Awards and Assumed Stock Appreciation Rights and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Restricted Unit Awards, Assumed Performance Unit Awards and Assumed Stock Appreciation Rights remain outstanding.

(f) Board Actions. Prior to the Effective Time, the Board of Directors of the Company (and/or the compensation committee (or equivalent committee) of the Board of Directors of the Company) and the Board of Directors of Parent (and/or the Management Planning and Development Committee of the Board of Directors of Parent) shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section  2.06.

Section 2.07. Adjustments. Without limiting or affecting any of the provisions of Section 6.01 or Section 7.01, if, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement.

Section 2.08. Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued in the Merger. All fractional shares of Parent Common Stock that a holder of shares of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the Parent Stock Price by the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled.

Section 2.09. Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, local or non-U.S. Tax law. If the Exchange Agent, Parent or the Surviving Corporation, as the case may be, so withholds and pays over all amounts so withheld to the appropriate Taxing Authority within the period required under Applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld by Parent or the Surviving Corporation to the appropriate Taxing Authority within the period required under Applicable Law.

Section 2.10. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a customary bond issued for lost, stolen or destroyed stock certificates, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against the Surviving Corporation, with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article II.

Section 2.11. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

ORGANIZATIONAL DOCUMENTS; DIRECTORS AND OFFICERS

Section 3.01. Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the articles of incorporation of the Company shall be amended so that it reads in its entirety as set forth on Exhibit A. From and after the Effective Time, the articles of incorporation of the Company as so amended shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation from and after the Effective Time until thereafter amended as provided therein, in the articles of incorporation of the Surviving Corporation or by Applicable Law, except that the name of the corporation reflected therein shall be “Aetna Inc.”

Section 3.02. Directors and Officers of the Surviving Corporation. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except (i) other than with respect to the representations and warranties in Section 4.01, Section 4.02, Section 4.05, Section 4.06, Section 4.27, Section 4.28 and Section 4.29, as disclosed in any publicly available Company SEC Document filed after December 31, 2016 and before the date of this Agreement or in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015 or in the Company’s proxy statement for the 2016 annual meeting of the Company’s shareholders or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania. The Company has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement (the “Company Organizational Documents”).

Section 4.02. Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement are within the corporate powers of the Company and, except for the Company Shareholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock approving and adopting this Agreement is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Exceptions”)).

(b) At a meeting duly called and held, the Board of Directors of the Company unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company and its shareholders, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directing that this Agreement be submitted to a vote at a meeting of the Company’s shareholders, and (iv) recommending approval and adoption of this Agreement (including the Merger) by the Company’s shareholders (such recommendation, the “Company Board Recommendation”). Except as permitted by Section 6.02, the Board of Directors of the Company has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, Consents of, or Filing with, any Governmental Authority other than (i) the filing of the Statement of Merger with the Pennsylvania Department of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of the New York Stock Exchange (the “NYSE”), (iv) Consents of, and Filings with, the state insurance departments, federal and state departments of health and other Consents and Filings required under the Health Care Laws, Government Sponsored Health Care Programs or Insurance Laws that are listed on Section 4.03 of the Company Disclosure Schedule (the Consents and Filings required under or in connection with this clause (iv), collectively, the “Company Required Governmental Authorizations”), and (v) any other actions, Consents or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents, (ii) assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Shareholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Shareholder Approval, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract binding upon the Company or any of its Subsidiaries or any governmental Consents (including Consents required by Contract) affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05. Capitalization.

(a) Under the Company’s Articles of Incorporation, the total number of shares of all classes that the Company has the authority to issue is 2,996,654,333. As of the date of this Agreement, the Company’s authorized capital stock consists of (x) 7,625,000 Class A Voting Preferred Shares (“Company Class A Preferred Shares”), (y) 2,520,137,562 shares of Company Common Stock and (z) 468,891,771 shares undesignated as to class or series. As of the Closing Date, 2,520,137,562 shares (less any shares purchased by, redeemed by, surrendered to or otherwise acquired by the Company after the date of this Agreement and prior to the Closing Date, which shares will become undesignated) will be designated as Company Common Stock. As of November 30, 2017, there were outstanding (i) 326,172,331 shares of Company Common Stock, (ii) no Company Class A Preferred Shares, (iii) Company Stock Appreciation Rights (including any Company Stock Appreciation Rights subject to performance conditions that settle into Company Common Stock) with respect to an aggregate of 7,594,264 shares of Company Common Stock (of which Company Stock Appreciation Rights with respect to 3,727,241 shares of Company Common Stock were exercisable), (iv) 886,715 Company PSU Awards and 1,422,112 Company RSU Awards under the Company’s equity compensation plans and (v) unexercised rights to purchase approximately 51,000 shares of Company Common Stock under the Company ESPP in the current Company ESPP Offering Period. Except as set forth in this Section 4.05(a) and for changes since November 30, 2017 resulting from (A) the exercise or vesting and settlement of Company Equity Awards outstanding on such date or issued after such date, or (B) the issuance of Company Equity Awards after such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(b) All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company (other than any such shares owned by Subsidiaries of the Company in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account). Section 4.05(b) of the Company Disclosure Schedule sets forth a true and complete list, as of November 28, 2017, of all outstanding Company Equity Awards, including with respect to each such equity award, the holder, date of grant, vesting schedule, whether the award provides for accelerated vesting upon the consummation of the transactions contemplated by this Agreement, whether subject to performance conditions, number of shares of Company Common Stock subject to such award, the amount of any accrued but unpaid dividend equivalent rights relating to such award and, for Company Stock Appreciation Rights, the applicable exercise price and expiration date. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Company Securities.

Section 4.06. Subsidiaries.

(a) Each Major Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Major Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.06(a) of the Company Disclosure Schedule sets forth a true and complete list of each Major Subsidiary of the Company as of the date of this Agreement, its jurisdiction of incorporation or organization, and, if a Regulated Subsidiary of the Company, each jurisdiction where it is licensed by the state department of insurance, state department of health or other applicable state agency.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities described in the foregoing clauses (i) through (iii) of this Section 4.06(b). Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2015. No Subsidiary of the Company is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(b) As of its filing date, each report, schedule, form, statement, prospectus, registration statement and other document filed with or furnished to the SEC by the Company since January 1, 2015 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”) filed prior to the date of this Agreement complied, and each Company SEC Document filed subsequent to the date of this Agreement (assuming, in the case of the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 5.09 is true and correct) will comply, in all material respects with the applicable requirements of the NYSE, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document filed prior to the date of this Agreement did not, and each Company SEC Document filed subsequent to the date of this Agreement (assuming, in the case of the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 5.09 is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) The Company is, and since January 1, 2015 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(e) The Company and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date of this Agreement a true and complete summary of any disclosure of the type described in the preceding sentence made by management to the Company’s auditors and audit committee since January 1, 2015.

(g) Since January 1, 2015, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are true and complete.

Section 4.08. Financial Statements and Financial Matters.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.

(b) From January 1, 2015 to the date of this Agreement, the Company has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 4.09. Disclosure Documents. The information relating to the Company and its Subsidiaries that is provided by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus will not (i) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto becomes effective and at the time of the Company Shareholder Meeting and the Parent Stockholder Meeting, and (ii) in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the shareholders of the Company and the stockholders of Parent and at the time of the Company Shareholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.10. Statutory Financial Statements. The audited statutory financial statements for the year ended December 31, 2016, and the unaudited statutory financial statements for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 filed by the Company’s Regulated Subsidiaries that are licensed as insurance companies or health maintenance organizations prior to the date hereof with the applicable Governmental Authorities (the “Company Statutory Filings”) and the respective statements of assets, liabilities, capital and surplus, revenues and expenses and cash flows included or incorporated therein (i) were prepared from the books and records of the applicable Regulated Subsidiary, (ii) present fairly in all material respects the statutory financial condition and results of operations of the applicable Regulated Subsidiary as of the date and for the periods then ended (subject to normal and recurring year-end adjustments in the case of any interim statements), and (iii) were prepared in all material respects in accordance with SAP applied on a consistent basis (except as may be indicated in the notes thereto).

Section 4.11. Reserves. The loss reserves and other actuarial amounts of the Regulated Subsidiaries of the Company as of December 31, 2016 recorded in the Company Statutory Filings: (i) were determined in all material respects in accordance with ASOPs in effect on that date (except as may be indicated in the notes thereto), (ii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal year (except as may be indicated in the notes thereto) and (iii) include provisions for all actuarial reserves that were required at that time to be established in accordance with Applicable Laws based on facts known to the Company as of such date; provided that, notwithstanding the foregoing, it is acknowledged and agreed by Parent and Merger Sub that with respect to the adequacy or sufficiency of the reserves of the Company or any of the Company’s Regulated Subsidiaries, the Company is not making any representation or warranty in this Agreement, and nothing contained in this Agreement or any other agreement, document or instrument to be delivered in connection with this Agreement is intended or shall be construed to be a representation or warranty of the Company in respect of the adequacy or sufficiency of the reserves of the Company or any of the Company’s Regulated Subsidiaries.

Section 4.12. Capital or Surplus Maintenance. As of the date of this Agreement, no Regulated Subsidiary of the Company is subject to any requirement imposed by a Governmental Authority to maintain capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions under Applicable Laws of general application.

Section 4.13. Absence of Certain Changes.

(a) Since the Company Balance Sheet Date through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since the Company Balance Sheet Date through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

Section 4.14. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (iii) liabilities arising in connection with the transactions contemplated hereby, and (iv) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the 1933 Act (“Regulation S-K”) that have not been so described in the Company SEC Documents.

Section 4.15. Litigation. There is no claim, action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of the Company or any of its Subsidiaries, before (or, in the case of threatened claims, actions, suits, investigations or proceedings, that would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. There is no Order outstanding or threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties of any of the Company or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.16. Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries hold all governmental licenses and Consents necessary for the operation of its respective businesses (the “Company Permits”). The Company and each of its Subsidiaries is and since January 1, 2015, has been in compliance with the terms of the Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no claim, action, suit, investigation or proceeding pending, or, to the knowledge of the Company, threatened that seeks, or, to the knowledge of the Company, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Company Permit except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.17. Compliance with Applicable Laws.

(a) The Company and each of its Subsidiaries is, and since January 1, 2015 has been, in compliance with all Applicable Laws, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since January 1, 2015, neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries is, to the knowledge of the Company, subject to an ongoing investigation by a Governmental Authority or has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority which alleges or asserts that the Company or any of its Subsidiaries has violated any Applicable Laws or which requires or seeks to adjust, modify or alter the Company’s or any of its Subsidiaries’ operations, activities, services or financial condition that has not been fully and finally resolved without further liability to the Company and its Subsidiaries.

(c) Since January 1, 2015, each Regulated Subsidiary of the Company has filed all Company Statutory Filings and all other material Filings (including Filings with respect to premium rates, rating plans, policy terms and other terms established or used by any Subsidiaries of the Company), together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, including CMS, state insurance departments, state departments of health, other applicable state Medicaid authorities, and any other agencies with jurisdiction over the Health Care Programs and including Filings that it was required to file under the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), except where the failure to make such Company Statutory Filings and other Filings has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have adopted and implemented policies, procedures or programs reasonably designed to assure that their respective directors, officers, employees, agents, brokers, producers, contractors, vendors, field marketing organizations, Third Party marketing organizations and similar entities with which they do business are in compliance with all Applicable Laws.

(e) With respect to participation in Government Sponsored Health Care Programs, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Regulated Subsidiaries of the Company that participates in such a Government Sponsored Health Care Program (i) meets the requirements for participation in, and receipt of payment from, the Government

Sponsored Health Care Programs in which such Regulated Subsidiary currently participates, and (ii) is a party to one or more valid agreements with the appropriate Governmental Authority, including CMS or applicable state entities.

(f) Since January 1, 2015, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or any director, officer or employee of the Company or any of its Subsidiaries has been or is currently suspended, excluded or debarred from contracting with the federal or any state government or from participating in any Government Sponsored Health Care Program or subject to an investigation or proceeding by any Governmental Authority that could result in such suspension, exclusion or debarment.

(g) Since January 1, 2015, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries (i) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program, or (iv) has been or is a party to or subject to any action or proceeding concerning any of the matters described in the foregoing clauses (i) through (iii) of this Section 4.17(g).

Section 4.18. Material Contracts.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which the Company or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, a “Company Material Contract”):

(i) (A) the 25 largest Contracts of the Company and its Subsidiaries, taken as a whole, with Providers, (B) the 25 largest service vendor Contracts of the Company and its Subsidiaries, taken as a whole, and (C) the 15 largest commercial customer Contracts of the Company and its Subsidiaries, in each of (A) through (C) measured in terms of payments made or received (as applicable) by the Company and its Subsidiaries, taken as a whole, during the twelve (12)-month period ended December 31, 2016;

(ii) any Medicaid, Medicare, CHIP or TRICARE Contract or any national Office of Personnel Management Contract with a Governmental Authority;

(iii) any Contracts of the Company and its Subsidiaries with brokers, agents, or producers for which payments made by the Company and its Subsidiaries during the twelve (12)-month period ended December 31, 2016 exceeded $10,000,000.

(iv) any Contract or policy for reinsurance ceded to or assumed from a Third Party involving payments in excess of $7,500,000 in any fiscal year;

(v) any pharmacy benefit management agreement with any entity other than Parent or one of its Subsidiaries;

(vi) any Contracts between the Company and its Subsidiaries with a pharmaceutical manufacturer involving payments during the twelve (12)-month period ended December 31, 2016 in excess of (A) $30,000,000 in the case of Contracts for formulary or pharmacy rebates or (B) $10,000,000 in the case of all other such Contracts;

(vii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (B) contains exclusivity or “most favored nation” obligations or restrictions or other provisions restricting or purporting to restrict the ability of the Company or any of its Subsidiaries to contract or establish prices for health care or other services, to sell products directly or indirectly through third parties or to solicit any potential employee, Provider or customer that would so restrict or purport to restrict Parent or any of its Affiliates after the Effective Time in any material respect;

(viii) any Contract reasonably expected to result in payments made or received by the Company and its Subsidiaries in excess of $50,000,000 in any year and for which the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby would require any consent or other action by any Person (including notice by the Company) thereunder, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, thereunder, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation (including triggering of a price adjustment, right of renegotiation or other remedy) or the loss of any benefit to which the Company or any of its Subsidiaries is entitled thereunder;

(ix) promissory notes, loan agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, (A) if as borrower or guarantor, in excess of $25,000,000, and (B) if as lender, in excess of $5,000,000 (in each case, other than (1) any such Contract, as lender, with any Provider, as borrower, so long as such Contract was entered into in the ordinary course of business consistent with past practice, or (2) any such Contracts among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries);

(x) any Contract restricting the payment of dividends or the making of distributions to shareholders or the repurchase of stock or other equity;

(xi) any collective bargaining agreements;

(xii) any material joint venture, profit-sharing, partnership or other similar agreements;

(xiii) other than with respect to any transactions involving investments in securities under the Company’s investment portfolio consistent with the Company’s investment policy in effect as of the date hereof, any Contracts or series of related Contracts relating to the pending acquisition or disposition of the assets or securities of any Person or any business for a price in excess of $15,000,000 (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(xiv) any lease or sublease for real or personal property for which annual rental payments made by the Company and its Subsidiaries during the twelve (12) month period ended December 31, 2016 or expected to be made by the Company and its Subsidiaries during the twelve (12) month period ending December 31, 2017 are greater than $1,500,000;

(xv) all material Contracts pursuant to which the Company or any of its Subsidiaries (A) receives or is granted any license or sublicense to, or covenant not to be sued under, any Intellectual Property (other than licenses to Software that is commercially available on non-discriminatory pricing terms) or (B) grants any license or sublicense to, or covenant not to be sued under, any Intellectual Property (other than immaterial, non-exclusive licenses granted in the ordinary course of business);

(xvi) any Contracts or other transactions with any (A) executive officer or director of the Company, (B) record or, to the knowledge of the Company, beneficial owner of five percent (5%) or more of the voting securities of the Company, or (C) affiliate (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such executive officer, director or beneficial owner; and

(xvii) any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K.

(b) All of the Company Material Contracts are, subject to the Bankruptcy and Equity Exceptions, (i) valid and binding obligations of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and (ii) in full force and effect and enforceable in accordance with their respective terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Company Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Person is seeking to terminate or challenging the validity or enforceability of any Company Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of the other parties thereto has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults (or potential defaults) which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Section 4.18(c) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each executory contract, offer or other undertaking that is outside of the ordinary course of business consistent with past practice executed by the Company or any of its Subsidiaries that, if accepted or executed and delivered by the applicable Third Party would constitute a Company Material Contract.

Section 4.19. Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law, and all such Tax Returns are true and complete.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP or SAP, as applicable, an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP or SAP, as applicable, an adequate reserve, in each case for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and records.

(c) (i) All federal income Tax Returns of the affiliated group of which the Company is the common parent through the Tax year ended December 31, 2015 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired, and (ii) neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any federal income Tax.

(d) There is no claim, action, suit, proceeding or investigation (including an audit) pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(e) There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any of its Subsidiaries and any Taxing Authority.

(f) During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction purported or intended to be a spin-off governed by Section 355 or Section 361 of the Code.

(g) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(h) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and/or the Company’s Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(i) None of the Company or its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between the Company and its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement or as a transferee or successor.

Section 4.20. Employees and Employee Benefit Plans.

(a) Section 4.20 of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each material Company Employee Plan and each Company Employee Plan that is subject to ERISA. For each material Company Employee Plan and each Company Employee Plan that is subject to ERISA, the Company has made available to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto and material written interpretations thereof, together with a copy of (if applicable) (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service Forms 5500, (iv) the most recent favorable determination or opinion letter from the Internal Revenue Service, (v) the most recently prepared actuarial reports and financial statements in connection with each such Company Employee Plan, (vi) all documents and correspondence relating thereto received from or provided to the Department of Labor, the PBGC, the Internal Revenue Service or any other Governmental Authority during the past year, and (vii) all current employee handbooks, manuals and policies.

(b) Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has since January 1, 2011, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each trust created under any such Company Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2015, each Company Employee Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no claim (other than routine claims for benefits), action, suit, investigation or proceeding (including an audit) is pending against or involves or, to the Company’s knowledge, is threatened against or reasonably expected to involve, any Company Employee Plan before any court or arbitrator or any Governmental Authority, including the Internal Revenue Service, the Department of Labor or the PBGC. To the knowledge of the Company, since January 1, 2015, no events have occurred with respect to any Company Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against the Company or any of its Subsidiaries, except for events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) With respect to each director, officer, employee or independent contractor (including each former director, officer, employee or independent contractor) of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent to merge, amend or terminate any Company Employee Plan.

(f) Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Employee Plan provides or promises, any post- employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries (other than coverage mandated by Applicable Law).

(g) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or making a change in employee participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal year ended on the Company Balance Sheet Date, except as required in order to comply with Applicable Law.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Employee Plan or other compensation benefit or arrangement, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Person for any tax incurred by such Person, including under Section 409A or 4999 of the Code.

(i) Each Company Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code in all material respects.

(j) With respect to any Company Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any material liability under ERISA or the Code.

Section 4.21. Labor Matters.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2015 have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

(b) Neither the Company nor any of its Subsidiaries is, or since January 1, 2015 has been, a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, and, to the Company’s knowledge, there has not been any organizational campaign, card solicitation, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries with respect to the Company or its Subsidiaries. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries.

Section 4.22. Intellectual Property.

(a) Section 4.22(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of all registrations (including patents and domain name registrations) and applications for registration for Owned Intellectual Property that is Company Intellectual Property (the “Company Registered IP”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company Registered IP has lapsed, expired, been abandoned or been adjudged invalid or unenforceable, and, to the knowledge of the Company, all Company Registered IP is valid, enforceable and subsisting.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property included in the Company Intellectual Property and hold all of their right, title and interest in and to all of the Company Intellectual Property free and clear of all Liens (other than non-exclusive licenses granted by the Company or one of its Subsidiaries in the ordinary course of business), (ii) to the knowledge of the Company, the Company’s Owned Intellectual Property and the Company’s Licensed Intellectual Property constitutes all of the Intellectual Property necessary to, or used or held for use in, the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted, and (iii) to the knowledge of the Company, there exist no material restrictions on the use of any of the Company’s Owned Intellectual Property.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party, (ii) there is no claim, action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (A) alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party or (B) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Company Intellectual Property, and (iii) to the knowledge of the Company, no Third Party has infringed, misappropriated, diluted or otherwise violated any Company Intellectual Property.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have provided reasonable notice of its privacy and personal data collection and use policies on its websites and other customer and public communications and the Company and its Subsidiaries have complied with such policies and all Applicable Laws relating to (A) the privacy of the users of the Company’s and its Subsidiaries’ respective products, services and websites and (B) the collection, use, storage and disclosure of any personally-identifiable information (including personal health information) and other data or information collected or stored by the Company or any of its Subsidiaries, (ii) there is no claim, action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of such policies or Applicable Laws, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will violate any such policy, and (iv) the Company and its Subsidiaries have taken commercially reasonable steps consistent with normal industry practice to protect the types of information referred to in this Section 4.22(d) against loss and unauthorized access, use, modification, disclosure or other misuse, and, to the knowledge of the Company, there has been no unauthorized access, use, modification, disclosure or other misuse of such data or information.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company’s IT Assets operate in accordance with their specifications and related documentation and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted, (ii) the Company and its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Company’s IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, and (iii) there has been no unauthorized use, access, interruption, modification or corruption of the Company’s IT Assets (or any information or transactions stored or contained therein or transmitted thereby).

Section 4.23. Properties. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has good, valid and marketable fee simple title to, or valid leasehold interests in, as the case may be, each parcel of real property of the Company or any of its Subsidiaries, free and clear of all Liens, except for Permitted Liens, (ii) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with its terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Leases that are terminated after the date of this Agreement in accordance with their respective terms), (iii) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any Lease, and (iv) neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under any Lease.

Section 4.24. Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no claim, action, suit, proceeding or investigation

(including a review) is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance;

(b) the Company and its Subsidiaries are, and since January 1, 2015 have been, in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits; and

(c) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation.

Section 4.25. Insurance. The Company has made available to Parent, prior to the date of this Agreement, a list and summaries of all material insurance policies and fidelity bonds for which the Company or any of its Subsidiaries is a policyholder or which covers the business, operations, employees, officers, directors or assets of the Company or any of its Subsidiaries (the “Company Insurance Policies”). The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Insurance Policies (i) are sufficient for compliance by the Company and its Subsidiaries with all Company Material Contracts and (ii) will not terminate or lapse by their terms by reason of the consummation of the transactions contemplated by this Agreement. Section 4.25 of the Company Disclosure Schedule sets forth the amount per annum the Company paid in its last full fiscal year ending prior to the date of this Agreement for the Company’s existing directors’ and officers’ insurance policies.

Section 4.26. Transactions with Affiliates. To the knowledge of the Company and as of the date of this Agreement, since January 1, 2015, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents filed prior to the date hereof.

Section 4.27. Antitakeover Statutes. Assuming the representation and warranty set forth in Section 5.23 is true and correct, neither the restrictions set forth in Subchapter F of Chapter 25 of Pennsylvania Law nor any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.28. Opinions of Financial Advisors. The Board of Directors of the Company has received the separate opinions of each of Lazard Frères & Co. LLC and Allen & Company LLC, financial advisors to the Company, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.29. Finders’ Fees. Except for Lazard Frères & Co. LLC, Allen & Company LLC and Evercore Group L.L.C., a copy of each of whose engagement agreements has been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.30. No Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock, and neither the Company nor any of its Subsidiaries has any rights to acquire any shares of Parent Common Stock (other than any such securities owned by the Company or any of its Subsidiaries in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account). There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.

Section 4.31. No Other Company Representations and Warranties. Except for the representations and warranties made by the Company in this Article IV (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article IV), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article IV (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article IV), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries with respect to (a) the adequacy or sufficiency of reserves, (b) the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial or other document, (c) whether or not reserves were determined in accordance with any actuarial, statutory, regulatory or other standard, or (d) the collectability of any amounts under any reinsurance Contract. The Company acknowledges and agrees that, except for the representations and warranties made by Parent in Article V (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.05 and the introduction to Article V), neither Parent nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to Parent or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. The Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding the foregoing, this Section 4.31 shall not limit Parent’s, Merger Sub’s or the Company’s remedies in the case of fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except (i) other than with respect to the representations and warranties in Section 5.01, Section 5.02, Section 5.05, Section 5.06, Section 5.20, Section 5.21 and Section 5.22, as disclosed in any publicly available Parent SEC Document filed after December 31, 2016 and before the date of this Agreement or in Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2015 or in Parent’s proxy statement for the 2016 annual meeting of Parent’s stockholders or (ii) as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and Merger Sub is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania. Each of Parent and Merger Sub has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, Parent indirectly owns all of the outstanding shares of capital stock of Merger Sub. Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and the articles of incorporation and bylaws of Merger Sub, as in effect on the date of this Agreement (the “Parent Organizational Documents”). Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization.

(a) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement are within the corporate powers of each of Parent and Merger Sub and, except for the Parent Stockholder Approval and the required approval of the shareholder of Merger Sub in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. The affirmative vote of a majority of all votes cast by holders of outstanding shares of Parent Common Stock at a duly called and held meeting of Parent’s stockholders at which a quorum is present approving the issuance of shares of Parent Common Stock in connection with the Merger (the “Parent Share Issuance”) is the only vote of the holders of any of Parent’s capital stock necessary in connection with the consummation of the Merger (the “Parent Stockholder Approval”). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding agreement of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(b) At a meeting duly called and held, the Board of Directors of Parent unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Parent Share Issuance) are fair to and in the best interests of Parent’s stockholders, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Parent Share Issuance), (iii) directing that the approval of the Parent Share Issuance be submitted to a vote at a meeting of Parent’s stockholders and (iv) recommending approval of the Parent Share Issuance by Parent’s stockholders (such recommendation, the “Parent Board Recommendation”).

(c) The Board of Directors of Merger Sub has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Merger Sub and its shareholder, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directing that this Agreement be submitted to a vote of Merger Sub’s shareholder and (iv) recommending approval and adoption of this Agreement by Merger Sub’s shareholder. Except as permitted by Section 7.02, the Board of Directors of each of Parent and Merger Sub has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 5.03. Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, Consents of, or Filing with, any Governmental Authority other than (i) the filing of the Statement of Merger with the Pennsylvania Department of State and appropriate documents with the relevant authorities of other states in which Parent or Merger Sub is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of the NYSE, (iv) Consents of, and Filings with, the state insurance departments, federal and state departments of health and other Consents and Filings required under the Health Care Laws, Government Sponsored Health Care Programs or Insurance Laws that are listed on Section 5.03 of the Parent Disclosure Schedule (the Consents and Filings required under or in connection with this clause (iv), collectively, the “Parent Required Governmental Authorizations”), and (v) any other actions, Consents or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Parent Organizational Documents, (ii) assuming compliance with the matters referred to in Section 5.03 and receipt of the Parent Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03 and receipt of the Parent Stockholder Approval, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Contract binding upon Parent or any of its Subsidiaries or any governmental Consents (including Consents required by Contract) affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Capitalization.

(a) The authorized capital stock of Parent consists of (i) 3,200,000,000 shares of Parent Common Stock, (ii) 120,619 shares of cumulative preferred stock, par value $0.01 per share (“Parent Preferred Stock”) and (iii) 50,000,000 shares of preference stock, par value $1.00 per share (“Parent Preference Stock”). As of November 30, 2017, there were outstanding (i) 1,013,088,658 shares of Parent Common Stock, (ii) no shares of Parent Preferred Stock, (iii) no shares of Parent Preference Stock, (iv) options to purchase shares of Parent Common Stock (“Parent Stock Options”) with respect to an aggregate of 20,940,443 shares of Parent Common Stock (of which, Parent Stock Options with respect to 11,604,106 shares of Parent Common Stock were exercisable), (v) 5,577,549 restricted stock units under Parent’s equity compensation plans, assuming target performance levels for any performance-based restricted stock units (“Parent Restricted Stock Units”) and (vi) 865,100 shares of Parent Common Stock subject to long-term incentive plan awards, at target performance levels (together with Parent Stock Options, Parent Restricted Stock Units and any other equity or equity-linked awards granted after November 30, 2017, “Parent Equity Awards”). The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will be free of preemptive right. Parent directly or indirectly owns all of the issued and outstanding capital stock of Merger Sub. Except as set forth in this Section 5.05(a) and for changes since November 30, 2017 resulting from (x) the exercise or vesting and settlement of Parent Equity Awards outstanding on such date or issued after such date, or (y) the issuance of Parent Equity Awards after such date, there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting securities of, or other ownership interest in, Parent, (B) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, Parent, (C) warrants, calls, options or other rights to acquire from Parent, or other obligations of Parent to issue, any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, Parent, or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Parent that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, Parent (the items in clauses (A) through (D) being referred to collectively as the “Parent Securities”).

(b) All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of Parent owns any shares of capital stock of Parent (other than any such shares owned by Subsidiaries of Parent in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account). There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. Neither Parent nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Parent Securities.

Section 5.06. Subsidiaries.

(a) Each Major Subsidiary of Parent is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such Major Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Parent are owned by Parent, directly or indirectly, free and clear of any Lien. There are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities described in the foregoing clauses (i) through (iii) of this Section 5.06(b). Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, Parent does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

Section 5.07. SEC Filings and the Sarbanes-Oxley Act.

(a) Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by

Parent since January 1, 2015. No Subsidiary of Parent is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(b) As of its filing date, each report, schedule, form, statement, prospectus, registration statement and other document filed with or furnished to the SEC by Parent since January 1, 2015 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”) filed prior to the date of this Agreement complied, and each Parent SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 4.09 is true and correct) will comply, in all material respects with the applicable requirements of the NYSE, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Document filed prior to the date of this Agreement did not, and each Parent SEC Document filed subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 4.09 is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Parent is, and since January 1, 2015 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(e) Parent and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the 1934 Act.

(f) Parent and its Subsidiaries have established and maintain a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to the Company prior to the date of this Agreement a true and complete summary of any disclosure of the type described in the preceding sentence made by management to Parent’s auditors and audit committee since January 1, 2015.

(g) Since January 1, 2015, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are true and complete.

Section 5.08. Financial Statements and Financial Matters.

(a) The audited consolidated financial statements and unaudited condensed consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries.

(b) From January 1, 2015 to the date of this Agreement, Parent has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 5.09. Disclosure Documents. The information relating to Parent and its Subsidiaries that is provided by Parent, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus will not (i) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto becomes effective and at the time of the Company Shareholder Meeting and the Parent Stockholder Meeting, and (ii) in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the shareholders of the Company and the stockholders of Parent and at the time of the Company Shareholder Meeting and Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.10. Absence of Certain Changes.

(a) Since the Parent Balance Sheet Date through the date of this Agreement, (i) the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Since the Parent Balance Sheet Date through the date of this Agreement, there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of Section 7.01.

Section 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date, (iii) liabilities arising in connection with the transactions contemplated hereby, and (iv) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Parent SEC Documents.

Section 5.12. Litigation. There is no claim, action, suit, investigation or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such or any of the respective properties of Parent or any of its Subsidiaries, before (or, in the case of threatened claims, actions, suits, investigations or proceedings, that would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. There is no Order outstanding or threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such or any of the respective properties of any of Parent or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that would prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 5.13. Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries hold all governmental licenses and Consents necessary for the operation of its respective businesses (the “Parent Permits”). Parent and each of its Subsidiaries is and since January 1, 2015, has been in compliance with the terms of the Parent Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no claim, action, suit, investigation or proceeding pending, or, to the knowledge of Parent, threatened that seeks, or, to the knowledge of Parent, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Parent Permit except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.14. Compliance with Applicable Laws.

(a) Parent and each of its Subsidiaries is, and since January 1, 2015 has been, in compliance with all Applicable Laws, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Since January 1, 2015, neither Parent nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries is, to the knowledge of Parent, subject to an ongoing investigation by a Governmental Authority or has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority which alleges or asserts that Parent or any of its Subsidiaries has violated any Applicable Laws or which requires or seeks to adjust, modify or alter Parent’s or any of its Subsidiaries’ operations, activities, services or financial condition that has not been fully and finally resolved without further liability to Parent and its Subsidiaries.

(c) Since January 1, 2015, each Regulated Subsidiary of Parent has filed all material Filings (including Filings with respect to premium rates, rating plans, policy terms and other terms established or used by any Subsidiaries of Parent), together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, including CMS, state insurance departments, state departments of health, other applicable state Medicaid authorities, and any other agencies with jurisdiction over the Health Care Programs and including Filings that it was required to file under the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), except where the failure to make such Filings has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have adopted and implemented policies, procedures or programs reasonably designed to assure that their respective directors, officers, employees, agents, brokers, producers, contractors, vendors, field marketing organizations, Third Party marketing organizations and similar entities with which they do business are in compliance with all Applicable Laws.

(e) With respect to participation in Government Sponsored Health Care Programs, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of the Subsidiaries of Parent that participates in such a Government Sponsored Health Care Program (i) meets the requirements for participation in, and receipt of payment from, the Government Sponsored Health Care Programs in which such Subsidiary currently participates and (ii) is a party to one or more valid agreements with the appropriate Governmental Authority, including CMS or applicable state entities.

(f) Since January 1, 2015, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent, any of its Subsidiaries, or any director, officer or employee of Parent or any of its Subsidiaries has been or is currently suspended, excluded or debarred from contracting with the federal or any state government or from participating in any Government Sponsored Health Care Program or subject to an investigation or proceeding by any Governmental Authority that could result in such suspension, exclusion or debarment.

(g) Since January 1, 2015, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries (i) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program or (iv) has been or is a party to or subject to any action or proceeding concerning any of the matters described in the foregoing clauses (i) through (iii) of this Section 5.14(g).

Section 5.15. Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law, and all such Tax Returns are true and complete.

(b) Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve, in each case for all Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books and records.

(c) (i) All federal income Tax Returns of the affiliated group of which Parent is the common parent through the Tax year ended December 31, 2015 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired, and (ii) neither Parent nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which Parent or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any federal income Tax.

(d) There is no claim, action, suit, proceeding or investigation (including an audit) pending or, to Parent’s knowledge, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any Tax or Tax asset.

(e) There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between Parent or any of its Subsidiaries and any Taxing Authority.

(f) During the two (2)-year period ending on the date of this Agreement, Parent was not a distributing corporation or a controlled corporation in a transaction purported or intended to be a spin-off governed by Section 355 or Section 361 of the Code.

(g) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Parent or any of its Subsidiaries.

(h) No claim has been made in writing by any Taxing Authority in a jurisdiction where Parent and/or Parent’s Subsidiaries do not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(i) None of Parent or its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j) Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which Parent or any of its Subsidiaries was the common parent, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between Parent and its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement or as a transferee or successor.

Section 5.16. Employees and Employee Benefit Plans.

(a) Neither Parent nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has since January 1, 2011, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of Parent, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each trust created under any such Parent Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2015, each Parent Employee Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no claim (other than routine claims for benefits), action, suit, investigation or proceeding (including an audit) is pending against or involves or, to Parent’s knowledge, is threatened against or reasonably expected to involve, any Parent Employee Plan before any court or arbitrator or any Governmental Authority, including the Internal Revenue Service, the Department of Labor or the PBGC. To the knowledge of Parent, since January 1, 2015, no events have occurred with respect to any Parent Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against Parent or any of its Subsidiaries, except for events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Neither Parent nor any of its Subsidiaries has any current or projected liability for, and no Parent Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of Parent or any of its Subsidiaries (other than coverage mandated by Applicable Law).

(e) There has been no amendment to, written interpretation of or announcement (whether or not written) by Parent or any of its Affiliates relating to, or making a change in employee participation or coverage under, any Parent Employee Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal year ended on the Parent Balance Sheet Date, except as required in order to comply with Applicable Law.

Section 5.17. Labor Matters.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are, and since January 1, 2015 have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

(b) Neither Parent nor any of its Subsidiaries is, or since January 1, 2015 has been, a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, and, to Parent’s knowledge, there has not been any organizational campaign, card solicitation, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any director, officer, employee or individual independent contractor of Parent of any of its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no unfair labor practice complaints pending or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of Parent or any of its Subsidiaries with respect to Parent or its Subsidiaries. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to Parent’s knowledge, threatened against or affecting Parent or any of its Subsidiaries.

Section 5.18. Intellectual Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the registrations (including patents and domain name registrations) and applications for registration for Owned Intellectual Property that is Parent Intellectual Property (the “Parent Registered IP”) has lapsed, expired, been abandoned or been adjudged invalid or unenforceable, and, to the knowledge of Parent, all Parent Registered IP is valid, enforceable and subsisting.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property included in the Parent Intellectual Property and hold all of their right, title and interest in and to all of the Parent Intellectual Property free and clear of all Liens (other than non-exclusive licenses granted by Parent or one of its Subsidiaries in the ordinary course of business), (ii) to the knowledge of Parent, Parent’s Owned Intellectual Property and Parent’s Licensed Intellectual Property constitutes all of the Intellectual Property necessary to, or used or held for use in, the conduct of the respective businesses of Parent and its Subsidiaries as currently conducted, and (iii) to the knowledge of Parent, there exist no material restrictions on the use of any of Parent’s Owned Intellectual Property.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) to the knowledge of Parent, neither Parent nor any of its Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party, (ii) there is no claim, action, suit, investigation or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries (A) alleging that Parent or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party or (B) based upon, or challenging or seeking to deny or restrict, the rights of Parent or any of its Subsidiaries in any of Parent Intellectual Property, and (iii) to the knowledge of Parent, no Third Party has infringed, misappropriated, diluted or otherwise violated any Parent Intellectual Property.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have provided reasonable notice of its privacy and personal data collection and use policies on its websites and other customer and public communications and Parent and its Subsidiaries have complied with such policies and all Applicable Laws relating to (A) the privacy of the users of Parent’s and its Subsidiaries’ respective products, services and websites and (B) the collection, use, storage and disclosure of any personally-identifiable information (including personal health information) and other data or information collected or stored by Parent or any of its Subsidiaries, (ii) there is no claim, action, suit, investigation or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries alleging any violation of such policies or Applicable Laws, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will violate any such policy, and (iv) Parent and its Subsidiaries have taken commercially reasonable steps consistent with normal industry practice to protect the types of information referred to in this Section 5.18(d) against loss and unauthorized access, use, modification, disclosure or other misuse and, to the knowledge of Parent, there has been no unauthorized access, use, modification, disclosure or other misuse of such data or information.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent’s IT Assets operate in accordance with their specifications and related documentation and perform in a manner that permits Parent and its Subsidiaries to conduct their respective businesses as currently conducted, (ii) Parent and its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of Parent’s IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, and (iii) there has been no unauthorized use, access, interruption, modification or corruption of Parent’s IT Assets (or any information or transactions stored or contained therein or transmitted thereby).

Section 5.19. Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no claim, action, suit, proceeding or investigation (including a review) is pending or, to the knowledge of Parent, threatened by any Governmental Authority or other Person relating to Parent or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance;

(b) Parent and its Subsidiaries are, and since January 1, 2015 have been, in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits; and

(c) there are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation.

Section 5.20. Antitakeover Statutes. Assuming the representations and warranties set forth in Sections 4.27 and 4.30 are true and correct, no “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 5.21. Opinions of Financial Advisors. The Board of Directors of Parent has received separate opinions of each of Barclays Capital Inc., Goldman Sachs & Co. LLC, and Centerview Partners LLC, financial advisors to Parent, to the effect that, as of the date of such opinions and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid by Parent pursuant to this Agreement is fair, from a financial point of view, to Parent.

Section 5.22. Finders’ Fees. Except for Barclays Capital Inc., Goldman, Sachs & Co., and Centerview Partners LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.23. No Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock, and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock (other than any such securities owned by Parent or any of its Subsidiaries in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account). There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 5.24. Financing.

(a) Parent has delivered to the Company a complete and correct copy of a fully executed commitment letter from the Financing Sources (including all exhibits, schedules, and annexes to such letters as and to the extent delivered to the Company on or prior to the date of this Agreement, the “Debt Commitment Letter”), pursuant to which the Financing Sources have committed, upon the terms and subject to the conditions set forth therein, to provide the debt financing described therein in connection with the transactions contemplated hereby. The Debt Commitment Letter and any other debt commitment letter (including any replacement of the Debt Commitment Letter in connection with any Alternative Financing) executed in accordance with Section 7.06, as replaced, amended, supplemented, modified or waived in accordance with Section 7.06, including all exhibits, schedules, and annexes to such letters, are hereinafter referred to together as the “Debt Commitment Letters”. The financing contemplated pursuant to the Debt Commitment Letters is hereinafter referred to as the “Debt Financing”.

(b) As of the date of this Agreement, the Debt Commitment Letters are in full force and effect and are legal, valid and binding obligations of Parent, and to the knowledge of Parent, the other parties thereto, and enforceable in accordance with their respective terms against Parent, and to the knowledge of Parent, each of the other parties thereto, subject to the Bankruptcy and Equity Exceptions. All commitment fees required to be paid under the Debt Commitment Letters have been paid in full or will be duly paid in full as and when due, and Parent and Merger Sub have otherwise satisfied all of the other items and conditions required to be satisfied by them, and within their control, pursuant to the terms of the Debt Commitment Letters on or prior to the date of this Agreement. None of the Debt Commitment Letters have been amended, modified or terminated on or prior to the date of this Agreement, and no Debt Commitment Letter will be amended, modified or terminated by Parent or Merger Sub except as consistent with Section 7.06. As of the date of this Agreement, assuming the accuracy of the Company’s representations and warranties set forth in this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default by Parent or Merger Sub under any Debt Commitment Letter. None of Parent or Merger Sub is, as of the date of this Agreement, aware of any fact, occurrence or condition that makes any of the representations or warranties of Parent or Merger Sub set forth in any Debt Commitment Letter inaccurate (assuming the accuracy of the Company’s representations and warranties set forth in this Agreement) in any material respect, that would cause the commitments provided in the Debt Commitment Letter to be terminated or ineffective or any of the conditions contained therein not to be met. The consummation of the Debt Financing is subject to no conditions precedent other than those expressly set forth in the copies of the Debt Commitment Letters delivered to the Company, and there are no contingencies that would permit the Financing Sources to reduce the total amount of the Debt Financing other than those expressly set forth in the copies of the Debt Commitment Letters delivered to the Company. Except for fee letters relating to fees with respect to the Debt Financing (redacted copies of which, removing only fee amounts, market “flex” provisions and certain other terms (none of which would adversely affect the amounts, availability, timing or conditionality of the Debt Financing), have been provided to the Company on or prior to the date of this Agreement) and any engagement letters or fee discount letters related to the permanent financing referred to in the Debt Commitment Letters, there are no side letters or other agreements, contracts or arrangements to which Parent or Merger Sub or any of their respective Affiliates are a party related to the funding of the Debt Financing, other than as expressly set forth in the Debt Commitment Letters delivered to the Company on or prior to the date of this Agreement. As of the date of this Agreement, assuming no breach by the Company of its representations and warranties under this Agreement (and cooperation and assistance by the Company as required by the terms of this Agreement) and no breach or default by the Company of its obligations under this Agreement (in either case such that the conditions set forth in Section 9.01 or Section 9.02 would fail to be satisfied), and based upon facts and events known by Parent as of the date of this Agreement, none of Parent or Merger Sub have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Parent or Merger Sub as contemplated in the Debt Commitment Letters on or prior to the Closing Date. Subject to the terms and conditions of the Debt Commitment Letters, the aggregate proceeds of the Debt Financing, together with cash or cash equivalents held by Parent and the other sources of funds referenced in the copies of the Debt Commitment Letters delivered to the Company on or prior to the date of this Agreement, as of the Effective Time, will be sufficient to enable Parent to pay in cash all amounts required to be paid by it in cash in connection with the transactions contemplated hereby, including the Merger Consideration and all payments, fees and expenses payable by it related to or arising out of the consummation of the transactions contemplated by this Agreement.

Section 5.25. No Other Parent Representations and Warranties. Except for the representations and warranties made by Parent in this Article V (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article V), neither Parent nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, except for the representations and warranties made by Parent in this Article V (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article V), neither Parent nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries with respect to (a) the adequacy or sufficiency of reserves, (b) the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial or other document, (c) whether or not reserves were determined in accordance with any actuarial, statutory, regulatory or other standard, or (d) the collectability of any amounts under any reinsurance Contract. Parent acknowledges and agrees that, except for the representations and warranties made by the Company in Article IV (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.05 and the introduction to Article IV), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. Parent specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Notwithstanding the foregoing, this Section 5.25 shall not limit Parent’s, Merger Sub’s or the Company’s remedies in the case of fraud.

ARTICLE VI

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as otherwise required or expressly contemplated by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to preserve intact its business organization and relationships with customers, members, suppliers, Providers, licensors, licensees and other Third Parties and keep available the services of its present officers and employees; provided that (i) no action by the Company or any of its Subsidiaries permitted by an exception to any of Section 6.01(a) through Section 6.01(q) will be a breach of this sentence and (ii) the Company’s or any of its Subsidiaries’ failure to take any action prohibited by any of Section 6.01(a) through Section 6.01(q) will not be a breach of this sentence. Without limiting the generality of the foregoing, except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as otherwise required or expressly contemplated by this Agreement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed (other than with respect to Section 6.01(a), Section 6.01(c) or Section 6.01(d)), the Company shall not, and shall cause each of its Subsidiaries not to:

(a) adopt or propose any change to its articles of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise) (including the Company Organizational Documents);

(b) (i) merge or consolidate with any other Person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than (A) acquisitions of assets, securities or property in an amount not to exceed $100,000,000 individually or $200,000,000 in the aggregate for all such acquisitions taking into account the acquisitions listed on Section 6.01(b) of the Company Disclosure Schedule, together with all capital contributions permitted by Section 6.01(h)(i)(B), (B) acquisitions of securities under the Company’s investment portfolio consistent with the Company’s investment policy in effect as of the date hereof and (C) transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries, or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(c) (i) split, combine or reclassify any shares of its capital stock (other than transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries), (ii) amend any term or alter any rights of any of its outstanding equity securities, (iii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities, other than (A) in the case of the Company, regular cash dividends in the ordinary course of business consistent with past practice in an amount not to exceed $0.50 per share of Company Common Stock per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Company Common Stock), or (B) dividends or distributions by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, or (iv) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of any Subsidiary of the Company, other than repurchases of shares of Company Common Stock in connection with the exercise of Company Stock Appreciation Rights or the vesting or settlement of Company RSU Awards or Company PSU Awards (including in satisfaction of any amounts required to be deducted or withheld under Applicable Law), in each case outstanding as of the date of this Agreement in accordance with the present terms of such Company Equity Awards or granted after the date of this Agreement to the extent permitted by this Agreement;

(d) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than (i) the issuance of any shares of Company Common Stock upon the exercise of Company Stock Appreciation Rights or the vesting or settlement of Company RSU Awards or Company PSU Awards, in each case outstanding as of the date of this Agreement in accordance with the present terms of such Company Equity Awards or granted after the date of this Agreement to the extent permitted by this Agreement, (ii) in connection with the exercise of rights to purchase shares of Company Common Stock under the Company ESPP in the Company ESPP Offering Period as permitted by Section 2.06(d), (iii) with respect to capital stock or securities of any Subsidiary of the Company, in connection with transactions (A) solely among the Company and one or more of its wholly owned Subsidiaries or (B) solely among the Company’s wholly owned Subsidiaries, (iv) the grant of Company Equity Awards to employees of the Company or any of its Subsidiaries in connection with the Company’s annual equity award grant procedures or in connection with promotions or new hires, in each case, conducted in the ordinary course of business and consistent with past practice, including with respect to timing; provided that any such grants issued under this clause (iv) shall be subject to the limitations set forth in Section 6.01(d)(iv) of the Company Disclosure Schedule, or (v) the grant of Company Equity Awards to non-employee directors in the ordinary course of business, consistent with past practice;

(e) authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than as set forth in Section 6.01(e) of the Company Disclosure Schedule;

(f) sell, lease, license or otherwise dispose of any Subsidiary or any division thereof or of the Company or any assets, securities or property, other than (i) in the ordinary course of business consistent with past practice for fair market value in an amount not to exceed $30,000,000 in the aggregate, (ii) dispositions of securities under the Company’s investment portfolio consistent with the Company’s investment policy in effect as of the date hereof, or (iii) transactions (A) solely among the Company and one or more of its wholly owned Subsidiaries or (B) solely among the Company’s wholly owned Subsidiaries;

(g) sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any Lien (other than a Permitted Lien) on, any Owned Intellectual Property or Licensed Intellectual Property, other than in the ordinary course of business consistent with past practice (i) pursuant to non-exclusive licenses or (ii) for the purpose of disposing of obsolete or worthless assets;

(h) (i) make any material loans, advances or capital contributions to any other Person, other than (A) loans, advances or capital contributions (1) by the Company to one or more of its wholly owned Subsidiaries or (2) by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company, (B) capital contributions required under the terms of Contracts in effect as of the date hereof in an amount not to exceed $200,000,000 in the aggregate for all such capital contributions, together with all acquisitions permitted by Section 6.01(b)(ii)(A), (C) extensions of loans or advances to Providers in the ordinary course of business consistent with past practice or (D) extensions of loans or advances to business associates other than Providers in the ordinary course of business consistent with past practice, so long as the amount of such loans and advances to business associates other than Providers outstanding at any time does not exceed $20,000,000 in the aggregate (it being understood and agreed that upon repayment of any loan or advance permitted by this clause (D), the amount of such repayment shall be available for future loans or advances pursuant to this clause (D), subject to the foregoing restriction on the aggregate amount of all such loans or advances that may be outstanding at any time) or (ii) incur, assume, guarantee or repurchase any indebtedness for borrowed money, other than additional borrowings under the facilities set forth in Section 6.01(h) of the Company Disclosure Schedule (provided that all such indebtedness for borrowed money permitted to be incurred in this clause (ii) must be prepayable at any time by the Company without penalty);

(i) create or incur any Lien (except for a Permitted Lien) on any material asset;

(j) (i) enter into any Company Material Contract (including by amendment of any Contract that is not a Company Material Contract such that such Contract becomes a Company Material Contract), other than in the ordinary course of business consistent with past practice (except that no Company Material Contract pursuant to clause (vii) of Section 4.18(a) shall be entered into), or (ii) terminate, renew, extend or amend in any material respect any Company Material Contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practice;

(k) terminate, suspend, abrogate, amend or modify (i) any certificate of authority to conduct business as an insurance company or health maintenance organization issued by the applicable insurance or health regulatory Governmental Authority or (ii) any other material Company Permit, in each case of (i) and (ii) in a manner material and adverse to the Company and its Subsidiaries, taken as a whole;

(l) except as required by Applicable Law or Company Employee Plans or other contracts as in effect as of the date hereof, (i) grant any change in control, severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers, employees or individual independent contractors (including former directors, officers, employees or individual independent contractors) other than severance or termination pay in the ordinary course of business consistent with past practice for terminated employees in exchange for a general release of claims or other customary covenants, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective current or former directors, executive officers (as defined in the 1934 Act), employees or individual independent contractors, other than offer letters (and related compensation arrangements set forth in such offer letters) with any newly hired directors, employees or individual independent contractors of the Company who are not considered to be executive officers (as defined in the 1934 Act) and who are not members of the executive leadership team that are entered into in the ordinary course of business consistent with past practice, (iii) establish, adopt or amend any Company Employee Plan or labor agreement, other than in the ordinary course of business consistent with past practice (provided, for the avoidance of doubt, that this clause (iii) shall not prohibit the Company from paying cash incentive awards for any fiscal years of the Company ending prior to the Closing and establishing cash incentive program terms for any fiscal years of the Company commencing prior to the Closing under its existing incentive plans and arrangements in the ordinary course of business consistent with past practice, subject to the limitations set forth in clause (iv) below) or any immaterial amendment that would not increase the cost to the Company or any of its Subsidiaries of maintaining such Company Employee Plan, or (iv) increase the compensation, bonus opportunity or other benefits payable to any of their respective directors, officers, employees or individual independent contractors (including former directors, officers, employees or individual independent contractors), other than (A) increases in base compensation and bonus opportunity to current directors, individual independent contractors or employees who are not considered to be executive officers (as defined in the 1934 Act) and who are not members of the executive leadership team in the ordinary course of business (1) consistent with past practice or (2) in connection with a promotion or change in role (it being understood that the amount of bonus actually paid may be higher or lower than prior years based on actual performance and such payment shall not be considered an increase) and (B) increases in employee welfare benefits in the ordinary course of business consistent with past practice for employees generally; provided that any such base compensation increases shall not in the aggregate exceed 3.0% of the aggregate base compensation levels as of the date hereof of the Company’s directors and employees who are not considered to be executive officers (as defined in the 1934 Act) and who are not members of the executive leadership team (with those base salary increases previously disclosed to Parent, which were approved in the ordinary course of business consistent with past practice prior to the date hereof but are not yet effective as of the date hereof, to be excluded from being counted against such limitation);

(m) make any material change in any method of financial or statutory accounting or financial or statutory accounting principles or practice, except for any such change required by reason of (or, in the reasonable good-faith judgment of the Company, advisable under) a change in GAAP, SAP, ASOP or Regulation S-X under the 1934 Act (“Regulation S-X”), as approved by its independent public accountants;

(n) make any material change in investment, hedging, underwriting or claims administration principles or practices or in methodologies for estimating and providing for medical costs and other liabilities, in each case with respect to the Company or any of its “significant subsidiaries” (as defined in Rule 102(w) of Regulation S-X), except, to the extent applicable, for any such changes required by reason of a change in GAAP, SAP, ASOP or Regulation S-X, as approved by its independent public accountants;

(o) (i) make or change any material Tax election; (ii) change any annual Tax accounting period; (iii) adopt or change any material method of Tax accounting; (iv) enter into any material closing agreement with respect to Taxes; (v) settle or surrender any material Tax claim, audit or assessment; or (vi) enter into any intercompany transaction within the meaning of Treasury Regulations Section 1.1502-13 that (x) is outside the ordinary course of business and (y) results in a material amount of deferred income or gain that would be taken into account pursuant to Treasury Regulations Section 1.1502-13(d) as a result of the Merger;

(p) settle or compromise, or propose to settle or compromise, any claim, action, suit, investigation or proceeding involving or against the Company or any of its Subsidiaries, other than (i) in the ordinary course of business consistent with past practice, including in connection with the processing and paying of claims to members or Providers or risk sharing arrangements with Providers (provided that any individual settlement or compromise or any series of related settlements or compromises involving payments by the Company and its Subsidiaries in excess of $25,000,000, other than any such settlements or compromises with Providers that do not relate to sequestration matters, shall not be deemed to be in the ordinary course of business), or (ii) involving only a monetary payment by the Company or any of its Subsidiaries in an amount not to exceed $10,000,000 individually or $30,000,000 in the aggregate;

(q) reduce in any material respect the budget or scope of the Company’s and its Subsidiaries’ program for, or otherwise reduce in any material respect the resources or efforts specifically dedicated by the Company and its Subsidiaries to, the maintenance and improvement of their respective Medicare star ratings; or

(r) agree, commit or propose to do any of the foregoing.

Section 6.02. No Solicitation by the Company.

(a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except as otherwise set forth in this Section 6.02, the Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Company Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party that the Company knows is seeking to make, or has made, a Company Acquisition Proposal, (iii) (A) fail to make or withdraw or qualify, amend or modify in any manner adverse to Parent, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus or (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Company Acquisition Proposal (any of the foregoing in this clause (iii), a “Company Adverse Recommendation Change”), (iv) take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations of the Commonwealth of Pennsylvania, including Subchapter F of Chapter 25 of Pennsylvania Law, inapplicable to any Third Party or any Company Acquisition Proposal or (v) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries unless the Board of Directors of the Company determines after consulting with its outside legal counsel that the failure to waive such provision would be inconsistent with its fiduciary duties under Applicable Law (provided that the obligation not to fail to enforce any such standstill or similar agreement under this Section 6.02(a)(v) shall apply with respect to known breaches of such agreements only).

(b) Notwithstanding the foregoing, if at any time prior to the receipt of the Company Shareholder Approval (the “Company Approval Time”) (and in no event after the Company Approval Time), the Board of Directors of the Company receives a bona fide written Company Acquisition Proposal made after the date hereof which has not resulted from a violation of this Section 6.02, the Board of Directors of the Company, directly or indirectly through its Representatives, may (x) contact the Third Party that has made such Company Acquisition Proposal in order to ascertain facts or clarify terms for the sole purpose of the Board of Directors of the Company informing itself about such Company Acquisition Proposal and such Third Party and (y) subject to compliance with this Section 6.02(b), Section 6.02(c) and Section 6.02(e), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.02(a), has made after the date of this Agreement a Company Superior Proposal or an unsolicited bona fide written Company Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, is reasonably likely to lead to a Company Superior Proposal, (ii) furnish to such Third Party and its Representatives and financing sources nonpublic information relating to the Company or any of its Subsidiaries pursuant to (x) a confidentiality agreement between the Company and such Third Party in existence on or prior to the date hereof or (y) a confidentiality agreement with confidentiality terms in the aggregate no less favorable to the Company than those contained in the Confidentiality Agreement, a copy of which shall be provided, promptly after its execution, to Parent for informational purposes; provided that all such non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party, and (iii) following receipt of a Company Superior Proposal after the date of this Agreement, (A) make a Company Adverse Recommendation Change and/or (B) terminate this Agreement to enter into a definitive agreement providing for such Company Superior Proposal in accordance with Section 10.01(d)(v), but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from (x) complying with Rule 14e-2(a) under the 1934 Act with regard to a Company Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 6.02; or (y) making any required disclosure to the shareholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided that any Company Adverse Recommendation Change involving or relating to a Company Acquisition Proposal may only be made in accordance with the provisions of this Section 6.02(b), Section 6.02(c) and Section 6.02(e). For the avoidance of doubt, a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act shall not be a Company Adverse Recommendation Change.

(c) In addition to the requirements set forth in Section 6.02(b), the Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 6.02(b) unless the Company shall have first delivered to Parent written notice advising Parent that the Company intends to take such action, and the Company shall continue to advise Parent, on a current basis, after taking such action of the status and material terms of any discussions and negotiations with the applicable Third Party. In addition, the Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal, any indication that a Third Party is considering making a Company Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that, to the knowledge of the Company or any member of its Board of Directors, is considering making, is reasonably likely to make or has made, a Company Acquisition Proposal, which notice shall be provided in writing and shall identify the Third Party making, and the material terms and conditions of, any such Company Acquisition Proposal, indication or request (including any material changes thereto). The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Company Acquisition Proposal, indication or request (including any changes thereto) and shall promptly (but in no event later than twenty-four (24) hours after receipt) provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Company Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Company Approval Time (and in no event after the Company Approval Time), the Board of Directors of the Company may effect a Company Adverse Recommendation Change involving or relating to a Company Intervening Event if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided that (i) the Company shall (A) promptly notify Parent in writing of its intention to take such action and (B) negotiate in good faith with Parent for three (3) Business Days following such notice regarding revisions to the terms of this Agreement proposed by Parent, and (ii) the Board of Directors of the Company shall not effect any Company Adverse Recommendation Change involving or relating to a Company Intervening Event unless, after the three (3) Business Day period described in the foregoing clause (B), the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.

(e) Without limiting or affecting Section 6.02(a), Section 6.02(b) or Section 6.02(c), the Board of Directors of the Company shall not make a Company Adverse Recommendation Change involving or relating to a Company Superior Proposal or terminate this Agreement in order to enter into a definitive agreement with respect to a Company Superior Proposal unless (i) the Company promptly notifies Parent, in writing at least three (3) Business Days before taking such action, that the Company intends to take such action, which notice attaches the most current version of any proposed agreement or a detailed summary of all material terms of such Company Superior Proposal and the identity of the offeror, (ii) if requested by Parent, during such three (3) Business Day period, the Company and its Representatives have discussed and negotiated in good faith with Parent regarding any proposal by Parent to amend the terms of this Agreement in response to such Company Superior Proposal and (iii) after such three (3) Business Day period, the Board of Directors of the Company determines in good faith, taking into account any proposal by Parent to amend the terms of this Agreement, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Company Superior Proposal, a new written notification from the Company consistent with that described in clause (i) of this Section 6.02(e) shall be required, and a new notice period under clause (i) of this Section 6.02(e) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 6.02(e) anew, except that such new notice period shall be for two (2) Business Days (as opposed to three (3) Business Days)). After delivery of such written notice pursuant to the immediately preceding sentence, the Company shall promptly keep Parent informed of all material developments affecting the material terms of any such Company Superior Proposal (and the Company shall provide Parent with copies of any additional written materials received that relate to such Company Superior Proposal).

(f) “Company Superior Proposal” means any bona fide, written Company Acquisition Proposal (other than a Company Acquisition Proposal which has resulted from a violation of this Section 6.02) (with all references to “20%” in the definition of Company Acquisition Proposal being deemed to be references to “50%”) on terms that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Company Acquisition Proposal that the Board of Directors of the Company considers to be appropriate (including the identity of the Person making the Company Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and availability of necessary financing), would result in a transaction (i) that, if consummated, is more favorable to the Company’s shareholders from a financial point of view than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Company Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Company Acquisition Proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed in a manner comparable to Parent’s and Merger Sub’s financing (or which is reasonably determined to be available by the Board of Directors of the Company).

(g) “Company Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Board of Directors or executive officers of the Company as of or prior to the date of this Agreement, and (ii) does not relate to or involve any Company Acquisition Proposal; provided that (A) in no event shall any action taken by either party pursuant to the affirmative covenants set forth in Section 8.02, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event, and (B) in no event shall any event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of “Parent Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event.

(h) The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal and shall use its reasonable best efforts to cause any such party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

(i) Notwithstanding (i) any Company Adverse Recommendation Change, (ii) the making of any Company Acquisition Proposal or (iii) anything in this Agreement to the contrary, until termination of this Agreement (x) in no event may the Company or any of its Subsidiaries (A) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a Company Acquisition Proposal (other than a confidentiality agreement), (B) except as required by Applicable Law or permitted pursuant to the remainder of this Section 6.02, make, facilitate or provide information in connection with any SEC or other Filings in connection with the transactions contemplated by any Company Acquisition Proposal or (C) seek any Consents in connection with the transactions contemplated by any Company Acquisition Proposal and (y) the Company shall otherwise remain subject to all of its obligations under this Agreement.

Section 6.03. Financing Assistance.

(a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to use its and their commercially reasonable efforts to provide such cooperation as may be reasonably requested by Parent in connection with the arrangement of the Debt Financing (which term shall include, for purposes of this Section 6.03(a), any of the permanent financing referred to in the Debt Commitment Letters) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Without limiting the generality of the foregoing sentence, prior to the Closing, the Company shall, and shall cause its Subsidiaries to use its and their commercially reasonable efforts to: (i) as promptly as reasonably practicable provide information (financial or otherwise) relating to the Company to Parent and to the Financing Sources (including information to be used in the preparation of an information package regarding the business, operations, financial condition, financial projections and prospects of Parent and the Company customary or reasonably necessary for the completion of such financing) to the extent reasonably requested by Parent in connection with Parent’s preparation of customary offering or information documents to be used for the completion of the Debt Financing, (ii) cooperate and assist with the due diligence, rating agency processes and marketing efforts of Parent, its Representatives and the Financing Sources, including participating in a reasonable number of meetings, due diligence sessions and road shows, at times and at locations reasonably acceptable to the Company, (iii) reasonably assist Parent in preparing customary offering memoranda, rating agency presentations, lender and investor presentations, confidential information memoranda, financial statements, private placement memoranda, prospectuses, filings with the SEC and other similar documents, including delivery and consenting to the inclusion or incorporation in any SEC filing related to the Debt Financing or the Alternative Financing of (A) audited consolidated balance sheets and related audited statements of income, comprehensive income, shareholders’ equity and cash flows of the Company for each of the three fiscal years most recently ended more than 60 days prior to the Closing Date (and audit reports for such financial statements shall not be subject to any “going concern” qualifications), (B) unaudited consolidated balance sheets and related unaudited statements of income, comprehensive income, shareholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended more than 40 days prior to the Closing Date and (C) all other historical financial and other information regarding the Company reasonably necessary to permit Parent to prepare pro forma financial statements customary for the bank financing and the debt securities offering contemplated by the Debt Financing or the Alternative Financing, (iv) make available, on a customary and reasonable basis and upon reasonable notice, appropriate personnel, including Representatives of the Company and its Subsidiaries, documents and information relating to the Company and its Subsidiaries, in each case, as may be reasonably requested by Parent, the Financing Sources, or as may be requested by the SEC in connection with the completion of the financing, (v) provide to Parent and the Financing Sources promptly, and in any event at least five (5) Business Days prior to the Closing Date, all documentation and other information about the Company and its Affiliates required by the Financing Sources or regulatory authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that is required under the Debt Commitment Letters to the extent such documentation and other information is requested in writing to the Company at least 10 Business Days prior to the Closing Date, (vi) obtain any necessary consents from the Company’s independent public accounting firm in connection with any filings with the SEC, (vii) in connection with any securities offering contemplated as part of the Debt Financing or the Alternative Financing, (A) obtain customary comfort letters from the Company’s independent public accounting firm, (B) cause the Company’s independent public accounting firm to consent to the inclusion or incorporation of their audit reports with respect to the financial statements of the Company provided pursuant to Section 6.03(a)(iii) in any filing or registration statement of Parent with the SEC or any prospectus, offering memoranda, private placement memoranda, marketing material or similar documentation, including by providing customary representation letters and (C) cause the Company’s independent public accounting firm to cooperate with Parent and its Representatives, including by participating in accounting due diligence sessions at times and at locations reasonably acceptable to the Company and its independent accounting firm, (viii) subject to customary confidentiality provisions, provide customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors, (ix) deliver notices of prepayment and/or notices for termination of commitments within the time periods required by the Credit Agreement and obtain customary payoff letters and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of the Credit Agreement, (x) reasonably assist with the preparation of the definitive documentation for the Debt Financing, including by providing information reasonably necessary for the completion of any schedules thereto, in each case to the extent, and solely to the extent, such materials relate to information concerning the Company and its Subsidiaries, (xi) provide or cause to be provided any customary certificates, or other customary closing documents as may reasonably be requested in connection with the Debt Financing and the Alternative Financing and (xii) consent to the use of the trademarks, service marks and logos of the Company or any of its Subsidiaries in connection with the Debt Financing; provided that such trademarks, service marks and logos are used solely in a manner that is not intended to or is reasonably likely to harm or disparage the Company or any of its Subsidiaries. Notwithstanding the foregoing, (1) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur prior to the Closing any other liability or obligation in connection with the Debt Financing, unless Parent reimburses or is required to reimburse or indemnify the Company and its Subsidiaries pursuant to this Agreement or otherwise agrees to do so, (2) none of the Company, its Subsidiaries or their respective officers, directors or employees shall be required to execute or enter into or perform any agreement with respect to the Debt Financing that is not contingent upon the Closing occurring or that would be effective prior to the Closing (other than authorization letters contemplated by clause (viii) of this Section 6.03(a) and for the avoidance of doubt, the boards of directors or other equivalent governing bodies of Parent, Merger Sub, and/or the Surviving Corporation shall enter into or provide any resolutions, consents, approvals or other closing arrangements on behalf of the Company and its Subsidiaries as may be required by the Financing Sources pursuant to the Debt Commitment Letter at, or as of, the Closing), and (3) nothing shall obligate the Company or any of its Subsidiaries to provide, or cause to be provided, any legal opinion by its counsel, or to provide, or cause to be provided, any information or take, or cause to be taken, any action to the extent it would reasonably be expected, in the reasonable judgment of the Company, to result in a violation of Applicable Law or loss of any privilege.

(b) Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in satisfying its obligations under this Section 6.03. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, claims, damages, liabilities, costs, reasonable attorneys’ fees, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) suffered or incurred in connection with any action taken by the Company, any of its Subsidiaries or any of their respective Representatives pursuant to this Section 6.03 (other than the use of any information provided by the Company, any of its Subsidiaries or any of their respective Representatives in writing for use in connection with the Debt Financing), except in the event such losses, claims, damages, liabilities, costs, reasonable attorneys’ fees, judgments, fines, penalties and amounts paid in settlement are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen out of, or resulted from, the gross negligence or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives.

Section 6.04. Indentures. The Company shall use its reasonable best efforts to timely provide or cause to be provided, in accordance with the provisions of the Company’s indenture, dated March 2, 2001 (the “2001 Indenture”), relating to the Company’s Floating Rate Senior Notes due December 2017, 1.7% Senior Notes due June 2018, 2.2% Senior Notes due March 2019, 4.125% Senior Notes due June 2021, 2.75% Senior Notes due November 2022, 2.8% Senior Notes due June 2023, 3.5% Senior Notes due November 2024, 6.625% Senior Notes due June 2036, 6.75% Senior Notes due December 2037, 4.5% Senior Notes due May 2042, 4.125% Senior Notes due November 2042, 4.75% Senior Notes due March 2044 and 3.875% Senior Notes due June 2047 (collectively, the “Company Notes”) and the provisions of the indenture, dated as of March 20, 2007 (the “2007 Indenture”, and together with the 2001 Indenture, the “Indentures”), entered into by Coventry Health Care, Inc., a subsidiary of the Company, for the issuance by it of 5.45% Senior Notes due June 2021 (together with the Company Notes, the “Existing Notes”), to the trustee under each of the Indentures, any notices, announcements, certificates or legal opinions required by the applicable Indenture to be provided in connection with the Merger prior to the Effective Time. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice, announcement, certificate or legal opinion, in each case before such document is provided to such a trustee, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.

Section 6.05. 280G Calculation. As soon as practicable, but in no event later than thirty (30) Business Days after the date hereof, the Company will make available to Parent true and correct copies of preliminary Section 280G calculations (based on the assumptions set forth in the applicable calculations) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code and determined as of the date of this Agreement).

ARTICLE VII

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Conduct of Parent. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, (A) except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 7.01 of the Parent Disclosure Schedule, or (z) as otherwise required or expressly contemplated by this Agreement, unless the Company shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to preserve intact its business organization and relationships with customers, members, suppliers, Providers, licensors, licensees and other Third Parties and keep available the services of its present officers and employees; provided that (i) no action by Parent or any of its Subsidiaries permitted by an exception to any of Section 7.01(a) through Section 7.01(e) will be a breach of this sentence and (ii) Parent’s or any of its Subsidiaries’ failure to take any action prohibited by any of Section 7.01(a) through Section 7.01(e) will not be a breach of this sentence and (B) Parent shall, and shall cause each of its Subsidiaries to, conduct its business in accordance with the restriction set forth in Section 7.01(B) of the Parent Disclosure Schedule. Without limiting the generality of the foregoing, except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 7.01 of the Parent Disclosure Schedule or (z) as otherwise required or expressly contemplated by this Agreement, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each of its Subsidiaries not to:

(a) adopt or propose any change to the Parent Organizational Documents in a manner that would be materially adverse to the Company’s shareholders (whether by merger, consolidation or otherwise);

(b) (i) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than (A) acquisitions of any of the foregoing in an amount not to exceed $2,000,000,000 individually or $5,000,000,000 in the aggregate, (B) acquisitions of securities under Parent’s investment portfolio consistent with Parent’s investment policy and (C) transactions (1) solely among Parent and one or more of its wholly owned Subsidiaries or (2) solely among Parent’s wholly owned Subsidiaries, or (ii) adopt a plan of complete or partial liquidation or dissolution with respect to Parent or Merger Sub;

(c) (i) split, combine or reclassify any shares of its capital stock (other than transactions (1) solely among Parent and one or more of its wholly owned Subsidiaries or (2) solely among Parent’s wholly owned Subsidiaries), (ii) amend any term or alter any rights of any of its outstanding equity securities, (iii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities, other than (A) in the case of Parent, regular cash dividends in the ordinary course of business, consistent with past practice, in an amount not to exceed $0.50 per share of Parent Common Stock per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Parent Common Stock), or (B) dividends or distributions by a Subsidiary of Parent to Parent or a wholly owned Subsidiary of Parent, or (iv) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of any Subsidiary of Parent, other than in the ordinary course of business, consistent with past practice, including repurchases of shares of Parent Common Stock (A) pursuant to accelerated share repurchase programs or agreements in the ordinary course of business, consistent with past practice, and (B) in connection with the exercise or the vesting and settlement of Parent Equity Awards (including in satisfaction of any amounts required to be deducted or withheld under Applicable Law), in each case in this clause (B) outstanding as of the date of this Agreement in accordance with the present terms of such Parent Equity Awards or granted after the date of this Agreement;

(d) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than (i) the issuance of any shares of Parent Common Stock upon the exercise of Parent Equity Awards or other equity and equity-linked awards that are outstanding on the date of this Agreement or are granted after the date of this Agreement, (ii) with respect to capital stock or securities of any Subsidiary of Parent, in connection with transactions (A) solely among Parent and one or more of its wholly owned Subsidiaries or (B) solely among Parent’s wholly owned Subsidiaries, (iii) the grant of Parent Equity Awards or other equity and equity-linked awards to employees, directors or individual independent contractors of Parent or any of its Subsidiaries pursuant to Parent’s equity compensation plans, or (iv) in connection with the Parent Share Issuance;

(e) sell, lease, license or otherwise dispose of any Subsidiary or any division thereof or of Parent or any assets, securities or property, other than (i) dispositions of any of the foregoing in an amount not to exceed $3,000,000,000 individually or $6,000,000,000 in the aggregate, (ii) dispositions of securities under Parent’s investment portfolio consistent with Parent’s investment policy or (iii) transactions (A) solely among Parent and one or more of its wholly owned Subsidiaries or (B) solely among Parent’s wholly owned Subsidiaries; or

(f) agree, commit or propose to do any of the foregoing.

Section 7.02. No Solicitation by Parent.

(a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except as otherwise set forth in this Section 7.02, Parent shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Parent Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Parent or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Parent or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party that Parent knows is seeking to make, or has made, a Parent Acquisition Proposal, (iii) (A) fail to make or withdraw or qualify, amend or modify in any manner adverse to the Company, the Parent Board Recommendation, (B) fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus or (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Parent Acquisition Proposal (any of the foregoing in this clause (iii), a “Parent Adverse Recommendation Change”), (iv) take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations of the State of Delaware, including Section 203 of Delaware Law, inapplicable to any Third Party or any Parent Acquisition Proposal, (v) approve any transaction (other than transactions contemplated by this Agreement) under, or any Person becoming a “Related Person” under, the Fifth Article of the certificate of incorporation of Parent as in effect on the date hereof, (vi) take any action to make any other antitakeover provision in the certificate of incorporation of Parent inapplicable to any Third Party or any Parent Acquisition Proposal or (vii) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Parent or any of its Subsidiaries unless the Board of Directors of Parent determines after consulting with its outside legal counsel that the failure to waive such provision would be inconsistent with its fiduciary duties under Applicable Law (provided that the obligation not to fail to enforce any such standstill or similar agreement under this Section 7.02(a)(vii) shall apply with respect to known breaches of such agreements only).

(b) Notwithstanding the foregoing, if at any time prior to the receipt of the Parent Stockholder Approval (the “Parent Approval Time”) (and in no event after the Parent Approval Time), the Board of Directors of Parent receives a bona fide written Parent Acquisition Proposal made after the date hereof which has not resulted from a violation of this Section 7.02, the Board of Directors of Parent, directly or indirectly through its Representatives, may (x) contact the Third Party that has made such Parent Acquisition Proposal in order to ascertain facts or clarify terms for the sole purpose of the Board of Directors of Parent informing itself about such Parent Acquisition Proposal and such Third Party and (y) subject to compliance with this Section 7.02(b), Section 7.02(c) and Section 7.02(e), (i) engage in negotiations or discussions with any Third Party that, subject to Parent’s compliance with Section 7.02(a), has made after the date of this Agreement a Parent Superior Proposal or an unsolicited bona fide written Parent Acquisition Proposal that the Board of Directors of Parent determines in good faith, after consultation with its financial advisor and outside legal counsel, is reasonably likely to lead to a Parent Superior Proposal, (ii) furnish to such Third Party and its Representatives and financing sources nonpublic information relating to Parent or any of its Subsidiaries pursuant to (x) a confidentiality agreement between Parent and such Third Party in existence on or prior to the date hereof or (y) a confidentiality agreement with confidentiality terms in the aggregate no less favorable to Parent than those contained in the Confidentiality Agreement, a copy of which shall be provided, promptly after its execution, to the Company for informational purposes; provided that all such non-public information (to the extent that such information has not been previously provided or made available to the Company) is provided or made available to the Company, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party and (iii) following receipt of a Parent Superior Proposal after the date of this Agreement, (A) make a Parent Adverse Recommendation Change and/or (B) terminate this Agreement to enter into a definitive agreement providing for such Parent Superior Proposal in accordance with Section 10.01(c)(iv), but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of Parent determines in good faith, after consultation with Parent’s outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of Parent from (x) complying with Rule 14e-2(a) under the 1934 Act with regard to a Parent Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 7.02; or (y) making any required disclosure to the stockholders of Parent if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided that any Parent Adverse Recommendation Change involving or relating to a Parent Acquisition Proposal may only be made in accordance with the provisions of this Section 7.02(b), Section 7.02(c) and Section 7.02(e). For the avoidance of doubt, a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act shall not be a Parent Adverse Recommendation Change.

(c) In addition to the requirements set forth in Section 7.02(b), the Board of Directors of Parent shall not take any of the actions referred to in clauses (i) through (iii) of Section 7.02(b) unless Parent shall have first delivered to the Company written notice advising the Company that Parent intends to take such action, and Parent shall continue to advise the Company, on a current basis, after taking such action of the status and material terms of any discussions and negotiations with the applicable Third Party. In addition, Parent shall notify the Company promptly (but in no event later than twenty-four (24) hours) after receipt by Parent (or any of its Representatives) of any Parent Acquisition Proposal, any indication that a Third Party is considering making a Parent Acquisition Proposal or any request for information relating to Parent or any of its Subsidiaries or for access to the business, properties, assets, books or records of Parent or any of its Subsidiaries by any Third Party that, to the knowledge of Parent or any member of its Board of Directors, is considering making, is reasonably likely to make or has made, a Parent Acquisition Proposal, which notice shall be provided in writing and shall identify the Third Party making, and the material terms and conditions of, any such Parent Acquisition Proposal, indication or request (including any material changes thereto). Parent shall keep the Company fully informed, on a current basis, of the status and details of any such Parent Acquisition Proposal, indication or request (including any changes thereto) and shall promptly (but in no event later than twenty-four (24) hours after receipt) provide to the Company copies of all material correspondence and written materials sent or provided to Parent or any of its Subsidiaries that describes any terms or conditions of any Parent Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Parent Approval Time (and in no event after the Parent Approval Time), the Board of Directors of Parent may effect a Parent Adverse Recommendation Change involving or relating to a Parent Intervening Event if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided that (i) Parent shall (A) promptly notify the Company in writing of its intention to take such action and (B) negotiate in good faith with the Company for three (3) Business Days following such notice regarding revisions to the terms of this Agreement proposed by the Company, and (ii) the Board of Directors of Parent shall not effect any Parent Adverse Recommendation Change involving or relating to a Parent Intervening Event unless, after the three (3) Business Day period described in the foregoing clause (B), the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.

(e) Without limiting or affecting Section 7.02(a), Section 7.02(b) or Section 7.02(c), the Board of Directors of Parent shall not make a Parent Adverse Recommendation Change involving or relating to a Parent Superior Proposal or terminate this Agreement in order to enter into a definitive agreement with respect to a Parent Superior Proposal unless (i) Parent promptly notifies the Company, in writing at least three (3) Business Days before taking such action, that Parent intends to take such action, which notice attaches the most current version of any proposed agreement or a detailed summary of all material terms of such Parent Superior Proposal and the identity of the offeror, (ii) if requested by the Company, during such three (3) Business Day period, Parent and its Representatives have discussed and negotiated in good faith with the Company regarding any proposal by the Company to amend the terms of this Agreement in response to such Parent Superior Proposal and (iii) after such three (3) Business Day period, the Board of Directors of Parent determines in good faith, taking into account any proposal by the Company to amend the terms of this Agreement, that such Parent Acquisition Proposal continues to constitute a Parent Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Parent Superior Proposal, a new written notification from Parent consistent with that described in clause (i) of this Section 7.02(e) shall be required, and a new notice period under clause (i) of this Section 7.02(e) shall commence, during which notice period Parent shall be required to comply with the requirements of this Section 7.02(e) anew, except that such new notice period shall be for two (2) Business Days (as opposed to three (3) Business Days)). After delivery of such written notice pursuant to the immediately preceding sentence, Parent shall promptly keep the Company informed of all material developments affecting the material terms of any such Parent Superior Proposal (and Parent shall provide the Company with copies of any additional written materials received that relate to such Parent Superior Proposal).

(f) “Parent Superior Proposal” means any bona fide, written Parent Acquisition Proposal (other than a Parent Acquisition Proposal which has resulted from a violation of this Section 7.02) (with all references to “20%” in the definition of Parent Acquisition Proposal being deemed to be references to “50%”) on terms that the Board of Directors of Parent determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Parent Acquisition Proposal that the Board of Directors of Parent considers to be appropriate (including the identity of the Person making the Parent Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and availability of necessary financing), would result in a transaction (i) that, if consummated, is more favorable to Parent’s stockholders from a financial point of view than the Merger (taking into account any proposal by the Company to amend the terms of this Agreement), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Parent Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Parent Acquisition Proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed in a manner comparable to Parent’s and Merger Sub’s financing (or which is reasonably determined to be available by the Board of Directors of Parent).

(g) “Parent Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Board of Directors or executive officers of Parent as of or prior to the date of this Agreement, and (ii) does not relate to or involve any Parent Acquisition Proposal; provided that (A) in no event shall any action taken by either party pursuant to the affirmative covenants set forth in Section 8.02, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event, and (B) in no event shall any event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of “Company Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event.

(h) Parent shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Parent Acquisition Proposal and shall use its reasonable best efforts to cause any such party (or its agents or advisors) in possession of confidential information about Parent that was furnished by or on behalf of Parent to return or destroy all such information.

(i) Notwithstanding (i) any Parent Adverse Recommendation Change, (ii) the making of any Parent Acquisition Proposal or (iii) anything in this Agreement to the contrary, until termination of this Agreement (x) in no event may Parent or any of its Subsidiaries (A) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to a Parent Acquisition Proposal (other than a confidentiality agreement), (B) except as required by Applicable Law or permitted pursuant to the remainder of this Section 7.02, make, facilitate or provide information in connection with any SEC or other Filings in connection with the transactions contemplated by any Parent Acquisition Proposal or (C) seek any Consents in connection with the transactions contemplated by any Parent Acquisition Proposal and (y) Parent shall otherwise remain subject to all of its obligations under this Agreement.

Section 7.03. Obligations of Merger Sub. Until the Effective Time, Parent shall at all times be the direct or indirect owner of all of the outstanding shares of capital stock of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Promptly following the execution of this Agreement, Parent shall cause the sole shareholder of Merger Sub to execute and deliver a written consent adopting this Agreement in accordance with Pennsylvania Law and provide copies of such written consent to the Company.

Section 7.04. Director and Officer Liability.

(a) Without limiting any additional rights that any director, officer or employee may have under any indemnification agreement or under the Company Organizational Documents or similar organizational documents of the Company’s Subsidiaries, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation or any applicable Subsidiary thereof (collectively, the “D&O Indemnifying Parties”), to the fullest extent each such D&O Indemnifying Party is so authorized or permitted by Applicable Law, as now or hereafter in effect, to: (i) indemnify and hold harmless each person who is at the date hereof, was previously or during the period from the date hereof through the date of the Effective Time will be serving as a director, officer or employee of the Company or any of its Subsidiaries or, at the request or for the benefit of the Company or any of its Subsidiaries, as a director, trustee, officer or employee of any other entity or any benefit plan maintained by the Company or any of its Subsidiaries (collectively, the “D&O Indemnified Parties”), as now or hereafter in effect, in connection with any D&O Claim and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such D&O Claim; and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement by a D&O Indemnified Party, advance to such D&O Indemnified Party, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any D&O Claim in advance of the final disposition of such D&O Claim, including payment on behalf of or advancement to the D&O Indemnified Party of any Claim Expenses incurred by such D&O Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to the D&O Indemnifying Party’s receipt of a written undertaking by or on behalf of such D&O Indemnified Party to repay such Claim Expenses if it is ultimately determined under Applicable Law that such D&O Indemnified Party is not entitled to be indemnified. The indemnification and advancement obligations of the Surviving Corporation pursuant to this Section 7.04(a) shall extend to acts or omissions occurring at or before the Effective Time, and any D&O Claim relating thereto (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement, the Merger and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer or employee of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal representatives. As used in this Section 7.04: (x) the term “D&O Claim” means any threatened, asserted, pending or completed claim, action, suit, proceeding, inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other Person, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such D&O Indemnified Party’s duties or service (A) as a director, officer or employee of the Company or the applicable Subsidiary thereof at or prior to the Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement, the Merger and/or the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto) or (B) as a director, trustee, officer or employee of any other entity or any benefit plan maintained by the Company or any of its Subsidiaries (for which such D&O Indemnified Party is or was serving at the request or for the benefit of the Company or any of its Subsidiaries) at or prior to the Effective Time; and (y) the term “Claim Expenses” means reasonable attorneys’ fees and all other reasonable out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, legal research, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal), any D&O Claim for which indemnification is authorized pursuant to this Section 7.04(a), including any action relating to a claim for indemnification or advancement brought by a D&O Indemnified Party. No D&O Indemnifying Party shall settle, compromise or consent to the entry of any judgment in any actual or threatened D&O Claim in respect of which indemnification has been sought by such D&O Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such D&O Indemnified Party from all liability arising out of such D&O Claim, or such D&O Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company or any of its Subsidiaries as provided in the Company Organizational Documents, similar organizational documents of the Company’s Subsidiaries and indemnification agreements of the Company and its Subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Effective Time, the organizational documents of the Surviving Corporation and its Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers or employees of the Company or any of its Subsidiaries, unless such modification shall be required by Applicable Law and then only to the minimum extent required by Applicable Law. At the Company’s option and expense, prior to the Effective Time, the Company may purchase (and pay in full the aggregate premium for) a six (6)-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors, officers, employees, agents or fiduciaries of the Company or any of its Subsidiaries as the Company’s and its Subsidiaries’ existing directors’ and officers’ insurance policy or policies with a claims period of six (6) years from the Effective Time for D&O Claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time; provided that the premium for such tail policy shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company and its Subsidiaries for such insurance (such amount being the “Maximum Premium”). If the Company fails to obtain such tail policy prior to the Effective Time, Parent or the Surviving Corporation shall obtain such a tail policy; provided that the premium for such tail policy shall not exceed the Maximum Premium; and provided, further, that if such tail policy cannot be obtained or can be obtained only by paying aggregate annual premiums in excess of the Maximum Premium, Parent, the Company or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Maximum Premium. Parent and the Surviving Corporation shall cause any such policy (whether obtained by Parent, the Company or the Surviving Corporation) to be maintained in full force and effect, for its full term, and Parent shall cause the Surviving Corporation to honor all its obligations thereunder.

(c) If any of Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other Person of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 7.04.

Section 7.05. Employee Matters.

(a) During the Benefits Continuation Period, the Surviving Corporation shall provide, and Parent shall cause the Surviving Corporation to provide, to each individual who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and continues as an employee of the Surviving Corporation, Parent or any of Parent’s Subsidiaries (including Subsidiaries of the Surviving Corporation) during all or a portion of the Benefits Continuation Period (each, an “Affected Employee”) (x) base salary, bonus and other cash incentive compensation opportunities that are no less favorable than the base salary, bonus and other cash incentive compensation opportunities provided to such Affected Employee immediately prior to the Effective Time, (y) employee benefits no less favorable in the aggregate than the employee benefits provided to such Affected Employee under the Company Employee Plans immediately prior to the Effective Time, provided that, for purposes of determining that such employee benefits are no less favorable in the aggregate, equity incentive awards, defined benefit pension plan benefits, retention or change in control payments or awards or any similar compensation or benefit, shall not be taken into account, and (z) equity incentive awards with a target value no less favorable than the target value of the equity incentive awards provided to such Affected Employee immediately prior to the Effective Time. Notwithstanding any other provision of this Section 7.05(a), for the period from the Closing Date through the second anniversary of the Closing Date, each individual who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time shall be provided with severance benefits in amounts and on terms and conditions that are no less favorable than those provided to such individual immediately prior to the Effective Time, as set forth in the Company’s Severance Pay Plan as amended in accordance with Section 6.01(l) of the Company Disclosure Schedule.

(b) With respect to any employee benefit plan in which any Affected Employee first becomes eligible to participate on or after the Effective Time (the “New Company Plans”), Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Affected Employee under any New Company Plan that is a health and welfare plan in which such Affected Employee may be eligible to participate after the Effective Time, (ii) recognize service of all Affected Employees (to the extent credited by the Company or its Subsidiaries) accrued prior to the Effective Time for all purposes under (but not for the purposes of benefit accrual under any defined benefit pension plan) any New Company Plan in which any such Affected Employee may be eligible to participate after the Effective Time; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service and (iii) if applicable, cause to be credited, in any New Company Plan that is a health plan in which Affected Employees participate, any deductibles or out-of-pocket expenses incurred by such Affected Employees and their beneficiaries and dependents during the portion of the calendar year in which the Closing Date occurs prior to their participation in Parent’s health plans with the objective that there be no double counting during the year in which the Effective Time occurs of such deductibles or out-of-pocket expenses, including through adjustments to health savings accounts.

(c) For the avoidance of doubt, for purposes of any Company Employee Plan containing a definition of “change in control” or “change of control” (or language having a similar meaning), the Closing shall be deemed to constitute a “change in control” or “change of control” (or language having a similar meaning).

(d) Parent agrees that, with respect to the annual cash incentive plans set forth on Section 7.05(d) of the Company Disclosure Schedule (the “Annual Incentive Plans”), it shall, or shall cause the Surviving Corporation to, provide each participant in an Annual Incentive Plan (each an “Incentive Plan Participant”) who remains employed with the Surviving Corporation through the end of the year during which the Closing occurs, with an annual cash incentive award for the year during which the Closing occurs, the amount of which shall be determined as the sum of the following: (i) a pro-rated portion of the bonus with respect to the portion of the year of the Closing that occurs prior to the Closing, which bonus shall be determined based upon actual performance through and including the Closing Date, as determined by the Company in accordance with the applicable Annual Incentive Plan plus (ii) a pro-rated portion of the bonus with respect to the portion of the year of the Closing that occurs after the Closing, which bonus shall be at the applicable Incentive Plan Participant’s target incentive level under such Annual Incentive Plan; provided that, if an Incentive Plan Participant’s employment is terminated by Parent or the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation for any reason following the Closing Date and through the end of the year during which the Closing occurs (other than for “cause” (as defined in Section 7.05(d) of the Company Disclosure Schedule) or, for the avoidance of doubt, any voluntary termination of employment), such Incentive Plan Participant shall be entitled to the sum of (A) the prorated payment set forth in clause (i) above plus (B) an amount equal to the Incentive Plan Participant’s target value prorated by a ratio equal to the quotient of the number of days worked between the Closing Date and the Incentive Plan Participant’s termination date divided by 365, and such total amount shall be paid as soon as practicable following such termination of employment; and provided, further, that in no event shall payment of any amounts under the Annual Incentive Plans (or any pro-rated portion thereof) pursuant to this Section 7.05(d) result in the duplication of payments to any Incentive Plan Participant under any other incentive, severance or other similar arrangement.

(e) Nothing contained in this Section 7.05 or elsewhere in this Agreement, express or implied (i) shall cause either Parent or any of its Affiliates to be obligated to continue to employ any Person, including any Affected Employees, for any period of time following the Effective Time, (ii) shall prevent Parent or its Affiliates from revising, amending or terminating any Company Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) shall be construed as an amendment of any Company Employee Plan, Parent Employee Plan or (iv) shall create any third-party beneficiary rights in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual).

Section 7.06. Financing.

(a) Each of Parent and Merger Sub shall take, or shall cause to be taken, all actions and do, or cause to be done, all things necessary to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letters, including: (i) to negotiate and enter into the definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letters (including, as necessary, the “flex” provisions contained in any related fee letter) (or on other terms and conditions agreed by Parent, the Company and the Financing Sources) by the Closing Date, and (ii) to satisfy or cause to be satisfied (or, if determined advisable by Parent, obtain the waiver of) on a timely basis all conditions to obtaining the Debt Financing within Parent’s control and to comply or cause to be complied with all of its obligations pursuant to the Debt Commitment Letters and the definitive agreements related thereto to the extent the failure to comply with such obligations would adversely impact the timing of the Closing or the availability at Closing of sufficient aggregate proceeds of the Debt Financing to consummate the transactions contemplated by this Agreement. In the event that all conditions to funding the commitments contained in the Debt Commitment Letters have been satisfied, each of Parent and Merger Sub shall use its reasonable best efforts to cause the Financing Sources to fund the Debt Financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date (including by taking enforcement action to cause the Financing Sources to provide the Debt Financing). Each of Parent and Merger Sub shall use its reasonable best efforts to enforce all of its rights under the Debt Commitment Letters. Parent shall give the Company prompt notice of any material breach by any party to the Debt Commitment Letters or the definitive agreements related thereto of which Parent has become aware or any termination of any of the Debt Commitment Letters or such definitive agreements, to the extent such breach or termination could reasonably be expected to prevent or materially delay the Closing or otherwise result in sufficient proceeds of the Debt Financing to consummate the transactions contemplated by this Agreement not being available at the Closing. In the event that any portion of the Debt Financing becomes unavailable and such portion is necessary to consummate the transactions contemplated by this Agreement (except in accordance with the express terms set forth in the Debt Commitment Letters or unless concurrently replaced on a dollar-for-dollar basis by commitments subject to substantially the same conditions as those set forth in the Debt Commitment Letter from other financing sources or from proceeds of other sources of financing or cash), Parent and Merger Sub shall (1) use their reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative debt financing for any such portion from alternative debt sources (“Alternative Financing”) in an amount that will enable Parent and Merger Sub to consummate the transactions contemplated by this Agreement and that does not contain additional (or changes to the) conditions set forth in the Debt Commitment Letter delivered to the Company on or prior to the date of this Agreement that, in each case, could reasonably be expected to adversely affect the ability of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement and (2) promptly notify the Company of such unavailability and the reason therefor. If obtained, Parent shall deliver to the Company true and complete copies of all agreements (including redacted copies of engagement and fee letters, removing only fee amounts, market “flex” provisions and certain other terms (none of which concern or would adversely affect the amounts, availability, timing or conditionality of the Debt Financing)) pursuant to which any such alternative source shall have committed to provide Parent or the Surviving Corporation with Alternative Financing. Parent and Merger Sub shall not, without the Company’s prior written consent, permit any amendment or modification to, or any waiver of any provision or remedy under, any Debt Commitment Letter or any definitive agreements related thereto unless the terms of such Debt Commitment Letter or definitive agreements related thereto, in each case as so amended, modified or waived, are substantially similar to those in such Debt Commitment Letter or definitive agreement related thereto, prior to giving effect to such amendment, modification or waiver (other than economic terms, which shall be as good as or better for Parent and Merger Sub than those in the Debt Commitment Letter or definitive agreement relating thereto prior to giving effect to such amendment, modification or waiver); provided that, in the case of amendments or modifications of any Debt Commitment Letter or a definitive agreement relating thereto, the foregoing shall only apply if such amendment or modification (x) could reasonably be expected to (I) adversely affect the ability or likelihood of Parent or Merger Sub timely consummating the transactions contemplated by this Agreement or (II) make the timely funding of the Debt Financing or the satisfaction of the conditions to obtaining the Debt Financing less likely to occur, (y) reduces the aggregate amount of the Debt Financing or (z) materially and adversely affects the ability of Parent or Merger Sub to enforce their rights against other parties to the Debt Commitment Letters, it being understood and agreed that in any event, Parent may amend the Debt Commitment Letters or the definitive agreements relating thereto to (x) add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Debt Commitment Letters as of the date of this Agreement and consent to the assignment after the date of this Agreement of lending commitments under the Debt Commitment Letters to other lenders, or (y) increase the aggregate amount of the Debt Financing. Parent shall provide the Company with prompt written notice of the receipt of any notice or other communication from any Financing Source with respect to such Financing Source’s failure or anticipated failure to fund its commitments under any Debt Commitment Letters or definitive agreement in connection therewith. Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Debt Financing.

(b) Notwithstanding anything contained in this Agreement to the contrary, Parent expressly acknowledges and agrees that Parent’s and Merger Sub’s obligations hereunder are not conditioned in any manner upon Parent or Merger Sub obtaining any financing. The failure, for any reason, other than as a result of any material breach of this Agreement by the Company, of Parent and Merger Sub to have sufficient cash available on the date that the Closing is required to occur pursuant to Section 2.01 hereof, and/or the failure to pay the aggregate Cash Consideration on the date that the Closing is required to occur pursuant to Section 2.01 hereof, shall constitute a Willful Breach of this Agreement by Parent and Merger Sub.

ARTICLE VIII

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to Applicable Law, each of the Company and Parent shall, and each shall cause its Subsidiaries to, afford to the other party and its Representatives, reasonable access, during normal business hours during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, to all of its properties, books, contracts and records, and, during such period, each of the Company and Parent shall, and each shall cause its Subsidiaries to, make available to the other party all other information concerning its businesses, properties and personnel as the other may reasonably request, and instruct its Representatives to reasonably cooperate with the other party in its investigation. All information furnished pursuant to this Agreement shall be subject to the confidentiality agreement, dated as of June 7, 2017, between Parent and the Company, as supplemented by that certain Clean Team Confidentiality Agreement, dated October 31, 2017, between Parent and the Company, and the Joint Defense Agreement, effective as of October 18, 2017, between Parent and the Company (collectively, the “Confidentiality Agreement”). No information or knowledge obtained in any investigation pursuant to this Section 8.01 shall affect or be deemed to modify any representation or warranty made by the Company or Parent pursuant to this Agreement.

(b) Notwithstanding anything to the contrary in this Section 8.01, Section 8.02 or Section 8.03, none of the Company, Parent or any of their respective Subsidiaries shall be required to provide access to its properties, books, contracts, records or personnel if such access would unreasonably disrupt its operations, or provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or any of its Subsidiaries or contravene any Applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement; provided that each of the Company and Parent shall, and each shall cause its Subsidiaries to, use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including redacting such information (i) to remove references concerning valuation, (ii) as necessary to comply with contractual arrangements in effect on or after the date hereof and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns); provided, however, that in no event shall either party have access to individual performance or evaluation records, medical histories or other similar information that, in the reasonable opinion of the applicable party, is sensitive or the disclosure of which would reasonably be expected to subject such party or any of its Subsidiaries to risk of liability. Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.01 or Section 8.02 as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and, subject to any additional confidentiality or joint defense agreement the parties may mutually propose and enter into, will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.

Section 8.02. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, including Section 8.02(b), each of the Company and Parent shall, and each shall cause its Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and other transactions contemplated hereby as promptly as practicable, (x) including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary Filings, (ii) obtaining as promptly as practicable and thereafter maintaining all Consents required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Merger or other transactions contemplated hereby, and complying with the terms and conditions of each Consent and (iii) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement, including in seeking to obtain as promptly as practicable any required Consents and (y) which includes contesting (which includes by litigation) any (i) action, suit, investigation or proceeding brought by any Governmental Authority in a federal, state or administrative court seeking to enjoin, restrain, prevent, prohibit or make illegal consummation of the Merger or other transactions contemplated hereby or seeking damages or to impose any terms or conditions in connection with the Merger or (ii) Order that has been entered by a federal, state or administrative court that enjoins, restrains, prevents, prohibits or makes illegal consummation of the Merger or other transactions contemplated hereby or imposes any damages, terms or conditions in connection with the Merger or other transactions contemplated hereby. The parties understand and agree that Parent’s obligation to use its reasonable best efforts set forth in this Section 8.02(a) includes taking all actions and doing all things necessary, proper or advisable under Applicable Law (including divestitures, hold separate arrangements, the termination, assignment, novation or modification of Contracts (or portions thereof) or other business relationships, the acceptance of restrictions on business operations and the entry into other commitments and limitations) to obtain the governmental approvals described in clauses (x), (y) and (z) of the first sentence of Section 8.02(b) to consummate the Merger and the other transactions contemplated hereby, so long as such actions would not have and would not reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect on Parent or on the Company.

(b) Notwithstanding Section 8.02(a) or anything else in this Agreement to the contrary, nothing in this Agreement will obligate or require Parent, Merger Sub or any of their respective Subsidiaries to take or cause to be taken any action (or refrain or cause to refrain from taking any action) or agree or cause to agree to any term, condition or limitation (including, in each case, any of the actions or items referred to in the last sentence of Section 8.02(a)) as a condition to, or in connection with, (x) the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act, (y) any other Antitrust Law or (z) obtaining any Parent Required Governmental Authorization or Company Required Governmental Authorization or any other Consent from a Governmental Authority or otherwise, in each case if such action (or refraining from such action), term, condition or limitation would have or would reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect on Parent or on the Company. “Regulatory Material Adverse Effect” means, with respect to any Person, a material adverse effect on the financial condition, business, revenue or EBITDA of such Person and its Subsidiaries, taken as a whole; provided that, for purposes of determining whether any action, term or condition would have or would reasonably be expected to have a Regulatory Material Adverse Effect on the Company, the Company and its Subsidiaries will collectively be deemed to be a company the size of (and with revenue and EBITDA equal to those of) Parent and its Subsidiaries, taken as a whole (excluding, for the avoidance of doubt, the Company and its Subsidiaries); provided, further, that, for purposes of determining whether any action, term or condition would have or would reasonably be expected to have a Regulatory Material Adverse Effect on Parent or on the Company, impacts on Parent, the Company or any of their respective Subsidiaries will be aggregated. “EBITDA” means, with respect to any Person, the sum of (1) consolidated net income, determined in accordance with GAAP, plus (2) without duplication and to the extent deducted in determining such consolidated net income, the sum of (I) consolidated interest expense, (II) consolidated income tax expense and (III) all amounts attributed to depreciation or amortization, in each case of such Person and its Subsidiaries.

(c) Neither the Company nor Parent shall, and each shall cause its Subsidiaries not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent of any Governmental Authority necessary to consummate the Merger or any of the other transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Merger or any of the other transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) otherwise prevent or materially delay the consummation of the Merger or any of the other transactions contemplated hereby.

(d) Parent shall have principal responsibility for directing, devising, and implementing the strategy for obtaining any necessary approval of, for responding to any request from, inquiry by, or investigation by (including directing the timing, nature, and substance of all such responses), and for leading all meetings and communications with any Governmental Authority that has authority to enforce any Antitrust Law.

(e) In furtherance and not in limitation of the foregoing, each of the Company and Parent shall, and each shall cause its Subsidiaries to, as promptly as practicable following the date of this Agreement, make all Filings with all Governmental Authorities that may be or may become reasonably necessary, proper or advisable under this Agreement or Applicable Law to consummate and make effective the Merger and the other transactions contemplated hereby, including: (i) not later than thirty (30) Business Days following the date of this Agreement, Parent filing, or causing to be filed, “Form A Statements” or similar change of control applications, with the insurance commissioners or regulators or departments of health or other Governmental Authorities in each jurisdiction where required by Applicable Law, seeking approval of Parent’s acquisition of control of each of the Regulated Subsidiaries which results from the Merger; (ii) as promptly as practicable following the date of this Agreement, Parent filing, or causing to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by Applicable Laws with respect to the Merger and the other transactions contemplated hereby; (iii) not later than twenty (20) Business Days following the date of this Agreement (unless the parties otherwise agree to another time period), the Company and Parent each making an appropriate Filing of a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR

Act; (iv) the Company and Parent each making any other Filing that may be required under any other Antitrust Laws or by any Governmental Authority having antitrust jurisdiction under Applicable Law; (v) not later than thirty (30) Business Days following the date of this Agreement, the Company and Parent filing any required notices to CMS, with a separate notice to the CMS Medicare Drug Benefit Group and Central Office Medicare Advantage plan manager, if applicable; and (vi) the Company and Parent each promptly following the date hereof making any other Filing that may be required under any Health Care Laws, Insurance Laws or other Applicable Laws or by any Governmental Authority with jurisdiction over enforcement of any of the foregoing.

(f) To the extent permitted by Applicable Law, the Company and Parent shall, as promptly as practicable, (i) upon the reasonable request of the other party, furnish to such party and, upon any reasonable request from a Governmental Authority, furnish to such Governmental Authority, any information or documentation concerning themselves, their Affiliates, directors, officers and shareholders or stockholders, as applicable, information or documentation concerning the Merger and the other transactions contemplated hereby and such other matters as may be requested and (ii) make available their respective Representatives to each other and, upon reasonable request, any Governmental Authority, in connection with (A) the preparation of any Filing made by or on their behalf to any Governmental Authority in connection with the Merger or the other transactions contemplated hereby or (B) any Governmental Authority investigation, review or approval process.

(g) Subject to Applicable Laws relating to the sharing of information and the terms and conditions of the Confidentiality Agreement and all other agreements entered into by the parties to this Agreement, each of the Company and Parent shall, and each shall cause its Subsidiaries to: (i) (A) as far in advance as practicable, notify the other party of and consult the other party with respect to any Filing or material or substantive communication or inquiry it or any of its Affiliates intends to make with any Governmental Authority relating to the matters that are the subject of this Agreement, (B) prior to submitting any such Filing or making any such communication or inquiry, the submitting or making party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with any such Filing, communication or inquiry, and (C) promptly following the submission of such Filing or making of such communication or inquiry, provide the other party and its counsel with a copy of any such Filing, communication or inquiry or, if such communication or inquiry is made in oral form, a summary of any such oral communication or inquiry; (ii) as promptly as practicable following receipt, furnish the other party with a copy of any Filing or, if in written form, material or substantive communication or inquiry, it or any of its Affiliates receives from any Governmental Authority relating to matters that are the subject of this Agreement; provided that, if any such communication or inquiry is not in written form, the receiving party shall provide the other party with a written summary of such communication or inquiry; (iii) coordinate and cooperate fully with the other party in exchanging such information and providing such assistance as the other party may reasonably request in connection with this Section 8.02; and (iv) consult with each other in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Authority relating to the transactions contemplated hereby or any Filings with respect thereto under Applicable Law, including the scheduling of, and strategic planning for, any meetings with any Governmental Authority relating thereto. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with any Governmental Authority, or any member of the staff of any Governmental Authority, in respect of any Filing, proceeding, investigation (including the settlement of any investigation), litigation or other inquiry regarding the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, allows the other party to participate.

(h) Notwithstanding anything in this Agreement to the contrary, in no event shall (i) Parent or any of its Affiliates or the Company or any of its Affiliates be required to agree to take or enter into any action which is not conditioned upon the Closing, or (ii) the Company or any of its Affiliates agree to any obligation, restriction, requirement, limitation, qualification, condition, remedy or other action relating to Consents required to be obtained by the parties or their respective Subsidiaries in connection with the Merger without the prior written consent of Parent (which consent shall not be withheld, delayed or conditioned if doing so would be inconsistent with Parent’s obligations under this Section 8.02). The Company further covenants and agrees not to voluntarily extend any waiting period associated with any Consent of any Governmental Authority (including under the HSR Act) or enter into any agreement with any Governmental Authority or other Third Party not to consummate the Merger and the other transactions contemplated hereby, except with the prior written consent of Parent.

Section 8.03. Certain Filings; SEC Matters.

(a) As promptly as practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and file with the SEC a proxy statement relating to the Company Shareholder Meeting and the Parent Stockholder Meeting (together with all amendments and supplements thereto, the “Joint Proxy Statement/Prospectus”) in preliminary form, and (ii) Parent shall prepare and file with the SEC a Registration Statement on Form S-4 which shall include the Joint Proxy Statement/Prospectus (together with all amendments and supplements thereto, the “Registration Statement”) relating to the registration of the shares of Parent Common Stock to be issued to the shareholders of the Company pursuant to the Parent Share Issuance. The Joint Proxy Statement/Prospectus and Registration Statement shall comply as to form in all material respects with the applicable provisions of the 1933 Act and the 1934 Act and other Applicable Law.

(b) Each of the Company and Parent shall use its reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after its filing, and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the 1933 Act as promptly as practicable after its filing and keep the Registration Statement effective for so long as necessary to consummate the Merger. Each of the Company and Parent shall, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus and the Registration Statement received by such party from the SEC, including any request from the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus and the Registration Statement, and shall provide the other with copies of all material or substantive correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement or mailing the Joint Proxy Statement/Prospectus or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall provide the other party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other party in connection with any such document or response. None of the Company, Parent or any of their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Joint Proxy Statement/Prospectus unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate. Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, and the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Common Stock for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall use its reasonable best efforts to take any other action required to be taken by it under the 1933 Act, the 1934 Act, Delaware Law (solely in the case of Parent), Pennsylvania Law (solely in the case of the Company) and the rules of the NYSE in connection with the filing and distribution of the Joint Proxy Statement/Prospectus and the Registration Statement, and the solicitation of proxies from the shareholders of the Company and the stockholders of Parent thereunder. Subject to Section 6.02, the Joint Proxy Statement/Prospectus shall include the Company Board Recommendation, and, subject to Section 7.02, the Joint Proxy Statement/Prospectus shall include the Parent Board Recommendation.

(c) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the rules and policies of the NYSE and the SEC to enable the listing of the Parent Common Stock being registered pursuant to the Registration Statement on the NYSE no later than the Effective Time, subject to official notice of issuance. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement (provided that in no event shall Parent be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).

(d) Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) shareholders or stockholders (as applicable) and such other matters as may be reasonably necessary or advisable in connection with any statement, Filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or the NYSE in connection with the Merger and the other transactions contemplated by this Agreement, including the Registration Statement and the Joint Proxy Statement/Prospectus. In addition, each of the Company and Parent shall use its reasonable best efforts to provide information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements and related footnotes in connection with the preparation of the Registration Statement and/or the Joint Proxy Statement/Prospectus.

(e) If at any time prior to the later of the Company Approval Time and the Parent Approval Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either of the Registration Statement or the Joint Proxy Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the shareholders of the Company and the stockholders of Parent.

Section 8.04. Shareholder and Stockholder Meetings.

(a) As promptly as practicable following the effectiveness of the Registration Statement, the Company shall, in consultation with Parent, in accordance with Applicable Law and the Company Organizational Documents, (i) establish a record date (the “Company Record Date”) for, duly call and give notice of a meeting of the shareholders of the Company entitled to vote on the Merger (the “Company Shareholder Meeting”) at which meeting the Company shall seek the Company Shareholder Approval, which record date shall be no later than ten (10) days after the date on which the Registration Statement is declared effective under the 1933 Act, (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Company Shareholder Meeting) to be mailed to its shareholders and (iii) within forty (40) days after the Company Record Date, duly convene and hold the Company Shareholder Meeting. Subject to Section 6.02, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Company Shareholder Approval to be received at the Company Shareholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Company Shareholder Meeting. The Company shall not, without the prior written consent of Parent, adjourn, postpone or otherwise delay the Company Shareholder Meeting; provided that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Shareholder Meeting, after consultation with Parent, if the Company believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (x) solicit additional proxies necessary to obtain the Company Shareholder Approval, or (y) distribute any supplement or amendment to the Joint Proxy Statement/Prospectus that the Board of Directors of the Company has determined in good faith after consultation with outside legal counsel is necessary under Applicable Law and for such supplement or amendment to be reviewed by the Company’s shareholders prior to the Company Shareholder Meeting.

(b) As promptly as practicable following the effectiveness of the Registration Statement, Parent shall, in consultation with the Company, in accordance with Applicable Law and the Parent Organizational Documents, (i) establish a record date (which date shall be the same as the Company Record Date) for, duly call and give notice of a meeting of the stockholders of Parent entitled to vote on the Parent Share Issuance (the “Parent

Stockholder Meeting”) at which meeting Parent shall seek the Parent Stockholder Approval, (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Parent Stockholder Meeting) to be mailed to its stockholders and (iii) duly convene and hold the Parent Stockholder Meeting on the same date and at the same time as the Company Shareholder Meeting. Subject to Section 7.02, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Parent Stockholder Approval to be received at the Parent Stockholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Parent Stockholder Meeting. Parent shall not, without the prior written consent of the Company, adjourn, postpone or otherwise delay the Parent Stockholder Meeting; provided that Parent may, without the prior written consent of the Company, adjourn or postpone the Parent Stockholder Meeting, after consultation with the Company, if Parent believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (x) solicit additional proxies necessary to obtain the Parent Stockholder Approval, or (y) distribute any supplement or amendment to the Joint Proxy Statement/Prospectus that the Board of Directors of Parent has determined in good faith after consultation with outside legal counsel is necessary under Applicable Law and for such supplement or amendment to be reviewed by Parent’s stockholders prior to the Parent Stockholder Meeting.

(c) Notwithstanding (x) any Company Adverse Recommendation Change or Parent Adverse Recommendation Change, (y) the public proposal or announcement or other submission to the Company or any of its Representatives of a Company Acquisition Proposal or the public proposal or announcement or other submission to Parent or any of its Representatives of a Parent Acquisition Proposal or (z) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company and Parent under Section 8.03 and this Section 8.04 shall continue in full force and effect.

Section 8.05. Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation (and, to the extent applicable, shall provide copies of any such press release, statement or agreement (or any scripts for any conference calls) to the other party and shall consider in good faith the comments of the other party); provided that the restrictions set forth in this Section 8.05 shall not apply to any release or public statement (a) made or proposed to be made by the Company in compliance with Section 6.02 with respect to the matters contemplated by Section 6.02, (b) made or proposed to be made by Parent in compliance with Section 7.02 with respect to the matters contemplated by Section 7.02 or (c) in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby.

Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly advise the other of (a) any notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; (d) any change or event that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent; or (e) any change or event that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided that a failure to comply with this Section 8.06 shall not constitute the failure of any condition set forth in Article IX to be satisfied unless the underlying change or event would independently result in the failure of a condition set forth in Article IX to be satisfied.

Section 8.07. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.08. Transaction Litigation. Each of the Company and Parent shall promptly notify the other of any shareholder or stockholder (as applicable) demands, litigations, arbitrations or other similar claims, actions, suits or proceedings (including derivative claims) commenced against it and/or its respective directors or officers relating to this Agreement or any of the transactions contemplated hereby or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other party informed regarding any Transaction Litigation. Each of the Company and Parent shall cooperate with the other in the defense or settlement of any Transaction Litigation and shall give the other party the opportunity to consult with it regarding the defense or settlement of such Transaction Litigation and shall give the other party’s advice due consideration with respect to such Transaction Litigation. Prior to the Effective Time, none of the Company or any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.09. Stock Exchange Delisting. Each of the Company and Parent agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the 1934 Act; provided that such delisting and termination shall not be effective until the Effective Time.

Section 8.10. Dividends. Each of the Company and Parent shall coordinate with the other regarding the declaration and payment of dividends in respect of Company Common Stock and Parent Common Stock and the record dates and payment dates relating thereto, it being the intention of the Company and Parent that no holder of Company Common Stock or Parent Common Stock shall receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of Company Common Stock, on the one hand, and shares of Parent Common Stock any holder of Company Common Stock receives pursuant to the Merger, on the other.

Section 8.11. Governance and Social Matters.

(a) Parent shall take all necessary corporate action to cause, effective at the Effective Time, (i) the number of members of the Board of Directors of Parent to be increased by three (3) and (ii) the vacancies created by the foregoing clause (i) to be filled by Mark T. Bertolini, the Chairman and Chief Executive Officer of the Company, and two other individuals who are serving on the Board of Directors of the Company immediately prior to the Effective Time, who are jointly designated by the Company and Parent prior to the Closing and who meet Parent’s independence criteria as in effect as of such time.

(b) For at least three years following the Closing, Parent shall preserve Aetna Foundation, Inc. in a manner consistent in all material respects with the past practice of the Company, including by maintaining its name as “Aetna Foundation” and its charitable mission.

(c) For at least five years following the Closing, Parent shall maintain “Aetna” as the primary brand for the insurance businesses of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries).

Section 8.12. State Takeover Statutes. Each of Parent, Merger Sub and the Company shall (a) take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover laws or regulations, or any similar provision of the Company Organizational Documents or the Parent Organizational Documents, as applicable, is or becomes applicable to the Merger or any of the other transactions contemplated hereby, and (b) if any such anti-takeover law, regulation or provision is or becomes applicable to the Merger or any other transactions contemplated hereby, cooperate and grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

ARTICLE IX

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver) of the following conditions:

(a) the Company Shareholder Approval shall have been obtained in accordance with Pennsylvania Law;

(b) the Parent Stockholder Approval shall have been obtained in accordance with the rules of the NYSE;

(c) no Applicable Law enacted, adopted or promulgated after the date hereof shall be in effect in the U.S. that enjoins, prevents or prohibits the consummation of the Merger;

(d) the Registration Statement shall have been declared effective, no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before the SEC; and

(e) the shares of Parent Common Stock to be issued in the Parent Share Issuance shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 9.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions:

(a) the Company shall have performed (or any non-performance shall have been cured), in all material respects, all of its obligations hereunder required to be performed by it prior to the Effective Time;

(b) (i) the representations and warranties of the Company contained in Section 4.05(a) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of the Company contained in Section 4.01 (other than the third sentence thereof), Section 4.02, Section 4.04(i), Section 4.06(b) ((x) other than the last sentence thereof and (y) solely with respect to the Major Subsidiaries of the Company), Section 4.27, Section 4.28 and Section 4.29 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); and (iii) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iii) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c) since the date of this Agreement, there shall not have occurred any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d) both (i) the early termination or expiration of the waiting period required under the HSR Act shall have occurred and (ii) the Company Required Governmental Authorizations and the Parent Required Governmental Authorizations set forth in Section 9.02(d) of the Parent Disclosure Schedule, in each case in this clause (d), with respect to the consummation of the Merger, shall have been made or obtained, as applicable, and shall be in full force and effect and, in each case in this clause (d), shall not impose any term or condition that would have or would reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect on Parent or the Company; and

(e) Parent shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Sections 9.02(a), 9.02(b) and 9.02(c).

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:

(a) each of Parent and Merger Sub shall have performed (or any non-performance shall have been cured), in all material respects, all of its obligations hereunder required to be performed by it prior to the Effective Time;

(b) (i) the representations and warranties of Parent contained in Section 5.05(a) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of Parent contained in Section 5.01 (other than the third sentence thereof), Section 5.02, Section 5.04(i), Section 5.06(b) ((x) other than the last sentence thereof and (y) solely with respect to the Major Subsidiaries of Parent), Section 5.20, Section 5.21 and Section 5.22 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); and (iii) the other representations and warranties of Parent contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iii) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(c) since the date of this Agreement, there shall not have occurred any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(d) both (i) the early termination or expiration of the waiting period required under the HSR Act shall have occurred, and (ii) the Company Required Governmental Authorizations and the Parent Required Governmental Authorizations set forth in Section 9.03(d) of the Company Disclosure Schedule, in each case in this clause (d), to the extent required under Applicable Law to consummate the transactions contemplated hereby at Closing, shall have been made or obtained, as applicable, and shall be in full force and effect; and

(e) the Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 9.03(a), Section 9.03(b) and Section 9.03(c).

ARTICLE X

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Shareholder Approval or the Parent Stockholder Approval):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before December 3, 2018 (as such date may be extended pursuant to the following proviso, the “End Date”); provided that, (A) if on such date, the conditions to the Closing set forth in Section 9.02(d), Section 9.03(d), or Section 9.01(c) (if the Applicable Law relates to the matters referenced in Section 9.02(d) or Section 9.03(d)) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date) or waived, then the End Date shall be extended to March 3, 2019, if either the Company or Parent notifies the other party in writing on or prior to December 3, 2018 of its election to extend the End Date to March 3, 2019 and (B) if on March 3, 2019, the conditions to the Closing set forth in Section 9.02(d), Section 9.03(d), or Section 9.01(c) (if the Applicable Law relates to the matters referenced in Section 9.02(d) or Section 9.03(d)) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date) or waived, then the End Date shall be further extended to June 3, 2019, if Parent notifies the Company in writing on or prior to March 3, 2019 of its election to extend the End Date to June 3, 2019; provided that the right to terminate this Agreement or extend the End Date pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) there shall be in effect any Applicable Law enacted, adopted or promulgated after the date hereof in the U.S. that enjoins, prevents or prohibits the consummation of the Merger and, if such Applicable Law is an Order, such Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party who has failed to perform fully its obligations under Section 8.02;

(iii) the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the Company Shareholder Meeting (including any adjournment or postponement thereof); or

(iv) the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholder Meeting (including any adjournment or postponement thereof); or

(c) by Parent, if:

(i) (A) a Company Adverse Recommendation Change shall have occurred or (B) the Board of Directors of the Company shall have failed to publicly confirm the Company Board Recommendation within seven (7) Business Days after a written request by Parent that it do so;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within forty-five (45) days following written notice to the Company from Parent of such breach or failure to perform, but only so long as Parent is not then in breach of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Parent would cause any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied;

(iii) the Company shall have breached any of its obligations under Section 6.02 or 8.04 in any material respect, other than in the case where (w) such breach is a result of an isolated action by a Representative of the Company (other than a director or officer of the Company), (x) such breach was not caused by, or within the knowledge of, the Company, (y) the Company takes appropriate actions to remedy such breach upon discovery thereof, and (z) Parent is not significantly harmed as a result thereof; provided that in no event shall Parent be entitled to terminate this Agreement on the basis of any breach of Section 8.04 following the receipt of the Company Shareholder Approval; or

(iv) prior to obtaining the Parent Stockholder Approval, in order to enter into a definitive agreement providing for a Parent Superior Proposal (which definitive agreement must be entered into concurrently with, or immediately following, the termination of this Agreement pursuant to this Section 10.01(c)(iv)) in accordance with, and subject to the terms and conditions of, Section 7.02; or

(d) by the Company, if:

(i) (A) a Parent Adverse Recommendation Change shall have occurred, or (B) the Board of Directors of Parent shall have failed to publicly confirm the Parent Board Recommendation within seven (7) Business Days after a written request by the Company that it do so;

(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by Parent or Merger Sub, as applicable, within forty-five (45) days following written notice to Parent from the Company of such breach or failure to perform, but only so long as the Company is not then in breach of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied;

(iii) Parent shall have breached any of its obligations under Section 7.02 or 8.04 in any material respect, other than in the case where (w) such breach is a result of an isolated action by a Representative of Parent (other than a director or officer of Parent), (x) such breach was not caused by, or within the knowledge of, Parent, (y) Parent takes appropriate actions to remedy such breach upon discovery thereof, and (z) the Company is not significantly harmed as a result thereof; provided that in no event shall the Company be entitled to terminate this Agreement on the basis of any breach of Section 8.04 following the receipt of the Parent Stockholder Approval;

(iv) if (A) there shall be in effect any Order in respect of the matters contemplated by clauses (x), (y) and/or (z) of the first sentence of Section 8.02(b) that shall not have become final and non-appealable and that enjoins, restrains, prevents, prohibits or makes illegal the consummation of the Merger, (B) within thirty (30) days after such Order first being in effect, Parent shall not have instituted appropriate proceedings seeking to have such Order vacated, lifted, reversed, overturned or terminated and (C) such failure to institute appropriate proceedings shall not have been cured by Parent within ten (10) days following irrevocable written notice to Parent from the Company of the Company’s intent to terminate this Agreement pursuant to this Section 10.01(d)(iv) in respect of such failure (which notice may not be given prior to the expiration of such thirty (30)-day period and, for the avoidance of doubt, shall not be effective if Parent institutes such appropriate proceedings within such ten (10)-day period); or

(v) prior to obtaining the Company Shareholder Approval, in order to enter into a definitive agreement providing for a Company Superior Proposal (which definitive agreement must be entered into concurrently with, or immediately following, the termination of this Agreement pursuant to this Section 10.01(d)(v)) in accordance with, and subject to the terms and conditions of, Section 6.02.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, stockholder or Representative of such party) to the other party hereto, except as provided in Section 10.03; provided that, subject to Section 10.03(e), neither Parent nor the Company shall be released from any liabilities or damages arising out of any (i) fraud by any party, (ii) the Willful Breach by any party of any representation or warranty on the part of such party set forth in this Agreement or (iii) the Willful Breach of any covenant or agreement set forth in this Agreement. The provisions of Section 6.03(b), this Section 10.02, Section 10.03 and Article XI (other than Section 11.13) shall survive any termination hereof pursuant to Section 10.01. In addition, the termination of this Agreement shall not affect the parties’ respective obligations under the Confidentiality Agreement.

Section 10.03. Termination Fees.

(a) If this Agreement is terminated: (i) by Parent pursuant to Section 10.01(c)(i) or 10.01(c)(iii); (ii) by the Company pursuant to Section 10.01(d)(v); or (iii) by the Company or Parent pursuant to Section 10.01(b)(iii), and in the case of clause (iii) of this sentence: (I) at or prior to the Company Shareholder Meeting a Company Acquisition Proposal shall have been publicly disclosed or announced; and (II) on or prior to the first (1st) anniversary of such termination of this Agreement: (1) a transaction relating to a Company Acquisition Proposal is consummated; or (2) a definitive agreement relating to a Company Acquisition Proposal is entered into by the Company, then, in the case of each of the foregoing clauses (i) through (iii), the Company shall pay to Parent, in cash at the time specified in the following sentence, a fee in the amount of $2,100,000,000 (the “Company Termination Fee”). The Company Termination Fee shall be paid as follows: (x) in the case of clause (i) of the preceding sentence, within three (3) Business Days after the date of termination of this Agreement; (y) in the case of clause (ii) of the preceding sentence, in advance of or concurrently with such termination; and (z) in the case of clause (iii) of the preceding sentence, within three (3) Business Days after the earlier of the consummation of the applicable transaction and the date upon which the definitive agreement is entered into. “Company Acquisition Proposal” for purposes of the foregoing clause (iii)(II) of this Section 10.03(a) shall have the meaning assigned thereto in the definition thereof set forth in Section 1.01, except that references in the definition to “20%” shall be replaced by “50%.”

(b) If this Agreement is terminated: (i) by the Company pursuant to Section 10.01(d)(i) or 10.01(d)(iii); (ii) by Parent pursuant to Section 10.01(c)(iv); or (iii) by the Company or Parent pursuant to Section 10.01(b)(iv), and in the case of clause (iii) of this sentence: (I) at or prior to the Parent Stockholder Meeting a Parent Acquisition Proposal shall have been publicly disclosed or announced; and (II) on or prior to the first (1st) anniversary of such termination of this Agreement: (1) a transaction relating to a Parent Acquisition Proposal is consummated; or (2) a definitive agreement relating to a Parent Acquisition Proposal is entered into by Parent, then, in the case of each of the foregoing clauses (i) through (iii), Parent shall pay to the Company, in cash at the time specified in the following sentence, a fee in the amount of $2,100,000,000 (the “Parent Termination Fee”). The Parent Termination Fee shall be paid as follows: (x) in the case of clause (i) of the preceding sentence, within three (3) Business Days after the date of termination of this Agreement; (y) in the case of clause (ii) of the preceding sentence, in advance of or concurrently with such termination; and (z) in the case of clause (iii) of the preceding sentence, within three (3) Business Days after the earlier of the consummation of the applicable transaction and the date upon which the definitive agreement is entered into. “Parent Acquisition Proposal” for purposes of the foregoing clause (iii)(II) of this Section 10.03(b) shall have the meaning assigned thereto in the definition thereof set forth in Section 1.01 except that references in the definition to “20%” shall be replaced by “50%.”

(c) In the event this Agreement is terminated pursuant to Section 10.01(b)(i), Section 10.01(b)(ii) (solely in respect of any Applicable Law in respect of the matters contemplated by clauses (x), (y) and/or (z) of the first sentence of Section 8.02(b)) or Section 10.01(d)(iv) and, at the time of such termination, (A) the condition set forth in Section 9.02(d) has not been satisfied and (B) the conditions set forth in Section 9.01 (other than the condition set forth in Section 9.01(c) solely in respect of any Applicable Law in respect of the matters contemplated by clauses (x), (y) and/or (z) of the first sentence of Section 8.02(b)) and Section 9.02 (other than the condition set forth in Section 9.02(d)) have been satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such termination) or waived, then Parent shall pay or cause to be paid a fee in the amount of $2,100,000,000 (the “Regulatory Termination Fee”) to the Company as promptly as reasonably practicable (and in any event within five (5) Business Days following such termination); provided that no Regulatory Termination Fee shall be payable by Parent pursuant to this Section 10.03(c) if the failure of the condition set forth in Section 9.02(d) to be satisfied is caused by the Company’s Willful Breach of Section 8.02.

(d) Any payment of the Company Termination Fee, the Parent Termination Fee or the Regulatory Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable.

(e) The parties agree and understand that (x) in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, and in no event shall Parent be required to pay either the Parent Termination Fee or the Regulatory Termination Fee on more than one occasion, or more than one of the Parent Termination Fee or the Regulatory Termination Fee under any circumstances, and (y) in no event shall Parent be entitled, pursuant to this Section 10.03, to receive an amount greater than the Company Termination Fee and any applicable additional amounts pursuant the last two sentences of this Section 10.03(e) (“Parent Additional Amounts”), and in no event shall the Company be entitled, pursuant to this Section 10.03, to receive an amount greater than the Parent Termination Fee or the Regulatory Termination Fee, as applicable, and any applicable additional amounts pursuant to Section 6.03(b) or the last two sentences of this Section 10.03(e) (collectively, “Company Additional Amounts”). Notwithstanding anything to the contrary in this Agreement, except in the case of fraud, (i) if Parent receives the Company Termination Fee and any applicable Parent Additional Amounts from the Company pursuant to this Section 10.03, or if the Company receives the Parent Termination Fee or the Regulatory Termination Fee and any applicable Company Additional Amounts from Parent pursuant to this Section 10.03, such payment shall be the sole and exclusive remedy of the receiving party against the paying party and its Subsidiaries and their respective former, current or future partners, shareholders, stockholders, managers, members, Affiliates and Representatives, and none of the paying party, any of its Subsidiaries or any of their respective former, current or future partners, shareholders, stockholders, managers, members, Affiliates or Representatives shall have any further liability or obligation, in each case relating to or arising out of this Agreement or the transactions contemplated hereby, and (ii) if (A) Parent or Merger Sub receive any payments from the Company in respect of any breach of this Agreement and thereafter Parent receives the Company Termination Fee pursuant to this Section 10.03 or (B) the Company receives any payments from Parent or Merger Sub in respect of any breach of this Agreement and thereafter the Company receives the Parent Termination Fee or the Regulatory Termination Fee pursuant to this Section 10.03, the amount of such Company Termination Fee, Parent Termination Fee or Regulatory Termination Fee, as applicable, shall be reduced by the aggregate amount of such payments made by the party paying the Company Termination Fee, Parent Termination Fee or Regulatory Termination Fee, as applicable, in respect of any such breaches. The parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated hereby, that, without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 10.03 do not constitute a penalty. Accordingly, if any party fails to promptly pay any amount due pursuant to this Section 10.03, such party shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by the party entitled to such payment in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the party failing to promptly pay such amount. Any amount not paid when due pursuant to this Section 10.03 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.

(f) None of the Financing Sources shall have any liability to the Company or any Person that is an Affiliate of the Company prior to giving effect to the Merger relating to or arising out of this Agreement or the Debt Financing, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any Person that is an Affiliate of the Company prior to giving effect to the Merger shall have any rights or claims directly against any of the Financing Sources hereunder or thereunder. For the avoidance of any doubt, the foregoing shall not impair, supplement, or otherwise modify any of the commitments and other obligations that the Financing Sources have under the Debt Commitment Letters to Parent and/or Merger Sub or any of the rights of Parent and/or Merger Sub against any of the Financing Sources under the Debt Commitment Letters.

ARTICLE XI

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

If to the Company, to:

Aetna Inc.

151 Farmington Avenue, RC6A

Hartford,   Connecticut 06156

Attention:  General Counsel

Facsimile:  (860) 273-8340

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	H. Oliver Smith John A. Bick Harold Birnbaum
Facsimile:	(212) 701-5800
Email:	oliver.smith@davispolk.com john.bick@davispolk.com harold.birnbaum@davispolk.com

If to Parent, Merger Sub and, post-closing, the Surviving Corporation, to:

CVS Health Corporation

One CVS Drive

Woonsocket, Rhode Island 02895

Attention:	General Counsel
Facsimile:	(401) 770-3663

with a copy to (which shall not constitute notice):

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention:	Creighton O’M. Condon Robert M. Katz Daniel Litowitz
Facsimile:	(212) 848-7179
Email:	CCondon@shearman.com RKatz@shearman.com Daniel.Litowitz@shearman.com or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

Section 11.02. Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the covenants and agreements set forth in Article II, Section 7.04, Section 7.05, Section 8.11 and this Article XI.

Section 11.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Shareholder Approval or the Parent Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the shareholders of the Company or the stockholders of Parent under Applicable Law without such approval having first been obtained.

(b) Notwithstanding anything to the contrary in this Agreement, the provisions in Section 10.03(f), this Section 11.03(b), Section 11.06(a), Section 11.07, Section 11.08(b) or Section 11.09 may not be amended in a manner that is material and adverse to the Financing Sources without the prior written consent of the applicable Financing Source.

(c) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05. Disclosure Schedule References and SEC Document References.

(a) The parties hereto agree that each section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall be deemed to qualify the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable. The parties hereto further agree that (other than with respect to any items disclosed in Section 4.18(a) of the Company Disclosure Schedule, for which an explicit reference in any other section shall be required in order to apply to such other section) disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, to which the relevance of such disclosure would be reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsections.

(b) The parties hereto agree that in no event shall any disclosure contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors”, “Forward-Looking Statements”, “Cautionary Statement Regarding Forward-Looking Statements”, “Special Note on Forward Looking Statements” or “Forward Looking Information” or containing a description or explanation of “Forward-Looking Statements” or any other disclosures in any Company SEC Document or Parent SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto, except for: (i) only following the Effective Time, the right of the Company’s shareholders and holders of Company Equity Awards, as applicable, to receive (x) the Merger Consideration in respect of shares of Company Common Stock pursuant to Section 2.03, (y) the Merger Consideration, Assumed Restricted Unit Award, Assumed Performance Unit Award or Assumed Stock Appreciation Right payable in respect of Company RSU Awards pursuant to Section 2.06(a), Company PSU Awards pursuant to Section 2.06(b) and Company Stock Appreciation Rights pursuant to Section 2.06(c) and (z) the excess of the Equity Award Cash Consideration over the applicable per share exercise price in respect of Company Stock Appreciation Rights pursuant to Section 2.06(c), (ii) the right of the Company on behalf of its shareholders to seek equitable relief or to pursue damages suffered by the Company and its shareholders (including claims for damages based on loss of the economic benefit of the Merger to the Company’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) in the event of the wrongful termination of this Agreement or Willful Breach of this Agreement by Parent or Merger Sub (whether or not this Agreement has been terminated pursuant to Section 10.01), which right is hereby expressly acknowledged and agreed by Parent and Merger Sub, (iii) the right of the D&O Indemnified Parties to enforce the provisions of Section 7.04 only and (iv) the right of each of the Financing Sources as an express third-party beneficiary of Section 10.03(f), Section 11.03(b), this Section 11.06(a), Section 11.07, Section 11.08(b) and Section 11.09. The third-party beneficiary rights referenced in clause (ii) of the preceding sentence may be exercised only by the Company (on behalf of its shareholders as their agent) through actions expressly approved by the Board of Directors of the Company, and no shareholder of the Company, whether purporting to act in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any Person after the Closing, and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any other wholly owned Subsidiary of Parent, which Subsidiary shall be a Pennsylvania corporation; provided that such transfer or assignment shall not (i) relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub or (ii) materially delay the consummation of the Merger or any of the other transactions contemplated hereby.

Section 11.07. Governing Law. Other than the provisions of this Agreement related to the Merger that are exclusively governed by Pennsylvania Law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction/Venue.

(a) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 11.01 or in such other manner as may be permitted by Applicable Law, and nothing in this Section 11.08 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b) Notwithstanding anything herein to the contrary, the parties hereto acknowledge and irrevocably agree (i) that any action or proceeding, whether in law or in equity, whether in contract or tort or otherwise, involving the Financing Sources arising out of or related to the transactions contemplated hereby, the Debt Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court and (ii) that any such action or proceeding shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 11.09. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE FINANCING SOURCES). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by facsimile or by email with .pdf attachments, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect, and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (i) for any breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is terminated in accordance with Section 10.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement (including Section 7.06), without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree that (x) by seeking the remedies provided for in this Section 11.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including, subject to Section 10.03(e), monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 11.13 are not available or otherwise are not granted, and (y) nothing contained in this Section 11.13 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.13 before exercising any termination right under Section 10.01 (and pursuing damages after such termination), nor shall the commencement of any action pursuant to this Section 11.13 or anything contained in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 10.01 or pursue any other remedies under this Agreement that may be available then or thereafter.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CVS HEALTH CORPORATION

By:	/s/ Thomas M. Moriarty
Name:	Thomas M. Moriarty
Title:	Executive Vice President, Chief Policy and External Affairs Officer, and General Counsel

HUDSON MERGER SUB CORP.

By:	/s/ Thomas S. Moffatt
Name:	Thomas S. Moffatt
Title:	Secretary

AETNA INC.

By:	/s/ Shawn M. Guertin
Name:	Shawn M. Guertin
Title:	Executive Vice President, Chief Financial Officer and Chief Enterprise Risk Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

AETNA INC.

(A Pennsylvania Corporation)

This Second Amended and Restated Articles of Incorporation amends and restates the existing Amended and Restated Articles of Incorporation of the Corporation and has been duly adopted by the Board of Directors of the Corporation by unanimous written consent in lieu of a meeting in accordance with Section 1727(b) of the Pennsylvania Business Corporation Law of 1988, as amended and by the shareholders of the Corporation by unanimous written consent in lieu of a meeting in accordance with Section 1766 of the Pennsylvania Business Corporation Law of 1988, as amended.

These Second Amended and Restated Articles of Incorporation supersede the original articles of incorporation of the Corporation, and all amendments thereto.

The Articles of Incorporation of Aetna Inc., as amended hereby, shall, upon the effectiveness hereof, read in its entirety, as follows:

1. Name. The name of the corporation is Aetna Inc. (the “Corporation”).

2. Registered Office. The address of the Corporation’s registered office in the Commonwealth of Pennsylvania is the Corporation’s principal office at 1425 Union Meeting Road, Blue Bell, PA 19422 (which is located in Montgomery County).

3. Incorporation. The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “PA BCL”).

4. Purpose. The purpose of the Corporation shall be to engage in any lawful act and activity for which corporations may be organized and incorporated under the PA BCL.

5. Authorized Capital.

5.1. Authorized Shares. The aggregate number of shares of stock that the Corporation shall have authority to issue is 100 Common Shares, par value $0.01 (“Common Stock”).

5.2. Common Stock. The following is a statement of the designations, preferences, qualifications, limitations, restrictions and special or relative rights granted or imposed upon the shares of Common Stock of the Corporation:

5.2.1. Dividends. Holders of Common Stock shall be entitled to receive ratably such dividends (payable in cash, stock or otherwise) as may be declared by the board of directors of the Corporation (the “Board of Directors”) on Common Stock out of funds legally available for the payment thereof.

5.2.2. Distribution of Assets. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Common Stock will be entitled to receive pro rata all of the remaining assets of the Corporation.

5.2.3. Voting Rights. The holders of Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law. Each holder of Common Stock shall be entitled to one vote for each share thereof held.

6. Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is authorized to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”), except as otherwise specifically provided therein, subject to the powers of the shareholders of the Corporation to amend or repeal any bylaws adopted by the Board of Directors.

7. Number; Election of Directors. The Board of Directors shall consist of at least one director, or such other number of directors as determined in accordance with the Bylaws of the Corporation. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

8. Indemnification.

8.1. Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, including without limitation actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving while a director or officer of the Corporation at the request of the Corporation as a director, officer, employee, agent, fiduciary or other representative of another corporation (for profit or not-for-profit), limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against all liabilities, expenses (including without limitation attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement in connection with such action or proceeding unless the act or failure to act by such person giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The Corporation shall have the power to indemnify employees and agents of the Corporation on the same basis as provided above in this Article 8.1, and to advance expenses to employees and agents on the same basis as provided in Article 8.2, as the Board of Directors may from time to time determine or authorize.

8.2. Advancement of Expenses. Expenses (including without limitation attorneys’ fees) incurred by any person who was or is an officer or director of the Corporation in defending any action or proceeding referred to in Article 8.1 shall automatically be paid by the Corporation, without the need for action by the Board of Directors, in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation.

8.3. Exception. Notwithstanding anything in this Article 8 to the contrary, the Corporation shall not be obligated to indemnify any person under Article 8.1 or advance expenses under Article 8.2 with respect to proceedings, claims or actions commenced by such person, other than mandatory counterclaims and affirmative defenses.

8.4. Interpretation. The indemnification and advancement of expenses provided by or pursuant to this Article 8 shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any insurance policy, agreement, vote of shareholders or directors, or otherwise, both as to actions in such person’s official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. If the PA BCL is amended to permit a Pennsylvania corporation to provide greater rights to indemnification and advancement of expenses for its directors and officers than the express terms of this Article 8, this Article 8 shall be construed to provide for such greater rights.

8.5. Contract. The duties of the Corporation to indemnify and to advance expenses to a director or officer as provided in this Article 8 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 8 shall alter, to the detriment of such person, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act that took place prior to such amendment or repeal or the termination of the service of the person as a director or officer, whichever is earlier.

9. Limitation of Directors’ Liability. No person who is or was a director of the Corporation shall be personally liable, as such, for monetary damages (other than under criminal statutes and under federal, state and local laws imposing liability on directors for the payment of taxes) unless the person’s conduct constitutes self-dealing, willful misconduct or recklessness. No amendment or repeal of this Article 9 shall apply to or have any effect on the liability or alleged liability of any person who is or was a director of the Corporation for or with respect to any acts or omissions of the director occurring prior to the effective date of such amendment or repeal. If the PA BCL is amended to permit a Pennsylvania corporation to provide greater protection from personal liability for its directors than the express terms of this Article 9, this Article 9 shall be construed to provide for such greater protection.

10. Limitation of Officers’ Liability. No person who is or was an officer of the Corporation shall be personally liable, as such, for monetary damages (other than under criminal statutes and under federal, state and local laws imposing liability on officers for the payment of taxes) unless the person’s conduct constitutes self-dealing, willful misconduct or recklessness. No amendment or repeal of this Article 10 shall apply to or have any effect on the liability or alleged liability of any person who is or was an officer of the Corporation for or with respect to any acts or omissions of the officer occurring prior to the effective date of such amendment or repeal. If the PA BCL is amended to permit a Pennsylvania corporation to provide greater protection from personal liability for its officers than the express terms of this Article 10, this Article 10 shall be construed to provide for such greater protection.

11. Right to Amend. Except as otherwise provided herein or by applicable law, the Corporation reserves the right to amend or repeal any provision contained in this Second Amended and Restated Articles of Incorporation as the same may from time to time be in effect, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges conferred on shareholders hereunder are subject to such reservation.

LIST OF OMITTED SCHEDULES

The following is a list of all schedules to the merger agreement, which have been omitted pursuant to Item 601(b)(2) of Regulation S-K. CVS Health hereby agrees to furnish supplementally a copy of any such schedule to the SEC upon request.

Company Disclosure Schedule

Section 1.01	Knowledge Parties
Section 4.03	Company Required Governmental Authorizations
Section 4.04	Non-Contravention
Section 4.05	Capitalization
Section 4.06	Subsidiaries
Section 4.07	SEC Filings and the Sarbanes-Oxley Act
Section 4.08	Financial Statements and Financial Matters
Section 4.10	Statutory Financial Statements
Section 4.12	Capital or Surplus Maintenance
Section 4.13	Absence of Certain Changes
Section 4.14	No Undisclosed Material Liabilities
Section 4.15	Litigation
Section 4.16	Permits
Section 4.17	Compliance with Applicable Laws
Section 4.18	Material Contracts
Section 4.19	Taxes
Section 4.20	Employees and Employee Benefit Plans
Section 4.21	Labor Matters
Section 4.22	Intellectual Property
Section 4.23	Properties
Section 4.24	Environmental Matters
Section 4.25	Insurance
Section 6.01	Conduct of the Company
Section 7.05(a)	Severance Pay Plan
Section 7.05(d)	Annual Incentive Plans
Section 9.03(d)	Certain Company Required Governmental Authorizations

Parent Disclosure Schedule

Section 1.01	Knowledge Persons
Section 5.03	Governmental Authorization
Section 5.04	Non-Contravention
Section 5.05	Capitalization
Section 5.06	Subsidiaries
Section 5.08	Financial Statements and Financial Matters
Section 5.15	Taxes
Section 5.16	Employees and Employee Benefit Plans
Section 5.17	Labor Matters
Section 7.01	Conduct of Parent
Section 9.02(d)	Certain Parent Required Governmental Authorizations

Annex B

Opinion of Lazard Frères & Co. LLC

December 3, 2017

The Board of Directors

Aetna Inc.

151 Farmington Avenue

Hartford, Connecticut 06156

Dear Members of the Board:

We understand that Aetna Inc., a Pennsylvania corporation (“Aetna”), CVS Health Corporation, a Delaware corporation (“CVS”), and Hudson Merger Sub Corp., a Pennsylvania corporation and wholly owned subsidiary of CVS (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which CVS will acquire Aetna (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Aetna and each outstanding common share, par value $0.01 per share, of Aetna (“Aetna Common Shares”) will be converted into the right to receive (i) $145.00 in cash (the “Cash Consideration”) and (ii) 0.8378 of a share of the common stock, par value $0.01 per share, of CVS (“CVS Common Stock”) (such number of shares so issuable, the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Aetna Common Shares of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated December 2, 2017, of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Aetna and CVS;

(iii)	Reviewed various financial forecasts and other data prepared by Aetna relating to the business of Aetna, financial forecasts and other data prepared by CVS and as extrapolated per Aetna relating to the business of CVS, and the projected synergies and other benefits, including the amount and timing thereof, anticipated by the respective managements of Aetna and CVS to be realized from the Transaction;

(iv)	Held discussions with members of the senior management of Aetna with respect to the businesses and prospects of Aetna and CVS, with members of the senior management of CVS with respect to the business and prospects of CVS, and with members of the senior managements of Aetna and CVS with respect to the projected synergies and other benefits, including the amount and timing thereof, anticipated by the respective managements to be realized from the Transaction;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of Aetna and CVS, respectively;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Aetna;

(vii)	Reviewed historical stock prices of Aetna Common Shares and CVS Common Stock;

(viii)	Reviewed the potential pro forma financial impact of the Transaction on CVS based on the financial forecasts referred to above relating to Aetna, CVS and the projected synergies and other benefits anticipated by the management of Aetna to be realized from the Transaction; and

(ix)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

The Board of Directors

Aetna Inc.

December 3, 2017

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Aetna or CVS or concerning the solvency or fair value of Aetna or CVS, and we have not been furnished with any such valuation or appraisal. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions or allowances for losses, uncollectible accounts, claims or other matters and, accordingly, we have assumed, without independent analysis, the appropriateness of, and express no view or opinion as to, reserves. At your direction, for purposes of our analysis, we have utilized the projected synergies and other benefits anticipated to be realized from the Transaction that were prepared by Aetna. With respect to the financial forecasts utilized in our analyses, including those related to projected synergies and other benefits anticipated by the management of Aetna to be realized from the Transaction, we have assumed, with the consent of Aetna, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Aetna and CVS, respectively, and such synergies and other benefits. In addition, we have assumed, with the consent of Aetna, that such financial forecasts and projected synergies and other benefits will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which Aetna Common Shares or shares of CVS Common Stock may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with Aetna. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Aetna might engage or the merits of the underlying decision by Aetna to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Aetna, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of Aetna have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of Aetna, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Aetna, CVS or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory, actuarial or accounting matters, including, without limitation, the potential impact of U.S. healthcare and tax laws, regulations and governmental and legislative policies on Aetna, CVS or the Transaction, as to which we understand that Aetna obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Aetna in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and the principal portion of which is contingent upon the closing of the Transaction. We in the past have

The Board of Directors

Aetna Inc.

December 3, 2017

provided certain investment banking services to Aetna and/or certain of its affiliates unrelated to the Transaction, for which we have received compensation, including, during the past two years, having acted as a financial advisor to Aetna in connection with its potential acquisition of Humana Inc. (which acquisition was not consummated). In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Aetna, CVS and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Aetna, CVS and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Aetna (in its capacity as such) and our opinion is rendered to the Board of Directors of Aetna in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Aetna Common Shares in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Lazard Frères & Co. LLC

LAZARD FRERES & CO. LLC

Annex C

Opinion of Allen & Company LLC

December 3, 2017

The Board of Directors

Aetna Inc.

151 Farmington Avenue

Hartford, Connecticut 06156

The Board of Directors:

We understand that Aetna Inc., a Pennsylvania corporation (“Aetna”), CVS Health Corporation, a Delaware corporation (“CVS”), and Hudson Merger Sub Corp., a Pennsylvania corporation and a wholly owned subsidiary of CVS (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub will be merged with and into Aetna (the “Merger”) and each outstanding common share, par value $0.01 per share, of Aetna (“Aetna Common Shares”) will be converted into the right to receive (i) $145.00 in cash (the “Cash Consideration”) and (ii) 0.8378 of a share (such number of shares, the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”) of the common stock, par value $0.01 per share, of CVS (“CVS Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

Allen & Company LLC (“Allen & Company”) has acted as a financial advisor to Aetna in connection with the proposed Merger and has been asked to render an opinion to the Board of Directors of Aetna (the “Board”) as to the fairness, from a financial point of view, to the holders of Aetna Common Shares of the Merger Consideration to be received by such holders pursuant to the Agreement. For such services, Aetna has agreed to pay to Allen & Company cash fees, of which a portion is payable upon the delivery of this opinion (the “Opinion Fee”) and the principal portion is contingent upon consummation of the Merger. No portion of the Opinion Fee is contingent upon either the conclusion expressed in this opinion or successful consummation of the Merger. Aetna also has agreed to reimburse Allen & Company’s reasonable expenses and to indemnify Allen & Company and related parties against certain liabilities arising out of our engagement.

Allen & Company, as part of our investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. As the Board is aware, Allen & Company in the past has provided, currently is providing and in the future may provide, investment banking services to Aetna and/or its affiliates unrelated to the Merger, for which services Allen & Company may receive compensation, including, during the two-year period prior to the date hereof, acting or having acted as financial advisor to Aetna in connection with certain potential transactions and strategic advisory matters. In the ordinary course, Allen & Company as a broker-dealer and certain of Allen & Company’s affiliates (including a senior member of the team assisting in providing Allen & Company’s financial advisory services to Aetna in connection with the Merger) and/or related entities have invested or may invest, hold long or short positions and may trade, either on a discretionary or non-discretionary basis, for their own account or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of Aetna, CVS and/or their respective affiliates. The issuance of this opinion has been approved by Allen & Company’s fairness opinion committee.

Our opinion as expressed herein reflects and gives effect to our general familiarity with Aetna and CVS as well as information that we received during the course of this assignment, including information provided by the managements of Aetna and CVS in the course of discussions relating to the Merger as more fully described

The Board of Directors

Aetna Inc.

December 3, 2017

below. In arriving at our opinion, we neither conducted a physical inspection of the properties or facilities of Aetna, CVS or any other entity nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Aetna, CVS or any other entity, or conducted any analysis concerning the solvency or fair value of Aetna, CVS or any other entity. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions or allowances for losses, uncollectible accounts, claims or other matters and, accordingly, we have assumed, without independent analysis, the appropriateness of, and express no opinion or view as to, reserves.

In arriving at our opinion, we have, among other things:

(i)	reviewed the financial terms and conditions of the Merger as reflected in a draft, dated December 2, 2017, of the Agreement;

(ii)	reviewed certain publicly available historical business and financial information relating to Aetna and CVS, including public filings of Aetna and CVS and historical market prices for Aetna Common Shares and CVS Common Stock;

(iii)	reviewed certain financial information relating to Aetna provided to or discussed with us by the management of Aetna, including certain internal financial forecasts, estimates and other financial and operating data relating to Aetna prepared by the management of Aetna (such forecasts, the “Aetna Forecasts”);

(iv)	reviewed certain financial information relating to CVS provided to or discussed with us by the managements of CVS and Aetna, including certain internal financial forecasts, estimates and other financial and operating data relating to CVS prepared by the management of CVS and as extrapolated per the management of Aetna (such forecasts, as extrapolated, the “CVS Forecasts”);

(v)	held discussions with the managements of Aetna and CVS relating to the past and current operations, financial condition and prospects of Aetna and CVS;

(vi)	discussed with the managements of Aetna and CVS the strategic rationale for the Merger and the potential synergies expected by such managements to result from the Merger, including the timing and amount of, costs to achieve, and capital expenditures associated with, such synergies (collectively, the “Synergies”), and certain potential pro forma financial effects of the Merger;

(vii)	reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that we deemed generally relevant in evaluating Aetna and CVS;

(viii)	reviewed and analyzed certain publicly available financial information relating to selected transactions that we deemed generally relevant in evaluating the Merger; and

(ix)	conducted such other financial analyses and investigations as we deemed necessary or appropriate for purposes of the opinion expressed herein.

In rendering our opinion, we have relied upon and assumed, with your consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting, actuarial and other information available to us from public sources, provided to or discussed with us by the managements and/or other representatives of Aetna and CVS or otherwise reviewed by us. With respect to the Aetna Forecasts and the Synergies that we have been directed to utilize for purposes of our analyses, we have been advised by the management of Aetna, and we have assumed, at your direction, that such financial forecasts, estimates and other

The Board of Directors

Aetna Inc.

December 3, 2017

financial and operating data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to, and are a reasonable basis upon which to evaluate, the future financial and operating performance of Aetna, such Synergies and the other matters covered thereby. With respect to the CVS Forecasts (including, without limitation, extrapolations therefrom) that we have been directed to utilize for purposes of our analyses, we have been advised by the managements of CVS and Aetna, as the case may be, and we have assumed, at your direction, that such financial forecasts, estimates and other financial and operating data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the respective managements of CVS and Aetna as to, and are a reasonable basis upon which to evaluate, the future financial and operating performance of CVS and the other matters covered thereby. We also have assumed, with your consent, that the financial results, including, without limitation, the Synergies expected by the management of Aetna to result from the Merger, reflected in the financial forecasts, estimates and other financial and operating data utilized in our analyses will be realized in the amounts and at the times projected. We express no opinion or view as to any financial forecasts, estimates or other financial or operating data or the assumptions on which they are based.

We have relied, at your direction, upon the assessments of the managements of Aetna and CVS, as the case may be, as to, among other things, (i) the potential impact on Aetna and CVS of certain market, cyclical, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the healthcare industry and healthcare benefits sector thereof and the retail, pharmacy and pharmacy services industries, including, without limitation, laws and regulations relating to government subsidized healthcare programs, capital requirements and reimbursement, (ii) existing and future contracts, agreements and arrangements relating to, and the ability to attract, retain and/or replace, key commercial relationships of, Aetna and CVS, and (iii) the ability of CVS to integrate the operations of Aetna and CVS. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on Aetna, CVS or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof. As you are aware, the credit, financial and stock markets, and the industries in which Aetna and CVS operate, have experienced and continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on Aetna or CVS (or their respective businesses) or the Merger (including the contemplated benefits thereof).

It is understood that this opinion is intended for the benefit and use of the Board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view. This opinion does not constitute a recommendation as to the course of action that Aetna (or the Board) should pursue in connection with the Merger or otherwise address the merits of the underlying decision by Aetna to engage in the Merger, including in comparison to other strategies or transactions that might be available to Aetna or which Aetna might engage in or consider. In connection with our engagement, we were not requested to, and we did not, solicit third-party indications of interest with respect to the acquisition of all or a portion of Aetna. This opinion does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the Merger or otherwise. We do not express any opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or other consideration payable to any officers, directors or employees of any party to the Merger or any related entities, or any class of such persons or

The Board of Directors

Aetna Inc.

December 3, 2017

any other party, relative to the Merger Consideration or otherwise. We are not expressing any opinion as to the actual value of CVS Common Stock when issued in connection with the Merger or the prices at which Aetna Common Shares or CVS Common Stock (or any other securities) may trade or otherwise be transferable at any time.

In addition, we do not express any opinion or view as to any tax or other consequences that might result from the Merger or otherwise, including, without limitation, the potential impact of changes in U.S. healthcare and tax laws, regulations and governmental and legislative policies on Aetna, CVS or the Merger (or the contemplated benefits thereof), nor do we express any opinion or view as to, and we have relied, at your direction, upon the assessments of representatives of Aetna regarding, legal, regulatory, accounting, tax and actuarial matters relating to Aetna, CVS and the Merger, as to which we understand Aetna obtained such advice as it deemed necessary from qualified professionals. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers, decrees and agreements for the Merger, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, will be imposed or occur that would have an adverse effect on Aetna, CVS or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We further have assumed, with your consent, that the final executed Agreement will not differ from the draft reviewed by us in any respect meaningful to our analyses or opinion.

Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to be received by holders of Aetna Common Shares pursuant to the Agreement, without regard to individual circumstances of holders of Aetna Common Shares that may distinguish such holders or the securities of Aetna held by such holders, and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other securities, creditors or other constituencies of any party. Our opinion does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any governance or other arrangements, agreements or understandings entered into in connection with, related to or contemplated by the Merger or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Aetna Common Shares pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Allen & Company LLC

ALLEN & COMPANY LLC

Annex D

745 Seventh Avenue New York, NY 10019 United States

December 3, 2017

Board of Directors

CVS Health Corporation

One CVS Drive

Woonsocket, Rhode Island 02895

Members of the Board of Directors:

We understand that CVS Health Corporation (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Aetna Inc. (“Aetna”) and Hudson Merger Sub Corp., a wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which: (a) Merger Sub will be merged with and into Aetna with Aetna as the surviving corporation; and (b) each common share, par value $0.01 per share, of Aetna (the “Aetna Common Stock”) issued and outstanding (other than shares of Aetna Common Stock held by Aetna as treasury stock and shares of Aetna Common Stock owned by the Company or any of its Subsidiaries (as defined in the Agreement) (other than any such shares owned by the Company or any of its Subsidiaries in a fiduciary, representative or other capacity on behalf of other persons, whether or not held in a separate account)) shall be converted into the right to receive, (i) 0.8378 shares of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) and (ii) $145.00 in cash (the cash and stock consideration described in the foregoing clauses (i) and (ii), collectively, the “Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of December 3, 2017, among Aetna, Merger Sub and the Company (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction or the Financing (as defined below). In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the Proposed Transaction to, or any consideration received in connection therewith by, the holders of any class of securities of the Company or the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any other class of persons, relative to the Consideration paid in the Proposed Transaction or otherwise. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and Aetna that we believe to be relevant to our analysis, including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2016 and Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, June 30 and March 31, 2017; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Company Projections”); (4) financial and operating information with respect to the business, operations and prospects of Aetna furnished to us by the Company, including (i) financial projections of Aetna prepared by management of Aetna (the “Aetna Projections”) and (ii) financial projections of Aetna prepared by management of the Company (the “Company Aetna Projections”); (5) the trading histories of the Company Common Stock and Aetna Common Stock for the last three years as of December 1, 2017 and a comparison of those trading histories with those of other companies that we deemed relevant; (6) a comparison of the historical financial results and present financial condition of the Company and Aetna with each other and with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (8) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including (i) certain financial and operating information with respect to the business, operations and prospects of the Company on a pro forma basis giving effect to the Proposed Transaction furnished to us by the Company, including financial projections of the Company on a pro forma basis giving effect to the Proposed Transaction prepared by management of the Company (the “Pro Forma Projections”) and (ii) cost savings and operating synergies expected by the management of the Company to result from a combination of the businesses (the “Expected Synergies”); and (9) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company and Aetna. In addition, we (1) have had discussions with the management of the Company and Aetna concerning Aetna’s businesses, operations, assets, financial conditions and prospects, (2) have had discussions with the management of the Company concerning the Company’s businesses, operations, assets, financial conditions and prospects and (3) have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the Company Projections, upon the advice and at the instruction of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the Aetna Projections, upon the advice and at the instruction of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Aetna as to the future financial performance of Aetna. With respect to the Company Aetna Projections, upon the advice and at the instruction of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of Aetna and that Aetna will perform substantially in accordance with such projections. With respect to the Pro Forma Projections, upon the advice and at the instruction of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company on a pro forma basis giving effect to the Proposed Transaction, and that the pro forma Company will perform substantially in accordance with such Pro Forma Projections. Furthermore, upon the advice and at the instruction of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized substantially in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Aetna and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Aetna. We are not actuaries, our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions and we have relied on the Company’s actuaries with respect to the adequacy of reserves for Aetna’s insurance liabilities. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which the Aetna Common Stock would trade following the announcement of the Proposed Transaction or the Company Common Stock would trade following the announcement or consummation of the Proposed Transaction.

We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice and at the instruction of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be paid by the Company in the Proposed Transaction is fair to the Company.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive fees for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We and our affiliates have performed various investment banking and financial services for the Company, Aetna and their respective affiliates in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we and our affiliates have performed the following investment banking and financial services: (A) for the Company or its affiliates, (i) acting as exclusive financial advisor to the Company in connection with the pending sale of its RxCrossroads reporting unit for $735 million, (ii) having acted as Joint Placement Agent on a $243 million debt sale leaseback private placement in August 2017, (iii) having acted as Joint Bookrunner and Co-Syndication Agent on the refinancing of the Company’s $1 billion existing 5-year revolving credit facility, (iv) having acted as Joint Bookrunner, Joint Lead Arranger and Co-Documentation Agent on the issuance of a new $1 billion revolving credit facility to the Company in

May 2017, (v) having acted as Sole Bookrunner, Sole Lead Arranger and Administrative Agent in the creation of a $2.5 billion bilateral revolving credit facility for the Company in January 2017, (vi) having acted as Sole Structuring Advisor and Joint Placement Agent on a $205 million debt sale leaseback private placement by the Company in July 2016, (vii) having acted as Joint Dealer Manager on a $3.1 billion tender offer by the Company for senior notes in May 2016, (viii) having acted as Joint Active Bookrunner on a $3.5 billion senior notes offering by the Company in May 2016, (ix) having acted as exclusive financial advisor to the Company in the $1.9 billion acquisition of Target Corporation’s pharmacy and clinic businesses in December 2015 and (x) acting as a tier 1 lender under certain of the Company’s revolving credit facilities and (B) for Aetna or its affiliates, (i) having acted as exclusive financial advisor to Aetna in connection with the sale of its domestic group life insurance, group disability insurance and absence management businesses to Hartford Life and Accident Insurance Company for $1.45 billion in November 2017, (ii) having acted as Senior Co-Manager on a $1 billion bond offering by Aetna in August 2017, (iii) having acted as Bridge Lender on a $13 billion bridge loan and $3.2 billion delayed-draw term loan to Aetna in June 2016, (iv) having acted as Joint Bookrunner on a $13 billion bond offering by Aetna in June 2016 and (v) acting as a lender under Aetna’s revolving credit facility. In addition, the Company and its Board of Directors have requested of Barclays and/or its affiliates to participate, and Barclays and/or such affiliates have committed to participate, in financing transactions to facilitate the Proposed Transaction (the “Financing”), including acting as Joint Lead Arranger, Joint Bookrunner, Administrative Agent and Active Joint Bookrunner, and we will receive customary fees and indemnification in connection with the Financing. Also, we and our affiliates have executed various share repurchase, hedging, derivative and other securities transactions and provided other risk management and equity origination services for the Company and its affiliates, as well as executed various hedging, derivative and other securities transactions and provided other risk management and equity origination services for Aetna and its affiliates.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Aetna for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

Annex E

PERSONAL AND CONFIDENTIAL

December 3, 2017

Board of Directors

CVS Health Corporation

One CVS Drive

Woonsocket, Rhode Island 02895

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to CVS Health Corporation (the “Company”) of the Aggregate Consideration (as defined below) to be paid by the Company for each outstanding common share, par value $0.01 per share (the “Aetna Common Shares”), of Aetna Inc. (“Aetna”) pursuant to the Agreement and Plan of Merger, dated as of December 3, 2017 (the “Agreement”), by and among the Company, Hudson Merger Sub Corp. (“Acquisition Sub”), and Aetna. Pursuant to the Agreement, Acquisition Sub will be merged with and into Aetna and each outstanding Aetna Common Share (other than the Excluded Shares (as defined in the Agreement)) will be converted into $145.00 in cash (the “Cash Consideration”) and 0.8378 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company (the “Stock Consideration”; taken in the aggregate with the Cash Consideration, the “Aggregate Consideration”).

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Aetna and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. At your request and in connection with the consummation of the Transaction, (X) an affiliate of Goldman Sachs & Co. LLC has entered into financing commitments and agreements to provide the Company with a bridge facility and a term loan facility, in each case

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors

CVS Health Corporation

December 3, 2017

Page Two

subject to the terms of such commitments and agreements and pursuant to which such affiliate expects to receive compensation and (Y) Goldman Sachs & Co. LLC expects to act as active lead joint bookrunner with respect to a bond issuance by the Company for which it expects to receive compensation. We have provided certain financial advisory and/or underwriting services to Aetna and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as lead bookrunner in the structuring of catastrophe bonds (aggregate principal amount $200,000,000) by Vitality Re VII Limited, a vehicle linked to a portfolio of Aetna insurance products, in January 2016; as lead bookrunner in the structuring of catastrophe bonds (aggregate principal amount $200,000,000) by Vitality Re VIII Limited, a vehicle linked to a portfolio of Aetna insurance products, in January 2017; and as co-manager with respect to a public offering by Aetna of its 3-7/8% Senior Notes due 2047 (aggregate principal amount $1,000,000,000) in August 2017. We may also in the future provide financial advisory and/or underwriting services to the Company, Aetna and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company and Aetna for the five years ended December 31, 2016; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and Aetna; certain other communications from the Company and Aetna to their respective shareholders; certain publicly available research analyst reports for the Company and Aetna; certain internal financial analyses and forecasts for Aetna prepared by its management; certain internal financial analyses and forecasts for the Company, certain financial analyses and forecasts for Aetna and certain internal financial analyses and forecasts for the Company pro forma for consummation of the Transaction, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”); and certain operating synergies projected by the managements of the Company and Aetna to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Aetna regarding their assessment of the past and current business operations, financial condition and future prospects of Aetna and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the Aetna Common Shares; compared certain financial and stock market information for the Company and Aetna with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the health insurance industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Aetna or any of their respective subsidiaries and we have not been furnished

Board of Directors

CVS Health Corporation

December 3, 2017

Page Three

with any such evaluation or appraisal. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions and we have relied on your actuaries with respect to reserve adequacy. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the loss and loss adjustments expenses reserves, the future policy benefit reserves, the long-term business provision and claims outstanding or the embedded value of the Company and Aetna. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Aetna or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Aggregate Consideration to be paid by the Company for each Aetna Common Share pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Aetna, or any class of such persons, in connection with the Transaction, whether relative to the Aggregate Consideration to be paid by the Company for each Aetna Common Share pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Aetna or the ability of the Company or Aetna to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid by the Company for each Aetna Common Share pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

Annex F

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

December 3, 2017

The Board of Directors

CVS Health Corporation

One CVS Drive

Woonsocket, RI 02895

Dear Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to CVS Health Corporation, a Delaware corporation (“CVS”) of the Merger Consideration (as defined below) proposed to be paid by CVS pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) among CVS, Hudson Merger Sub Corp, a Pennsylvania corporation and wholly owned subsidiary of CVS (“Merger Sub”), and Aetna Inc., a Pennsylvania corporation (“Aetna”). The Agreement provides that Merger Sub will be merged with and into Aetna (the “Merger” and, collectively with the transactions contemplated by the Agreement, the “Transaction”), as a result of which Aetna will become a wholly owned subsidiary of CVS and each issued and outstanding common share, $0.01 par value, of Aetna (the “Aetna Shares”) immediately prior to the effective time of the Merger (other than Aetna Shares held by Aetna as treasury stock or owned by CVS or any of its subsidiaries immediately prior to the effective time of the Merger (other than any such shares owned CVS or any of its subsidiaries in a fiduciary, representative or other capacity on behalf of other persons, whether or not held in a separate account)) will be converted into the right to receive (i) 0.8378 shares (the “Share Consideration”) of common stock, par value $0.01, of CVS (the “CVS Shares”) and (ii) $145.00 in cash without interest thereon (the “Cash Consideration” and taken together (and not separately) with the Share Consideration, the “Merger Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Board of Directors of CVS for purposes of undertaking a fairness evaluation with respect to the Transaction. We will receive a fee payable upon the rendering of this opinion. In addition, CVS has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past

31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019

PHONE: (212) 380-2650    FAX: (212) 380-2651    WWW.CENTERVIEWPARTNERS.COM

NEW  YORK        ●         LONDON        ●        SAN  FRANCISCO        ●        PALO   ALTO        ●        LOS  ANGELES

The Board of Directors

CVS Health Corporation

December 3, 2017

two years, we have not been engaged on a fee paying basis to provide financial advisory or other services to CVS or Aetna, and we have not received any compensation from CVS or Aetna during such period. We may provide investment banking and other services to or with respect to CVS or Aetna or their respective affiliates in the future, for which we may receive compensation. In addition, David W. Dorman, Chairman of the Board of Directors of CVS, is a partner in the ultimate general partner and the manager of Centerview Capital Technology Fund (Delaware), L.P. and Centerview Capital Technology Fund-A (Delaware), L.P., together with a related employee fund (collectively, “Centerview Capital Technology”), which are growth equity investment funds focused on the technology sector. Certain partners of Centerview Partners LLC are partners (either directly or indirectly) in the ultimate general partner and the manager of Centerview Capital Technology, and serve on Centerview Capital Technology’s investment committee. Centerview Partners LLC provides certain back office support to Centerview Capital Technology. Mr. Dorman has no ownership interest in, and is not an employee of, Centerview Partners LLC. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, CVS, Aetna or any of their respective affiliates, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated December 3, 2017 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of Aetna for the years ended December 31, 2016, December 31, 2015 and December 31, 2014 and Annual Reports on Form 10-K of CVS for the years ended December 31, 2016, December 31, 2015 and December 31, 2014; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Aetna and CVS; (iv) certain publicly available research analyst reports for Aetna and CVS; (v) certain other communications from Aetna and CVS to their respective stockholders; (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Aetna, furnished to us by CVS for purposes of our analysis (collectively, the “Aetna Internal Data”); (vii) certain financial forecasts, analyses and projections relating to Aetna prepared by the management of CVS and furnished to us by CVS for the purposes of our analysis (the “CVS Aetna Forecasts”); (viii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of CVS, including certain financial forecasts, analyses and projections relating to CVS, on both a standalone and pro-forma basis, prepared by the management of CVS and furnished to us by CVS for purposes of our analysis (the “CVS Forecasts”) (collectively, the “CVS Internal Data”); and (ix) and certain cost savings and operating synergies projected by the management of CVS to result from the Transaction furnished to us by CVS for purposes of our analysis (the “Synergies”). We have participated in discussions with members of the senior management and representatives of CVS regarding their assessment of the Aetna Internal Data, the CVS Aetna Forecasts, the CVS Internal Data (including, without limitation, the CVS Forecasts) and the Synergies, as

The Board of Directors

CVS Health Corporation

December 3, 2017

appropriate, and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for Aetna and CVS and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Aetna Internal Data has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Aetna as to the matters covered thereby and that the CVS Internal Data (including, without limitation, the CVS Forecasts), the CVS Aetna Forecasts and the Synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of CVS as to the matters covered thereby, and we have relied, at your direction, on the Aetna Internal Data, the CVS Aetna Forecasts, the CVS Internal Data (including, without limitation, the CVS Forecasts) and the Synergies for purposes of our analysis and this opinion. We express no view or opinion as to the Aetna Internal Data, the CVS Aetna Forecasts, the CVS Internal Data (including, without limitation, the CVS Forecasts), the Synergies or the assumptions on which they are based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Aetna or CVS, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of Aetna or CVS. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions and we have relied on your actuaries with respect to reserve adequacy. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the loss and loss adjustments expenses reserves, the future policy benefit reserves, the long-term business provision and claims outstanding or the embedded value of CVS and Aetna. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion, that the representations and warranties made by CVS and Aetna in the Agreement are and will be true and correct in all respects material to our analysis and that, in the course of obtaining the necessary governmental, regulatory and

The Board of Directors

CVS Health Corporation

December 3, 2017

other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of Aetna or CVS, or the ability of Aetna or CVS to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax, actuarial or accounting advisors, and we express no opinion as to any legal, regulatory, tax, actuarial or accounting matters.

We express no view as to, and our opinion does not address, CVS’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to CVS or in which CVS might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to CVS of the Merger Consideration to be paid by CVS in the Merger pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of CVS or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of CVS or any party, or class of such persons in connection with the Transaction, whether relative to the Merger Consideration to be paid by CVS in the Merger pursuant to the Agreement or otherwise. Our opinion, as expressed herein, relates in part to the relative values of Aetna and CVS. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We express no view or opinion as to what the value of the CVS Shares actually will be when issued pursuant to the Transaction or the prices at which the Aetna Shares or the CVS Shares will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Our opinion does not constitute a recommendation to any stockholder of CVS or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

The Board of Directors

CVS Health Corporation

December 3, 2017

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of CVS (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Merger Consideration to be paid by CVS in the Merger pursuant to the Agreement is fair, from a financial point of view, to CVS.

Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Indemnification of Directors and Officers

Exculpation. Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, (iv) for any transaction from which the director derived an improper personal benefit; or (v) any act or omission before the adoption of such a provision in the certificate of incorporation. CVS Health’s amended and restated certificate of incorporation, as amended (“CVS Health’s certificate of incorporation”), limits the personal liability of a director to CVS Health and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by law.

Indemnification. Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding will be paid or reimbursed by CVS Health in advance of the final disposition of such action, suit or proceeding upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by CVS Health. CVS Health’s certificate of incorporation provides for indemnification of directors and officers of CVS Health against liability they may incur in their capacities as such to the fullest extent permitted under the DGCL.

Insurance. CVS Health has in effect directors and officers insurance, inclusive of fiduciary liability, with a combined limit of $475,000,000. CVS Health’s employment practices liability insurance is subject to a limit of $125,000,000. The fiduciary liability and employment practices liability insurance covers actions of directors and officers as well as other employees of CVS Health.

Exhibits and Financial Statement Schedules

The following documents are included as exhibits to this Registration Statement.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of December 3, 2017, among CVS Health Corporation, Hudson Merger Sub Corp. and Aetna Inc. (included as Annex A to the joint proxy statement/prospectus which is part of this registration statement and incorporated by reference herein) (schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. CVS Health agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request)

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996; Commission File No. 001-01011)

3.1A	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective May 13, 1998 (incorporated by reference to Exhibit 4.1A to the Registrant’s Registration Statement No. 333-52055 on Form S-3/A dated May 18, 1998)

Exhibit Number	Description

3.1B	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated March 22, 2007; Commission File No. 001-01011)

3.1C	Certificate of Merger dated May 9, 2007 (incorporated by reference to Exhibit 3.1C to the Registrant’s Quarterly Report on Form 10-Q dated November 1, 2007; Commission File No. 001-01011)

3.1D	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 13, 2010; Commission File No. 001-01011)

3.1E	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report On Form 8-K dated May 10, 2012; Commission File No. 001-01011)

3.1F	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report On Form 8-K dated May 13, 2013; Commission File No. 001-01011)

3.1G	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated September 3, 2014; Commission File No. 001-01011)

3.2	By-laws of the Registrant, as amended and restated (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated January 26, 2016)

5.1	Opinion of Shearman & Sterling LLP regarding the legality of the securities being issued*

10.1	Bridge Facility Commitment Letter, dated December 3, 2017, among Barclays Bank PLC, Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, Bank of America, N.A., Merrill Lynch, Pierce Fenner & Smith Incorporated and CVS Health Corporation (incorporated by reference to Exhibit 2.2 to the Registrant’s Current Report on Form 8-K dated December 5, 2017)

10.2	Joinder to Bridge Facility Commitment Letter, dated as of December 15, 2017, by and among Barclays Bank PLC, Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, CVS Health Corporation and each of the Additional Commitment Parties party thereto (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated December 19, 2017)

10.3	Term Loan Agreement, dated as of December 15, 2017, by and among CVS Health Corporation, the lenders party thereto and Barclays Bank PLC, as administrative agent (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated December 19, 2017)

10.4	Amendment No. 1 to 364-Day Credit Agreement, dated as of December 15, 2017, among CVS Health Corporation, the lenders party thereto and The Bank of New York Mellon, as administrative agent (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated December 19, 2017)

10.5	Amendment No. 1 to Five Year Credit Agreement, dated as of December 15, 2017, among CVS Health Corporation, the lenders party thereto and The Bank of New York Mellon, as administrative agent (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K dated December 19, 2017)

10.6	Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of December 15, 2017, among CVS Health Corporation, the lenders party thereto and The Bank of New York Mellon, as administrative agent (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K dated December 19, 2017)

Exhibit Number	Description

10.7	Amendment No. 1 to Credit Agreement, dated as of December 15, 2017, among CVS Health Corporation, the lenders party thereto and The Bank of New York Mellon, as administrative agent (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K dated December 19, 2017)

15.1	Letter from Ernst & Young LLP regarding unaudited interim financial information

15.2	Letter from KPMG LLP regarding unaudited interim financial information

21.1	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016)

23.1	Consent of Shearman & Sterling LLP (included as part of its opinion filed as Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

23.3	Consent of KPMG LLP

24.1	Powers of Attorney*

99.1	Form of Proxy Card of CVS Health Corporation

99.2	Form of Proxy Card of Aetna Inc.

99.3	Consent of Lazard Frères & Co. LLC

99.4	Consent of Allen & Company LLC

99.5	Consent of Barclays Capital Inc.

99.6	Consent of Goldman Sachs & Co. LLC

99.7	Consent of Centerview Partners LLC

99.8	Consent of Mark T. Bertolini*

*	Previously filed.

The opinions of Lazard Frères & Co. LLC, Allen & Company LLC, Barclays Capital Inc., Goldman Sachs & Co. LLC and Centerview Partners LLC are included as Annexes B, C, D, E and F, respectively, to the joint proxy statement/prospectus which is part of this registration statement.

Undertakings

The undersigned registrant hereby undertakes:

(a)

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(7) That every prospectus: (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of December 3, 2017, among CVS Health Corporation, Hudson Merger Sub Corp. and Aetna Inc. (included as Annex A to the joint proxy statement/prospectus which is part of this registration statement and incorporated by reference herein) (schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. CVS Health agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request)

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996; Commission File No. 001-01011)

3.1A	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective May 13, 1998 (incorporated by reference to Exhibit 4.1A to the Registrant’s Registration Statement No. 333-52055 on Form S-3/A dated May 18, 1998)

3.1B	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated March 22, 2007; Commission File No. 001-01011)

3.1C	Certificate of Merger dated May 9, 2007 (incorporated by reference to Exhibit 3.1C to the Registrant’s Quarterly Report on Form 10-Q dated November 1, 2007; Commission File No. 001-01011)

3.1D	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 13, 2010; Commission File No. 001-01011)

3.1E	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report On Form 8-K dated May 10, 2012; Commission File No. 001-01011)

3.1F	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report On Form 8-K dated May 13, 2013; Commission File No. 001-01011)

3.1G	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated September 3, 2014; Commission File No. 001-01011)

3.2	By-laws of the Registrant, as amended and restated (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated January 26, 2016)

5.1	Opinion of Shearman & Sterling LLP regarding the legality of the securities being issued*

10.1	Bridge Facility Commitment Letter, dated December 3, 2017, among Barclays Bank PLC, Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, Bank of America, N.A., Merrill Lynch, Pierce Fenner & Smith Incorporated and CVS Health Corporation (incorporated by reference to Exhibit 2.2 to the Registrant’s Current Report on Form 8-K dated December 5, 2017)

10.2	Joinder to Bridge Facility Commitment Letter, dated as of December 15, 2017, by and among Barclays Bank PLC, Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, CVS Health Corporation and each of the Additional Commitment Parties party thereto (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated December 19, 2017)

Exhibit Number	Description

10.3	Term Loan Agreement, dated as of December 15, 2017, by and among CVS Health Corporation, the lenders party thereto and Barclays Bank PLC, as administrative agent (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated December 19, 2017)

10.4	Amendment No. 1 to 364-Day Credit Agreement, dated as of December 15, 2017, among CVS Health Corporation, the lenders party thereto and The Bank of New York Mellon, as administrative agent (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated December 19, 2017)

10.5	Amendment No. 1 to Five Year Credit Agreement, dated as of December 15, 2017, among CVS Health Corporation, the lenders party thereto and The Bank of New York Mellon, as administrative agent (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K dated December 19, 2017)

10.6	Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of December 15, 2017, among CVS Health Corporation, the lenders party thereto and The Bank of New York Mellon, as administrative agent (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K dated December 19, 2017)

10.7	Amendment No. 1 to Credit Agreement, dated as of December 15, 2017, among CVS Health Corporation, the lenders party thereto and The Bank of New York Mellon, as administrative agent (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K dated December 19, 2017)

15.1	Letter from Ernst & Young LLP regarding unaudited interim financial information

15.2	Letter from KPMG LLP regarding unaudited interim financial information

21.1	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016)

23.1	Consent of Shearman & Sterling LLP (included as part of its opinion filed as Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

23.3	Consent of KPMG LLP

24.1	Powers of Attorney*

99.1	Form of Proxy Card of CVS Health Corporation

99.2	Form of Proxy Card of Aetna Inc.

99.3	Consent of Lazard Frères & Co. LLC

99.4	Consent of Allen & Company LLC

99.5	Consent of Barclays Capital Inc.

99.6	Consent of Goldman Sachs & Co. LLC

99.7	Consent of Centerview Partners LLC

99.8	Consent of Mark T. Bertolini*

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, CVS Health Corporation, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woonsocket, State of Rhode Island, on January 26, 2018.

CVS Health Corporation

By:	/s/ David M. Denton
David M. Denton
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Eva C. Boratto	Executive Vice President—Controller and Chief Accounting Officer (Principal Accounting Officer)	January 26, 2018

* Richard M. Bracken	Director	January 26, 2018

* C. David Brown II	Director	January 26, 2018

* Alecia A. DeCoudreaux	Director	January 26, 2018

/s/ David M. Denton David M. Denton	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 26, 2018

* Nancy-Ann M. DeParle	Director	January 26, 2018

* David W. Dorman	Director and Chairman of the Board	January 26, 2018

* Anne M. Finucane	Director	January 26, 2018

* Larry J. Merlo	President and Chief Executive Officer (Principal Executive Officer) and Director	January 26, 2018

* Jean-Pierre Millon	Director	January 26, 2018

Signature	Title	Date

* Mary L. Schapiro	Director	January 26, 2018

* Richard J. Swift	Director	January 26, 2018

* William C. Weldon	Director	January 26, 2018

* Tony L. White	Director	January 26, 2018

*By:	/s/ David M. Denton
David M. Denton
Attorney-in-Fact